As filed with the Securities and Exchange Commission on August 21, 2026

Registration No. 333-296815

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIO GREEN MED SOLUTION, INC.

(Exact name of registrant as specified in its charter)

Delaware	93-2403210
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Level 10, Tower 11, Avenue 5, The Horizon

Bangsar South City, No. 8, Jalan Kerinchi, 59200, Kuala Lumpur, Malaysia

(Address Of Principal Executive Offices And Zip Code)

Registrant’s telephone number, including area code: (908) 955 0526

Datuk Dr. Doris Wong

Chief Executive Officer

Bio Green Med Solution, Inc.

Level 10, Tower 11, Avenue 5, The Horizon

Bangsar South City, No. 8, Jalan Kerinchi, 59200, Kuala Lumpur, Malaysia

Tel.: (908) 955 0526

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Debbie A. Klis, Esq.

Rimon P.C.
1050 Connecticut Avenue, Suite 500
Washington, DC 20036
Tel.: 202-935-3390
debbie.klis@rimonlaw.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion	Dated August 21, 2026
Preliminary Prospectus

PROPOSED TRANSACTION

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Bio Green Med Solution, Inc.:

Bio Green Med Solution, Inc., a Delaware corporation (“BGMS” or “Parent”), Future NRG Sdn. Bhd., a Malaysian private limited company (the “Company” or “Future NRG”) and all of the shareholders of the Company (collectively, the “Selling Shareholders” and together with Parent, and the Company, the “Parties” and each, a “Party”) entered into a Business Combination Agreement dated as of June 4, 2026 (collectively, the “Business Combination Agreement”). The Parties thereto propose to effect a voluntary share exchange between Parent and the Selling Shareholders (the “Exchange”), in which the Company will become a wholly-owned subsidiary of Parent, in accordance with the terms of the Business Combination Agreement and the rules under Delaware General Corporation Law (the “DGCL”) and the Malaysian Companies Act (the “Transaction”).

Upon the terms and subject to the conditions set forth in the Business Combination Agreement, and in accordance with the DGCL, at the closing of the Exchange (the “Closing”), the Selling Shareholders shall convey, assign and transfer all of their right, title and interest to 100% of the ordinary shares of the Company (individually, a “Share” and collectively, the “Shares”) to Parent by delivering to Parent executed and transferrable Share certificates (if certificated) endorsed in blank (or accompanied by duly executed stock powers endorsed in blank) in proper form for transfer, or if uncertificated, other applicable transfer instrument in accordance with the Malaysian Companies Act. The Shares transferred to Parent at the Closing shall constitute one hundred (100%) percent of the issued and outstanding capital shares of the Company.

As consideration for its acquisition of the Shares and without any action on the part of any Party or the holders of securities of Parent or the Company, each Share issued and outstanding immediately prior to the date and time of the filing of the Malaysia Form of Transfer or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Malaysia Form of Transfer in accordance with relevant provisions of the Malaysian Companies Act (the “Effective Time”) shall be converted into, and the holder thereof shall be entitled to receive a number of shares of Parent common stock, par value $0.001 (the “Parent Common Stock”) equal to the quotient of (i) the Transaction Consideration Shares (as defined below) divided by (ii) the total number of Shares issued and outstanding immediately prior to the Effective Time.

The aggregate amount of Parent Common Stock (the “Exchange Shares”) shall be issued to the Selling Shareholders by issuance of book-entry shares in accordance with the applicable provisions of the DGCL, and the Transfer Agent shall be instructed to update the register of stockholders of Parent. Transaction Consideration Shares means that number of Parent Common Stock equal to the quotient of Aggregate Transaction Consideration Value divided by (y) thirty (30) day VWAP immediately prior to the date on which the closing occurs and the transactions contemplated in the Business Combination Agreement become effective (the “Closing Date”). “Aggregate Transaction Consideration Value” means $2,000,000,000.

Upon the terms and subject to the conditions set forth in the Business Combination Agreement, the Closing of the Exchange shall take place no later than three business days after the date on which the conditions to Closing set forth in the Business Combination Agreement shall have been satisfied or, to the extent permitted thereunder, waived by the appropriate Party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. At the time of the Closing, Parent, the Company and the Selling Shareholders shall deliver the certificates and other documents and instruments required to be delivered under the Business Combination Agreement.

Subject to the provisions of the Business Combination Agreement, at the Closing, the parties hereto shall (a) cause a Form Section 105 (Form of Transfer of Securities) in substantially the form of Exhibit B to the Business Combination Agreement (the “Malaysia Form of Transfer”) to be executed, acknowledged and filed with the Companies Commission of Malaysia, as provided in sections 105 and 106 of the Malaysian Companies Act and (b) take all such other and further actions as may be required by the Malaysian Companies Act or other applicable Law to make the Exchange effective.

For federal income tax purposes, the Exchange is intended to constitute a tax-free exchange of property within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties shall report the transactions contemplated by the Business Combination Agreement consistent with such intent and shall take no position in any tax filing or legal proceeding inconsistent therewith. None of Parent, the Company or the Selling Shareholders has taken or failed to take, and after the Effective Time, Parent shall not take or fail to take, any action which reasonably could be expected to cause the Exchange to fail to qualify as a tax-free exchange of property within the meaning of Section 351 of the Code.

Immediately after the Transaction, (a) current Parent’s stockholders are expected to own approximately less than 1.0% of the Company and (b) the Selling Shareholders are expected to own approximately over 99.0% of Parent. Shares of Parent Common Stock are currently listed on The Nasdaq Capital Market under the symbol “BGMS.” On June 15, 2026, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Parent Common Stock was $0.83 per share.

BGMS is holding a special meeting of stockholders (the “special meeting”) in order to obtain the stockholder approvals necessary to complete the Transaction and related matters. At the special meeting, which will be held virtually at 12:30 p.m., Eastern Time, on [  ], 2026, unless postponed or adjourned to a later date, Bio Green Med Solution will ask the holders of Parent’s common stock, par value $0.001 per share (“Common Stock” or Parent Common Stock”) to:

1.	Proposal No. 1 - approve the issuance of shares of Common Stock of Bio Green Med Solution, Inc. (“BGMS” or “Parent”) to Selling Shareholders pursuant to the terms of the Business Combination Agreement between BGMS, Future NRG and the Selling Shareholders, dated as of June 4, 2026, a copy of which is attached as Annex A and incorporated by reference herein, and is referred to as the Business Combination Agreement (“Proposal No. 1”); and

2.	Proposal No. 2 - comply with Nasdaq Listing Rule 5635(a), the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock in connection with the Transaction and Nasdaq Listing Rule 5635(b), the change of control of BGMS (“Proposal No. 2”); and

3.	Proposal No. 3 – approve the amendment to the Amended and Restated Certificate of Incorporation of BGMS to increase the number of shares of Parent Common Stock that the Company is authorized to issue to 3,000,000,000 shares (“Proposal No. 3”); and

4.	Proposal No. 4 – approve an amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of Parent Common Stock (the “Reverse Stock Split”), at a reverse stock split ratio to be determined by the Board within a range of not less than 1:4 and not more than 1:16 (“Proposal No. 4”); and

5.	Proposal No. 5 – approve, for purposes of complying with applicable Delaware law, the rules and regulations of the SEC and Nasdaq and the Company’s governing documents, the issuance and sale by the Company, from time to time during the 24-month period following the Transaction (the “Future Financing”), of shares of Parent Common Stock, warrants to purchase shares of Parent Common Stock and/or other securities exercisable for, convertible into or otherwise linked to Parent Common Stock in one or more financing transactions (“Proposal No. 5”); and

6.	Proposal No. 6 - consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals set forth above (“Proposal No. 6”); and to transact such other business as may properly come before the stockholders at the special meeting or any adjournment or postponement thereof.

After careful consideration, the board of directors of Parent has unanimously approved the Business Combination Agreement and the proposals described in this proxy statement/prospectus, and the board of directors has determined that it is advisable to consummate the Transaction. Our board of directors recommends that stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus.

More information about Parent and the Company, as well as the Transaction is contained in this proxy statement/prospectus. You are urged to read the accompanying proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 25.

We are excited about the opportunities the Transaction brings to Bio Green Med Solution’s stockholders, and thank you for your consideration and continued support.

Datuk Dr. Doris Wong

Chief Executive Officer and Executive Director

Bio Green Med Solution, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated ______, 2026, and is first being mailed to stockholders on or about ______, 2026.

BIO GREEN MED SOLUTION, INC.

Level 10, Tower 11, Avenue 5, The Horizon

Bangsar South City, No. 8, Jalan Kerinchi, 59200, Kuala Lumpur, Malaysia

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [  ], 2026

Time:	12:30 p.m., Eastern Time
Date:	[ ], 2026

Place: The special meeting will be a virtual meeting via live audio webcast on the Internet. You will be able to attend the special meeting, vote and submit your questions during the meeting by visiting www.proxyvote.com and entering the 16-digit control number included in the Notice of Internet Availability or proxy card that you receive.

Purposes: The purpose of the special meeting is for the holders of Parent’s common stock, par value $0.001 per share (“Common Stock” or Parent Common Stock”) to:

1.	Proposal No. 1 - approve the issuance of shares of Common Stock of Bio Green Med Solution, Inc. (“BGMS” or “Parent”) to the Selling Shareholders pursuant to the terms of the Business Combination Agreement between BGMS, Future NRG Sdn. Bhd. (“Future NRG” or the “Company”) and the shareholders of Future NRG (the “Selling Shareholders”), dated as of June 4, 2026, a copy of which is attached as Annex A and incorporated by reference herein, and is referred to as the Business Combination Agreement (“Proposal No. 1”); and

2.	Proposal No. 2 - comply with Nasdaq Listing Rule 5635(a), the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock and Nasdaq Listing Rule 5635(b), the change of control of BGMS, in connection with the Transaction (“Proposal No. 2”); and

3.	Proposal No. 3 – approve the amendment to the Amended and Restated Certificate of Incorporation of BGMS to increase the number of shares of Parent Common Stock that the Company is authorized to issue to 3,000,000,000 shares (“Proposal No. 3”); and

4.	Proposal No. 4 – approve an amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of Parent Common Stock (the “Reverse Stock Split”), at a reverse stock split ratio to be determined by the Board within a range of not less than 1:4 and not more than 1:16 (“Proposal No. 4”); and

5.	Proposal No. 5 – approve, for purposes of complying with applicable Delaware law, the rules and regulations of the SEC and Nasdaq and the Company’s governing documents, the issuance and sale by the Company, from time to time during the 24-month period following the Transaction (the “Future Financing”), of shares of Parent Common Stock, warrants to purchase shares of Parent Common Stock and/or other securities exercisable for, convertible into or otherwise linked to Parent Common Stock in one or more financing transactions (“Proposal No. 5”); and

6.	Proposal No. 6 - consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals set forth above (“Proposal No. 6”); and to transact such other business as may properly come before the stockholders at the special meeting or any adjournment or postponement thereof.

Record Date: The board of directors of BGMS has fixed [__], 2026 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only stockholders of record of shares of Parent Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, [●] shares of common stock of BGMS were outstanding and entitled to vote at the special meeting. Your vote is important. The affirmative vote of a majority in voting power of the issued and outstanding shares of Common Stock of BGMS, entitled to vote thereon is required for approval of Proposal No. 1, Proposal No. 2 and Proposal No. 3.

Each of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5 are conditioned upon each other and the approval of each such proposal is a condition to the completion of the Transaction. Therefore, the Transaction cannot be consummated without the approval of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5. You may change or revoke your proxy at any time before it is voted at the special meeting. Abstentions and broker non-votes would have the same effect as votes “AGAINST” each of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5.

THE BOARD OF DIRECTORS HAS DETERMINED THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS FAIR TO, AND IN THE BEST INTERESTS OF, BGMS AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED EACH SUCH PROPOSAL. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS OF BGMS VOTE “FOR” EACH OF THE PROPOSALS.

By Order of the Board of Directors,

Datuk Dr. Doris Wong

Chief Executive Officer and Executive Director

______, 2026

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Bio Green Med Solution that has been filed with the Securities and Exchange Commission, or SEC, and that is not included in or delivered with this document. You may obtain this information without charge through the SEC’s website (http://www.sec.gov) or upon your written or oral request by contacting the secretary of Bio Green Med Solution, Inc., Level 10, Tower 11, Avenue 5, The Horizon Bangsar South City, No. 8, Jalan Kerinchi, 59200, Kuala Lumpur, Malaysia or by calling (908) 955 0526.

To ensure timely delivery of these documents, any request should be made no later than [  ], 2026 to receive them before the special meeting.

For additional details about where you can find information about Bio Green Med Solution, please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

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ANNEXES:
ANNEX A — BUSINESS COMBINATION AGREEMENT	A-1
ANNEX B — FAIRNESS OPINION OF STRATEGIC CAPITAL IN RELATION TO THE PROPOSED ACQUISITION OF FUTURE NRG SDN. BHD.	B-1

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QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following section provides answers to frequently asked questions about the Transaction. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q: What is the Transaction?

A: Bio Green Med Solution, Inc. (“BGMS” or “Parent”), Future NRG Sdn. Bhd., a Malaysian private limited company (the “Company” or “Future NRG”) and all of the shareholders of Future NRG (the “Selling Shareholders,” and with Parent and Future NRG, collectively, the “Parties” or each, a “Party”) entered into a Business Combination Agreement dated as of June 4, 2026 (the “Business Combination Agreement”). The Parties thereto intend to effect a voluntary share exchange between Parent and the Selling Shareholders (the “Exchange”), in which the Company will become a wholly-owned subsidiary of Parent, in accordance with the terms of the Business Combination Agreement and the rules under Delaware General Corporation Law (the “DGCL”) and the Malaysian Companies Act.

Upon the terms and subject to the conditions set forth in the Business Combination Agreement, and in accordance with the DGCL, at the Closing (as hereinafter defined), the Selling Shareholders shall convey, assign, and transfer all of their right, title and interest in the Company’s ordinary shares (the “Company Ordinary Shares” or “Shares” and each, a “Share”) to Parent in exchange for Parent’s common stock, par value $0.001 per share (“Common Stock” or Parent Common Stock”), as set forth in the Business Combination Agreement. The Shares transferred to Parent at the Closing shall constitute one hundred (100%) percent of the issued and outstanding capital shares of the Company.

As consideration for its acquisition of the Shares and without any action on the part of any Party or the holders of securities of Parent or the Company, each Share issued and outstanding immediately prior to the date and time of the filing of the Malaysia Form of Transfer or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Malaysia Form of Transfer in accordance with relevant provisions of the Malaysian Companies Act (the “Effective Time”) shall be converted into, and the holder thereof shall be entitled to receive a number of Parent Common Stock equal to the quotient of (i) the Transaction Consideration Shares (as defined below) divided by (ii) the total number of Shares issued and outstanding immediately prior to the Effective Time.

The Purchase Consideration for the Transaction was set at $2,000,000,000 (the “Aggregate Transaction Consideration Value”), an amount determined by the BGMS board of directors in reliance on the Fairness Opinion rendered by Strategic Capital Advisory Sdn. Bhd. (“Strategic Capital Advisory”), a corporate finance services firm retained by BGMS. On May 25, 2026, Strategic Capital Advisory advised the BGMS board that, based on the assumptions, qualifications and limitations set forth in its written opinion, the fair value of the entire equity interest of Future NRG ranged from $1.76 billion to $2.08 billion, and that the $2.00 billion Purchase Consideration falls within that range and is therefore fair, from a financial point of view, to BGMS stockholders. BGMS management and the BGMS board did not commission a separate, independent valuation of Future NRG and relied on the Discounted Free Cash Flow to Firm (“FCFF”) methodology performed by Strategic Capital Advisory in setting the $2.00 billion valuation used to determine the Purchase Consideration. For more information, see the sections entitled “The Transaction—Fairness Opinion of Future NRG Sdn. Bhd. and its Subsidiaries” in this proxy statement/prospectus and Annex B hereto.

The $2.00 billion valuation is derived substantially from assumed future growth of Future NRG’s business, rather than from its current or historical financial results. The financial projections underlying the Discounted FCFF Methodology (the “Future NRG Financials”) assume that, by December 31, 2029—within approximately four years of the anticipated Closing—Future NRG will have captured a 10% market share in each of Malaysia and Vietnam and a 30% market share in each of Thailand and the Philippines. However, Future NRG currently conducts its clinical and medical waste management business exclusively in Malaysia and has no operations, licenses, facilities, or revenue-generating business in Vietnam, Thailand, or the Philippines. Accordingly, a substantial portion of the value ascribed to Future NRG in the Fairness Opinion reflects anticipated revenue from geographic markets that Future NRG has not yet entered, rather than Future NRG’s existing, single-country operations. Strategic Capital Advisory applied a 50% “start-up” discount intended to account for the uncertainty associated with this planned international expansion, but this discount was applied to cash flows that themselves assume successful market entry into, and significant market share capture within, three additional countries within a four-year period, an outcome for which Future NRG has no prior operating history or track record. There can be no assurance that Future NRG will achieve this planned international expansion within the assumed timeframe, or at all, and if it does not, the $2.00 billion valuation used to determine the Purchase Consideration and the number of Exchange Shares issued to the Selling Shareholders may not reflect the actual fair value of Future NRG.

The $2.00 billion valuation directly determines the number of shares of Parent Common Stock (the “Exchange Shares”) issuable to the Selling Shareholders, and therefore directly determines the extent of dilution experienced by BGMS’ existing stockholders. As of June 10, 2026, the directors and executive officers of BGMS owned or controlled approximately 23.75% of the outstanding shares of Parent Common Stock entitled to vote at the special meeting, meaning that BGMS’ public, non-affiliated stockholders held the remaining approximately 75% of BGMS’ outstanding common stock immediately prior to the Transaction. As a result of the Transaction, and based on the $2.00 billion valuation of Future NRG relative to BGMS’ own market capitalization, the Selling Shareholders are expected to receive Exchange Shares representing more than 99% of the outstanding shares of Parent Common Stock immediately following the Closing, and all of BGMS’ current stockholders—including both BGMS’ directors and executive officers and BGMS’ public stockholders—are expected to collectively retain less than 1% of the outstanding shares of Parent Common Stock. Accordingly, BGMS’ public stockholders, who held approximately 75% of BGMS’ outstanding common stock before the Transaction, are expected to hold less than 1% of the combined company’s outstanding common stock following the Closing, representing a substantial reduction in both economic ownership and voting power. Because this dilution is driven directly by the $2.00 billion valuation ascribed to Future NRG, which in turn depends substantially on assumed future growth into markets Future NRG has not yet entered, as described above, stockholders should carefully consider the risk that this dilution may not be commensurate with Future NRG’s actual value if the assumed growth is not achieved. For additional information, see the sections entitled “Risk Factors—The Transaction will result in significant dilution to existing BGMS shareholders” and “The Transaction—Transaction Consideration and Exchange Shares” in this proxy statement/prospectus.

The aggregate amount of Parent Common Stock (the “Exchange Shares”) shall be issued to the Selling Shareholders by issuance of book-entry shares representing the Exchange Shares in accordance with the applicable provisions of the DGCL, and the Transfer Agent shall be instructed to update the register of stockholders of Parent. Transaction Consideration Shares means that number of Parent Common Stock equal to the quotient of Aggregate Transaction Consideration Value divided by (y) thirty (30) day volume weighted average price (VWAP) immediately prior to the date on which the closing occurs and the transactions contemplated in the Business Combination Agreement become effective (the “Closing Date”). “Aggregate Transaction Consideration Value” means $2,000,000,000.

Upon the terms and subject to the conditions set forth in the Business Combination Agreement, the closing of the Exchange (the “Closing”) shall take place no later than three business days after the date on which the conditions to Closing set forth in the Business Combination Agreement shall have been satisfied or, to the extent permitted thereunder, waived by the appropriate Party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. The date on which the Closing actually occurs and the transactions contemplated in the Business Combination Agreement become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, Parent, Selling Shareholders and the Company shall deliver the certificates and other documents and instruments required to be delivered thereunder.

Stockholders of BGMS will continue to own and hold their existing shares of the Company common stock. Immediately after the Transaction, (a) current Parent’s stockholders are expected to own approximately less than 1.0% of the Company and (b) the Selling Shareholders are expected to own approximately more than 99.0% of Parent.

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Q: What will happen to BGMS if, for any reason, the Transaction does not close?

A: If, for any reason, the Transaction does not close, our board of directors may elect to, among other things, attempt to complete another strategic transaction similar to the Transaction or with a different structure or continue to primarily operate its fire safety business. In addition, if the Transaction does not close, our board of directors may elect to seek another target company to acquire, though there is no assurance that such acquisition transaction would be successful.

Q: Why are the two companies proposing to enter into the Transaction?

A: Following the closing of the Transaction, Parent and the Company believe that the combined company will have the following potential advantages:

●	Parent, after the Transaction, will continue to be a publicly traded company operating as a diversified holding company through its portfolio of two specialized subsidiaries (i.e., the Company and Parent’s current subsidiary, Fitters Sdn. Bhd. (“Fitters”)) that serve distinct but complementary market segments as a provider of essential safety and environmental services, with a strategic focus on regulatory-driven industries where compliance, technical expertise, and reliability are paramount;

●	The strategic alignment between Parent and the Company will enable Parent to gain exposure to a high-growth industry, while concurrently enhancing the Company’s access to US capital markets;

●	The dual-subsidiary structure reflects a deliberate strategy by Parent of building market-leading positions in niche sectors characterized by recurring revenue streams, high barriers to entry, and strong regulatory tailwinds;

●	Both the fire safety and green waste treatment businesses benefit from mandatory compliance frameworks that drive consistent demand for these products and services, providing the Company with a resilient and diversified revenue base;

●	The Company serves healthcare waste generators throughout Malaysia, including clinics, dental practices, veterinary clinics, dialysis centers, laboratories, and factories, and is seeking to expand into Vietnam, Thailand, Philippines, while Fitters delivers certified safety solutions, including fire extinguishers, foam systems, fire-resistant doors, personal protective equipment (PPE), and fire safety apparel, that enhance protection across commercial, industrial, healthcare, and residential sectors and, the integration of the two, would allow the combined entity to offer a bundled solution of clinical waste disposal and fire safety equipment through a single relationship potentially increasing customer retention and per-account revenue;

●	Both Future NRG and Fitters operate in heavily regulated sectors in Malaysia and an integrated entity could centralize regulatory compliance functions including licensing, management, audit preparation, government liaison, and certification maintenance thus, reducing duplicative administrative costs and building deeper institutional expertise in navigating Malaysian environmental and safety regulations;

●	Both companies maintain distribution and logistics networks across Peninsular Malaysia, where Future NRG collects clinical waste from Department of Environment (DOE)-registered premises and transports it to its ozone medical waste treatment plant in Sendayan, Negeri Sembilan and Fitters distributes fire safety products from its Kuala Lumpur headquarters to commercial, industrial, healthcare, and residential clients and the integration could optimize transportation routes, share warehouse and staging infrastructure, and coordinate service calls to common customer sites reducing per-unit logistics costs for both business lines;

●	Future NRG, after the Transaction, will be led by an experienced senior management team from BGMS and the BGMS board of directors;

●	Following the Transaction, the combined company is expected to enhance its global brand profile, as Parent leverages the Company’s established operational footprint in Southeast Asia, while the Company benefits from Parent’s public listing in North America;

●	Following the Transaction, Future NRG intends to expand from its current single-country operations in Malaysia into Vietnam, Thailand and the Philippines by constructing and commercializing new ozone-based medical waste treatment plants in each of these countries, with the financial projections underlying the Fairness Opinion assuming that Future NRG will achieve a market share of 10% in each of Malaysia and Vietnam and 30% in each of Thailand and the Philippines by December 31, 2029;

●	This planned geographic expansion will require Future NRG to navigate regulatory frameworks in Vietnam, Thailand and the Philippines that differ materially from those applicable in Malaysia, including obtaining new environmental permits, medical waste-handling licenses, and occupational health and safety approvals from multiple governmental agencies in each jurisdiction, a process that is often lengthy, complex, and uncertain and that Future NRG has not previously undertaken outside of Malaysia;

●	Management believes this expansion is supported by the total addressable market for waste management services in the target countries, including a Thailand waste management market valued at approximately USD18.28 billion in 2023 and projected to reach USD34.83 billion by 2030, and a Vietnam waste management market valued at approximately USD2.36 billion in 2026 and projected to reach USD3.26 billion by 2031, as well as rising healthcare waste generation in the Philippines, which has increased by more than 20% over the preceding five years, according to a March 16, 2026 report by Next Move Strategy Consultants called “Thailand Waste Management Market by Waste Type (Hazardous Waste, and Non-Hazardous Waste), by Service (Collection, and Disposal), and by Source (Residential or Municipal Waste, Commercial Waste, and Industrial Waste) – Country Opportunity Analysis and Industry Forecast, 2024–2030;[1] and

●	Management estimates that the construction and commercialization of each new treatment plant will cost approximately USD4.8 million, and the combined company expects to fund a portion of this planned expansion, together with other working capital needs, through the net proceeds of one or more Future Financings of up to $50,000,000 in the aggregate, as described under the Future Financing Proposal, and there can be no assurance that this expansion will be completed on the assumed timeline, on acceptable terms, or at all.

These growth assumptions regarding Future NRG’s planned expansion into Vietnam, Thailand and the Philippines underlie a substantial portion of the $2.00 billion valuation of Future NRG used to determine the Purchase Consideration for the Transaction, and there can be no assurance that Future NRG will achieve this expansion within the assumed timeframe, or at all. For additional information regarding the risks associated with this planned expansion, see the sections entitled “Risk Factors” and “The Transaction—Fairness Opinion of Future NRG Sdn. Bhd. and its Subsidiaries” in this proxy statement/prospectus.

1 See https://www.nextmsc.com/report/thailand-waste-management-market

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Q: Why am I receiving this proxy statement/prospectus?

A: You are receiving this proxy statement/prospectus because you have been identified as a stockholder of BGMS as of the record date, and you are entitled to vote at the special meeting of stockholders to approve the proposals set forth above. This document serves as:

●	a proxy statement of BGMS used to solicit proxies for its special meeting of stockholders to vote on the matters set forth above; and
●	a prospectus of BGMS used to offer shares of its Common Stock in exchange for the Company Ordinary Shares in the Transaction.

Q: What approvals by the stockholders of BGMS are required to consummate the Transaction?

A: To consummate the Transaction, stockholders of BGMS must approve Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5. Pursuant to the terms of the Business Combination Agreement, BGMS is also requesting that stockholders approve Proposal No. 6, which is, collectively with Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5 (the “Proposals”). The Proposals include the following matters, to:

1.	Proposal No. 1 - approve the issuance of shares of Common Stock of BGMS to the Selling Shareholders pursuant to the terms of the Business Combination Agreement between BGMS, Future NRG and the Selling Shareholders, dated as of June 4, 2026, a copy of which is attached as Annex A and incorporated by reference herein (“Proposal No. 1”); and

2.	Proposal No. 2 - comply with Nasdaq Listing Rule 5635(a), the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock and Nasdaq Listing Rule 5635(b), the change of control of BGMS, in connection with the Transaction (“Proposal No. 2”); and

3.	Proposal No. 3 – approve the amendment to the Amended and Restated Certificate of Incorporation of BGMS to increase the number of shares of Parent Common Stock that the Company is authorized to issue to 3,000,000,000 shares (“Proposal No. 3”); and

4.	Proposal No. 4 – approve an amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of Parent Common Stock (the “Reverse Stock Split”), at a reverse stock split ratio to be determined by the Board within a range of not less than 1:4 and not more than 1:16 (“Proposal No. 4”); and

5.	Proposal No. 5 – approve, for purposes of complying with applicable Delaware law, the rules and regulations of the SEC and Nasdaq and the Company’s governing documents, the issuance and sale by the Company, from time to time during the 24-month period following the Transaction (the “Future Financing”), of shares of Parent Common Stock, warrants to purchase shares of Parent Common Stock and/or other securities exercisable for, convertible into or otherwise linked to Parent Common Stock in one or more financing transactions (“Proposal No. 5”); and

6.	Proposal No. 6 - consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals set forth above (“Proposal No. 6”); and to transact such other business as may properly come before the stockholders at the special meeting or any adjournment or postponement thereof.

The presence, in person or represented by proxy, at the special meeting of the holders of a majority of the shares of Parent Common Stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. The affirmative vote of a majority in voting power of the issued and outstanding shares of Common Stock of BGMS, entitled to vote thereon is required for approval of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5. Each of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5 are conditioned upon each other and the approval of each such proposal is a condition to the completion of the Transaction. Therefore, the Transaction cannot be consummated without the approval of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5. You may change or revoke your proxy at any time before it is voted at the special meeting. Abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” each of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5.

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As of June 10, 2026, the directors and executive officers of BGMS owned or controlled approximately 23.75% of the outstanding shares of Parent Common Stock entitled to vote at the special meeting. The adoption of the Business Combination Agreement and the approval of the Transaction and related transactions requires approval by the holders of Parent Common Stock and by the Company’s Selling Shareholders. For a more complete description of the closing conditions under the Business Combination Agreement, you are urged to read the section entitled “The Business Combination Agreement—Conditions to the Completion of the Transaction” in this proxy statement/prospectus.

Q: What is the primary purpose of the Authorized Share Increase Proposal?

A: The primary purpose of the Authorized Share Increase Proposal is to ensure that the Company has a sufficient number of authorized shares of common stock available to issue the Transaction Consideration Shares in connection with the Business Combination. The Company’s existing Amended and Restated Certificate of Incorporation does not authorize a sufficient number of shares to enable the Company to issue all of the Transaction Consideration Shares and to maintain an appropriate reserve of authorized but unissued shares for future corporate purposes. Accordingly, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock to 3,000,000,000 shares.

Q: What is the primary purpose of the Reverse Stock Split Proposal?

A: The purpose of the Reverse Stock Split Proposal is to provide the Company with flexibility to adjust the number of issued and outstanding shares of Parent Common Stock in connection with the Business Combination, the Authorized Share Increase Proposal, the issuance of the Transaction Consideration Shares and the Company’s continued listing on The Nasdaq Stock Market LLC. The Board believes that a reverse stock split may be advisable to increase the per-share trading price of the Parent Common Stock, to facilitate compliance with applicable Nasdaq listing requirements, to make the Parent Common Stock more attractive to a broader range of institutional and other investors and to provide the Company with an appropriate capital structure following the Business Combination.

Q: What is the primary purpose of the Future Financing Proposal?

A: The Company may seek to raise up to $50,000,000 in gross proceeds through one or more future financing transactions. The final terms of any Future Financing, including the type and amount of securities to be issued, the purchase price, any warrant coverage, the exercise price and term of any warrants, any registration rights, any lock-up or transfer restrictions and other material terms, will be subject to negotiation between the Company and the applicable investors. The price or price range for any securities issued in the Future Financing will be determined at the time of pricing, subject to adjustment for any stock split, reverse stock split, recapitalization, combination, consolidation or similar transaction affecting the Parent Common Stock.

The purpose of the Future Financing Proposal is to provide the Company with flexibility to raise capital following the Business Combination without the delay and expense of seeking separate stockholder approval at the time of each financing, to the extent stockholder approval would otherwise be required under applicable Delaware law, SEC rules, Nasdaq rules or the Company’s governing documents. The Company expects to use the net proceeds from any Future Financing for working capital, acquisitions, strategic transactions, transaction expenses, integration costs, capital expenditures and other general corporate purposes, as determined by the Board and management from time to time.

Q: What will Selling Shareholders receive in the Transaction?

A: As a result of the Transaction, Selling Shareholders will become entitled to receive the Exchange Shares which equal approximately more than 99.0% of the issued and outstanding Parent Common Stock on a pro forma basis, immediately prior to the closing of the Transaction, or such other percentage agreed to by the Parties prior to the Closing.

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For a more complete description of what Selling Shareholders will receive in the Transaction, please see the sections entitled “Market Price and Dividend Information,” “The Transaction—Transaction Consideration and Exchange Shares” and “The Business Combination Agreement—Transaction Consideration and Exchange Shares” in this proxy statement/prospectus.

Q: Who will be the directors of BGMS following the Transaction?

A: BGMS’ Board of Directors will be comprised of the current board members except that Mr. Kiu (Conner) Cu Seng plans to step down as a director but will continue to serve BGMS as its Chief Financial Officer. Mr. Pun Kah Weng, a representative of Future NRG will be appointed to the board of directors. Otherwise, there is not anticipated to be any change in the current board of directors of BGMS. Thus, immediately following the Transaction, the board of directors of BGMS is expected to be composed of the following members:

Name	Title
Datuk Dr. Doris Wong	Executive Director
Pun Kah Weng	Executive Director
Soon Ping Pappas	Director
Dr. Satis Waran Nair Krishnan	Director
Inigo Angel Laurduraj	Director

Q: Who will be the executive officers of BGMS immediately following the Transaction?

A: There is not anticipated to be any change in the current officers of BGMS, and immediately following the Transaction, the executive management of BGMS is expected to be composed of the following members of the executive management team prior to the Transaction, as set forth below:

Name	Title
Datuk Dr. Doris Wong	Chief Executive Officer
Kiu Cu Seng	Chief Financial Officer and Secretary

Q: As a stockholder of BGMS, how does the board of directors recommend that I vote?

A: After careful consideration, the board of directors of BGMS recommends that stockholders vote “FOR” all of the Proposals.

Q: What risks should I consider in deciding whether to vote in favor of the Transaction?

A: You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors,” which sets forth certain risks and uncertainties related to the Transaction, risks and uncertainties to which the combined company’s business, following the closing of the Transaction will be subject, and risks and uncertainties to which each of BGMS and the Company is subject.

Q: What interests do BGMS’ and Future NRG’s directors and officers have in the Transaction that may differ from my interests as a stockholder?

A: In considering the recommendation of the BGMS board of directors that BGMS stockholders vote to approve the Transaction, and the recommendation of the Future NRG board of directors that the Selling Shareholders approve the Transaction, stockholders should be aware that certain of BGMS’ and Future NRG’s current directors and executive officers have interests in the Transaction that are different from, or in addition to, the interests of BGMS stockholders generally. With respect to BGMS, all of the current members of the BGMS board of directors, other than Mr. Kiu (Conner) Cu Seng, who will step down as a director but continue to serve as BGMS’ Chief Financial Officer, are expected to continue serving as directors of the combined company, and all of BGMS’ current executive officers are expected to continue serving as executive officers of the combined company following the Closing. As of June 10, 2026, the directors and executive officers of BGMS owned or controlled approximately 23.75% of the outstanding shares of Parent Common Stock entitled to vote at the special meeting, and the combined company is expected to continue to indemnify its directors and officers. With respect to Future NRG, certain members of the Future NRG board of directors may have interests in the Transaction that differ from, or are in addition to, the interests of Future NRG or its other directors and executive officers generally, and the directors and officers of Future NRG are expected to remain directors and officers of Future NRG, as a wholly-owned subsidiary of the combined company, after the Closing, with Mr. Pun Kah Weng expected to be appointed to the board of directors of the combined company as a representative of Future NRG. Mr. Pun Kah Weng will be indemnified by the combined company and be entitled to director fees and reimbursement of expenses similar to the existing directors of BGMS. The BGMS board of directors and the Future NRG board of directors were each aware of these differing or additional interests and considered them, among other matters, in evaluating and negotiating the Business Combination Agreement and the Transaction and in making their respective recommendations. For more information, see the sections entitled “The Transaction—Interests of the Directors and Executive Officers of Bio Green Med Solution in the Transaction” and “The Transaction—Interests of the Directors and Executive Officers of Future NRG Sdn. Bhd. in the Transaction” in this proxy statement/prospectus.

Q: When do you expect the Transaction to be consummated?

A: The Transaction is anticipated to be consummated as early as the fourth quarter of 2026 after the special meeting of stockholders of BGMS to be held on [  ], 2026, but the exact timing cannot be predicted. For more information, please see the section entitled “The Business Combination Agreement—Conditions to the Completion of the Transaction” in this proxy statement/prospectus.

Q: What do I need to do now?

A: BGMS urges you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the Transaction affects you. If you are a stockholder of record, you may vote in one of the following ways:

●	You may vote by mail. Complete, sign and date the proxy card that accompanies this proxy statement and return it promptly in the postage-prepaid envelope provided (if you receive printed proxy materials). Your completed, signed and dated proxy card must be received prior to the special meeting.

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●	You may vote by telephone. To vote over the telephone, dial toll-free 1-800-579-1639 using a touch-tone telephone and follow the recorded instructions (have your Notice of Internet Availability or proxy card in hand when you call). You will be asked to provide the company number and control number from your Notice of Internet Availability or proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on [___], 2026.

●	You may vote via the Internet. To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card (have your Notice of Internet Availability or proxy card in hand when you visit the website). You will be asked to provide the control number from your Notice of Internet Availability or proxy card. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on [___], 2026.

If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Beneficial owners of shares should generally be able to vote by returning the voting instruction card, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank, or other nominee. If you are a beneficial owner, you may not vote your shares in person at the special meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Q: What happens if I do not return a proxy card or otherwise provide proxy instructions, as applicable?

A: The failure to return your proxy card or otherwise provide proxy instructions will reduce the aggregate number of votes required to approve the Proposals. Further, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting.

Q: May I vote in person at the special meeting of stockholders?

A: If your shares of common stock are registered directly in your name with our transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by BGMS. If you are a stockholder of record, you may attend the special meeting of stockholders and vote your shares in person. Even if you plan to attend the special meeting in person, BGMS management requests that you sign and return the enclosed proxy card to ensure that your shares will be represented at the special meeting if you are unable to attend.

If your shares of common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction form. As the beneficial owner, you are also invited to attend the special meeting of stockholders. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q: When and where is the special meeting of stockholders being held?

A: The special meeting of stockholders will be a virtual meeting via live audio webcast on the Internet. You will be able to attend the special meeting, vote and submit your questions during the meeting by visiting www.proxyvote.com and entering the 16-digit control number included in the Notice of Internet Availability or proxy card that you receive.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Unless your broker has discretionary authority to vote on certain matters, your broker will not be able to vote your shares of common stock on matters requiring discretionary authority without instructions from you.

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If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules applicable to brokers on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. It is anticipated that Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5 will be non-discretionary items. To make sure that your vote is counted, you should instruct your broker to vote your shares, following the procedures provided by your broker.

Q: Can I change my vote or revoke my proxy?

A: If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the special meeting by:

●	By submitting a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above or by providing written notice of revocation to us before the special meeting at Level 10, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Kuala Lumpur, Malaysia 59200, Attention: Kiu Cu Seng, Chief Financial Officer, Executive Director and Secretary;

●	By submitting a later proxy by Internet or by telephone as instructed above; or

●	By attending the special meeting and voting at the meeting. Attending the special meeting will not, in and of itself, change or revoke a previously submitted proxy unless you specifically request it or vote at the special meeting. Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.

Q: Who is paying for this proxy solicitation?

A: We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

We have engaged Laurel Hill Advisory Group, LLC, to act as our proxy solicitor in connection with the Proposals to be acted upon at our special meeting. Pursuant to our agreement, Laurel Hill Advisory Group, LLC will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from our stockholders on our behalf in connection with the special meeting. For these services, we will pay a fee of approximately $____ plus expenses.

Q: Who can help answer my questions?

A: If you are a stockholder of BGMS and would like additional copies of this proxy statement/prospectus without charge or if you have questions about the Transaction, including the procedures for voting your shares, you should contact Laurel Hill Advisory Group, LLC, 2 Robbins Lane, Suite 201, Jericho, NY 11753, or by phone: (516) 933-3100 or via email to dcarlo@laurelhill.com, or you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639, or (3) send an email to sendmaterial@proxyvote.com. If you send an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

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PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To better understand the Transaction, the Proposals being considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the Business Combination Agreement and the other annexes to which you are referred herein. For more information, please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

The Companies

BIO GREEN MED SOLUTION, INC.

Level 10, Tower 11, Avenue 5, The Horizon

Bangsar South City, No. 8, Jalan Kerinchi

59200, Kuala Lumpur, Malaysia

Ph: (908) 955 0526

Bio Green Med Solution, Inc. is a holding company listed on The Nasdaq Capital Market, operating through its wholly-owned subsidiary dedicated to fire safety products and services. This subsidiary distributes and services a comprehensive range of fire protection solutions, including fire suppression systems, fire alarm and detection systems, fire extinguishers, and related safety equipment. The subsidiary serves a broad customer base spanning commercial, industrial, institutional, and residential markets in Malaysia.

FUTURE NRG Sdn. Bhd.

Lot PT 6127, 3A/1,

Jalan Tech Valley, Bandar Sri

Sendayan, Seremban

Negeri Sembilan, Malaysia

Attn: Pun Kah Weng, Director

Ph: +60 3-6276 7155

FUTURE NRG Sdn. Bhd., a Malaysia private company offers green solution of scheduled waste (SW 404) treatment to private medical practitioners throughout Peninsular Malaysia. The clinical waste treatment plant has been operating since 2017 and with ozone technology from the United States, Future NRG has been able to serve more than 4,400 waste generators nationwide. It offers its clinical waste SW404 management services to Waste Generators, which covers the collection of clinical waste from Department of Environment (DOE)-registered premises to its ozone medical waste treatment plant in Sendayan, Negeri Sembilan, and supply of medical waste consumables such as sharp bins, pedal bins, and wheeled bins at competitive pricing.

Following the completion of the Transaction, the anticipated business of the combined company is expected to include both BGMS’ legacy fire safety equipment business, conducted through its wholly-owned subsidiary Fitters Sdn. Bhd., and the clinical and medical waste collection, transportation, and treatment business conducted by Future NRG. The combined company is expected to operate as a diversified holding company with two operating subsidiaries, Fitters and Future NRG, serving distinct but complementary market segments within regulation-driven essential services industries in Southeast Asia.

BGMS’ legacy fire safety equipment business, conducted through its existing wholly-owned subsidiary Fitters Sdn. Bhd. (“Fitters”), will continue to operate following the completion of the Transaction and will not be discontinued, sold, or otherwise altered as a result of the Transaction. The Transaction is structured as an acquisition by BGMS of 100% of the outstanding ordinary shares of Future NRG, which will become an additional wholly-owned subsidiary of BGMS alongside Fitters; Future NRG will not replace, be combined operationally with, or otherwise affect Fitters’ existing fire safety business, personnel, facilities, customer relationships, or regulatory licenses in Malaysia. Following the Closing, BGMS is expected to continue reporting revenue from the sale, trading, and installation of fire safety equipment, including fire extinguishers, foam systems, fire-resistant doors, personal protective equipment, and fire safety apparel, through Fitters, in addition to the revenue Future NRG generates from its clinical and medical waste management business.

Following the Closing, the combined company’s anticipated revenue base is expected to reflect the combination of Fitters’ existing revenue from its fire safety equipment business in Malaysia and Future NRG’s existing revenue from its clinical and medical waste treatment business in Malaysia, together with any revenue Future NRG may generate in the future from its planned, but not yet commenced, expansion into Vietnam, Thailand, and the Philippines. BGMS believes that operating Fitters and Future NRG as separate, but complementary, subsidiaries will allow the combined company to offer bundled fire safety and clinical waste disposal solutions to certain overlapping customer segments, including healthcare and industrial facilities in Malaysia, while each subsidiary continues to be managed by its existing personnel and to operate under its existing regulatory licenses and customer contracts. There can be no assurance, however, that BGMS will realize any anticipated synergies from operating these two businesses together, or that Future NRG’s planned international expansion will be completed on the anticipated timeline or at all. For additional information regarding the risks associated with the combined company’s anticipated business, see the section entitled “Risk Factors” in this proxy statement/prospectus.

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For the fiscal year ended December 31, 2025, BGMS reported revenue of $747,000 and a net loss of $(2,998,000).

Pursuant to the requirements of Accounting Standards Codification (ASC) 205-40, Presentation of Financial Statements—Going Concern, management is required at each reporting period to evaluate whether conditions or events exist that, in the aggregate, raise substantial doubt about BGMS’s ability to continue as a going concern within one year after the date the financial statements are issued. This evaluation initially does not take into account the potential mitigating effect of management’s plans that have not been fully implemented as of the issuance date. When substantial doubt exists under this methodology, management then evaluates whether the mitigating effect of its plans sufficiently alleviates that doubt. Such mitigating effect is considered only if (1) it is probable that the plans will be effectively implemented within one year after the issuance date, and (2) it is probable that, once implemented, the plans will mitigate the conditions or events giving rise to substantial doubt for that one-year period.

In performing this analysis, management excluded elements of its operating plan that cannot be considered probable. Under ASC 205-40, potential funding from future equity or debt issuances or from partnership agreements cannot be considered probable at this time because these plans are not entirely within BGMS’s control and had not been approved by its board of directors as of the date of the consolidated financial statements. Based on BGMS’s current operating plan, cash and cash equivalents of $3.5 million as of December 31, 2025 are expected to be sufficient to meet liquidity requirements into the third quarter of 2026. BGMS continues to work to raise additional capital; however, as of the date of these financial statements, there is no assurance that it will be able to raise additional funds to extend operations beyond the third quarter of 2026.

BGMS’s history of losses, negative operating cash flows, currently available liquid resources, and dependence on additional financing to fund operations—regarding which there can be no certainty—have resulted in a determination that substantial doubt exists about its ability to continue as a going concern for at least twelve months from the issuance date of these financial statements. Although BGMS has plans to mitigate this risk, consisting primarily of raising additional capital through public or private equity or debt financings or through partnership agreements, there is no assurance these efforts will succeed. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

For the fiscal year ended December 31, 2025, FNRG reported revenue of $854,337 and net income of $2,490,410.

Management evaluates whether conditions and events, considered in the aggregate, raise substantial doubt about FNRG’s ability to continue as a going concern within the twelve-month period following the date these financial statements are issued. For the year ended December 31, 2025, FNRG reported a loss from continuing operations before income taxes of RM271,526 (USD66,862), compared to a loss of RM552,425 (USD123,433) for 2024. As of December 31, 2025, current liabilities of continuing operations exceeded current assets of continuing operations by RM18,373,451 (USD4,524,366) (December 31, 2024: RM12,362,067 (USD2,762,164)). This working capital deficiency is primarily attributable to amounts payable to the ultimate holding company and related companies within the Fitters Diversified Berhad group, totaling RM18,905,336 (USD4,655,340) as of December 31, 2025 (2024: RM19,885,572 in the aggregate). In addition, continuing operations generated negative operating cash flow of RM350,174 (USD86,228) for the year ended December 31, 2025, compared to positive operating cash flow of RM784,774 for the prior year.

As of December 31, 2025 and 2024, the ultimate holding company, Fitters Diversified Berhad, had not demanded repayment of the outstanding intercompany balances and has formally confirmed its commitment to provide continued financial and operational support to enable FNRG to meet its financial obligations and settle its liabilities as they fall due. Subsequent to the reporting date, as disclosed in Note 14, FNRG completed a significant reorganization and capital restructuring, including the disposal of Solid Orient Holdings Sdn. Bhd. (“SOH”), a company principally engaged in palm oil milling operations for a total consideration of RM 10,500,000 (USD 2,585,620). Proceeds from this disposal were applied to offset amounts due to the ultimate holding company. Following completion of the SOH disposal, Fitters Diversified Berhad formally and unconditionally waived approximately RM7,855,337 (USD1,934,289) of the remaining balance due from FNRG in March 2026.

The Transaction (see page 67)

If the Transaction is completed, Selling Shareholders shall convey, assign, and transfer all of their right, title and interest to all of its ordinary shares (the “Company Ordinary Shares” or “Shares” and each, a “Share”) of the Company to Parent. The Shares transferred to Parent at the Closing shall constitute 100% percent of the issued and outstanding capital shares of the Company. As consideration for its acquisition of the Shares and without any action on the part of any Party or the holders of securities of Parent or the Company, each Share issued and outstanding immediately prior to the date and time of the filing of the Malaysia Form of Transfer or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Malaysia Form of Transfer in accordance with relevant provisions of the Malaysian Companies Act (the “Effective Time”) shall be converted into, and the holder thereof shall be entitled to receive a number of Parent Common Stock equal to the quotient of (i) the Transaction Consideration Shares (as defined below) divided by (ii) the total number of Shares issued and outstanding immediately prior to the Effective Time.

The aggregate amount of Parent Common Stock (the “Exchange Shares”) shall be issued to the Selling Shareholders by issuance of book-entry shares representing the Exchange Shares in accordance with the applicable provisions of the DGCL, and the Transfer Agent shall be instructed to update the register of stockholders of Parent. Transaction Consideration Shares means that number of Parent Common Stock equal to the quotient of Aggregate Transaction Consideration Value divided by (y) thirty (30) day VWAP immediately prior to the date on which the closing occurs and the transactions contemplated in the Business Combination Agreement become effective (the “Closing Date”). “Aggregate Transaction Consideration Value” means $2,000,000,000.

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Stockholders of BGMS will continue to own and hold their existing shares of the Company common stock. Immediately after the Transaction, (a) current Parent stockholders are expected to own approximately less than 1.0% of the Company and (b) the Selling Shareholders are expected to own approximately more than 99.0% of Parent, which amounts are subject to adjustment before the Closing. For a more complete description of the Transaction or the Exchange Shares, please see the sections entitled “The Transaction” beginning on page 67 and “The Business Combination Agreement—Transaction Consideration and Exchange Shares” beginning on page 88.

Principal Stockholders of the Combined Company

The following diagram summarizes the combined company’s organizational structure anticipated after the Closing of the Transaction and the anticipated ownership percentages of the principal shareholders of the combined company and its operating subsidiaries.

The Transaction will be completed as promptly as practicable after all of the conditions to completion of the Transaction are satisfied or waived, including the approval of the stockholders of BGMS. BGMS, Future NRG and Selling Shareholders are working to complete the Transaction as quickly as practicable. However, BGMS, Future NRG and Selling Shareholders cannot predict the exact timing of the completion of the Transaction because it is subject to various conditions.

Reasons for the Transaction (see pages 73 and 83)

BGMS completed the acquisition of its fire safety subsidiary in the prior fiscal year, marking its initial entry into the essential services sector. That transaction established a platform for recurring, compliance-driven revenue and demonstrated BGMS’ ability to integrate operationally complex service businesses. Building on the success of the fire safety acquisition, BGMS is now pursuing the acquisition of the green scheduled waste treatment subsidiary as its next strategic transaction. Following the Transaction, the combined company will focus on the Company’s specialized subsidiaries that serve distinct but complementary market segments; BGMS believes that the combined company will have the following potential advantages:

●	Parent, after the Transaction, will continue to be a publicly traded company operating as a diversified holding company through its portfolio of two specialized subsidiaries (i.e., the Company and Parent’s current subsidiary, Fitters Sdn. Bhd. (“Fitters”)) that serve distinct but complementary market segments as a provider of essential safety and environmental services, with a strategic focus on regulatory-driven industries where compliance, technical expertise, and reliability are paramount;

●	The strategic alignment between Parent and the Company will enable Parent to gain exposure to a high-growth industry, while concurrently enhancing the Company’s access to US capital markets;

●	The dual-subsidiary structure reflects a deliberate strategy of by Parent of building market-leading positions in niche sectors characterized by recurring revenue streams, high barriers to entry, and strong regulatory tailwinds;

●	Both the fire safety and green waste treatment businesses benefit from mandatory compliance frameworks that drive consistent demand for these products and services, providing the Company with a resilient and diversified revenue base;

●	The Company serves healthcare waste generators throughout Malaysia, including clinics, dental practices, veterinary clinics, dialysis centers, laboratories, and factories, and is seeking to expand into Vietnam, Thailand, Philippines, while Fitters delivers certified safety solutions, including fire extinguishers, foam systems, fire-resistant doors, PPE, and fire safety apparel, that enhance protection across commercial, industrial, healthcare, and residential sectors and, the integration of the two, would allow the combined entity to offer a bundled solution of clinical waste disposal and fire safety equipment through a single relationship potentially increasing customer retention and per-account revenue;

●	Both Future NRG and Fitters operate in heavily regulated sectors in Malaysia and an integrated entity could centralize regulatory compliance functions including licensing, management, audit preparation, government liaison, and certification maintenance thus, reducing duplicative administrative costs and building deeper institutional expertise in navigating Malaysian environmental and safety regulations;

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●	Both companies maintain distribution and logistics networks across Peninsular Malaysia, where Future NRG collects clinical waste from DOE-registered premises and transports it to its ozone medical waste treatment plant in Sendayan, Negeri Sembilan and Fitters distributes fire safety products from its Kuala Lumpur headquarters to commercial, industrial, healthcare, and residential clients and the integration could optimize transportation routes, share warehouse and staging infrastructure, and coordinate service calls to common customer sites reducing per-unit logistics costs for both business lines;

●	Future NRG, after the Transaction, will be led by an experienced senior management team from BGMS and the BGMS board of directors; and

●	Following the Transaction, the combined company is expected to enhance its global brand profile, as Parent leverages the Company’s established operational footprint in Southeast Asia, while the Company benefits from Parent’s market presence in North America.

Each of the board of directors of BGMS and Future NRG, as well as the Selling Shareholders, also considered other reasons for the Transaction, as described in this proxy statement/prospectus. For example, BGMS’ board of directors considered, among other things:

●	the green waste treatment business provides meaningful diversification across end markets and customer segments, reducing BGMS’ concentration risk in any single vertical while maintaining thematic coherence around safety and environmental stewardship;

●	the target’s focus on private medical practitioners represents a large, fragmented, and underserved addressable market where consolidation and professionalization of service delivery can unlock significant organic growth;

●	the strategic alternatives of BGMS to the Transaction, including potential transactions that could have resulted from discussions that management and its representatives conducted with other potential strategic partners;

●	the current market conditions, and BGMS’ current liquidity position, its depressed stock price and continuing net operating losses;

●	the increasing global emphasis on sustainability and environmentally responsible waste management creates a favorable secular tailwind for green treatment technologies, positioning BGMS to benefit from regulatory tightening and shifting market preferences away from traditional incineration-based disposal;

●	the opportunity as a result of the Transaction for BGMS stockholders to participate in the potential value that may result from advancing BGMS as a diversified holding company listed on The Nasdaq Stock Market, operating through a portfolio of specialized subsidiaries that serve distinct but complementary market segments and the potential increase in value of the company following the closing of the Transaction; and

●	the terms and conditions of the draft Business Combination Agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks.

In addition, Future NRG’s board of directors approved the Transaction based on a number of factors, including the following:

●	the Company’s need for capital to support the increase to the sales of its current services to new geographic areas by accessing the United States’ public market capital, including sources of capital from a broader range of investors than it could otherwise obtain if it continued to operate as a private company owned by the Selling Shareholders;

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●	the expectation that the Transaction would be a more time-and cost-effective means to access capital than other options considered; and

●	the fact that Exchange Shares of Parent Common Stock issued to Selling Shareholders will be registered pursuant to a registration statement on Form S-4 by BGMS and will become freely tradable for certain Selling Shareholders.

Interests of the Directors and Executive Officers of BGMS in the Transaction (see page 84)

As of June 10, 2026, the directors and executive officers of BGMS owned or controlled approximately 23.75% of the outstanding shares of Parent Common Stock. These interests are discussed in more detail in the section entitled “The Transaction—Interests of the Directors and Executive Officers of BGMS in the Transaction” of this proxy statement/prospectus. The members of the board of directors were aware of the different or additional interests described in such section and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement and the Transaction, and in recommending to our stockholders that the Transaction be approved.

Interests of the Directors and Executive Officers of Future NRG in the Transaction (see page 87)

BGMS stockholders should be aware that certain executive officers and directors of Future NRG have interests in the Transaction that may be different from the interests of stockholders of BGMS.

Continued Service with the Company

The directors and officers of Future NRG are expected to remain directors and officers of the Company after the Closing.

Fairness Opinion of the Future NRG Sdn. Bhd. (see page 12)

On May 25, 2026, Strategic Capital Advisory Sdn. Bhd. (“Strategic Capital Advisory”), a highly specialized corporate finance services company retained by BGMS, rendered its written fairness opinion (the “Fairness Opinion”) to the BGMS board of directors. The Fairness Opinion concluded that, as of the date of such opinion, and based upon the various assumptions, qualifications and limitations set forth therein, the fair value of the entire equity interest of Future NRG ranges from $1.76 billion to $2.08 billion. Accordingly, Strategic Capital Advisory concluded that the purchase consideration of USD2.00 billion (“Purchase Consideration”) falls within the ranges of values derived using the Discounted Free Cash Flow to Firm (“FCFF”) methodology, hence it is fair from a financial point of view, to the stockholders of BGMS.

The full text of the written Fairness Opinion of Strategic Capital Advisory dated May 25, 2026 is attached as Annex B to this proxy statement/prospectus and is incorporated by reference. BGMS management encourages its stockholders to read the Fairness Opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Strategic Capital Advisory. The summary of the written opinion of Strategic Capital Advisory set forth elsewhere in the proxy statement/prospectus is qualified by reference to the full text of the Fairness Opinion. Strategic Capital Advisory provided its Fairness Opinion for the sole benefit and use of the board of directors of BGMS in its consideration of the Transaction. Strategic Capital Advisory’s Fairness Opinion is not a recommendation to any stockholder as to how to vote with respect to the proposed Transaction or to take any other action in connection with the Transaction or otherwise.

Management Following the Closing of the Transaction (see page 168)

Immediately following the Transaction, the executive management team and board of directors of BGMS will be as set forth below:

Name	Age	Title
Datuk Dr. Doris Wong	45	Chief Executive Officer and Executive Director
Kiu Cu Seng	37	Chief Financial Officer and Secretary
Soon Ping Pappas	36	Director
Dr. Satis Waran Nair Krishnan	42	Director
Inigo Angel Laurduraj	42	Director
Pun Kah Weng	33	Executive Director

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Overview of the Business Combination Agreement and Agreements Related to the Business Combination Agreement

Transaction Consideration and Exchange Shares (see page 88)

At the effective time of the Transaction, each outstanding ordinary share of Future NRG held by Selling Shareholders will be exchanged for an aggregate amount of Parent Common Stock (the “Exchange Shares”), as described in more detail herein. No fractional shares of Parent Common Stock will be issued in connection with the Transaction. Instead, all fractional shares of Parent Common Stock that are issuable to Selling Shareholders will be aggregated and will be rounded up into one full share of Parent Common Stock.

The number of Exchange Shares is calculated using a formula intended to allocate to Selling Shareholders, a percentage of the combined company. As consideration for its acquisition of the Shares and without any action on the part of any Party or the holders of securities of Parent or the Company, each Share issued and outstanding immediately prior to the date and time of the filing of the Malaysia Form of Transfer or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Malaysia Form of Transfer in accordance with relevant provisions of the Malaysian Companies Act (the “Effective Time”) shall be converted into, and the holder thereof shall be entitled to receive a number of Parent Common Stock equal to the quotient of (i) the Transaction Consideration Shares (as defined below) divided by (ii) the total number of Shares issued and outstanding immediately prior to the Effective Time.

The aggregate amount of Exchange Shares shall be issued to the Selling Shareholders by issuance of book-entry shares in accordance with the applicable provisions of the DGCL, and the Transfer Agent shall be instructed to update the register of stockholders of Parent. Transaction Consideration Shares means that number of Parent Common Stock equal to the quotient of Aggregate Transaction Consideration Value divided by (y) thirty (30) day VWAP immediately prior to the date on which the closing occurs and the transactions contemplated in the Business Combination Agreement become effective (the “Closing Date”). “Aggregate Transaction Consideration Value” means $2,000,000,000.

Based on the estimates set forth above, following the completion of the Transaction, (a) current BGMS stockholders are expected to own approximately less than 1.0% of the common stock of BGMS, and (b) Selling Shareholders are expected to own approximately more than 99.0% of the common stock of BGMS, which final percentages are subject to adjustment based on the number of Exchange Shares issued at the Closing, as set forth in the Business Combination Agreement. If the Transaction does not close by December 31, 2026, either party may terminate the Business Combination Agreement and the Transaction.

BGMS stock options that remain unexercised prior to the effective time of the Transaction will remain outstanding following the effective time of the Transaction. Likewise, any outstanding warrants to purchase shares of Parent Common Stock that are outstanding immediately prior to the effective time of the Transaction will remain outstanding following the effective time of the Transaction.

Conditions to the Completion of the Transaction (see page 103)

To complete the Transaction, each of the closing conditions set forth in the Business Combination Agreement must be satisfied or waived including without limitation:

●	No Injunctions. No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Exchange or the other transactions contemplated the Business Combination Agreement shall be in effect; provided, however, that each Party shall have used its commercially reasonable efforts to prevent the entry of any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

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●	Stockholder Approval. Parent shall have obtained the Parent Stockholder Exchange Vote and the Company shall have obtained the Required Company Shareholder Vote, each as defined below (and in the Business Combination Agreement).

●	Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn. Any material state securities laws applicable to the issuance of the shares of Parent Common Stock in connection with the transactions contemplated under the Business Combination Agreement shall have been complied with and no stop order (or similar order) shall have been issued or threatened in writing in respect of thereof by any applicable state securities commissioner or court of competent jurisdiction.

●	Listing. The shares of Parent Common Stock to be issued in the Exchange pursuant to the Business Combination Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

In addition to the foregoing closing conditions, the obligations of Parent and the obligations of Future NRG to consummate the transactions contemplated under the Business Combination Agreement are also subject to the satisfaction or waiver in writing prior to the Effective Time of the certain conditions as discussed in this proxy statement/prospectus.

For purposes of the Business Combination Agreement, “Parent Stockholder Exchange Vote” means the affirmative vote of a majority of the shares of Parent Common Stock properly cast being the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Business Combination Agreement and thereby approve the transactions contemplated under the Business Combination Agreement, including the issuance of the Exchange Shares to Selling Shareholders pursuant to the terms of the Business Combination Agreement.

Termination of the Business Combination Agreement (see page 104)

Either of Future NRG or BGMS management can terminate the Business Combination Agreement under certain specified circumstances, which would prevent the Transaction from being consummated.

Regulatory Approvals (see page 104)

In the United States, BGMS must comply with applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market in connection with the issuance of shares of Parent Common Stock and the filing of this proxy statement/prospectus with the Securities and Exchange Commission. As of the date hereof, the registration statement on Form S-4 of which this proxy statement/prospectus is a part, has not become effective.

In Malaysia, Future NRG shall have complied with all applicable and necessary approvals regarding the Transaction contemplated under the Business Combination Agreement.

Material U.S. Federal Income Tax Consequences of the Transaction (see page 90)

For federal income tax purposes, the Exchange is intended to constitute a tax-free exchange of property within the meaning of Section 351 of the Code, and the Parties shall report the transactions contemplated by the Business Combination Agreement consistent with such intent and shall take no position in any tax filing or legal proceeding inconsistent therewith. None of Parent, the Company or the Selling Shareholders has taken or failed to take, and after the Effective Time, Parent shall not take or fail to take, any action which reasonably could be expected to cause the Exchange to fail to qualify as a tax-free exchange of property within the meaning of Section 351 of the Code.

Under the Stamp Act 1949 of Malaysia, the transfer or assignment of shares in a Malaysian company is generally subject to stamp duty. However, the stamp duty implications of the Exchange will depend on the nature of the transaction and whether any instrument of transfer is executed in Malaysia or relates to property situated in Malaysia.

The Selling Shareholders should consider whether stamp duty obligations arise in connection with the Exchange and the applicable rate of duty.

The exchange of the Company Ordinary Shares by Selling Shareholders for the Transaction consideration will be treated as an exchange described in Section 1001 of the Code, the material U.S. federal income tax consequences of which should be as follows:

●	Selling Shareholders will recognize gain or loss upon the conveyance, assignment, and transfer of all of its right, title and interest to the Company Ordinary Shares to Parent by delivering to Parent executed and transferrable Share certificates pursuant to the Transaction but such gain or loss will be taxable in the U.S. only if the gain or loss is effectively connected with a trade or business of Future NRG in the United States; and

●	Even if Future NRG has a trade or business in the United States to which such gain is effectively connected, it will not be subject to tax if Selling Shareholders are eligible for the benefits of a comprehensive income tax treaty with the United States and such trade or business does not also constitute a permanent establishment under the treaty.

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Tax matters are very complicated; accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the Transaction to you, including the applicability and effect of federal, state, and non-U.S. income and other tax laws. For more information, please see the section entitled “The Transaction—Material U.S. Federal Income Tax Consequences of the Transaction” of this proxy statement/prospectus.

In the opinion of Rimon, P.C., counsel to Parent, the Transaction will not result in any material tax consequences to holders of Parent Common Stock, including BGMS’s public stockholders, by virtue of their ownership of such shares, because such shares are not exchanged, converted, or otherwise affected by the Transaction. For more information, see the section entitled “The Transaction—Material U.S. Federal Income Tax Consequences of the Transaction—Opinion of Rimon, P.C. Regarding the Material U.S. Federal Income Tax Consequences of the Transaction to Parent’s Stockholders, Including BGMS’s Public Stockholders” in this proxy statement/prospectus.

Nasdaq Stock Market Listing (see page 99)

BGMS anticipates that its common stock will continue to be listed on The Nasdaq Stock Market following the closing of the Transaction under the trading symbol “BGMS.” Following the Closing, Perfect Energy Sdn. Bhd., which holds 55% of Future NRG’s outstanding ordinary shares, is expected to beneficially own approximately 54% of the outstanding shares of Parent Common Stock, causing BGMS to be deemed a “controlled company” under Nasdaq listing rules. BGMS has not current intention to rely on available exemptions from certain Nasdaq corporate governance requirements as a result of such designation.

Anticipated Accounting Treatment (see page 99)

The Transaction will be recorded as a business combination under the acquisition method of accounting in accordance with U.S. GAAP and IFRS (i.e., ASC 805/IFRS 3) The Transaction will be treated by BGMS as a business combination under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

For accounting purposes, Future NRG is considered to be the accounting acquirer in the Transaction due to the Selling Shareholders control over BGMS after the Closing under U.S. GAAP, as defined in Accounting Standards Codification (“ASC 805-10”). ASC 805 applies to public and privately held entities and is applicable to all transactions or other events that meet the definition of a business combination.

Appraisal Rights (see page 99)

Holders of Parent Common Stock are not entitled to appraisal rights in connection with the Transaction.

Parent Common Stock (see page 24)

BGMS common stock is listed on Nasdaq under the symbol “BGMS” and is expected to remain listed following the closing of the Transaction. The stock has experienced significant price decline over the past two years, with the high sales price falling from $959.92 in Q2 2024 to $1.66 in Q1 2026. The closing price on June 3, 2026, the last trading day prior to announcement, was $1.06 per share. As of June 11, 2026, there were three registered holders of record.

Risk Factors (see page 25)

Both BGMS and Future NRG are subject to various risks associated with their businesses and their industries. In addition, the Transaction, including the possibility that the Transaction may not be completed, poses a number of risks to each company and its respective securityholders, including the following risks:

●	the number of Exchange Shares may be adjusted prior to the Closing upon mutual agreement of the Parties to the Business Combination Agreement based on the market price of Parent Common Stock so the Transaction consideration at the closing may have a greater or lesser value than at the time the Business Combination Agreement was signed;

●	failure to complete the Transaction may result in harm to the common stock price of BGMS and future business and operations of each of the Parties;

●	if the conditions to the Transaction are not met, the Transaction may not occur;

●	the Transaction may be completed even though material adverse changes may result from the announcement of the Transaction, industry-wide changes and other causes;

●	some BGMS and Future NRG executive officers and directors have interests in the Transaction that are different from yours and that may influence them to support or approve the Transaction without regard to your interests;

●	the market price of Parent Common Stock following the Transaction may decline as a result of the Transaction;

●	BGMS stockholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company as compared to their current ownership and voting interest in the respective companies following the completion of the Transaction;

●	certain provisions of the Business Combination Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement; and

●	Selling Shareholders may receive consideration in the Transaction that is less than the fair market value of BGMS’ common shares and/or BGMS may pay more than the fair market value of Future NRG’s ordinary shares.

●	following the Closing, Perfect Energy Sdn. Bhd., which holds 55% of Future NRG’s outstanding ordinary shares, is expected to beneficially own approximately 54% of the outstanding shares of Parent Common Stock, causing BGMS to be deemed a “controlled company” under Nasdaq listing rules; BGMS has not current intention to rely on available exemptions from certain Nasdaq corporate governance requirements as a result of such designation.

These risks and other risks are discussed in greater detail under the section entitled “Risk Factors” in this proxy statement/prospectus. BGMS and Future NRG both encourage you to read and consider all of these risks carefully.

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SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Selected Historical Consolidated Financial Data of BGMS

The following summarizes our selected consolidated financial data for the periods and as of the dates indicated. We have derived the consolidated statement of operations data for the years ended December 31, 2025, 2024 and 2023 and the consolidated balance sheet data as of December 31, 2025 and 2024 from our audited consolidated financial statements included elsewhere in this registration statement. The selected statement of operations data for the years ended December 31, 2022 and 2021 are derived from our consolidated financial statements or unaudited interim condensed consolidated financial statements not included in this registration statement.

Our unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles on the same basis as the annual audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position as of June 30, 2026 and 2025 and our results of our operations for the six months ended June 30, 2026 and 2025. The results for the six months ended June 30, 2026 are not necessarily indicative of results to be expected for the year ended December 31, 2026 any other interim periods or any future period or year.

This historical financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BGMS” and with our audited and unaudited consolidated financial statements and their related notes, which are included elsewhere in this registration statement.

	Six Months Ended June,		For The Year Ended December 31,
	2026	2025	2025	2024	2023	2022	2021
	(in thousands, except share and per share amounts)		(in thousands, except share and per share amounts)
Consolidated Statement of Operations Data:
Operating expenses:
Cost of sales	892	-	609	-	-	-	-
Research and development	-	-	848	6,655	19,155	20,274	14,928
General and administrative	886	4,925	7,179	5,392	6,718	7,382	7,461
Severance costs	-	538	538
Total operating expenses	1,778	5,463	9,174	12,047	25,873	27,656	22,389
Loss from continuing operations	(563)	(5,454)	(8,427)	(12,004)	(25,453)	(27,656)	(22,389)
Net loss from continuing operations	(602)	(5,456)	(2,998)	(11,212)	(22,555)	(21,198)	(18,457)
Discontinued operations:
Operating losses from discontinued operations	-	(890)	-	-	-	-	-
Gain on deconsolidation of subsidiary	-	4,947	-	-	-	-	-
Net income from discontinued operations	-	4,057	-	-	-	-	-
Net loss attributable to common stockholders	(642)	(1,419)	(14,092)	(11,212)	(22,756)	(21,399)	(18,658)
Net loss per share, continuing operations - basic and diluted (common stockholders)	$(0.12)	$(6.24)	$(6.45)	(502.46)	$(6,419.18)	$(6,887.59)	$(7,526.42)
Net loss per share, discontinued operations - basic and diluted (common stockholders)	$-	$4.62	$-	-	$-	$-	$-
Net loss per share - basic and diluted (redeemable common stockholders)	$-	$-	$-	-	$-	$(6,538.25)	$-
Weighted-average common shares outstanding - basic and diluted (common stockholders)	5,568,424	878,095	2,185,075	22,314	3,545	2,740	2,479
Weighted-average common shares outstanding - basic and diluted (redeemable common stockholders)	-	-	-	-	-	386	-

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	As of June 30,		For The Year Ended December 31,
	2026	2025	2025	2024	2023	2022	2021
	(in thousands)		(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	3,790	4,275	3,505	3,137	3,378	18,345	36,559
Working capital	5,277	3.623	4,924	(2,594)	(717)	16,900	35,529
Total assets	7,854	4,401	8,185	4,094	8,805	28,050	43,136
Additional paid-in-capital	462,166	445,405	461,287	438,202	429,796	422,981	422,960
Accumulated deficit	(455,013)	(441,779)	(454,411)	(439,494)	(428,282)	(405,727)	(384,529)
Total stockholders’ equity (deficit)	7,160	3,631	6,842	(2,174)	607	15,939	37,693

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net loss and book value per share of BGMS common stock and the historical net loss and book value per share of the Company ordinary shares in comparison with the unaudited pro forma net loss and book value per share after giving effect to the Transaction on a pro forma basis. The pro forma amounts are presented for illustrative purposes only and are not necessarily indicative of what the financial position, results of operations or per share information of the company would have been if BGMS and Future NRG had effected the Transaction as of or for the periods presented.

You should read the information below in conjunction with the audited and unaudited consolidated financial statements of each of BGMS and the Company included in this registration statement and the related notes and the unaudited pro forma condensed combined financial information and notes related to such financial statements included elsewhere in this registration statement.

	Six Months Ended June 30, 2026	Year Ended December 31, 2025

BGMS Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.12)	$(6.45)
Book value per share	$1.08	$1.27
Selling Shareholders Historical Per Common Share Data:
Basic and diluted net loss per share	$(0.00)	$0.09
Book value per share	$0.15	$0.16
BGMS and Future NRG Combined Unaudited Pro Forma Data:
Basic and diluted net loss per share	$(0.03)	$(5.31)
Book value per share	$0.30	$0.34

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Bio Green Med Solution, Inc. (“BGMS” or “Parent”), Future NRG Sdn. Bhd., a Malaysian private limited company (the “Company” or “Future NRG Sdn. Bhd.”) and all of the shareholders of Future NRG (the “Selling Shareholders”), which is the beneficial owner of all of the ordinary shares (the “Company Ordinary Shares” or “Shares” and each, a “Share”) of Future NRG entered into a Business Combination Agreement dated as of June 4, 2026 (collectively, the “Business Combination Agreement”) (“Selling Shareholders” and “Parent” are sometimes referred to herein as the “Parties” or each, a “Party”). The Parties thereto intend to effect a voluntary share exchange between Parent and Selling Shareholders (the “Exchange”), in which the Company will become a wholly-owned subsidiary of Parent, in accordance with the terms of the Business Combination Agreement and the rules under Delaware General Corporation Law (the “DGCL”) and the Malaysian Companies Act.

Upon the terms and subject to the conditions set forth in the Business Combination Agreement, and in accordance with the DGCL, at the Closing (as hereinafter defined), Selling Shareholders shall convey, assign, and transfer all of their right, title and interest to the Company Ordinary Shares to Parent. The Shares transferred to Parent at the Closing shall constitute one hundred (100%) percent of the issued and outstanding capital shares of the Company. As consideration for its acquisition of the Shares and without any action on the part of any Party or the holders of securities of Parent or the Company, each Share issued and outstanding immediately prior to the date and time of the filing of the Malaysia Form of Transfer or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Malaysia Form of Transfer in accordance with relevant provisions of the Malaysian Companies Act (the “Effective Time”) shall be converted into, and the holder thereof shall be entitled to receive a number of Parent Common Stock equal to the quotient of (i) the Transaction Consideration Shares (as defined below) divided by (ii) the total number of Shares issued and outstanding immediately prior to the Effective Time.

The aggregate amount of Parent Common Stock (the “Exchange Shares”) shall be issued to the Selling Shareholders by issuance of book-entry shares representing the Exchange Shares in accordance with the applicable provisions of the DGCL, and the Transfer Agent shall be instructed to update the register of stockholders of Parent. Transaction Consideration Shares means that number of Parent Common Stock equal to the quotient of Aggregate Transaction Consideration Value divided by (y) thirty (30) day VWAP immediately prior to the date on which the closing occurs and the transactions contemplated in the Business Combination Agreement become effective (the “Closing Date”). “Aggregate Transaction Consideration Value” means $2,000,000,000.

Upon the terms and subject to the conditions set forth in the Business Combination Agreement, the closing of the Exchange (the “Closing”) shall take place no later than three business days after the date on which the conditions to Closing set forth in the Business Combination Agreement shall have been satisfied or, to the extent permitted thereunder, waived by the appropriate Party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. The date on which the Closing actually occurs and the transactions contemplated in the Business Combination Agreement become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, Parent, Selling Shareholders and the Company shall deliver the certificates and other documents and instruments required to be delivered thereunder.

The following unaudited pro forma condensed combined financial statements give effect to the exchange of all of the outstanding ordinary shares of the Company for newly-issued shares of common stock of BGMS in the Transaction, pursuant to the Business Combination Agreement between the parties, and were prepared in accordance with the regulations of the Securities and Exchange Commission (the “SEC”).

For purposes of the unaudited pro forma condensed combined financial statements, Future NRG was determined to be the accounting acquirer based upon the terms of the Transaction and other factors. Notably, the Selling Shareholders’ security holders will own approximately over 99.0% of the combined company, immediately following the closing of the Transaction.

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In the unaudited pro forma condensed combined financial statements, the Transaction will be recorded as a reverse acquisition under accounting principles generally accepted in the United States, or “U.S. GAAP”. Although BGMS is the legal acquirer of 100% of the outstanding equity interests of the Company, BGMS is considered the accounting acquiree under U.S. GAAP. The assets and liabilities assumed of BGMS will be initially measured at their fair values as of the acquisition date and goodwill will be determined as the excess of the fair value of the consideration effectively transferred over the net amount of BGMS’s recognized identifiable assets and liabilities. BGMS and Future NRG have determined a preliminary estimation of goodwill as described in Note 2 to the unaudited pro forma condensed combined financial statements. A final determination of the goodwill (or negative goodwill) recognized will be based on the estimated net tangible and intangible assets and liabilities of BGMS that exist, and the calculation of the consideration effectively transferred, as of the date of completion of the Transaction.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 gives effect to the Transaction as if it took place on June 30, 2026 and combines the historical balance sheets of BGMS and the Company as of such date. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025 gives effect to the Transaction as if it took place as of January 1, 2025, and combines the historical results of BGMS and the Company for each period.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. Differences between these preliminary estimates and the final acquisition accounting are likely to occur and these differences could be material as compared to the accompanying unaudited pro forma condensed combined financial statements and the combined companies’ future results of operations and financial position. The actual amounts recorded as of the completion of the Transaction may also differ materially from the information presented in these unaudited condensed combined pro forma financial statements as a result of, among other factors, the amount of capital raised by the Company between entering the Business Combination Agreement and closing of the Transaction; the amount of cash used in BGMS’ operations between the signing of the Business Combination Agreement and the closing of the Transaction; the timing of closing of the Transaction; changes in the fair value of BGMS common stock; and other changes in the BGMS assets and liabilities that occur prior to the completion of the Transaction.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies, if any. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for informational purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had BGMS and Future NRG been a combined company during the specified periods. The actual results reported in periods following the transaction are expected to differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, the disposal of Future NRG’s former subsidiary, Solid Orient Holdings Sdn. Bhd. and actual differences from the assumptions used to prepare the pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate BGMS management and Company historical financial statements, and their respective management’s discussion and analysis of financial condition and results of operations included elsewhere in this registration statement.

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Unaudited Condensed Pro Forma Combined Balance Sheet as of June 30, 2026

	Future NRG	Bio Green Med Solution, Inc.	Transaction Accounting	Pro Forma
	(Historical)	(Historical)	Adjustments	Combined
	(in thousands)
Current Assets
Cash and cash equivalents	27	3,790		3,817
Inventories	79	972		1,050
Accounts receivables	293	1,074		1,367
Prepaid & other current assets	1	133		134
	399	5,969		6,368

Investments And Other Assets
Property, plant and equipment, net	4,404	136		4,540
ROU Asset	-	7		7
Goodwill	-	1,570	(1,133)	437
Non-current deposits	-	172		172
	4,404	1,885	(1,133)	5,155

Total Assets	4,803	7,854	(1,133)	11,523

Current Liabilities
Accounts payable	20	189		209
Accrued and other current liabilities	464	503		967
	484	692		1,176
Non-current Liabilities
Lease liability	-	-		-
Deferred income tax liability	-	2		2
	-	2		2
Stockholders’ Equity
Common Stock	6,100	7	(7)	6,100
Preferred Stock	-	-	-	-
Additional paid-in capital	-	462,166	(456,139)	6,027
Accumulated other comprehensive loss	173	-	-	173
Accumulated deficit	(1,955)	(455,013)	455,013	(1,955)
Total Stockholders’ Equity	4,319	7,160	(1,133)	10,346

Total liabilities and stockholders’ equity	4,803	7,854	(1,133)	11,523

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Unaudited Condensed Pro Forma Combined Statement of Operations for the Six Months Ended June 30, 2026

	Future NRG	Bio Green Med Solution, Inc.	Transaction Accounting		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined
	(in thousands)

Revenues
Sales Revenue	373	1,114			1,487
Revenues	373	1,114			1,487

Cost of Sales	260	892			1,152
General & administrative	2,147	886			3,033
Operating Loss	(2,034)	(664)			(2,698)

Other income (expense), net	1,927	101			2,028
Loss before taxes	(107)	(563)			(670)

Income tax provision	-	(39)			(39)
Net loss	(107)	(602)			(709)

Basic and diluted earnings per common share:
Net loss per share, continuing operations – basic and diluted	$(0.00)	(012)	-		(0.03)
Weighted average common shares outstanding - basic & diluted	28,000,000	5,568,424	(5,568,424	)(a)	28,000,000

Unaudited Condensed Pro Forma Combined Statement of Operations for the Year Ended December 31, 2025

	Future NRG	Bio Green Med Solution, Inc.	Transaction Accounting		Pro Forma
	(Historical)	(Historical)	Adjustments		Combined
	(in thousands)

Revenues
Sales Revenue	854	747			1,601
Revenues	854	747			1,601

Cost of Sales	580	609			1,189
General & administrative	-	848			848
Research and development	382	7,717			8,099
Operating Loss from continuing operations	(108	(8,427)			(8,535)

Other income (expense), net	41	5,436			5,477
Loss from continuing operations, before taxes	(67)	(2,991)			(3,058)

Income tax provision	-	(7)			(7)
Net loss from continuing operations	(67)	(2,998)			(3,065)

Discontinued operations
Operating income from discontinued operations	2,558	-			2,558
Net income from discontinued operations	2,558	-			2,558

Net Loss	2,491	(2,998)			(507)

Basic and diluted earnings per common share:
Net loss per share, continuing operations – basic and diluted	(0.00)	(6.45)			(0.41)
Net loss per share, discontinued operations – basic and diluted	0.09	-			0.09
Weighted average common shares outstanding - basic & diluted	28,000,000	2,185,075	(2,185,075	) (b)	28,000,000

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Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method and pursuant to the rules and regulations of the SEC and present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the transactions, the Future acquisition by Bio Green Med Solution Inc., and transactions and adjustments described in these footnotes.

The acquisition method is based on ASC 805, Business Combinations (‘‘ASC 805’’) and uses the fair value concepts defined in ASC 820, Fair Value Measurements (“ASC 820”). ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 establishes that the consideration transferred is measured at current market price at the consummation of an acquisition. Due to fluctuations in the market price of Bio Green Med Solution Inc.’s common stock, this requirement will likely result in a valuation of the actual equity consideration that is different from the valuation presented in this unaudited condensed combined pro forma financial information. Certain footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and do not purport to be indicative of Bio Green Med Solution Inc’s future financial position or operating results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements described below.

Note 2. Estimate of Purchase Consideration

The following is a preliminary estimate of the consideration expected to be transferred to effect the acquisition of Future:

Preliminary allocation of purchase consideration

Common Stock of BGMS Shares O/S as of August 17, 2026	6,622,794

Stock Price as of August 17, 2026	$0.91
Total Estimated Purchase Consideration	$6,026,743

Cash and cash equivalents	3,790,000
Inventories	971,726
Accounts receivables	1,073,893
Prepaid & other current assets	133,381
Property, plant and equipment, net	136,000
ROU Asset	7,000
Non-current deposits	172,000
Accounts payable	(189,000)
Accrued and other current liabilities	(505,000)
Goodwill	436,743

Total Estimated Fair Value of Net Assets Acquired	$6,026,743

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Note 3. Pro Forma Adjustments for the Acquisition

The unaudited pro forma condensed combined financial statements give effect to the transaction described above as if it had occurred on June 30, 2025 for purposes of the unaudited pro forma condensed combined balance sheet and January 1, 2025 for purposes of the unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined statements of operations do not include any material non-recurring charges that will arise as a result of the transactions described above. Adjustments in the unaudited pro forma condensed combined financial statements are as follows:

(a)	this adjustment reflects the elimination of the historical equity of Future and reflects the new equity structure of the combined company, including:

i)	recognition of $436,743 goodwill as a result of the estimated purchase consideration exceeding the fair value of net assets.

Weighted average shares Future NRG	28,000,000
Weighted average shares BGMS	5,568,424
Weighted average shares Combined	33,568,424

Weighted average shares Combined	33,568,424
Less Historical shares Future NRG	(28,000,000)
Transaction Accounting Adjustment	5,568,424

(b)	this adjustment reflects the elimination of the historical equity of Future and reflects the new equity structure of the combined company, including:

Weighted average shares Future NRG	28,000,000
Weighted average shares BGMS	2,185,075
Weighted average shares Combined	30,185,075

Weighted average shares Combined	30,185,075
Less Historical shares Future NRG	(28,000,000)
Transaction Accounting Adjustment	2,185,075

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MARKET PRICE AND DIVIDEND INFORMATION

Parent Common Stock

Parent Common Stock is listed on The Nasdaq Capital Market under the symbol “BGMS.” Following the completion of the Transaction, the Parent Common Stock is expected to continue to be listed on Nasdaq under the trading symbol, “BGMS.” The following table presents, for the periods indicated, the range of high and low per share sales prices for Parent Common Stock as reported on the Nasdaq Capital Market for each of the periods set forth below, as adjusted for reverse stock splits.

Quarter Ended	Low Sales Price of Parent Common Stock	High Sales Price of Parent Common Stock
June 30, 2026	$0.60	$1.50
March 31, 2026	$0.73	$1.66
December 31, 2025	$1.16	$6.70
September 30, 2025	$3.08	$19.87
June 30, 2025	$3.75	$100.75
March 31, 2025	$64.79	$213.58
December 31, 2024	$74.42	$597.55
September 30, 2024	$228.39	$448.76
June 30, 2024	$311.98	$959.92

The closing price of Parent Common Stock on June 3, 2026, the last trading day prior to the public announcement of the Transaction, was $1.06 per share, as reported on The Nasdaq Capital Market. Because the market price of Parent Common Stock is subject to fluctuation, the market value of the shares of Parent Common Stock that Selling Shareholders will be entitled to receive in the Transaction may increase or decrease.

As of August 19, 2026, there were eight registered holders of our common stock. This number does not include stockholders for whom shares were held in “nominee” or “street name.” For information regarding the beneficial ownership of some stockholders of Parent and Future NRG, see the section entitled “Principal Stockholders of Parent” of this proxy statement/prospectus.

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RISK FACTORS

The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of Parent Common Stock. In addition, you should read and consider the risks associated with the business of Bio Green Med Solution, Inc. because these risks may also affect the company following the Transaction—these risks can be found in Bio Green Med Solution, Inc.’s Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC. You should also read and consider the other information in this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

RISKS RELATED TO THE TRANSACTION

The Transaction will result in significant dilution to existing BGMS shareholders, who will collectively own approximately less than 1% of the outstanding shares of BGMS common stock following the closing of the Transaction.

Although the Transaction is structured as an acquisition of Future NRG by BGMS, it is effectively a change of control of BGMS through a reverse takeover, as the Selling Shareholders of Future NRG will hold a controlling interest in BGMS following the closing. Upon the closing of the acquisition of Future NRG by BGMS, the Selling Shareholders will receive shares of BGMS common stock representing more than 99% of the total outstanding shares of BGMS common stock, and existing BGMS shareholders will retain shares representing approximately less than 1% of the total outstanding shares of BGMS common stock. As a result, existing BGMS shareholders will experience immediate and substantial dilution of their ownership interest and voting power in BGMS.

Because the Transaction is structured as a reverse takeover, the Selling Shareholders of Future NRG will, collectively, control BGMS following the closing. This concentration of ownership means that existing BGMS shareholders will have minimal influence over corporate decisions, including the election of directors, approval of significant corporate transactions, amendments to BGMS’s certificate of incorporation or bylaws, and other matters requiring stockholder approval. The Selling Shareholders, by virtue of their more than 99% ownership of the outstanding BGMS common stock, will have the ability to determine the outcome of substantially all matters submitted to a vote of BGMS shareholders without the consent or cooperation of existing BGMS shareholders.

Furthermore, the significant disparity in post-Transaction ownership may adversely affect the market price of BGMS common stock. The issuance of a substantial number of shares of BGMS common stock to the Selling Shareholders in connection with the Transaction, or the perception that such issuance may occur, could depress the trading price of BGMS common stock. Existing BGMS shareholders who do not wish to remain invested following the Transaction may seek to sell their shares, and there can be no assurance that an active trading market will exist or that shares can be sold at prices acceptable to such shareholders.

Existing BGMS shareholders should carefully consider that, following the Transaction, their economic and voting interests in BGMS will be reduced to approximately less than 1% of the outstanding common stock, and that the business, operations, and strategic direction of BGMS will be determined primarily by the Selling Shareholders. There can be no assurance that the post-Transaction business strategy, as determined by the new controlling shareholders, will result in an increase in the value of BGMS common stock or otherwise benefit existing BGMS shareholders.

Failure to complete the Transaction could harm the common stock price of Parent and future business and operations of each company.

If the Transaction is not completed, Parent and Future NRG are subject to the following risks:

●	the price of Parent Common Stock may decline and remain volatile;

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●	the Parties to the Business Combination Agreement will have incurred significant expenses related to the Transaction, such as legal and accounting fees, many of which must be paid even if the Transaction is not completed; and

●	Parent Common Stock could be delisted from The Nasdaq Capital Market if it is unable to comply with the applicable Nasdaq listing requirements.

In addition, if the Business Combination Agreement is terminated and the board of directors of Parent or Future NRG determines to seek another business combination, there can be no assurance that either Parent or Future NRG will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Transaction or any partner at all.

If the conditions to the closing of the Transaction are not met, the Transaction may not occur.

Even if the Transaction and related issuance of the Exchange Shares are approved by the stockholders of Parent, specified conditions must be satisfied or waived to complete the Transaction. These conditions are set forth in the Business Combination Agreement and described in the section entitled “The Business Combination Agreement—Conditions to the Completion of the Transaction” in this proxy statement/prospectus. Parent and Future NRG cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Transaction may not occur or will be delayed, and Parent and Future NRG each may lose some or all the intended benefits of the Transaction.

The Transaction may be completed even though material adverse changes may result from the announcement of the Transaction, industry-wide changes and other causes.

In general, either Parent or Future NRG can refuse to complete the Transaction if there is a material adverse change affecting Parent or the Company between June 4, 2026, the date of the Business Combination Agreement, and the closing of the Transaction. However, certain types of changes do not permit either party to refuse to complete the Transaction, even if such change could be said to have a material adverse effect on Parent or the Company.

Any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect:

(a)	general business or economic conditions,

(b)	national or international political or social conditions, including the engagement by the United States or Malaysia in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or Malaysia, respectively, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Malaysia, respectively,

(c)	financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index),

(d)	changes in US GAAP or IFRS,

(e)	changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, or

(f)	the taking of any action required by the Business Combination Agreement and the other agreements contemplated hereby.

If adverse changes occur and Parent and Future NRG still complete the Transaction, the stock price of BGMS following the closing of the Transaction may suffer. This in turn may reduce the value of the Transaction to the stockholders of Parent, Future NRG or both.

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Some executive officers and directors of Parent and Future NRG have interests in the Transaction that are different from yours and that may influence them to support or approve the Transaction without regard to your interests.

Some officers and directors of Parent and Future NRG are parties to arrangements that provide them with interests in the Transaction that are different from yours, including, among others, service as an officer or director of the Company following the closing of the Transaction, severance and retention benefits, the acceleration of equity award vesting, and continued indemnification. For more information regarding the interests of the Parent and Future NRG executive officers and directors in the Transaction, see the sections entitled “The Transaction—Interests of the Directors and Executive Officers of Parent in the Transaction” and “The Transaction—Interests of the Directors and Executive Officers of Future NRG in the Transaction” of this proxy statement/prospectus.

The market price of Parent Common Stock following the Transaction may decline as a result of the Transaction.

The market price of Parent Common Stock may decline as a result of the Transaction for a number of reasons, including if:

●	investors react negatively to the prospects of the combined company’s business and prospects following the Closing of the Transaction;

●	the effect of the Transaction on the combined company’s business and prospects following the Closing of the Transaction is not consistent with the expectations of financial or industry analysts; or

●	the combined company does not achieve the perceived benefits of the Transaction as rapidly or to the extent anticipated by stockholders or financial or industry analysts.

Parent stockholders will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the Closing of the Transaction as compared to their current ownership and voting interest in the respective companies.

After the completion of the Transaction, the current stockholders of Parent will own a smaller percentage of BGMS than the ownership in their respective companies prior to the Transaction. Immediately after the Transaction, it is currently estimated that Selling Shareholders will own approximately more than 99.0% of the common stock of Parent, with Parent stockholders, whose shares of Parent Common Stock will remain outstanding after the Transaction, will own approximately less than 1.0% of the common stock of Parent, calculated on a pro forma basis including after giving effect to the Transaction. These estimates are based on the anticipated number of Transaction Consideration Shares and are subject to adjustment as provided in the Business Combination Agreement.

In addition, the five member board of directors of the combined company will initially consist of four of the current directors of Parent and, following the resignation of Mr. Kiu (Conner) Cu Seng, but who will continue to serve BGMS as its Chief Financial Officer, and Mr. Pun Kah Weng (a representative of Future NRG) will be appointed to the board of directors.

The post-Transaction board of directors of Future NRG Sdn. Bhd. will consist of Mr Pun Kah Weng. Consequently, continuity of the management and policies of Future NRG will exist as a subsidiary of the combined company following the Closing of the Transaction.

Certain provisions of the Business Combination Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

The terms of the Business Combination Agreement prohibit each of Parent and Future NRG from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party’s board of directors determines in good faith, after consultation with its independent financial advisor, if any, and outside counsel, that an unsolicited competing proposal constitutes, or would reasonably be expected to result in, a superior competing proposal and that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the board of directors. In addition, if Parent or Future NRG terminate the Business Combination Agreement under specified circumstances, the Parties will still be obligated to pay expenses related to the Transaction, which may discourage third parties from submitting competing proposals to Parent or Future NRG or their stockholders, and may cause the respective boards of directors to be less inclined to recommend a competing proposal.

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Because the lack of a public market for Future NRG capital shares makes it difficult to evaluate the fairness of the Transaction, Selling Shareholders may receive consideration in the Transaction that is greater than the fair market value of Future NRG’s capital shares and thus, Parent may pay more than the fair market value of Future NRG’s capital shares.

The outstanding capital shares of Future NRG is privately held. The lack of a public market for the capital shares of Future NRG makes it extremely difficult to determine its fair market value. Because the percentage of Parent equity to be issued to Selling Shareholders as consideration for 100% of the capital shares of Future NRG was determined based on negotiations between the Parties, it is possible that the value of Parent Common Stock to be received by Selling Shareholders will be greater than the fair market value of the capital shares of Future NRG, or Parent may pay more than the aggregate fair market value for Future NRG capital shares. To mitigate this risk, the parties procured the Fairness Opinion of Strategic Capital Advisory, as discussed throughout this proxy statement/prospectus.

The Fairness Opinion relied on by the BGMS board of directors assumes that Future NRG will achieve substantial market share in Vietnam, Thailand and the Philippines by December 31, 2029, even though Future NRG currently operates only in Malaysia, and Future NRG may not achieve this unprecedented growth within the assumed timeframe or with the capital currently available to it.

In rendering the Fairness Opinion, Strategic Capital Advisory relied on financial projections prepared by Future NRG’s management assuming that, by December 31, 2029, Future NRG will have acquired a market share of 10% each in Malaysia and Vietnam and 30% each in Thailand and the Philippines. However, Future NRG currently conducts its clinical and medical waste management business exclusively in Malaysia and has no operations, licenses, facilities, or historical revenue in Vietnam, Thailand, or the Philippines. Achieving the market share levels assumed in the Fairness Opinion would require Future NRG to establish, from scratch, new treatment facilities, obtain new regulatory approvals and licenses, build new customer relationships, and compete successfully against established local operators in each of these jurisdictions, all within less than four years of the anticipated Closing of the Transaction. Future NRG has no history of expanding its operations into a new country, and this planned expansion into three new countries within this timeframe would be unprecedented for Future NRG.

Future NRG’s management has represented that the estimated cost of constructing and commercializing each new treatment plant is approximately USD4.8 million, which would require Future NRG, either alone or together with the combined company, to raise significant additional capital that neither Future NRG nor BGMS currently possesses. Future NRG’s cash balance was only USD27,109 as of June 30, 2026, and BGMS itself has faced substantial doubt about its own ability to continue as a going concern and has limited unrestricted cash. There can be no assurance that Future NRG or the combined company will be able to raise the capital necessary to fund this expansion on acceptable terms, or at all. If Future NRG fails to achieve the market share or timing assumptions underlying the Fairness Opinion, the valuation on which the Fairness Opinion and the Purchase Consideration were based may not have reflected the fair value of Future NRG, and BGMS stockholders may have approved the issuance of Parent Common Stock in exchange for a business worth substantially less than the value implied by the Fairness Opinion.

Future NRG was identified as a potential acquisition target through the existing relationships and professional network of BGMS’ management team rather than through a competitive process or broad solicitation specific to Future NRG, which may have limited BGMS’ ability to evaluate alternative transactions or negotiate optimal terms.

Future NRG was identified as a potential acquisition target through the existing relationships and professional network of BGMS’ management team rather than through a competitive process or broad solicitation. BGMS management’s familiarity with Future NRG originated when Mr. Hoo Swee Guan was appointed to the board of directors of Fitters Diversified Berhad (“Fitters”) on November 26, 2021, at which time Future NRG was a wholly-owned subsidiary of Fitters. Although BGMS management, with the assistance of its financial advisor, ARC Group International Limited, conducted a market survey from approximately January 2026 through February 2026 during which it held discussions with several other potential business combination candidates, those discussions did not advance beyond introductory meetings and preliminary due diligence, and no other potential target company besides Future NRG was presented to or evaluated by the BGMS board of directors in connection with the Transaction. Accordingly, while BGMS held discussions with multiple companies during its broader search for a business combination candidate, the selection of Future NRG specifically resulted from this pre-existing relationship rather than from a competitive bidding process or auction involving Future NRG.

Because Future NRG was not evaluated against competing bids for Future NRG specifically, BGMS cannot be certain that the terms of the Transaction, including the Purchase Consideration, are as favorable to BGMS stockholders as could have been obtained had BGMS conducted a broader competitive process specifically with respect to Future NRG. The absence of a competitive process specific to Future NRG also increases the risk that the negotiated terms reflect factors other than arm’s-length market forces, and BGMS stockholders should consider this factor, together with the interests of BGMS’ and Future NRG’s directors and officers described elsewhere in this proxy statement/prospectus, in evaluating the Transaction.

The 50% start-up valuation discount applied in the Fairness Opinion may be insufficient to account for the risks associated with Future NRG’s complete lack of operational history in Vietnam, Thailand, and the Philippines.

The Fairness Opinion prepared by Strategic Capital Advisory applied a 50% “start-up” valuation discount to account for what the Fairness Opinion describes as the “extreme lack of operational history” of Future NRG in Vietnam, Thailand, and the Philippines. Future NRG currently has zero operational footprint, zero existing revenue-generating assets, no regulatory licenses, no treatment facilities, no customer contracts, and no employees in any of Vietnam, Thailand, or the Philippines. Despite this complete absence of operations, the financial projections underlying the Fairness Opinion assume that Future NRG will achieve a 10% market share in Vietnam and a 30% market share in each of Thailand and the Philippines by December 31, 2029—less than four years from the anticipated Closing.

The 50% start-up discount was applied to projected cash flows that themselves assume successful entry into, and rapid market penetration of, three countries in which Future NRG has never operated. The discount therefore does not eliminate the risk inherent in those projections; rather, it reduces projected cash flows by half while still assuming that Future NRG will, in fact, achieve substantial market share in all three countries within the projected timeframe. If Future NRG is unable to enter one or more of these markets, or enters them but fails to achieve the assumed market share levels within the assumed timeframe, the actual value of Future NRG could be materially less than the discounted valuation on which the Fairness Opinion and the $2.0 billion Purchase Consideration were based, even after giving effect to the 50% discount.

Further, the appropriateness of a 50% discount itself is subject to uncertainty. The academic literature on venture capital and start-up discount rates cited by Strategic Capital Advisory reports expected rates of return ranging from 50% to 100% for seed-stage and early-stage companies, and these discount rates reflect the high failure rates of early-stage enterprises. Although Strategic Capital Advisory selected a 50% discount within this range, there can be no assurance that a 50% discount adequately compensates for the risks of entering three new countries simultaneously with no existing infrastructure, regulatory approvals, or operating history in any of them. A higher discount rate would have resulted in a lower implied valuation for Future NRG, which in turn would have reduced the number of Exchange Shares issuable to the Selling Shareholders and the resulting dilution to existing BGMS stockholders.

Stockholders should consider that the $2.0 billion valuation, even after the application of the 50% start-up discount, ascribes substantial value to Future NRG’s planned operations in countries where it has no current presence, and that the ultimate realization of that value depends on Future NRG’s ability to overcome significant execution, regulatory, financing, and competitive risks in each of those markets.

RISKS RELATED TO BIO GREEN MED SOLUTION

Unless the context requires otherwise, references in the following “Risks Related to Parent” in this proxy statement/prospectus to “BGMS,” “Parent” “we,” “us” and “our” are to Bio Green Med Solution, Inc., a Delaware corporation.

Our activities to evaluate and pursue strategic alternatives may not be successful.

We have engaged ARC Group Limited, as a financial advisor to assist us in pursuing strategic alternatives, and on June 4, 2026, we announced that we had entered into the Business Combination Agreement. We continue to evaluate additional strategic alternatives in order to enhance stockholder value, and we have suspended many of our research and development activities to reduce operating expenses while we evaluate and pursue these opportunities. We have and expect to continue to devote significant time and resources to identifying and evaluating strategic alternatives, including the Transaction; however, there can be no assurance that the Transaction or other such activities will enhance stockholder value. In addition, potential strategic transactions that require stockholder approval, such as the Transaction and the related matters stockholders are being asked to approve in this proxy statement/prospectus, may not be approved by our stockholders. Further, any strategic transaction that is completed ultimately may not deliver the anticipated benefits or enhance stockholder value.

Although the proposed Transaction is expected to contribute positively to the future earnings of Parent, there can be no assurance that the anticipated benefits from the proposed Transaction will be realized or that Parent will be able to generate sufficient returns from the earnings of Future NRG to offset the associated cost of acquisition incurred. In addition, any decline in economic conditions and/or change in government policies may affect the potential benefits to be derived from the proposed Transaction and the duration required for BGMS to recoup its investment. Nevertheless, the management of BGMS and the Board have exercised due care in considering the potential risks and benefits associated with the proposed Transaction and believes that the Transaction will be earnings accretive to the Parent. Any strategic transaction may require us to incur non-recurring or other charges, may increase our near- and long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results. For example, these transactions may entail numerous operational and financial risks, including:

●	exposure to unknown liabilities;

●	incurrence of substantial debt or dilutive issuances of equity securities to pay for acquisitions;

●	higher than expected acquisition and integration costs;

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●	write downs of assets or goodwill or impairment charges;

●	increased amortization expenses;

●	difficulty and cost in combining the operations and personnel of any acquired businesses with our operations and personnel;

●	impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership;

●	the inability to sell assets; and

●	the inability to retain key employees of our company or any acquired businesses.

Accordingly, although there can be no assurance that we will undertake or successfully complete any strategic transactions of the nature described above. Any transactions that we complete may be subject to the foregoing or other risks and could have a material adverse effect on our business, financial condition and prospects.

The demand for our products is impacted by a number of factors outside of our control.

Our fire safety division now incorporates our wholly-owned subsidiary, Fitters Sdn. Bhd. a Malaysia headquartered company that conducts its business in the Malaysian market. Fitters imports fire safety and protective equipment from international suppliers, including Tyco Fire & Building Products Asia Pte Ltd (an affiliate of Johnson Controls International plc), and supplies, trades, and installs that equipment for customers located in Malaysia. Established in 1982, the Company has built a strong presence in the industry, providing a wide range of fire safety products, including fire equipment, foam system, fire resistant doors, personal protective equipment (“PPE”) and fire safety apparel. Our end markets experience constantly changing demand depending on a number of factors that are out of our control. The demand for our fire protection equipment is driven by the market for our products, which is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards, any of which can render existing products obsolete. We believe that our future success will depend in large part on our ability to offer new and effective products in a timely manner and on a cost-effective basis. As a result of the complexities inherent in our products, major new products and product enhancements can require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. In addition, if we or our competitors announce or introduce new products our current or future customers may defer or cancel purchases of our products, which could materially adversely affect our business, operating results and financial condition. Our failure to offer, successfully and on a timely and cost-effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements, would have a material adverse effect on our business, operating results and financial condition.

Our performance is tied to customer demand for fire suppression equipment and materials, the decrease of which could adversely affect our performance.

We currently recognizes revenue from, among other things, trading and installation of fire safety materials and equipment. The demand for our fire protection equipment is driven by rapid industrialization, urbanization, and increasing safety awareness. In the December 31, 2025 financial year, our top four customers collectively accounted for 55% of the Company’s total sales, with individual contributions of approximately 36%, 7%, 6%, and 6%, respectively. Accordingly, Fitters relies on a limited number of customers from whom it generates most of its revenue. Dependence on a few customers could make it difficult to negotiate attractive prices for our products and could expose us to the risk of substantial losses if a single dominant customer stops purchasing our products. We have not entered into long-term supply contracts with either of these major customers. Therefore, there can be no assurance that we will maintain or improve our relationships with our major customers, or that we will be able to continue to supply these customers at current levels or at all. If we cannot maintain long-term relationships with these major customers, the loss of sales could have an adverse effect on our business, financial condition and results of operations.

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If any of our customers fail to pay us, our profit and cash flow may be affected as a result.

If any of our customers are slow in their payment process, their delayed payments may adversely affect our cash flow and our ability to fund our operations out of our operating cash flow. In addition, although we attempt to establish appropriate reserves for our receivables, those reserves may not prove to be adequate in view of actual levels of bad debts. The failure of our customers to pay us in a timely manner could negatively affect our working capital, which could in turn adversely affect our cash flow. Although no customer has failed to pay us even though their payments were delayed, there is no assurance that they will be able to pay in the future.

We are substantially dependent upon our senior management and key personnel.

We are highly dependent on our senior management to manage our business and operations. We also depend on our key personnel for the sales and marketing of our products. We do not maintain key man life insurance on any of our senior management or key personnel. The loss of any one of them would have a material adverse effect on our business and operations. Competition for senior management and our other key personnel is intense and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any senior management or key personnel that we lose. In addition, if any member of our senior management or key personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company. Although each of our senior management and key personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot assure you that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key personnel.

We compete for qualified personnel with other fire products businesses. Intense competition for these personnel could cause our compensation costs to increase, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

We may not pay dividends.

We cannot assure you that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance our Board of Directors will declare dividends even if we remain profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors.

We do not carry business interruption insurance so we could incur unrecoverable losses if our business is interrupted.

We are subject to risks inherent to our business, including equipment failure, theft, natural disasters, labor disturbances, business interruptions, property damage, and product liability. We do not carry any business interruption insurance or third-party liability insurance or other insurance to cover risks associated with our business. As a result, if we suffer losses, damages or liabilities, including those caused by natural disasters or other events beyond our control and we are unable to make a claim against a third party, we will be required to bear all such losses from our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

We may need to raise additional capital to grow our business and satisfy our anticipated future liquidity needs, and we may not be able to raise it on terms acceptable to us, or at all.

Growing and operating our business will require significant cash outlays, liquidity reserves and capital expenditures and commitments to respond to business challenges, including developing or enhancing new or existing products. As of December 31, 2025, we had cash on hand of $3.5 million and $3.8 million as of June 30, 2026. If cash on hand and cash generated from operations are not sufficient to meet our cash and liquidity needs, we may need to seek additional capital, potentially through debt or equity financing. To the extent that we raise additional capital through the sale of additional equity or convertible securities, your ownership interest may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, would result in increased fixed payment obligations and a portion of our operating cash flows, if any, being dedicated to the payment of principal and interest on such indebtedness. In addition, debt financing may involve agreements that include restrictive covenants that impose operating restrictions, such as restrictions on the incurrence of additional debt, the making of certain capital expenditures or the declaration of dividends. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our products. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or considering specific strategic considerations. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, operating results and prospects and cause the price of the common stock to decline.

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We are subject to risks from changes to trade policies, tariffs and import/export regulations by the U.S. and/or other foreign governments.

Changes in the import policies, including trade restrictions, new or increased tariffs or quotas, embargoes, sanctions and counter sanctions, safeguards or customs restrictions by Malaysia, the U.S. or other foreign governments, could require us to change the way we conduct business and adversely affect our financial condition, results of operations, reputation and our relationships with customers and suppliers. Fitters imports substantially all of the fire safety equipment and components that it distributes, installs, and services from international suppliers, including suppliers located in the United States, Singapore, and elsewhere, for sale to customers located in Malaysia. Fitters does not currently generate material export sales to constitute a significant portion of our revenue. Both our sales from international operations and export sales and its business is not conducted through operations located outside of Malaysia. Because our business depends on our ability to import products from these international suppliers, our import activities are subject in varying degrees to the following risks:

●	possibility of unfavorable circumstances arising from host country laws or regulations;

●	currency exchange rate fluctuations and restrictions on currency repatriation;

●	potential negative consequences from changes to taxation policies;

●	disruption of operations from labor and political disturbances;

●	changes in tariff and trade barriers and import and export licensing requirements; and

●	insurrection or war.

Restrictions on, or taxation of, imports under applicable Malaysian or foreign law, currency exchange regulations, or changes in trade policies of the countries in which our suppliers are located could increase the cost of, or restrict our ability to import, the fire safety equipment and components we purchase from our international suppliers for distribution in Malaysia. Because we source products from suppliers located outside of Malaysia, our business is subject to additional uncertainties beyond those we face purely as a domestic Malaysian distributor, including the possibility that foreign governments may impose or increase export restrictions, tariffs or other restrictions affecting our suppliers, or that geopolitical instability in the countries where our suppliers are located may disrupt our supply chain. We cannot predict the impact such future, largely unforeseeable events might have on our business, financial condition, results of operations and cash flow.

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Our profitability could be negatively impacted by price and inventory risk related to our business, including commodity price exposure.

Our realized margins depend on the differential of sales prices over our total supply costs. Our profitability is therefore sensitive to changes in product prices caused by changes in supply, transportation and storage capacity or other market conditions. Market, weather or other conditions beyond our control may disrupt our expected supply of product, and we may be required to obtain supply at increased prices that cannot be passed through to our customers.

Our industry is very competitive and some of our products are commodities.

We face competition from both new entrants and existing competitors in the fire services industry. The businesses are competitive due to the presence of other local and international producers and suppliers of fire protection systems. The competitors may affect the Company’s revenue and market share, which may in turn affect the financial performance of the Company. In this respect, the competitors from the fire protection systems are constantly developing more advanced technology and product formulations in order to gain a larger market share and a competitive edge.

In addition, the barriers to entry for new distributors of fire protection equipment are low as they can source products or systems that already have the relevant product certifications obtained by the respective manufacturer or supplier. As such, the competition that the Company faces face may result in, among others, reduction in the prices of the Company’s products thus affecting the Company’s profit margins, increase in the Company’s marketing activities and thus expenses, and/ or loss of business due to competitors’ offerings, which may adversely affect the Company’s business operations and financial performance. There can be no assurance that the Company will continue to compete effectively in the industries and failure to do so may adversely affect its growth prospects and financial performance.

There is no assurance that our existing projects will not be delayed or terminated and there can also be no certainty that our order book will be continually maintained at such level in the future.

Our revenue for the fire services division is largely dependent on the sustainability of the Company’s order book, which is in turn affected by the business and economic condition in Malaysia, as well as the Company’s ability to tender for the new projects by competing against other competitors in terms of pricing, timely delivery and quality. There is no assurance that the Company’s existing projects will not be delayed or terminated and there can also be no certainty that the Company’s order book will be continually maintained at such level in the future. The sustainability of our order book refers to the long-term viability and success of our business, which relies on fulfilling orders. A sustainable order book is characterized by consistent demand, effective operations, and adaptability to changing market conditions and relates to ensuring the business continues to receive and process orders in a way that is profitable and environmentally responsible.

There can be no assurance that we will maintain our relationship with, or serve, our customers at current levels. In addition, there is no assurance that any new agreement we enter into to supply or share services or facilities will have terms as favorable as those contained in current arrangements. Less favorable contract terms and conditions under any customer contract or contract for supply, purchase or shared services or facilities, could have a material adverse effect on our business, financial condition and results of operations.

Risks from the improper conduct of, or use of our products by, employees, agents, government contractors, or collaborators could adversely affect our reputation as well as our business, financial condition and results of operations.

Unapproved or improper use of our products, or inadequate disclosure of risks or other information relating to the use of our products can lead to injury or other serious adverse events. These events could lead to recalls or safety alerts relating to our products (either voluntary or as required by governmental authorities), and could result, in certain cases, in the removal of a product from the market. A recall could result in significant costs and lost sales and customers, enforcement actions and/or investigations by state and federal governments or other enforcement bodies, as well as negative publicity and damage to our reputation that could reduce future demand for our products. Personal injuries relating to the use of our products can also result in significant product liability claims being brought against us. See “—Some of the products we produce may cause adverse health consequences or environmental impacts, which exposes us to product liability and other claims, and we may, from time to time, be the subject of indemnity claims. Indemnity and insurance coverage could be inadequate or unavailable to cover such product liability and other claims.”

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We cannot ensure that our compliance controls, policies, and procedures will in every instance protect us from acts committed by our employees, agents, contractors, service providers or collaborators that would violate the laws or regulations of the jurisdictions in which we operate, including, without limitation, employment, foreign corrupt practices, trade restrictions and sanctions, environmental, competition, and privacy laws and regulations. Such improper actions could subject us to civil or criminal investigations, and monetary and injunctive penalties, and could adversely impact our reputation as well as our business, financial condition and results of operations.

There is no guarantee that we will be able to continue purchasing products from our suppliers on a long-term basis.

There is no guarantee that we will be able to continue purchasing products from our current suppliers on a long-term basis. Some supply contracts are renewable or renew automatically unless notice of termination is given, however there can be no assurance that they will be renewed or that notice of termination will not be given. We also have long-term relationships with certain suppliers, but there are no assurances that such relationships, and related supply, will continue. Finding a new supplier may take a significant amount of time and resources, and once we have identified such new supplier, we would have to ensure that they meet our standards for quality control and have the necessary technical capabilities, responsiveness, high-quality service and financial stability. If we are unable to efficiently manage our supply chain and/or ensure that our products are available to meet consumer demand, our operating costs could increase and our profit margins could decrease.

Manufacturing of our specialty products and fire retardant products is concentrated at certain facilities of our suppliers. In the event of a significant manufacturing difficulty, disruption or delay, we may not be able to purchase products without incurring material additional costs and substantial delays. Furthermore, these risks could materially and adversely affect our business if our suppliers’ facilities are impacted by a natural disaster or other interruption at a particular location. As a result, protracted regional crises, or issues with manufacturing facilities could lead to eventual shortages of products and it could be difficult or impossible, costly and time consuming to obtain alternative sources for products. In addition, difficulties in transitioning from an existing supplier to a new supplier could create delays in component availability that would have a significant impact on our ability to fulfill orders for our products.

For example, Fitters purchases SKUM and CHEMGUARD brand foam agents and foam hardware, and TYCO brand sprinklers, spray nozzles and valves, each a brand name of Johnson Controls International plc (NYSE: JCI), from Tyco Fire & Building Products Asia Pte Ltd, an affiliate of Johnson Controls International plc, pursuant to non-exclusive authorized distributor letters that are valid for successive twelve-month terms. Tyco Fire & Building Products Asia Pte Ltd may decline to renew or reissue these letters at any time, in its sole discretion and without cause, and the letters do not otherwise provide for a longer term or any minimum purchase, exclusivity, or indemnification commitments. If Tyco Fire & Building Products Asia Pte Ltd or Johnson Controls International plc were to decline to renew Fitters’ authorized distributor status, or otherwise cease or reduce its supply of SKUM, CHEMGUARD or TYCO branded products to us, we would need to identify and qualify an alternative source of comparable foam suppression and sprinkler system products, which could take significant time and result in increased costs, and our foam systems and sprinkler systems product lines and related revenue could be adversely affected. For additional information, see “Bio Green Med Solution, Inc. Business — Material Supplier Relationships” in this proxy statement/prospectus.

Our business may be negatively affected by labor issues and higher labor costs.

Our ability to maintain our workforce depends on our ability to attract and retain new and existing employees. As of the date of this filing, none of our employees are covered by collective bargaining agreements and we consider our labor relations to be acceptable. However, we could experience workforce dissatisfaction which could trigger bargaining issues, employment discrimination liability issues as well as wage and benefit consequences, especially during critical operation periods. We could also experience a work stoppage or other disputes which could disrupt our operations and could harm our operating results. In addition, legislation or changes in regulations could result in labor shortages and higher labor costs. There can be no assurance that we may not experience labor issues that negatively impact our operations or results of operations.

We are subject to interest rate risks.

We are subject to market risks due to fluctuations in interest rates on our debt. Increases in interest rates will increase the cost of new borrowings and our interest expense. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of our debt instruments. We do not use any derivative instruments to manage our interest rate risk exposure. We have not been subject to nor do we anticipate being exposed to material risks due to changes in interest rates.

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Unfavorable economic and market conditions could materially and adversely affect our business, results of operations and financial condition.

We are subject to risks arising from adverse changes in global economic conditions. Although Fitters conducts its business in the Malaysian market, Fitters imports fire safety equipment and components from international suppliers, and long-term economic uncertainty in the countries where our suppliers are located could result in declines in revenue, profitability and cash flow due to reduced product availability, payment delays, supply chain disruptions or other factors caused by the economic challenges faced by our suppliers, and other business partners, which could negatively impact our business and could result in declines in our consolidated results of operations and cash flow.

We compete in the Malaysian fire safety and protection product market. We expect revenue from the Malaysian market to be significant for the foreseeable future. Important factors impacting our business include the overall strength of the Malaysian economy and our customers’ confidence in both local and global macro-economic conditions; industrial and federal, state, local and municipal governmental spending in Malaysia; the strength of the residential and commercial real estate markets in Malaysia; interest rates; availability of commercial financing for our customers and end-users in Malaysia; and unemployment rates in Malaysia. A slowdown or downturn in these financial or macro-economic conditions in Malaysia could have a significant adverse effect on our business, financial condition, results of operations and cash flow.

We have experienced and expect to continue to experience fluctuations in revenues and operating results due to economic and business cycles, particularly within the portion of our business that provides products and services used in residential and commercial buildings. We believe our level of business activity is influenced by residential and commercial building starts and renovations, which are heavily influenced by interest rates, consumer debt levels, changes in disposable income, employment growth and consumer confidence. Credit market conditions greatly affect the ability of residential and commercial builders to obtain the necessary capital to complete and begin new projects. We closely monitor the credit worthiness of our customers, and evaluate their financial ability to pay for those products and services we provide to them. As it relates to our customers’ ability to pay for products and services, we have not experienced any significant negative impact as a result of the recent economic downturn. If market conditions worsen, it may result in a delay or cancellation of orders from our customers or potential customers and adversely affect our revenues and our ability to manage inventory levels, collect customer receivables and maintain current levels of profitability.

Global economic conditions could negatively affect our prospects for growth.

Our prospects for growth may be directly affected by the general global economic conditions of the countries in which our international suppliers and their partners operate, as well as the industries in which our customer groups operate. Our business will be highly dependent on the economic and market conditions in Malaysia, where we conduct our operations and generate substantially all of our revenue, as well as in the countries from which we import our products. These conditions affect our business by reducing the demand for fire prevention products in times of economic downturn in Malaysia and increasing the price of our products in times of increasing demand or supply chain disruption affecting our international suppliers. There can be no assurance that global economic conditions will not negatively impact our liquidity, growth prospects and results of operations.

Adverse changes in political, economic and regulatory conditions in Malaysia and the United States could materially affect our financials and prospects. Political, economic and regulatory uncertainties include, amongst others, risks of war, changes in political state, changes in economic conditions, changes in governmental policies such as changes to labour laws, introduction of new rules or regulations, interest rates, tariff rates, fiscal and monetary policies and method of taxation.

Our business operations rely on information technology and communications networks, and operations that are vulnerable to damage or disturbance from a variety of sources. Regardless of protection measures, essentially all systems are susceptible to disruption due to failure, vandalism, computer viruses, security breaches, natural disasters, power outages and other events. In addition, cybersecurity threats are evolving and include, among others, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in our systems, unauthorized release of confidential or otherwise protected information and corruption of data. We also have a concentration of operations in certain sites, e.g., production, and shared services centers, where business interruptions could cause material damage and costs. Transport of goods from suppliers, and to customers, could also be hampered for the reasons stated above. Although we have assessed these risks, implemented controls, and performed business continuity planning, we cannot be sure that interruptions with material adverse effects will not occur.

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The markets in which we operate are highly competitive, and some of our competitors have greater financial and other resources than we do.

The competitive pressures faced by us could materially and adversely affect our business, results of operations and financial condition. The safety products and solutions market is highly competitive, with participants ranging in size from small companies focusing on single types of safety products, to large multinational corporations that manufacture and supply many types of safety products and solutions. Our main competitors vary by region and product. We believe that participants in this industry compete primarily on the basis of product characteristics (such as functional performance, technology, cost of ownership, comfort, design and style), price, service and delivery, integrated solutions, customer support, the ability to meet the special requirements of customers, brand name trust and recognition, purchasing options, and e-business capabilities. Some of our competitors have greater financial and other resources than we do, and our business could be adversely affected by competitors’ new product innovations, technological advances made to competing products and solutions and pricing changes made by us in response to competition from existing or new competitors. We may not be able to compete successfully against current and future competitors, and the competitive pressures faced by us could have a material adverse effect on our business, consolidated results of operations and financial condition. In addition, e-commerce is a rapidly developing area, and the execution of a successful e-business strategy involves significant time, investment and resources. If we are unable to successfully expand e-business capabilities in support of our customer needs, our brands may lose market share, which could negatively impact revenue and profitability.

If we are unable to compete successfully in our marketplace, it will harm our business.

There are existing products in the fire prevention products marketplace that compete with our products. Companies may develop new products that compete with our products. Certain competitors and potential competitors have longer operating histories, substantially greater product development capabilities and financial, scientific, marketing and sales resources. Competitors and potential competitors may also develop fire prevention products that are more effective or have other potential advantages compared to our fire prevention products. Certain competitors and potential competitors have broader fire prevention product offerings and extensive customer bases, allowing them to adopt aggressive pricing policies that would enable them to gain market share. Competitive pressure could result in price reductions, reduced margins and loss of market share. We could encounter potential customers that, due to existing relationships with our competitors, are committed to fire prevention products offered by those competitors. As a result, those potential customers may not consider purchasing our fire prevention products.

Risks Related to Securities Regulations and Investment in Our Securities

Failure to achieve and maintain internal controls in accordance with Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we maintain internal control over financial reporting that meets applicable standards. As with many smaller companies with small staff, material weaknesses in our financial controls and procedures may be discovered. If we fail to maintain our internal controls or fail to implement required new or improved controls, as such control standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting. Effective internal controls are necessary for us to produce reliable financial reports and are important in the prevention of financial fraud. If we cannot produce reliable financial reports or prevent fraud, our business and operating results could be harmed.

We incur increased costs and management resources as a result of being a public company, and we may fail to comply with public company obligations.

As a public company, we face and will continue to face increased legal, accounting, administrative and other costs and expenses that we would not incur as a private company. Compliance with the Sarbanes Oxley Act of 2002, as well as other rules of the SEC, the Public Company Accounting Oversight Board and Nasdaq resulted in a significant initial cost to us as well as an ongoing compliance cost. As a public company, we are subject to Section 404 of the Sarbanes Oxley Act relating to internal control over financial reporting. We have completed a formal process to evaluate our internal controls for purposes of Section 404, and we concluded that as of December 31, 2025, our internal control over financial reporting was effective. As our business grows and changes, there can be no assurances that we can maintain the effectiveness of our internal controls over financial reporting. In addition, our independent certified public accounting firm has not provided an opinion on the effectiveness of our internal controls over financial reporting for the year ended December 31, 2025 because we are a smaller reporting company. In the event our independent auditor is required to provide an opinion on such controls in the future, there is a risk that the auditor would conclude that such controls are ineffective.

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Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We have completed a formal process to evaluate our internal control over financial reporting. However, guidance from regulatory authorities in the area of internal controls continues to evolve and substantial uncertainty exists regarding our on-going ability to comply by applicable deadlines. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

An active trading market for our common stock has not developed and it may have a volatile public trading price, thus, purchasers of our common stock could incur substantial losses.

An active public market for our common stock has not developed. Our stock can trade in small volumes, which may make the price of our stock highly volatile. The last reported price of our stock may not represent the price at which you would be able to buy or sell the stock. The market prices for securities of companies comparable to us have been highly volatile. Often, these stocks have experienced significant price and volume fluctuations for reasons that are both related and unrelated to the operating performance of the individual companies. In addition, the stock market as a whole have experienced significant recent volatility. Like our common stock, these stocks have experienced significant price and volume fluctuations for reasons unrelated to the operating performance of the individual companies. If an active market for the Company’s common stock does not develop or is not sustained, it may be difficult for stockholders to sell their shares at an attractive price or at all.

If securities or industry analysts do not publish research or reports about us, if they change their recommendations regarding our stock adversely or if our operating results do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us. If analysts do not publish research reports or one or more of these analysts who were publishing research cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

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We may not be able to facilitate our growth strategy by identifying or completing transactions with attractive acquisition candidates, which could limit our revenues and profitability. Future acquisitions may result in significant transaction expenses and may involve significant costs. We may experience integration and consolidation risks associated with future acquisitions.

An element of our growth strategy is to selectively pursue, on an opportunistic basis, acquisitions of businesses or assets of businesses that complement our existing business and footprint. We may also consider other potential strategic transactions, including dispositions, which are also subject to claims by third parties and by the buyers under the terms of our disposition agreements. Aside from the Transaction, we have no current agreement for any acquisition of a business or assets. The success of this element of our growth strategy depends, in part, on selecting strategic acquisition candidates at attractive prices and effectively integrating their businesses into our own, including with respect to financial reporting and regulatory matters. We cannot assure you that we will be able to identify attractive acquisition candidates or complete the acquisition of any identified candidates at favorable prices and upon advantageous terms and conditions, including financing alternatives. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and lead to higher acquisition costs. We may not have the financial resources necessary to consummate any acquisitions or the ability to obtain the necessary funds on satisfactory terms. Any acquisitions in the future may result in significant transaction expenses and risks associated with entering new markets and dilution for our existing stockholders. We may also be subject to claims by third parties related to the operations of these businesses prior to our acquisition and by sellers under the terms of our acquisition agreements.

Anti-takeover provisions in our charter documents and provisions of Delaware law may make an acquisition more difficult and could result in the entrenchment of management.

We are incorporated in Delaware. Anti-takeover provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may make a change in control or efforts to remove management more difficult. Also, under Delaware law, our Board of Directors may adopt additional anti-takeover measures. We have the authority to issue up to 5 million shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If the Board of Directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock and vote the stock they acquire to remove management or directors. Our amended and restated certificate of incorporation and amended and restated bylaws also provides staggered terms for the members of our Board of Directors. Under Section 141 of the Delaware General Corporation Law, our directors may be removed by stockholders only for cause and only by vote of the holders of a majority of voting shares then outstanding.

These provisions may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control of us without the consent of our Board of Directors. These provisions could also delay the removal of management by the Board of Directors with or without cause. In addition, our directors may only be removed for cause and amended and restated bylaws limit the ability of our stockholders to call special meetings of stockholders. The existence of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

In the event of an acquisition of our common stock, we cannot assure our common stockholders that we will be able to negotiate terms that would provide for a price equivalent to, or more favorable than, the price at which our shares of common stock may be trading at such time.

We may not effect a consolidation or merger with another entity without the vote or consent of the holders of at least a majority of the shares of our preferred stock (in addition to the approval of our common stockholders), unless the preferred stock that remains outstanding and its rights, privileges and preferences are unaffected or are converted into or exchanged for preferred stock of the surviving entity having rights, preferences and limitations substantially similar, but no less favorable, to our convertible preferred stock.

In addition, in the event a third party seeks to acquire our company or acquire control of our company by way of a merger, but the terms of such offer do not provide for our preferred stock to remain outstanding or be converted into or exchanged for preferred stock of the surviving entity having rights, preferences and limitations substantially similar, but no less favorable, to our preferred stock, the terms of the Certificate of Designations of our preferred stock provide for an adjustment to the conversion ratio of our preferred stock such that, depending on the terms of any such transaction, preferred stockholders may be entitled, by their terms, to receive up to $10.00 per share in common stock, causing our common stockholders not to receive as favorable a price as the price at which such shares may be trading at the time of any such transaction.

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As of June 15, 2026, we had 135,273 shares of our 6% Convertible Exchangeable Preferred Stock issued and outstanding. If the transaction were one in which proceeds were received by us for distribution to stockholders, and the terms of the Certificate of Designations governing the preferred stock were strictly complied with, approximately $1.7 million would be paid to the preferred holders before any distribution to the common stockholders, although the form of transaction could affect how the holders of preferred stock are treated. In such an event, although such a transaction would be subject to the approval of our holders of common stock, we cannot assure our common stockholders that we will be able to negotiate terms that would provide for a price equivalent to, or more favorable than, the price at which our shares of common stock may be trading at such time. Thus, the terms of our preferred stock might hamper a third party’s acquisition of our company.

We may have limited ability to pay cash dividends on our preferred stock, and there is no assurance that future quarterly dividends will be declared.

Delaware law may limit our ability to pay cash dividends on our preferred stock. Under Delaware law, cash dividends on our preferred stock may only be paid from surplus or, if there is no surplus, from the corporation’s net profits for the current or preceding fiscal year. Delaware law defines “surplus” as the amount by which the total assets of a corporation, after subtracting its total liabilities, exceed the corporation’s capital, as determined by its board of directors. Since we are not profitable, our ability to pay cash dividends will require the availability of an adequate surplus. Even if adequate surplus is available to pay cash dividends on our preferred stock, we may not have sufficient cash to pay dividends on the preferred stock or we may choose not to declare the dividends.

Our common stock may experience extreme price and volume fluctuations, which could lead to costly securities-related litigation, including securities class action litigation or securities-related investigations, which could make an investment in us less appealing.

You should consider an investment in our common stock to be risky, and you should invest in our common stock and preferred stock only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our common stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this registration statement, are:

●	announcements of technological innovations or new products or services by us or our competitors; announcements concerning our competitors;

●	new regulatory pronouncements and changes in regulatory guidelines;

●	general and industry-specific economic conditions;

●	additions to or departures of our key personnel;

●	sale of our common stock by our stockholders, executives and directors;

●	volatility and limitations in trading volumes of our shares;

●	our ability to obtain financings to grow our existing business, and other business activities;

●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;

●	our ability to secure and maintain resources;

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●	announcements and events surrounding financing efforts, including debt and equity securities;

●	announcements of acquisitions, partnerships, collaborations, joint ventures, new products, capital commitments, or other events by us or our competitors;

●	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;

●	changes in financial estimates or recommendations by securities analysts;

●	variations in our quarterly results;

●	changes in accounting principles or in applicable laws, rules, regulations; and

●	other events or factors, many of which may be out of our control.

The stock markets have from time-to-time experienced significant price and volume fluctuations that have affected the market prices for publicly traded securities. This volatility has often been unrelated to the performance of particular companies. In the past, companies that experience volatility in the market price of their securities have often faced securities class action and derivative litigation, and as a public company, we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. These market prices generally are not sustainable and are highly volatile. Whether or not meritorious, litigation brought against us could result in substantial costs, divert our management’s attention and resources, and harm our financial condition and results of operations.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend on our financial condition, results of operations, capital requirements, the outcome of the review of our strategic alternatives and other factors and will be at the discretion of our Board of Directors. Accordingly, investors will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends.

If persons engage in short sales of our common stock the price of our common stock may decline.

Selling short is a technique used by a stockholder to take advantage of an anticipated decline in the price of a security. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. You could, therefore, experience a decline in the value of your investment as a result of short sales of our common stock.

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Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful stockholder claims against us and may reduce the amount of money available to us.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws provide that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of our company or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our amended and restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification.

If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, except in the case of a claim for an advancement of expenses, in which case such period is 20 days, our amended and restated certificate of incorporation and our amended and restated bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The rights conferred in the amended and restated certificate of incorporation and the amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons. We have entered into indemnification agreements with each of our officers and directors. The above limitations on liability and our indemnification obligations limit the personal liability of our directors and officers for monetary damages for breach of their fiduciary duty as directors by shifting the burden of such losses and expenses to us. As a result, we may need to use a significant amount of our funds to satisfy our indemnification obligations, which could severely harm our business and financial condition and limit the funds available to stockholders who may choose to bring a claim against our company.

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Risks Related to Regulatory and Legal Matters

Our ability to market and sell our products and solutions is subject to existing government laws, regulations and standards.

Changes in such laws, regulations and standards or our failure to comply with them could materially and adversely affect our results of operations. Most of the fire safety products we offer and sell are required to meet performance and test standards designed to protect the safety of people and infrastructures around the world and are required to comply with other various laws and regulations in the applicable markets where sold. Our inability to comply with these standards and regulations could result in declines in revenue, profitability and cash flow. Changes in laws, regulations, or the standards themselves, including changes resulting from the outcome of federal, national, state or provincial elections, could reduce the demand for our products thereby creating opportunities for our competitors. Regulatory approvals for our fire safety products may be delayed or denied for a variety of reasons that are outside of our control. Additionally, market anticipation of significant new standards can cause customers to accelerate or delay buying decisions.

Failure to comply with stringent and evolving fire safety regulations in Malaysia could negatively affect our prospects for growth and operating results.

Our business is subject to stringent and evolving fire safety regulations in Malaysia. Failure to obtain, maintain, or renew required certifications from the Fire and Rescue Department of Malaysia (“BOMBA”) or other regulatory bodies could materially and adversely affect our business, results of operations, and financial condition. Our fire safety products and installations are strictly governed by the Fire Services Act 1988 (Act 341) and various subsidiary legislations. As of 2026, the regulatory environment in Malaysia has become increasingly rigorous, with the commencement of full enforcement regarding Fire Certificates (FC) for designated premises in the first quarter of 2026. Many of our fire safety installations require a Sijil Perakuan Bahan (Material Certification Certificate) issued by BOMBA. This involves meeting standards set by the Standard and Industrial Research Institute of Malaysia (SIRIM) before an approval certificate is granted. Any delay in testing, failure to meet these standards, or changes in the list of laboratories authorized by the Director General for testing could prevent us from marketing our products.

Starting in 2026, buildings in designated categories must hold mandatory fire drills to renew their fire certifications. If our clients fail to comply due to deficiencies in our equipment or advisory services, we may face contract terminations or reputational damage. The Occupational Safety and Health Act in Malaysia (“OSHA”), which aims to ensure the safety, health and welfare of people at work and to protect others from safety and health hazards in all workplaces throughout Malaysia. Recent amendments to OSHA have significantly increased maximum fines for breaches—ranging from RM 100,000 to RM 500,000—and introduced potential imprisonment of up to two years for company directors and officers.

Effective January 1, 2026, a new self-regulation framework grants Fire Safety Managers authority to issue technical reports, subject to periodic BOMBA audits every 2–3 years. Any failure by our personnel to maintain “competent person” status or if our reports are found non-compliant during audits could lead to the revocation of our operating licenses. The 2025 amendment to the Fire Safety Act 1988 introduced formal requirements for Fire Risk Analysis Reports, which must now be prepared by Registered Fire Safety Consultants. If we are unable to retain such qualified professionals, our service offerings would be legally restricted. New or stricter laws and regulations may be introduced that could result in additional compliance costs and prevent or inhibit the distribution and sale of our products, which could have a significant negative impact on our ability to generate revenue and adversely impact our business, financial condition and results of operation.

Some of our products may be subject to government regulations pertaining to exportation, which may limit the markets in which we can sell some of our products.

International sales of certain of our products may be subject to U.S. laws, regulations and policies and other export laws and regulations and may be subject to first obtaining licenses, clearances or authorizations from various regulatory entities. If we are not allowed to export our products or the clearance process is burdensome, our ability to generate revenue would be adversely affected. The failure to comply with any of these regulations could adversely affect our ability to conduct our business and generate revenues, as well as increase our operating costs.

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We may be subject to product liability or warranty claims that could require us to make significant payments.

We would be exposed to product liability claims in the event that the use of our products results, or is alleged to result, in bodily injury and/or property damage. There is a risk that we will experience product liability or warranty losses in the future or that we will incur significant costs to defend such claims. Such losses and costs may be material. While we currently have product liability insurance, our product liability insurance coverage may not be adequate for any liabilities that may ultimately be incurred or the coverage may not continue to be available on terms acceptable to us. A successful claim brought against us in excess of our available insurance coverage could require us to make significant payments or a requirement to participate in a product recall which may harm our reputation or profitability.

We may be the subject of litigation by customers, suppliers and other third parties in the future.

Neither our Company nor any of our subsidiaries currently is a party to any legal proceeding that, individually or in the aggregate, is material to our company as a whole. However, from time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. The costs incurred in litigation can be substantial, regardless of the outcome. Proceedings that we believe are insignificant may develop into material proceedings and subject us to unforeseen outcomes or expenses. Additionally, the actions of certain participants in our industry may encourage legal proceedings against us or cause us to reconsider our litigation strategies. As a result, we could from time to time incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

Claims of injuries or potential safety issues or quality concerns could be made against our various subsidiaries.

Our fire safety products and solutions are often used in high-risk and unpredictable environments and our mission, reputation and business success rely on our ability to provide safe, high quality and reliable products that earn and maintain customer trust. In the event that those using our fire safety products and solutions are injured, or if any of our fire safety products or solutions are alleged to have contributed, we could be subject to claims or suffer reputational harm even though those fire safety products or solutions are manufactured by third parties. We continue to review, update, and execute the Company’s quality management processes appropriately to meet changing market demands, technology, and fire safety product standards. Any significant claims, recalls or field actions that result in significant expense or negative publicity against us could have a material adverse effect on our business, operating results, financial condition and liquidity, including any successful claim brought against us in excess or outside of available insurance coverage.

We are subject to general governmental regulation and other legal obligations, including those related to privacy, data protection and information security, and our actual or perceived failure to comply with such obligations could harm our business. Compliance with such laws could also impair our efforts to maintain and expand our customer base, and thereby decrease our revenue.

We receive, store and process personal information and other data from and about customers in addition to our employees and services providers. Our handling of data is subject to a variety of laws and regulations, including regulation by various government agencies, such as the U.S. Federal Trade Commission (the “FTC”) and various state, local and foreign agencies. Our data handling also is subject to contractual obligations and industry standards.

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The U.S. federal and various state governments have adopted or proposed limitations on the collection, distribution, use, storage and security of data relating to individuals, including the use of contact information and other data for marketing, advertising and other communications with individuals and businesses. Additionally, the FTC and many state attorneys general are interpreting federal and state consumer protection laws as imposing standards for the online collection, use, dissemination and security of data.

Several foreign countries and governmental bodies, including the European Union, have laws and regulations dealing with the handling and processing of personal information obtained from their residents, which in certain cases are more restrictive than those in the United States, and we expect additional jurisdictions may enact similar regulations. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of various types of data, including data that identifies or may be used to identify an individual, such as names, email addresses and in some jurisdictions, Internet Protocol addresses. Within the European Union, legislators have adopted the General Data Protection Regulation (the “GDPR”) which became effective in May 2018. The GDPR includes more stringent operational requirements for processors and controllers of personal data than previous EU data protection laws and imposes significant penalties for non-compliance.

These domestic and foreign laws and regulations relating to privacy and data security are evolving, can be subject to significant change and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. Interpretation of certain requirements remains unclear and may evolve, in particular for regulations that have recently been enacted. Application of laws may be inconsistent or may conflict among jurisdictions resulting in additional complexity and increased legal risk. In addition, these regulations have increased our compliance costs and may impair our ability to grow our business or offer our service in some locations, may subject us to liability for non-compliance, may require us to modify our data processing and transferring practices and policies and may strain our technical capabilities.

We also handle credit card and other personal information. Due to the sensitive nature of such information, we have implemented procedures in an effort to preserve and protect our data and our customers’ data against loss, misuse, corruption, misappropriation caused by systems failures, unauthorized access or misuse. Notwithstanding these procedures, we could be subject to liability claims by individuals and customers whose data resides in our databases for the misuse of that information. If we fail to meet appropriate compliance levels, this could negatively impact our ability to utilize credit cards as a method of payment, and/or collect and store credit card information, which could disrupt our business.

We may be subject to rules of the FTC, the Federal Communications Commission (the “FCC”) and potentially other federal agencies and state laws related to commercial electronic mail and other messages. Compliance with these provisions may limit our ability to send certain types of messages. If we were found to have violated such rules and regulations, we may face enforcement actions by the FTC or FCC or face civil penalties, either of which could adversely affect our business.

Any failure or perceived failure by us to comply with laws, regulations, policies, legal or contractual obligations, industry standards, or regulatory guidance relating to privacy or data security, may result in governmental investigations and enforcement actions, litigation, fines and penalties or adverse publicity, and could cause our customers and partners to lose trust in us, which could have an adverse effect on our reputation and business. We expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, marketing, consumer communications, information security and local data residency in the United States, the European Union and other jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business, financial condition and results of operations.

We are subject to various U.S. and foreign tax laws and any changes in these laws related to the taxation of businesses and resolutions of tax disputes could adversely affect our results of operations.

The U.S. Congress, the Organization for Economic Co-operation and Development (“OECD”) and other government agencies in jurisdictions in which we and our affiliates invest or do business have maintained a focus on issues related to the taxation of multinational companies. The OECD has changed numerous long-standing tax principles through its base erosion and profit shifting project which could adversely impact our effective tax rate. We are subject to regular review and audit by both foreign and domestic tax authorities. While we believe our tax positions will be sustained, the final outcome of tax audits and related litigation may differ materially from the tax amounts recorded in our consolidated financial statements, which could have a material adverse effect on our consolidated results of operations, financial condition and cash flows.

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Risks Related to Our Business and Financial Condition

We have a history of operating losses, and we expect to incur losses for the foreseeable future. We may never become profitable. Our stock is a highly speculative investment.

We have incurred operating losses in each year since beginning operations in 1996 due to costs incurred in connection with our research and development activities and selling, general and administrative costs associated with our operations, we expect to incur significant losses for the next several years and we may never achieve profitability. As of December 31, 2025 and December 31, 2024, our accumulated deficit was $454.4 million and $439.5 million, respectively. Our net loss was $2.9 million and $11.2 million for the years ended December 31, 2025 and 2024, respectively. If we fail to become and remain profitable, or if we are unable to fund our continuing losses, particularly in light of the current economic conditions, you could lose all or part of your investment.

There is substantial doubt regarding our ability to continue as a going concern.

As of June 30, 2026, our cash and cash equivalents were $3.8 million, and as of December 31, 2025, our cash and cash equivalents were $3.5 million compared to $3.1 million at December 31, 2024. Based on our current operating plan, there is substantial doubt regarding our ability to continue as a going concern for a period of one year after the date that our financial statements for the year ended December 31, 2025 are issued. To meet our long-term financing requirements, we may raise funds through public or private equity offerings, debt financings or strategic alliances.

Raising additional funds by issuing equity or convertible debt securities may cause our stockholders to experience substantial dilution in their ownership interests and new investors may have rights superior to the rights of our other stockholders. To the extent equity valuations, including the trading price of our common stock, are depressed as a result of economic disruptions or other uncertainties, for example due to rising inflationary pressures, ongoing military conflicts or other factors, the potential magnitude of this dilution will increase. Raising additional funds through debt financing, if available, may involve covenants that restrict our business activities and options.

Geopolitical and macroeconomic events and conditions could adversely affect our business, operating results, financial condition and cash flows.

Our business is sensitive to geopolitical and security issues, including foreign policy actions taken by governments such as tariffs, sanctions, embargoes, export and import controls and other trade restrictions, which can affect the demand for our products and services, the ability to sell our products and services, and disrupt our supply chain, all of which could adversely affect our business. Global conflicts, including Russia’s invasion of Ukraine and the United States war in the Middle East, have significantly elevated global geopolitical tensions and security concerns. In addition, the U.S. Government and other nations have implemented broad economic sanctions and export controls targeting Russia and Iran, which, combined with the Ukraine and Middle East conflicts, has indirectly disrupted the global supply chain and increased pressures on certain resources. The Ukraine and Middle East conflicts also has increased the threat of malicious cyber activity from nation states and other actors.

Heightened levels of inflation and the potential worsening of macro-economic conditions, including slower growth or recession, changes to fiscal and monetary policy, tighter credit, higher interest rates and currency fluctuations, present a risk for us, our suppliers and the stability of the broader defense industrial base. If we are unable to successfully mitigate the impact of inflation, our profits, margins and cash flows, particularly for existing fixed-price contracts, may be adversely affected. Although we believe defense spending is more resilient to adverse macro-economic conditions than many other industrial sectors, our suppliers and other partners, many of which are more exposed to commercial markets or have fewer resources, may be adversely impacted to a more significant degree than we are by an economic downturn, which could affect their performance and have an adverse impact on our operations. In addition, macroeconomic conditions could cause budgetary pressures for our government customers resulting in reductions or delays in spending, which could adversely impact our business.

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Risks Related to Inflation

For 2026, Malaysia’s inflation is projected to remain manageable, with headline inflation estimated to average between 1.3% and 2.0%. While this is slightly higher than the 1.4% average seen in 2025, it remains below the long-term historical average of 2.3%. Despite this stable outlook, several upside and downside risks persist. The primary domestic risk stems from the continued rationalization of subsidies, particularly for fuel (RON95) and electricity. While targeted aid is intended to cushion the impact, these reforms could push headline rates toward the upper end of projections (approximately 2.0%) as direct costs pass through to consumers. Malaysia remains highly exposed to trade uncertainties and geopolitical tensions. Upside risks include potential new tariffs (specifically from the U.S.) and supply chain disruptions that could increase the cost of imported goods. The introduction of a multi-tier levy for migrant workers and the second phase of civil servant wage increases in January 2026 are expected to add cost pressures in labor-intensive sectors. A weaker Ringgit could lead to “imported inflation” by making imports more expensive. Conversely, a stronger Ringgit (forecasted to reach RM4.00 per USD by late 2026) is currently serving as a buffer against these pressures. Additionally, because a substantial portion of our assets consists of cash and cash equivalents and short-term investments, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposures to higher inflation in Malaysia.

Our ability to use net operating loss and certain built-in losses to reduce future tax payments is limited by provisions of the Internal Revenue Code and may be subject to further limitation as a result of the transactions completed in connection with our initial public offering.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. As a result of our most recent acquisition of Fitters plus private placement and other transactions that have occurred over the past three years, we may have experienced an “ownership change.” We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership. As of December 31, 2025, we had federal and state net operating loss carryforwards of approximately $8.0 million and $21.4 million compared to December 31, 2024, we had federal and state net operating loss carryforwards of approximately $3.5 million and $16.9 million, respectively. There were no federal or state research and development credits.

Furthermore, under U.S. tax legislation enacted in December 2017, although the treatment of tax losses generated before December 31, 2017 has generally not changed, tax losses generated in calendar year 2018 and beyond do not expire but may only offset 80% of our taxable income, which change may require us to pay federal income taxes in future years despite generating a loss for federal income tax purposes in prior years. The CARES Act temporarily allowed 100% offsets and 5-year carrybacks for losses arising in 2018, 2019, and 2020. These temporary provisions have since expired, and the standard 80% limit was reinstated for tax years beginning after December 31, 2020. Further, net operating loss have been permanently extended or maintained by subsequent legislation, including the One Big Beautiful Bill (OBBB) Act of 2025.

If we fail to comply with the continued listing requirements of The Nasdaq Capital Market, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Our common stock is currently listed for trading on the Nasdaq Capital Market (“Nasdaq”). We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum stockholders’ equity of $2.5 million and a minimum bid price for our common stock of $1.00 per share, or risk delisting, which would have a material adverse effect on our business. In order to maintain our listing, we must also maintain continued business operations so that we are not characterized as a “public shell company.”

A delisting of our common stock from The Nasdaq Capital Market could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities.

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On February 25, 2025, Nasdaq notified the Company that it has regained compliance with the equity requirement in Listing Rule 5550(b)(1) (the “Equity Rule”), as required by the Nasdaq Hearing Panel’s decision dated October 22, 2024. As previously reported by the Company on Form 8-K, filed with the SEC on October 24, 2024, on October 15, 2024, the Company met with the Nasdaq Hearings Panel regarding its potential delisting from Nasdaq as a result of its non-compliance with the Equity Rule. On October 22, 2024, the Company received the Nasdaq Hearings Panel decision which granted the Company until December 24, 2024 to regain compliance with the Equity Rule. Following the Company’s regaining compliance with the Equity Rule pursuant to the February 25, 2025, the Company will be subject to a Mandatory Panel Monitor for a period of one year from February 25, 2025 pursuant to Listing Rule 5815(d)(4)(B).

On May 7, 2025, the “Company filed an amendment to its Certificate of Incorporation (the “May Certificate of Amendment”) to implement a one-for-sixteen reverse stock split. The effective date of the Certificate of Amendment is May 12, 2025 (the “May 12 Effective Date”). The Company’s common stock began trading on a split-adjusted basis when the market opens on the May 12 Effective Date. The Board of Directors of the Company approved the amendment to the Company’s Certificate of Incorporation primarily to meet the share bid price requirements of The Nasdaq Capital Market. The Company’s stockholders approved the Certificate of Amendment at a special meeting of its stockholders held on February 6, 2025. As a result of the reverse stock split, on the Effective Date, every sixteen shares of common stock then issued and outstanding automatically were combined into one share of common stock, with no change in par value per share. No fractional shares were outstanding following the reverse stock split, and any fractional shares that would have resulted from the reverse stock split were (a) rounded up to the nearest whole number for any shareholder who would otherwise be entitled to receive one-half or more of a fractional split-adjusted share, and (b) rounded down to the nearest whole number for any shareholder who would otherwise be entitled to receive less than one-half of a fractional split-adjusted share.

On July 2, 2025, the Company) filed an amendment to its Certificate of Incorporation (“July Certificate of Amendment”) to implement a one-for-fifteen reverse stock split. The effective date of the Certificate of Amendment is July 7, 2025 (the “July 7 Effective Date”). The Company’s common stock will begin trading on a split-adjusted basis when the market opens on the July 7 Effective Date. The Board of Directors of the Company approved the amendment to the Company’s July Certificate of Incorporation primarily to meet the share bid price requirements of The Nasdaq Capital Market. The Company’s stockholders approved the Certificate of Amendment by majority written consent on May 12, 2025. As a result of the reverse stock split, on the Effective Date, every fifteen shares of common stock then issued and outstanding automatically were combined into one share of common stock, with no change in par value per share. No fractional shares were outstanding following the reverse stock split, and any fractional shares that would have resulted from the reverse stock split were (a) rounded up to the nearest whole number for any shareholder who would otherwise be entitled to receive one-half or more of a fractional split-adjusted share, and (b) rounded down to the nearest whole number for any shareholder who would otherwise be entitled to receive less than one-half of a fractional split-adjusted share.

Notwithstanding our compliance with the Equity Rule, we cannot be sure that our share price will continue to comply with the requirements for continued listing of our common stock on The Nasdaq Capital Market in the future, or that we will continue to comply with the other continued listing requirements. If our shares of common stock lose their status on The Nasdaq Capital Market, we believe that our shares of common stock would likely be eligible to be quoted on the inter-dealer electronic quotation and trading system operated by Pink OTC Markets Inc., commonly referred to as the Pink Sheets and now known as the OTCQB market. These markets are generally not considered to be as efficient as, and not as broad as, The Nasdaq Capital Market. Selling our shares of common stock on these markets could be more difficult because smaller quantities of shares would likely be bought and sold, and transactions could be delayed. In addition, in the event our shares of common stock are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock.

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Compliance with the United States securities laws and regulations is likely to make it more difficult and expensive for us to obtain directors’ and officers’ liability insurance and to attract and retain qualified members of our board of directors.

We expect the Sarbanes-Oxley Act and the rules and regulations subsequently implemented by the SEC and the Public Company Accounting Oversight Board to continue to impose significant compliance burdens and costs on the operations of the business. Those rules and regulations may make it more difficult and expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and executive officers.

Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations.

Our business could be adversely affected by significant movements in foreign currency exchange rates.

We are exposed to fluctuations in foreign currency exchange rates, which causes foreign currency risk related to the fluctuation in fair value or future cash flows of a financial instrument as a result of changes in foreign exchange rates. Fitters has transactional currency exposures arising from sales or purchases that are denominated in a currency other than the respective functional currencies of Group entities. Approximately 0% in 2025 and 0.01% in 2024 of Fitters’ sales are denominated in foreign currencies whilst almost 83% (2024: 80%) of costs are denominated in the respective functional currencies of Fitters entities. Fitters’ trade receivable and trade payable balances at the reporting date have similar exposures. Fitters did not hold any cash and/or cash equivalents denominated in foreign currencies for working capital purpose. Any significant change in the value of currencies of the countries in which we do business relative to the value of the Malaysian Ringgit (MYR), could affect our ability to sell products competitively and control our cost structure, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Security incidents, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation. Our business and operations would suffer in the event of system failures.

In the ordinary course of our business, we collect and store sensitive data, intellectual property and proprietary business information owned or controlled by ourselves or our customers. This data encompasses a wide variety of business-critical information including research and development information, commercial information, and business and financial information. We face four primary risks related to protecting this critical information: loss of access; unauthorized disclosure; unauthorized modification; and inadequate monitoring of our controls over the first three risks.

We utilize information technology, or IT, systems and networks to process, transmit and store electronic information in connection with our business activities. The secure processing, storage, maintenance, and transmission of this critical information is vital to our operations and business strategy, and we devote significant resources to protecting such information. As use of digital technologies has increased, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication. These threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data. There can be no assurance that we will be successful in preventing cybersecurity incidents or successfully mitigating their effects.

Despite the implementation of security measures, our internal and cloud-based computer systems and those of our contractors and consultants are vulnerable to damage from such cybersecurity incidents, including computer viruses, social engineering, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Such an event could adversely impact our business and operations, and could result in financial, legal, operational or reputational harm to us, loss of competitive advantage or loss of consumer confidence.

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RISKS RELATED TO FUTURE NRG SDN. BHD.

References in the following passage to “we,” “us,” “our,” “Future,” “Future NRG.” and the “Company”, under this heading “Risks Related to Future NRG Sdn. Bhd. Business,” refer to Future NRG Sdn. Bhd. only.

Our performance is tied to customer demand for waste material treatment, the decrease of which could adversely affect Future NRG Sdn. Bhd.’s performance.

Future NRG Sdn. Bhd. currently recognizes revenue from, is derived primarily from provision of medical waste collection and recycling services to mostly clinic operators. Revenue is recognized when services are performed, which generally occurs upon the collection and transportation of waste or over the contractual service period. Contracts with customers typically have short durations and payment terms ranging from 30 to 60 days. The Company recognizes accounts receivable when the right to consideration becomes unconditional. Growing demand for ecofriendly and cost-effective waste management solutions is boosting the market demand as is rising government effort for efficient waste disposal systems and to improve the waste management infrastructure. Moreover, increasing environmental concerns about the waste generation along with the high demand for sustainable waste management practices is likely to propel the market growth. However, high cost for implementing waste management solutions will hinder the waste management industry in Malaysia.

Future NRG Sdn. Bhd. is materially dependent on a single major customer, which accounted for approximately 70% of its revenue in 2025. While this agreement was successfully renewed on May 1, 2026, the loss of, or any material disruption to, this relationship would severely harm our business and liquidity.

For the year ended December 31, 2025, one customer accounted for approximately 70% of Future NRG Sdn. Bhd.’s total revenue (and approximately 71% for the year ended December 31, 2024). On May 1, 2026, the Company successfully executed a definitive renewal agreement with this customer, stabilizing its primary revenue stream. However, there can be no assurance that the customer will maintain its historical volumes of scheduled waste sent to our Sendayan ozone treatment facility or that we will be able to easily renew this agreement upon its eventual expiration. Future NRG Sdn. Bhd. has not entered into a long-term fallback agreement with any other customer that could replace this revenue baseline. The loss of this customer, a significant drop in their waste management needs, or a future dispute over pricing terms would have an immediate, material adverse effect on our financial condition, cash flows, and our ability to continue as a going concern.

No customer is contractually or otherwise obligated to continue using the Company’s services beyond the applicable service arrangements. The loss of this customer, or a significant reduction in the level of services provided to this customer, could have a material adverse effect on the Company’s business, financial position, results of operations, and cash flows. The Company’s ability to maintain its operating performance is therefore dependent, in part, on its continued relationships with these customers and its ability to replace such revenue if necessary. We have not entered into long-term supply contracts with either of these major customers. Therefore, there can be no assurance that we will maintain or improve our relationships with our major customers, or that we will be able to continue to supply these customers at current levels or at all. If we cannot maintain long-term relationships with these major customers, the loss of sales could have an adverse effect on our business, financial condition and results of operations.

If any of our customers fail to pay us, our profit and cash flow may be affected as a result.

If any of our customers are slow in their payment process, their delayed payments may adversely affect our cash flow and our ability to fund our operations out of our operating cash flow. In addition, although we attempt to establish appropriate reserves for our receivables, those reserves may not prove to be adequate in view of actual levels of bad debts. The failure of our customers to pay us in a timely manner could negatively affect our working capital, which could in turn adversely affect our cash flow. Although no customer has failed to pay us even though their payments were delayed, there is no assurance that they will be able to pay in the future.

Historical financial results do not include significant amounts of compensation.

Our historical financial results do not include significant amounts of compensation at the Future NRG level. Although the lack of salaries and bonuses was appropriate for a company wholly-owned by public company, in the future, we will compensate our employees and executives at market levels of compensation as determined by the board of directors and as a result our expenses will be increased in the future.

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We may require financing in the future and our operations could be curtailed if we are unable to obtain required additional financing when needed.

We may need to obtain additional debt or equity financing to fund future capital expenditures. While we do not anticipate seeking additional financing in the immediate future, any additional equity may result in dilution to the holders of our outstanding capital shares. Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

●	limit our ability to pay dividends or require us to seek consent for the payment of dividends;

●	increase our vulnerability to general adverse economic and industry conditions;

●	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

●	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

Potential disruptions in the capital and credit markets may adversely affect our business, including the availability and cost of short-term funds for liquidity requirements, which could adversely affect our results of operations, cash flows and financial condition. In the last two years, the global economy has experienced a contraction, which has affected the availability of business and consumer credit. We may need to rely on the credit markets, particularly for short-term borrowings from banks in Malaysia or the United States, as well as the capital markets, to meet our financial commitments and short-term liquidity needs if internal funds are not available from our operations. Disruptions in the credit and capital markets, as have been experienced since mid-2008, could adversely affect our ability to draw on such short-term bank facilities. Our access to funds under such credit facilities is dependent on the ability of the banks that are parties to those facilities to meet their funding commitments, which may be dependent on governmental economic policies. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.

Long-term disruptions in the credit and capital markets, similar to those that have been experienced since mid-2008, could result from uncertainty, changing or increased regulation, reduced alternatives or failures of financial institutions and could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures, and reducing or eliminating discretionary uses of cash.

Continued market disruptions could cause broader economic downturns, which may lead to lower demand for our products and increased likelihood that our customers will be unable to pay for our products. Further, insolvencies or similar events by customers may cause us to incur bad debt expense at levels higher than historically experienced. These events would adversely impact our results of operations, cash flows and financial position.

Our senior management lacks significant experience complying with laws applicable to operating as a wholly-owned subsidiary of a U.S. public company.

Prior to the completion of this Transaction, the directors of Future NRG have no experience applicable to operating as a wholly-owned subsidiary of a U.S. public company. As a result of the Transaction, Future NRG will become subject to laws, regulations and obligations of the United States as a wholly-owned subsidiary of BGMS that do not currently apply to it, and our senior management currently has no experience in complying with such laws, regulations and obligations. These obligations can be burdensome and complicated, and failure to comply with such obligations could have a material adverse effect on Future NRG’s profitability. In addition, we expect that the process of learning about such new obligations as a wholly-owned subsidiary of a public company in the United States will require senior management to devote time and resources to such efforts that might otherwise be spent on the operation of the medical waste management.

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Future NRG is substantially dependent upon our senior management.

We are highly dependent on our senior management to manage our business and operations. We also depend on our key personnel for the sales and marketing of our waste management services. We do not maintain key man life insurance on any of our senior management or key personnel. The loss of any one of them would have a material adverse effect on our business and operations. Competition for senior management and our other key personnel is intense and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any senior management or key personnel that we lose. In addition, if any member of our senior management or key personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company. Although each of our senior management and key personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot assure you that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key personnel.

We compete for qualified personnel with other waste management businesses. Intense competition for these personnel could cause our compensation costs to increase, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

We may not pay dividends.

We cannot assure you that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance our Board of Directors will declare dividends even if we remain profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors.

We do not carry business interruption insurance so we could incur unrecoverable losses if our business is interrupted.

We are subject to risks inherent to our business, including equipment failure, theft, natural disasters, labor disturbances, business interruptions, property damage and liability. We do not carry any business interruption insurance or third-party liability insurance or other insurance to cover risks associated with our business. As a result, if we suffer losses, damages or liabilities, including those caused by natural disasters or other events beyond our control and we are unable to make a claim again a third party, we will be required to bear all such losses from our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Our profitability is sensitive to general economic conditions and global supply chain conditions.

Our business could be adversely affected by conditions in Malaysia, the U.S. and global economies. The Malaysian, U.S. and global financial markets are susceptible to adverse geopolitical and macroeconomic developments, including rising inflation rates, the continuing adverse impact of the COVID-19 outbreak, the imposition of tariffs, the Ukrainian/Russian and United States Middle East conflicts and related sanctions, bank failures, and economic uncertainties related to these conditions. While the COVID-19 outbreak has abated, many of the consequences of the COVID-19 outbreak continue to cause disruption and increased costs for businesses. We believe there continue to be, among other things, supply chain disruptions that are causing delays in the delivery of equipment and inventory and staffing shortages.

Additionally, inflation rates, particularly in the United States, have increased to levels not seen in years, and increased inflation may result in increases in our operating costs (including our labor costs), reduced liquidity and limits on our ability to access credit or otherwise raise capital on acceptable terms, if at all. In response to rising inflation, the U.S. Federal Reserve has raised, and may again raise, interest rates, which, coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks. Further, financial markets around the world experienced volatility following the invasion of Ukraine by Russia in February 2022, the eruption of the Israeli/Palestinian conflict in October 2023 and the United States Middle East conflict in 2026, including as a result of economic sanctions and export controls against Russia and Iran, and countermeasures taken by Russia and Iran.

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The full economic and social impact of these sanctions and countermeasures, in addition to the ongoing military conflicts in Ukraine and the Middle East, which could conceivably expand, remains uncertain; however, both the conflicts and related sanctions have resulted and could continue to result in disruptions to trade, commerce, pricing stability, credit availability, and/or supply chain continuity, in both Europe and globally, and has introduced significant uncertainty into global markets. While we do not currently operate in Russia, Ukraine or the Middle East, as the adverse effects of these conflicts continue to develop, our business and results of operations may be adversely affected. Any of the foregoing could harm our business. Any resulting financial impact cannot be reasonably estimated at this time but may materially affect our business and financial condition. The extent to which the foregoing impacts our results will depend on future developments, which are highly uncertain and cannot be predicted.

Our business may be negatively affected by labor issues and higher labor costs.

Our ability to maintain our workforce depends on our ability to attract and retain new and existing employees. As of the date of this proxy statement/prospectus, none of our employees are covered by collective bargaining agreements and we consider our labor relations to be acceptable. However, we could experience workforce dissatisfaction which could trigger bargaining issues, employment discrimination liability issues as well as wage and benefit consequences, especially during critical operation periods. We could also experience a work stoppage or other disputes which could disrupt our operations and could harm our operating results. In addition, legislation or changes in regulations could result in labor shortages and higher labor costs. There can be no assurance that we may not experience labor issues that negatively impact our operations or results of operations.

Global economic conditions could negatively affect our prospects for growth and operating results.

Our prospects for growth and operating results will be directly affected by the general global economic conditions of the countries in which our international suppliers and their partners operate, as well as the industries in which our customer groups in Malaysia operate. Our business will be highly dependent on the economic and market conditions in Malaysia, where we conduct our operations and generate substantially all of our revenue, as well as in the countries from which we import our products. These conditions affect our business by reducing the demand for fire prevention products in times of economic downturn in Malaysia and increasing the price of our products in times of increasing demand or supply chain disruption affecting our international suppliers. There can be no assurance that global economic conditions will not negatively impact our liquidity, growth prospects and results of operations.

Adverse changes in political, economic and regulatory conditions in Malaysia and the United States could materially affect our financials and prospects. Political, economic and regulatory uncertainties include, amongst others, risks of war, changes in political state, changes in economic conditions, changes in governmental policies such as changes to labour laws, introduction of new rules or regulations, interest rates, tariff rates, fiscal and monetary policies and method of taxation.

Our business operations rely on information technology and communications networks, and operations that are vulnerable to damage or disturbance from a variety of sources. Regardless of protection measures, essentially all systems are susceptible to disruption due to failure, vandalism, computer viruses, security breaches, natural disasters, power outages and other events. In addition, cybersecurity threats are evolving and include, among others, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in our systems, unauthorized release of confidential or otherwise protected information and corruption of data. We also have a concentration of operations in certain sites, e.g., production, and shared services centers, where business interruptions could cause material damage and costs. Transport of goods from suppliers, and to customers, could also be hampered for the reasons stated above. Although we have assessed these risks, implemented controls, and performed business continuity planning, we cannot be sure that interruptions with material adverse effects will not occur.

We may be unable to execute our financial strategy.

We operate in a capital-intensive industry and the amount we spend on capital expenditures may exceed current expectations, which could require us to obtain additional funding for our operations or impair our ability to grow our business. Our financial strategy is dependent on our ability to generate sufficient cash flow to reinvest in our existing business, fund internal growth, acquire other businesses, pay dividends, reduce indebtedness and minimize borrowings, and take other actions to enhance shareholder value. We cannot assure you that we will be successful in executing our pricing programs, that we will generate sufficient cash flow to execute our financial strategy, that we will be able to pay cash dividends at our present rate, that we will be able to increase the amount of such dividends.

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Our ability to remain competitive and to grow and expand our operations largely depends on our cash flow from operations and access to capital. If our operations are unable to offset the impact of inflation and business growth, it may be necessary to increase the amount we spend. Additionally, if we make acquisitions or further expand our operations, the amount we expend on capital expenditures will increase. Our cash needs also will increase if the expenditures increase above our current estimates, which may occur over a long period due to changes in federal, state or local government requirements and other factors beyond our control. Increases in expenditures would negatively impact our cash flows.

Interest Rate Risks

We are subject to market risks due to fluctuations in interest rates on our debt. Increases in interest rates will increase the cost of new borrowings and our interest expense. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of our debt instruments. We do not use any derivative instruments to manage our interest rate risk exposure. We have not been subject to nor do we anticipate being exposed to material risks due to changes in interest rates.

Foreign Exchange Risks

The value of the Malaysian Ringgit against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in Malaysian and global political and economic conditions. Historically, Bank Negara Malaysia (“BNM”) is mandated by law to promote monetary stability conducive to the sustainable growth of the Malaysian economy. As an open economy, the Ringgit is affected by both domestic and global developments. Domestically, stronger economic prospects will attract more demand for the Ringgit while global developments including interest rate differential and terms of trade will affect demand as well; the Ringgit exchange rate is based on how much foreign investors, businesses and individuals demand the Ringgit in the foreign exchange market, for a given supply. We do not believe that Malaysia currently have any significant direct foreign exchange risk and have not hedged our exposure to foreign currency exchange risk. All of our revenues and expenses are denominated in Ringgit. Fluctuations in the exchange rate will also affect the relative value of any dividend we pay to investors outside Malaysia and earnings from, and the value of, any foreign currency-denominated investments we may make in the future. In addition, as the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the Ringgit will affect the relative purchasing power of these proceeds if they are not converted into Ringgit in a timely manner.

Risks Related to Inflation

Malaysia’s Consumer Price Index (“CPI”) has experienced moderate increases in recent periods. According to Bank Negara Malaysia, the headline CPI increased approximately 2.3% and core CPI increased approximately 2.8% in 2025, driven by factors including moderating global input costs and steady domestic demand. Although we have not been materially affected by inflation since our inception, we may be unable to predict or control future inflationary pressures, and higher rates of inflation could adversely affect our business, financial condition, and results of operations. For example, inflation may increase certain of our operating costs and expenses, including personnel expenses, real estate leasing expenses, travel expenses, and general office operating expenses, without a corresponding increase in our revenues. Additionally, because a substantial portion of our assets consists of cash and cash equivalents and short-term investments, sustained or elevated inflation could significantly reduce the value and purchasing power of these assets. We currently do not employ hedging strategies to mitigate our exposure to inflationary pressures in Malaysia, and there can be no assurance that we will be able to do so on favorable terms, or at all, in the future.

Future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements.

From time to time, we may become involved in lawsuits, regulatory inquiries, and governmental and other legal proceedings arising out of the ordinary course of our business. Many of these matters raise difficult and complicated factual and legal issues and are subject to uncertainties and complexities. The timing of the final resolutions to lawsuits, regulatory inquiries, and governmental and other legal proceedings is uncertain. Additionally, the possible outcomes or resolutions to these matters could include adverse judgments or settlements, either of which could require substantial payments, adversely affecting our consolidated financial condition, results of operations and cash flows.

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We may be subject to additional foreign government regulation in the future that may adversely affect our business.

If our business expands outside of the current jurisdictions of Malaysia, further Future NRG’s intent to diversify geographically to Thailand, Philippine and Vietnam, of which it currently has no presence or any business dealings in the respective countries, our operations would be subject to the laws of the countries where we do business, including permitting and compliance requirements that address the similar risks, as well as international legal requirements such as those applicable to our industry. Depending on the country or region, these laws could be more or less stringent. Compliance with these requirements will cause our business to incur costs, and failure to comply with these requirements could adversely affect our business.

We may be unable to manage our growth effectively.

Our growth strategy places significant demands on our financial, operational and management resources. To continue our growth, we may need to add administrative and other personnel, and will need to make additional investments in operations and systems. We cannot assure you that we will be able to find and train qualified personnel, or do so on a timely basis, or expand our operations and systems to the extent, and in the time, required.

We may be unable to execute our acquisition growth strategy.

Our ability to execute our growth strategy depends in part on our ability to identify and acquire desirable acquisition candidates as well as our ability to successfully consolidate acquired operations into our business. The consolidation of our operations with those of acquired companies may present significant challenges to our management. In addition, competition among our competitors for acquisition candidates may prevent us from acquiring certain acquisition candidates. As such, we cannot assure you that:

●	desirable acquisition candidates exist or will be identified;

●	we will be able to acquire any of the candidates identified;

●	we will effectively consolidate companies we acquire; or

●	any acquisitions will be profitable or accretive to our earnings.

If any of the aforementioned factors force us to alter our growth strategy, our growth prospects could be adversely affected.

Businesses we acquire may have undisclosed liabilities.

In pursuing any future acquisition strategy, our due diligence investigations of the acquisition candidates may fail to discover certain undisclosed liabilities of the acquisition candidates. If we acquire a company having undisclosed liabilities such as environmental, remediation or contractual, as a successor owner we may be responsible for such undisclosed liabilities. We expect to try to minimize our exposure to such liabilities by conducting due diligence, by obtaining indemnification from each of the sellers of the acquired companies, by deferring payment of a portion of the purchase price as security for the indemnification and by acquiring only specified assets. However, we cannot assure you that we will be able to obtain indemnification or that any indemnification obtained will be enforceable, collectible or sufficient in amount, scope or duration to fully offset any undisclosed liabilities arising from our acquisitions.

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Failure to compete successfully in our markets could adversely affect our business.

Future NRG provides waste management services into competitive markets. We believe the principal points of competition in our markets are performance, reliability and innovation, application expertise, brand reputation, timeliness of services, and effectiveness of our services and price. Maintaining and improving our competitive position will require continued investment by us in manufacturing, research and development, engineering, marketing, customer service and support, and our customer networks. We may not be successful in maintaining our competitive position. Our competitors may develop superior waste management services or may develop more efficient or effective methods of providing services or may adapt more quickly than we do to new technologies or evolving customer requirements. Pricing pressures also could cause us to adjust the prices of our services to stay competitive. We may not be able to compete successfully with our existing or new competitors. Failure to continue competing successfully could adversely affect our business, financial condition, results of operations and cash flow.

Changes in our effective tax rates may adversely affect our financial results.

We sell our services in Malaysia presently and plan to continue to grow globally in the future. Domestic income tax is calculated at the Malaysian statutory income tax rate of 24% of the estimated assessable profit for the financial year. Taxation for other jurisdictions will be calculated at the rates prevailing in the respective jurisdictions. Given the intended global nature of our business, a number of factors may increase our future effective tax rates, including:

●	the jurisdictions in which profits are determined to be earned and taxed;

●	sustainability of historical income tax rates in the jurisdictions in which we conduct business;

●	the resolution of issues arising from tax audits with various tax authorities; and

●	changes in the valuation of our deferred tax assets and liabilities, and changes in deferred tax valuation allowances.

Any significant increase in our future effective tax rates could reduce net income for future periods.

Failure to comply with the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation could result in fines, criminal penalties and an adverse effect on our business.

We operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and others. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, and curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Our results of operations and financial condition may be adversely affected by global economic and financial market conditions.

We compete in Malaysia and expect revenue from this market to be significant for the foreseeable future. Important factors impacting our businesses include the overall strength of this economy and our customers’ confidence in both local and global macro-economic conditions; industrial and local governmental spending; the strength of the residential and commercial markets; interest rates; availability of commercial financing for our customers and end-users; and unemployment rates. A slowdown or downturn in these financial or macro-economic conditions could have a significant adverse effect on our business, financial condition, results of operations and cash flow.

We have experienced and expect to continue to experience fluctuations in revenues and operating results due to economic and business cycles, particularly within the portion of our business that provides products and services used in residential and commercial buildings. We believe our level of business activity is influenced by residential and commercial building starts and renovations, which are heavily influenced by interest rates, consumer debt levels, changes in disposable income, employment growth and consumer confidence. Credit market conditions greatly affect the ability of residential and commercial builders to obtain the necessary capital to complete and begin new projects. We closely monitor the credit worthiness of our customers, and evaluate their financial ability to pay for those products and services we provide to them. As it relates to our customers’ ability to pay for products and services, we have not experienced any significant negative impact as a result of the recent economic downturn. If market conditions worsen, it may result in cancellations from our customers or potential customers and adversely affect our revenues and our ability to collect customer receivables and maintain current levels of profitability.

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Economic and other risks associated with international operations could adversely affect our business.

Fitters does not currently generate material export sales and its business is not conducted through operations located outside of Malaysia. Because our business depends on our ability to import products from these international suppliers, our import activities are subject in varying degrees to the following risks:

●	possibility of unfavorable circumstances arising from host country laws or regulations;

●	currency exchange rate fluctuations and restrictions on currency repatriation;

●	potential negative consequences from changes to taxation policies;

●	disruption of operations from labor and political disturbances;

●	changes in trade barriers and import and export licensing requirements; and

●	insurrection or war.

Restrictions on, or taxation of, imports under applicable Malaysian or foreign law, currency exchange regulations, or changes in trade policies of the countries in which our suppliers are located could increase the cost of, or restrict our ability to import, the fire safety equipment and components we purchase from our international suppliers for distribution in Malaysia. Because we source products from suppliers located outside of Malaysia, our business is subject to additional uncertainties beyond those we face purely as a domestic Malaysian distributor, including the possibility that foreign governments may impose or increase export restrictions, tariffs or other restrictions affecting our suppliers, or that geopolitical instability in the countries where our suppliers are located may disrupt our supply chain. We cannot predict the impact such future, largely unforeseeable events might have on our business, financial condition, results of operations and cash flow.

Future NRG’s business could be adversely affected by significant movements in foreign currency exchange rates.

As we expand beyond Malaysia, we will be exposed to fluctuations in foreign currency exchange rates, which causes foreign currency risk related to the fluctuation in fair value or future cash flows of a financial instrument as a result of changes in foreign exchange rates. In the first quarter of 2026, the ringgit strengthened against currencies of Malaysia’s major trading partners, as reflected in the 1.4% nominal effective exchange rate appreciation. Looking ahead, while external factors will continue to drive exchange rate movements, Malaysia’s firm economic prospects and sustained reform momentum are expected to provide enduring support to the ringgit. Future NRG did not hold any cash and/or cash equivalents denominated in foreign currencies for working capital purpose. Any significant change in the value of currencies of the countries in which we do business relative to the value of the Malaysian Ringgit (MYR), could affect our ability to sell products competitively and control our cost structure, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

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Future NRG is subject to extensive and evolving environmental, health, and safety regulations across multiple jurisdictions in Southeast Asia, and failure to comply with these regulations could result in significant fines, operational disruptions, or the loss of permits necessary to conduct its business.

Future NRG’s medical waste handling operations are subject to a complex and stringent framework of environmental, health, and safety laws and regulations in Malaysia, and will become subject to additional regulatory regimes as the company expands into Thailand, the Philippines, and Vietnam. These regulations are administered and enforced by numerous governmental authorities, including agencies analogous in function to the U.S. Environmental Protection Agency and the Occupational Safety and Health Administration, as well as by state, provincial, and local regulatory bodies in each jurisdiction. These authorities impose rigorous requirements on virtually every aspect of Future NRG’s operations, including the collection, transportation, storage, treatment, and disposal of medical waste, as well as workplace safety standards for employees engaged in the handling of hazardous and biohazardous materials.

Future NRG is required to obtain and maintain a variety of governmental permits, licenses, and approvals in order to conduct its operations. The process of obtaining these permits is often lengthy, complex, and uncertain, frequently requiring many months or longer to complete and involving extensive documentation, public comment periods, environmental impact assessments, and multi-agency review. There can be no assurance that Future NRG will be able to obtain or renew all required permits on a timely basis, on favorable terms, or at all, particularly as the company seeks to establish operations in new jurisdictions where it may have limited experience with local regulatory processes. Any delay in obtaining, or failure to obtain or maintain, necessary permits could prevent Future NRG from commencing or continuing operations at affected facilities, which could have a material adverse effect on the company’s business, financial condition, and results of operations.

Future NRG’s facilities and operations are subject to frequent and often unannounced inspections by regulatory authorities. These inspections may result in findings of non-compliance, citations, or enforcement actions. Violations of applicable environmental, health, and safety laws and regulations can result in substantial civil and criminal penalties, including significant monetary fines, remediation obligations, the suspension or revocation of operating permits, and orders requiring the partial or complete shutdown of operations at affected facilities. Even allegations of non-compliance, whether or not ultimately substantiated, may result in negative publicity, increased regulatory scrutiny, and damage to Future NRG’s reputation and relationships with customers, which could adversely affect the Company’s ability to attract and retain business.

The regulatory environment governing medical waste handling in Southeast Asia is continuing to evolve and may become more restrictive over time. Malaysia, Thailand, the Philippines, and Vietnam have each undertaken initiatives to strengthen environmental protections and workplace safety standards, and additional regulations may be adopted at the national, state, provincial, or local level that impose new or more stringent requirements on Future NRG’s operations. Compliance with new or modified regulations may require Future NRG to incur significant capital expenditures, modify its operational practices, or invest in new technologies or equipment, any of which could increase the company’s operating costs and reduce its profitability. Furthermore, differences in regulatory standards and enforcement practices across jurisdictions may create additional compliance challenges and operational complexity as Future NRG expands its geographic footprint.

Future NRG’s planned expansion into Thailand, the Philippines, and Vietnam will subject the company to the laws and regulations of jurisdictions in which it has not previously operated, including environmental permitting, waste management, occupational safety, import and export controls, and other regulatory requirements that may differ materially from those applicable in Malaysia. The company’s ability to successfully navigate these regulatory frameworks will depend on its ability to develop and maintain relationships with local regulatory authorities, hire and retain qualified compliance personnel, and implement effective compliance management systems across multiple jurisdictions. Failure to successfully manage these regulatory risks could delay or prevent the company’s expansion plans, expose it to enforcement actions or litigation, and have a material adverse effect on its business, financial condition, results of operations, and prospects.

An increase in labor costs of Future NRG’s waste management services could reduce the company’s profit margins, which could adversely impact our financial position, results of operations, or cash flows.

Future NRG’s medical waste handling operations are labor-intensive, requiring trained personnel to perform the collection, segregation, transportation, treatment, and disposal of medical waste in compliance with applicable environmental, health, and safety regulations. Labor costs, including wages, benefits, training expenses, and costs associated with employee recruitment and retention, constitute a significant portion of Future NRG’s overall operating expenses. Any increase in these costs, whether resulting from market forces, regulatory changes, or competitive pressures, could materially reduce Future NRG’s profit margins and adversely affect our financial position, results of operations, and cash flows.

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A number of factors could contribute to increased labor costs for Future NRG’s operations. Minimum wage increases or other changes to labor laws in Malaysia, Thailand, the Philippines, and Vietnam could directly increase the Company’s compensation expenses. The specialized nature of medical waste handling requires employees with specific training and certifications in hazardous materials handling, biohazard safety protocols, and the operation of waste treatment equipment. Competition for qualified workers with these specialized skills may intensify as environmental regulations become more stringent and as the medical waste management industry grows across Southeast Asia, potentially requiring Future NRG to offer higher wages, enhanced benefits, or other incentives to attract and retain a qualified workforce.

Additionally, compliance with occupational safety and health regulations, including those administered by agencies analogous to the Occupational Safety and Health Administration, may require Future NRG to invest in ongoing employee training programs, personal protective equipment, health monitoring, and other safety-related measures, the costs of which may increase over time as regulatory standards evolve. Changes to labor regulations in any of the jurisdictions in which Future NRG operates or plans to operate, including requirements relating to working hours, overtime compensation, mandatory benefits, employee insurance, or collective bargaining, could further increase the company’s labor costs.

Future NRG may not be able to pass increased labor costs on to its customers through higher service fees due to competitive pricing pressures, long-term contractual arrangements with fixed or capped pricing, or the price sensitivity of its customer base, which includes hospitals, clinics, laboratories, and other healthcare facilities. If Future NRG is unable to offset rising labor costs through pricing adjustments, operational efficiencies, or other cost-reduction measures, the company’s profit margins could be materially reduced, which could have an adverse effect on our financial position, results of operations, and cash flows.

Compliance with the United States securities laws and regulations is likely to make it more difficult and expensive for us to obtain directors’ and officers’ liability insurance and to attract and retain qualified members of our board of directors.

We expect the Sarbanes-Oxley Act and the rules and regulations subsequently implemented by the SEC and the Public Company Accounting Oversight Board to impose significant compliance burdens and costs on the operations of the business. Those rules and regulations may make it more difficult and expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors and executive officers.

There is substantial doubt regarding Future NRG Sdn. Bhd.’s ability to continue as a going concern, management’s determination that such doubt was alleviated depended on events occurring after the balance sheet date, and Future NRG’s cash position remains critically low.

For the year ended December 31, 2025, Future NRG Sdn. Bhd.’s continuing operations reported a net loss of USD 67,140 and an operating cash outflow of approximately USD 86,228, and continuing operations had a working capital deficit of USD 4,524,366 as of December 31, 2025, primarily attributable to an intercompany payable to its then-ultimate holding company, Fitters Diversified Berhad (“Fitters”), of USD 4,655,340. These conditions raised substantial doubt about Future NRG’s ability to continue as a going concern within the twelve-month period following the issuance of its FY2025 financial statements. Management evaluated and concluded that, in light of the subsequent debt waiver and the commitment of the then-ultimate holding company, substantial doubt about the Company’s ability to continue as a going concern was alleviated as at the date of issuance of the FY2025 financial statements. This determination depended on Fitters’ unconditional waiver, on March 16, 2026, of the remaining intercompany payable balance of RM 7,855,337 (USD 1,941,507) and the related disposal of Future NRG’s former subsidiary, Solid Orient Holdings Sdn. Bhd., both of which occurred after December 31, 2025 and were outside of Future NRG’s control. There can be no assurance that Fitters, which will no longer be affiliated with Future NRG or the combined company following the Closing, would provide any similar support to Future NRG in the future if needed.

Notwithstanding management’s conclusion that substantial doubt was alleviated as of the issuance date of the FY2025 financial statements, Future NRG’s liquidity position remains fragile. At June 30, 2026, Future NRG Sdn. Bhd.’s cash balance of USD27,109 remains at a critically low level relative to its ongoing operating requirements, and Future NRG does not currently have committed external bank credit facilities. Future NRG’s ability to continue as a going concern in future periods is dependent on its ability to generate sufficient cash flows from its medical waste management operations, including improving operational cash generation, timely recovery of outstanding trade receivables, and managing or deferring potential cash outflows arising from the pending AHT Syngas litigation described below. If Future NRG is unable to generate sufficient cash flows from operations, raise additional capital, or otherwise access liquidity when needed, its business, financial condition and results of operations, and those of the combined company following the Closing, could be materially and adversely affected.

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Future NRG Sdn. Bhd. is subject to two legal proceedings brought by AHT Syngas Technology NV, including litigation scheduled for trial in the second half of 2026, and Future NRG’s current liabilities consist almost entirely of a legal provision related to this litigation, with no committed external credit facility available if an adverse outcome requires immediate payment.

Future NRG Sdn. Bhd. is a defendant in two legal proceedings filed by AHT Syngas Technology NV (“AHT”) in the Shah Alam High Court. In the first proceeding (Case No. BA-22NCC-104-08/2021), AHT claimed EUR 1,783,810 relating to a coal gasification system; this case was struck out on September 8, 2025 following AHT’s non-compliance with a security-for-costs order, and AHT has appealed (Appeal No. B-02(IM)(NCC)-1992-10/2025). No provision has been recognized for this case because management does not consider a loss to be probable, although there can be no assurance regarding the outcome of AHT’s appeal. In the second proceeding (Case No. BA-22NCC-57-04/2022), AHT claimed EUR 342,857 relating to a biomass gasification plant contract; this case is proceeding to trial, with hearing dates fixed for July 31, August 14, and September 25, 2026. Future NRG has recognized a provision of USD 403,924 as at June 30, 2026 (December 31, 2025: USD 405,566), representing management’s best estimate of the probable loss associated with this litigation.

Our current liabilities of USD 483,836 as of June 30, 2026 consist almost entirely of a USD 403,924 legal provision related to the ongoing AHT Syngas Technology litigation. Because we currently possess no external, committed bank credit facilities, any adverse judgment, settlement, or immediate cash payment obligation in either AHT proceeding that exceeds our current operational cash flows, or that exceeds the amount currently provisioned, would severely threaten our operational capability and liquidity, including our ability to continue as a going concern. Any such adverse outcome could also delay or otherwise adversely affect the combined company’s ability to realize the anticipated benefits of the Transaction.

Risks Related to the Combined Company following the Transaction

In determining whether you should approve the Transaction, the issuance of shares of Parent Common Stock and other matters related to the Transaction you should carefully read the following risk factors in addition to the risks described above.

The market price of the combined company’s common stock is expected to be volatile, and the market price of its common stock may drop following the Transaction.

The market price of the common stock of BGMS following the Transaction could be subject to significant fluctuations. Some of the factors that may cause the market price of the company’s common stock to fluctuate include:

●	reports on the progress of the combined company’s sales of the products and services and their growth or the lack thereof;

●	failure to maintain its existing customers;

●	failure by the company to prosecute, maintain, or enforce its intellectual property rights;

●	changes in laws or regulations applicable to its products and services;

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●	any inability to obtain adequate supply of its products and services or the inability to do so at acceptable prices;

●	adverse regulatory authority decisions;

●	introduction of new products, services, or technologies by its competitors;

●	failure to meet or exceed financial and development projections that the company may provide to the public;

●	failure to meet or exceed the financial and development projections of the investment community;

●	the perception of the company’s products and services among the fire safety industry and green energy industry by the public, legislatures, regulators and the investment community;

●	announcements of significant acquisitions, strategic collaborations, joint ventures, or capital commitments by the company or its competitors;

●	disputes or other developments relating to proprietary rights, including intellectual property, litigation matters, and its ability to obtain protection for its technologies;

●	additions or departures of key personnel;

●	significant lawsuits, including patent or stockholder litigation;

●	if securities or industry analysts do not publish research or reports about its business, or if they issue adverse or misleading opinions regarding its business and stock;

●	changes in the market valuations of similar companies;

●	general market or macroeconomic conditions;

●	sales of common stock by BGMS or its stockholders in the future;

●	trading volume of Parent Common Stock;

●	the introduction of technological innovations or new therapies that compete with potential products of the company; and

●	period-to-period fluctuations in the company’s financial results.

Moreover, the stock market in general has experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of BGMS common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s profitability and reputation.

Additionally, a decrease in the stock price of BGMS may cause BGMS common stock to no longer satisfy the continued listing standards of The Nasdaq Capital Market. If BGMS is not able to maintain the requirements for listing on The Nasdaq Capital Market, it could be delisted, which could have a materially adverse effect on its ability to raise additional funds as well as the price and liquidity of its common stock.

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The combined company will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

The combined company will incur significant legal, accounting and other expenses including costs associated with being a Nasdaq-listed public company and the corresponding reporting and compliance requirements by Nasdaq, the Securities and Exchange Commission and other federal regulators in the United States. In addition, the company will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as new rules implemented by the SEC and Nasdaq. These rules and regulations may also make it difficult and expensive for the combined company to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for the combined company to attract and retain qualified individuals to serve on its board of directors or as executive officers of the combined company, which may adversely affect investor confidence in the combined company and could cause the company’s business or stock price to suffer.

The combined company may experience adverse consequences because of required indemnification of officers and directors.

Provisions of the combined company’s amended and restated certificate of incorporation and bylaws provide that it will indemnify any director and officer as to liabilities incurred in their capacity as a director or officer and on those terms and conditions set forth therein to the fullest extent of Delaware law. Further, the combined company may purchase and maintain insurance on behalf of any such persons whether or not the company would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by the combined company and prevent any recovery from its officers, directors, agents and employees for losses incurred by the company as a result of their actions.

The executive officers of the combined company will devote a portion of their time to other companies, which may create competing demands on their time and attention and could affect their ability to devote sufficient time and attention to our business.

Certain of the combined company’s anticipated executive officers currently hold, and are expected to continue to hold following the closing of the Transaction, positions with other companies. Datuk Dr. Doris Wong, the combined company’s anticipated Chief Executive Officer and Executive Director, currently also serves as Chief Executive Officer and Executive Director of ARC Group Acquisition I Corp (Nasdaq: ARCL) and as an Executive Director of Metronic Global Bhd (“Metronic”). Kiu Cu Seng, the combined company’s anticipated Chief Financial Officer currently also serves as Chief Financial Officer of ARCL and as Group Accountant of Sanichi Technology Bhd (“Sanichi”). As a result, Datuk Dr. Doris Wong and Kiu Cu Seng will be required to divide their time and attention among the combined company and these other companies, and their obligations to such other companies may create competing demands on their time. There can be no assurance that conflicts arising from these competing time demands will always be resolved in our favor, and the inability of our executive officers to devote sufficient time and attention to our business as a result of these outside commitments could adversely affect our business, financial condition, and results of operations. While we believe that the scope of these outside commitments is limited, as described further below, no assurance can be given that these or other future outside commitments will not, at some point, materially interfere with our executive officers’ ability to manage our business.

With respect to Datuk Dr. Doris Wong, she ceased as a director of BSL Corporation Berhad in August 2025 and subsequently from Trive Property Group Bhd as a non-independent non-executive director on July 15, 2026. With respect to her continuing position as an Executive Director of Metronic, Metronic has three Executive Directors, of whom the other two Executive Directors are principally responsible for Metronic’s day-to-day management and overall operations. Datuk Dr. Doris Wong’s involvement at Metronic is primarily advisory in nature and is focused on environmental, social, and governance matters; she is not responsible for Metronic’s daily operational management. With respect to her position at ARCL, a Nasdaq-listed special purpose acquisition company with no operating business, the ongoing time commitment required of its executive officers is relatively limited and substantially less than that required by an operating company.

With respect to Kiu Cu Seng, he resigned from his positions with BCM Alliance Bhd and Trive Property Group Bhd in September 2025 and resigned from his position with Computer Forms (M) Bhd in December 2025. With respect to his continuing position at Sanichi, Mr. Kiu’s responsibilities are limited to providing oversight and support in relation to financial reporting, corporate transactions, and financial regulatory compliance, and that he is not involved in Sanichi’s day-to-day management or operational activities. Similarly, Mr. Kiu’s role at ARCL is limited in light of ARCL’s status as a special purpose acquisition company without an active operating business.

Parent does not anticipate that the combined company will pay any cash dividends on its common stock in the foreseeable future.

The current expectation is that the combined company will retain its future earnings, if any, to fund the development and growth of the company’s business. As a result, capital appreciation, if any, of the common stock of the company will be your sole source of gain, if any, for the foreseeable future.

An active trading market for the post-Transaction combined company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Following the closing of the Transaction, an active trading market for the combined company’s shares of common stock may never develop or be sustained. If an active market for the combined company’s common stock does not develop or is not sustained, it may be difficult for stockholders to sell their shares at an attractive price or at all.

If the ownership of Parent Common Stock is highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause BGMS stock price to decline.

Executive officers and directors of BGMS and their affiliates and entities that are related to such officers and directors, and Selling Shareholders are expected to beneficially own or control approximately more than 99.0% of the outstanding shares of common stock of the combined company following the completion of the Transaction. Accordingly, these executive officers, directors and their affiliates, and Selling Shareholders acting as a group, will have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of the combined company, even if such a change of control would benefit the other stockholders of the combined company. The significant concentration of stock ownership may adversely affect the trading price of the combined company’s common stock due to investors’ perception that conflicts of interest may exist or arise, and may adversely affect the liquidity of the our common stock.

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We will be a “controlled company” within the meaning of the Nasdaq listing rules, and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of companies that are not controlled companies.

On March 26, 2026, Perfect Energy Sdn. Bhd. (“Perfect Energy”), a Malaysian private limited company, acquired 15,400,000 ordinary shares of Future NRG, representing 55% of Future NRG’s total issued and outstanding ordinary shares, from Fitters Diversified Berhad pursuant to a share sale agreement. As a result, Perfect Energy is currently the largest shareholder of Future NRG and, upon the Closing of the Transaction, is expected to become the largest stockholder of the combined company. Because the Selling Shareholders, including Perfect Energy, are expected to receive Exchange Shares representing more than 99% of the outstanding shares of Parent Common Stock immediately following the Closing, and because Perfect Energy holds 55% of Future NRG’s outstanding ordinary shares, Perfect Energy is expected to beneficially own approximately 54% of the outstanding shares of Parent Common Stock immediately following the Closing, based on its proportionate share of the aggregate Exchange Shares to be issued to the Selling Shareholders. This percentage is subject to adjustment based on the final number of Exchange Shares issued at the Closing.

Because Perfect Energy is expected to hold more than 50% of the voting power of Parent Common Stock following the Closing, the combined company will be deemed a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c)(1), which provides an exemption from certain Nasdaq corporate governance requirements for companies in which more than 50% of the voting power is held by an individual, a group, or another company. As a controlled company, the combined company will not be required to comply with certain Nasdaq listing requirements, including the requirements that (i) a majority of the combined company’s board of directors consist of independent directors, (ii) the combined company’s director nominations be made, or recommended to the full board of directors, by a nominating committee composed solely of independent directors or by a majority of independent directors, and (iii) the combined company’s executive officer compensation be determined, or recommended to the full board of directors, by a compensation committee composed solely of independent directors or by a majority of independent directors. The combined company intends to rely on one or more of these exemptions following the Closing, to the extent its board of directors determines it is advisable to do so, although no final determination has been made as to which exemptions, if any, the combined company will utilize or for how long. The combined company’s audit committee will remain subject to the applicable independence requirements of Nasdaq and the SEC, which do not provide a controlled company exemption for audit committee composition.

If the combined company elects to rely on any of these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements, including with respect to the independence of the combined company’s board of directors and its nominating and compensation committees. The absence of a majority independent board or independent nominating and compensation committees could result in the combined company’s board of directors and management being less accountable to stockholders other than Perfect Energy, and could result in the combined company being managed in a manner that reflects the interests of Perfect Energy, which may differ from, or conflict with, the interests of the combined company’s other stockholders. In addition, Perfect Energy’s ability to control the outcome of matters submitted to a vote of stockholders, including the election of directors and approval of significant corporate transactions, may discourage third parties from seeking to acquire control of the combined company through a tender offer, proxy contest or otherwise, even if such a transaction would be beneficial to the combined company’s other stockholders, and may adversely affect the market price of the combined company’s common stock. There can be no assurance that Perfect Energy will exercise its control in a manner that is consistent with, or beneficial to, the interests of the combined company’s other stockholders.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports about the company, its business or its market, its stock price and trading volume could decline.

The trading market for the combined company’s common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the combined company’s common stock after the completion of the Transaction, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the combined company will not have any control over the analysts or the content and opinions included in their reports. The price of the combined company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

If the combined company fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.

The post-Transaction combined company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and Nasdaq rules and regulations. The Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective disclosure controls and procedures and internal control over financial reporting. Effective internal control over financial reporting is necessary for the combined company to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud.

The combined company must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K for each year, as required by Section 404 of the Sarbanes-Oxley Act, or Section 404. As a private company, Future NRG has never been required to test its internal controls within a specified period. This will require significant management efforts and will require the combined company to incur substantial professional fees and internal costs to expand its accounting and finance functions. The combined company may experience difficulty in meeting these reporting requirements in a timely manner. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause the combined company to fail to meet its reporting obligations. In addition, any testing by the combined company, as and when required, conducted in connection with Section 404, or any subsequent testing by the combined company’s independent registered public accounting firm, as and when required, may reveal deficiencies in the combined company’s internal control over financial reporting that are deemed to be significant deficiencies or material weaknesses or that may require prospective or retroactive changes to its financial statements or identify other areas for further attention or improvement. If the combined company is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it is unable to maintain proper and effective internal controls, the combined company may not be able to produce timely and accurate financial statements. If that were to happen, the market price of its common stock could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC, or other regulatory authorities.

The combined company’s business will span the fire safety equipment and clinical and medical waste management treatment industries across multiple countries, and the combined company will depend on a limited number of members of management and the board of directors who have not previously overseen a company with this combined scope of operations.

Following the Closing of the Transaction, the combined company will operate two distinct business lines—the fire safety equipment supply, distribution, and installation business conducted through Fitters Sdn. Bhd., and the clinical and medical waste collection, transportation, and treatment business conducted through Future NRG—each subject to different regulatory regimes, customer bases, and operational requirements, and each of which the combined company intends to grow across multiple countries in Southeast Asia. Overseeing two operationally distinct, regulation-intensive businesses operating, or planned to operate, in multiple jurisdictions will require a broad range of management and governance expertise, including expertise specific to fire safety regulation and distribution in Malaysia and expertise specific to environmental permitting and medical waste treatment across Malaysia and the additional countries into which Future NRG intends to expand.

The combined company’s ability to manage this expanded and diversified business will depend substantially on the continued service of a limited number of members of its senior management and board of directors, including Datuk Dr. Doris Wong, its Chief Executive Officer, and Mr. Pun Kah Weng, the Future NRG representative expected to join the combined company’s board of directors following the Closing, among others. Neither the current members of BGMS’ management team nor the current members of Future NRG’s management team have prior experience managing a combined enterprise of this scope, spanning both the fire safety equipment and clinical and medical waste management treatment industries across multiple countries. The loss of the services of one or more of these key individuals, or the combined company’s failure to attract, retain, and integrate additional qualified management and board members with the necessary industry-specific and multi-jurisdictional expertise, could impair the combined company’s ability to effectively manage and grow both of its business lines, which could have a material adverse effect on the combined company’s business, financial condition, and results of operations.

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RISKS RELATED TO OUR COMMON STOCK FOLLOWING THE EFFECTIVE DATE OF THE TRANSACTION

Unless the context requires otherwise, references in the following “Risks Related to our Common Stock following the Effective Date of the Transaction” in this proxy statement/prospectus to “we,” “us” and “our” are to the Parent after the Effective Date of the Transaction.

The market price of our common stock has been, and may continue to be volatile and fluctuate significantly, which could result in substantial losses for investors.

The market price of our common stock has been and is likely to continue to be highly volatile. Our common stock began trading March 16, 2004 and is traded on The Nasdaq Capital Market under the symbol “BGMS,” previously “CYCC.” As with any public company, some investors hold a short position in our common stock. Such investors have published and distributed information about our company including on past and recent clinical trials. Activities by these investors may increase the volatility of the market price of our common stock, and may affect our ability to raise additional funds and to complete any potential future clinical trials or transactions. Our stock price could be subject to wide fluctuations due to many factors, including:

● any potential strategic options that we pursue, including the Transaction;

● changes in governmental regulations or in the status of regulatory approvals or applications;

● disputes or other developments with respect to our intellectual property rights or the intellectual property rights of others;

● product liability claims or other litigation, including intellectual property or securities litigation;

● sales of large blocks of our common stock, including sales by our executive officers and directors;

● changes in earnings estimates or recommendations by securities analysts;

● our ability to meet investors’ expectations regarding our future operating performance;

● media exposure of our products or products of our competitors;

● volume and timing of sales of products and services;

● the introduction of new products and services or product and service enhancements by us or our competitors;

● our ability to develop, obtain regulatory clearance or approval for new and enhanced products and services, if any, on a timely basis;

● quarterly variations in our or our competitors’ results of operations;

● developments in our industry; and

● general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

In addition, an active and liquid market may not develop or persist, and you may not be able to sell your shares quickly or at a price that is higher than what you paid for them. These and other factors may make the price of our stock volatile and subject to unexpected fluctuations.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements. These forward-looking statements are based on current expectations and beliefs and involve numerous risks and uncertainties that could cause actual results to differ materially from expectations. These forward-looking statements should not be relied upon as predictions of future events as we cannot assure you that the events or circumstances reflected in these statements will be achieved or will occur. You can identify forward-looking statements by the use of forward-looking terminology including “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or the negative of these words and phrases or other variations of these words and phrases or comparable terminology. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include, but are not limited to statements about:

● the strategies, prospects, plans, expectations and objectives of management for future operations of the combined company following the closing of the Transaction;

● the progress, scope or duration of the development of product candidates or programs;

● the benefits that may be derived from product candidates or the commercial or market opportunity in any target indication;

● the ability of Parent and the Company to protect their intellectual property rights;

● the ability of Parent to maintain compliance with Nasdaq listing standards;

● the anticipated operations, financial position, losses, costs or expenses of Parent or the Company following the closing of the Transaction;

● statements regarding future economic conditions or performance and/or its products and services;

● the approval and closing of the Transaction, including the timing of the Transaction, the ability of Parent to solicit a sufficient number of proxies to approve the Transaction, other conditions to the completion of the Transaction and relative ownership levels as of the closing of the Transaction;

● the expected benefits of and potential value created by the Transaction for the stockholders of Parent; and

● statements of belief and any statement of assumptions underlying any of the foregoing.

For a discussion of the factors that may cause Parent or the Company’s actual results, performance or achievements following closing of the proposed Transaction to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Parent and Future NRG to complete the Transaction and the effect of the Transaction on the business of Parent and the Company following the completion of the Transaction, see “Risk Factors” above in this proxy statement/prospectus. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Parent. See “Where You Can Find More Information”. There can be no assurance that the Transaction will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the Transaction will be realized.

If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, the results of Parent or the Company following completion of the Transaction could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made. Parent and the Company do not undertake any obligation (and expressly disclaim any such obligation to) to publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

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THE SPECIAL MEETING OF STOCKHOLDERS OF PARENT

Date, Time and Place

The special meeting will be held virtually at 12:30 p.m., Eastern Time, on [    ], 2026. Parent is sending this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the board of directors for use at the special meeting and any adjournments or postponements of the special meeting. This proxy statement/prospectus is first being furnished to stockholders on or about _____, 2026.

Purposes of the Special Meeting

The purpose of the special meeting is for the holders of Parent’s common stock, par value $0.001 per share (“Common Stock” or Parent Common Stock”) to:

1.	Proposal No. 1 - approve the issuance of shares of Common Stock of Bio Green Med Solution, Inc. (“BGMS” or “Parent”) to Selling Shareholders pursuant to the terms of the Business Combination Agreement among BGMS, Future NRG Sdn. Bhd. (“Future NRG” or the “Company”) and all of the shareholders of Future NRG (the “Selling Shareholders”), dated as of June 4, 2026, a copy of which is attached as Annex A and incorporated by reference herein, and is referred to as the Business Combination Agreement (“Proposal No. 1”); and

2.	Proposal No. 2 - comply with Nasdaq Listing Rule 5635(a), the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock and Nasdaq Listing Rule 5635(b), the change of control of BGMS, in connection with the Transaction (“Proposal No. 2”); and

3.	Proposal No. 3 – approve the amendment to the Amended and Restated Certificate of Incorporation of BGMS to increase the number of shares of Parent Common Stock that the Company is authorized to issue to 3,000,000,000 shares (“Proposal No. 3”); and

4.	Proposal No. 4 – approve an amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of Parent Common Stock (the “Reverse Stock Split”), at a reverse stock split ratio to be determined by the Board within a range of not less than 1:4 and not more than 1:16 (“Proposal No. 4”); and

5.	Proposal No. 5 – approve, for purposes of complying with applicable Delaware law, the rules and regulations of the SEC and Nasdaq and the Company’s governing documents, the issuance and sale by the Company, from time to time during the 24-month period following the Transaction (the “Future Financing”), of shares of Parent Common Stock, warrants to purchase shares of Parent Common Stock and/or other securities exercisable for, convertible into or otherwise linked to Parent Common Stock in one or more financing transactions (“Proposal No. 5”); and

6.	Proposal No. 6 - consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposals set forth above (“Proposal No. 6”); and to transact such other business as may properly come before the stockholders at the special meeting or any adjournment or postponement thereof.

At the special meeting, Parent may transact such other business as may properly come before the stockholders at the special meeting or any adjournment or postponement thereof. After careful consideration, the board of directors of Parent has unanimously approved the Business Combination Agreement and the proposals described in this proxy statement/prospectus, and the board of directors has determined that it is advisable to consummate the Transaction. Our board of directors recommends that stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus.

Each of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5 are conditioned upon each other and the approval of each such proposal is a condition to the completion of the Transaction. Therefore, the Transaction cannot be consummated without the approval of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5.

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Recommendation of the Board of Directors of Bio Green Med Solution

●	The board of directors has determined and believes that the issuance of shares of Parent Common Stock pursuant to the Business Combination Agreement is fair to, and in the best interests of, Parent and its stockholders and has unanimously approved such items. The board of directors recommends that stockholders vote “FOR” Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5 to approve the issuance of shares of Parent Common Stock pursuant to the Business Combination Agreement, the issuance of greater than 20% of Parent Common Stock resulting from the Transaction and the increase to the number of shares of Parent Common Stock authorized for issues by the Parent.

●	The board of directors has determined and believes that adjourning the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5 is fair to, and in the best interests of, Parent and its stockholders and has unanimously approved and adopted the proposal. The board of directors recommends that stockholders vote “FOR” Proposal No. 6 to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5.

Record Date and Voting Power

Only holders of record of Parent Common Stock at the close of business on the record date, [__], 2026, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were [●] shares of Parent Common Stock issued and outstanding. Each share of common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See the section entitled “Principal Stockholders of Parent” in this proxy statement/prospectus for information regarding persons known to the management of Parent to be the beneficial owners of more than 5% of the outstanding shares of Parent Common Stock.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus is solicited on behalf of the board of directors for use at the special meeting. If you are a stockholder of record, you may vote in one of the following ways:

●	You may vote by mail. Complete, sign and date the proxy card that accompanies this proxy statement and return it promptly in the postage-prepaid envelope provided (if you receive printed proxy materials). Your completed, signed and dated proxy card must be received prior to the special meeting.

●	You may vote by telephone. To vote over the telephone, dial toll-free 1-800-579-1639 using a touch-tone telephone and follow the recorded instructions (have your Notice of Internet Availability or proxy card in hand when you call). You will be asked to provide the company number and control number from your Notice of Internet Availability or proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on [___], 2026.

●	You may vote via the Internet. To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card (have your Notice of Internet Availability or proxy card in hand when you visit the website). You will be asked to provide the control number from your Notice of Internet Availability or proxy card. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on [___], 2026.

If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Beneficial owners of shares should generally be able to vote by returning the voting instruction card, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank, or other nominee.

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If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Beneficial owners of shares should generally be able to vote by returning the voting instruction card, or by telephone or via the Internet. However, the availability of telephone or Internet voting will depend on the voting process of your broker, bank, or other nominee.

If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the special meeting by:

●	By submitting a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above or by providing written notice of revocation to us before the special meeting at Level 10, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Kuala Lumpur, Malaysia 59200, Attention: Kiu Cu Seng, Chief Financial Officer, Executive Director and Secretary;

●	By submitting a later proxy by Internet or by telephone as instructed above; or

●	By attending the special meeting and voting at the meeting. Attending the special meeting will not, in and of itself, change or revoke a previously submitted proxy unless you specifically request it or vote at the special meeting.

Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy. All properly executed proxies that are not revoked will be voted at the special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a stockholder executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5.

Required Vote

Your vote is important. The affirmative vote of a majority in voting power of the issued and outstanding shares of common stock of BGMS (the “Parent Common Stock”), entitled to vote on thereon is required for approval of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5. Each of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5 are conditioned upon each other and the approval of each such proposal is a condition to the completion of the Transaction. Therefore, the Transaction cannot be consummated without the approval of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5. You may change or revoke your proxy at any time before it is voted at the special meeting.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. The affirmative vote of a majority in voting power of the issued and outstanding shares of Common Stock of BGMS, entitled to vote on thereon is required for approval of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5. Each of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5 are conditioned upon each other and the approval of each such proposal is a condition to the completion of the Transaction. Therefore, the Transaction cannot be consummated without the approval of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5. You may change or revoke your proxy at any time before it is voted at the special meeting. Abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” each of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5.

As of June 10, 2026, the directors and executive officers of Parent owned or controlled 23.75% of the outstanding shares of common stock entitled to vote at the special meeting.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Parent may solicit proxies from stockholders by personal interview, telephone, telegram or otherwise. We have engaged Laurel Hill Advisory Group, LLC, to act as our proxy solicitor in connection with the Proposals to be acted upon at our special meeting. Pursuant to our agreement, Laurel Hill Advisory Group, LLC will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from our stockholders on our behalf in connection with the special meeting. For these services, we will pay a fee of approximately $____ plus expenses.

Other Matters

As of the date of this proxy statement/prospectus, the board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

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THE TRANSACTION

This section and the section entitled “The Business Combination Agreement” in this proxy statement/prospectus describe the material aspects of the Transaction, including the Business Combination Agreement. While Parent and the Company believe that this description covers the material terms of the Transaction and the Business Combination Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the Transaction and the Business Combination Agreement, including the Business Combination Agreement, and the other documents to which you are referred herein. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Background of the Transaction

Historical Background of Parent

Bio Green Med Solution, Inc. (“BGMS” or “Parent” or the “Company”) is a Delaware-incorporated, NASDAQ-listed company, formerly known as Cyclacel Pharmaceuticals, Inc., which is headquartered in Kuala Lumpur, Malaysia. BGMS is a diversified enterprise engaged in the fire protection industry, which was founded on January 5, 1996, as a clinical-stage biopharmaceutical company focused on developing cancer medicines based on cell cycle, transcriptional regulation, and mitosis biology. Its pipeline historically included drug candidates such as fadraciclib (a CDK2/9 inhibitor) and plogosertib (a PLK1 inhibitor), targeting solid tumors and hematological malignancies.

The Company underwent a major strategic transformation commencing in early 2025. First, its United Kingdom-based subsidiary, Cyclacel Limited, was liquidated on January 24, 2025, through a creditors’ voluntary liquidation, resulting in an approximately $4.9 million gain on deconsolidation and the cessation of all fadraciclib-related R&D spending.

In February 2025, the Company announced a major leadership and ownership transition following the acquisition of a controlling stake by Datuk Dr. Doris Wong Sing Ee. Under a Securities Purchase Agreement, Datuk Dr. Doris Wong acquired 70% of Cyclacel’s issued and outstanding shares making her the new controlling shareholder. The transaction led to significant structural changes, including the resignation of interim officers and several board members. As part of the transition, Kiu Cu Seng was appointed as Executive Director, Secretary, and Chief Financial Officer.

On September 12, 2025, the Company completed a share exchange transaction with FITTERS Diversified Berhad, a Malaysian publicly listed company, acquiring 100% of Fitters Sdn. Bhd. in exchange for Parent Common Stock (equal to 19.99% of outstanding shares). Following this acquisition, Datuk Dr. Doris Wong was appointed to the board of Fitters and its subsidiaries. The Company’s fire safety division, anchored by the Fitters Sdn. Bhd. subsidiary, is now the Company’s primary operational focus. Fitters, established in 1982 and headquartered in Kuala Lumpur, conducts its business in the Malaysian market, importing protective and fire safety equipment from international suppliers and supplying, trading, and installing that equipment for customers located in Malaysia. Its product range includes fire extinguishers, foam systems, fire-resistant doors (Pyrodor), personal protective equipment (PPE), and fire safety apparel.

In October 2025, BGMS sold its patent rights and assets related to plogosertib to Tethra Biosciences Inc. for $300,000 plus a potential milestone payment of $170,000. On September 12, 2025, the company completed a share exchange transaction with FITTERS Diversified Berhad, a Malaysian publicly listed company, acquiring 100% of Fitters Sdn. Bhd. in exchange for 699,158 shares of Parent Common Stock (equal to 19.99% of outstanding shares). Following this acquisition, Datuk Dr. Doris Wong Sing Ee, the company’s CEO, was appointed to the board of Fitters Sdn. Bhd. and its subsidiaries.

Identification of Target

During its initial assessment of strategic options, the Board of Directors of BGMS (the “Board”), in consultation with BGMS management, evaluated the following alternatives available to BGMS: (i) the acquisition of one or more products or technologies and the funding of their continued development; and (ii) a business combination transaction with an operating company. In evaluating these alternatives, the Board considered, among other factors, the Company’s limited remaining capital resources, the time and expense associated with identifying and developing early-stage products, the competitive landscape for product acquisitions, and the potential for a business combination to provide stockholders with an interest in an operating business with existing revenues and operations. Based on these considerations, the Board determined to pursue a business combination as the Company’s preferred strategic alternative.

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In connection with this determination, BGMS management sought to engage a financial advisor with experience in cross-border business combination transactions involving companies of a similar size and profile to BGMS. ARC Group International Limited (“ARC”) presented its qualifications to the Board and management by way of a telephone conference in connection with a previous acquisition in 2025. ARC’s qualifications and experience in advising on reverse merger transactions, cross-border M&A involving Southeast Asian companies, and transactions in the energy and sustainability sector. ARC had previously been engaged by BGMS in 2025 to assist in identifying and evaluating potential acquisition targets and, as a result of that prior engagement, had developed familiarity with BGMS’s strategic objectives, operational profile, and the criteria management considered material in evaluating prospective business combination candidates.

Following further discussions, on August 22, 2025, BGMS entered into an investment banking agreement with ARC (the “ARC Engagement Agreement”), pursuant to which ARC agreed to serve as the exclusive financial advisor to BGMS in connection with a potential business combination. Under the terms of the ARC Engagement Agreement, ARC is entitled to receive a monthly service fee of $10,000, payable in cash for the duration of the ARC Engagement Agreement; a transaction success fee of $250,000, payable in cash; and, if applicable, an additional success fee equal to 6% of the total amount of any capital raise completed during the term of the ARC Engagement Agreement through an introduction from ARC.

BGMS management selected ARC based on its familiarity with BGMS’s strategic criteria and operational profile developed through the prior engagement, as well as ARC’s relevant transaction experience. The Board considered whether ARC’s prior working relationship with BGMS created any conflicts of interest and determined that no conflicts existed.

Future NRG was identified as a potential acquisition target through the existing relationships and professional network of BGMS’s management team rather than through a competitive process or broad solicitation. In evaluating Future NRG as a business combination candidate, BGMS management and the Board considered the following criteria, among others: (i) Future NRG’s existing revenue base and operating history; (ii) Future NRG’s position within the waste management sector in Southeast Asia; (iii) Future NRG’s growth prospects and addressable market; (iv) the terms on which a transaction could be structured; (v) the ability to complete a transaction within a timeframe consistent with BGMS’s available resources; and (vi) the regulatory and listing requirements applicable to a reverse merger transaction. No other potential target companies were presented to or evaluated by the Board in connection with the Transaction.

BGMS management’s familiarity with Future NRG originated when Hoo Swee Guan (“Mr. Hoo”) was appointed to the Board of Directors of FITTERS Diversified Bhd (“Fitters”) on November 26, 2021. At that time, Future NRG was a wholly owned subsidiary of Fitters. The Board considered whether this pre-existing relationship with Mr. Hoo gave rise to any actual or potential conflict of interest in connection with the evaluation and negotiation of the Transaction and determined that no such conflict of interest existed.

Since 2021, through March 2026, both Mr. Hoo and Datuk Dr. Wong Doris were acquainted with Mr. Ngu and Mr. Sit from Future NRG and familiar with the business of Future NRG because Future NRG was a wholly owned subsidiary of Fitters, but there was no discussion of a potential business partnership until March 2026. Mr. Hoo resigned from the Fitters board on October 1, 2024, and there was no discussion with Mr. Hoo after his resignation with the management of Fitters or Future NRG. Further, Mr. Hoo held no financial or other interest in Future NRG or BGMS. That familiarity subsequently led to the initial contact between the parties in early March 2026. Thus, with respect to whether any conflict-of-interest was apparent with respect Mr. Hoo’s pre-existing relationship with Future NRG arising from his previous Fitters board role, there was no actual or potential conflict of interest in connection with the proposed transaction with BGMS. Further, BGMS had safeguards in place through the independent review in the form of the Fairness Opinion issued by Strategic Capital and conducted extensive business and legal due diligence of Future NRG, including by BGMS’s outside legal counsel and financial advisor, ARC Group Ltd. A more detailed chronological description of the Transaction process follows below under the section below entitled “The Transaction—Background of the Transaction—History of BGMS Strategic Alternatives and Significant Corporate Events.”

History of BGMS Strategic Alternatives and Significant Corporate Events

As part of its ongoing growth strategy, from approximately January 2026 through February 2026, BGMS management conducted a market survey to identify and evaluate potential business combination candidates.

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Discussions with the potential targets contacted during this period did not advance beyond introductory meetings and preliminary due diligence due to inability to agree on valuation parameters, incompatibility of business models, regulatory concerns or the target’s unwillingness to proceed with a transaction on terms acceptable to BGMS. The following is a description of the contacts, meetings, negotiations, and discussions between BGMS and Future NRG that led to the execution of the Business Combination Agreement (the “BCA”). The following chronology does not purport to catalogue every communication among the parties but rather provides a summary of the key meetings, negotiations, and events material to the proposed transaction.

Initial Contact (Early March 2026): In early March 2026, Mr. Ngu, Future NRG’s Head of Department, contacted Datuk Dr. Doris Wong, a representative of BGMS, after learning of her role at BGMS. During this initial communication, Mr. Ngu briefly shared Future NRG’s upcoming expansion plans in the renewable energy sector and expressed interest in exploring potential collaboration opportunities between Future NRG and BGMS. No specific transaction structure was discussed at this stage; rather, the communication served as an introductory overture to gauge BGMS’s interest in further discussions.

March 12, 2026 — Sharing of Company Profile: On March 12, 2026, Future NRG’s management shared Future NRG’s company profile with Datuk Dr. Doris Wong at BGMS. The company profile included an overview of Future NRG’s business operations, market position, and growth trajectory in the renewable energy sector. This information was provided to allow BGMS to conduct a preliminary assessment of Future NRG as a potential business combination target consistent with BGMS’s disciplined diversification strategy.

March 13, 2026 — Presentation Meeting: Parties and individuals present from Future NRG was Mr. Ngu (Head of Department) and Mr. Sit (Senior Plant Manager) and, in attendance from BGMS, Datuk Dr. Doris Wong, Chief Executive Officer and Kiu Cu Seng, Chief Financial Officer. At this meeting, Mr. Ngu and Mr. Sit gave a formal presentation to Datuk Dr. Doris Wong and Mr. Kiu regarding Future NRG’s background, strategic growth initiatives, and its expansion plan into the broader Southeast Asia region. Future NRG’s management presented data on its operational capabilities, existing project portfolio, and projected market opportunities. BGMS’s representatives asked questions regarding Future NRG’s competitive positioning and its ability to scale operations across target markets. No specific transaction terms were discussed. The meeting was informational in nature and was intended to provide BGMS’s representatives with sufficient background to evaluate whether a potential business combination warranted further exploration.

March 17, 2026 — Financial Performance and Capital Markets Discussion: Parties and individuals present from BGMS were Datuk Dr. Doris Wong and Mr. Kiu and from Future NRG: Mr. Ngu (Head of Department) and Mr. Sit (Senior Plant Manager). Also present: Pun Kah Weng, Director of Perfect Energy. At this meeting, the parties discussed Future NRG’s financial performance, recent business developments, and its readiness to access and meet the requirements of the U.S. capital markets. Datuk Dr. Doris Wong and Mr. Kiu raised questions regarding Future NRG’s compliance with U.S. financial reporting standards, including PCAOB audit requirements. Future NRG’s representatives, together with Kah Weng, discussed Future NRG’s preparedness in this regard and its intent to ensure full compliance with applicable U.S. securities and accounting regulations. The parties acknowledged that any potential transaction involving a Nasdaq-listed company would necessitate rigorous financial and regulatory standards, and Future NRG expressed its willingness to cooperate in meeting such requirements.

March 19, 2026 — Delivery of Audited Financial Statements: On March 19, 2026, Future NRG shared its PCAOB-compliant audited financial statements with Datuk Dr. Doris Wong. These financial statements were provided to BGMS to allow its management and advisors to conduct a preliminary review of Future NRG’s financial condition, results of operations, and compliance with applicable accounting standards.

March 20, 2026 — Discussion of General Transaction Parameters: On March 20, 2026, representatives of BGMS and Future NRG discussed general transaction parameters and the potential structure of a business combination transaction. Parties and individuals present from Future NRG was Mr. Ngu and, in attendance from BGMS, Datuk Dr. Doris Wong and Mr. Kiu, and from Perfect Energy, Pun Kah Weng. The discussion addressed at a high level the possible forms a combination could take, without reaching any conclusions or agreements on specific terms. This conversation laid the groundwork for subsequent negotiations regarding the mechanics of any potential transaction.

March 21, 2026 — Circulation of Initial Draft NDA: On March 21, 2026, an initial draft non-disclosure agreement (“NDA”) was circulated between BGMS and Future NRG. The NDA was intended to govern the exchange of confidential information between the parties as discussions moved into a more advanced phase requiring the sharing of proprietary financial and operational data.

March 25, 2026 — BGMS Board Briefing: On March 25, 2026, BGMS’ board of directors was briefed on the possible transaction with Future NRG. The briefing included an overview of Future NRG’s business, the status of discussions, and the potential execution of an NDA and non-binding letter of intent (“LOI”). The board discussed the strategic rationale for the potential transaction and its consistency with BGMS’ stated diversification objectives. The board authorized management to proceed with further discussions, including the execution of an NDA and negotiation of the LOI, subject to continued board oversight.

March 26, 2026 — Engagement of Financial Advisory Firm: On March 26, 2026, BGMS engaged Mind the GAAP, an accounting and financial advisory firm, to review and analyze Future NRG’s audited financial statements. Mind the GAAP was retained to provide BGMS with an independent assessment of Future NRG’s financial condition and to identify any potential accounting issues relevant to BGMS’s ongoing evaluation of the proposed transaction.

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March 27, 2026 — Meeting on Transaction Structure and LOI Preparation: Parties and individuals present from Future NRG was Mr. Ngu and, in attendance from BGMS, Datuk Dr. Doris Wong and Mr. Kiu and from Perfect Energy, Pun Kah Weng.

The parties met to discuss the proposed transaction structure in preparation for drafting the LOI. The material issues discussed and positions taken included the following:

●	Form of Consideration and Mechanics of the Share Exchange. At the March 27 meeting, BGMS indicated that the share exchange would be effected by having the Selling Shareholders transfer 100% of the issued and outstanding ordinary shares of Future NRG to BGMS at closing, in exchange for newly issued shares of BGMS common stock. The parties discussed that the number of BGMS shares to be issued would be calculated by dividing the agreed aggregate transaction consideration value by BGMS’s 30-day volume-weighted average price (VWAP) immediately prior to closing. The parties further discussed that the Exchange Shares would be issued as book-entry shares, with BGMS’s transfer agent instructed to update the stockholder register, and that no fractional shares would be issued (with fractional interests rounded up to one full share). These mechanics were reflected in the draft LOI delivered by BGMS on April 6, 2026 and were carried forward without material change into the executed LOI on April 20, 2026 and ultimately into the Business Combination Agreement executed on June 4, 2026.

●	Transaction Documentation. The parties agreed that the LOI would be prepared to memorialize the principal economic and structural terms of the proposed transaction, subject to further negotiation and the execution of a definitive agreement.

●	Post-Closing Board of Directors and Management. The parties discussed the composition of the post-closing board of directors and management team. BGMS proposed that the existing BGMS board and management team would remain in place following the closing to provide operational continuity, with Future NRG entitled to appoint one representative to the BGMS board. Future NRG identified Mr. Pun Kah Weng as its proposed board representative. The parties agreed that Mr. Kiu (Conner) Cu Seng would step down as a director but would continue to serve as Chief Financial Officer and Secretary. These terms were reflected in the draft LOI and were not materially revised during subsequent negotiations. Accordingly, the post-closing board is expected to consist of five directors: Datuk Dr. Doris Wong, Pun Kah Weng, Soon Ping Pappas, Dr. Satis Waran Nair Krishnan, and Inigo Angel Laurduraj; and the executive officers are expected to be Datuk Dr. Doris Wong as Chief Executive Officer and Kiu Cu Seng as Chief Financial Officer and Secretary.

●	Representations, Warranties, and Indemnification. The parties agreed in principle that the definitive agreement would contain customary representations and warranties by each of BGMS, Future NRG, and the Selling Shareholders relating to their respective businesses, operations, financial condition, and other facts pertinent to the Transaction, subject to customary materiality and knowledge qualifications. The parties also discussed that the combined company would continue to indemnify existing directors and officers of both BGMS and Future NRG following the closing. These provisions were negotiated in greater detail during the period between the execution of the LOI on April 20, 2026 and the execution of the definitive Business Combination Agreement on June 4, 2026, with the assistance of BGMS’s legal counsel, Rimon P.C.

●	Conditions to Closing. The parties discussed principal conditions to closing, including (i) obtaining the requisite stockholder approvals of both BGMS and Future NRG; (ii) the effectiveness of the registration statement on Form S-4 filed by BGMS with the SEC to register the Exchange Shares; (iii) the absence of any injunction or order prohibiting the Transaction; (iv) Nasdaq approval for listing of the Exchange Shares; (v) compliance with applicable federal and state securities laws; and (vi) the absence of any material adverse change in either party’s business. The parties also discussed that no antitrust filings or approvals were expected to be required in connection with the Transaction, but that BGMS would need to comply with SEC rules and Nasdaq listing requirements. These conditions were refined during subsequent negotiations and memorialized in the Business Combination Agreement.

April 2, 2026 — Meeting on Valuation and Consideration Structure: Parties and individuals present from Future NRG was Mr. Ngu and, in attendance from BGMS, Datuk Dr. Doris Wong and Mr. Kiu and from Perfect Energy was Pun Kah Weng. This meeting focused on the valuation of Future NRG and the form of consideration for the proposed transaction.

The material issues discussed and positions taken were as follows:

●	Aggregate Enterprise Valuation. Future NRG’s management, through Mr. Ngu and Kah Weng, presented an analysis supporting an aggregate enterprise value of USD $2.0 billion for Future NRG. This valuation was based on Future NRG management’s analysis of its expansion strategy across its target markets in the Southeast Asia region, including projected revenue growth, anticipated market penetration, and the expected value creation from Future NRG’s planned capacity expansions and pipeline of renewable energy projects. BGMS’s representatives reviewed and discussed this analysis. The negotiations resulted in a consensus on the aggregate enterprise value of USD $2.0 billion.

●	Form of Consideration. BGMS indicated its preference for an all-share exchange transaction without any cash consideration, in order to preserve BGMS’s liquidity for future operations and growth initiatives post-closing. Future NRG’s representatives agreed to proceed on the basis of an all-share exchange structure, with the understanding that any future capital requirements of the combined company would be addressed through subsequent financing arrangements if necessary.

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Post-Closing Equity Ownership and Dilution. The parties discussed the proposed post-closing equity ownership split, which is a mathematical consequence of the agreed $2.0 billion aggregate enterprise valuation of Future NRG relative to BGMS’s market capitalization. Because the Transaction Consideration Shares are calculated by dividing the $2.0 billion Aggregate Transaction Consideration Value by the 30-day VWAP of BGMS common stock immediately prior to closing, the number of Exchange Shares issuable to the Selling Shareholders—and therefore the resulting post-closing ownership percentages—are directly determined by the ratio of the agreed Future NRG valuation to BGMS’s own equity value. Given that BGMS’s market capitalization as of the date of discussions was approximately $5.5 million, the $2.0 billion valuation of Future NRG necessarily resulted in the Selling Shareholders receiving Exchange Shares representing approximately 99% of the outstanding Parent Common Stock immediately following the Closing, with existing BGMS stockholders collectively retaining approximately 1%.

In assessing the relative valuations underlying the ownership split, BGMS’ representatives considered BGMS’ own business and prospects on a standalone basis. BGMS’ operations consist principally of the fire safety business conducted through its wholly-owned subsidiary Fitters Sdn. Bhd., which BGMS acquired in September 12, 2025. Fitters imports fire safety and protective equipment from international suppliers and supplies, trades and installs that equipment for customers located in Malaysia. Fitters’ business is currently concentrated in a single geographic market, generates no material export sales, and depends on a limited number of customers and suppliers, as described under “Risk Factors.” Taking into account the scale and concentration of Fitters’ business, together with BGMS’s limited operational scope and going-concern challenges, BGMS’s representatives did not consider that BGMS’s standalone business supported a materially higher valuation relative to the agreed valuation of Future NRG.

The parties also considered that, because the Exchange Shares will be issued at the 30-day VWAP of BGMS common stock immediately prior to closing, the Exchange Shares will be issued at the prevailing market price of BGMS common stock. Accordingly, while the Transaction results in substantial dilution to the percentage ownership held by existing BGMS stockholders, the relative number of shares held by each existing BGMS stockholder is unaffected by the Transaction, and existing stockholders will continue to participate in the results of BGMS’s existing fire safety business in addition to Future NRG’s waste management and renewable energy operations following the Closing.

The BGMS board of directors considered the significant dilution to existing BGMS stockholders that would result from the Transaction at multiple points during its deliberations, including at the March 25, 2026 board briefing, the June 2, 2026 board approval meeting, and in connection with its review of the Fairness Opinion. The board weighed this dilution against the strategic rationale for the Transaction, including the potential long-term value creation from Future NRG’s waste management operations and planned international expansion, the limited availability of alternative business combination candidates, and BGMS’s own limited operational scope and going-concern challenges. The board ultimately concluded that the potential benefits of the Transaction to BGMS and its stockholders outweighed the immediate dilutive impact, subject to satisfactory completion of due diligence and receipt of the Fairness Opinion. The board’s consideration of dilution is also reflected in the risk factor entitled “The Transaction will result in significant dilution to existing BGMS shareholders” included in this proxy statement/prospectus.

No initial valuation proposal lower or higher than USD $2.0 billion was presented by either party prior to this meeting; rather, USD $2.0 billion represented the valuation initially proposed by Future NRG’s management based on its own internal analysis, and BGMS reached consensus on such amount at this meeting following discussion.

April 6, 2026 — Delivery of Draft LOI and Final Draft NDA: BGMS delivered to Future NRG a draft LOI reflecting the principal economic terms discussed at the April 2, 2026 meeting, including the aggregate enterprise value of USD $2.0 billion and the all-share exchange consideration structure. Concurrently, BGMS delivered a final draft NDA to Future NRG for execution. Also on or about this date, BGMS’s legal counsel sought guidance from relevant regulatory authorities regarding the proposed transaction terms and structure. Such regulatory guidance was received on April 14, 2026, and provided BGMS with additional comfort regarding the permissibility and structure of the proposed transaction.

The draft LOI set forth the following principal terms: (i) an aggregate enterprise value of Future NRG of USD $2.0 billion; (ii) an all-share exchange consideration structure, with the number of Exchange Shares calculated by dividing the aggregate consideration value by BGMS’s 30-day VWAP prior to closing; (iii) the post-closing equity ownership split of approximately 99% to the Selling Shareholders and 1% to existing BGMS stockholders; (iv) the composition of the post-closing board of directors, with Future NRG entitled to appoint one representative; (v) the retention of BGMS’s existing management team; (vi) customary representations, warranties, and indemnification provisions to be negotiated in the definitive agreement; and (vii) conditions to closing including stockholder approvals, SEC registration statement effectiveness, and Nasdaq listing approval. No material revisions were made to the LOI between the initial draft delivered on April 6, 2026 and the executed LOI on April 20, 2026; the executed LOI reflected the same principal economic and structural terms as the initial draft.

April 15, 2026 — Meeting to Finalize Valuation and Exchange Consideration: Parties and individuals present from BGMS, Datuk Dr. Doris Wong and Mr. Kiu and from Perfect Energy, Pun Kah Weng.

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At this meeting, the parties sought to finalize and confirm the aggregate enterprise value and exchange consideration for the proposed transaction. The material issues discussed and positions taken were as follows:

●	Valuation. Kah Weng, on behalf of Future NRG, maintained Future NRG’s position on the aggregate enterprise value of USD $2.0 billion. The USD $2.0 billion valuation was thus consistent throughout the negotiation period, having been initially proposed by Future NRG’s management at the April 2 meeting and reaffirmed at this meeting. There was no material evolution in the proposed valuation amount between the April 2 and April 15 meetings.

●	Exchange Consideration and Transaction Terms. Kah Weng also maintained Future NRG’s positions on the exchange consideration and proposed transaction terms. Following further discussion, the parties mutually agreed in principle to proceed with the proposed terms, subject to (i) satisfactory completion of due diligence and (ii) the receipt of a fairness opinion supporting the proposed transaction consideration.

At the conclusion of this meeting, BGMS and Future NRG had reached agreement in principle on the material economic terms of the proposed transaction, including the USD $2.0 billion aggregate enterprise valuation and the all-share exchange form of consideration.

Prior to execution, management reviewed the final form of the LOI with representatives of ARC Group International Limited, BGMS' financial advisor, and Rimon P.C.. The principal terms of the LOI were reported to the BGMS board of directors, including the aggregate enterprise value, the mechanics by which the number of Exchange Shares would be determined, the proposed composition of the post-closing board of directors and management team, indemnification obligations and of any survival of representations and warranties, and the conditions to closing. The board of directors was advised that the LOI was non-binding as to consummation of the transaction and that definitive terms would be subject to further negotiation, satisfactory completion of due diligence, and receipt of a fairness opinion.

April 20, 2026 — Execution of LOI and NDA: On April 20, 2026, BGMS and Future NRG executed the LOI and NDA. The executed LOI memorialized the principal terms agreed upon by the parties, including the aggregate enterprise value of USD $2.0 billion, the all-share exchange consideration structure, and the parties’ mutual agreement to negotiate and execute a definitive business combination agreement, subject to satisfactory due diligence and other customary conditions.

April 21, 2026 — Engagement of Independent Valuation Firm: On April 21, 2026, BGMS engaged Strategic Capital, an independent valuation firm, to prepare a fairness opinion in connection with the proposed transaction. Strategic Capital was engaged to provide the BGMS board of directors with an independent assessment of whether the consideration to be paid by BGMS in the proposed transaction was fair, from a financial point of view, to BGMS and its shareholders.

Application of the 50% Start-Up Valuation Discount. The decision to apply a 50% start-up valuation discount to Future NRG’s projected cash flows in Vietnam, Thailand, and the Philippines was made by Strategic Capital Advisory in the exercise of its independent professional judgment in preparing the Fairness Opinion. Neither BGMS management nor Future NRG management directed or recommended that Strategic Capital Advisory apply a specific discount rate. Rather, Strategic Capital Advisory independently determined that a start-up discount was appropriate given Future NRG’s complete lack of operational history in those three markets, and independently selected the 50% rate based on its review of academic research on expected rates of return for early-stage companies, including publications by Plummer/QED, Scherlis and Sahlman, Sahlman et al., and Damodaran, which report expected rates of return ranging from 50% to 100% for seed-stage and early-stage investments. Strategic Capital Advisory presented the Fairness Opinion, including the application of the 50% start-up discount, to the BGMS board of directors at the June 2, 2026 meeting. The BGMS board considered the Fairness Opinion, including the methodology and assumptions underlying the discount, in deciding to approve the Business Combination Agreement, but did not independently direct or select the discount rate applied by Strategic Capital Advisory.

June 2, 2026 — BGMS Board Approval: On June 2, 2026, BGMS’s board of directors held a meeting to review the final terms of the BCA and the results of the due diligence review. At this meeting, the BGMS board of directors heard presentations from Strategic Capital with regard to its fairness opinion, ARC with regard to the potential market for the combined company, a summary of the potential Transaction and business due diligence and Rimon with regard to legal due diligence, board fiduciary duties and a summary of the BCA. After considering the terms of the BCA, the due diligence findings, the fairness opinion delivered by Strategic Capital, and the strategic rationale for the proposed business combination, the BGMS board of directors approved the BCA and authorized its execution.

June 4, 2026 — Execution of Business Combination Agreement: On June 4, 2026, the BCA was executed by BGMS, Future NRG, and the Selling Shareholders on the terms approved by the BGMS board of directors.

Determination of Valuation and Consideration

The aggregate enterprise value of USD 2.0 billion was initially proposed by Future NRG’s management at the April 2, 2026 meeting and was based on Future NRG management’s analysis of its expansion strategy across its target markets in the Southeast Asia region, including projected revenue growth, anticipated market penetration, and the expected value creation from planned capacity expansions and Future NRG’s pipeline of renewable energy projects. The valuation did not evolve materially during the course of negotiations; rather, Future NRG (through Kah Weng) maintained its position on the USD 2.0 billion valuation throughout, and BGMS reached consensus on that amount at the April 2 meeting, which was reconfirmed at the April 15 meeting.

The decision to structure the transaction as an all-share exchange was determined by the management teams of BGMS and Future NRG during direct negotiations. BGMS proposed the all-share exchange structure at the April 2 meeting in order to preserve its liquidity position, and Future NRG agreed to that form of consideration. While Strategic Capital was subsequently engaged to provide a fairness opinion, the amount and type of consideration were determined by the parties themselves through direct negotiation, not by their respective advisors. Strategic Capital’s fairness opinion informed the BGMS board’s decision to approve the BCA but was not the basis upon which the valuation or form of consideration was originally determined.

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Operational Analysis of Future NRG Financials and Target Market Projections

The financial projections of Future NRG from the fiscal years ending December 31, 2026, through December 31, 2029 (the “Future NRG Financials”), underlie the Discounted Free Cash Flow to Firm (“FCFF”) methodology utilized in the Fairness Opinion. These projections estimate that Future NRG will achieve a 10% market share in Malaysia and Vietnam, and a 30% market share in Thailand and the Philippines by December 31, 2029.

Management’s determinations regarding these market share targets, required resource allocations, and localized execution challenges are detailed below by individual geographic market:

A.	Malaysia (Target Market Share: 10%)

●	Determination of Market Share: Future NRG has an existing operating track record in Peninsular Malaysia since 2017, currently serving more than 4,400 private medical waste generators from its centralized ozone medical waste treatment plant in Sendayan, Negeri Sembilan. The baseline market size assumption of 27,783 average tonnage per year is based on data from the Department of Environment (DOE) Malaysia. Based on a 12.3% projected organic annual volume growth rate from 2026 to 2029, management determined and believed that expanding its collection network to capture a 10% market share of total nationwide clinical waste (SW 404) is achievable based on current operational capacity.

●	Required Resources & Funding Plan: Management estimates the localized labor and general administration costs at approximately USD 2.32 million per annum. Funding for incremental fleet expansion and marketing will be supported by cash generated from existing Malaysian operations.

●	Risks and Challenges: Primary localized risks include high compliance hurdles involving stringent and evolving environmental laws under the Malaysian Department of Environment (DOE) and recent regulatory adjustments. Operational performance is highly sensitive to price and margin compression if key commercial service contracts face localized pricing pressures or volume reductions.

B.	Thailand (Target Market Share: 30%)

●	Determination of Market Share: The total Thailand waste management market was valued at USD 18.28 billion in 2023, with an assumed baseline medical and hazardous waste capacity derived from regional university research reports (the “LUT Report”). Based on the LUT Report, management targeted a high market share of 30% because Thailand’s regulatory framework heavily encourages shifting away from conventional, high-emission thermal incineration toward eco-friendly alternatives. Future NRG intends to position its non-thermal, U.S.-sourced ozone sterilization technology as a direct replacement for traditional local operators.

●	Required Resources & Funding Plan: We believe that to capture a 30% market share, management estimates that a network of up to 20 decentralized processing units or incinerators will be required, assuming an average target selling price of USD 0.88 per tonnage. The capital expenditure required for facility construction and commercialization is currently estimated at USD 4.8 million per plant.

●	Risks and Challenges: Future NRG currently has zero operational footprint or existing revenue-generating assets in Thailand. Navigating completely unfamiliar foreign environmental permitting and waste-handling licenses presents complex, lengthy cross-border regulatory risks. A 50% start-up valuation discount has been explicitly applied in the Fairness Opinion to account for this extreme lack of operational history.

C.	Philippines (Target Market Share: 30%)

●	Determination of Market Share: According to the United Nations Industrial Development Organization (UNIDO), hazardous healthcare waste in the Philippines has surged by 20.19% over the preceding five years, driven by large municipal hospital outputs. Baseline pricing metrics of USD 0.88 per tonnage were extracted from historical Metro Manila Solid Waste Management parameters. Based on the findings by UNIDO and because the market is fragmented and under pressure to eliminate unintentional persistent organic pollutants (uPOPs) caused by burning chlorinated plastics, management determined and believe that a 30% penetration rate could be achieved via automated, green multi-facility technology deployments.

●	Required Resources & Funding Plan: We believe that achieving a 30% market share requires an estimated resource allocation of up to 20 regional incinerators/treatment centers. At a currently estimated cost of USD 4.8 million per plant, the initial build-out depends on accessing the United States public capital markets via the post-transaction combined structure and utilizing subsequent equity lines. Labor and admin costs are modeled at USD 2.32 million annually per operational hub.

●	Risks and Challenges: Future NRG currently has zero operational footprint or existing revenue-generating assets in Philippines. Navigating completely unfamiliar foreign environmental permitting and waste-handling licenses presents complex, lengthy cross-border regulatory risks. A 50% start-up valuation discount has been explicitly applied in the Fairness Opinion to account for this extreme lack of operational history.

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D.	Vietnam (Target Market Share: 10%)

●	Determination of Market Share: Vietnam’s total municipal and industrial waste market size is estimated at USD 2.36 billion for 2026, with an average healthcare waste tonnage baseline modeled at 292,000 tons per year. Under the country’s 2030 circular-economy roadmap, urban centers are implementing rigid source-segregation laws according to the Mordor Intelligence report from spring 2026 title, “Vietnam Waste Management Market Size & Share Analysis - Growth Trends and Forecast (2026 - 2031).” Based on Mordor Intelligence, management determined and believe in a conservative 10% market share target by focusing exclusively on certified medical waste processing sub-segments in high-density regions like Hanoi and Ho Chi Minh City, rather than broad residential collection.

●	Required Resources & Funding Plan: We believe that a full build-out relies on an asset-heavy model of up to 20 facilities over time at an optimization currently derived cost of USD 4.8 million per location, operating at a modeled corporate tax rate of 20%. Capital requirements will be tied directly to the proposed $50 million Future Financing facility outlined in Proposal No. 5.

●	Risks and Challenges: Future NRG currently has zero operational footprint or existing revenue-generating assets in Vietnam. Navigating completely unfamiliar foreign environmental permitting and waste-handling licenses presents complex, lengthy cross-border regulatory risks. A 50% start-up valuation discount has been explicitly applied in the Fairness Opinion to account for this extreme lack of operational history.

BGMS Reasons for the Transaction

BGMS completed the acquisition of its fire safety subsidiary in its prior fiscal year, marking its initial entry into the essential services sector away from its history of biopharmaceutical focus. That transaction established a platform for recurring revenue and demonstrated BGMS’ ability to integrate operationally complex service businesses. Building on the fire safety acquisition, BGMS is now pursuing the acquisition of the green waste treatment subsidiary as its next strategic transaction.

The rationale for the current acquisition of the green waste treatment business is grounded in several complementary factors. First, the target operates in a sector underpinned by mandatory regulatory compliance, mirroring the demand characteristics that have driven stable performance in the fire safety subsidiary and reinforcing BGMS’ overarching strategy of assembling a portfolio of essential, regulation-driven service businesses. Second, the green waste treatment business provides meaningful diversification across end markets and customer segments, reducing BGMS’ concentration risk in any single vertical while maintaining thematic coherence around safety and environmental stewardship. Third, Future NRG’s focus on private medical practitioners represents a large, fragmented, and underserved addressable market where consolidation and professionalization of service delivery can unlock significant organic growth. Fourth, the increasing global emphasis on sustainability and environmentally responsible waste management creates a favorable secular tailwind for green treatment technologies, positioning BGMS to benefit from regulatory tightening and shifting market preferences away from traditional incineration-based disposal. Fifth, BGMS expects to realize operational synergies between the two subsidiaries through shared back-office infrastructure, cross-selling opportunities, and the application of best practices in field service management, route optimization, and regulatory compliance developed within the fire safety business. Finally, the acquisition is expected to be immediately accretive to BGMS’s earnings and free cash flow, supporting BGMS’s objective of delivering long-term shareholder value through disciplined capital allocation.

In evaluating the Transaction, the BGMS board of directors consulted with BGMS management, as well as its independent legal counsel and its financial advisors and, in the course of reaching its decision (i) to approve and declare advisable the Business Combination Agreement, the Transaction and other transactions contemplated thereby and (ii) subject to the terms and conditions of the Business Combination Agreement, to recommend that the BGMS stockholders approve the issuance of Parent Common Stock, the BGMS board considered a number of factors including these key factors:

●	Strong Market Position. The BGMS board considered Future NRG’s industry-leading position at the forefront of innovative and sustainable medical waste management, offering advanced solutions through its proprietary ozone-based treatment technology. As a key player in environmental technology, Future NRG is dedicated to transforming traditional waste disposal practices by delivering an efficient, safe, and eco-friendly alternative to conventional methods;

●	Large and Growing Market Opportunity. The BGMS board considered Future NRG’s long-term market opportunity and growth potential within its key business lines and, further, that its medical waste management solution is a step forward in creating a circular economy for medical waste, where sustainability and safety go hand in hand;

●	Preferred Supplier to Multiple Key Customers. The BGMS board considered Future NRG’s ozone treatment system is designed to address the challenges of medical waste disposal by harnessing the power of ozone gas, a natural disinfectant, which achieves a 99.9999% reduction in microbial populations, ensuring the effective sterilization of medical waste, including infectious and biohazardous materials that does not rely on thermal energy, steam, or chemicals, which minimizes harmful emissions and reduces the environmental footprint;

●	Innovation and Research and Development Track-record. The BGMS board also considered that Future NRG operates the Sendayan Ozone Medical Waste Treatment Plant, a specialized facility dedicated to the safe and environmentally responsible treatment of medical waste in Sendayan, Negeri Sembilan, Malaysia, which leverages advanced ozone-based treatment technology to neutralize and disinfect clinical and biomedical waste generated by healthcare institutions, hospitals, clinics, laboratories, and other medical facilities.

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In addition, the BGMS board also considered these material factors:

●	the opportunity for BGMS’ stockholders to participate in the benefits that are expected to result from the Transaction, including the expectation that the Transaction will create a premier fire waste management company better than either BGMS management or the Company could do on their own;

●	BGMS management’s assessment that the proposed Transaction between BGMS and Future NRG is expected to benefit consumers by resulting in (i) greater capacity for the combined company to grow its innovative waste management services, (ii) expanded sales opportunity globally through expanded name recognition, and (iii) enhancement of the combined company’s technologies and capabilities, will allow the combined company to deliver a comprehensive offering to address diverse customer needs;

●	BGMS management’s belief that the Transaction would result in deleveraging of BGMS with cash generation to further strengthen the combined company’s financial profile and drive accelerated debt reduction and shareholder value creation;

●	BGMS management’s belief that the combined company would have a strengthened balance sheet and increased cash flow, in part as a result of synergies and accelerated deleveraging, that management believes will provide both the financial strength and flexibility to weather competitive challenges and provide a foundation for future growth;

●	BGMS management’s belief that the Transaction will be accretive to the combined company’s earnings and cash flow beginning in year two after the Transaction;

●	BGMS management’s belief that the Transaction will meaningfully increase the public float of the combined company, thereby improving the combined company’s capital markets positioning;

●	BGMS’ assessment of alternatives to the Transaction and the expectation that the Transaction will create a more relevant, innovative, competitive and financially successful business than BGMS management would be able to create on a standalone basis;

●	BGMS management’s assessment that the proposed Transaction between BGMS and Future NRG presented attributes necessary for a successful acquisition, including strategic fit, acceptable execution risk, and financial benefits to BGMS’ stockholders;

●	that the combined company will benefit from an experienced and highly motivated management team;

●	historical information concerning BGMS and Future NRG’s respective businesses, financial performance and condition, operations, management, competitive positions and stock performance, which comparisons generally informed BGMS management board’s determination as to the relative values of BGMS, the Company and the combined company;

●	the BGMS management forecasts and the Company’s forecasts;

●	the results of BGMS’ due diligence review of the Company’s businesses and operations;

●	the financial analyses presented by Strategic Capital Advisory Sdn. Bhd. (“Strategic Capital Advisory”), a highly specialized corporate finance services company retained by BGMS, rendered its written fairness opinion (the “Fairness Opinion”) to the BGMS board, that, as of May 25, 2026, the date of such opinion, and based upon the various assumptions, qualifications and limitations set forth therein, that the fair value of the entire equity interest of Future NRG ranges from $1.76 billion to $2.08 billion. Accordingly, Strategic Capital Advisory concluded that the purchase consideration of USD2.00 billion (“Purchase Consideration”) falls within the ranges of values derived using the Discounted Free Cash Flow to Firm (“FCFF”) methodology, hence it is fair from a financial point of view, to the stockholders of BGMS;

●	Strategic Capital Advisory’s conclusion that the purchase consideration falls within the ranges of values derived using the Discounted FCFF methodology, hence it is fair from a financial point of view, to the stockholders of BGMS. The full text of the written Fairness Opinion of Strategic Capital Advisory, dated May 25, 2026, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Strategic Capital Advisory in preparing its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Fairness Opinion of Strategic Capital Advisory set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text thereof;

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●	the terms and conditions in the Business Combination Agreement, including (i) that the parties agreed to use reasonable best efforts to obtain certain regulatory approvals related to the Transaction, (ii) that the majority of the BGMS board will remain on the board of directors of the combined company and the existing officers of BGMS will remain the officers of the combined company, and (iii) that BGMS’ stockholders will own approximately less than 1.0% of the combined company immediately following the completion of the Transaction;

●	In the course of its deliberations, the BGMS management board also considered the following risks and other countervailing factors related to entering into the Business Combination Agreement that had previously been identified and discussed by BGMS management and the BGMS board:

○	the potential upside in BGMS’ stand-alone strategic plan to develop plogo and any other product candidates;

○	the possibility of encountering difficulties in successfully integrating the Company’s business and operations with those of BGMS and in achieving the synergies and other benefits anticipated to result from the Transaction;

○	the risk that the parties may not receive the necessary or advisable regulatory approvals or clearances to complete the Transaction, or the receipt thereof may materially delay consummation of the Transaction, or that governmental authorities could attempt to condition their approvals or clearances of the Transaction on one or more of the parties’ compliance with certain burdensome terms or conditions that may cause one of the closing conditions to not be satisfied;

○	the fact that the Exchange Shares included in the Business Combination Agreement provides for an amount of Exchange Shares of Parent Common Stock that may be subject to adjustment before the Closing on mutual agreement of the Parties, which means BGMS management cannot be sure of the market value of the Transaction consideration that it will pay to Selling Shareholders in the Transaction;

○	the possibility that the Transaction might not be consummated for an extended period of time, which could lead to substantial costs incurred that could still result in a termination of the Business Combination Agreement;

○	the possibility that the Transaction might not be consummated, and the fact that if it is not consummated: (i) BGMS’ directors, executives and senior management will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transactions; (ii) BGMS management will have incurred significant transaction expenses and opportunity costs; (iii) the trading price of BGMS’ common stock could be adversely affected; (iv) the market’s perceptions of BGMS and its prospects could be adversely affected; and (v) BGMS’ business may be subject to significant disruptions and decline;

○	the diversion of the attention of the combined company’s management and other key employees by the integration process after the Closing of the Transaction;

○	the fact that BGMS management and the BGMS board have limited prior experience operating a business in the green solutions for scheduled waste treatment industry in which Future NRG operates, as BGMS’ operating history has been concentrated in the fire safety equipment industry and, prior to that, the biopharmaceutical industry, which may have limited BGMS management’s and the BGMS board’s ability to identify, evaluate, and appropriately weigh certain risks specific to the scheduled waste treatment industry, including risks related to environmental permitting, treatment technology performance, and industry-specific regulatory compliance, in the course of BGMS’ due diligence review of Future NRG’s business and operations;

○	the substantial charges to be incurred in connection with the Transaction, including the costs of integrating the businesses of BGMS and the Company;

○	the challenge of integrating the workforces of BGMS and the Company while maintaining focus on providing consistent, high quality customer service and running the efficient operation of the combined company;

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○	the risk that despite the Company’s and BGMS’ efforts and the efforts of the combined company after the Transaction, the Company, BGMS and the combined company may not be able to retain key personnel;

○	that litigation may occur in connection with the Transaction and that such litigation could prevent the Transaction or increase costs related to the Transaction; and

○	the other risks described above in the section entitled “Risk Factors” above in this proxy statement/prospectus.

Taken together, the sequential acquisitions of the fire safety and green waste treatment businesses reflect a deliberate strategy of building market-leading positions in niche sectors characterized by recurring revenue streams, high barriers to entry, and strong regulatory tailwinds. BGMS continues to evaluate additional strategic acquisitions and organic growth opportunities that align with its mission of delivering essential safety and environmental solutions to underserved market segments.

The foregoing discussion of the information and factors considered by the BGMS board is not intended to be exhaustive but includes the material factors considered by the BGMS board. In reaching its decision to approve and declare advisable the Business Combination Agreement, the Transaction and other transactions contemplated thereby, the BGMS board did not quantify or assign any relative weight to the factors considered, and individual directors may have given different weights to different factors. The BGMS board considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination.

In addition, the BGMS board also realized that there can be no assurance regarding future results, including results expected or considered in the factors listed above. However, the BGMS board concluded that the potential positive factors outweighed the risks and other potentially negative factors associated with the Transaction.

In weighing the potential benefits of the Transaction against these risks and uncertainties, the BGMS board specifically considered that BGMS management and the BGMS board have limited prior operating experience in the green solutions for scheduled waste treatment industry in which Future NRG operates. BGMS recognized that this lack of industry-specific experience and expertise may have limited BGMS management’s and the BGMS board’s ability to identify, evaluate, and appropriately weigh certain risks specific to the scheduled waste treatment industry in the course of BGMS’ due diligence review of Future NRG’s business and operations, including risks related to the reliability and scalability of Future NRG’s ozone-based treatment technology, the adequacy of Future NRG’s environmental permits and licenses, and the reasonableness of the growth assumptions underlying Future NRG’s financial projections, including its planned expansion into Vietnam, Thailand, and the Philippines.

As a result, BGMS’ due diligence review relied significantly on information, projections, and representations provided by Future NRG’s management and the industry research and financial analyses performed by Strategic Capital Advisory, rather than on independent, industry-specific expertise or diligence capabilities developed internally by BGMS. The BGMS board considered this factor, together with the other risks and uncertainties described in this section and in the section entitled “Risk Factors,” in reaching its determination that, on balance, the anticipated benefits of the Transaction outweighed these risks and uncertainties.

For the reasons set forth above, the BGMS board unanimously (i) approved the terms of the Business Combination Agreement and the Transaction, (ii) determined that it is advisable to enter into the Business Combination Agreement, (iii) approved the execution and delivery by BGMS of the Business Combination Agreement, the performance by BGMS of its covenants and agreements contained in the Business Combination Agreement and the consummation of the Transaction upon the terms and subject to the conditions contained therein, including the issuance of Parent Common Stock, and (iv) resolved to submit the issuance of Parent Common Stock to the stockholders of BGMS and to recommend approval of such stock issuance in connection with the Transaction by the stockholders of BGMS.

It should be noted that the explanation of the reasoning of the BGMS board and certain information presented in this section are forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” above in this proxy statement/prospectus.

Fairness Opinion of Future NRG Sdn. Bhd. and its Subsidiaries

Strategic Capital Advisory Sdn. Bhd. (“Strategic Capital Advisory”) was appointed by the BGMS board as an expert to undertake an evaluation of the proposed acquisition of the entire equity interest in Future NRG Sdn. Bhd. and its subsidiaries for a purchase consideration of approximately USD2.00 billion (the “Purchase Consideration”). On May 25, 2026, Strategic Capital Advisory rendered its written fairness opinion (the “Fairness Opinion”) to the BGMS board, that, as of the date of such opinion, and based upon the various assumptions, qualifications and limitations set forth therein, that the fair value of the entire equity interest of Future NRG ranges from $1.76 billion to $2.08 billion. Accordingly, Strategic Capital Advisory concluded that the Purchase consideration falls within the ranges of values derived using the Discounted Free Cash Flow to Firm (“FCFF”) methodology, hence it is fair from a financial point of view, to the stockholders of BGMS.

The sources of information which Strategic Capital Advisory used in its evaluation of Future NRG Sdn. Bhd. (“Future NRG”) are as follows:

1.	Future NRG’s draft audited financial statements for the financial year ended 31 December (“FYE”) 2024 and 2025;

2.	Future NRG’s management accounts for the 1st Quarter financial period ended 31 March 2026 (“3M-FPE 2026”);

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3.	The financial forecast and projection of Future NRG from the FYEs 31 December 2026 to 31 December 2029 (“Future NRG Financials”) prepared by the management of Future NRG (“Management”);

4.	Metro Manila Solid Waste Management Report dated September 2003 (“Manila Report”);

5.	Medical Waste Management in Thailand and Vietnam dated 2024, prepared from Lappeenrantha-Lahti University of Technology known as LUT University (the “LUT Report”);

6.	Representation and explanation by the Management; and

7.	Other publicly available information in respect of the industry that Future NRG is involved in.

Bases and Assumptions for Future NRG Financials

As set forth in the Fairness Opinion, the Future NRG Financials were prepared based on a set of assumptions made by Future NRG Sdn. Bhd. (the “Management”), which includes assumptions about future events and outlook that may or may not necessarily occur. In particular, the Future NRG Financials are dependent on the achievability of the specific assumptions as set out below. We have not undertaken a review on the reasonableness of the Future NRG Financials, and we do not express any opinion on the achievability of the Future NRG Financials. The FCFF for each financial year in the Future NRG Financials used to derive at the Discounted FCFF valuation are extracted from the estimate, forecast and projections based on the Management’s best estimate, and includes the existing contracts as well as quotations provided to its customers.

Notwithstanding the above, we wish to highlight that the Discounted FCFF valuation is based on prevailing economic, market and other conditions as at Date of Opinion for valuation parameters, in addition to publicly available information and information provided by Future NRG. Such conditions may change significantly over a short period of time. The resultant effect of such changes may materially and/or adversely affect the valuation.

In particular, the Future NRG Financials are dependent on the achievability of the specific assumptions as set out below. The results of the Future NRG Financials can be materially affected by economic and other circumstances. The actual results may vary considerably from the Future NRG Financials. The Future NRG Financials have been prepared on the bases consistent with the historical information provided by the Management, of which the specific key assumptions are as follows:

Notes:

[1]	Extracted from the Department of Environment Malaysia, 2019, being the best available information. An average growth rate of 12.3% was adopted to arrive at the tonnages per year from 2026 to 2029.
[2]	Based on the information extracted from the LUT Report, being the best available information.
[3]	Based on the information extracted from the Manila Report, being the best available information.
[4]	Based on information extracted from the LUT Report, being the best available information.
[5]	Based on Management’s best estimates.
[6]	Based on information extracted from Kualiti Alam (2016), being the best available information.
[7]	Based on information extracted from the Manila Report.
[8]	As there were no information from the LUT Report, reference was made to the Manila Report.

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According to the Fairness Opinion, it is estimated that Future NRG is to acquire a market share of 10% each for Malaysia and Vietnam and to acquire the market share of 30% each for Thailand and Philippine. The labour cost and general administration cost is estimated at approximately USD2.32 million per annum/ per plant. Such information was extracted from the Manila Report, being the best publicly available information. The inflation rate of the respective countries was adopted based on the ten (10) year average inflation rate extracted from World Bank. Tax expense is estimated based on the Malaysia’s corporate tax rate of 24.0%, the Thailand corporate tax rate of 20%, Philippine corporate tax rate of 25% and Vietnam corporate tax rate of 20%. Management represented that the overall cost for the Plant is approximately USD4.8 million and such value is adopted in assumption used for the construction and commercialization of each of the plant in the respective countries.

General Assumptions

As set forth in the Fairness Opinion, the Future NRG Financials were prepared based on these general assumptions made by Future NRG’s Management:

i	There will be no significant changes in the principal activities, key management personal, operating policies, accounting and business policies presently adopted by Future NRG;

ii	The Future Financials have been prepared based on prevailing economic conditions and information available as at the date of its preparation and does not encompass any assessment of the potential for future changes in the economic conditions in Malaysia, Southeast Asia and globally;

iii	There will be no significant changes to the prevailing economic, political and market conditions in Malaysia, Southeast Asia and elsewhere that will have direct and indirect effects on the activities and performance of Future NRG and the business of Future NRG’s customers and suppliers;

iv	There will be no material changes to the present legislation and government’s regulations and other operation regulations or restrictions affecting Future NRG’s activities or the market in which it operates;

v	There will be no significant changes in the credit period granted or received by Future NRG;

vi	The statutory income tax rate and other relevant duty and tax rate for Future NRG will remain at their respective existing rates with no significant changes in the bases of taxation and there will be no significant changes in the structure which would adversely affect the cash flows of Future NRG;

vii	There will be no material adverse effect from service disruptions, equipment or network breakdown or other similar occurrences, wars, epidemic, terrorist attacks and other natural risks, both domestic and foreign, which will adversely affect the operations, income and expenditure of Future NRG;

viii	The rate of inflation will not fluctuate significantly from their projected levels;

ix	The exchange rate between USD, RM and the various currencies in which Future NRG derives its income/expenses in will not fluctuate significantly from their projected levels;

x	Other than the estimation made by the Management, there will be no substantial impairment to the carrying value of Future NRG’s investment, property, plant and equipment and other assets;

xi	There will be no significant changes in wages, supplies, administration, overhead expenses and other costs other than those forecasted and projected;

xii	There will be no termination of any significant agreements or contracts from which the legal rights accruing to Future NRG, in respect of the principal activities are derived; Such agreements or contracts are assumed to be renewed based on current terms upon expiry;

xiii	There will be adequate supply of manpower and other relevant resources to Future NRG for its business activities; and

xiv	There will be no major legal proceedings against Future NRG which will adversely affect the activities or performance of Future NRG or give rise to any contingent liability which will materially affect the financial position or business of Future NRG.

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Valuation Methodology and Fairness of the Purchase Considerations

In determining the fairness of the Purchase Consideration, and based on the Discounted FCFF Methodology using the Future Financials as provided by the Management and the inputs from the Comparable Companies, the following were noted:

Notes:

[1]	Based on the risk-free rate for Malaysia as extracted from http://www.bnm.gov.my. This risk-free rate is based on the yield of ten (10) years Malaysian Government Securities as at Date of Opinion.
[2]	Based on the risk-free rate for Thailand as extracted from http://www.tradingeconomics.com. The risk-free rate is based on the yield of Thailand’s 10-Year Bond Yield as at the Date of Opinion.
[3]	Based on the risk-free rate for Philippine as extracted from http://www.worldgovernmentbonds.com. The risk-free rate is based on the yield of Philippine’s 10-Year Bond Yield as at the Date of Opinion.
[4]	Based on the risk-free rate for Vietnam as extracted from http://www.tradingeconomics.com. The risk-free rate is based on the yield of Vietnam’s 10-Year Bond Yield as at the Date of Opinion.
[5]	Based on the historical average market return for Malaysia as extracted from Bloomberg. The historical average market return is based on the average return of FTSE Bursa Malaysia Top 100 Index for the past ten (10) years extracted on the Date of Opinion
[6]	Based on the equity risk premium for United States of America (“USA”) as extracted from http://pages.stern.nyu.edu/~adamodar/ as at the Date of Opinion. The equity risk premium for USA is applied on the basis that the Comparable Companies selected are international, hence they are benchmarked against the equity risk premium of a mature market. Subsequently, a country risk premium is applied as disclosed under Thailand, Philippine and Vietnam’s country risk premium.
[7]	Re-geared beta is arrived at based on the net debt/equity ratio of Comparable Companies.
[8]	Based on the country risk premium for Thailand, Philippine and Vietnam as extracted from http://pages.stern.nyu.edu/~adamodar/ as at the Date of Opinion.
[9]	An illiquidity premium of 4.0% had been applied to derive the discount rate using CAPM to account for the lack of marketability and unsystematic risk as extracted from http://people.stern.nyu.edu/adamodar/pdfiles/country/illiquidity.pdf.
[10]	Based on the lending rate as extracted from Bank Negara Malaysia.
[11]	Based on Thailand Bank Lending Rate, Philippine Bank Lending Rate and Vietnam Bank Lending Rate as extracted from www.ceidata.com

Terminal value is mainly computed via one of the three (3) approaches, which is (a) liquidation value (b) multiple approach or (c) stable growth approach. For the purpose of this valuation, we have used the stable growth model to compute the terminal value as this usually applies to companies that are growing but on a moderate pace. The terminal value is computed based on the FCFF for the FYE 2029 at a terminal growth rate of nil, taking into consideration the risk of external factors that may directly or indirectly affect the business of Future NRG. The terminal value of Future NRG adopted in the Discounted FCFF Methodology is computed based on the parameters as stated below:

Terminal Value =	FCFFn X (1+g)
WACC-g

Where:

n = represent time, last year of the Future Financials

WACC =Discount rate derived using WACC

g = terminal growth rate

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Based on the underlying assumptions of the Future Financials, we have performed a sensitivity analysis on three key parameters, namely the discount rate, terminal value and FCFF as these assumptions have significant impact on the implied valuation of Future NRG. We have stress tested the Future Financials by varying the values adopted in the discount rate, terminal value and FCFF on a 0.5% and 3.0% upward and downward variance respectively on the midpoint of the valuation to arrive at a reasonable range of equity valuation of Future NRG. The variance parameters for the discount rate, terminal value and FCFF are selected after considering the followings factors:

a)	World Bank had projected that Malaysia’s GDP to grow by 4.4% in 2026, Thailand’s GDP to grow by 1.6% in 2026, Philippines’ GDP to grow by 4.6% in 2026 and Vietnam’s GDP to grow by 6.8% in 2026;

b)	The average annual inflation rate for Malaysia from year 2015 to 2024 is 1.9% as extracted from World Bank. Malaysia’s headline inflation rate for 2025 averaged at 1.4%;

c)	The average annual inflation rate for Thailand from year 2016 to 2025 is 1.1% as extracted from World Bank. Thailand’s average inflation rate to be between (0.3%) and (0.8%) for 2025;

d)	The average annual inflation rate for Philippine from year 2016 to 2025 is 3.5% as extracted from World Bank. The Philippines’ annual headline inflation rate for 2025 averaged 1.7%, falling to 1.8% by December 2025; and

e)	The average annual inflation rate for Vietnam from year 2016 to 2025 is 3.1% as extracted from World Bank. Vietnam’s headline inflation averaged 3.3% for the full year 2025.

Based on the above, we are of the opinion that the 1.0% and 3.0% upward and downward variance adopted for the discount rate, terminal value and FCFF is reasonable to take into consideration the range of possible fluctuations in the business to not only take into consideration the potential upsides but also the downturn due to unforeseen circumstances. Results of the sensitivity test is as shown below:

Future NRG currently has operations in Malaysia, however, its Management represented that it intends to diversify geographically to Thailand, Philippine and Vietnam, of which Future NRG currently has no presence or any business dealings in the respective countries. As such, certain discount for early-stage companies has to be considered. Academic research and empirical evidence from polls on expected rates of return by venture capitalists investing in early-stage companies are a valuable resource for assessing relevant discount rates. Depending on the development stage, rates range from 70% or higher in the seed stage, falling to 20% in the late stage. While these discount rates appear high, it is important to bear in mind the high failure rates of early-stage companies.

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For the purpose of the Proposed Evaluation, we have applied the Start-up Discount of 50% to the fairness of the Purchase Consideration to account for the uncertainty and unsystematic risk faced by Future NRG as a start-up business, especially in another region i.e., Thailand, Philippine and Vietnam, as published by the following authors, which of the details are summarised as follows:

Start-up-specific risks should be considered in any early-stage company valuation. Failing to appreciate a start-up’s specific risk profile can lead to inaccurate assessment of its full value potential in an exit scenario unless there is sufficient transparency of existing risks and opportunities to promote robust price negotiations. Early-stage companies typically have in common an extremely high speed of development. As the company evolves, the business model becomes more robust and operational milestones are reached, reducing the risk of the venture. Premise on the above, the fair value of entire equity interest of Future NRG ranges from $1.76 billion to $2.08 billion. The Purchase Consideration falls within the ranges of values derived using the Discounted FCFF methodology, hence it is fair from a financial point of view to the holders of the shares.

Malaysia Waste Management Market Overview

In the Fairness Opinion, Strategic Capital wrote that the Malaysia waste management market size is expected to increase during the forecast period due to rapid industrialization with the expansion of industries. Rapid population growth has increased the amount of waste generated due to landfills in Malaysia. As per the National Solid Waste Department, the country report 165 landfills and 8 sanitary landfills. Malaysia government is adopting various strategies to implement zero waste and to reduce dependency on landfills by using advanced technology and to avoid food wastage. Malaysia accounted for 31% recycling rate which is lower than other Southeast Asia countries such as Korea, Thailand, Singapore and Taiwan. Malaysia management produces 30,000 tonnes of municipal solid waste, which is a significant problem for the country. The Government planned to achieve recycling rate to 40% by 2025 due to increased focus on environmental management. Malaysia is also providing incentives to waste management companies in Malaysia in order to reduce commercial waste generation from manufacturing activities such as toxic waste, non-toxic waste and chemical waste.

The key factors driving the growth of Malaysia waste management industry includes increasing industrialization and urbanization, rapid population growth. Increasing environmental degradation with the rapid expansion in economic development is predicted to boost the waste management industry in Malaysia. In addition, increasing awareness regarding the benefits of waste management and investment on advanced technologies for waste management will further drive the market growth. Rising focus on reduction of food wastage by adopting adequate storage strategies. Malaysia government is investing and taking initiative to create more opportunities for the companies in waste management market in Malaysia. Growing demand for ecofriendly and cost-effective waste management solutions is boosting the market demand. Rising government effort for efficient waste disposal systems and to improve the waste management infrastructure. Moreover, increasing environmental concerns about the waste generation along with the high demand for sustainable waste management practices is likely to propel the market growth. However, high cost for implementing waste management solutions will hinder the waste management industry in Malaysia.1

1 See https://www.gmiresearch.com/report/malaysia-waste-management-market/

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Thailand Waste Management Market Overview

Thailand Waste Management Market size was valued at USD 18.28 billion in 2023, and is predicted to reach USD 34.83 billion by 2030, at a compounded annual growth rate (“CAGR”) of 8.60% from 2024 to 2030. Thailand waste management market involves a wide range of services and activities aimed at managing and mitigating the impact of waste generated by various sectors including residential, commercial, industrial, and healthcare. It includes the collection, transportation, processing, recycling, and disposal of waste materials in a manner that is environmentally responsible and sustainable. The market also involves the development and implementation of technologies and practices that promote waste reduction, resource recovery, and the safe handling of hazardous materials. Key components of the waste recycling market include waste collection services, recycling facilities, waste-to-energy plants, landfill operations, and environmental consulting services. As awareness of environmental issues grows, the waste recycling market continues to expand, driven by growing population, technological advancements, and increasing public demand for sustainable waste solutions.2

Vietnam Waste Management Market Overview

Vietnam Waste Management Market size in 2026 is estimated at USD2.36 billion, growing from 2025 value of USD2.21 billion with 2031 projections showing USD3.26 billion, growing at 6.71% CAGR over 2026-2031. Accelerating urbanization, tighter environmental laws, and a national circular-economy roadmap continue to reshape demand, while extended-producer-responsibility rules nudge manufacturers toward formal recycling channels. Public-health campaigns and digital route-optimization tools are raising source-separation rates in Ho Chi Minh City and Hanoi, creating new volumes for advanced treatment. Rising foreign direct investment is bringing waste-to-energy, polyester-to-polyester recycling, and high-purity composting technologies to provincial markets. At the same time, project developers must work around land-acquisition hurdles, rural collection gaps, and constrained provincial budgets, all of which slow down infrastructure roll-outs.

Under the 2030 circular-economy action plan, Vietnam aims for 95% urban and 80% rural waste collection, while cutting landfill use below 50%. The strategy also links biomass and municipal waste to renewable-energy targets, giving waste-to-energy developers a government-endorsed revenue story. Agriculture generates 93.61 million tons of waste annually, yet just 52% is reused; regulations now call for a 25% jump in organic-fertilizer output by 2025 and a 30% organic share of all registered fertilizers by 2030. These targets integrate rural income growth with emissions goals, opening farmland markets for biochar and compost initiatives. As collection targets rise, the Vietnam waste management market gains visibility on feedstock volumes, improving bankability for regional treatment hubs.

Industrial, medical, and construction waste together account for 44.88% of Vietnam waste management share in 2025, yet each niche opens specialized revenue streams. Hazardous-waste contractors earn certification premiums to handle solvents and sludge, while hospitals in Bac Giang must conform to Decision 33/2025/QD-UBND’s strict segregation rules. Rubber producers have begun converting wastewater sludge into organic fertilizer, signaling agricultural up-cycling potential. With policy pressure mounting, these sub-segments will scale, but residential tonnage will continue to anchor fleet utilization across the Vietnam waste management market.3

Philippine Waste Management Market Overview

Healthcare waste generation in the Philippines is on the rise, the United Nations Industrial Development Organization (“UNIDO”) has reported. Recent analyses have revealed alarming trends in healthcare waste (“HCW”) generation, with hazardous healthcare waste increasing by 20.19% in the last five (5) years, with a generation rate ranging between 1.13 kg per bed per day and 1.31 kg per bed per day. Data from 2023 collected from partner hospitals further underscores the scale of this issue. The Eastern Visayas Medical Center reported 217.775 tonnes of pathologic or infectious waste and 191.345 tonnes of general waste. At the Quirino Memorial Medical Center, hazardous waste totaled 496,505 kg, while general waste amounted to 324,994.79 kg. The Cagayan Valley Medical Center reported 292,807 kg of general waste, along with hazardous materials, including 26,118 kg of sharps waste, 54 kg of pharmaceutical waste, and 2,603 kg of pathological waste. The HCW Project will focus on several interventions, including conducting a policy gap analysis with corresponding recommendations, hiring technical experts to identify environmentally sound technologies and strategies on management, and raising awareness while building stakeholder capacity. A critical aspect of the HCW project is reducing unintentional persistent organic pollutants (uPOPs), such as dioxins and furans, commonly released while burning chlorinated waste materials. Sources of chlorine include chlorine-based disinfectants and PVC (polyvinyl chloride) plastics.

2 See https://www.nextmsc.com/report/thailand-waste-management-market

3 See https://www.marketresearch.com/Mordor-Intelligence-LLP-v4018/Vietnam-Waste-Management-Share-Trends-43839000

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The HCW project will also address the stockpiles of toxic mercury waste in hospitals by ensuring its proper storage and disposal. Mercury-containing products such as thermometers, sphygmomanometers, dental amalgam capsules, liquid mercury for dental restorative purposes, and fluorescent lamps have been banned in healthcare facilities since 2022 following the issuance of FDA Circular No. 2022-003. While healthcare facilities have generally shifted to mercury-free products, stockpiles of mercury waste have yet to be properly disposed of. The initiatives will also focus on improving waste inventory systems and assessing the technologies and capacities of the treatment, storage and disposal facilities to identify opportunities for technology transfer and green financing. The successful implementation of this plan over the next five years is crucial for achieving sustainable healthcare waste management interventions, and will have long-term benefits for the health of our communities and the environment.4

Future NRG Reasons for the Transaction

In the course of reaching its decision to approve the Transaction, the Future NRG Board consulted with its senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors including its due diligence of BGMS. In reaching its decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the Future NRG Board considered a range of factors, including, but not limited to, the factors discussed below.

In light of the complexity of such factors, the Future NRG Board, as a whole, did not consider it practicable nor did it attempt to quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Future NRG Board may have given different weight to different factors. The explanation of the reasons for the approval by the Future NRG Board of the Transaction, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Future NRG Board discussed the results of the due diligence conducted by Future NRG’s management and legal counsel, which included:

●	the expectation that the Transaction would be a more time- and cost-effective means to access capital than other options considered;

●	the potential to provide its current shareholders with greater liquidity by owning stock in a public company;

●	the fact that Exchange Shares issued to Selling Shareholders will be registered pursuant to a registration statement on Form S-4 by Parent and will become freely tradable for most of the Selling Shareholders;

●	the likelihood that the Transaction will be consummated on a timely basis;

●	Future NRG Board’s belief that Parent has a strong management team experienced in its industry, which is expected to remain with the post-Transaction combined company to seek to execute the Company’s strategic and growth goals;

4 See https://businessmirror.com.ph/2025/02/16/phl-healthcare-waste-generation-on-the-rise/

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●	the financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between the Parties thereto;

●	review of Parent’s and its subsidiary’s material contracts, intellectual property, financial, tax, legal, and accounting due diligence;

●	meetings and calls with the management team and advisors of Parent regarding operations and forecasts;

●	consultations with Parent’s management and legal and financial advisor, ARC;

●	review of Parent’s audited and unaudited financial statements;

●	research on comparable transactions;

●	the expenses to be incurred in connection with the Transaction and related administrative challenges associated with combining the companies; and

●	various other risks associated with the company and the Transaction, including the risks described in the section entitled “Risk Factors” in this proxy statement/prospectus.

In considering the valuation reached by Strategic Capital of a range of $1.76 billion to $2.08 billion, the Future NRG Board primarily relied upon on Future NRG’s management and legal counsel research and due-diligence based perspective that the transaction would provide its Selling Shareholders with an approximate more than 99.0% ownership interest in the combined company. Future NRG’s management conveyed to Future NRG Board their perspective that the purchase price for Future NRG, in combination with Future NRG’s projected financial performance based on Future NRG’s management due diligence, would result in greater returns for Future NRG’s shareholders over a ten-year period.

Future NRG Board further considered and discussed the assumptions underlying Future NRG’s management long-term financial projections including the assumptions for long-term (i) waste management services volume growth, (ii) waste management services growth, (iii) waste management services new business initiatives, and (iv) productivity (cost). In approving the Transaction, the Future NRG Board determined to rely on the Fairness Opinion from Strategic Capital, a highly specialized corporate finance services company retained by BGMS rather than procuring its own valuation or fairness opinion. In addition, the officers and directors of Future NRG have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Transaction.

The foregoing information and factors considered by the Future NRG Board are not intended to be exhaustive, but are believed to include all of the material factors considered by the Future NRG Board. In considering the factors described above, individual members of the Future NRG Board may have given different weight to different factors. Future NRG Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Future NRG’s management and legal advisors, and considered the factors overall to be favorable to, and to support, its determination.

Interests of the Directors and Executive Officers of Bio Green Med Solution in the Transaction

In considering the recommendation of the BGMS board that its stockholders vote to approve the Transaction, stockholders should be aware that certain of our current directors and executive officers have interests in the Transaction that are different from, or in addition to, the interests of our stockholders generally. Specifically, the current BGMS board, except for Mr. Kiu will remain on the board of directors of the combined company and all of the current BGMS officers will remain as officers of the combined company. The members of the BGMS board were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Business Combination Agreement, and in recommending to stockholders that the Transaction be approved. See “The Transaction—BGMS management Reasons for the Transaction” above in this proxy statement/prospectus.

Stockholders should take these interests into account in deciding whether to vote “FOR” the Proposals. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

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Parent’s Executive Officers

The names and positions of our executive officers as of the date of this proxy statement/prospectus are:

●	Datuk Dr. Doris Wong, Chief Executive Officer and Executive Director; and

●	Kiu Cu Seng, Chief Financial Officer, Executive Director and Secretary,

Parent’s Directors

The names of our non-employee independent directors as of the date of this proxy statement/prospectus are:

●	Soon Ping Pappas;

●	Dr. Satis Waran Nair Krishnan; and

●	Inigo Angel Laurduraj.

Transactions with Parent’s Executive Officers

On February 11, 2025, David E. Lazar, our previous interim co-Principal Financial Officer and Principal Accounting Officer and former interim Chief Executive Officer, entered into a securities purchase agreement (the “Wong Purchase Agreement”) with Datuk Dr. Doris Wong, our Chief Executive Officer and Executive Director, pursuant to which Datuk Dr. Doris Wong agreed to purchase 1,000,000 shares of Series C Convertible Preferred Stock of the Company, $0.001 par value per share (the “Series C”) and such number of the 2,100,000 shares of Series D Convertible Preferred Stock of the Company, $0.001 par value per share (the “Series D”) held by Mr. Lazar so that Datuk Dr. Doris Wong shall hold seventy percent (70%) of the issued and outstanding shares of the Company, which resulted in the issuance of 1,745,262 shares of Series D (collectively, the Series C and Series D are the “Lazar Securities”). The transaction contemplated by the Wong Purchase Agreement closed on February 26, 2025.

In consideration for the sale of the Lazar Securities, Datuk Dr. Doris Wong delivered $6,300,000 less the holdback amount of $100,000 to the escrow agent. The Purchase Price included a cash brokerage fee in the amount of $800,000 paid to Lighthouse Advisory Limited. The holdback amount will be held back by Datuk Dr. Doris Wong for 120 days from the closing date to satisfy any indemnity and other agreed upon claims and expenses.

The Lazar Securities were convertible into shares of Common Stock at the election of Datuk Dr. Doris Wong. On the closing date, Datuk Dr. Doris Wong exercised the conversion rights related to the Series C and Series D shares into Common Stock as follows: (i) the conversion of 1,000,000 shares of Series C into 2,650,000 shares of Common Stock; and (ii) the conversion of 1,745,262 shares of Series D into 799,911 shares of Common Stock, or an aggregate of 810,953 shares of Common Stock. The Lazar Securities were sold in a transaction exempt from registration under Regulation S of the Securities Act of 1933, as amended.

Prior to the transaction, Datuk Dr. Doris Wong had no affiliation with the Company. Datuk Dr. Doris Wong is not in the business of purchasing and selling securities and did not acquire the Series C and Series D with the intent to distribute them on behalf of the Company. The transaction with Mr. Lazar was a negotiated arm’s length bona fide transaction.

On April 2, 2025, David Lazar exercised his conversion rights with respect to his 354,738 Series D shares in exchange for 162,588 shares of Common Stock.

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On November 12, 2025, the Company granted a total of 300,178 shares of common stock options to Datuk Dr. Doris Wong and a total of 200,000 shares of common stock options to Mr. Kiu Cu Seng. The shares were granted pursuant to the Company’s 2018 Equity Incentive Plan and fully vest immediately upon grant.

The following table shows grants of stock options outstanding on the last day of the fiscal year ended December 31, 2025, to former executive officers of Parent.

Name	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price(1) ($)	Option Expiration Date
Dr. Brian Schwartz	1	0	$14,868.00	01/02/2026
Dr. Brian Schwartz	1	0	$24,084.00	01/02/2026
Dr. Brian Schwartz	8	0	$3,996.00	01/02/2026
Dr. Brian Schwartz	11	0	$2,120.76	01/02/2026
Dr. Brian Schwartz	52	0	$547.20	01/02/2026

Potential Payments Upon Termination or Change-in-Control

Parent has entered into agreements that require us to make payments and/or provide benefits to certain of our executive officers in the event of a termination of employment or change-in-control. Our 2006 Equity Incentive Plan, or 2006 Plan, our 2015 Equity Incentive Plan, or 2015 Plan, our 2018 Equity Incentive Plan, or 2018 Plan, and our 2020 Inducement Equity Incentive Plan, or 2020 Plan (and collectively with the 2006 Plan, 2015 Plan, and 2018 Plan, “the Plans”) provide for payments to named executive officers in connection with a termination or a change-in-control of the Company. All of such agreements that require us to make payments and/or provide benefits to certain of our executive officers in the event of a termination of employment or change-in-control have terminated. The Transaction will not be a sale of more than 50% of the total voting power of the stock of Parent and, therefore, will not be a change of control for this purpose.

Executive Officer and Director Compensation

In connection with their service to the BGMS management and on the board of directors, each of our executive officers and non-employee directors was granted a monthly cash fee during the director’s service on the board of directors. None of the agreements with each of our executive officers and non-employee directors provide for any severance payments or stock option awards upon termination.

Appointment of Directors

At the Parent’s 2025 Annual Meeting schedule for June 30, 2025, the Parent’s stockholders will be able to vote on the re-election of each of Datuk Dr. Doris Wong, Kiu Cu Seng, Soon Ping Pappas, Dr. Satis Waran Nair Krishnan, and Inigo Angel Laurduraj, nominees to our Board of Directors.

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Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Article VIII of our certificate of incorporation, as amended, states that to the fullest extent permitted by the DGCL, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under Article IX of our certificate of incorporation, any person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom, by reason of the fact that he is or was a director or officer of ours or was serving at our request as a director or officer of another entity or enterprise (including any subsidiary), may be indemnified and held harmless by us, and we may advance all expenses incurred by such person in defense of any such proceeding prior to its final determination, if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The indemnification provided in our bylaws is not exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Potential Employment Agreements Following the Transaction

The Business Combination Agreement does not impose any requirements on Parent regarding retention or compensation of its employees such as our executive officers. At this time, it is expected that all of our executive officers will remain as officers of the combined company.

Interests of the Directors and Executive Officers of Future NRG Sdn. Bhd. in the Transaction

Selling Shareholders should be aware that certain members of the board of directors of Future may have an interest in the Transaction that may differ from, or be in addition to, interests of Future NRG or its directors and executive officers. Future NRG’s board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions to approve the Business Combination Agreement, the Transaction and related transactions.

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The post-Transaction board of directors of Future NRG Sdn. Bhd. will consist Mr. Pun Kah Weng. Consequently, continuity of the management and policies of Future NRG will exist as a subsidiary of the combined company following the Closing of the Transaction. The table below sets forth the anticipated ownership of Future NRG common shares by the Company’s directors and executive officers immediately prior to the closing of the Transaction based on their ownership of as of June 15, 2026:

Selling Shareholders Director or Officer Name	Company Shares Owned Prior to the Closing	Parent Common Stock to be issued at the Closing
Pun Kah Weng	0	0

Management Following the Transaction

As described elsewhere in this proxy statement/prospectus, including in the section entitled “Management Following the Closing of the Transaction” of this proxy statement/prospectus, the Company’s director is expected to remain director of the Company after the Closing.

Form of the Transaction

At the effective time of the Transaction, each outstanding Company Ordinary Shares will be exchanged for Parent Common Stock, as described in more detail in this proxy statement/prospectus. See also “The Exchange Shares” immediately below. After completion of the Transaction, BGMS’s common stock is expected to continue to trade on the Nasdaq Capital Market under the symbol “BGMS.”

The Exchange Shares

At the effective time of the Transaction, each outstanding ordinary share of the Company will be exchanged for shares of Parent Common Stock (the “Exchange Shares”). No fractional shares of Parent Common Stock will be issued in connection with the Transaction. Instead, all fractional shares of Parent Common Stock issuable to Selling Shareholders will be aggregated and will be rounded up into one full share of Parent Common Stock.

The amount of Exchange Shares is calculated using a formula intended to allocate to Selling Shareholders, a percentage of the company. The number of Exchange Shares has been estimated to result in Selling Shareholders owning approximately more than 99.0% of Parent Common Stock and current Parent stockholders are expected to own approximately less than 1.0% of Parent Common Stock.

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Stock Options and Warrants

Parent stock options that are outstanding immediately prior to the effective time will remain outstanding following the effective time of the Transaction. Parent warrants to purchase shares of Parent Common Stock that are outstanding immediately prior to the effective time of the Transaction will remain outstanding following the effective time of the Transaction.

Closing Time of the Transaction

The Transaction will be completed as promptly as practicable after all of the conditions to completion of the Transaction are satisfied or waived, including the approval of the stockholders of BGMS. BGMS and Future NRG are working to complete the Transaction as quickly as practicable. However, BGMS and Future NRG cannot predict the exact timing of the completion of the Transaction because it is subject to various conditions.

Regulatory Approvals

Parent must comply with applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market in connection with the issuance of shares of Parent Common Stock in the Transaction and the filing of this proxy statement/prospectus with the SEC.

Material Malaysian Tax Considerations to the Company’s Shareholder Related to the Transaction

The following is a summary of the expected material Malaysian tax consequences of the Transaction to Selling Shareholders. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to the Company’s shareholder. The summary is based on Malaysian tax law and the practice of the Inland Revenue Board of Malaysia currently in force in Malaysia. Legislative, administrative or judicial changes may modify the tax consequences described below, possibly with retrospective effect.

The summary deals with shareholder of the Company who legally and beneficially own shares in the Company. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Selling Shareholders should consult professional advisers on the Malaysian tax implications of the Transaction and the tax implications in any other relevant jurisdictions.

The summary does not address the Malaysian tax consequences resulting from shares being attributable to (i) a permanent establishment outside of the shareholder’s country of residence, or (ii) a permanent representative outside of the shareholder’s country of residence. To the extent that the discussion relates to matters of Malaysian tax law, it represents the opinion of our Malaysian counsel.

Income Tax in Malaysia

The principal legislation that governs an entity’s income tax in Malaysia is the Income Tax Act 1967 (the “ITA”). The regulatory body implementing and enforcing the ITA is the Inland Revenue Board of Malaysia (“IRB”). Pursuant to Section 3 of the ITA, income tax shall be charged for each year of assessment (“YA”) upon the income of any entity accruing in or derived from Malaysia or received in Malaysia from outside Malaysia.

Pursuant to Section 8 of the ITA, a company is a tax resident in Malaysia if its management and control are exercised in Malaysia. Management and control are normally considered to be exercised at the place where the directors’ meetings concerning management and control of the company are held. The income tax rate payable by a resident company differs depending on the amount of the company’s paid-up capital and its annual sale in relation to the particular YA.

As Future NRG’s main business activities are focused in Malaysia and its management and control are also in Malaysia, Future NRG is categorized as a Resident company with its tax residency in Malaysia and is subject to pay an income tax at the rate of 24% from its chargeable income for the particular YA.

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Foreign-Sourced Income & Transaction Consideration

Malaysia’s taxation regime is territorial in principle, where income accruing in or derived from or received in Malaysia from outside Malaysia is subject to income tax in Malaysia pursuant to Section 3 of the ITA. Previously, certain foreign-sourced income were exempted from income tax due to the tax exemption pursuant to Paragraph 28, Schedule 6 of the ITA. This was subsequently removed with effect from January 1, 2022 pursuant to an announcement on the Malaysian Budget 2022. Therefore for the purposes of the Transaction, income derived by a Malaysian Resident company from an overseas entity or from overseas activities outside Malaysia are taxable under the ITA.

In view of the nature of the Transaction, Future NRG does not anticipate any income tax to be payable under Section 3 of the ITA for the Selling Shareholders receiving the Transaction Consideration in the form of common stock of BGMS.

Capital Gains Tax at the Time of the Transaction

The Malaysian Budget 2024 has introduced a new form of tax to Malaysia’s tax landscape now known as the Capital Gains Tax (“CGT”). The CGT was gazetted via the Finance (No. 2) Act 2023 which made amendments to the ITA and came into effect beginning January 1, 2024 which was designed to levy taxes on profits derived from the sale of capital assets, including stocks, bonds, real estate and other investments. For the purpose of the Transaction, the disposal of the common shares in the Company is known as a disposal of shares in an unlisted Malaysian company which falls under the category of CGT.

The prevailing rate of CGT currently stands at 10% of the net gain of the disposal of the capital asset while there would be no CGT chargeable for any loss or lack of net gain on disposal of the capital asset. Under Malaysian tax law, the Transaction is considered as a disposition of the Company shares at fair market value and the acquisition of shares of Parent Common Stock at the same value, therefore the net effect of the Transaction would result in a zero net gain for Selling Shareholders. In view of the above, Selling Shareholders opines that there would be no CGT chargeable on the Transaction.

Stamp Duty

A Stamp Duty is a form of tax chargeable on all transactional or non-transactional legal, commercial and/or financial instruments in Malaysia pursuant to the Stamp Act 1949. Selling Shareholders anticipates to be responsible for the ad valorem stamp duty on the transfer of share form at the prevailing rate of 0.3% or a rate to be assessed by the IRB premised on the book value of the ordinary shares of the Company or from the market value of the Transaction Consideration.

Material U.S. Federal Income Tax Consequences of the Transaction

The following is a discussion of material U.S. federal income tax consequences of the Transaction applicable to BGMS (Parent), Selling Shareholders, and holders, immediately prior to the Transaction, of Future NRG shares. It is not a complete analysis of all potential tax effects of the Transaction. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and of applicable state, local, and non-U.S. tax laws, are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations promulgated thereunder, or the Regulations, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or the IRS, each in effect as of the date of this registration statement. Such authorities may change or be subject to differing interpretations, and any such change may be applied retroactively in a manner that could adversely affect a holder of the Company common shares.

To the extent that the discussion in this section entitled “Material U.S. Federal Income Tax Consequences of the Transaction” addresses the treatment of the Transaction as a taxable sale or other disposition within the meaning of Section 1001 of the Code and to the U.S. federal income tax consequences of the Transaction to Parent’s stockholders, including BGMS’s public stockholders, who held shares of Parent Common Stock immediately before the Transaction, it represents such discussion constitutes the short-form opinion of Rimon, P.C. (“Rimon” or “our United States counsel”), counsel to BGMS, filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part. Rimon’s opinion is based upon the Code, the Regulations, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case as in effect as of the date of this proxy statement/prospectus, all of which are subject to change or differing interpretation, possibly with retroactive effect, and upon certain representations made by BGMS, Future NRG, and the Selling Shareholders. Rimon’s opinion is not binding on the IRS or any court.

Our counsel expresses no opinion with respect to the tax consequences to any other person, including Selling Shareholders or any indirect Selling Shareholders U.S. Holders, or with respect to any other matter of aspect of the Transaction or any related transactions. Parent has not sought and does not intend to seek a ruling from the U.S. Internal Revenue Service, or IRS, regarding the intended tax treatment of the Transaction and there can be no assurance that the IRS will not challenge the intended tax treatment of the Transaction and, if challenged, that a court would not sustain the IRS’ position.

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Discussion Limited to Shares held as a Capital Asset

As it relates to Selling Shareholders in exchanging the Company common shares for the Parent Common Stock, this discussion is limited to such shares that are, in each case, held as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to the particular circumstances of Future NRG or a shareholder of Future NRG. In addition, it does not address consequences relevant to Selling Shareholders that may be subject to special rules, including, without limitation:

● persons subject to the alternative minimum tax;

● persons whose functional currency is not the U.S. dollar;

● persons holding the Company common or preferred stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

● banks, insurance companies, and other financial institutions;

● real estate investment trusts and regulated investment companies;

● brokers, dealers, and traders in securities;

● tax-exempt organizations and governmental organizations;

● persons deemed to sell the Company common shares under the constructive sale provisions of the Code;

● persons who hold or receive the Company common shares pursuant to the exercise of any employee stock options or otherwise as compensation;

● persons who hold the Company common shares that is “section 306 stock” within the meaning of Section 306(c) of the Code;

● persons required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to the Company common shares as a result of such item being taken into account in an applicable financial statement;

● persons holding the Company common shares who exercise dissenters’ rights; and

● tax-qualified retirement plans.

U.S. Person

For purposes of this discussion, a U.S. Person is:

● an individual who is a citizen or resident of the United States;

● a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

● an estate the income of which is subject to U.S. federal income tax regardless of its source; or

● a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Regulations to be treated as a United States person for U.S. federal income tax purposes.

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Holder, Company U.S. Holder and Future U.S. Holder

Holder. For purposes of this discussion, except where specified, with respect to shares of the Company or Selling Shareholders, a Holder is a beneficial owner of such shares immediately before the Transaction and with respect to shares of Parent Common Stock, a Holder is a beneficial owner of such stock immediately after the Transaction. With respect to shares held by an entity or other arrangement that is taxable for U.S. federal income tax purposes as a partnership, a Holder refers to any person treated for U.S. federal income tax purposes as a partner in such entity or other arrangement.

U.S. Holder and Non-U.S. Holder. In each case, a U.S. Holder is a U.S. Person who is a Holder of shares of the indicated entity. A Non-U.S. Holder is a person who is not a U.S. Person and who is a Holder of shares of the indicated entity. With respect to shares held by an entity or other arrangement that is taxable for U.S. federal income tax purposes as a partnership, the terms U.S. Holder or Non-U.S. Holder are applied with respect to the status (as a U.S. Person or otherwise) of each person treated for U.S. federal income tax purposes as a partner.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Selling Shareholders shares, the tax treatment of a partner in the partnership will depend in part on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding Selling Shareholders common shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

The following discussion does not address any tax consequences of transactions effectuated before, after, or at the same time as the Transaction, whether or not they are undertaken in connection with the Transaction, including, without limitation, transactions in which Company shares are acquired.

Tax Characterization of the Transaction for U.S. Federal Income Tax Purposes

The Transaction should qualify as a taxable sale or other disposition within the meaning of Section 1001 of the Code. The material U.S. federal income tax consequences of the Transaction to the Parent, Selling Shareholders and Selling Shareholders U.S. Holders are described below under the applicable heading.

Material U.S. Federal Income Tax Consequences of the Transaction to BGMS (Parent)

The issuance of Parent Common Stock in exchange for Company Ordinary Shares is not a taxable event to Parent for federal income tax purposes. The basis for federal income tax purposes of the Company Ordinary Shares in the hands of Parent immediately after the Transaction will be equal to the Transaction consideration.

Parent may make an election pursuant to Section 338(g) of the Code pursuant, in which case the Company would be treated, for U.S. federal income tax purposes, as having (i.e., the Company would be deemed to have) sold all of its assets at fair market value on the date of the Transaction, and the Company would be treated as a new corporation which purchased all of the assets of the Company as of the beginning of the next day. If Parent makes the Section 338(g) election, Parent’s future U.S. tax determinations with respect to the Company would be based on the assumption that the deemed transaction had occurred.

Opinion of Rimon, P.C. Regarding the Material U.S. Federal Income Tax Consequences of the Transaction to Parent’s Stockholders Including BGMS’s Public Stockholders

Neither BGMS’s public stockholders nor any other person who held shares of Parent Common Stock immediately before the Transaction is a party to the Exchange, and no shares of Parent Common Stock held by such persons are exchanged, converted, redeemed, or otherwise affected by the Transaction; such persons will continue to hold, immediately after the Transaction, the identical shares of Parent Common Stock, with an unchanged tax basis and holding period, that they held immediately before the Transaction. Based on the foregoing, and subject to the assumptions, qualifications and limitations described in this section, it is the opinion of Rimon, P.C. that the Transaction will have no U.S. federal income tax consequences to Neither BGMS’s public stockholders nor any other person who held shares of Parent Common Stock immediately before the Transaction is a party to the Exchange, and no shares of Parent Common Stock held by such persons are exchanged, converted, redeemed, or otherwise affected by the Transaction; such persons will continue to hold, immediately after the Transaction, the identical shares of Parent Common Stock, with an unchanged tax basis and holding period, that they held immediately before the Transaction. Based on the foregoing, and subject to the assumptions, qualifications and limitations described in this section, it is the opinion of Rimon, P.C. that the Transaction will immediately before the Transaction by virtue of their ownership of shares in Parent. Immediately after the Transaction the Selling Shareholders will become stockholders of Parent and certain United States federal income tax consequences of such ownership to Selling Shareholders and Selling Shareholders U.S. Holders are discussed below. Rimon’s opinion set forth above is subject to customary qualifications and assumptions, including that the Transaction will be consummated in accordance with the terms of the Business Combination Agreement and as described in this proxy statement/prospectus, and that all representations, warranties and statements made by Parent, the Company and the Selling Shareholders in connection with the Transaction are and will remain true, correct and complete through the Effective Time. Rimon’s opinion is expressed only as of the date of this proxy statement/prospectus, and Rimon has no obligation to update its opinion for subsequent events or changes in law. Parent has not sought and does not intend to seek a ruling from the IRS with respect to the U.S. federal income tax consequences of the Transaction to BGMS’s public stockholders or any other holder of Parent Common Stock, and there can be no assurance that the IRS will not challenge Rimon’s conclusions or that a court would not sustain such a challenge. You are urged to consult your own tax advisor regarding the particular U.S. federal, state, local, and non-U.S. tax consequences of the Transaction applicable to you in light of your particular circumstances.

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Material U.S. Federal Income Tax Consequences of the Transaction to Selling Shareholders as the Sole Holder of the Company Ordinary Shares Immediately Prior to the Transaction

As a result of the Transaction, for United States income tax purposes, Selling Shareholders should not recognize gain or loss solely as a result of the Transaction. Selling Shareholders should have, immediately after the transaction, a tax basis in its Parent Common Stock that is equal to the fair market value of Parent shares as of the time of the Transaction.

U.S. Federal Income Tax Reporting by Selling Shareholders

Any Company shareholder (i.e., Selling Shareholders) that is required to file a U.S. federal income tax return and that owns (immediately before the effectiveness of the Transaction) at least five percent (5%) (by vote or value) of the total outstanding stock of the Company is required, for the taxable year in which the Transaction is effective, to attach to such U.S. federal income tax return a statement that contains the information listed in Regulations Section 1.368-3(b). Such statement must include, among other information, the shareholder’s tax basis in the Company common shares exchanged and the fair market value of such stock at the time of the exchange.

Material U.S. Federal Income Tax Consequences of the Transaction to Selling Shareholders U.S. Holders

As provided in U.S. federal income tax rules applicable to passive foreign investment companies (“PFICs”) under Section 1291 of the Code, a U.S. Holder of stock in a PFIC is generally subject to tax, including an interest charge, on gain recognized upon a disposition of such stock. These rules are discussed in greater detail below. If Future NRG is or was treated as a PFIC with respect to a U.S. Holder, and if the Company or any of its subsidiaries is also treated as a PFIC with respect to such holder, PFIC status of the Company or one of its subsidiaries may be attributed to the U.S. Holder under the look-through rules of Treasury Regulation § 1.1291-8. In such case, the disposition of the ordinary shares of the Company by Selling Shareholders, including in a transaction that is otherwise non-taxable, may be subject to and taxable pursuant to these PFIC rules unless an exception applies.

Under an exception, no gain or loss is expected to be recognized by a U.S. Holder as a result of the exchange of the ordinary shares of the Company for Parent voting stock, provided the following conditions, as provided in Proposed Treasury Regulation § 1.1291-6(c)(2), are satisfied:

●	After the Transaction, the ordinary shares of the Company will be owned or considered as owned by a U.S. person;
●	Parent’s United States federal income tax basis in the Company’s ordinary shares immediately after the Transaction is no greater than the such tax basis of the ordinary shares of the Company in the hands of the Selling Shareholders immediately before the Transaction;
●	Parent’s holding period of the ordinary shares of the Company immediately after the Transaction is treated for United States federal income tax purposes as being at least as long as such holding period of the Company’s stock in the hands of the Selling Shareholders determined immediately before the Transaction; and,
●	Applying the indirect ownership rules of Treasury Regulation 1.1291-8, the aggregate indirect ownership of the Company ordinary shares by Selling Shareholders U.S. Holder is no less after the Transaction than before the Transaction.

Regarding the fourth requirement just above, in the case of a Selling Shareholders who is a U.S. Holder, the indirect ownership rules attribute shares through a U.S. corporation only if the shareholder of the U.S. corporation owns at least 50% of the stock of the U.S. corporation. In the Transaction, the Selling Shareholders will acquire approximately more than 99.0% of the common stock of Parent, which exceeds the 50% threshold. Accordingly, the ordinary shares of the Company to be owned by Parent after the Transaction will be attributed to the Selling Shareholders and, in turn, to a Selling Shareholder who is a U.S. Holder. The exception described above therefore may apply, and if the Company is or has been classified as a PFIC such that the conditions elaborated upon above exist, a Selling Shareholder who is a U.S. Holder may be required to recognize gain without the receipt of cash.

Proposed Treasury Regulations 1.1291-6, while not finalized and therefore of uncertain applicability, are generally relied upon by taxpayers and the IRS.

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If a Selling Shareholders U.S. Holder recognized gain pursuant to the PFIC rules, the U.S. Holder would be required to report that gain on IRS Form 8621, Information Return by a Shareholder of a Passive Foreign Investment Company or a Qualified Electing Fund.

PFIC Considerations

Definition of a PFIC — A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income is generally considered to be passive income and cash held by a Non-U.S. corporation is considered to be a passive asset.

PFIC Status of the Company — Parent does not have information on whether Selling Shareholders, Company, or subsidiaries of the Company are now or have at any time in the past been a PFIC. Selling Shareholders U.S. Holders should consult with their tax advisors and Selling Shareholders to evaluate this possibility.

Effect of PFIC Rules on the Transaction — Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition in the following circumstances:

If a U.S. shareholder owns stock of a foreign corporation (such as Selling Shareholders), and that foreign corporation disposes of stock of another foreign corporation (such as Company or a subsidiary of the Company), then the U.S. shareholder may be treated as indirectly disposing of the Company shares—and must recognize gain—if Future NRG is or was a PFIC during a Selling Shareholder’s holding period and Company (or a subsidiary of the Company) was also a PFIC during the period the shareholder indirectly held shares of the Company (or the subsidiary of the Company), and no QEF election was made for Company (or such subsidiary). However, if the upper-tier foreign corporation has never been a PFIC and is not a controlled foreign corporation, the U.S. shareholder is not treated under the PFIC rules as owning shares of the lower-tier PFIC and no gain or inclusion results to the U.S. shareholder from disposition of the Company by Selling Shareholders. In the present circumstances no MTM election may be made for Company because it is not publicly traded.

If these rules apply to cause a Selling Shareholders U.S. Holder to recognize gain upon the disposition of the Company by Selling Shareholders:

●	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s indirect holding period for such U.S. Holder’s Company (or the subsidiary of the Company) shares;

●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Company (or its subsidiary) was a PFIC, will be taxed as ordinary income;

●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

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It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of Future NRG shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined below) with respect to the Company (or any subsidiary of the Company) that was a PFIC during such period may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules upon the Transaction. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to their Selling Shareholders stock but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Future NRG, whether or not such amounts are actually distributed.

Any gain recognized pursuant to PFIC rules by a Selling Shareholders U.S. Holder as a result of the Transaction would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

QEF Election and Mark-to-Market Election — The impact of the PFIC rules on a U.S. shareholder of Future NRG will depend on whether Future NRG is or has been a PFIC at any time during such U.S. Holder’s holding period for Future NRG shares, and similarly whether the Company (or a subsidiary of the Company) has been a PFIC at any time during such U.S. Holder’s indirect holding period of the Company (or a subsidiary of the Company) shares, and whether the U.S. Holder has made a timely and effective election to treat the Company (or a subsidiary of the Company) as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s indirect holding period of the Company (or a subsidiary of the Company) shares during which Selling Shareholders qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the Company shares by Selling Shareholders for purposes of calculating Selling Shareholders U.S. Holder’s income and gain with respect to the Company (or a subsidiary of the Company) under the PFIC rules. As a result of any such purging election, the a Selling Shareholders U.S. Holder would have a new basis and holding period in its Selling Shareholders Stock. U.S. Holders are urged to consult their own tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to Company is contingent upon, among other things, the provision by Selling Shareholders of a “PFIC Annual Information Statement” to such U.S. Holder. A Selling Shareholders U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.”

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL SELLING SHAREHOLDERS U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE TRANSACTION’S POTENTIAL TAX EFFECTS. SELLING SHAREHOLDERS SHOULD CONSULT TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO ITS PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE TRANSACTION, INCLUDING TAX REPORTING REQUIREMENTS, AND THE OWNERSHIP AND DISPOSITION OF THE PARENT COMMON STOCK RECEIVED, ARISING UNDER THE U.S. FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE INCOME, ESTATE, GIFT OR OTHER TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY. U.S. PERSONS WHO OWN SELLING SHAREHOLDERS STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS.

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Material Consequences of Post-Transaction Ownership and Disposition of Bio Green Med Solution Common Stock

Consequences to the U.S. Holders Parent of Post-Transaction Ownership of Parent Common Stock

Distributions on Parent Common Stock to Parent U.S. Holders — If, after the Transaction, Parent makes distributions of cash or property on its common stock, those payments would constitute dividends for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent such distributions exceeded both current and accumulated earnings and profits, the excess would constitute a return of capital and would first reduce any U.S. Holder’s tax basis of Parent, in Parent Common Stock, but not below zero, and then would be treated by the U.S. Holder of Parent as gain from the sale of Parent Common Stock as described below under “—Gain on Disposition of Common Stock of the Parent by the Company U.S. Holders.”

Dividends paid to any U.S. Holder of Parent Common Stock that is a taxable corporation generally would qualify for a dividends received deduction if the requisite holding period were satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided the Parent Common Stock was held for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and certain other holding period requirements were met, dividends paid to a non-corporate Parent U.S. Holder generally would constitute “qualified dividends” that would be subject to tax at the maximum tax rate accorded to long-term capital gains. Dividends paid by Parent generally would be treated as income from U.S. sources. The U.S. Holders of Parent Common Stock should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced maximum tax rate on dividends.

Gain on Disposition of Common Stock of the Parent by the Company U.S. Holders — If any U.S. Holder of Parent Common Stock sells or otherwise disposes of Parent Common Stock in a taxable transaction, the U.S. Holder of Parent Common Stock will generally recognize capital gain or loss equal to the difference between the amount realized and the Company U.S. Holder’s adjusted tax basis in the Parent Common Stock. The capital gain or loss will be long-term capital gain or loss if the U.S. Holders of Parent Common Stock holding period for the Parent Common Stock is more than one year at the time of the disposition. Long-term capital gain of a non-corporate U.S. Holder of Parent Common Stock is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding — The Parent U.S. Holders may be subject to information withholding and/or backup withholding with respect to gross proceeds from the disposition of securities or from payments of dividends. Backup withholding (currently at the rate of 24%) may apply under certain circumstances if any Parent U.S. Holder (1) fails to furnish a social security or other taxpayer identification number, or a TIN, (2) furnishes an incorrect TIN, (3) fails to report interest or dividends properly, or (4) fails to provide a certified statement on IRS Form W-9, signed under penalties of perjury, that the TIN provided is correct, that the Parent U.S. Holder is not subject to backup withholding, and that the Parent U.S. Holder is a U.S. person for U.S. federal income tax purposes. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle any Parent U.S. Holder to a refund with respect to) such Parent U.S. Holder’s federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons, including corporations and certain financial institutions, that demonstrate this fact if requested are exempt from information reporting and backup withholding. The Parent U.S. Holders should consult with tax advisors as to their qualification for exemption from information reporting and backup withholding.

Consequences to the Non-U.S. Holders of Ownership of Parent Common Stock, including Selling Shareholders after the Transaction

Distributions on Parent Common Stock to any Non-U.S. Holder of Parent Common Stock

If Parent made distributions of cash or property on Parent Common Stock, those payments would constitute dividends for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent such distributions exceeded both current and accumulated earnings and profits, the excess would constitute a return of capital and would first reduce any Non-U.S. Holder’s tax basis in Parent Common Stock, but not below zero, and then would be treated by any Non-U.S. Holder as gain from the sale of stock as described below under “—Gain on Disposition of Parent Common Stock by the Non-U.S. Holders.”

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Subject to the discussion below of effectively-connected income, backup withholding, and FATCA, a dividend paid to any Non-U.S. Holder of Parent Common Stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. The United States does not maintain a comprehensive income tax treaty with Malaysia. To receive a reduced treaty rate, any Non-U.S. Holder of Parent Common Stock must provide an appropriate IRS Form W-8 (or applicable successor form) and certify qualification for the reduced rate. If any Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, such Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Dividends that are received by any Non-U.S. Holder of Parent Common Stock and that are (a) effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States but, (b) not eligible for relief from United States taxation under the business profits article of an applicable income tax treaty between such Non-U.S. Holder’s country of residence and the United States (such relief is generally available if the dividend is not attributable to a permanent establishment or a fixed base maintained by such Non-U.S. Holder in the United States), (c) are generally exempt from the 30% withholding tax if certain certification and disclosure requirements are satisfied. To obtain this exemption, any Non-U.S. Holder of Parent Common Stock must provide an IRS Form W-8ECI (or applicable successor form) properly certifying such exemption. However, such effectively connected dividends, although not subject to withholding tax, generally are taxed at the same U.S. federal income tax rates as are applicable to U.S. persons, net of certain deductions and credits. In addition, dividends received by a corporate Non-U.S. Holder of Parent Common Stock that are effectively connected with the conduct of a trade or business in the U.S. may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders of Parent Common Stock should consult tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Any documentation provided to an applicable withholding agent may need to be updated in certain circumstances. The certification requirements described above also may require any Non-U.S. Holder of Parent Common Stock to provide a United States taxpayer identification number.

For additional withholding rules that may apply to dividends, including dividends paid to foreign financial institutions (as specifically defined by the applicable rules) or to certain other foreign entities that have substantial direct or indirect United States owners, see the discussion below under the headings “—Information Reporting and Backup Withholding” and “—Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities.”

Gain on Disposition of Parent Common Stock by the Non-U.S. Holders — Subject to the discussion below under the headings “—Information Reporting and Backup Withholding” and “—Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities,” any Non-U.S. Holder of Parent Common Stock (such as Selling Shareholders) generally will not be required to pay U.S. federal income tax or withholding tax on any gain recognized upon the sale, exchange or other taxable disposition of Parent Common Stock unless:

●	such gain was effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States provided that, if a tax treaty applied, the gain was not exempt from tax under the business profits article of the treaty (such relief is generally available under an applicable tax treaty if the gain is not attributable to a permanent establishment or fixed place of business maintained by the Non-U.S. Holder in the United States;

●	in the case of certain capital gains of any Non-U.S. Holder of Parent Common Stock that is an individual, such holder is present in the United States for 183 days or more during the taxable year in which the capital gain is recognized and certain other conditions are met; or Parent Common Stock constitutes a United States real property interest by reason of Parent having the status of a “United States real property holding corporation” (a “USRPHC”), for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such Non-U.S. Holder’s disposition of such Parent Common Stock and the Non-U.S. Holder’s holding period, in which case the Non-U.S. Holder of Parent Common Stock generally will be taxed on net gain derived from the sale or disposition at the rates applicable to U.S. persons.

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Parent does not believe that it currently is or will become a USRPHC, and the remainder of this discussion assumes that is the case. However, because the determination of whether a corporation is a USRPHC depends on the fair market value of its U.S. real property relative to the fair market value of its other business assets, there can be no assurance that Parent will not become a USRPHC in the future. The Non-U.S. Holders of Parent Common Stock should consult their tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Information Reporting and Backup Withholding — Parent or the applicable paying agent must report annually to the IRS the amount of dividends on Parent Common Stock paid to the Non-U.S. Holders and the amount of tax withheld, if any. A similar report will be sent to each the Non-U.S. Holder. Copies of this information reporting may also be made available under the provisions of a specific income tax treaty or agreement with the tax authorities in any Non-U.S. Holder’s country of residence.

The Non-U.S. Holders will generally be subject to backup withholding for dividends on Parent Common Stock paid to such Non-U.S. Holders unless an exemption is established by, for example, properly certifying non-United States status on an appropriate IRS Form W-8 (or applicable successor form). Notwithstanding the foregoing, backup withholding and information reporting nevertheless may apply if either Parent or its paying agent has actual knowledge, or reason to know, that a holder of Parent Common Stock is a United States person.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of Parent Common Stock by any Non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the U.S. However, if any Non-U.S. Holder sells or otherwise disposes of shares of Parent Common Stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report to the IRS the amount of proceeds paid to such Non-U.S. Holder and also to backup withhold on that amount unless the broker is provided with appropriate certification of the Non-U.S. Holder’s status as a non-United States person, or an exemption is otherwise established. Information reporting will also apply if any Non-U.S. Holder sells shares of common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the U.S., unless such broker has documentary evidence in its records that such Non-U.S. Holder of Parent Common Stock is a non-U.S. person and certain other conditions are met, or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld from a payment under the backup withholding rules may be refunded or credited against any Non-U.S. Holders of Parent Common Stock U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS. The Non-U.S. Holders of Parent Common Stock should consult their tax advisors regarding the application of the information reporting and backup withholding rules to investment in Parent Common Stock.

Withholdable Payments to Foreign Financial Institutions and Other Foreign Entities — The Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax of 30% on certain payments to “foreign financial institutions” (as specifically defined under these rules) and certain other non-U.S. persons that fail to comply with certain information reporting and certification requirements pertaining to their direct and indirect U.S. security holders and/or U.S. account holders. Such payments include dividends on Parent Common Stock. Under certain circumstances, any Non-U.S. Holder of Parent Common Stock may be eligible for refunds or credits of such taxes. Notwithstanding the foregoing, the IRS has issued proposed Regulations upon which taxpayers may generally rely, that exclude gross proceeds from the sale or other disposition of stock from the application of the withholding tax imposed under FATCA. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. The Non-U.S. Holders of Parent Common Stock should consult with tax advisors regarding the possible implications of this legislation and any applicable intergovernmental agreements on investment in Parent Common Stock.

U.S. Federal Estate Tax — Shares of Parent Common Stock that are owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death are considered U.S. situs assets and will be included in the individual’s gross estate for U.S. federal estate tax purposes. Such shares, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

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THIS SUMMARY IS NOT INTENDED TO BE CONSTRUED AS LEGAL ADVICE. SELLING SHAREHOLDERS AND ALL U.S. HOLDERS AND NON-U.S. HOLDERS OF SELLING SHAREHOLDERS STOCK ARE URGED TO CONSULT WITH TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS, IN THE CASE OF SELLING SHAREHOLDERS, ANY TAX CONSEQUENCES OF THE RECEIPT, OWNERSHIP, AND DISPOSITION OF PARENT COMMON STOCK ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-UNITED STATES OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Anticipated Accounting Treatment

The Transaction will be recorded as a business combination under the acquisition method of accounting in accordance with U.S. GAAP and IFRS (i.e., ASC 805/IFRS 3) The Transaction will be treated by BGMS as a business combination under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

For accounting purposes, Future NRG is considered the accounting acquirer in the Transaction due to the Selling Shareholders control over BGMS after the Closing under U.S. GAAP, as defined in Accounting Standards Codification (“ASC 805-10”). ASC 805 applies to public and privately held entities and is applicable to all transactions or other events that meet the definition of a business combination.

Management of Parent and the Company have determined a preliminary estimate of the purchase price calculated, as described in Note 2 to the unaudited pro forma condensed combined financial statements. The net tangible assets acquired and liabilities assumed in connection with the Transaction are recorded at their estimated acquisition date fair values. The acquisition method of accounting is dependent upon certain valuations and any other studies and calculations deemed necessary that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. A final determination of these estimated fair values, which cannot be made prior to the completion of the Transaction, will be based on the actual net tangible assets of Parent that exist as of the date of completion of the Transaction.

Nasdaq Stock Market Listing

Parent Common Stock currently is listed on The Nasdaq Capital Market under the symbol “BGMS.” Parent has agreed to use commercially reasonable efforts to (i) maintain its existing listing on The Nasdaq Capital Market, (ii) prepare and submit to The Nasdaq Stock Market an application for the additional listing of the shares of Parent Common Stock to be issued to Selling Shareholders pursuant to the Transaction, and (iii) cause such shares to be approved for listing.

In addition, under the Business Combination Agreement, each of the Company’s and Parent’s obligation to complete the Transaction is subject to the satisfaction or waiver by each of the parties, at or prior to the Transaction, of various conditions, including that the existing shares of Parent Common Stock must have been continually listed on The Nasdaq Capital Market, Parent must have caused the shares of Parent Common Stock to be issued in the Transaction to be approved for listing on The Nasdaq Stock Market as of the effective time of the Transaction. Parent anticipates that its common stock will be listed on The Nasdaq Stock Market following the closing of the Transaction under the current trading symbol “BGMS.”

Appraisal Rights

Holders of Parent Common Stock are not entitled to appraisal rights in connection with the Transaction.

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THE BUSINESS COMBINATION AGREEMENT

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Parent or the Company. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Transaction and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that Parent, on the one hand, and the Company and its stockholders, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While Parent and the Company do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Parent or the Company, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Parent, the Company and its stockholders and are modified by the disclosure schedules.

Structure

Bio Green Med Solution, Inc., a Delaware corporation (“BGMS” or “Parent”), Future NRG Sdn. Bhd., a Malaysian private limited company (the “Company” or “Future NRG”) and all of the shareholders of the Company (collectively, the “Selling Shareholders” and together with Parent, and the Company, the “Parties” and each, a “Party”) entered into a Business Combination Agreement dated as of June 4, 2026 (collectively, the “Business Combination Agreement”). The Parties thereto intend to effect a voluntary share exchange between Parent and the Selling Shareholders (the “Exchange”), in which the Company will become a wholly-owned subsidiary of Parent, in accordance with the terms of the Business Combination Agreement and the rules under Delaware General Corporation Law (the “DGCL”) and the Malaysian Companies Act.

Upon the terms and subject to the conditions set forth in the Business Combination Agreement, and in accordance with the DGCL, at the closing of the Exchange (the “Closing”), the Selling Shareholders shall convey, assign and transfer all of their right, title and interest to 100% of the ordinary shares of the Company (individually, a “Share” and collectively, the “Shares”) to Parent by delivering to Parent executed and transferrable Share certificates (if certificated) endorsed in blank (or accompanied by duly executed stock powers endorsed in blank) in proper form for transfer, or if uncertificated, other applicable transfer instrument in accordance with the Malaysian Companies Act. The Shares transferred to Parent at the Closing shall constitute one hundred (100%) percent of the issued and outstanding capital shares of the Company.

Parent Common Stock

As consideration for its acquisition of the Shares and without any action on the part of any Party or the holders of securities of Parent or the Company, each Share issued and outstanding immediately prior to the date and time of the filing of the Malaysia Form of Transfer or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Malaysia Form of Transfer in accordance with relevant provisions of the Malaysian Companies Act (the “Effective Time”) shall be converted into, and the holder thereof shall be entitled to receive a number of shares of Parent common stock, par value $0.001 (the “Parent Common Stock”) equal to the quotient of (i) the Transaction Consideration Shares (as defined below) divided by (ii) the total number of Shares issued and outstanding immediately prior to the Effective Time.

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The aggregate amount of Parent Common Stock (the “Exchange Shares”) shall be issued to the Selling Shareholders by issuance of book-entry shares in accordance with the applicable provisions of the DGCL, and the Transfer Agent shall be instructed to update the register of stockholders of Parent. Transaction Consideration Shares means that number of Parent Common Stock equal to the quotient of Aggregate Transaction Consideration Value divided by (y) thirty (30) day VWAP immediately prior to the date on which the closing occurs and the transactions contemplated in the Business Combination Agreement become effective (the “Closing Date”). “Aggregate Transaction Consideration Value” means $2,000,000,000.

Completion and Effectiveness of the Transaction

Upon the terms and subject to the conditions set forth in the Business Combination Agreement, the Closing of the Exchange shall take place no later than three business days after the date on which the conditions to Closing set forth in the Business Combination Agreement shall have been satisfied or, to the extent permitted thereunder, waived by the appropriate Party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. At the time of the Closing, Parent, the Company and the Selling Shareholders shall deliver the certificates and other documents and instruments required to be delivered under the Business Combination Agreement.

Subject to the provisions of the Business Combination Agreement, at the Closing, the parties hereto shall (a) cause a Form Section 105 (Form of Transfer of Securities) in substantially the form of Exhibit B to the Business Combination Agreement (the “Malaysia Form of Transfer”) to be executed, acknowledged and filed with the Companies Commission of Malaysia, as provided in sections 105 and 106 of the Malaysian Companies Act and (b) take all such other and further actions as may be required by the Malaysian Companies Act or other applicable Law to make the Exchange effective.

For federal income tax purposes, the Exchange is intended to constitute a tax-free exchange of property within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties shall report the transactions contemplated by the Business Combination Agreement consistent with such intent and shall take no position in any tax filing or legal proceeding inconsistent therewith. None of Parent, the Company or the Selling Shareholders has taken or failed to take, and after the Effective Time, Parent shall not take or fail to take, any action which reasonably could be expected to cause the Exchange to fail to qualify as a tax-free exchange of property within the meaning of Section 351 of the Code.

Immediately after the Transaction, (a) current Parent’s stockholders are expected to own approximately less than 1.0% of the Company and (b) the Selling Shareholders are expected to own approximately over 99.0% of Parent. Shares of Parent Common Stock are currently listed on The Nasdaq Capital Market under the symbol “BGMS.” On June 15, 2026, the last trading day before the date of the initial filing of this proxy statement/prospectus, the closing sale price of Parent Common Stock was $0.83 per share.

The Transaction will be completed as promptly as practicable after all of the conditions to completion of the Transaction are satisfied or waived, including the approval of the stockholders of BGMS. BGMS and Future NRG are working to complete the Transaction as quickly as practicable. However, BGMS and Future NRG cannot predict the exact timing of the completion of the Transaction because it is subject to various conditions.

BGMS stock options that are outstanding immediately prior to the effective time of the Transaction will remain outstanding following the effective time of the Transaction. Likewise, any outstanding warrants to purchase shares of Parent Common Stock that are outstanding immediately prior to the effective time of the Transaction will remain outstanding following the effective time of the Transaction.

Immediately after the Transaction, it is estimated BGMS stockholders will own approximately less than 1.0% of Parent Common Stock at the Closing of the Transaction and subject to adjustment as provided in the Business Combination Agreement.

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Parent Common Stock

BGMS stock options that are outstanding immediately prior to the effective time of the Transaction will remain outstanding following the effective time of the Transaction. Likewise, any outstanding warrants to purchase shares of Parent Common Stock that are outstanding immediately prior to the effective time of the Transaction will remain outstanding following the effective time of the Transaction.

Immediately after the Transaction, it is estimated BGMS securityholders will own less than 1.0% of Parent Common Stock at the Closing of the Transaction and subject to adjustment as provided in the Business Combination Agreement.

Fractional Shares

No fractional shares of Parent Common Stock will be issued in connection with the Transaction. Instead, all fractional shares of Parent Common Stock that are issuable to Selling Shareholders will be aggregated and will be rounded up into one full share of Parent Common Stock.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties made by BGMS, Selling Shareholders and the Company relating to their respective businesses, as well as other facts pertinent to the Transaction. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the Transaction or termination of the Business Combination Agreement, as further described below. The representations and warranties of each of BGMS, Selling Shareholders and the Company have been made solely for the benefit of the other parties and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk among the parties, may have been modified by the disclosure schedules delivered in connection with the Business Combination Agreement, are subject to the materiality standard described in the Business Combination Agreement, which may differ from what may be viewed as material by you, will not survive completion of the Transaction and cannot be the basis for any claims under the Business Combination Agreement by the other parties after termination of the Business Combination Agreement, and were made only as of the date of the Business Combination Agreement or another date as is specified in the Business Combination Agreement.

Each of the Company, BGMS, and the Selling Shareholders has agreed to customary representations, warranties and covenants in the Business Combination Agreement including (a) using commercially reasonable efforts to obtain the requisite approval of its shareholders, (b) non-solicitation of alternative acquisition proposals, (c) the conduct of their respective businesses during the period between the date of signing the Business Combination Agreement and the closing of the Exchange, (d) the Company using commercially reasonable efforts to maintain the existing listing of the Company common stock on The Nasdaq Capital Market and cause the shares of Company common stock to be issued in connection with the Exchange to be approved for listing on The Nasdaq Capital Market prior to the closing of the Exchange, and (e) the Company filing with the SEC and causing to become effective this proxy statement/ prospectus to register the Exchange Shares.

The representations and warranties of the Company and Selling Shareholders include: (a) Standing and Corporate Power; (b) Subsidiaries; (c) Capital Structure of the Company; (d) Corporate Authority; Noncontravention; (e) Governmental Authorization; (f) Financial Statements; (g) Absence of Certain Changes or Events; (h) Certain Fees; (i) Litigation; Labor Matters; Compliance with Laws; (j) Benefit Plans; (k) Tax Returns and Tax Payments; (l) Environmental Matters; (m) Material Contract Defaults; (n) Accounts Receivable; (o) Properties; (p) Intellectual Property; (q) Board Recommendation and Affirmative Vote; (r) Undisclosed Liabilities; (s) Cybersecurity; (t) Parent Information; (u) Transactions with Affiliates; (v) Certain Business Practices; and (w) Independent Investigation

The representations and warranties of the Parent include: (a) Organization, Standing and Corporate Power; (b) Subsidiaries; (c) Capital Structure of Parent; (d) Corporate Authority; Noncontravention; (e) Government; (f) Authorization; (g) SEC Documents; Undisclosed Liabilities; Financial Statements; (h) Absence of Certain Changes; (i) Certain Fees; (j) Litigation; Labor Matters; Compliance with Laws; (k) Benefit Plans; (l) Tax Returns and Tax Payments; (m) Environmental Matters; (n) Material Contract Defaults; (o) Accounts Receivable; (p) Properties; (q) Intellectual Property; (r) Board Determination and Vote Required; (s) Required Parent Share Issuance Approval; (t) Undisclosed Liabilities; (u) Independent Investigation; (v) No Other Representations or Warranties; and (w) Full Disclosure.

Significant portions of Parent and the Company’s representations and warranties are qualified as to “materiality” or “material adverse effect.” Under the Business Combination Agreement, a material adverse effect means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or the results of operations of such Person and its Subsidiaries taken as a whole; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States or Malaysia in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or Malaysia, respectively, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Malaysia, respectively, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in IFRS, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or (f) the taking of any action required by the Business Combination Agreement.

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Conditions to the Completion of the Transaction

The respective obligations of Parent and the Company to consummate the Transactions are subject to the satisfaction or waiver in writing prior to the Effective Time of the following conditions:

●	Consummation of the Exchange is subject to certain closing conditions with respect to the Company include: (a) Conduct of the Company Business; (b) Satisfaction of Conditions Precedent; (c) No Other Negotiations; (d) Access; and (e) Notification of Certain Matters.

●	Consummation of the Exchange is subject to certain closing conditions with respect to the Parent include: (a) Obligations of Parent; (b) Conduct of the Parent Business; (c) Access; (d) Notification of Certain Matters; (e) Listing; (f) Satisfaction of Conditions Precedent; (g) Section 16 Matters; and (h) No Other Negotiations.

Covenants; Conduct of Business Pending the Transaction

From the date of the Business Combination Agreement until the earlier of the Effective Time or the termination of the Agreement in accordance with its terms, the Company and BGMS management each agreed that it will conduct its business in the ordinary course and in compliance with all applicable laws, rules, regulations, and certain material contracts and will provide the other party with prompt notice upon the occurrence of certain events or discovery of certain conditions, facts or circumstances. Consummation of the Exchange is subject to certain closing conditions with respect to the Company and Parent include: (a) Notices of Certain Events; (b) Public Announcements and Confidentiality; (c) Transfer Taxes; (d) Reasonable Efforts; (e) Fees and Expenses; (f) Legends; (g) Registration Statement; (h) Proxy Statement; (i) Company Shareholder Written Consent; and (j) Parent Stockholder Meeting.

Disclosure Documents

As promptly as practicable following the date of the Business Combination Agreement, the parties agreed to prepare and file with the SEC this proxy statement/prospectus and BGMS management agreed to prepare and file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, in connection with the registration under the Securities Act of the shares of the Exchange Shares to be issued pursuant to the Transaction. BGMS management agreed to use its commercially reasonable efforts to cause the registration statement to become effective as promptly as practicable, and take all or any action required under any applicable federal and state securities and other laws in connection with the issuance of shares of Parent Common Stock pursuant to the Transaction.

Each of BGMS, Selling Shareholders and the Company agreed to use their commercially reasonable efforts to cause the registration statement on Form S-4, of which this proxy statement/prospectus is a part, to comply with the applicable rules and regulations promulgated by the SEC in all material respects. The Company shall reasonably cooperate with Parent and provide, and cause its representatives to provide, Parent and its representatives, with all true, correct and complete information regarding the Company that is required by law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement. BGMS management agreed to mail this proxy statement/prospectus to its stockholders promptly after the registration statement on Form S-4 is declared effective by the SEC.

Meeting of BGMS Stockholders

BGMS is obligated under the Business Combination Agreement to call, give notice of and hold a meeting of its stockholders for the purposes of voting on the Proposals. The BGMS stockholders’ meeting will be held (on a date selected by BGMS in consultation with the Company) not later than 45 days after the effective date of the registration statement on Form S-4 pursuant to the Business Combination Agreement.

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Regulatory Approvals

Neither BGMS management nor the Company is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to complete the Transaction. In the United States, BGMS must comply with applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market LLC in connection with the issuance of shares of Parent Common Stock in the Transaction, including the filing with the SEC of this proxy statement/prospectus. The Business Combination Agreement provides that the Company and BGMS management shall respond as promptly as is practicable in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any other governmental body in connection with antitrust or competition matters.

Nasdaq Stock Market Listing

Parent Common Stock currently is listed on The Nasdaq Capital Market under the symbol “BGMS.” BGMS management has agreed to use commercially reasonable efforts to (i) maintain its existing listing on The Nasdaq Capital Market, (ii) prepare and submit to The Nasdaq Stock Market an application for the listing of the Exchange Shares to be issued to Selling Shareholders pursuant to the Transaction, and (iii) cause such shares to be approved for listing on The Nasdaq Capital Market. In addition, under the Business Combination Agreement, each of the Parties’ obligation to complete the Transaction is subject to the satisfaction or waiver by each of the parties, at or prior to the Transaction, of various conditions, including that the existing shares of Parent Common Stock must have been continually listed on The Nasdaq Capital Market, and BGMS must have caused the shares of Parent Common Stock to be issued in the Transaction to be approved for listing on The Nasdaq Stock Market as of the effective time of the Transaction. For further information, see the section entitled “Risk Factors—Risks Related to Being a Public Company.” BGMS anticipates that its common stock will be listed on The Nasdaq Stock Market following the closing of the Transaction under the current trading symbol “BGMS.”

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Exchange by the shareholders of the Company and Parent, unless specified below:

(a)	by mutual written agreement of the Company and Parent duly authorized by the Boards of Directors of the Company and Parent;

(b)	by either the Company or Parent, if the other Party has breached any representation, warranty, covenant or agreement of such other Party set forth in the Business Combination Agreement and such breach has resulted or is reasonably be expected to result in a Material Adverse Effect on such other Party or would prevent or materially delay the consummation of the Exchange;

(c)	by either the Company or Parent, if all the conditions to the obligations of such Party for Closing the Exchange shall not have been satisfied or waived on or before the Final Date (as defined below); provided that in the event the SEC has declared effective under the Securities Act the Registration Statement by the Final Date, then either the Company or Parent shall be entitled to extend the Final Date for an additional sixty (60) days in order to hold the Parent Stockholder Meeting and obtain the Parent Stockholder Exchange Vote; provided, however, that the right to terminate the Business Combination Agreement pursuant to Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement has been the cause of, or resulted in, such failure;

(d)	by either the Company or Parent, if any Law, permanent injunction or other Order by any Governmental Entity which would make illegal or otherwise restrain or prohibit the consummation of the Exchange shall have been issued, entered, or enacted and shall have become final and nonappealable; provided, however, that the right to terminate the Business Combination Agreement pursuant to Section 8.1(d) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement has been the cause of, or resulted in, the issuance, entry, or enactment of any such Law or Order;

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(e)	by either the Company or Parent if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Matters, and (ii) the Parent Stockholder Exchange Approval Matter shall not have been approved at the Parent Stockholder Meeting (or at any adjournment or postponement thereof) by the Parent Stockholder Exchange Vote; provided, however, that the right to terminate the Business Combination Agreement under Section 8.1(e) shall not be available to Parent where the failure to obtain the Parent Stockholder Exchange Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of the Business Combination Agreement; or

(f)	by Parent if the Required Company Shareholder Vote shall not have been obtained within two (2) Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Company Shareholder Vote has been obtained, Parent may not terminate the Business Combination Agreement pursuant to Section 8.1(d).

As used herein, the “Final Date” is December 31, 2026.

Amendment

The Business Combination Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption and approval of the Business Combination Agreement by the Company’s shareholders or before or after obtaining the Parent stockholder vote); provided, however, that after any such approval of the Business Combination Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. The Business Combination Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Parent.

Expenses

The Business Combination Agreement provides that all fees and expenses incurred by any Party in connection with the Business Combination Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses. Fees and expenses incurred by any Party in connection with the transactions contemplated by the Business Combination Agreement shall include, without limitation, out-of-pocket fees and expenses incurred for legal, financial, accounting and other advisors.

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MATTERS BEING SUBMITTED TO A VOTE OF THE STOCKHOLDERS OF BGMS

Proposal No. 1: Approval of the Issuance of Common Stock in the Transaction

At the special meeting, stockholders will be asked to approve the issuance of shares of Parent common stock, par value $0.001 per share (“Common Stock” or Parent Common Stock”), pursuant to the Business Combination Agreement. Immediately following the Transaction, (a) current BGMS stockholders are expected to own approximately less than 1.0% of the common stock of BGMS and (b) Selling Shareholders are expected to own approximately more than 99.0% of the common stock of BGMS, in each case calculated on a pro forma basis after giving effect to the Transaction. These ownership percentages are estimates and may be subject to adjustment prior to Closing as set forth in the Business Combination Agreement.

The terms of, reasons for and other aspects of the Business Combination Agreement, the Transaction and the issuance of the Exchange Shares of BGMS pursuant to the Business Combination Agreement are described in detail in the sections entitled “The Business Combination Agreement” and “The Transaction.” A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus.

Required Vote

The affirmative vote of the holders of a majority of the shares of Parent Common Stock is required to approve Proposal No. 1. Each of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5 are conditioned upon each other. Therefore, the Transaction cannot be consummated without the approval of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 1 TO APPROVE THE ISSUANCE OF PARENT COMMON STOCK PURSUANT TO THE BUSINESS COMBINATION AGREEMENT.

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Proposal No. 2: Approval of the Potential Issuance of Greater than 20% in the Transaction

At the special meeting, stockholders will be asked to approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, BGMS management could potentially issue shares representing more than 20% of the outstanding shares of our common stock in connection with the Transaction. The current formula pursuant to the Business Combination Agreement provides for a total number of Exchange Shares to be issued to Selling Shareholders equal to approximately more than 99.0% of the outstanding stock of BGMS at the time of the Closing. The issuance of such shares would result in substantial dilution to the BGMS stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of BGMS.

If the Nasdaq Proposal is adopted, BGMS management would be able to issue a higher percentage of Exchange Shares of common stock to Selling Shareholders as consideration in the Transaction. We anticipate that Selling Shareholders will hold approximately more than 99.0% of our outstanding shares of common stock, and the current BGMS stockholders will hold approximately less than 1.0% of our outstanding common stock immediately following completion of the Transaction but there is no certainty of the final percentages until the Closing.

If the Nasdaq Proposal is not approved and we need additional Exchange Shares to consummate the Transaction on its current terms, BGMS management would be unable to issue such Exchange Shares without being in violation of Nasdaq Listing Rule 5635(d), which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage for the post-transaction company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of the Parties to close the Transaction that our common stock remain listed on The Nasdaq Capital Market. Additional terms of, reasons for and other aspects of the computation of the number of Exchange Shares of BGMS pursuant to the Business Combination Agreement are described in detail in the sections entitled “The Business Combination Agreement” and “The Transaction.” A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus.

Vote Required for Approval

Assuming that a quorum is present at the Meeting, the affirmative vote of holders of a majority of the total votes cast on this Proposal No. 2 is required. Accordingly, neither a stockholder’s failure to vote online during the special meeting or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal. Each of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5 are conditioned upon each other. Therefore, the Transaction cannot be consummated without the approval of Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(D), THE POTENTIAL ISSUANCE OF MORE THAN 20% OF THE ISSUED AND OUTSTANDING SHARES OF PARENT COMMON STOCK.

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Proposal No. 3: Approval of the Amendment to the Amended and Restated Certificate of Incorporation to Increase Authorized Shares

At the Special Meeting, stockholders will be asked to approve an amendment to the Amended and Restated Certificate of Incorporation of Parent to increase the number of shares of Parent Common Stock that the Parent is authorized to issue to 3,000,000,000 shares. We refer to this proposal as the “Authorized Share Increase Proposal.” The form of the proposed amendment to the Amended and Restated Certificate of Incorporation is attached to this proxy statement/prospectus as Annex C.

Approval of the Authorized Share Increase Proposal is a condition to the Parent’s ability to issue the shares Parent Common Stock contemplated by the Business Combination Agreement. If the Authorized Share Increase Proposal is not approved, the Parent may not have sufficient authorized shares of Parent Common Stock to issue to the Selling Shareholders, and the Parent may be unable to consummate the Business Combination on the terms contemplated by the Business Combination Agreement.

If the Business Combination is not consummated because the Parent lacks sufficient authorized shares to issue the Parent Common Stock, the Parent may be required to seek alternative financing or strategic transactions, renegotiate the terms of the Business Combination Agreement, or abandon the Business Combination. There can be no assurance that any such alternatives would be available on terms acceptable to the Parent, or at all.

Purpose of the Authorized Share Increase Proposal

Parent has entered into a Business Combination Agreement with Future NRG pursuant to which, among other things, the Parent will issue shares of its Parent Common Stock as consideration in the transactions contemplated by the Business Combination Agreement. The primary purpose of the Authorized Share Increase Proposal is to ensure that Parent has a sufficient number of authorized shares of Parent Common Stock available to issue to the Selling Shareholders in connection with the Business Combination. The Parent’s existing Amended and Restated Certificate of Incorporation does not authorize a sufficient number of shares to enable it to issue a sufficient number of Parent Common Stock or to maintain an appropriate reserve of authorized but unissued shares for future corporate purposes. Accordingly, the Board has determined that it is advisable and in the best interests of the Parent and its stockholders to amend the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock to 3,000,000,000 shares.

If the Authorized Share Increase Proposal is approved by the Parent’s stockholders and the other conditions to the closing of the Business Combination are satisfied or waived, the Parent expects to file the amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware in connection with the closing of the Business Combination. The proposed amendment will become effective upon filing with the Secretary of State of the State of Delaware, or at such later time as may be specified in the filing.

Effect of the Authorized Share Increase

If the Authorized Share Increase Proposal is approved and implemented, the Parent will be authorized to issue up to 3,000,000,000 shares of common stock. The additional authorized shares of common stock will have the same rights, preferences and privileges as the shares of common stock currently authorized under the Amended and Restated Certificate of Incorporation. The increase in authorized shares will not, by itself, affect the rights of existing holders of the Parent Common Stock, except to the extent that future issuances of common stock, including the issuance of the Parent Common Stock in the Business Combination, may dilute existing stockholders’ ownership interests, voting power and, depending on the circumstances of such issuance, economic interests in the Parent.

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The approval of the Authorized Share Increase Proposal will not result in the issuance of any shares of common stock by itself. However, if the Business Combination is completed, the Parent will issue the Transaction Consideration Shares pursuant to the Business Combination Agreement. In addition, following the effectiveness of the amendment, the Board will generally be able to issue additional authorized and unissued shares of common stock from time to time, without further stockholder approval, except as may be required by applicable law, the rules and regulations of the Securities and Exchange Commission, the rules of The Nasdaq Stock Market LLC, or the terms of any securities or agreements of the Parent.

The availability of additional authorized shares may provide the Parent with flexibility to issue shares in connection with future financing transactions, strategic transactions, equity incentive plans, acquisitions, stock dividends or splits, or other general corporate purposes. However, except for the issuance of the Transaction Consideration Shares pursuant to the Business Combination Agreement and any other issuances described in this proxy statement/prospectus, the Parent has no present plan, arrangement or understanding to issue any additional shares that would become available as a result of the Authorized Share Increase.

For illustrative purposes only, if a stockholder owned 1,000,000 shares of common stock immediately before the issuance of the Transaction Consideration Shares and there were 100,000,000 shares of common stock outstanding immediately before such issuance, that stockholder would own 1.0% of the outstanding common stock immediately before the issuance. If the Parent issued 200,000,000 Transaction Consideration Shares, resulting in 300,000,000 shares of common stock outstanding immediately after such issuance, and the stockholder did not acquire additional shares, the stockholder would own approximately 0.33% of the outstanding common stock immediately after the issuance. If the Parent issued 500,000,000 Transaction Consideration Shares, resulting in 600,000,000 shares of common stock outstanding immediately after such issuance, the stockholder would own approximately 0.17% of the outstanding common stock immediately after the issuance. These examples are hypothetical and are included solely to illustrate the potential dilutive effect of issuing additional shares; the actual dilution experienced by stockholders will depend on the number of shares outstanding immediately before the Business Combination, the number of Transaction Consideration Shares actually issued, and any other issuances described in this proxy statement/prospectus.

Interests of Certain Persons

Certain of the Parent’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, the interests of the Parent’s stockholders generally. Stockholders should carefully review the sections of this proxy statement/prospectus describing the Business Combination, the Business Combination Agreement, the Transaction Consideration Shares, and the interests of the Parent’s directors and executive officers in the Business Combination.

Vote Required for Approval

Approval of the Authorized Share Increase Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Parent’s capital stock entitled to vote thereon. Abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” the Authorized Share Increase Proposal.

Recommendation of Board of Directors

The Board has unanimously determined that the Authorized Share Increase Proposal is advisable and in the best interests of the Parent and its stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 3,000,000,000 SHARES.

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Proposal No. 4: Approval of the Reverse Stock Split

At the Special Meeting, stockholders will also be asked to approve an amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of Parent Common Stock, at a reverse stock split ratio (the “Reverse Stock Split”) to be determined by the Board within a range of not less than 1:4 and not more than 1:16. The form of amendment to the Amended and Restated Certificate of Incorporation giving effect to the reverse stock split will be included in Annex C or in a separate annex to this proxy statement/prospectus, as applicable.

The Board has unanimously approved the Reverse Stock Split Proposal and recommends that stockholders vote “FOR” the approval of the Reverse Stock Split Proposal.

Purpose of the Reverse Stock Split Proposal

The purpose of the Reverse Stock Split Proposal is to provide the Company with flexibility to adjust the number of issued and outstanding shares of Parent Common Stock in connection with the Business Combination, the Authorized Share Increase Proposal, the issuance of the Consideration Shares and the Company’s continued listing on The Nasdaq Stock Market LLC. The Board believes that a reverse stock split may be advisable to increase the per-share trading price of the Parent Common Stock, to facilitate compliance with applicable Nasdaq listing requirements, to make the Parent Common Stock more attractive to a broader range of institutional and other investors and to provide the Company with an appropriate capital structure following the Business Combination.

If the Reverse Stock Split Proposal is approved by the Company’s stockholders, the Board will have authority, without further action by the stockholders, to determine whether to implement the reverse stock split, the final reverse stock split ratio within the approved range and the timing of the effectiveness of the reverse stock split. The Board may determine not to effect the reverse stock split if it determines that the reverse stock split is no longer advisable or in the best interests of the Company and its stockholders.

Effect of the Reverse Stock Split

If the reverse stock split is implemented, each specified number of issued and outstanding shares of Parent Common Stock will be combined into one share of Parent Common Stock, based on the final ratio approved by the Board. The reverse stock split will affect all holders of Parent Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split results in any stockholder receiving cash in lieu of fractional shares or otherwise affects the treatment of fractional shares as described in this proxy statement/prospectus.

The reverse stock split will reduce the number of issued and outstanding shares of Parent Common Stock. Unless otherwise provided in the amendment approved by stockholders, the reverse stock split will not reduce the number of authorized shares of Parent Common Stock. As a result, the reverse stock split could increase the number of authorized but unissued shares of Parent Common Stock available for future issuance, including issuances in connection with the Business Combination, future financings, equity incentive arrangements, acquisitions and other corporate purposes. Future issuances of Parent Common Stock or securities convertible into or exercisable for Parent Common Stock may dilute existing stockholders’ ownership interests, voting power and economic interests in the Company.

The reverse stock split may also result in proportionate adjustments to the number of shares of Parent Common Stock issuable upon exercise, conversion or settlement of outstanding equity awards, warrants, convertible securities or other rights to acquire shares of Parent Common Stock, and to the applicable exercise, conversion or purchase prices, in each case as required by the terms of those instruments and applicable law.

Consequences if the Reverse Stock Split Proposal Is Not Approved

If the Reverse Stock Split Proposal is not approved, the Board will not have authority to effect the reverse stock split without seeking further stockholder approval. The failure to approve the Reverse Stock Split Proposal could limit the Company’s flexibility to adjust its capital structure in connection with the Business Combination and may adversely affect the Company’s ability to comply with applicable Nasdaq listing requirements or to achieve the anticipated benefits of the reverse stock split.

Vote Required

Approval of the Reverse Stock Split Proposal requires the affirmative vote required under the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and bylaws. Abstentions and broker non-votes, if any, will have the effect described in this proxy statement/prospectus.

Recommendation of Board of Directors

The Board has unanimously determined that the Reverse Stock Split Proposal is advisable and in the best interests of the Parent and its stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.

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Proposal No. 5: Approval of the Future Financing

At the Special Meeting, stockholders will also be asked to approve, for purposes of complying with applicable Delaware law, the rules and regulations of the Securities and Exchange Commission, the rules of The Nasdaq Stock Market LLC and the Company’s governing documents, the issuance and sale by the Company, from time to time during the 24-month period following stockholder approval, of shares of Parent Common Stock, warrants to purchase shares of Parent Common Stock and/or other securities exercisable for, convertible into or otherwise linked to Parent Common Stock in one or more financing transactions, which we refer to as the “Future Financing.” We refer to this proposal as the “Future Financing Proposal.”

The Board has unanimously approved the Future Financing Proposal and recommends that stockholders vote “FOR” the approval of the Future Financing Proposal.

Purpose of the Future Financing Proposal

The Company may seek to raise up to $50,000,000 in gross proceeds through one or more future financing transactions. The final terms of any Future Financing, including the type and amount of securities to be issued, the purchase price, any warrant coverage, the exercise price and term of any warrants, any registration rights, any lock-up or transfer restrictions and other material terms, will be subject to negotiation between the Company and the applicable investors. The price or price range for any securities issued in the Future Financing will be determined at the time of pricing, subject to adjustment for any stock split, reverse stock split, recapitalization, combination, consolidation or similar transaction affecting the Parent Common Stock.

The purpose of the Future Financing Proposal is to provide the Company with flexibility to raise capital following the Business Combination without the delay and expense of seeking separate stockholder approval at the time of each financing, to the extent stockholder approval would otherwise be required under applicable Delaware law, SEC rules, Nasdaq rules or the Company’s governing documents. The Company expects to use the net proceeds from any Future Financing for working capital, acquisitions, strategic transactions, transaction expenses, integration costs, capital expenditures and other general corporate purposes, as determined by the Board and management from time to time.

Principal Terms of the Future Financing

The Future Financing may consist of the issuance and sale of Parent Common Stock, warrants to purchase Parent Common Stock and/or other securities exercisable for, convertible into or otherwise linked to Parent Common Stock. The aggregate gross proceeds of the Future Financing are expected not to exceed $50,000,000. The Future Financing may be completed in one or more transactions, with one or more investors, within 24 months after the date on which stockholders approve the Future Financing Proposal. The Company has not yet determined the final purchase price, pricing formula, warrant coverage, warrant exercise price, warrant term or other material terms of the Future Financing, and such terms remain subject to negotiation with prospective investors.

If the Company completes any Future Financing, the securities issued in such financing may be issued at a discount to the then-current market price of the Parent Common Stock and may include warrants or other equity-linked securities. Any such issuance could result in substantial dilution to existing stockholders and could adversely affect the market price of the Parent Common Stock. The extent of dilution will depend on the amount of capital raised, the purchase price of the securities sold, the number of shares of Parent Common Stock issued or issuable, the terms of any warrants or other equity-linked securities and whether any existing stockholders participate in the financing.

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For illustrative purposes only, if the Company raised $50,000,000 through the sale of Parent Common Stock at an assumed purchase price of $1.00 per share, the Company would issue 50,000,000 shares of Parent Common Stock, before giving effect to any warrants or other equity-linked securities. If there were 300,000,000 shares of Parent Common Stock outstanding immediately before such issuance and a stockholder owned 3,000,000 shares, representing 1.0% of the outstanding Parent Common Stock before the issuance, that stockholder would own approximately 0.86% of the outstanding Parent Common Stock immediately after the issuance, assuming the stockholder did not purchase securities in the Future Financing and before giving effect to any exercise of warrants or other equity-linked securities. If warrants or other equity-linked securities are issued and subsequently exercised or converted, the dilutive effect to existing stockholders could be greater. This example is hypothetical and is included solely to illustrate the potential dilutive effect of the Future Financing; actual dilution will depend on the final terms of the Future Financing and the number of shares outstanding at the time of issuance.

Consequences if the Future Financing Proposal Is Not Approved

If the Future Financing Proposal is not approved, the Company may be required to seek separate stockholder approval before completing a future financing transaction to the extent such approval is required under applicable Delaware law, SEC rules, Nasdaq rules or the Company’s governing documents. The need to obtain separate stockholder approval could delay, limit or prevent the Company from raising capital on favorable terms or at all, which could adversely affect the Company’s liquidity, ability to pursue acquisitions or strategic opportunities and ability to execute its business plan following the Business Combination.

Approval of the Future Financing Proposal does not obligate the Company to complete any Future Financing, and there can be no assurance that the Company will be able to complete any Future Financing on acceptable terms, or at all. The Board may determine not to proceed with any Future Financing if it determines that doing so would not be in the best interests of the Company and its stockholders.

Vote Required

Approval of the Future Financing Proposal requires the affirmative vote required under the Delaware General Corporation Law, applicable SEC rules, Nasdaq rules and the Company’s Amended and Restated Certificate of Incorporation and bylaws. Abstentions and broker non-votes, if any, will have the effect described in this proxy statement/prospectus.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 5 TO APPROVE THE FUTURE FINANCING PROPOSAL

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Proposal No. 6: Approval of Possible Adjournment of the Special Meeting

If BGMS management fails to receive a sufficient number of votes to approve Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5, BGMS management may propose to adjourn the special meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5. BGMS management currently does not intend to propose adjournment at the special meeting unless there are sufficient votes to approve P Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5.

Required Vote

The affirmative vote of the holders of a majority of the shares of Parent Common Stock present in person or represented by proxy at the special meeting is required to approve Proposal No. 6.

Recommendation of Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 6 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1, PROPOSAL NO. 2, PROPOSAL NO. 3, PROPOSAL NO. 4, AND PROPOSAL NO. 5.

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BIO GREEN MED SOLUTION, INC. BUSINESS

Introduction

Bio Green Med Solution, Inc. (“BGMS” or “Parent” or the “Company”) is a Delaware corporation formed in 1996, a Nasdaq-listed company, formerly known as Cyclacel Pharmaceuticals, Inc., which is headquartered in Kuala Lumpur, Malaysia. BGMS is a diversified enterprise engaged in the fire protection industry, which was founded on January 5, 1996, as a clinical-stage biopharmaceutical company focused on developing cancer medicines based on cell cycle, transcriptional regulation, and mitosis biology. Its pipeline historically included drug candidates such as fadraciclib (a CDK2/9 inhibitor) and plogosertib (a PLK1 inhibitor), targeting solid tumors and hematological malignancies.

The Company underwent a major strategic transformation commencing in early 2025. First, its United Kingdom-based subsidiary, Cyclacel Limited, was liquidated on January 24, 2025, through a creditors’ voluntary liquidation, resulting in an approximately $4.9 million gain on deconsolidation and the cessation of all fadraciclib-related R&D spending.

In February 2025, the Company announced a major leadership and ownership transition following the acquisition of a controlling stake by Datuk Dr. Doris Wong Sing Ee. Under a Securities Purchase Agreement, Datuk Dr. Doris Wong acquired 70% of Cyclacel’s issued and outstanding shares making her the new controlling shareholder. The transaction led to significant structural changes, including the resignation of interim officers and several board members. As part of the transition, Kiu Cu Seng was appointed as Executive Director, Secretary, and Chief Financial Officer.

On September 12, 2025, the Company completed a share exchange transaction with FITTERS Diversified Berhad, a Malaysian publicly listed company, acquiring 100% of Fitters Sdn. Bhd. in exchange for Parent Common Stock (equal to 19.99% of outstanding shares). Following this acquisition, Datuk Dr. Doris Wong was appointed to the board of Fitters and its subsidiaries. The Company’s fire safety division, anchored by the Fitters Sdn. Bhd. subsidiary, is now the Company’s primary operational focus. Fitters, established in 1982 and headquartered in Kuala Lumpur, conducts its business in the Malaysian market, importing protective and fire safety equipment from international suppliers and supplying, trading, and installing that equipment for customers located in Malaysia. Its product range includes fire extinguishers, foam systems, fire-resistant doors (Pyrodor), personal protective equipment (PPE), and fire safety apparel.

In October 2025, BGMS sold its patent rights and assets related to plogosertib to Tethra Biosciences Inc. for $300,000 plus a potential milestone payment of $170,000. On September 12, 2025, the company completed a share exchange transaction with FITTERS Diversified Berhad, a Malaysian publicly listed company, acquiring 100% of Fitters Sdn. Bhd. in exchange for 699,158 shares of Parent Common Stock (equal to 19.99% of outstanding shares). Following this acquisition, Datuk Dr. Doris Wong Sing Ee, the company’s CEO, was appointed to the board of Fitters and its subsidiaries.

Following our sale of Plogo and the closing of the Transaction on September 12, 2025, we now specialize in the supply and trading of protective and fire safety equipment providing a wide range of fire safety products, including fire extinguishers, foam system, fire-resistant doors, personal protective equipment, and fire safety apparel. Our mission is to deliver high-quality, certified safety solutions that enhance protection across commercial, industrial, healthcare, and residential sectors with a focus on trading and distribution to position us as a key player in Malaysia’s fire safety market, with a reputation for reliability and compliance with stringent regulatory standards.

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Our Products

We provide a wide range of fire safety products, including fire extinguishers, foam system, fire-resistant doors, personal protective equipment (“PPE”). Over the past four decades, we have expanded our product portfolio to include advanced fire-fighting equipment, foam system, PPE, and safety apparel, establishing a strong presence in the industry. Our history of consistent growth reflects our commitment to quality and customer-centric innovation, positioning us as a trusted name in fire safety equipment distribution. We provide the following categories of product offerings and solutions to our customers:

Fire Safety Equipment

We distribute fire extinguishers, such as the FITTERS FIRE-X, designed for home and vehicle use, and other fire-fighting tools like foam systems. Our products are approved by BOMBA and certified by SIRIM to ensure full compliance with safety regulations. Taking the necessary fire safety precautions to protect any investment is a crucial factor in any business. Unexpected fires can end any livelihood in just a matter of seconds. We offer a complete range of fire safety systems. With more than 30-years of experience in fire safety, we pride ourselves as the “One-stop” fire protection specialist for businesses and individuals.

Our range of Fire Safety Systems include:

◌	Fire Sprinkler System

■	Sprinkler head
■	Flow Switch
■	Pressure Switch
■	Alarm Valve
■	Butterfly Valve

◌	Wet System Valve

■	Pre-action valve
■	Deluge valve
■	Gate Valve

◌	CO² System

■	CO² cylinder complete with accessories

◌	Fire Alarm System

■	Smoke detector
■	Heat detector

Our Wet Chemical System / Kitchen Hood includes:

◌	Wet chemical cylinder complete with accessories

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PYRODOR Fire Door

We supply fire-resistant doors under the “PYRODOR” brand, offering one-hour and two-hour fire resistance, along with components like PYROFRAME and PYROBOARD. These are critical for commercial and industrial buildings, meeting strict safety codes. In line with today’s stringent fire safety standards, PYRODOR offers high quality fire resistant door-sets – tested by SIRIM in accordance with the latest MS1073 Part 2 & 3 and approved by Fire & Rescue Department, Malaysia. PYRODOR door-sets are custom-made to accommodate stringent customer requirements. Our total commitment to the protection of life and property is hard to match. We maintain a well-planned program for continuous improvement to meet customers’ requirements. We have the one of the widest ranges of:

● Approved and tested one-hour fire rated metal frame and wooden frame door-sets, single leaf and double leaf doors with various locksets.

● Approved and tested two-hour fire rated metal frame door-sets, single leaf and double leaf doors with various locksets.

A sampling of PYRODOR references include these commercial, governmental and residential developments:

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Safety Apparel

Our PPE portfolio includes fire-retardant apparel and workwear uniform designed to serve clients in oil and gas industry as well as other industrial sectors. We ensure that all products meet occupational safety standards. We provide fire-retardant uniforms and reflective materials, such as Scotchlite, for workers in high-risk environments, enhancing visibility and protection.

For protective and safety garments, we understand the importance and need for fitted safety apparels. That is why we proudly offer custom-tailoring services for our wide selection of apparels to meet the discerning demands of corporate or individual clients. Each garment is tailored with inherently Flame Retardant fabric (Nomex or Daletec brand), FR thread and accessories, the leading fabric for high risk heat and flame protection that can withstand hazardous working conditions such as extreme heat, fires and corrosive chemicals.

The advantages of PYROSUIT® and SAFEFITT® Brand tailoring includes:

●	Permanent, dependable protection
●	Self-extinguishing and does not burn
●	Non-break-open protection
●	Outstanding chemical resistance
●	Long-wear life and lower cost
●	Reduces static
●	Comfort

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We are also the distributors of the following personal protection equipment (PPE) products:

DELTATEK 5000 CHEMICAL DISPOSABLE COVERALL
Model: DT117
PRODUCT SPECIFICATION
Overall with elasticated hood
Fastening with zip under adhesive flap (top and bottom opening)
Elasticated waist and ankles. Knitted wrist
Individual airtight pack
Comfort and SMMS for better breathability to wear
Color: White
Size: M, L, XL, 2XL
CERTIFICATES & STANDARDS

Disposal Coverall DT117

DELTATEK 6000 TYPE 5 & 6 CHEMICAL DISPOSABLE COVERALL – SINGLE USE
Model: DT221
PRODUCT SPECIFICATION
Overall with elasticated hood
Fastening with zip under adhesive flap (top and bottom opening)
Elasticated round head, waist and ankles. Knitted wrist
Antistatic.
Individual airtight pack
Comfort and SMMS for better breathability to wear
Color: White
CERTIFICATES & STANDARDS

Disposable Coverall DT221

DELTA PLUS M1200C RESPIRATORY MASKS FFP2 WITHOUT VALVE
Model: M1200C
PRODUCT SPECIFICATION
Non-woven synthetic fiber disposable masks
Nose clip for adjustment
Foam edge under nose clip
Box of 20
CERTIFICATES & STANDARDS
REGULATION (EU) 2016/425

Face Mask M1200C

DELTA PLUS N95 MASK
Model: M1195B
PRODUCT SPECIFICATION
Non-woven synthetic fiber disposable masks
Nose clip for adjustment
Foam edge under nose clip
N95 Mask
Box of 30
CERTIFICATES & STANDARDS
REGULATION (EU) 2016/425
EN149:2001+A1:2009 Filtering half-masks against particles
NIOSH Filtering half-masks against particles

N95 Mask M1195B

DELTA PLUS PVC Coated Polyester Rain Jacket & Trousers
Model: 304-FSBY
PRODUCT SPECIFICATION
Sealed seams
Jacket – Fixed hood, fastening with zip under press stud
Elasticated inside cuffs, 2 pocket
Trousers – Elasticated waist, Adjustable.
Bottom of leg with press studs, 2 hand slits
Color: Yellow
Size: M, L, XL, 2XL
PRODUCT FEATURES
Durable, soft and light weight
CERTIFICATES & STANDARDS
REGULATION (EU) 2016/425
EN ISO 13688:2013 General requirements for protective clothing
Protective garment against rain exposure
EN343:2003 A1:2007 Protective garment against rain exposure
Resistance of the Penetration of water (1 to 3)
Evaporative resistance (1 to 3)

Raincoat 304-FSBY

DELTA PLUS Outdoor Waterproof PVC Coated Polyester Rain Coat
Model: 305-FSBY
PRODUCT SPECIFICATION
PVC Rain Coat with Sewn and Sealed Seams
Fixed Hood with Draw Cord
Fastening with double press stud flap
Elasticated inside cuffs
Two Front Pockets with Over-flap
Color: Yellow
Size: M, L, XL, 2XL
PRODUCT FEATURES
Durable, soft and light weight
CERTIFICATES & STANDARDS
REGULATION (EU) 2016/425
EN ISO 13688:2013 General requirements for protective clothing
Protective garment against rain exposure
EN343:2003 A1:2007 Protective garment against rain exposure
Resistance of the Penetration of water (1 to 3)
Evaporative resistance (1 to 3)

Raincoat 305-FSBY

DELTA PLUS PVC Coated Polyester High Visibility Rain Suit
Model: EN400LV-FSBY
PRODUCT SPECIFICATION
Sealed seams
Jacket – Fixed hood, fastening with zip under press stud
Elasticated inside cuffs, 2 pocket
Trousers – Elasticated waist, Adjustable.
Bottom of leg with press studs, 2 hand slits
Color: Fluorescent Yellow
Size: M, L, XL, 2XL
PRODUCT FEATURES
Breathable, light weight with Reflective Stripe.
CERTIFICATES & STANDARDS
REGULATION (EU) 2016/425
EN ISO 13688:2013 General requirements for protective clothing
Protective garment against rain exposure
EN343:2003 A1:2007 Protective garment against rain exposure
Resistance of the Penetration of water (1 to 3)
Evaporative resistance (1 to 3)

Raincoat EN400LV-FSBY

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Foam Systems

Our foam blending facility in Malaysia allows for the manufacture of multiple foam concentrate products. Marketing all types of foam ancillary equipment and valves, we are able to provide the designing, installation, testing and commissioning of all foam systems. Fitters Sdn. Bhd. is a non-exclusive authorized distributor in Malaysia of SKUM and CHEMGUARD (USA) brand foam agents and foam hardware, both of which are brand names of Johnson Controls International plc (NYSE: JCI), pursuant to authorized distributor letters issued by Tyco Fire & Building Products Asia Pte Ltd, an affiliate of Johnson Controls International plc. For a detailed description of this and other material supplier relationships, including the term, renewal, termination, revenue and cost structure, and liability and indemnification provisions of these authorized distributor letters, see “Material Supplier Relationships” below.

Material Supplier Relationships

Fitters is a non-exclusive authorized distributor, for the territory of Malaysia, of (i) SKUM and CHEMGUARD brand foam agents, SKUM water and foam monitors, and CHEMGUARD foam hardware, and (ii) TYCO brand sprinklers, spray nozzles, valves and accessories. SKUM, CHEMGUARD and TYCO are each brand names of Johnson Controls International plc (NYSE: JCI). Fitters’ authorized distributor status for these product lines is evidenced by a series of authorized distributor letters and certificates issued to Fitters by Tyco Fire & Building Products Asia Pte Ltd, an affiliate of Johnson Controls International plc, most recently on April 28, 2025 (with respect to the SKUM and CHEMGUARD products) and April 28, 2025 and July 6, 2026 (with respect to the TYCO products).

Term and Renewal. Each authorized distributor letter and certificate is, by its terms, valid for a period of twelve (12) months from its date of issuance. Consistent with this practice, Fitters’ authorization to distribute the SKUM and CHEMGUARD products and the TYCO products has historically been reissued by Tyco Fire & Building Products Asia Pte Ltd on an annual basis (for example, the TYCO sprinkler distributor letter and certificate issued on April 28, 2025 was superseded by a renewed letter and certificate issued on July 6, 2026). The letters and certificates do not provide for any term beyond twelve months, and there is no assurance that Tyco Fire & Building Products Asia Pte Ltd will continue to reissue or renew Fitters’ authorized distributor status upon the expiration of the current term.

Termination. The authorized distributor letters and certificates do not contain an express early termination right, notice period, or cure mechanism. Instead, each letter and certificate simply expires automatically at the end of its twelve-month term. Tyco Fire & Building Products Asia Pte Ltd retains sole discretion whether to issue a new letter or certificate to Fitters upon expiration, and it may decline to do so, or may condition any renewal on different terms, at any time and without cause.

Revenue, Fee and Cost Structure. The authorized distributor letters and certificates do not establish any minimum purchase commitment, license fee, royalty, or revenue-sharing arrangement between Fitters and Tyco Fire & Building Products Asia Pte Ltd. Fitters purchases SKUM, CHEMGUARD and TYCO branded products from Tyco Fire & Building Products Asia Pte Ltd on a purchase-order basis at prevailing wholesale prices, and Fitters independently determines the pricing, marketing, and terms on which it designs, installs, sells, and services these products for its own customers in Malaysia, retaining all revenue generated from those sales and installation and service activities. Fitters bears its own costs of inventory, installation, and after-sale service.

Liability and Indemnification. The authorized distributor letters and certificates contain an indemnification obligation running from Fitters to Tyco Fire & Building Products Asia Pte Ltd or Johnson Controls International plc. Each letter and certificate provides that products purchased through Fitters carry the manufacturer’s standard product warranty and that Fitters receives full technical support, and, with respect to the SKUM and CHEMGUARD products, that Fitters’ employees have been trained and certified in the design, supply, installation, testing, commissioning and service of the applicable products. Fitters remains responsible for its own design, installation and service work with respect to these products and maintains its own product and general liability insurance, as described elsewhere in this proxy statement/prospectus under “Risk Factors—We may be subject to product liability or warranty claims that could require us to make significant payments.”

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Other Material Supplier Relationships. Other than the relationship with Tyco Fire & Building Products Asia Pte Ltd and Johnson Controls International plc described above, no single supplier individually accounts for a material portion of our purchases of specialty products, fire retardant products, or other components. We source personal protective equipment, fire extinguisher components, fire-resistant door components, and other specialty products from a number of third-party manufacturers, none of which we consider individually material to our business, and none of which has entered into an agreement with us containing minimum purchase commitments, exclusivity provisions, or other terms that we believe rise to the level of a material contract required to be filed under Item 601(b)(10) of Regulation S-K.

Fire-X Fire Extinguishers

Our Big Extinguisher in a small can – more effective than a traditional fire extinguisher on most common fires. Our Fitters Fire-X fire extinguishers are simple to use can and spray nozzle design makes fighting fires fast and easy. Our extinguishers serve commercial, industrial, residential and government clients.

Our Big Extinguisher is recommended for all daily fire suppression needs including:

Key Market Drivers

The Malaysian fire safety and protection industry plays a crucial role in safeguarding lives and property. This sector encompasses a wide range of services, including fire detection, suppression, and prevention, as well as the manufacturing and maintenance of fire protection equipment. The fire safety and protection industry in Malaysia operates within a robust economic and regulatory framework, driven by global and regional market trends. Below, we outline key factors shaping the industry, as informed by analyses of the Malaysian economy, fire protection systems, passive fire protection, and emerging fire safety challenges related to electric vehicles (EVs).

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The fire safety segment in Malaysia is currently experiencing solid growth, with a projected compound annual growth rate (CAGR) of approximately 7.6% to 8.75% through 2030 and beyond according to a report titled, “Malaysia Fire Protection System Market Report Size Share Growth Drivers Trends Opportunities & Forecast 2025–2030,” by Ken Research.1 Key drivers for this market are centered around regulatory evolution, rapid infrastructure expansion, increasing safety awareness, and a significant shift toward digital and eco-friendly technologies. There are several key market drivers for our business in the fire safety segment:

1. Stricter Regulatory Frameworks

The regulatory framework for fire safety in Malaysia is anchored in the Fire Services Act 1988 and related by-laws, under which the Fire and Rescue Department of Malaysia (“BOMBA”) enforces requirements for fire alarms, detection, suppression systems, extinguishers, and means of escape in designated building types. In parallel, the Uniform Building By-Laws under the Street, Drainage and Building Act mandate the provision, installation, and periodic inspection of fire safety equipment in commercial, industrial, high-rise residential, and public buildings as a condition for building plan approval and occupancy certification, thereby structurally supporting demand for fire safety equipment across sectors.

● Mandatory Compliance: The Fire Services Act 1988 and Uniform Building By-Laws (UBBL) serve as the primary legal anchors, mandating fire alarms, detection, and suppression systems for building plan approvals.

● BOMBA Enforcement: Stricter enforcement by the BOMBA now requires specialized certifications, such as the Sijil Perakuan Bahan BOMBA for fire doors, ensuring only compliant products are used.

● Insurance Requirements: Many insurance providers in Malaysia now offer lower premiums or mandate high-standard fire suppression systems as a prerequisite for coverage, particularly in commercial and industrial sectors.

2. Infrastructure & Urban Development

● Construction Growth: Malaysia’s construction sector is projected to reach RM 220 billion. Rapid urbanization in the Klang Valley, Johor, and Penang is driving demand for high-rise residential and mixed-use commercial protection.

● Industrial Specialization: The rise of data centers, electronics manufacturing, and logistics hubs (e-commerce) is creating a surge in demand for specialized fire stopping and clean-agent suppression systems to protect high-value assets.

● Retrofit Market: Aging urban infrastructure presents a major opportunity for wireless fire alarm systems and retrofit fire stopping, as they are easier to install in existing buildings without major disruption.

3. Increased Safety Awareness

● Public/Private Awareness: High-profile fire incidents have led to increased budgetary allocations for fire prevention from both the government and private entities.

● Employee Safety: Growing corporate emphasis on workplace safety and adherence to international standards like NFPA or ISO is driving the installation of high-performance systems in the manufacturing sector.

4. Technological Innovations (Fire Safety 4.0)

● Internet of Things (“IoT”) & Smart Systems: There is a 35% increase in the adoption of IoT-enabled fire safety solutions. Real-time monitoring and integration with Building Management Systems (“BMS”) are becoming standard for modern office complexes.

● Advanced Detection: Shift toward addressable/intelligent panels and AI-powered fire detection that minimizes false alarms while providing faster response times.

● Eco-Friendly Solutions: Growing demand for sustainable fire safety, including fluorine-free suppression agents and low-VOC firestop products, aligned with Malaysia’s Green Building Index (“GBI”).

1 See https://www.kenresearch.com/malaysia-fire-protection-system-market.

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Industry Overview

The Malaysian fire safety and protection industry plays a crucial role in safeguarding lives and property. This sector encompasses a wide range of services, including fire detection, suppression, and prevention, as well as the manufacturing and maintenance of fire protection equipment. The fire safety and protection industry in Malaysia operates within a robust economic and regulatory framework, driven by global and regional market trends. Below, we outline key factors shaping the industry, as informed by analyses of the Malaysian economy, fire protection systems, passive fire protection, and emerging fire safety challenges related to electric vehicles (EVs).

Malaysian Economy

The Malaysian economy performed strongly in 2025, exceeding most initial projections despite a challenging global trade environment.

● Annual Growth: The economy expanded by 4.9% for the full year 2025. This surpassed the official government and central bank (Bank Negara Malaysia) forecast range of 4.0% to 4.8%.

● Quarterly Momentum: Growth peaked in the fourth quarter (Q4 2025) with a 5.7% year-on-year expansion, driven by robust performance in services, manufacturing, and a surge in construction.

Key Sectors:

● Services: Advanced by 5.4%, remaining the largest contributor.

● Construction: Grew by 11.9%, fueled by major infrastructure and private projects.

● Manufacturing: Expanded by 6.0%, supported by a rebound in the electrical and electronics (E&E) sector.

Trade and Investment

● Record Trade: Total trade hit a historic high of RM3.1 trillion in 2025, the first time it has crossed the RM3 trillion mark.

● Exports: Rose 6.5% for the year, with a significant 49% surge in shipments to the U.S. in December, primarily in E&E and scientific equipment.

● Foreign Direct Investment (FDI): Malaysia remained a key destination for supply chain realignments, particularly in semiconductor manufacturing and data centers.

Inflation and Monetary Policy

● Inflation: Headline inflation remained moderate, averaging 1.4% for the year, the lowest since 2020.

● Interest Rates: Bank Negara Malaysia maintained the Overnight Policy Rate (OPR) at 2.75% for much of the year, though a preemptive cut occurred in July to head off external uncertainties.

● Currency: The Ringgit held steady against the US dollar (ending near RM4.2070) and was among Asia’s top-performing currencies in 2025.

Fiscal and Structural Reforms

● Subsidy Rationalization: A major milestone was the rationalization of RON95 fuel subsidies (the BUDI95 program) starting September 30, 2025, which is expected to save the government RM2.5 billion to RM4 billion annually.

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● Fiscal Deficit: The government met its target of reducing the fiscal deficit to 3.8% of GDP.

● Labor Market: Unemployment fell to 2.9% by late 2025, the lowest level in 11 years.

For 2026, the government projects a slightly moderated growth range of 4.0% to 4.5% as global trade normalization and potential tariff impacts take effect.

Fire Protection System Market

The global fire protection system market is experiencing steady expansion, valued at approximately USD 85.06 billion to USD 86.46 billion in 2025. This baseline forms the foundation for a market projected to reach between USD 93.83 billion and USD 134.37 billion by 2030, growing at a compound annual growth rate (CAGR) of 6.8% to 9.4% according to a July 2026 report titled “Fire Protection System Market Report 2026: Global Outlook – By Type (Active Fire Protection Systems, Passive Fire Protection Systems), By Services (Managed Service, Installation And Design Service, Maintenance Service, Other Services), By End-User (Commercial, Industrial, Governmental, Institutional, Other End-Users) – Market Size, Trends, Strategies, and Forecast to 2035” by The Business Research Company.2 The key market drivers for the global fire protection system include:

● Regulatory Rigor: Stringent government mandates and building codes (e.g., NFPA and ISO standards) are the primary force driving system installations in new and existing structures.

● Infrastructure Growth: Massive global urbanization and the rise of high-density residential and commercial projects, especially in emerging economies, are creating high demand.

● Technological Integration: The shift toward “Fire Safety 4.0” involves integrating IoT-enabled sensors, AI-driven monitoring, and wireless detection systems into Smart Building Management Systems.

The Malaysia Fire Safety Equipment Market is valued at USD 1.1 billion, based on a five-year historical analysis, in line with the size of the Malaysia fire protection system market which is driven by similar product categories and demand drivers. This growth is primarily driven by increasing urbanization, stringent safety regulations, and rising awareness of fire safety among businesses and consumers, as highlighted by strong uptake of fire protection systems across commercial, industrial, and high-rise residential sectors. The market has seen a surge in demand for advanced fire safety solutions, including smart technologies and integrated systems, as organizations prioritize safety, insurance requirements, and compliance with building by-laws through adoption of IoT-enabled and integrated building management-linked fire systems.5

Key cities such as Kuala Lumpur, Penang, and Johor Bahru dominate the market due to their rapid industrialization and urban development, consistent with broader trends where major urban and industrial corridors lead demand for fire protection solutions. These urban centers are experiencing significant growth in commercial and residential construction, leading to heightened demand for fire safety equipment, including detection, suppression, and passive protection products for high-rise, mixed-use, and industrial developments. Additionally, the presence of major corporations and government institutions in these areas further drives the market’s expansion, supported by compliance with national building by-laws and insurance-driven fire protection requirements in offices, logistics hubs, healthcare, education, and public infrastructure.

Market Segmentation

● By Product: Fire suppression systems (sprinklers, gas, and foam) are the largest segment due to their critical role in protecting high-value industrial and data center assets.

● By Vertical: The commercial sector (healthcare, retail, and offices) holds the largest revenue share, while the industrial sector (oil & gas, manufacturing) is expected to grow the fastest due to high operational risks.

● By Service: Maintenance and inspection services are growing rapidly as building owners must validate system performance to remain compliant with insurance and safety regulations.

2 See https://www.thebusinessresearchcompany.com/report/fire-protection-system-global-market-report.

5 See https://www.kenresearch.com/malaysia-fire-safety-equipment-market.

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Regional Outlook for the Fire Protection System Market

● North America: Currently the largest market by revenue, driven by mature fire safety codes and a high volume of smart building retrofits.

● Asia-Pacific: Set to be the fastest-growing region, particularly in China, India, and Japan, due to rapid industrialization and ambitious infrastructure development.

Malaysia Passive Fire Protection Market

The Malaysia passive fire protection (PFP) market is entering a pivotal year in 2026, characterized by a major shift toward self-regulation and full enforcement of fire safety standards. The market is projected to grow at a CAGR of 3.3% through 2033, driven by infrastructure projects and stricter building mandates. The market performance and projections for Malaysia include:

● Revenue Growth: The market generated approximately USD 48.76 million in 2025 and is expected to reach USD 62.8 million by 2033.

● Dominant Segment: Cementitious materials (fireproofing sprays and plasters) remain the largest product segment, accounting for over 45% of market revenue.

● Fastest Growing Segment: Intumescent coatings are the fastest-growing category, driven by demand for aesthetic and lightweight fire protection in modern high-rise and commercial architecture.

Malaysian Key 2026 Market Drivers & Regulatory Shifts

The Malaysian landscape is being redefined by two major regulatory milestones taking effect in 2026:

1. Full Fire Certificate (FC) Enforcement: Starting in the first quarter of 2026, the Malaysian Fire and Rescue Department (JBPM/BOMBA) will begin full enforcement of Fire Certificate requirements for designated premises, including hospitals, hotels, and factories. Non-compliant owners face fines up to RM 50,000 or imprisonment.

2. Mandatory Fire Drills: Beginning January 1, 2026, buildings in nine designated categories must conduct mandatory fire drills to renew their fire certification.

3. New Self-Regulation Framework: In a significant policy shift effective January 1, 2026, certified Fire Safety Managers and Officers will be granted authority to perform internal inspections and issue technical reports, moving away from mandatory annual physical inspections by BOMBA to a periodic audit system every 2–3 years.

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Malaysian Emerging Trends and Industry Focus

● Construction Expansion: The continuation of major transport and logistics projects under the 12th Malaysia Plan is a primary driver for industrial fireproofing demand.

● Technological Integration: Leading players like Hilti Malaysia have launched 2026 initiatives focused on “Safety First” and productivity through innovative fire-stopping systems and digital tools.

● Sustainability: There is a growing preference for eco-friendly, low-toxicity fire-stopping products to align with Malaysia’s green building policies.

● Data Center Growth: Rapid development of data centers in the Klang Valley and Johor is creating niche demand for high-performance fire-stopping and cable protection systems.

Fire Safety Implications of Electric Vehicles (EVs) in Malaysia

The rise of EVs in Malaysia presents new fire safety challenges, as outlined by the Malaysian Fire Protection Association on February 17, 2025. In 2025, Malaysia’s EV market experienced a historic surge, with registrations more than doubling to reach 44,813 units, a 105.7% increase from 21,789 units in 2024. Lithium-ion battery systems in EVs pose unique fire hazards, burning at higher temperatures than conventional vehicle fires and risking structural damage to steel and concrete.

The growing EV infrastructure in Malaysia adds complexity to the fire risk landscape. As of year-end 2025, the country has installed approximately 5,624 EV charging units, spanning all states and federal territories except Labuan. These include 1,791 direct current (DC) fast chargers and 3,569 alternating current (AC) chargers. Selangor leads with approximately 1,912 chargers, followed by Kuala Lumpur (1,462), Penang (600+), and Johor (550+). With the number of EV charging points steadily increasing, fire safety at these stations becomes a critical issue. The Ministry of Investment, Trade and Industry (MITI) has projected that Malaysia will reach 10,000 public EV charging points by the end of 2026 comprised of 8,500 AC chargers and 1,500 DC chargers, a key part of the Low Carbon Mobility Blueprint 2021-2030. Industry associations like the Malaysia Zero Emission Vehicle Association (MyZEVA) estimate the remaining 8,500 AC chargers will be in place by Q3 2026. However, as the EV fleet grows, ensuring these charging points are equipped to handle potential fire hazards is essential.

From 2023 to July 2025, the Malaysian Fire and Rescue Department (JBPM) recorded 27 fire incidents involving EVs and hybrids, averaging roughly 10 cases annually. Notable incidents, such as the December 2025 fire caused by two EVs at a home in Section 19, Petaling Jaya, causing damage to the vehicles and part of the house structure, an October 2025 EV fire in front of the Temoh Police Station in Perak, and a December 31, 2023, EV fire in Johor, Malaysia that destroyed 90% of a vehicle and damaged a showroom, underscore these risks, particularly in enclosed spaces like urban parking lots. These developments necessitate advanced fire suppression systems and specialized training for first responders to mitigate EV-related fire risks, creating opportunities for our fire safety products.

The rise of EVs in Malaysia is an important step toward sustainability, but it also presents new fire safety challenges. As more EVs hit the roads and charging infrastructure expands, fire safety professionals must stay ahead of these developments. Adopting advanced suppression systems, improving building designs, and promoting safe charging practices are essential steps to ensure that the benefits of EV adoption do not come at the cost of safety. Malaysia’s evolving infrastructure must be equipped to handle the growing presence of EVs. With proactive measures in place, the fire safety community can help mitigate the risks and ensure a safer future as we transition to cleaner, greener transportation solutions. To better prepare for these challenges, fire safety professionals must also receive specialized training. Fire safety training services are designed to help first responders, building managers, and safety personnel understand the nuances of lithium-ion battery fires and EV-specific risks. (Source: Malaysian Fire Protection Association: The Rise of EVs and Its Fire Safety Implications for Malaysia, posted on 17 February 2025).

Beyond the immediate threat to life, EV fires pose serious risks to infrastructure. Lithium-ion battery fires burn at higher temperatures than conventional vehicle fires, potentially compromising the structural integrity of surrounding materials, including steel and concrete. Other structural risks include:

● Heat Intensity: The extreme heat from these fires can weaken load-bearing elements in buildings, particularly in enclosed spaces like underground parking lots.

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● Toxic Smoke: Fires involving lithium-ion batteries release hazardous gases, such as hydrogen fluoride, which can quickly fill confined areas and pose health risks to both building occupants and first responders.

● Re-Ignition Potential: One of the most dangerous aspects of lithium-ion battery fires is their tendency to reignite even after they appear to have been extinguished. This makes them particularly hazardous in enclosed or difficult-to-access spaces, where containment is challenging.

In dense urban areas or facilities with limited ventilation, such as underground garages, these risks are amplified. Poor ventilation and inadequate fire suppression systems can lead to catastrophic outcomes. For fire safety professionals, adapting current protocols to address the specific hazards of EV fires is critical. Existing systems designed for traditional vehicle fires may not be sufficient to combat the unique risks of lithium-ion batteries. Key mitigation strategies include fire detection and suppression systems in high- risk areas, such as underground parking lots, must be upgraded. Specialized equipment, such as water mist systems are required to effectively penetrate battery casings and cool the cells, preventing thermal runaway from escalating.

Industry Relevance to Fitters Sdn. Bhd.

Malaysia’s economic growth and infrastructure expansion drive demand for our fire safety equipment, particularly in construction and commercial sectors. The global and Malaysian fire protection markets’ growth supports our distribution of certified products like fire extinguishers and PPE, while the EV trend highlights the need for innovative solutions, aligning with our strategic focus. However, price competition and regulatory compliance remain challenges, which we address through quality certifications and supplier relationships.

Competitive Strengths

The rapid growth of the construction industry is one of the major drivers of the fire protection systems market. The increasing demand for new and innovative buildings is resulting in an increase in the number of fire incidents. Additionally, the increasing trend of green building and the growing awareness of the importance of fire safety are also contributing to the growth of this market. Investment in research and development (R&D) is also a key factor driving the growth of this market. Various new technologies are being developed to improve the performance of fire protection systems. This is resulting in increased innovation and adoption of new fire protection systems. The increasing popularity of retrofitting fire protection systems is also contributing to the growth of this market. The retrofitting option allows existing buildings to be upgraded without having to replace all of the existing infrastructure. This is resulting in significant cost savings for businesses and governments.

The market for fire protection systems is growing rapidly, as businesses and homeowners become increasingly aware of the importance of protecting themselves and their property from fire. This is due to the increasing prevalence of fires in commercial and residential buildings, as well as the increasing awareness of the dangers of fire. The market for fire protection systems is expected to grow rapidly over the next few years, as businesses and homeowners become increasingly aware of the importance of protecting themselves and their property from fire. This is due to the increasing prevalence of fires in commercial and residential buildings, as well as the increasing awareness of the dangers of fire.

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We believe the following strengths differentiate Fitters Sdn. Bhd. in the fire safety market include top quality products and excellent customer service as well as:

● Established Industry Presence: Since 1982, we have built a strong reputation as a reliable supplier of fire safety equipment, supported by our parent company’s market leadership.

● Certified Product Offerings: Our product range—including top quality products such as PYRODOR doors and FITTERS FIRE-X—is approved by BOMBA and certified by SIRIM, while our safety apparel hold certifications from both SIRIM and DOSH. These certifications ensure compliance with regulatory standards and foster customer trust.

● Broad Distribution Network: Our use of e-commerce platforms, combined with partnerships with wholesalers and authorized distributors, expands market access, distinguishing us from traditional distributors.

● Strategic Supplier Relationships: Established, renewable authorized distributor relationships with reputable manufacturers, including Johnson Controls International plc (through Tyco Fire & Building Products Asia Pte Ltd), support consistent product availability and quality, although these relationships are subject to annual renewal and do not include long-term supply commitments, as described under “—Material Supplier Relationships” above.

● Customer-Centric Approach: Our focus on meeting diverse customer needs, including fire safety apparel and industrial fire systems, supports loyalty and repeat business.

● Strong Reputation: We have built up a strong brand reputation.

Growth Strategy

Our growth strategy focuses on expanding market share and enhancing profitability. In order to expand company revenue and market share, we will focus on the following growth strategies:

●	Market penetration - improving sales within existing markets by expanding reach and improving customer retention.

●	Product development - developing new products and services to cater for existing and new customers’ needs.

●	Market Development - pursuing new geographic markets.

●	Diversification- expanding our product categories.

●	Strategic partnerships - collaboration with other companies to leverage their strengths and resources.

Market Drivers and Opportunities

Our operations are influenced by several market drivers:

● Regulatory Compliance: BOMBA’s and SIRIM’s stringent standards drive demand for certified fire equipment, ensuring steady orders for our products.

● Urban Development: Malaysia’s construction boom, particularly in Kuala Lumpur, increases the need for fire-resistant doors and extinguishers in new buildings.

● Industry Growth: The expansion of industrial sectors, such as oil and gas, construction, manufacturing, mining, and utilities, is driving significant growth in demand for fire safety apparel, particularly flame-retardant and fire-resistant clothing.

● E-Commerce Trends: Growing online shopping in Malaysia supports our digital distribution strategy, enabling broader customer reach.

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● Safety Awareness: Increased focus on workplace and residential safety fuels demand for our fire safety apparel and equipment.

Our Facilities

We operate from leased facilities in Malaysia to support our supply and trading activities:

● Head Office: Wisma FITTERS, No. 1, Jalan Tembaga SD 5/2, Bandar Sri Damansara, 52200 Kuala Lumpur, Malaysia, serving as our operational and administrative hub.

● Registered Office: Third Floor, No. 77, 79 & 81, Jalan SS21/60, Damansara Utama, 47400 Petaling Jaya, Selangor, Malaysia.

● Distribution Network: We utilize regional warehouses and logistics partners across Malaysia, coordinated from our Kuala Lumpur head office, to ensure efficient product delivery. Specific warehouse locations are managed by FITTERS Diversified Berhad’s broader infrastructure.

These facilities support our ability to source, store, and distribute products effectively.

Intellectual Property

We do not own patents or have pending applications, relying on certifications and supplier agreements for competitive positioning.

Human Capital

As of December 31, 2025, the Company had a total of 19 full-time employees worldwide, distributed across departments as follows:

NO	DEPARTMENT	NUMBER OF STAFF MEMBERS
1	FINANCE	4
2	APPAREL	3
3	WAREHOUSE	4
4	TRADING	1
5	PROJECT	3
6	ADMIN	3
7	PENANG	1
TOTAL		19

Customers

We serve a diverse customer base including the following types:

● Commercial and Industrial: Developers and facility managers procure our fire extinguishers and PYRODOR doors for projects like offices and factories. Industrial clients in sectors like oil & gas, construction, and manufacturing rely on our fire safety apparel to protect workers and meet regulatory requirements.

● Government Agencies: Public sector clients source certified fire equipment for compliance with BOMBA and SIRIM/SOH standards.

● Retail Consumers: Individual buyers access our safety apparel via e-commerce platforms like Shopee for home and vehicle use.

Our broad customer mix ensures revenue stability, with strong demand from healthcare and construction sectors.

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Competitors

We face competition in a crowded market:

● Local Distributors: Malaysian suppliers of BOMBA-certified fire equipment and SIRIM/DOSH-certified PPE compete on price and availability, challenging our margins.

● International Brands: Global manufacturers with established names in fire safety and PPE, such as 3M, Dupont and Daletec, compete in Malaysia, requiring us to emphasize local expertise.

● E-Commerce Rivals: Online distributors on platforms like Shopee offer low-cost alternatives, increasing price pressure due to low entry barriers.

We counter competition through certified products, reliable supply chains, and e-commerce accessibility, though pricing remains a challenge.

Government Regulation

Our operations are subject to Malaysian regulations:

● Product Standards: Fire equipment and PPE must comply with BOMBA and SIRIM standards, requiring regular certification. Non-compliance risks product bans or fines.

● Occupational Safety: PPE distribution adheres to regulations enforced by Malaysia’s Department of Occupational Safety and Health, ensuring end-user safety.

● Labor Policies: Foreign worker hiring for logistics is governed by immigration rules, which may raise costs or limit availability.

● Trade Regulations: Import duties and supplier compliance affect the sourcing of international products, impacting pricing.

We maintain strict compliance to avoid operational or reputational risks.

Legal Proceedings

As of the date of this report, we are not involved in any material legal proceedings that, individually or in the aggregate, are expected to significantly impact our business, financial condition, or results of operations. Routine disputes, such as supplier or customer contract issues, may arise but are managed promptly with no anticipated material liabilities.

Government Regulation

Regulation of fire protection companies in Malaysia is primarily governed by the Fire and Rescue Department of Malaysia (BOMBA) under the Fire Services Act 1988 (Act 341). In 2026, the regulatory landscape is shifting toward a self-regulation framework aimed at increasing industry accountability. To operate legally as a fire protection service provider, a company must hold multiple specific registrations:

● BOMBA Competent Organization: Only authorized “Competent Organizations” that have completed specified inspection courses can service fire extinguishers and issue the mandatory Electronic Fire Extinguisher Inspection System (eFEIS) barcode certificates.

● CIDB Registration: Companies undertaking fire system installation or maintenance must register with the Construction Industry Development Board (CIDB).

○	Mandatory Category: ME02 (Fire Fighting System).

●	Grades: Ranging from G1 (projects up to RM200,000) to G7 (unlimited value) based on financial strength and technical expertise.

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● Sijil Perakuan Bahan (SPB): Any products or materials used (e.g., fire doors, detectors) must have BOMBA certification via recognized laboratories like SIRIM Berhad.

The Malaysian government is modernizing fire safety enforcement through several new mandates for 2026–2027:

● Certified Fire Safety Managers (FSM): Starting in 2026, certified FSMs and Fire Safety Officers (FSO) will have authority to conduct internal fire safety inspections.

● Self-Regulation Transition: These certified managers will submit technical reports directly to BOMBA for Fire Certificate (FC) renewals, reducing the need for annual physical inspections by BOMBA officials to once every 2–3 years.

● Mandatory Fire Drills: Beginning in 2026, all buildings classified as “designated premises” must hold mandatory fire drills to qualify for certification renewal.

● Enforcement Deadline: Full enforcement for designated premises to hold a Fire Certificate (FC) is expected in the first quarter of 2026; however, some mandatory role requirements (FSM/FSO) have been revised toward 2027 to allow for industry training.

Malaysia’s regulatory compliance standards require that companies must design and install systems according to recognized Malaysian Standards (“MS”):

● MS 1910: Design and installation of automatic sprinkler systems.

● MS 1539: Portable fire extinguisher installation and maintenance.

● MS 2616: Fire pumps for fixed firefighting systems.

Environmental Social and Government (“ESG”) Matters

We recognize the importance of ESG matters, with a specific focus on Human Capital Management, as integral to creating a sustainable foundation for our long-term business strategy. We support professional development at all levels. We also take reports of suspected violations of our codes of conduct and take seriously appropriate action.

As we do not operate manufacturing facilities or manufacture products, we believe that our environmental impact is relatively small. We are involved in office waste reduction practices. We strive to offer excellent benefits and long-term incentives to help retain our workforce.

Our human capital resources and objectives include identifying, recruiting, retaining and incentivizing our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and reward personnel through the granting of equity-based compensation awards in order to increase shareholder value and our success by motivating such individuals to perform to the best of their abilities to achieve our objectives.

We consider our employees to be our most valuable asset. The development, attraction and retention of employees is a critical success factor. To support the advancement of our employees, we offer training and development programs encouraging advancement from within and continue to fill our team with strong and experienced management talent. We recognize that our industry is specialized and dynamic and a significant aspect of our success is our continued ability to execute our human capital strategy of attracting, engaging, developing and retaining highly skilled talent. There is fierce competition both within our industry and in the geographic locations in which we have offices for highly skilled talent, and we offer a robust set of benefits, career-enhancing learning experiences and initiatives aligned with our mission, vision, and values in order to attract qualified prospective employees and to retain and motivate our employees. We offer competitive compensation for our employees and strongly embrace a pay for performance philosophy in setting and adjusting compensation.

Our codes of conduct clearly outline our commitment to diversity and inclusion, where all employees are welcomed in an environment designed to make them feel comfortable, respected, and accepted regardless of their age, race, national origin, gender, religion, disability or sexual orientation. We have a set of policies explicitly setting forth our expectations for nondiscrimination and a harassment-free work environment. We are also a proud equal opportunity employer and cultivate a highly collaborative and entrepreneurial culture.

Non-Discrimination

We do not tolerate discrimination and are committed to high ethical standards and equal employment opportunities in all personnel actions without regard to race, color, religion, gender, national origin, citizenship status, age, marital status, gender identity or expression, sexual orientation, physical or mental disability, or veteran status.

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FUTURE NRG SDN. BHD. BUSINESS

Overview

Future NRG Sdn. Bhd. (“Future NRG,” “FNRG,” “we,” “our,” or the “Company”), incorporated in Malaysia on April 17, 2008 as a private limited liability company, is principally engaged in the development and operation of renewable energy projects and clinical/medical waste treatment services. Future NRG offers green solution for the treatment of scheduled waste (specifically, “SW 404” i.e., pathogenic wastes, clinical wastes or quarantined material) generated from private medical practitioners throughout Peninsular Malaysia, the western region of the country occupying the southern half of the Malay Peninsula.

On December 22, 2025, the Company entered into a share sale agreement (“SSA”) with its then-ultimate holding company, Fitters, to dispose of its 100% equity interest in Solid Orient Holdings Sdn. Bhd. (“SOH”), a company principally engaged in palm oil milling operations for a total consideration of RM 10,500,000 (USD 2,585,620). On January 8, 2026, SOH allotted 46,700,000 new ordinary shares at an issue price of RM1.00 per share to the ultimate holding company, Fitters for cash consideration of RM46,700,000. As a result of this share allotment, the Company’s equity interest in SOH was diluted from 100% to 18.36%, resulting in a loss of control of the Company over SOH.

Subsequently, on January 23, 2026, the Company completed the disposal of its remaining 18.36% equity interest in SOH, comprising 10,500,000 ordinary shares, to Fitters pursuant to the SSA executed on 22 December 2025. The disposal consideration of RM10.5 million (equivalent to approximately USD 2,585,620) was applied to offset and reduce outstanding intercompany amounts owed to Fitters. Following completion of the transaction, the Company no longer holds any equity interest in SOH.

The Plant

Future NRG owns and operates a medical waste facility in Bandar Sri Sendayan, Seremban, Negeri Sembilan named the Sendayan Ozone Medical Waste Treatment Plant with the plant capacity of 10 metric tonnes per day, located at Sendayan Tech Valley, Negeri Sembilan, Malaysia (the “Plant”). The Company holds operating licenses issued by the Malaysian Department of Environment.

The Plant is a specialized facility designed to disinfect and treat biomedical waste using ozone gas (O₃) before final disposal. Medical waste such as used syringes, gloves, bandages, laboratory materials, and other infectious items is first collected and often shredded to increase surface area. The shredded waste is then placed inside a sealed treatment chamber where ozone gas is introduced. Ozone, being a powerful oxidizing agent, destroys harmful microorganisms including bacteria, viruses, fungi, and spores by breaking down their cell walls and genetic material. After treatment, the waste becomes non-infectious and safer for disposal, recycling, or energy recovery. Unlike incineration, ozone treatment operates at lower temperatures, produces minimal emissions, and leaves no toxic residues because ozone naturally decomposes into oxygen. This makes it an environmentally friendly and efficient method for managing medical waste in hospitals, laboratories, clinics, and healthcare facilities.

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The Plant utilizes ozone gas to sterilize medical waste to achieve 99.9999% reduction of microbial population in the waste, besides reducing waste volume without application of thermal (e.g. by incineration), steam nor chemicals in the process. With zero emission, no effluent discharge, ease of operation, quick cycle time and low operating cost, the Plant is an effective and promising solution for medical waste treatment. It is a self-contained processing system which generates ozone by utilising oxygen from the ambient air in a self-contained ozone generating plant which is then used to sterilize medical and bio-hazard waste. Excess ozone after waste sterilization is converted back to oxygen and returned to the atmosphere.

In the Plant, medical waste is not incinerated, nor any steam or chemicals applied in the process. Therefore, there is no toxic emission and no effluent discharge into the environment. The Plant is an environmentally sustainable technology. By using only oxygen extracted from ambient air in the self-contained ozone generating plant, a small amount of water, compressed air and electricity results in a very small environmental footprint for this unique technology. The shredded and sterilized residue after treatment is stable and with more than 90% reduction in volume provides significant space saving advantage for final disposal in a secured landfill.

The Plant provides cost effective treatment as it is a non-thermal technology thus no fossil fuel is required. With a fully automated control system, it requires less labour to operate and consumes less electricity compared with conventional incineration technology with equivalent treatment capacity. With its quick cycle time and up to 400kg per cycle capacity, the Plant is able to handle the waste stream in a more efficient and timely manner. The Plant does not have a minimum load capacity required to run a cycle.

The Plant is relatively simple to operate and all staff can be easily and quickly trained to operate the unit in a short period of time. The plant operators will not be exposed to dangerous pathogens or sharps during the waste treatment process since pre-sorting, pre-conditioning nor direct handling of waste is not required. Furthermore, the plant operators will not be exposed to high temperatures or caustic / hazardous chemicals which will be present in conventional thermal (e.g. incinerators, autoclaves) and chemical treatment plants respectively.

Future NRG intends to replicate the currently business model regionally and has identify Thailand, Vietnam and Philippines as these countries are known to have larger population and higher potential when it comes to medical waste management.

Other than diversifying its business geographically, Future NRG is of the view that having such facilities in the region can effectively disinfects infectious medical waste by destroying bacteria, viruses, fungi, and spores, thereby reducing the risk of disease transmission and protecting public health. Unlike incineration, ozone treatment operates at lower temperatures and produces minimal air pollutants, making it a more environmentally friendly option. Because ozone naturally breaks down into oxygen after use, it leaves no toxic residues behind.

Additionally, installing an on-site ozone treatment plant helps hospitals and clinics reduce waste transportation costs and minimize the risks associated with moving hazardous materials. It improves operational efficiency by allowing immediate treatment of waste and can lower long-term disposal expenses. The system also helps healthcare facilities comply with environmental and waste management regulations while promoting sustainable practices. Overall, such a plant enhances safety, reduces environmental impact, and supports responsible medical waste management.

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Business Operations

Future NRG provides two main services:

1.	Collection and treatment of clinical waste (SW404) from DOE-registered premises, transporting it to their ozone medical waste treatment Plant in Sendayan, Negeri Sembilan.

2.	Supply of medical waste consumables, including sharp bins, pedal bins, and wheeled bins at competitive pricing.

Future NRG is licensed by the Malaysian Department of Environment (DOE) with processing capacity of 10 metric tons (“MT”) per day of SW404 and located at Sendayan TechValley, Bandar Sri Sendayan, Negeri Sembilan, Malaysia

The Company uses ozone technology sourced from the United States to treat clinical waste. The clinical waste treatment plant has been operating since 2017, and Future NRG has served more than 4,400 waste generators nationwide using this technology. Under Section 18(1) and 18(1a) of the Environmental Quality Act, 1974 (Malaysia), Future NRG has been certified by Jabatan Alam Sekitar (DOE) to operate the Clinical Waste Treatment Facility using Ozone in Sendayan Techvalley, Bandar Sri Sendayan (License No.: 006044) and to transport Clinical Waste SW404 from waste generators to the treatment facility (License No.: 006045).

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The ozone treatment process involves the following steps (and see diagrams above and to follow):

1.	The Humidizone is technology applying ozone to sterilize the medical waste to achieve 99.9999% reduction of microbial population in the waste, besides reducing waste volume up to 90% without any thermal or incineration application, steam nor specific chemicals.

2.	With zero emissions, no effluent discharge, ease of operation and quick cycle time and the Humidizone is an effective and promising solution for medical waste treatment.

3.	It is a self-contained processing system which produces ozone by extracting oxygen from the ambient air to sterilize medical and bio-hazard waste.

4.	The ozone treatment system does not produce any air emissions because any residue ozone will be converted back to oxygen O2 by using ozone destruct system before release to ambient air.

5.	The sterilized clinical waste will be compressed in the waste bin and will be loaded into PP bags and coded as SW501 for safe disposal sites at secured landfill.

PROCESS FLOW CHART

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Ozone Treatment Unit
EXISTING FACTORY
BIN AND WASTE CART STORAGE AREA
NEW BIN WASHING AREA
NEW WWTP
3.0M WIDE ROAD

Customers

Future NRG serves healthcare providers including clinics, dental practices, veterinary clinics, and dialysis centers, as well as laboratories and factories that generate clinical waste (SW404). Its revenue is derived primarily from provision of medical waste collection and recycling services to mostly clinic operators. Revenue is recognized when services are performed, which generally occurs upon the collection and transportation of waste or over the contractual service period. Contracts with customers typically have short durations and payment terms ranging from 30 to 60 days. The Company recognizes accounts receivable when the right to consideration becomes unconditional.

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Concentrations of Revenue and Assessment of Material Dependency

For the years ended December 31, 2025 and 2024, a significant portion of the Company’s waste collection and processing volume was derived through a relationship with a single independent waste collector and transporter, Sharps and Bins Sdn. Bhd. For the year ended December 31, 2025, waste collections facilitated through Sharps and Bins Sdn. Bhd. accounted for approximately 70% of the Company’s total revenue. For the year ended December 31, 2024, the same party accounted for approximately 71% of the Company’s total revenue.

The business relationship is governed by a Scheduled Wastes Transporter Agreement, which was renewed on May 1, 2026, for a one-year term expiring April 30, 2027. Management monitors creditworthiness on an ongoing basis and maintains an allowance for expected credit losses based on aging analysis and forward-looking information.

Because Sharps and Bins Sdn. Bhd. represents a concentration of revenue volume; the Company considers its standardized contracting framework to be material. However, the underlying agreements with Sharps and Bins Sdn. Bhd. and the Company’s healthcare waste generator clients are entered into in the ordinary course of business using the Company’s standardized agreements. The legal and commercial structure of the agreements are based on the following factors:

●	Standard Template: The agreements are executed using the Company’s utilizes two primary standard agreement templates across its operations; Scheduled Wastes Management Transporter Agreement for third-party transporters and logistics providers and Scheduled Waste Management Services Agreement for healthcare waste generator customers across Peninsular Malaysia.

●	Absence of Minimum Purchase or Volume Commitments: Neither standard agreements template establishes guaranteed minimum volume commitments, minimum revenue thresholds, or take-or-pay obligations. Waste collection services and processing fees are executed on a routine, transactional basis as waste is generated and presented for collection.

●	Convenience Termination Rights: Both standard agreement templates contain convenience termination rights. Under the Scheduled Wastes Management Transporter Agreement, either party may terminate the contract without cause upon thirty (30) days’ written notice. Under the Scheduled Waste Management Services Agreement, the Company may terminate without cause upon thirty (30) days’ written notice, while customers may terminate upon two (2) months’ written notice.

●	Operational Substitutability: Because logistics providers act as independent transport contractors under a standardized template rather than proprietary owners of customer demand, waste collection services for underlying healthcare units can be transitioned to alternative licensed transporters under identical form terms in the event of non-renewal or early termination.

Accordingly, to satisfy its exhibit filing obligations under Item 601(b)(10), the Company has filed copies of its two standard form agreement templates as exhibits to this Registration Statement: (i) the Form of Scheduled Wastes Transporter Agreement (filed as Exhibit 10.38), and (ii) the Form of Scheduled Wastes Management Services Agreement (filed as Exhibit 10.39).

Industry Overview

The global waste management market represents one of the largest and most essential service industries worldwide, encompassing the collection, transport, treatment, recycling, and disposal of waste generated by residential, commercial, industrial, and healthcare sources. As of 2025, the market was broadly valued between approximately $1.28 trillion and $1.64 trillion, depending on the research methodology and scope of coverage employed by various market intelligence firms. For 2026, estimates generally converge in the range of $1.5 trillion to $1.6 trillion.

According to Mordor Intelligence, the waste management market size is estimated at $1.52 trillion in 2026 and is expected to reach $2.09 trillion by 2031, growing at a compound annual growth rate (“CAGR”) of 6.58% during the 2026–2031 forecast period. In addition, Grand View Research estimates the market at $1,497.17 billion in 2025, projecting growth to $2,365.14 billion by 2033 at a CAGR of 6.0% from 2026 to 2033. Polaris Market Research valued the market at $1.52 trillion in 2025, with projections of growth to $2.45 trillion by 2034 at a CAGR of 5.5%. Future Market Insights valued the 2025 market at $1.5 trillion and projects it to reach $2.8 trillion by 2036 at a CAGR of 5.4%. Precedence Research places the 2025 figure at $1.28 trillion with a forecast of $2.44 trillion by 2035, growing at a 6.66% CAGR.

Key Market Segments

The market is typically segmented by service type, waste type, end use, and region. By service type, collection services represent the largest revenue category, accounting for an estimated 35% to 55% of global market value depending on the source, owing to mandatory municipal coverage requirements and routine household and commercial waste pickup schedules. By waste type, municipal solid waste remains the dominant category, representing approximately 42% to 45% of total market demand, driven by daily waste generation from households, offices, and public institutions. Landfill disposal still led 2025 revenue with a 52.45% share of the overall market, although recycling and resource recovery are ascending at a 6.80% CAGR through 2031. The recycling segment is widely identified as the fastest-growing service type, driven by circular economy goals and sustainability initiatives.

Regional Dynamics

Regionally, the market exhibits varying leadership patterns depending on the metric used. Asia-Pacific captured approximately 56% of global revenue in 2025 according to Mordor Intelligence, reflecting the region’s massive populations, rapid urbanization, and expanding industrial activity. However, North America dominated the market with the largest revenue share of 33.2% in 2025 according to Grand View Research, driven by high waste generation and a well-developed service infrastructure. Polaris Market Research also identifies North America as the largest market in 2025, attributing this to stringent regulations and mature recycling frameworks. Asia-Pacific is consistently identified as the fastest-growing region, supported by investments in green technology and population concentration in major economies across the region.

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Growth Drivers

Several structural factors are propelling the waste management market’s expansion. Rapid urbanization and population growth are increasing municipal waste generation volumes significantly; the United Nations estimates that the global urban population is expected to increase by 2.5 billion by 2050. Global waste generation is on track to reach 3.8 billion tons annually by 2050 without fundamental systemic change. Government sustainability mandates and international agreements, including higher landfill diversion targets, extended producer responsibility (EPR) programs, and circular economy requirements, are encouraging greater investment in recycling, waste-to-energy, and smart waste management systems. In Europe, landfill taxes in countries such as Germany and the Netherlands now exceed $110 per metric ton, a cost that has tripled since 2020 and pushes commercial customers toward diversion programs.

Technological advancement is a further catalyst for market growth. The integration of IoT sensors, AI-powered sorting systems, data analytics, and automation is enhancing waste collection efficiency, reducing contamination, and optimizing recycling operations. The waste management software market itself was valued at approximately $11.97 billion in 2026, reflecting the convergence of AI and IoT with traditional waste management operations. The growing popularity of waste-to-energy (WtE) technologies, which convert non-recyclable municipal solid waste into electricity, heat, or biofuels through processes such as incineration, pyrolysis, gasification, and anaerobic digestion, marks a pivotal evolution in global waste management.

Market Outlook

The waste management industry is entering a decisive inflection point, transitioning from traditional disposal-centric operations toward resource recovery, digital traceability, and climate-resilient circularity. Despite regulatory complexity and inherent variability of waste composition, major waste management companies maintain robust growth trajectories through strategic technology partnerships and operational efficiency optimization. The absolute dollar growth projected over the coming decade—ranging from approximately $1.0 trillion to $1.3 trillion in incremental value depending on the forecast horizon—signals transformational opportunity rather than merely incremental expansion. As circular economy regulations accelerate recycling infrastructure development and resource recovery mandates, and as digital technologies enable route optimization and operational cost reduction through smart collection systems, the global waste management market is positioned for sustained, policy-supported growth through the mid-2030s.

Malaysian Economy

Malaysia’s economy has demonstrated notable resilience in recent years. The economy expanded by 5.2% in 2025 (up from 5.1% in 2024), surpassing the government’s official projection of 4.0%–4.8%; growth was broad-based across most sectors except mining, and was driven by robust domestic demand and exports according to the World Bank reports.6 In Q4 2025, the economy surged to 6.3% year-on-year growth, with strong performances in services (6.3%), manufacturing (6.1%), and construction (11%) according to RAM Ratings in March 2026.7 The World Bank forecasts GDP growth at 4.4%, while the Malaysian government projects growth of 4%–5% in 2026. In Q1 2026, the economy grew 5.4% year-on-year, easing from the Q4 2025 peak, largely in line with expectations.

Growth continues to be supported by resilient domestic demand, favorable labor market conditions (unemployment at 2.9%), wage growth, and government income support policies according to the World Bank reports. The semiconductor upcycle and strong demand for electrical and electronics (E&E) exports have also bolstered Malaysia’s export sector according to RAM Ratings. The ringgit appreciated 10.2% against the U.S. dollar in 2025, supported by strong foreign direct investment inflows. Malaysia has pursued fiscal consolidation, with the fiscal deficit declining to 3.7% of GDP in 2025, supported by stronger revenue collection. Government debt stands at approximately 65.3% of GDP. A key structural challenge remains Malaysia’s low revenue-to-GDP ratio (16.8% in 2024) and high expenditure rigidity, limiting fiscal space for long-term investment.

6 See MALAYSIA The Malaysian economy was resilient in 2025, growing at 5.2.

7 See Resilient economy underpins 2026 outlook, but current headwinds may weigh on upside.

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Competitive Landscape

The waste management market’s competitive landscape is moderately fragmented, with several multinational corporations and regional players holding leading positions across global and Southeast Asian markets. At the global level, key players include Waste Management, Inc. (WM), Veolia Environment S.A., Republic Services, Inc., SUEZ Environment, Clean Harbors, Inc., Stericycle, Inc., Covanta Holding Corporation (now Reworld Waste), China Everbright International, Remondis SE & Co. KG, and Biffa Group. The Asia-Pacific region is the fastest-growing segment of the global medical waste management market, with the Asia-Pacific medical waste management market valued at approximately $4.05 billion in 2025 and projected to reach $7.11 billion by 2034, reflecting a compound annual growth rate of 6.43%.8 Within this region, increasing medical tourism in countries such as Thailand, Malaysia, and Singapore is a significant driver of demand for medical waste management services.

In Malaysia, the management of clinical and scheduled waste is regulated by the Department of Environment (DOE) under the Environmental Quality (Scheduled Waste) Regulation 2005 and the Environmental Quality Act 1974. Malaysia generates approximately 90 tonnes of clinical waste per day, or roughly 33,000 tonnes annually. The Malaysian market is characterized by a concession-based model in which licensed contractors operate under Section 18 of the Environmental Quality Act 1974, with five of the seven licensed contractors being concession companies: Radicare Sdn. Bhd., Edgenta Medisure Sdn. Bhd., Medivest Sdn. Bhd., Sedafiat Sdn. Bhd., and One Medicare Sdn. Bhd. Cenviro Sdn. Bhd., 70%-owned by Khazanah Nasional Bhd., is Malaysia’s leading integrated waste management company, with over 30 years of experience and an average annual collection of 230,000 tonnes of scheduled waste.

Through its subsidiary Kualiti Alam Sdn. Bhd., Cenviro owns and operates Malaysia’s first and Southeast Asia’s largest integrated waste management centre (WMC), located in Negeri Sembilan and in operation since 1998, which is licensed to treat and dispose 76 of the 77 scheduled waste codes, including hazardous waste, e-waste, and medical waste. The WMC’s facilities include an incineration plant, a solidification plant, a physical and chemical treatment plant, a secured landfill, and a clinical waste treatment centre equipped with Microwave Ecosteryl technology — a zero-emission, non-incineration system capable of processing up to 300 kilograms per hour. Cenviro also operates a scheduled waste-to-energy (SWtE) plant, the first of its kind in Malaysia, which has been operational since 2018, with a second SWtE plant in Johor. Future NRG’s strategic partnership with South Korea’s SK Ecoplant, which holds a 30% stake in Cenviro, is designed to propel regional expansion into Indonesia, the Philippines, and Vietnam. Cenviro has publicly indicated its readiness for an initial public offering and has issued sustainability-linked sukuk to fund its growth plans. ClinWaste (M) Sdn. Bhd., a subsidiary of Radicare Sdn. Bhd., is another prominent Malaysian player, offering integrated clinical waste management services to both public and private healthcare sectors under a “cradle to grave” framework in compliance with the Environmental Quality Act 1974 and the Environmental Quality Regulations (Scheduled Waste) 2005. ClinWaste holds MS ISO 9001:2000, ISO 14001:2004, and ISO 18001:2007 certifications and operates an incinerator plant for clinical waste disposal.

Future NRG is an emerging Malaysian competitor specializing in non-incineration clinical waste treatment using advanced ozone technology sourced from the United States. Licensed by the DOES under Section 18(1) and 18(1a) of the Environmental Quality Act 1974 (Malaysia), Future NRG operates the Plant with a capacity of 10 metric tons per day. The ozone treatment process achieves a 99.9999% reduction in microbial populations while eliminating the carbon emissions associated with traditional incineration, as ozone naturally decomposes into oxygen and produces no toxic residues. Future NRG currently serves more than 4,400 waste generators nationwide, including clinics, dental practices, veterinary clinics, dialysis centers, laboratories, and factories.

Other notable entrants into the Malaysian scheduled waste treatment market include J&T Berjaya Alam Murni Sdn. Bhd. (JBAM), a joint venture between Berjaya Group (70%), Japan’s J&T Recycling Corporation (25%), and JFE Engineering (M) Sdn. Bhd. (5%), which commenced full-scale operation of its Sustainable Scheduled Waste Treatment Center in Selangor in March 2024 and provides thermal treatment, cement solidification, and secured landfill services for hazardous waste including medical wastes. Medivest Sdn. Bhd., another concession-holder serving the southern peninsular region, owns and operates a clinical waste treatment facility that has been in operation since October 1996 and has since expanded to incorporate microwave disinfection technology alongside its original stepped hearth incinerator.

8 See https://www.marketdataforecast.com/market-reports/asia-pacific-medical-waste-management-market.

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The broader Southeast Asian competitive landscape is shaped by both multinational firms and domestic operators. The ASEAN waste management market as a whole was expected to reach $33.19 billion in 2025 and is projected to grow at a CAGR of 6.63% to reach $45.75 billion by 2030, driven by government-led extended producer responsibility schemes, waste-to-energy programs, and adoption of AI-driven route optimization. In the medical waste segment specifically, competition is intensifying as established global firms such as Veolia, Suez, Remondis, and Clean Harbors leverage technological expertise to maintain positions in developed economies like Japan, Australia, and South Korea, while domestic enterprises gain traction in emerging markets such as Indonesia and Vietnam by offering cost-effective, localized services. In Singapore, the National Environment Agency launched an electronic manifest system in 2023 to digitally track biomedical waste movement from source to disposal. In Indonesia, the Ministry of Health initiated a pilot program in 2023 involving private operators to manage waste from district hospitals in Sumatra and Java. Thailand’s plastic-import ban, effective January 2025, and Vietnam’s Decree 05/2025/ND-CP on extended producer responsibility obligations are further catalyzing regional investment and capacity expansion.

Notable recent industry developments include Veolia’s completion of the $14.3 billion acquisition of Suez’s international waste assets in January 2026, creating a $44 billion revenue environmental-services leader and consolidating recycling capacity across 50 countries. Republic Services announced a $2.1 billion program in November 2025 to build 15 robotic and chemical-recycling facilities in the United States, backed by offtake agreements with Procter & Gamble, Unilever, and PepsiCo. Waste Management, Inc. finalized its $7.2 billion acquisition of Stericycle in November 2024, strengthening its position in the healthcare waste management sector. In mid-2025, Waste Management, Inc. announced long-term plans targeting revenue of $28.5–29.25 billion by 2027, driven by investments in recycling, renewable energy, organics infrastructure, and hazardous waste streams. In April 2025, Clean Harbors acquired Bio-Medical Waste Solutions for USD 150 million, bolstering its market presence and geographic reach in the medical waste sector. In March 2025, Veolia acquired Ingenium, New England Disposal Technologies, and New England MedWaste to expand high-temperature treatment capacity. In the Asia-Pacific region, Suez launched a new integrated medical waste processing plant in Shanghai in March 2025, designed to handle 100 tons of biomedical waste daily, Remondis expanded its operations in India in February 2025 by acquiring a stake in Cleanmax EnviroTech, and Clean Harbors announced a strategic partnership with Singapore General Hospital in January 2025 to implement AI-driven waste segregation and tracking systems

Competitive Strengths

The medical waste management industry in which Future NRG operates benefits from several competitive strengths and favorable structural dynamics. First, demand for clinical waste treatment services is underpinned by mandatory regulatory compliance, as all healthcare waste generators in Malaysia must engage licensed contractors for the collection, transportation, and disposal of scheduled waste under the Environmental Quality Act 1974 and the Environmental Quality (Scheduled Wastes) Regulations 2005. This compliance-driven demand framework creates a recurring, non-discretionary revenue base that is largely insulated from economic cycles, as healthcare facilities cannot defer or forgo proper waste disposal regardless of market conditions.

Second, the industry benefits from significant barriers to entry. Operating a clinical waste treatment facility in Malaysia requires DOE licensing under Section 18 of the Environmental Quality Act 1974, and only seven contractors are currently licensed for clinical waste management in Peninsular Malaysia, five of which are government-linked concession companies. The limited number of licensed operators restricts new competitive entry and supports pricing stability. Additionally, the capital-intensive nature of treatment plant construction, combined with the technical expertise required to operate advanced treatment technologies such as ozone, microwave, or incineration systems, further reinforces these barriers.

Third, the industry is positioned to benefit from secular growth trends across Malaysia and the broader Southeast Asian region. Malaysia generates approximately 90 tonnes of clinical waste per day, and this volume is expected to increase as the country’s healthcare infrastructure expands. The number of registered hospitals in Southeast Asia grew by 18% between 2019 and 2023, driving a proportional increase in biomedical waste generation. Medical tourism in Thailand, Malaysia, and Singapore is also contributing to rising patient volumes and associated waste output. Malaysia’s integrated waste management and recycling sector attracted RM22.7 billion in investments as of June 2025, including RM3.2 billion from 17 approved integrated waste management projects, reflecting the government’s commitment to fostering private-sector participation.

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Fourth, the regulatory environment is tightening in ways that favor established, compliant operators. The Environmental Quality (Amendment) Act 2024, effective July 2024, substantially increased penalties for environmental offenses, with maximum fines reaching RM10 million for hazardous waste violations and personal liability for company directors. The introduction of the National Sustainability Reporting Framework (NSRF) further requires Bursa Malaysia-listed companies to report waste data as part of sustainability disclosures, with external assurance beginning in 2027, thereby increasing demand for transparent, documented waste management services. These regulatory developments compel healthcare facilities and waste generators to engage licensed, technologically capable operators, benefiting firms such as Future NRG that offer compliant, eco-friendly treatment solutions.

Fifth, the global and regional shift toward non-incineration treatment technologies presents a competitive advantage for operators, such as Future NRG, that have adopted advanced alternative methods. The autoclaving segment of the Asia-Pacific medical waste management market is projected to grow at a CAGR of 11.2% from 2025 to 2033, reflecting increasing demand for environmentally sustainable treatment alternatives. Future NRG’s ozone-based technology, which achieves a 99.9999% microbial reduction rate with zero carbon emissions and no toxic residues, is well-positioned to capitalize on this trend, as governments and healthcare providers increasingly favor non-incineration solutions that minimize environmental impact. The growing emphasis on circular economy principles and waste-to-resource conversion further supports operators capable of rendering treated waste inert for safe disposal, recycling, or energy recovery.

Growth Strategy

Future NRG’s growth strategy focuses on expanding market share and enhancing profitability. In order to expand company revenue and market share, Future NRG intends to focus on the following growth strategy. It intends to replicate the currently business model regionally and has identified Thailand, Vietnam and Philippines as these countries are known to have larger population and higher potential when it comes to medical waste management.

Other than diversifying its business geographically, Future NRG is of the view that having such facilities in the region can effectively disinfect infectious medical waste by destroying bacteria, viruses, fungi, and spores, thereby reducing the risk of disease transmission and protecting public health. Unlike incineration, ozone treatment operates at lower temperatures and produces minimal air pollutants, making it a more environmentally friendly option. Because ozone naturally breaks down into oxygen after use, it leaves no toxic residues behind.

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Our Facilities

FNRG operates from its industrial land located at Lot PT 6127, Bandar Sri Sendayan, Daerah Seremban, Negeri Sembilan, the site of FNRG’s primary operational facility.

Other than diversifying its business geographically, Future NRG is of the view that having such facilities in the region can effectively disinfects infectious medical waste by destroying bacteria, viruses, fungi, and spores, thereby reducing the risk of disease transmission and protecting public health. Unlike incineration, ozone treatment operates at lower temperatures and produces minimal air pollutants, making it a more environmentally friendly option. Because ozone naturally breaks down into oxygen after use, it leaves no toxic residues behind.

These facilities support our ability to source, store, and distribute products effectively.

Intellectual Property

We do not own patents or have pending applications, relying on certifications and supplier agreements for competitive positioning. We have filed the following trademark applications in Malaysia, both were filed on May 20, 2022:

(1)	futureNrg mark, which is for the word and figurative mark “futureNrg Clean Green Renewable” (with logo), Application No. TM2022012556, which is valid from May 20, 2022 to May 20, 2032, consisting of the colors as shown in the application. The dates of registration, issuance, and expiration are left blank, and thus unknown.

(2)	FutureNRG mark. This is a standard word mark, Application No. TM2022012558, which is valid from May 20, 2022 to May 20, 2032, consisting of standard characters without claim to any particular font, style, size, or color. The dates of registration, issuance, and expiration are left blank, and thus unknown.

Human Capital

As of June 30, 2026, the Company had a total of 11 full-time employee in Malaysia, distributed across departments as follows:

NO	DEPARTMENT	NUMBER OF STAFF MEMBERS
1	MANAGEMENT	2
2	MARKETING	2
3	ADMIN	3
4	PLANT OPERATION	4
TOTAL		11

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Customers

We serve a diverse customer base including the following types:

●	Private Healthcare and Laboratories: Private hospitals, medical centers, diagnostic laboratories and pharmaceutical companies that rely on our specialized services for safe disposal of medical waste materials, sharps and pathological waste.

●	Government and Public Health Agencies: Public sectors clients, including government hospital and district clinics, who engaged us for certified clinical waste management solutions.

●	Specialized Medical Practitioners: Smaller, independent buyers, such as dental surgeries, veterinary clinics and aesthetic centers, that utilizes our services on a smaller volume.

Our broad customer mix ensures revenue stability, driven by non-discretionary demand and stringent statutory requirements across the healthcare ecosystem.

Competitors

We face competition in a crowded market:

●	Established Waste Collectors: Large-scale, government-linked waste management suppliers and long-term public contracts, challenging our market share in major public healthcare institutions.

●	Local Scheduled Waste Contractors: Regional players and localized waste collectors compete aggressively on price and pickup flexibility for private clinic and laboratory contracts, putting pressure on our service margins.

●	On-Site Treatment Providers: Companies offering alternative, localized technology—such as on-site autoclaving or microwave shredding systems—allow larger facilities to treat waste internally, reducing their reliance on external management services.

We counter competition through our state-of-the-art treatment facilities, rigorous compliance records, and a highly reliable, though price sensitivity among smaller private practices remains a key challenge.

Government Regulation

Our operations are subject to Malaysian regulations:

●	Environmental Quality Standards: Clinical and biohazardous waste management must comply strictly with the Environmental Quality (Scheduled Wastes) Regulations under the Department of Environment (DOE). Non-compliance risks immediate operational suspension, severe fines, or license revocation.

●	Public Health Compliance: Our collection, transportation, and handling protocols adhere to strict guidelines enforced by Malaysia’s Ministry of Health (MOH), ensuring safe containment and preventing cross-contamination in public spaces.

●	Occupational Safety & Health: Facility operations and waste-handling procedures must meet regulations enforced by the Department of Occupational Safety and Health (DOSH) to protect our frontline workers from needle-sticks and biohazard exposure.

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We maintain strict compliance to avoid operational or reputational risks.

Legal Proceedings

As of the date of this prospectus, we are not involved in any material legal proceedings that, individually or in the aggregate, are expected to significantly impact our business, financial condition, or results of operations. Routine disputes, such as supplier or customer contract issues, may arise but are managed promptly with no anticipated material liabilities.

Risk Factors Related to Our Business

Our business faces several risks, including:

●	Price Competition: Intense rivalry from local scheduled waste contractors and alternative on-site treatment providers may force price concessions, reducing margins, especially for smaller private clinic and laboratory accounts.

●	Operational Fuel and Consumable Costs: Failure to maintain strict DOE licenses or meet MOH biohazard containment protocols risks immediate operational suspension, heavy fines, or market exclusion, disrupting our entire service network.

●	Regulatory Compliance: Failure to maintain strict DOE licenses or meet MOH biohazard containment protocols risks immediate operational suspension, heavy fines, or market exclusion, disrupting our entire service network.

●	Logistics and Fleet Dependence Reliance on a specialized, heavily regulated transport fleet exposes us to risks regarding vehicle breakdowns, e-consignment tracking system failures, or strict routing policy changes by transport authorities.

●	Labor Constraints: Shortages or regulatory restrictions regarding specialized handling staff and certified heavy-vehicle drivers may hinder logistics efficiency and waste processing speeds, increasing operational costs.

Leadership

Members of Future NRG Sdn. Bhd.’s current key management include the following two key senior management.

Ngu Wang Keat, Head of Division (age 34) — Mr. Ngu Wang Keat (“Mr. Ngu”) holds a Bachelor of Engineering in Chemical Engineering from Universiti Tunku Abdul Rahman and a Master of Business Administration from Universiti Malaya. He is a registered member of the Board of Engineers Malaysia. Mr. Ngu began his career as a Production Engineer at SapuraKencana Petroleum PLC in August 2014. In May 2016, he joined Future NRG Sdn. Bhd. as a Project Engineer, supporting the group’s renewable energy and palm oil mill operations. He was subsequently appointed Head of Division at Future NRG Sdn. Bhd. in June 2021, a position he currently holds.

Sit Kin Yik, Senior Plant Manager (age 54) — Mr. Sit Kin Yik (“Mr. Sit”) holds a Master of Engineering in Environmental, Health and Safety with a specialization in Industrial Safety Management from Universiti Kebangsaan Malaysia. He also holds a Post Graduate Diploma of Engineering in Environmental, Health and Safety from the same institution. Mr. Sit began his career as a Project Manager at TopRank Corporation Sdn. Bhd. in January 1996, where he was responsible for project management, tendering, and safety and health functions in the utilities and power sector, a role he held until January 2000. He subsequently served as a Safety, Health and Environment Executive at Toyochem Specialty Chemical Sdn. Bhd. from January 2010 to April 2013, before joining Prinsiptek (M) Sdn. Bhd. as a Safety and Health Officer. He then served as Senior Safety Officer at Fitters Construction Sdn. Bhd. from June 2013 to December 2016. Mr. Sit joined Future NRG Sdn. Bhd. as Plant Manager in January 2017, a position he currently holds.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BGMS

Recent developments

Equity Transactions

In December 2024, Bio Green Med Solution, Inc. (“BGMS” or the “Company”), a Delaware corporation formerly known as Cyclacel Pharmaceuticals, Inc., announced that it was in the process of exploring and reviewing strategic alternatives on an expedited basis in order to preserve the Company’s cash, including a potential transaction with investor, David E. Lazar of Activist Investing, LLC (“Lazar”). On January 2, 2025, the Company entered into a securities purchase agreement with Lazar, pursuant to which he agreed to purchase from the Company, 1,000,000 shares of Series C Convertible Preferred Stock and 2,100,000 shares of Series D Convertible Preferred Stock of BGMS at a purchase price of $1.00 per share for aggregate gross proceeds of $3.1 million, subject to the terms and conditions of the securities purchase agreement (together, the Series C Convertible Preferred Stock and Series D Convertible Preferred Stock are the “Securities”). The proceeds of the transaction were used to settle outstanding liabilities of the Company and other general corporate and operating purposes.

On February 11, 2025, Lazar, who was serving as the Company’s interim Chief Executive Officer and Secretary, entered into a securities purchase agreement (the “Purchase Agreement”) with an investor, Datuk Dr. Doris Wong Sing Ee (the “Investor”) pursuant to which the Investor agreed to purchase all 1,000,000 shares of Series C Convertible Preferred Stock, and 1,745,262 of the 2,100,000 shares of Series D Convertible Preferred Stock, currently held by Lazar, so that Purchaser would hold seventy percent (70%) of the fully diluted issued and outstanding shares of the Company. The Purchase Agreement closed on February 26, 2025 (the “Closing Date”). Additionally, the Investor succeeded to all of Lazar’s rights and interests under that certain securities purchase agreement between the Lazar and the Company dated January 2, 2025.

The Securities were convertible into shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Company at the election of the Investor as follows: (i) the 1,000,000 shares of the Series C were convertible into 11,042 shares of Common Stock, and (ii) 1,745,262 of the Series D were convertible into 799,911 shares of Common Stock. On the Closing Date, the Investor exercised the conversion rights related to the Series C and Series D shares into Common Stock in full resulting in the Investor owning 810,952 shares of Common Stock.

On May 12, 2025, the Company effected a one-for-sixteen reverse stock split of its common stock and subsequently on July 7, 2025, effected a further one-for-fifteen reverse stock split of its common stock. All share and per share data for all periods presented in the consolidated financial statements have been retrospectively adjusted to give effect to these reverse stock splits, consistent with the treatment followed by other public companies in similar circumstances.

Disposal of Cyclacel Limited

Historically, the Company’s clinical research programs were conducted through Cyclacel Limited, a wholly owned subsidiary of the Company, and all intellectual property and rights to those programs were owned by that entity. On January 31, 2025, the creditors voluntary liquidation of Cyclacel Limited was announced in the London Gazette, one of the official public records of the government of the United Kingdom. Upon the commencement of the liquidation of the Cyclacel Limited, the Company lost operational and strategic control over the Cyclacel Limited and its financial results have been deconsolidated from Company as of January 31, 2025. On the date of deconsolidation, stockholders’ equity increased by approximately $4.9 million.

Following the creditors’ voluntary liquidation of Cyclacel Limited, the Company intended to focus on the development of the plogosertib (“Plogo”) clinical program only. Accordingly, on March 10, 2025, the Company repurchased certain assets related to Plogo from Cyclacel Limited with the approval of the joint liquidator in exchange for approximately $0.3 million in cash. On October 6, 2025, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Tethra Biosciences Inc., a Delaware corporation (the “Buyer”). Under the terms of the Purchase Agreement, the Company agreed to sell, and the Buyer agreed to purchase certain assets, including all patent rights of the Company related to Plogo for a purchase price of $300,000, plus a further potential Milestone payment (as defined in the Purchase Agreement) of $170,000.

Cyclacel Limited’s other drug development program, fadraciclib, continues to be marketed for sale by the joint liquidator. The Company has no plans at this time to repurchase any rights to or assets of the fadraciclib program.

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Acquisition of FITTERS Diversified Berhad

On May 6, 2025, and as amended on July 7, 2025, the Company entered into an Exchange Agreement (collectively, the “Exchange Agreement”) with FITTERS Diversified Berhad (9318.KL; “FITTERS”), an investment holding company engaged, through its subsidiaries, in the business of the sale of fire safety materials, equipment and fire prevention systems, “Waste-To-Resource” services and real estate development and construction. Pursuant to the Exchange Agreement, all of the ordinary shares owned by FITTERS of its wholly-owned subsidiary, Fitters Sdn. Bhd., a Malaysia-based private limited company (“Fitters Sub”) were to be exchanged for common stock, par value $0.001, of the Company (the “Purchaser Stock”), and Fitters Sub would continue as a wholly-owned subsidiary of the Company (the “Transaction”). As part of the Transaction, BGMS would issue an amount of Purchaser Stock equal to 19.99 percent, or 699,158 of its common shares and BGMS stockholders would own approximately 80.01% of the combined company. Following the closing of the Transaction on September 12, 2025, the Company’s common shares continued to be listed on the Nasdaq Capital Market under a new ticker symbol (BGMS) and Cyclacel Pharmaceuticals Inc. was renamed Bio Green Med Solution, Inc.

Overview

Following our sale of Plogo and the closing of the Transaction on September 12, 2025, we now specialize in the supply and trading of protective and fire safety equipment providing a wide range of fire safety products, including fire extinguishers, foam system, fire-resistant doors, personal protective equipment, and fire safety apparel. Our mission is to deliver high-quality, certified safety solutions that enhance protection across commercial, industrial, healthcare, and residential sectors with a focus on trading and distribution to position us as a key player in Malaysia’s fire safety market, with a reputation for reliability and compliance with stringent regulatory standards.

Our principal executive office is located at Level 10, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, Kuala Lumpur, Malaysia, and our telephone number is (908) 955-0526. Our website address is www.bgmsglobal.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated by reference into, this Annual Report.

Revenue

Following our acquisition of Fitters Sdn. Bhd. on September 12, 2025, we recognized $0.7 million of revenue for the year ended December 31, 2025 in relation to the provision of fire safety and protection equipment.

In 2024, we recognized revenue of $43,000 related to the recovery of clinical manufacturing costs associated with an investigator sponsored study managed by Cedars Sinai Medical Center. We are no longer in the pharmaceutical development business and will not generate any revenues from this activity in the future.

Funding Requirements and Going Concern

For the six months ended June 30, 2026, we used net cash of $0.6 million to fund our operating activities. We have cash and cash equivalents of $3.8 million as of June 30, 2026, which will allow us to meet our liquidity requirements into the first quarter of 2027. However, there remains substantial doubt about our ability to continue as a going concern. We are currently investigating ways to raise additional capital through private equity financing or by entering into a strategic transaction. In the event that we are not able to secure funding, we may be forced to curtail operations, delay or stop ongoing development activities, cease operations altogether, and/or file for bankruptcy.

There is substantial doubt that we can continue as an on-going business for the next twelve months. Although we expect our recently acquired subsidiary, Fitters Sdn. Bhd., to be profitable, it is yet to be determined if any future profits from this division can sustain the entire group. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our business plan.

As a result of the current economic environment, characterized by a global growth slowdown with risks tilted to the downside, and our lack of funding to implement our business plan, our Board of Directors has begun to analyze strategic alternatives available to the Company to continue as a going concern. Such alternatives include raising additional debt or equity financing or consummating a merger or acquisition with a partner that may involve a change in our business plan.

Although our Board of Directors’ preference would be to obtain additional funding to implement our business plan, the Board believes that it must consider all viable strategic alternatives that are in the best interests of our shareholders. Such strategic alternatives include a merger, acquisition, share exchange, asset purchase, or similar transaction. We believe we would be an attractive candidate for such a business combination due to the perceived benefits of being a publicly listed company, thereby providing a transaction partner access to the public marketplace to raise capital.

As of December 31, 2025, we had cash and cash equivalents of $3.5 million We have incurred losses since our inception and as of December 31, 2025, we had an accumulated deficit of $454.4 million. We expect to continue to incur operating losses for the foreseeable near term future.

Our future funding requirements will depend on many factors, including but not limited to:

●	the costs of acquiring or investing in new businesses;

●	the ability to continue generating sufficient revenues and margins from the sale of fire safety equipment;

●	the timely cash receipts from revenue generation;

●	the effect of competing technological and market developments; and

●	the economic and other terms and timing of any collaboration, licensing or other arrangements into which we may enter.

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Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. Although we are not reliant on institutional credit finance and therefore not subject to debt covenant compliance requirements or potential withdrawal of credit by banks, we are reliant on the availability of funds and activity in equity markets. We do not know whether additional funding will be available on acceptable terms, or at all. If we are not able to secure additional funding when needed, we may have to reduce the scope of or eliminate one or more of our products or make changes to our operating plan.

Since our inception, we have relied primarily on the proceeds from sales of common and preferred equity securities to finance our operations and internal growth. Additional funding has come through research and development tax credits, government grants, the sale of product rights, interest on investments, licensing revenue, royalty income, and a limited amount of product revenue from operations discontinued in September 2012.

As discussed in Note 1 of the Notes to the Consolidated Financial Statements accompanying this Annual Report on Form 10-K, under ASC Topic 205-40, Presentation of Financial Statements - Going Concern, management is required at each reporting period to evaluate whether there are conditions and events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. This evaluation initially does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented as of the date the financial statements are issued.

Based on our current operating plan, we anticipate that our cash and cash equivalents of $3.5 million as of December 31, 2025, will allow us to meet our liquidity requirements into the third quarter of 2026. We continue to work to raise additional capital however as of the date of the Consolidated Financial Statements accompanying this Annual Report on Form 10-K, there is no guarantee that we will be able to raise additional funds to extend operations beyond the third quarter of 2026. Our history of losses, our negative cash flows from operations, our liquidity resources currently on hand, and our dependence on the ability to obtain additional financing to fund our operations after the current resources are exhausted, about which there can be no certainty, have resulted in our assessment that there is substantial doubt about our ability to continue as a going concern for a period of at least twelve months from the issuance date of this Annual Report on Form 10-K. While we have plans in place to mitigate this risk, which primarily consist of raising additional capital through a combination of public or private equity or debt financings or by entering into partnership agreements, there is no guarantee that we will be successful in these mitigation efforts.

Agreements to Sell Securities

On November 5, 2025, we entered into a Warrant Exchange Agreement (the “Exchange Agreement”) with certain accredited investors (the “Holders”) of certain existing warrants (the “Exchanged Warrants”) to purchase an aggregate of 1,402,605 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Exchanged Warrants were originally issued pursuant to a securities purchase agreement, dated as of June 20, 2025 by and between us and each Holder. Pursuant to the Exchange Agreement, we agreed to exchange with the Holders, respectively, the Exchanged Warrants for an aggregate of 1,402,605 shares of Common Stock (the “New Shares”). We recorded a deemed dividend of approximately $9.5 million representing the difference between the fair value of the New Shares and the fair value of the Exchanged Warrants on the exchange date.

On September 4, 2025, we entered into a separate Warrant Exchange Agreement (the “September Exchange Agreement”) with certain accredited investors (the “Holders”) of existing Series C common stock purchase warrants (the “September Exchanged Warrants”) to purchase an aggregate of 559,395 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The September Exchanged Warrants were originally issued pursuant to a securities purchase agreement, dated as of June 20, 2025 by and between us and each Holder. Pursuant to the September Exchange Agreement, we agreed to exchange with the Holders, respectively, the September Exchanged Warrants for an aggregate of 559,395 shares of Common Stock (the “September New Shares”). We recorded a deemed dividend of approximately $1.5 million representing the difference between the fair value of the September New Shares and the fair value of the September Exchanged Warrants on the exchange date.

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On June 20, 2025, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Investors agreed to purchase an aggregate of 3,000,000 shares of Series F Convertible Preferred Stock (the “Series F Preferred Stock”) at a purchase price of $1.00 per share for aggregate gross proceeds of $3,000,000, subject to the terms and conditions of the Purchase Agreement. In connection with the transaction, we issued a series A common stock purchase warrant, series B common stock purchase warrant and series C common stock purchase warrant to each Investor (collectively, the “Warrants”). The proceeds of the transaction were used for general corporate and operating purposes.

In sum, the Investors agreed to invest a total of $3,000,000 at the closing of the transactions under the Purchase Agreement in exchange for an aggregate of 3,000,000 shares of Series F Preferred Stock and 1,962,000 Warrants, which occurred on or about June 20, 2025 (the “Closing”).

Each share of Series F Preferred Stock was convertible into 0.218 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). All 3,000,000 shares of Series F Preferred Stock were converted into 654,000 shares of Common Stock during 2025.

The series A common stock purchase warrants entitle each Investor to purchase 218,000 shares of Common Stock at an exercise price of $7.65 per share with an expiration date five years from the date of issuance. The series B common stock purchase warrants entitle each Investor to purchase 218,000 shares of Common Stock at an exercise price of $9.00 per share with an expiration date five years from the date of issuance. The series C common stock purchase warrants entitle each Investor to purchase 218,000 shares of Common Stock of the Company at an exercise price of $10.20 per share with an expiration date five years from the date of issuance.

On March 21, 2025, we entered into a Securities Purchase Agreement (the “March Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Investors agreed to purchase 1,000,000 shares of Series E Convertible Preferred Stock (the “Series E Preferred Stock”) at a purchase price of $1.00 per share for aggregate gross proceeds of $1 million, subject to the terms and conditions of the Purchase Agreement. The proceeds of the transaction were used for general corporate and operating purposes.

Each share of Series E Preferred Stock was convertible into 0.458333 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). All 1,000,000 shares of Series E Preferred Stock were converted into 458,333 shares of Common Stock during 2025.

On February 5, 2025, we entered into a securities purchase agreement (the “February Purchase Agreement”) with Helena Special Opportunities 1 Ltd. (“Helena”). Under this agreement, we have the right, but not the obligation, to sell to Helena up to the lesser of (i) $25 million of newly issued shares (the “Purchase Shares”) of our Common Stock and (ii) the Exchange Cap (as defined below). As consideration for Helena’s execution and delivery of the February Purchase Agreement, we issued Helena shares of our Common Stock having a value of approximately $125,000 (the “Commitment Shares” and, together with the Purchase Shares, the “Securities”). Specifically, we issued to Helena (i) on the trading day immediately following execution of the Purchase Agreement, 758 shares of Common Stock with a value of about $62,500 and (ii) 90 days later, 885 shares of Common Stock also with a value of approximately $62,500. The shares issued were based on the volume weighted average price of our Common stock over the three trading days preceding each issuance. The average of those volume weighted average prices is known as the “Commitment Share Reference Price” in the February Purchase Agreement. The sum of the shares issued pursuant to clauses (i) and (ii) above is referred to as the “Original Commitment Fee Share Amount”.

If the closing price of our Common Stock on the trading day immediately preceding the one-year anniversary of the execution date is less than the Commitment Share Reference Price, we must issue to Helena additional shares of Common Stock as Commitment Shares (the “Make-Whole Shares”) promptly following such one-year anniversary. The amount of Make-Whole Shares to be issued will be equal to the quotient obtained by dividing (a) $125,000 by (b) the closing price of the Common Stock on the trading day immediately preceding the one-year anniversary of the execution date, minus the Original Commitment Fee Share Amount. In lieu of delivering the Make-Whole Shares, the Company may elect to pay to the Investor the cash value of the Make-Whole Shares by paying to the Investor a cash payment equal to the closing price of the Common Stock on the trading day immediately preceding the one-year anniversary of the execution date multiplied by the Make-Whole Share Amount. In February 2026, we issued to Helena an additional 119,136 shares of Common Stock as Make-Whole Shares.

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Until March 2028, we may direct Helena to purchase a specified number of shares of Common Stock (a “Fixed Purchase”) generally at a purchase price equal to 95% of the daily volume weighted average price (the “VWAP”) of the Common Stock for the two business days immediately preceding the applicable Purchase Date for such Fixed Purchase, so long as the previous business day’s closing sale price of the Common Stock was equal to or greater than $0.20 (each, a “Purchase Date”).

If we make certain issuances of our securities within a specified period of time after a Purchase Date and such securities are issued at prices (the “New Issuance Price”) less than the prices to be paid by Helena, the purchase price paid by Helena at each appliable Purchase Date would be reduced to the New Issuance Price, subject to the terms and conditions set forth in the February Purchase Agreement.

There are standard beneficial ownership limitations on the number of shares that Helena can own.

As we seek funding from alternative sources, we have no immediate or near term plans to issue shares under the February Purchase Agreement.

On February 20, 2025, we amended, through addendum, our securities purchase agreement (the “Lazar Purchase Agreement”) with David Lazar (the “Purchaser”), its interim Chief Executive Officer, which was initially entered into on February 4, 2025 (the “Amendment”). Pursuant to the Lazar Purchase Agreement, we had the right, but not the obligation, to direct the Purchaser, until September 30, 2026, to purchase up to $8,000,000 (the “Aggregate Purchase Price”) of shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Shares”) in one or more private placement offerings. The applicable purchase price was to be the greater of (i) the consolidated closing bid price immediately prior to the entry into the Lazar Purchase Agreement and (ii) the consolidated closing bid price on the Trading Day (as defined in the Lazar Purchase Agreement) immediately preceding the applicable Purchase Date (as defined in the Lazar Purchase Agreement). We did not issue any shares of our Common Stock under this agreement.

On January 2, 2025, we entered into a Securities Purchase Agreement (the “January Purchase Agreement”) with David E. Lazar, pursuant to which he agreed to purchase from the Company 1,000,000 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and 2,100,000 shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock” and, together with the Series C Preferred Stock, the “Preferred Stock”) of the Company at a purchase price of $1.00 per share for aggregate gross proceeds of $3.1 million, subject to the terms and conditions of the Purchase Agreement. The proceeds of the transaction were used to repay and settle outstanding liabilities of the Company and for other general corporate and operating purposes.

Each share of Series C Preferred Stock was convertible into 0.11 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and each share of Series D Preferred Stock was convertible into 0.458333 shares of Common Stock. All 1,000,000 shares of Series C Preferred Stock were converted into 11,042 shares of Common Stock during 2025, and all 2,100,000 shares of Series D Preferred Stock were converted into 962,500 shares of Common Stock during 2025.

On November 13, 2024, we entered into a letter agreement (the “Warrant Exercise and Reload Agreement”) with the holder (the “Holder”) of its issued and outstanding Series B Warrants (the “Prior Warrants”) to purchase an aggregate of 20,703 shares of Common Stock, offering the Holder the opportunity to exercise all of its Prior Warrants for cash at a reduced exercise price equal to $99.60 per share provided the Prior Warrants were exercised in full for cash on or before 12:30 P.M. Eastern Time on the date of the Warrant Exercise and Reload Agreement. In consideration for the exercise of the Prior Warrants, the Holder received new unregistered Series C Warrants (the “Series C Warrants”) exercisable for up to an aggregate of 41,407 shares of common stock (the “Series C Warrant Shares”) and new unregistered Series D Warrants (the “Series D Warrants” and, together with the Series C Warrants, the “New Warrants”) exercisable for up to an aggregate of 41,407 shares of common stock (the “Series D Warrant Shares” and, together with the Series C Warrant Shares, the “New Warrant Shares”). The Series C Warrants are exercisable for a period of five and one-half (5.5) years following the Stockholder Approval Date and the Series D Warrants are exercisable beginning on the Stockholder Approval Date for a period of eighteen (18) months. The New Warrants each have an exercise price of $99.60 per share. The shares of common stock issued upon exercise of the Prior Warrants are registered pursuant to an effective registration statement on Form S-1 (No. 333-279157).

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On April 30, 2024, we entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”) for the issuance and sale in a private placement (the “Private Placement”) of (i) 604 shares of the Company’s common stock, (ii) pre-funded warrants to purchase up to 20,099 shares of common stock (the “Pre-Funded Warrants”), (iii) series A warrants to purchase up to 20,703 shares of common stock (the “Series A Warrants”), and (iv) series B warrants to purchase up to 20,703 shares of common stock (the “Series B Warrants” and together with the Series A Warrants, the “Common Warrants”). The purchase price of each share of common stock and associated Common Warrants was $386.40 and the purchase price of each Pre-Funded Warrant and associated Common Warrants was $386.38.

The Common Warrants were exercisable immediately upon issuance at an exercise price of $326.40 per share. The Series A Warrants will expire five and one-half years from the date of issuance and the Series B Warrants will expire eighteen months from the date of issuance. The Pre-Funded Warrants were exercisable immediately upon issuance at an exercise price of $0.024 per share and were entirely exercised by the end of 2024.

Dividend on Preferred Stock

On January 12, 2026, the Board of Directors of Bio Green Med Solution, Inc. (the “Company”) declared a quarterly cash dividend of $0.15 per share on the Company’s 6% Convertible Exchangeable Preferred Stock (the “Preferred Stock”). The dividend was paid on February 1, 2026, to Preferred Stock stockholders of record as of the close of business on January 22, 2026.

Results of Operations

Years Ended December 31, 2025 and 2024

Results of Continuing Operations

Revenues

The following table summarizes the revenues for years ended December 31, 2025 and 2024 (in thousands except percentages):

	Year ended December 31,		Difference
	2025	2024	$	%

Product Sales – Fire Safety	747	—	747	—
Clinical trial supply	—	43	(43)	(100)
Total Revenue	$747	$43	$704	1,637

Following our acquisition of Fitters Sdn. Bhd. On September 12, 2025, we recognized $0.7 million of revenue for the year ended December 31, 2025 in relation to the provision of fire safety and protection equipment.

We recognized $0 of revenue relating to clinical trial supply for the year ended December 31, 2025 and $43,000 for the comparative period in 2024. This revenue relates to recovery of clinical manufacturing costs associated with an investigator sponsored study managed by Cedars-Sinai Medical Center.

We expect our revenues in fire safety in general to grow modestly in the near term, but expect more elevated growth in revenues for fire safety equipment, to service the rapid expansion of data centers in Southern Malaysia. We do not expect to report clinical trial supply or any other pharmaceutical development revenue for the foreseeable future.

148

Cost of sales

The following table summarizes the cost of sales for the years ended December 31, 2025 and 2024 (in thousands except percentages):

	Year Ended
	December 31,		Difference
	2025	2024	$	%
Cost of sales	$609	$—	$609	100

Total cost of sales represented 7% and 0% of our operating expenses for the years ended December 31, 2025 and 2024, respectively. Our gross margins, across all revenue streams, total approximately 19% of gross revenues. Around 80% of our gross margins are generated from low margin product sales with the remaining 20% generated from higher margin maintenance and service revenues. We do not expect the product mix or margins to change significantly in the near term. We are, however, susceptible to potential increased costs brought about by geo-political events such as adverse movements in world oil prices.

Research and development

We expense all research and development costs as they are incurred. Research and development expenses primarily include:

●	Clinical trial and regulatory-related costs;

●	Payroll and personnel-related expenses, including consultants and contract research organizations;

●	Preclinical studies and materials;

●	Technology license costs;

●	Stock-based compensation; and

●	Rent and facility expenses for the portion of our office housing research and development personnel.

The following table provides information with respect to our research and development expenditures for the years ended December 31, 2025 and 2024 (in thousands except percentages):

	Year Ended
	December 31,		Difference
	2025	2024	$	%
Transcriptional Regulation (fadraciclib)	$389	$4,970	$(4,581)	(92)
Anti-mitotic (plogo)	423	1,566	(1,143)	(73)
Other research and development expenses	36	119	(83)	(70)
Total research and development expenses	$848	$6,655	$(5,807)	(87)

Research and development expenses represented 9% and 55% of our operating expenses for the years ended December 31, 2025 and 2024, respectively.

Research and development expenses decreased by $5.8 million from $6.7 million for the year ended December 31, 2024 to $0.9 million for the year ended December 31, 2025. Expenditure for the transcriptional regulation program ceased as a result of the Company’s UK subsidiary, Cyclacel Limited, being liquidated on January 24, 2025. Research and development expenses relating to plogosertib decreased by $1.1 million relative to the respective comparative period while we paused our clinical trials and explored alternative salt and oral formulation with improved bioavailability.

149

Following the liquidation of Cyclacel Limited, and therefore the loss of ownership of our transcriptional regulation program, coupled with the sale of our remaining anti-mitotic asset, plogosertib in early October 2025, we do not expect to incur any further material research and development expenditures.

General and administrative

General and administrative expenses include costs for administrative personnel, legal and other professional expenses and general corporate expenses. The following table summarizes the general and administrative expenses for the six months ended June 30, 2026 and 2025 (in $000s except percentages):

	Three Months Ended
	June 30,		Difference
	2026	2025	$	%
Total general and administrative expenses	$886	$5,463	$(4,577)	(84)

Total general and administrative expenses represented 50% and 100% of our operating expenses for the six months ended June 30, 2026 and 2025, respectively.

General and administrative expenses decreased by approximately $4.6 million from $5.5 million for the six months ended June 30, 2025 to $0.9 million for the six months ended June 30, 2026, due to several one-time costs associated with the two changes of control of the Company; primarily stock compensation expense of $1.6 million, D&O insurance costs of $0.9 million, compensation expense of $1.3 million, legal and professional costs of $0.8 million.

The future

We expect general and administrative expenditures for the year ended December 31, 2026 to be significantly lower than our expenditures for the year ended December 31, 2025, due to the various non-recurring one-time costs associated with the two changes of control of the Company during the prior year.

General and administrative expenses include costs for administrative personnel, legal and other professional expenses and general corporate expenses. The following table summarizes the total general and administrative expenses for the years ended December 31, 2025 and 2024 (in thousands except percentages):

	Year Ended
	December 31,		Difference
	2025	2024	$	%
Total general and administrative expenses	$7,717	$5,392	$2,225	43

Total general and administrative expenses represented 84% and 45% of our operating expenses for the years ended December 31, 2025 and 2024, respectively.

Our general and administrative expenditures increased by $2.3 million from $5.4 million for the year ended December 31, 2024 to $7.7 million for the year ended December 31, 2025. This increase was primarily due to several one-time costs associated with the two changes of control of the Company; primarily stock compensation expense of $1.3 million, D&O insurance costs of $0.7 million, and compensation expense of $0.3 million. The acquisition of Fitters Sdn. Bhd. On September 12, 2025, resulted in a further $0.1m of general and administrative expenditures during the year ended December 31, 2025.

The future

We expect general and administrative expenditures for the year ended December 31, 2026 to reduce significantly compared to the year ended December 31, 2025 following the deconsolidation of Cyclacel Limited and elimination of nonrecurring costs related to two changes of control.

150

Other expense, net

The following table summarizes the other income (expense) for years ended December 31, 2025 and 2024 (in thousands except percentages):

	Year Ended
	December 31,		Difference
	2025	2024	$	%
Foreign exchange gains (losses)	$73	$(54)	$127	(235)
Interest income	62	12	50	417
Gain on deconsolidation of subsidiary	4,947	—	4,947	—
Other income, net	354	52	302	581
Total other income (expense), net	$5,436	10	$5,426	54,260

Total other income, net, increased by $5.4 million from $10,000 for the year ended December 31, 2024 to $5.4 million for the year ended December 31, 2025. The increase in other income, net primarily relates to the liquidation of our formerly wholly owned subsidiary Cyclacel Limited, and the subsequent deconsolidation thereof in January 2025, which resulted in a $4.9 million gain on deconsolidation. Other income, net relates primarily to $0.3 million received from the sale of our research and development anti-mitotic asset, plogosertib in early October 2025. Furthermore, we received royalties under a December 2005 Asset Purchase Agreement, or APA, whereby Xcyte Therapies, Inc., or Xcyte (a business acquired by us in March 2006) sold through the APA and other related agreements certain assets and intellectual property which are not related to our product development plans to ThermoFisher Scientific Company, or TSC. Accordingly, we presented $0 and $52,000 as other income received from TSC during the years ended December 31, 2025 and 2024 respectively. We have no knowledge of TSC’s activities and cannot predict when we may receive income under the APA, if any.

Foreign exchange losses

Favorable foreign exchange movements increased by $127,000 to a gain of $73,000 for the year ended December 31, 2025 compared to a loss of $54,000 for the year ended December 31, 2024.

Historically, we have had intercompany loans in place between our parent company and our former subsidiary based in the UK. As a result of the liquidation of the UK subsidiary in January 2025, the intercompany loans have been forgiven. The accumulated translation adjustments previously recorded in other comprehensive income within equity have been reclassified from accumulated other comprehensive income and recorded as part of the gain/loss from deconsolidation of the subsidiary.

Income Tax Charge

Provision for income taxes is estimated and recorded as part of the consolidated statements of operations. Due to our history of losses, we set 100% allowances for all deferred income tax. Accordingly, we reported approximately $39,000 income tax provision for the six months ended June 30, 2026, and $2,000 income tax provision during the six months ended June 30, 2025.

The following table summarizes total income tax provision for the six months ended June 30, 2026 and 2025 (in $000s except percentages):

	Six Months Ended
	June,		Difference
	2026	2025	$	%
Income tax provision	$(39)	$(2)	$(37)	1,850
Total income tax provision	$(39)	$(2)	$(37)	1,850

Income tax benefit

We record research and development tax credits within income taxes. Credit is taken for research and development tax credits, which are claimed from the United Kingdom’s taxation and customs authority (HMRC), in respect of qualifying research and development costs incurred.

The following table summarizes total income tax benefit from such credits for the years ended December 31, 2025 and 2024 (in thousands except percentages):

	Year Ended
	December 31,		Difference
	2025	2024	$	%
Income tax benefit (charge)	$(7)	$782	$(789)	(101)
Total income tax benefit (charge)	$(7)	$782	$(789)	(101)

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The income tax benefit decreased significantly by approximately $0.8 million, from $0.8 million benefit for the year ended December 31, 2024 to $7,000 charge for the year ended December 31, 2025, due to the ineligibility to recover in 2025 qualifying research and developments expenditure incurred during 2024. The level of tax credits recoverable is linked directly to qualifying research and development expenditure incurred in any one year and the availability of trading losses.

Following the liquidation of the UK Subsidiary, we are no longer eligible to receive United Kingdom research and development tax credits.

Discontinued Operations

Following the liquidation of our former subsidiary Cyclacel Limited in January 2025 and the subsequent sale of our remaining research and development asset Plogosertib in October 2025, we no longer undertake any research and development related operations.

The following table provides information with respect to our research and development expenditures, now discontinued operations, for the six months ended June 30, 2026 and June 30, 2025 (in $000s except percentages):

	Three Months Ended
	June 30,		Difference
	2026	2025	$	%
Transcriptional Regulation (fadraciclib)	$—	$389	$(389)	(100)
Anti-mitotic (plogosertib)	—	423	(423)	(100)
Other research and development expenses	—	78	(78)	(100)
Total discontinued operations	$—	$890	$(890)	(100)

The following table provides information with respect to net other income from discontinued operations, for the six months ended June 30, 2026 and June 30, 2025 (in $000s except percentages):

	Three Months Ended
	June 30,		Difference
	2026	2025	$	%
Gain on deconsolidation of subsidiary	—	4,947	(4,947)	(100)
Total other income, net from discontinued operations	$—	4,947	$(4,947)	(100)

The liquidation of our formerly wholly owned subsidiary and the subsequent deconsolidation thereof in January 2025 resulted in a $4.9 million gain on deconsolidation during the prior year.

Liquidity and Capital Resources

The following is a summary of our key liquidity measures as of the six months ended June 30, 2026 and June 30, 2025 (in $000s):

	June 30,
	2026	2025
Cash and cash equivalents	$3,790	$4,275
Working capital:
Current assets	$5,969	$4,383
Current liabilities	(692)	(760)
Total working capital	$5,277	$3,623

Since our inception, we have relied primarily on the proceeds from sales of common and preferred equity securities to finance our operations and internal growth. Additional funding has come through research and development tax credits, government grants, the sale of product rights, interest on investments and licensing revenue. We have incurred significant losses since our inception. As of June 30, 2026, we had an accumulated deficit of $455.0 million.

The following is a summary of our key liquidity measures as of December 31, 2025 and 2024 (in thousands):

	December 31,
	2025	2024
Cash and cash equivalents	$3,505	$3,137
Working capital:
Current assets	$6,256	$3,674
Current liabilities	(1,332)	(6,268)
Total working capital (deficit)	$4,924	$(2,594)

Cash Flows

Cash from operating, investing and financing activities for the six months ended June 30, 2026 and June 30, 2025 is summarized as follows (in $000s):

	Three Months Ended June 30,
	2026	2025
Net cash used in operating activities	$(630)	$(4,303)
Net cash used in investing activities	(1)	—
Net cash (used) provided by financing activities	878	5,526

Cash from operating, investing and financing activities for the six months ended June 30, 2025 and 2024 is summarized as follows (in $000s):

	Six Months Ended June,
	2025	2024
Net cash used in operating activities	$(4,303)	$(3,567)
Net cash used in investing activities	—	—
Net cash provided by financing activities	5,526	6,210

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Results of Operations

Six Months Ended June 30, 2026 and 2025

Revenues

We recognized $1.1 million of revenue for the six months ended June 30, 2026 and $0 of revenue for the six months ended June 30, 2025, respectively. Revenue recognized in the current periods relate to product revenues from sales of fire safety equipment and services within our wholly-owned Malaysian-based subsidiary, Fitters Sdn. Bhd. which was acquired in September 2025.

	Six Months Ended
	June 30,		Difference
	2026	2025	$	%
Product sales – fire safety	$1,114	$—	$1,114	100
Total revenue	$1,114	$—	$1,114	100

We expect our revenues in fire safety in general to grow modestly in the near term, but expect more elevated growth in revenues for fire safety equipment in future years, to service the rapid expansion of data centers in Southern Malaysia.

Cost of sales

We recognized $0.9 million cost of sales for the six months ended June 30, 2026 and $0 for the six months ended June 30, 2025. This cost of sales is related to product revenue generated by Fitters Sdn. Bhd.

	Six Months Ended
	June 30,		Difference
	2026	2025	$	%
Total cost of sales	$892	$—	$892	100

Total cost of sales represented 50% and 0% of our operating expenses for the six months ended June 30, 2026 and 2025, respectively. Our gross margins for the three months ended March 31, 2026 approximate to 20% of gross revenues. We do not expect the product mix or margins to change significantly in the near term. We are, however, susceptible to potential increased costs brought about by geo-political events such as adverse movements in world oil prices.

Operating activities

Net cash used in operating activities decreased by $3.6 million, from $4.3 million for the six months ended June 30, 2025 to $0.6 million for the six months ended June 30, 2026. The decrease in cash used by operating activities was primarily due to changes in working capital of $4.6 million following the acquisition of Fitters Sdn. Bhd. in September 2025 and offset by lower year-over-year stock compensation expense of $1.6 million, and lower year-over-year net losses of $0.8 million.

Net cash used in operating activities decreased by $3.1 million, from $8.0 million for the year ended December 31, 2024 to $4.8 million for the year ended December 31, 2025. The decrease in cash used by operating activities was primarily the result of a decrease in net loss of $8.3 million, and add backs for non-cash stock based compensation of $1.7 million. Offsetting these movements was a gain on deconsolidation of Cyclacel Limited of $4.9 million. In addition, we experienced an $11.9 million change in working capital primarily related to the settlement of accounts payable and accrued liabilities associated with our former UK subsidiary Cyclacel Limited.

Investing activities

Net cash used by investing activities was $1,000 for the six months ended June 30, 2026 and $0 for the six months ended June 30, 2025. Capital expenditure for the six months ended June 30, 2026 was related to computer equipment.

There was no net cash used in investing activities for the year ended December 31, 2024 and $6,000 in capital expenditures on information technology (“IT”) during the respective comparative period.

Financing activities

Net cash provided by financing activities was $5.3 million for the year ended December 31, 2025 as a direct result of receiving approximately $6.4 million, net of expenses, from the issuance of preferred stock under Securities Purchase Agreements, offset by:

●	$1.1 million in net payments under the November 2024 Warrant Exchange Agreement, as amended, and

●	$0.1 million in dividend payments to the holders of our 6% Convertible Exchangeable Preferred Stock

Net cash provided by financing activities was $7.8 million for the year ended December 31, 2024 as a direct result of receiving approximately:

●	$6.2 million, net of expenses, from the issuance of common stock and warrants under a Securities Purchase Agreement with an institutional investor, and

●	$1.6 million in net proceeds from a warrant exercise and reload agreement

Net cash used by financing activities was $0.9 million for the six months ended June 30, 2026 as a direct result of receiving $0.8 million, net of expenses, from the issuance of a Securities Purchase Agreement in a private placement, and the adjustment to issuance costs of $0.1 million under a warrant exchange agreement, as amended and offset by a dividend payment of approximately $40,580 to the holders of our 6% Preferred Stock.

Net cash provided by financing activities was $5.5 million for the six months ended June 30, 2025 as a direct result of receiving approximately $6.6 million, net of expenses, from the issuance of preferred stock under a Securities Purchase Agreement following a change of control of the Company. This was offset by a payment of $1.1 million under the November 2024 Warrant Exchange Agreement, as amended.

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Contractual Obligations

The following table summarizes our long-term contractual obligations as of December 31, 2024 (in thousands):

		Payments Due by Period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Operating Lease Obligations	$20	$18	$2	$—	$—

Operating lease obligations relates to leasing office space at our Berkeley Heights, New Jersey location. The lease for our Berkeley Heights location, which was entered into in April 2022, has been terminated, effective January 31, 2025. Effective March 1, 2025, the Company entered into a two year lease agreement for our corporate headquarters at Level 10, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia.

Off-Balance Sheet Arrangements

Since our inception, we have not had any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or variable interest entities, which are typically established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recently Issued Accounting Pronouncements

Please see Note 2 to the consolidated financial statements for a discussion of the potential effects that recently issued, but not yet effective, accounting standards will have on our financial statements when adopted in a future period.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates. We believe the judgments and estimates required by the following accounting policies to be critical in the preparation of our consolidated financial statements.

Our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this report. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements.

Our critical accounting policies are those policies which require the most significant judgments and estimates in the preparation of our consolidated financial statements. We evaluate our estimates, judgments, and assumptions on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions. A summary of our critical accounting policies is presented in Part II, Item 7, of our Annual Report on Form 10-K for the year ended December 31, 2025 and Note 2 to our unaudited consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q. There have been no material changes to our critical accounting policies during the six months ended June 30, 2026.

Accrued Research and Development Costs

Accrued research and development costs comprise our best estimates related to the cost of clinical trials, laboratory, and manufacturing activities that were incurred, but not paid or invoiced, as of the end of a reporting period.

Data management and monitoring of our clinical trials are performed with the assistance of contract research organizations, or CROs, or clinical research associates, or CRAs, in accordance with our standard operating procedures. Typically, CROs and CRAs bill monthly for services performed, or based upon milestones achieved. We accrue unbilled clinical trial expenses based on estimates of the level of services performed each period. Moreover, clinical trial costs related to patient enrollment are accrued as patients are entered into and progress through the trial.

We also perform outsourced laboratory and manufacturing activities. We accrue for unbilled laboratory and manufacturing activities performed by third parties based on estimates of their progress towards completing the requested tasks.

As of December 31, 2025, we accrued $0 research and development costs. As of December 31, 2024, we accrued $1.3 million research and development costs, that we have estimated to have been incurred as of year-end but had not been invoiced. This represents approximately 20% of our total research and development expense for the year ended December 31, 2024.

When recording these accruals, we must make judgments about the progress of our various clinical activities. We (as well as our CROs and CRAs) are reliant on information being provided timely and accurately by the multitude of clinics and hospitals where the studies are being conducted, some of which are located internationally. We must also make estimates about the progress our third-party vendors are making towards completing laboratory and manufacturing activities.

Stock-based Compensation

We grant stock options, restricted stock units and restricted stock to officers, employees, directors and consultants under our 2018 Equity Incentive Plan (the 2018 Plan) and the 2020 Inducement Equity Incentive Plan. We measure compensation cost for all stock-based awards at fair value on date of grant and recognize compensation over the requisite service period. The fair value of restricted stock and restricted stock units is determined based on the number of shares granted and the quoted price of our common stock on the date of grant. The determination of grant-date fair value for stock option awards is estimated using an option-pricing model, which includes variables such as the expected volatility of our share price, the anticipated exercise behavior of our employees, interest rates, and dividend yields. These variables are projected based on our historical data, experience, and other factors. Changes in any of these variables could result in significant adjustments to the costs recognized for share-based payments.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FUTURE NRG SDN. BHD.

[Registration No: 200801012859 (814147-M)]

Overview

Future NRG Sdn. Bhd. (“FNRG,” “Future NRG,” “we,” “our,” or the “Company”) is a private limited company incorporated in Malaysia under the Companies Act 2016. The Company is principally engaged in the provision of medical waste collection, packaging, transportation, and treatment services to clinic operators throughout Malaysia. Its principal place of business is located at Lot PT 6127, 3A/1, Jalan Tech Valley, Bandar Sri Sendayan, Seremban, Negeri Sembilan, Malaysia. FNRG’s clinical waste treatment plant has been operating since 2017 and, using ozone technology from the United States, has been able to serve more than 4,400 waste generators nationwide.

Under Section 18(1) & 18(1a) Environmental Quality Act, 1974, Future NRG has been certified by the Jabatan Alam Sekitar (i.e., the Department of Environment, a Malaysian government agency under the Ministry of Natural Resources and Environmental Sustainability) to (a) operate the Clinical Waste Treatment Facility using Ozone in Sendayan Techvalley, Bandar Sri Sendayan (License No.: 006044); and to (b) transport Clinical Waste (“SW404”) from waste generators to the treatment facility (License No.: 006045). By complying to numerous environmental regulations throughout the globe - Future NRG’s ozone treatment is fast becoming a choice for medical waste generators in Malaysia. The Company was founded by and previously wholly owned by Fitters Diversified Berhad (“Fitters”), a company listed on the Main Market of Bursa Malaysia Securities Berhad.

Recent Events

Restructuring

On March 16, 2026, Fitters entered into share sale agreements (“Share Sale Agreements”) with multiple purchasers to dispose of its entire equity interest in FNRG, comprising 28,000,000 ordinary shares, for an aggregate cash consideration of RM15,200,000. Under the terms of these Share Sale Agreements, the shareholding was distributed as follows: 15,400,000 ordinary shares (representing 55% of the total shareholding) were allocated to Perfect Energy Sdn. Bhd. for a consideration of RM8.36 million; 7,000,000 ordinary shares (representing 25% of the total shareholding) were allocated to Antbiz Sdn. Bhd. for a consideration of RM3.80 million; and the remaining 5,600,000 ordinary shares (representing 20% of the total shareholding) were divested to nine individual purchasers for an aggregate consideration of RM3.04 million. The conditions precedent under the Share Sale Agreements were fulfilled on March 26, 2026, upon which the agreements became unconditional. The parties subsequently executed the relevant instruments of transfer and mutually agreed that completion would take effect on the same date. Following these transactions, and the subsequent divestment of Fitters’ entire equity interest in FNRG to Perfect Energy Sdn. Bhd., Antbiz Sdn. Bhd. and nine individual investors on March 26, 2026, FNRG ceased to be part of the Fitters group. Pursuant to the share sale agreement entered between Antbiz Sdn Bhd on 8 May 2026, which holds 7,000,000 or 25% of the total paid-up issued shares in FNRG, Antbiz Sdn Bhd has disposed of 2,520,000 or 9% and 1,960,000 or 7% of the total paid-up shares in FNRG to Yap Mun Kie and Kua Lik Jang respectively (“said Transfer”). The transfer of the shares had been validly executed by Antbiz Sdn Bhd, Yap Mun Kie and Kua Lik Jang and the shareholdings of the said Transfer has been updated to reflect the said Transfer. As such, effective 25 May 2026, Antbiz Sdn Bhd holds 9% of the shares in the Company.

155

Disposal of its subsidiary, Solid Orient Holdings Sdn. Bhd.

As of December 31, 2025 and December 31, 2024, the Company held a 100% equity interest in Solid Orient Holdings Sdn. Bhd. (“SOH”), a company principally engaged in palm oil milling operations. On December 22, 2025, the Company entered into a share sale agreement (“SSA”) with its then-ultimate holding company, Fitters, to dispose of its 100% equity interest in SOH for a total consideration of RM 10,500,000 (equivalent to USD 2,585,620). On January 8, 2026, SOH allotted 46,700,000 new ordinary shares at an issue price of RM1.00 per share to the ultimate holding company, Fitters for cash consideration of RM46,700,000. As a result of this share allotment, the Company’s equity interest in SOH was diluted from 100% to 18.36%, resulting in a loss of control of the Company over SOH.

Subsequently, on January 23, 2026, the Company completed the disposal of its remaining 18.36% equity interest in SOH, comprising 10,500,000 ordinary shares, to Fitters pursuant to the SSA executed on 22 December 2025. The disposal consideration of RM10.5 million (equivalent to approximately USD 2,585,620) was applied to offset and reduce outstanding intercompany amounts owed to Fitters. Following completion of the transaction, the Company no longer holds any equity interest in SOH.

Consequently, the Company recognized a non-operating loss on disposal of equity interest in SOH of USD 1,904,424 (translated historically recorded as USD 1,919,251 in the three months ended March 31, 2026). On March 16, 2026, Fitters unconditionally waived the remaining outstanding intercompany payable balance of RM 7,855,337 (USD 1,926,508, translated historically recorded as USD 1,941,507), resulting in a non-cash gain on waiver of debt in Q2 2026.

Transaction with Bio Green Med Solution, Inc.

Bio Green Med Solution, Inc., a Delaware corporation (“BGMS” or “Parent”), the Company and certain shareholders of the Company (collectively, the “Selling Shareholders” and together with Parent, and the Company, the “Parties” and each, a “Party”) entered into a Business Combination Agreement dated as of June 4, 2026 (collectively, the “Business Combination Agreement”). The Parties thereto intend to effect a voluntary share exchange between Parent and the Selling Shareholders (the “Exchange”), in which the Company will become a wholly-owned subsidiary of Parent, in accordance with the terms of the Business Combination Agreement and the rules under Delaware General Corporation Law (the “DGCL”) and the Malaysian Companies Act.

Upon the terms and subject to the conditions set forth in the Business Combination Agreement, and in accordance with the DGCL, at the closing of the Exchange (the “Closing”), the Selling Shareholders shall convey, assign, and transfer all of their right, title and interest to the Company Ordinary Shares (individually, a “Share” and collectively, the “Shares”) to Parent by delivering to Parent executed and transferrable Share certificates (if certificated) endorsed in blank (or accompanied by duly executed stock powers endorsed in blank) in proper form for transfer, or if uncertificated, other applicable transfer instrument in accordance with the Malaysian Companies Act. The Shares transferred to Parent at the Closing shall constitute one hundred (100%) percent of the issued and outstanding capital shares of the Company.

As consideration for its acquisition of the Shares and without any action on the part of any Party or the holders of securities of Parent or the Company, each Share issued and outstanding immediately prior to the date and time of the filing of the Malaysia Form of Transfer or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Malaysia Form of Transfer in accordance with relevant provisions of the Malaysian Companies Act (the “Effective Time”) shall be converted into, and the holder thereof shall be entitled to receive a number of Parent Common Stock equal to the quotient of (i) the Transaction Consideration Shares (as defined below) divided by (ii) the total number of Shares issued and outstanding immediately prior to the Effective Time.

The aggregate amount of Parent Common Stock (the “Exchange Shares”) shall be issued to the Selling Shareholders by issuance of book-entry shares representing the Exchange Shares in accordance with the applicable provisions of the DGCL, and the Transfer Agent shall be instructed to update the register of stockholders of Parent. Transaction Consideration Shares means that number of Parent Common Stock equal to the quotient of Aggregate Transaction Consideration Value divided by (y) thirty (30) day VWAP immediately prior to the date on which the closing occurs and the transactions contemplated in the Business Combination Agreement become effective (the “Closing Date”). “Aggregate Transaction Consideration Value” means $2,000,000,000.

156

Upon the terms and subject to the conditions set forth in the Business Combination Agreement, the Closing of the Exchange shall take place no later than three business days after the date on which the conditions to Closing set forth in the Business Combination Agreement shall have been satisfied or, to the extent permitted thereunder, waived by the appropriate Party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. At the time of the Closing, Parent, the Company and the Selling Shareholders shall deliver the certificates and other documents and instruments required to be delivered under the Business Combination Agreement.

Subject to the provisions of the Business Combination Agreement, at the Closing, the parties hereto shall (a) cause a Form Section 105 (Form of Transfer of Securities) in substantially the form of Exhibit B to the Business Combination Agreement (the “Malaysia Form of Transfer”) to be executed, acknowledged and filed with the Companies Commission of Malaysia, as provided in sections 105 and 106 of the Malaysian Companies Act and (b) take all such other and further actions as may be required by the Malaysian Companies Act or other applicable Law to make the Exchange effective.

For federal income tax purposes, the Exchange is intended to constitute a tax-free exchange of property within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Parties shall report the transactions contemplated by the Business Combination Agreement consistent with such intent and shall take no position in any tax filing or legal proceeding inconsistent therewith. None of Parent, the Company or the Selling Shareholders has taken or failed to take, and after the Effective Time, Parent shall not take or fail to take, any action which reasonably could be expected to cause the Exchange to fail to qualify as a tax-free exchange of property within the meaning of Section 351 of the Code.

Critical Accounting Policies and Estimates

The financial statements are prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) as established by the Financial Accounting Standards Board (“FASB”), and are presented in U.S. Dollars (“USD”). The functional currency of the Company and SOH is the Malaysian Ringgit (“RM”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. The Company bases its estimates on historical experience and on various assumptions that it believes to be reasonable under the circumstances. Actual results may differ from these estimates. The following accounting policies are considered critical because they involve significant judgment and estimation.

Discontinued Operations Classification

A component is reported as a discontinued operation when it represents a strategic shift that has, or will have, a major effect on the entity’s operations and financial results, and meets the held-for-sale criteria under ASC 360-10-45. Results of discontinued operations are presented separately in the consolidated statements of operations, net of tax. Comparative periods are retrospectively reclassified in accordance with ASC 205-20. The classification of SOH as a discontinued operation required management judgment as to whether the disposal criteria were met as of December 22, 2025.

Allowance for Expected Credit Losses

Trade accounts receivable are carried at amortized cost, net of an allowance for expected credit losses (“ECL”) estimated using an aging schedule based on historical loss experience, current conditions, and reasonable and supportable forward-looking information, in accordance with ASC 326, Financial Instruments — Credit Losses. Significant judgment is applied in assessing the collectability of individual balances and in determining appropriate loss rate assumptions.

Property and Equipment — Impairment Assessment

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, in accordance with ASC 360-10. Impairment is measured by comparing the carrying amount to the undiscounted future cash flows expected to result from the use and eventual disposition of the asset.

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Contingent Liabilities — Legal Proceedings

The Company recognizes a provision for legal proceedings when it is probable that a loss has been incurred and the amount can be reasonably estimated, in accordance with ASC 450-20, Loss Contingencies. Management exercises significant judgment in assessing the probability of loss and estimating the probable amount, based on available information including legal advice.

Foreign Currency Translation

The functional currency of the Company is the Malaysian Ringgit (“RM”). Financial statements are translated into USD as the reporting currency in accordance with ASC 830, Foreign Currency Matters. Assets and liabilities are translated at period-end exchange rates; income and expense items are translated at average rates. Translation differences are recognized in other comprehensive income (loss) and accumulated in the AOCI component of stockholders’ equity.

Results of Operations

Years Ended December 31, 2025 and December 31, 2024

The following table summarizes the Company’s results of continuing operations for the years ended December 31, 2025 and 2024:

	FY2025 (USD)	FY2024 (USD)	Change (%)
Revenue	854,337	871,741	(2.0%)
Cost of revenues	(580,357)	(598,307)	(3.0%)
Gross profit	273,980	273,434	0.2%
Total operating expenses	(381,519)	(432,375)	(11.8%)
Operating loss from continuing operations	(107,539)	(158,941)	(32.3%)
Interest income	40,677	35,508	14.6%
Loss before income taxes (continuing)	(66,862)	(123,433)	(45.8%)
Income tax provision	(278)	—	n/m
Net loss from continuing operations	(67,140)	(123,433)	(45.6%)

Revenue — Continuing Operations

Revenue from continuing operations decreased by USD 17,404, or 2.0%, from USD 871,741 for the year ended December 31, 2024 to USD 854,337 for the year ended December 31, 2025. This slight decline was primarily attributable to lower volume in clinic waste generator services, which decreased from USD 671,032 to USD 640,321. Clinic waste logistics services revenue increased from USD 196,179 to USD 209,915, partially offsetting the decline. All revenue is denominated in RM and generated from customers in Malaysia.

Revenue is recognized in accordance with ASC 606, Revenue from Contracts with Customers, at the point in time when services are performed. The Company’s revenue base remained highly concentrated, with one customer accounting for approximately 70% of total continuing operations revenue in FY2025 (FY2024: 71%). The loss of this customer could have a material adverse effect on the Company’s business, financial position, results of operations, and cash flows.

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Cost of Revenues

Total cost of revenues from continuing operations decreased by USD 17,950, or 3.0%, from USD 598,307 in FY2024 to USD 580,357 in FY2025. This improvement was driven by reductions in compensation and benefits (from USD 83,223 to USD 72,663) and upkeep of plant costs (from USD 371,934 to USD 345,172), partially offset by higher other cost of revenues (from USD 143,150 to USD 162,522). The gross margin from continuing operations was broadly stable at 32.1% in FY2025 (FY2024: 31.4%).

Operating Expenses

Total operating expenses from continuing operations decreased by USD 50,856, or 11.8%, from USD 432,375 in FY2024 to USD 381,519 in FY2025, primarily reflecting a significant reduction in general and administrative expenses (from USD 114,979 to USD 35,708). This decrease was partially offset by higher depreciation and amortization (from USD 173,709 to USD 191,982), reflecting additions to property and equipment, and increased impairment on financial assets (from USD 32,318 to USD 35,616) attributable to ongoing provisioning against trade receivables. Compensation and benefits in operating expenses increased from USD 86,105 to USD 97,826.

Operating Loss from Continuing Operations

The operating loss from continuing operations narrowed significantly from USD 158,941 in FY2024 to USD 107,539 in FY2025, representing an improvement of USD 51,402 or 32.3%, driven by the reduction in operating expenses described above, partially offset by the slight decline in revenue.

Net Loss from Continuing Operations

Net loss from continuing operations improved from USD 123,433 in FY2024 to USD 67,140 in FY2025, an improvement of USD 56,293 or 45.6%, driven by reduced operating expenses and stable gross profit.

Discontinued Operations (SOH — Palm Oil Milling)

Net income from discontinued operations increased significantly from USD 921,119 in FY2024 to USD 2,557,550 in FY2025. SOH’s revenue grew from USD 54,777,343 to USD 66,623,781 (an increase of 21.6%), reflecting stronger palm oil throughput and pricing during FY2025. Gross profit increased from USD 2,579,906 to USD 4,472,526.

Other Comprehensive Income (Loss)

Foreign currency translation adjustments produced other comprehensive income of USD 174,075 in FY2025 (FY2024: USD 22,645), arising from the translation of RM-denominated assets and liabilities into USD at the period-end exchange rate of RM 4.0610 per USD (December 31, 2024: RM 4.4755 per USD), reflecting an appreciation of the RM against the USD. Separately, the AOCI in the statements of changes in stockholders’ equity reflects foreign currency translation adjustment of USD 182,395 for FY2025, which includes USD 174,075 from continuing operations and USD 8,320 attributable to discontinued operations (SOH) not separately presented in the Statement of Comprehensive Income.

Six Months Ended June 30, 2026 (Unaudited)

The following table presents the Company’s results of operations for the six months ended June 30, 2026. The Q2 2026 financial statements are presented on a standalone (entity-level) basis as the Company had no subsidiary following the disposal of SOH in January 2026. No comparative period is presented for Q2 2025 as those figures were not included in the Company’s standalone interim reporting.

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	Q2 2026 (USD) (Unaudited)	Q2 2025 (USD) (Unaudited)
Revenue from services	373,123	421,912
Cost of revenues	(259,986)	(256,900)
Gross profit	113,137	165,012
Selling and distribution costs	(24,832)	(803)
Depreciation and amortization	(96,504)	(92,277)
Compensation and benefits	(55,104)	(50,839)
Professional fees	(45,030)	(345)
General and administrative expenses	(23,544)	(19,101)
Loss on disposal of equity interest in SOH	(1,904,424)	-
	2,452	-
Total operating expenses	(2,146,986)	(163,365)
Operating loss from continuing operations	(2,033,849)	1,647
sGain on waiver of debt (non-cash)	1,926,508	-
Net loss	(107,341)	1,647
Foreign currency translation adjustment	(96,372)	(137,614)
Total comprehensive loss	(203,713)	(135,967)

Revenue — Q2 2026

Revenue decreased by USD 48,789, or 11.6%, to USD 373,123 for Q2 2026 from USD 421,912 for Q2 2025. On an annualized basis, six-month 2026 revenue represents approximately USD 746,246, a decline of 12.7% compared to FY2025 revenue of USD 854,337. This decline is primarily driven by lower volume optimization in the clinic waste generator collection segment, consistent with the trend identified in the first quarter of 2026.

Revenue from continuing medical waste services was USD 421,912 for the six months ended June 30, 2025. On an annualized basis, the six-month 2025 revenue represents approximately USD 843,824. When compared to the six-month 2026 revenue of USD 373,123, this reflects a period-over-period decrease of approximately 11.6%. This decline is primarily driven by lower volume optimization in the clinic waste generator collection segment during the first half of 2026.

Gross Profit — Q2 2026

Cost of revenues amounted to USD 259,986 for the six months ended June 30, 2026, comprising compensation and benefits of USD 39,753, upkeep of plant and materials of USD 169,126, and other cost of revenues of USD 51,107. This compares to USD 256,900 for the six months ended June 30, 2025, comprising compensation and benefits of USD 32,655, upkeep of plant and materials of USD 159,072, and other cost of revenues of USD 65,173. The total cost of revenue increased slightly by 1.2% to USD259,986 in Q2 2026, despite the decline in revenue as compared to Q2 2025, resulting in gross profit declining significantly by 31.4% to USD113,137, with the gross profit margin consequently deteriorating from 39.1% in the first half of 2025 to 30.3% in the Q2 2026.

Loss on Disposal of Subsidiary and Gain on Debt Waiver

The Company recognized a loss on disposal of equity interest in SOH of approximately USD 1,904,424 (translated historically recorded as USD 1,919,251 in Q1 2026), arising from the deconsolidation of SOH on January 8, 2026 following the share allotment by SOH to Fitters, which diluted the Company’s equity interest from 100% to 18.36%, and the subsequent sale of the remaining 18.36% interest on January 23, 2026. On March 16, 2026, Fitters Diversified Berhad granted an unconditional forgiveness of the remaining outstanding intercompany payable balance, amounting to RM7,855,337. This debt waiver successfully extinguished the remaining liability and gave rise to a substantial gain on waiver of debts to approximately USD 1,926,508, translated historically recorded as USD 1,941,507 in Q1 2026.

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Net Loss — Q2 2026

Net loss for Q2 2026 was USD 107,341, reflecting the net effect of normal business operations, the non-recurring disposal loss and debt waiver gain described above. Excluding these items, the Company recorded a loss of USD 129,425 for Q2 2026, compared to income of USD 1,647 for Q2 2025.

Liquidity and Capital Resources

The following table presents selected liquidity and capital information for each period:

	June 30, 2026 (Unaudited)	June 30, 2025 (Unaudited)	Dec 31, 2025	Dec 31, 2024
Cash and cash equivalents (continuing)	27,109	135,979	202,716	268,780
Cash — discontinued operations	-	-	3,135,050	1,701,167
Total cash	27,109	135,979	3,337,766	1,969,947
Total current assets — continuing	399,038	420,130	588,821	678,735
Total current liabilities — continuing	483,836	4,813,527	5,113,187	3,440,900
Working capital (deficit) — continuing	(136,843)	(135,606	(4,524,366)	(2,762,165)
Total assets	4,802,647	7,354,399	26,514,439	23,682,355
Total liabilities	483,836	4,813,527	22,054,649	21,895,370
Total stockholders’ equity	4,318,811	2,540,872	4,459,790	1,786,985

Working Capital Position

As at December 31, 2024, continuing operations had a working capital deficit of USD 2,762,165, primarily driven by amounts due to Fitters Diversified Berhad and related companies of USD 2,993,348 in aggregate (included in accounts payable and accrued liabilities). This working capital deficit widened to USD 4,524,366 as at December 31, 2025, as the intercompany payable to the ultimate holding company increased to USD 4,655,340 (December 31, 2024: USD 4,443,206). Following the disposal of SOH and the unconditional waiver of the intercompany payable by Fitters in March 2026, the working capital deficit improved significantly to USD 63,572 in Q1 2026.

As of June 30, 2026, current liabilities exceeded the current assets by USD 84,798. Our current liabilities of USD 483,836 consisted substantially of a USD 403,924, translated historically recorded as USD 406,945 in Q1 2026.

legal provision relating to the ongoing AHT Syngas Technology litigation (Case No. 2: BA-22NCC-57-04/2022), representing approximately 83.5% of total current liabilities. Further proceedings, including the testimony of an expert witness, are scheduled for 18, 25 and 28 September 2026. Because we currently possess no external, committed bank credit facilities, any adverse judgment or immediate cash settlement requirement exceeding our current operational cash flows would severely threaten our operational capability.

As compared to Q1 2026, the Company’s cash and cash equivalents increased from USD 9,649 as at 31 March 2026 to USD 27,109 as at 30 June 2026, primarily due to improved collection of receivables. Despite this improvement in cash resources, the Company remained in a net current liabilities position as at 30 June 2026, with the deficit increasing slightly from USD 63,572 in Q1 2026 to USD 84,798 in Q2 2026.

The significant improvement in the balance sheet position between December 31, 2025 and March 31, 2026 reflects the impact of (i) the deconsolidation of SOH, which eliminated USD 16,941,462 of liabilities held for sale from the consolidated balance sheet; (ii) the application of disposal proceeds of RM 10,500,000 (USD 2,585,620) to offset the intercompany payable; and (iii) the waiver by Fitters of the remaining intercompany balance of RM 7,855,337 (USD 1,941,507).

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Cash Flow Summary

	Q2 2026 (USD) (Unaudited)	Q2 2025 (USD) (Unaudited)	FY2025 (USD)	FY2024 (USD)
OPERATING ACTIVITIES
Continuing operations — FNRG	(29,502)	(137,253)	(86,229)	175,349
Discontinued operations — SOH	-	-	2,574,419	1,089,200
Net cash from (used in) operating activities	(29,502)	(137,253)	2,488,190	1,264,549
INVESTING ACTIVITIES
Continuing operations — FNRG	-	-	(7,270)	(282)
Discontinued operations — SOH	-	-	(155,543)	(8,336)
Disposal of SOH — net cash outflow on deconsolidation	(3,135,050)	-	-	-
Net cash used in investing activities	(3,135,050)	-	(162,813)	(8,618)
FINANCING ACTIVITIES		-
Continuing operations — FNRG	-	-	-	-
Discontinued operations — SOH	-	-	(1,183,544)	(751,544)
Net cash used in financing activities	-	-	(1,183,544)	(751,544)
Effect of exchange rate changes on cash	(146,105)	4,452	225,986	36,558
Net increase (decrease) in cash and cash equivalents	(3,310,657)	(132,801)	1,367,819	540,945
Cash — beginning of period (total group)	3,337,766	(268,780)	1,969,947	1,429,002
Cash — end of period (total group)	27,109	135,979	3,337,766	1,969,947
COMPOSITION OF CLOSING CASH
Continuing operations — FNRG	27,109	135,979	202,716	268,780
Discontinued operations — SOH	—	—	3,135,050	1,701,167
Total cash and cash equivalents	27,109	135,979	3,337,766	1,969,947

Operating Activities

Net cash from operating activities for FY2025 was USD 2,488,190 (FY2024: USD 1,264,549), reflecting consolidated cash flows across continuing and discontinued operations. Continuing operations generated a negative operating cash flow of RM 350,174 (USD 86,229) in FY2025, compared to a positive operating cash flow of RM 784,774 (USD 175,349) in FY2024. The FY2025 operating cash outflow from continuing operations was driven by: net loss of RM 271,526 (USD 66,862); non-cash items including depreciation and amortization of RM 779,638 (USD 191,982), impairment on financial assets of RM 144,638 (USD 35,616), and bad debts written off of RM 424,730 (USD 104,588); and working capital movements including an increase in accounts receivable of RM 422,770 (USD 104,105) and a decrease in accounts payable and accrued liabilities of RM 1,123,937 (USD 276,764).

Discontinued operations (SOH) generated operating cash flows of RM 10,460,374 (USD 2,575,813) in FY2025 (FY2024: RM 4,883,728, USD 1,091,214). SOH’s strong operating cash generation was underpinned by net income of RM 10,386,210 (FY2024: RM 4,122,471) and non-cash depreciation and amortization of RM 4,824,062 (USD 1,187,900) (FY2024: RM 4,756,635), partially offset by working capital movements including an increase in inventories of RM 1,494,001 (FY2024: RM 93,017) and a decrease in trade payables and accrued liabilities of RM 2,579,291 (FY2024: increase of RM 630,509).

162

For Q2 2026, net cash used in operating activities was USD 29,502, reflecting normal business operations of the standalone Company without the SOH subsidiary. The primary non-cash adjustments were depreciation of USD 96,504, the non-cash loss on disposal of USD 1,904,424 (translated historically recorded as USD 1,919,251 in Q1 2026), and the non-cash gain on waiver of debt of USD 1,926,508 (translated historically recorded as USD 1,941,507). Working capital movements reflected a net cash outflow of USD 5,871 from changes in receivables, inventories, and payables.

Investing Activities

For FY2025, consolidated net cash used in investing activities was USD 162,813 (FY2024: USD 8,618). Continuing operations incurred capital expenditure of RM 29,524 (USD 7,270) in FY2025 (FY2024: RM 1,262, USD 282), relating to additions to property and equipment at the medical waste processing facility. Discontinued operations (SOH) incurred capital expenditure of RM 631,661 (USD 155,543) in FY2025 (FY2024: RM 37,309, USD 8,336) for machinery and plant additions at the palm oil mill. For Q1 2026, net cash used in investing activities was USD 3,150,000, representing the net cash outflow on the disposal of SOH. This outflow reflects the deconsolidation of SOH’s cash balances of USD 3,135,050 upon derecognition, plus minimal transaction-related costs.

For Q2 2026, net cash used in investing activities was USD 3,135,050, representing the net cash outflow on the disposal of SOH. This outflow reflects the deconsolidation of SOH’s cash balances (USD 3,135,050 at December 31, 2025) upon derecognition.

Financing Activities

Net cash used in financing activities from discontinued operation for FY2025 was USD 1,183,544, comprising repayment of banker’s acceptances within SOH (USD 1,031,318) and hire purchase obligations within SOH (USD 152,226). For FY2024, net cash used in financing activities was USD 751,544. No financing activities were recorded in Q1 2026 upon disposal of the SOH subsidiary.

Contingent Liabilities — Legal Proceedings

The Company is subject to two legal proceedings filed by AHT Syngas Technology NV (“AHT”) in the Shah Alam High Court. Case 1 (BA-22NCC-104-08/2021), in which AHT claimed EUR 1,783,810 relating to a coal gasification system, was struck out on September 8, 2025 following AHT’s non-compliance with a security-for-costs order. AHT has appealed (Appeal No. B-02(IM)(NCC)-1992-10/2025); no provision has been recognized for this case as a loss is not considered probable.

Case 2 (BA-22NCC-57-04/2022), in which AHT claimed EUR 342,857 relates to a biomass gasification plant contract. The trial is ongoing. One of FNRG’s witnesses completed his testimony on 31 July 2026, while another witness remains under cross-examination. Further proceedings, including the testimony of an expert witness, are scheduled for 18 September 2026, 25 September 2026 and 28 September 2026. The Company has recognized a provision of RM 1,647,000 (USD 403,924, translated historically recorded as USD 406,945 in Q1 2026) as at June 30, 2026 (December 31, 2025: USD 405,566), representing management’s best estimate of the probable loss in accordance with ASC 450-20, Loss Contingencies.

Capital Requirements and Future Outlook

Following the disposal of SOH and the extinguishment of the intercompany payable to Fitters, the Company’s continuing operations consist solely of its medical waste management. The Company’s primary capital requirement is to fund working capital for the continuing operations, including receivables, consumables inventory, and maintenance of its processing facility.

As at June 30, 2026, total shareholders’ equity was USD 4,318,811, supported principally by property and equipment with a net book value of USD 4,403,609. However, the Company’s cash and cash equivalents remained at a low level, increasing from USD 9,649 as at March 31, 2026 to USD 27,109 as at June 30, 2026. Accordingly, the Company will need to generate sufficient cash flows from its operations and/or obtain external financing to meet its ongoing obligations, including any potential adverse outcomes arising from the AHT litigation. The financial statements do not disclose any committed external credit facilities currently available to the Company.

163

Going Concern

For the year ended December 31, 2025, the Company’s continuing operations reported a net loss from continuing operations of USD 67,140 and an operating cash outflow from continuing operations of approximately USD 86,228. As at December 31, 2025, continuing operations had a working capital deficit of USD 4,524,366, primarily attributable to the intercompany payable to Fitters of USD 4,655,340. These conditions raised substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period following the issuance of the FY2025 financial statements.

In evaluating the going concern assessment, management considered the following mitigating factors:

●	As at December 31, 2024 and 2025, Fitters had not made any demand for repayment of outstanding intercompany balances and had formally confirmed its commitment to provide continued financial and operational support to enable the Company to meet its financial obligations as they fall due.

●	Subsequent to December 31, 2025, the Company completed the disposal of SOH and applied the proceeds of RM 10,500,000 (USD 2,585,620) to reduce the intercompany payable.

●	On March 16, 2026, Fitters unconditionally waived the remaining intercompany payable balance of RM 7,855,337 (USD 1,941,507), effectively extinguishing the intercompany liability in full.

●	Following these events, as at March 31, 2026, current liabilities of continuing operations were reduced to USD 477,406, and the working capital deficit was reduced to USD 63,572.

Management evaluated and concluded that, in light of the subsequent debt waiver and the commitment of the then-ultimate holding company, substantial doubt about the Company’s ability to continue as a going concern was alleviated as at the date of issuance of the FY2025 financial statements.

As at June 30, 2026, the Company’s cash balance of USD 27,109 remains at a critically low level relative to its ongoing operating requirements. Management is closely monitoring the Group’s cash flow position and is actively implementing measures to strengthen liquidity, including intensifying collection efforts on outstanding receivables and continuing operational cost management initiatives. The Group’s ability to continue as a going concern in future periods is dependent on its ability to generate sufficient cash flows from its medical waste management operations. This includes improving operational cash generation, timely recovery of outstanding trade receivables, and managing or deferring potential cash outflows arising from the pending AHT Syngas litigation.

Revenue Recognition

The Company adopted FASB Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (ASC Topic 606), which establishes a five-step framework for revenue recognition based on the transfer of control of promised goods or services to customers at an amount that reflects the consideration to which the entity expects to be entitled. Continuing operations revenue is derived from two service streams:

●	Clinic waste generator services: collection, packaging, and treatment of medical waste from clinic operators; and

●	Clinic waste logistics services: transportation and logistics services associated with the medical waste collection process.

Revenue is recognized at a point in time when services are performed and control transfers to the customer. Payment terms are 30 to 60 days. All revenue is denominated in RM and generated from customers in Malaysia. No significant variable consideration, financing components, or contract assets or liabilities existed in any of the periods presented.

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Related Party Transactions

The Company entered into various transactions with its then-ultimate holding company, Fitters Diversified Berhad, and other related companies within the Fitters Group in the ordinary course of business during FY2024 and FY2025. These transactions consisted primarily of:

●	Non-trade financing provided by Fitters and related entities on behalf of the Company to fund operational expenses, statutory obligations, and administrative costs. These balances were unsecured, interest-free, and repayable on demand. As at December 31, 2025, the amount due to Fitters and related companies was USD 4,655,340 (December 31, 2024: USD 2,993,348 in aggregate including related companies).

●	Administrative charges billed by Fitters to SOH (the discontinued palm oil subsidiary) of USD 51,220 for FY2025 (FY2024: USD 16,801). These transactions were between Fitters and SOH, outside the Group’s consolidation perimeter, and were not eliminated on consolidation.

●	The SSA executed on December 22, 2025 for the disposal of SOH to Fitters for RM 10,500,000 (USD 2,585,620), completed in January 2026.

●	Share sale agreements executed on March 16, 2026 for Fitters’ disposal of its entire shareholding in the Company for RM 15,200,000.

All intercompany balances due to Fitters were fully extinguished during Q1 2026, comprising the application of SOH disposal proceeds and the unconditional waiver of RM 7,855,337 (USD 1,904,424, translated historically recorded as USD 1,919,251 in Q1 2026) by Fitters. Administrative charges and rental billed by Fitters Diversified Berhad entities to the Company for six months period ended June 30, 2026 amounted to USD 8,929 (June 30, 20205: USD10,469). These charges ceased upon Fitters’ effective disposal of its shareholding on March 26, 2026. The intercompany payable to Fitters was fully extinguished on March 16, 2026.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Risk

The Company’s functional currency is the RM, and its financial statements are presented in USD. The Company’s results of operations and financial position as reported in USD are therefore subject to exchange rate fluctuations between the RM and the USD. A strengthening of the RM relative to the USD results in higher USD-reported revenues, expenses, and asset values.

The RM/USD exchange rate moved from RM 4.4755 per USD as at December 31, 2024 to RM 4.0610 per USD as at December 31, 2025 (a RM appreciation of approximately 9.3%), contributing to the positive foreign currency translation adjustments recognized in other comprehensive income for FY2025. As at June 30, 2026, the closing rate was RM 4.078 per USD (March 31, 2026 : RM 4.046 per USD). The Company’s transactions are primarily denominated in RM; there are no significant foreign currency transaction exposures in its day-to-day operations.

Interest Rate Risk

The Company’s continuing operations do not have external debt facilities as at any of the balance sheet dates presented.

Credit Risk and Concentration

The Group continues to have a highly concentrated customer base, with a single customer contributing approximately 70% of revenue from continuing operations for the financial year ended 31 December 2025 (2024: 71%). This customer also accounted for approximately 75.72% of gross trade receivables as at 31 December 2025. The concentration remained significant as at 31 March 2026 and 30 June 2026, with the same customer representing approximately 75.7% of gross trade receivables at both reporting dates. For the six-month period ended 30 June 2026, the customer contributed approximately 71% of the Company’s total revenue (six months ended 30 June 2025: 76%).

Accordingly, the Group is exposed to customer concentration risk, as any significant reduction in business volume, deterioration in the financial condition, or loss of this key customer could materially affect the Group’s revenue, cash flows, and operating results. To mitigate credit risk, management monitors the customer’s creditworthiness on an ongoing basis and maintains an allowance for expected credit losses based on aging analysis and forward-looking information.

Off-Balance Sheet Arrangements

The Company has not entered into any off-balance sheet arrangements, including special purpose entities, variable interest entities, or synthetic leases, in any of the periods presented. The Company does not hold any financial guarantees other than as described in the commitments and contingencies note to the financial statements.

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Employee Benefit Plans

The Company makes statutory defined contribution plan contributions for its employees in Malaysia in accordance with the following legislation: the Employees Provident Fund Act 1991 (EPF), the Social Security Organization Act 1969 (SOCSO), the Employment Insurance System Act 2017 (EIS), and the Human Resource Development Corporation Act 2001 (HRDC). The Company’s total statutory contribution expense for employee and director contributions was USD 11,706 for FY2025 and USD 9,782 for the six months ended June 30, 2026 (June 30, 2025: USD 8,700). There are no defined benefit plans, deferred compensation arrangements, or equity incentive plans in place.

General Trends and Outlook

Sales of our products and services are driven primarily by the increasing demand for renewable and clean energy solutions, including solar energy systems, energy storage technologies, and related infrastructure. Global momentum toward decarbonization, net-zero commitments by governments and corporations, and favorable regulatory frameworks, such as renewable energy mandates, feed-in tariffs, and carbon reduction incentives, continue to accelerate adoption of clean energy technologies across both developed and emerging markets. We believe drivers of industry demand should remain favorable in most of our geographic markets, supported by declining costs of renewable energy generation, heightened energy security concerns, growing electrification trends, and increased corporate and institutional procurement of clean energy. For more information regarding these industry trends, see “Future NRG Sdn. Bhd. Business — Industry Overview.”

Our customer targeting efforts, product development projects, and aftermarket service offerings are focused on enhancing our exposure to these trends. In particular, we are positioning our business to capitalize on the expanding addressable market for distributed and utility-scale renewable energy projects, the growing demand for integrated energy management and storage solutions, and the increasing need for ongoing maintenance, monitoring, and optimization services across installed energy assets. We expect these secular tailwinds to provide long-term growth opportunities, although our results in any given period may be influenced by macroeconomic conditions, fluctuations in energy commodity prices, changes in government incentive programs, supply chain dynamics, and competitive pressures within the renewable energy sector.

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QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK OF BGMS

Interest Rate Sensitivity

The Company used net cash of $0.6 million to fund our operating activities for the six months ended June 30, 2026. We had cash and cash equivalents of $3.8 million as of June 30, 2026, which will allow it to meet its liquidity requirements into the first quarter of 2027 and for working capital purposes. The Company does not enter into investments for trading or speculative purposes. The Company does not believe that it has any material exposure to changes in the fair value of these investments as a result of changes in interest rates due to their short-term nature. Declines or increases in interest rates, however, will reduce or increase future investment income, respectively, to the extent the Company has funds available for investment.

Foreign Currency Exchange Risk

Transactions that are denominated in a foreign currency are remeasured into the functional currency at the current exchange rate on the date of the transaction. Any foreign currency-denominated monetary assets and liabilities are subsequently remeasured at current exchange rates, with gains or losses recognized as foreign exchange (losses) gains in the statement of operations. This accounting policy is also applied to foreign currency denominated intercompany payables or receivables for which settlement is planned or anticipated in the foreseeable future.

Through January 24, 2025, the assets and liabilities of the Company’s former international subsidiary, Cyclacel Limited, were translated from its functional currency into United States dollars at exchange rates prevailing at the balance sheet date. Average rates of exchange during the period are used to translate the statement of operations, while historical rates of exchange are used to translate any equity transactions. Translation adjustments arising on consolidation due to differences between average rates and balance sheet rates, as well as unrealized foreign exchange gains or losses arising from translation of intercompany loans for which settlement is not planned or anticipated in the foreseeable future and that are of a long-term-investment nature, were recorded in other comprehensive loss.

To date, the Company has not entered into, and does not have any current plans to enter into, any foreign currency hedging transactions or derivative financial transactions. The Company expects its transactions outside of the U.S. in the near-term will primarily entail payments for clinical trials, and for vendors and consultants supporting those trials if any.

The Company’s exposure to foreign currency risk will fluctuate in future periods as our clinical trial activity in changes and if the Transaction closes, in relation to the acquisition of Future NRG Sdn. Bhd. and maintaining business operations and assets outside of the U.S.

The functional currencies of the Company’s foreign subsidiaries if the Transaction closes are the local currencies. Accordingly, the effects of exchange rate fluctuations on the net assets of these operations will be accounted for as translation gains or losses in accumulated other comprehensive income within stockholders’ equity. The Company currently has no foreign subsidiary.

Effects of Inflation

The Company does not believe that inflation and changing prices had a significant impact on its results of operations for any periods presented herein.

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MANAGEMENT FOLLOWING THE CLOSING OF THE TRANSACTION

Executive Officers and Directors

Current Executive Officers of Parent

The employment of the executive officers of Bio Green Med Solution, Inc. (the “Company” or “Parent”) is expected to continue with the combined company following the completion of the Transaction.

Executive Officers and Directors of the Combined Company Following the Closing of the Transaction

Pursuant to the Business Combination Agreement, effective as of the effective time of the Transaction, the initial size of the board of directors of the combined company will be five and the initial directors will be comprised of four members of the current Parent board, and Mr. Pun Kah Weng, a representative of Future NRG. The following table lists the names, ages and positions of the individuals who are expected to serve as executive officers, and directors including non-employee directors of the company upon completion of the Transaction:

Name	Age	Title
Datuk Dr. Doris Wong	45	Chief Executive Officer
Kiu Cu Seng	38	Chief Financial Officer and Secretary

Name	Age	Title
Datuk Dr. Doris Wong	45	Executive Director
Pun Kah Weng	33	Executive Director
Soon Ping Pappas	36	Director
Dr. Satis Waran Nair Krishnan	42	Director
Inigo Angel Laurduraj	42	Director

Parent Executive Officers and Directors

Datuk Dr. Doris Wong -- Datuk Dr. Doris Wong is the Chief Executive Officer and Executive Director of Bio Green Med Solution, Inc. (Nasdaq: BGMS; formerly Cyclacel Pharmaceuticals, Inc.), a diversified company engaged in both the fire protection and biopharmaceutical industries, since February 26, 2025. Since February 2026, she has served as Chief Executive Officer and Executive Director of ARC Group Acquisition I Corp, a special purpose acquisition corporation, that completed its initial public offering on the Nasdaq Global Market (ARCL) on May 5, 2026.

Datuk Dr. Wong is a seasoned corporate leader with more than 20 years of management experience across multiple sectors, including oil and gas, property development, solar, engineering, advertising, food and beverage, and raw materials. Her core expertise includes business development, strategic consultancy, and corporate advisory related to mergers and acquisitions and joint ventures across Malaysia, Singapore, China, Japan, Thailand and Indonesia.

From November 16, 2021, Datuk Dr. Wong served as an independent director and a member of the audit and compensation committees of Energem Corp following its initial public offering. She was appointed Executive Director of Energem Corp on January 27, 2023. After Energem Corp completed a series of transactions culminating in its business combination with Graphjet Technology Sdn. Bhd. (“Graphjet”) on March 14, 2024, she continued as a director of Graphjet until January 6, 2025.

Since October 2020, Datuk Dr. Wong has served as Executive Director of Metronic Global Berhad (KLSE: MTRONIC), where she has been responsible for financial optimization, establishing corporate objectives, providing strategic advice to the board of directors, and implementing initiatives supporting sustained growth and diversification. She currently focuses exclusively on overseeing the company’s environmental, social and governance (ESG) initiatives. Prior to this role, she served as Chief Corporate Officer of Metronic Global Berhad from January 2019 to September 2020.

Datuk Dr. Wong served as a non-independent non-executive director of Trive Property Group Berhad (KLSE: TRIVE) from February 2017 to July 2026. From May 2024 to August 2025, she served as Executive Director of BSL Corporation Berhad (KLSE: BSLCORP), a public company involved in precision metal manufacturing and printed circuit board assembly. Earlier in her career, from 2015 to 2016, she served as Country General Manager of Dai-Ichi Kikaku Sdn. Bhd., where she oversaw international business development, client strategy, creative direction, procurement and research. From 2012 to 2015, she was a Strategic Business Consultant at JLPW Law Firm, advising on mergers and acquisitions and joint ventures across multiple industries. She began her career at Niagamatic Sdn. Bhd., serving as Managing Director from 2002 to 2012, where she was responsible for overall business operations and strategic direction.

Datuk Dr. Wong holds a Doctor of Business Administration majoring in ESG in 2025, and a Master of Corporate Governance in 2016, both from HELP University, Malaysia. She earned her Bachelor’s degree in Creative Multimedia, majoring in Media Innovation in 2003 from Multimedia University, Malaysia.

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Kiu Cu Seng -- Mr. Kiu is the Chief Financial Officer and Executive Director of Bio Green Med Solution, Inc. (Nasdaq: BGMS; formerly Cyclacel Pharmaceuticals, Inc.), a diversified company engaged in both the fire protection and biopharmaceutical industries, since February 26, 2025. Mr. Kiu brings extensive accounting and audit experience involving publicly listed companies, supported by his strong background in financial reporting and compliance. Prior to his current roles, Mr. Kiu served as Energem Corp’s Chief Financial Officer from August 12, 2021 through its completion of a series of transactions that resulted in its business combination with Graphjet Technology Sdn. Bhd. (“Graphjet”) on March 14, 2024.

Since March 2021, Mr. Kiu has served as Group Accountant for Sanichi Technology Berhad (KLSE: SANICHI). He took on the role of Group Accountant at Computer Forms (Malaysia) Berhad (KLSE: CFM) from September 2022 to December 2025. In these capacities, he oversees the preparation of consolidation financial statements, ensures compliance with relevant accounting standards, and supports group-wide financial reporting, analysis and governance. Mr. Kiu served as Group Accountant for Trive Property Group Berhad and BCM Alliance Berhad from March 2021 to September 2025. From June 2019 to February 2021, Mr. Kiu held managerial roles at SBY & Partners PLT (formerly known as Siew Boon Yeong & Associates), a well-established professional accounting organization providing a comprehensive range of services ranging from audit and assurance, taxation and accounting where he specialized in auditing matters. Mr. Kiu graduated from Infrastructure University Kuala Lumpur in 2013 with a bachelor’s degree (with Honors) in Accounting and from Kuala Lumpur Infrastructure University College with a Diploma in Accounting in 2009

Non-Employee Directors

Dr. Satis Waran Nair Krishnan – Dr. Nair serves as a director of Bio Green Med Solution, Inc. (Nasdaq: BGMS) since April 2025, where he sits on the audit committee, compensation and organization committee, and nominating and governance committee. Dr. Krishnan is a General Practitioner with Centric Health in Drogheda, County Louth, Ireland since September 2023. Prior to that, from October 2010 through August 2023, Dr. Krishnan served as a Medical Officer for the Ministry of Health Malaysia. He has extensive experience in public healthcare and primary care, having served in various clinical and leadership roles for more than a decade prior to his current role. He is also currently working closely with the Irish College of General Practitioners (ICGP) as part of ongoing professional development and training initiatives. He completed advanced training in primary care dermatology through programs offered by the Association of Family Physicians of Malaysia (AFPM) and the Institute of Dermatology in Bangkok, Thailand.

Inigo Angel Laurduraj – Ms. Laurduraj serves as a director of Bio Green Med Solution, Inc. (Nasdaq: BGMS) since April 2025 and chair of its audit committee, and member of its compensation and organization committee, and its nominating and the governance committee. Ms. Laurduraj brings extensive audit and accounting services to the Company over her 20 years in that industry. Ms. Laurduraj served as a Senior Accounting Manager at IOI Oleochemicals Sdn. Bhd., an edible oil refining and oleochemicals company for 11 years from 2007 through 2018. Prior to that, she served from 2005 through 2007 as an Auditor for Moore Stephens (now Moore Global), a global firm operating in 114 countries specializing in accounting and finance services, audit and assurance, fund services, private client services, corporate services, and tax services. Ms. Laurduraj earned an Association of Chartered Certified Accountants (ACCA) in 2015 and a Bachelors of Arts in Accounting in 2014.

Soon Ping Pappas – Ms. Pappas serves as a director of Bio Green Med Solution, Inc. (Nasdaq: BGMS) since September 2025 and chair of its compensation and organization committee and member of its audit committee and the governance committee. Ms. Pappas brings more than 10 years of business and management experience to her new role on the Board. As a licensed and registered Occupational Therapy Assistant in the State of New York, Ms. Pappas has worked as an occupational therapy practitioner on Long Island, New York since 2023. Prior to that Ms. Pappas worked as an International Marketing Coordinator where she assisted in the planning, execution, and monitoring of international marketing campaigns across digital, print, and social media channels and worked with public relations, events, and operations teams to align international marketing with guest experiences. Ms. Pappas earned an Associate’s Degree in Applied Science from Suffolk Community College (New York) in 2024 (Dean’s List) and a Certificate in Business Studies from Segi College, Kuala Lumpur, Malaysia in 2010. Ms. Pappas is fluent in English, Mandarin, Cantonese, and Bahasa Melayu.

Pun Kah Weng – Mr. Pun has served as a Director of Perfect Energy Sdn Bhd since 2026. Mr. Pun is a qualified accounting professional and a member of the Malaysian Institute of Accountants (MIA) since 2021, with extensive experience in financial reporting, compliance, group consolidation, and commercial corporate exercises.

From 2022 to 2026, Mr. Pun served as Group Accountant of Computer Forms (Malaysia) Berhad, where he oversaw the group’s overall finance and accounting functions and ensured timely preparation of quarterly and annual financial reports in compliance with Bursa Malaysia and Malaysian Financial Reporting Standards (MFRS) requirements. Concurrently, from 2022 to 2026, Mr. Pun served as Finance Manager of Trive Property Group Berhad, where he was responsible for preparing and presenting quarterly reports to the board, reviewing management accounts, and liaising with auditors, legal counsel, advisors, tax agents, and the company secretary.

Prior to these roles, from 2021 to 2022, Mr. Pun served as Senior Account Executive at Foodict Maker Sdn Bhd, where he handled full-set accounts, prepared budgeting and forecasting analyses, and liaised with auditors, tax agents, and relevant authorities. From 2017 to 2021, Mr. Pun served as Senior Audit Associate at SBY & Partners, where he performed audit engagements for a diverse portfolio of clients across various industries, planned and executed audit fieldwork in accordance with professional standards, and analyzed financial statements and assessed the effectiveness of internal controls.

Mr. Pun holds a Bachelor of Accounting from Universiti Tunku Abdul Rahman (UTAR), Sungai Long, which he obtained in 2017.

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Director Independence

Following the completion of the Transaction, Perfect Energy Sdn. Bhd. (“Perfect Energy”), which holds 55% of Future NRG’s outstanding ordinary shares, is expected to beneficially own approximately 54% of the outstanding shares of Parent Common Stock, based on its proportionate share of the Exchange Shares to be issued to the Selling Shareholders, who are expected to collectively receive Exchange Shares representing more than 99% of the outstanding shares of Parent Common Stock immediately following the Closing. Because Perfect Energy is expected to hold more than 50% of the voting power of Parent Common Stock following the Closing, the combined company will be deemed a “controlled company” within the meaning of Nasdaq Listing Rule 5615(c)(1).

The combined company currently intends to rely on one or more of the exemptions available to controlled companies from certain Nasdaq corporate governance requirements, including the requirement that a majority of the board of directors, and the entirety of the nominating and compensation committees, be composed of independent directors, to the extent its board of directors determines it is advisable to do so following the Closing. For additional information regarding the risks associated with the combined company’s controlled company status, see the section entitled “Risk Factors—We will be a ‘controlled company’ within the meaning of the Nasdaq listing rules” in this proxy statement/prospectus.

Nasdaq’s listing standards require that the Parent’s board of directors consist of a majority of independent directors, as determined under the applicable rules and regulations of The Nasdaq Stock Market LLC.

Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, Parent’s board of directors believes that each of Soon Ping Pappas, Dr. Satis Waran Nair Krishnan, and Inigo Angel Laurduraj, will qualify as an independent director following the completion of the Transaction.

Committees of the Board of Directors

Parents’ board of directors currently has, and following the completion of the Transaction will continue to have, the following committees: audit committee, a compensation committee and a nominating and corporate governance committee.

The Board also determined that each of Soon Ping Pappas, Inigo Angel Laurduraj, and Dr. Satis Waran Nair Krishnan also satisfy the additional requirements of financial literacy and audit committee independence for audit committee service under the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Audit Committee

The Audit Committee currently consists of Inigo Angel Laurduraj, as Chair, Soon Ping Pappas and Dr. Satis Waran Nair Krishnan, each of whom is an independent, non-employee director. The Audit Committee selects, on behalf of Parent’s board of directors, an independent public accounting firm to audit Parent’s financial statements, discusses with the independent auditors their independence, reviews and discusses the audited financial statements with the independent auditors and management, recommends to Parent’s board of directors whether the audited financials should be included in Parent’s annual reports to be filed with the SEC, and oversees management’s identification, evaluation, and mitigation of major risks to Parent. The Audit Committee operates pursuant to a written charter.

The audit committee of the combined company is expected to retain these persons and their duties and responsibilities following completion of the Transaction.

Parent’s board of directors has determined Inigo Angel Laurduraj qualifies as an “audit committee financial expert” as defined in SEC rules and regulations and also possesses the financial sophistication and requisite experience as required under Nasdaq listing standards, as defined in Item 407(d)(5) of Regulation S-K. To qualify as independent to serve on Parent’s audit committee, listing standards of The Nasdaq Stock Market and the applicable rules of the SEC require that a director not accept any consulting, advisory, or other compensatory fee from Parent, other than for service as a director, or be an affiliated person of Parent. Parent’s board of directors has concluded that the current composition of the audit committee meets the requirements for independence under the rules and regulations of The Nasdaq Stock Market LLC and of the SEC. Parent believes that, following completion of the Transaction, the composition of the audit committee will comply with the applicable requirements of the rules and regulations of The Nasdaq Stock Market LLC and of the SEC.

Compensation Committee

The Compensation Committee currently consists of Soon Ping Pappas, as Chair, Inigo Angel Laurduraj and Dr. Satis Waran Nair Krishnan, each of whom is an independent director. The Compensation Committee reviews and approves (1) the annual salaries and other compensation of Parent’s executive officers and (2) individual stock and stock option grants. The Compensation Committee also provides assistance and recommendations with respect to Parent’s compensation policies and practices, and assists with the administration of Parent’s compensation plans. In evaluating executive officer compensation, the Compensation Committee may retain the services of compensation consultants and considers recommendations from the Chief Executive Officer with respect compensation of the other executive officers. The Compensation Committee also periodically reviews compensation for non-employee directors.

The compensation committee of the company is expected to retain these duties and responsibilities following completion of the Transaction.

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The compensation committee of the combined company is expected to retain these persons and their duties and responsibilities following completion of the Transaction. To qualify as independent to serve on Parent’s compensation committee, the listing standards of The Nasdaq Stock Market require a director not to accept any consulting, advisory, or other compensatory fee from Parent, other than for service on Parent’s board of directors, and that Parent’s board of directors consider whether a director is affiliated with Parent and, if so, whether such affiliation would impair the director’s judgment as a member of Parent’s compensation committee. Parent’s board of directors has concluded that the composition of the compensation committee meets the requirements for independence under the rules and regulations of The Nasdaq Stock Market LLC and of the SEC. Parent believes that, after the completion of the Transaction, the composition of the compensation committee will meet the requirements for independence under, and the functioning of such compensation committee will comply with any applicable requirements of the rules and regulations of The Nasdaq Stock Market LLC and of the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Dr. Satis Waran Nair Krishnan, as Chair, Soon Ping Pappas and Inigo Angel Laurduraj, each of whom was determined by the Parent board of directors to be an independent director. The Nominating and Corporate Governance Committee assists the Parent board of directors in fulfilling its responsibilities by: identifying and approving individuals qualified to serve as members of the Parent board of directors, selecting director nominees for Parent’s annual meetings of stockholders, evaluating the performance of Parent’s board of directors, and developing and recommending to Parent’s board of directors corporate governance guidelines and oversight procedures with respect to corporate governance and ethical conduct.

Our codes of conduct clearly outline our commitment to diversity and inclusion, where all employees are welcomed in an environment designed to make them feel comfortable, respected, and accepted regardless of their age, race, national origin, gender, religion, disability or sexual orientation. We have a set of policies explicitly setting forth our expectations for nondiscrimination and a harassment-free work environment. We are also a proud equal opportunity employer and cultivate a highly collaborative and entrepreneurial culture.

In identifying and evaluating candidates, the committee takes into consideration the criteria approved by Parent’s board of directors and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other members of the board of directors, and the extent to which the candidate would be a desirable addition to the board of directors and any committees of the board of directors. The Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for the board of directors. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee.

The nominating and corporate governance committee of the combined company is expected to retain these persons and their duties and responsibilities following completion of the Transaction and is expected to retain these duties and responsibilities following completion of the Transaction. Parent believes that, after the completion of the Transaction, the composition of the corporate governance committee will meet the requirements for independence under, and the functioning of such committee will comply with any applicable requirements of the rules and regulations of The Nasdaq Stock Market LLC.

Parent’s Board of Director Compensation

Parent does not currently have a director compensation policy. All of Parent’s directors, including those who also serve as employees (i.e., Datuk Dr. Doris Wong and Kiu Cu Seng), received cash compensation for service under their management service contracts with Parent during 2026 (see “Parent Director and Executive Officer Compensation” below).

Parent Director and Executive Officer Compensation

Parent’s executive officers and directors presently, and who will serve as executive officers and directors of the combined company following the Transaction, are referred to in this proxy statement/prospectus as the “named executive officers and directors.”

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Summary Compensation Table

The following table shows the compensation paid or accrued during the last two fiscal years ended December 31, 2024 and 2025 to (1) our current and former Chief Executive Officers and Executive Directors, (2) our current and any former Executive Vice President, Finance, Chief Financial Officer and Chief Operating Officer, and (3) our former Senior Vice President and Chief Medical Officer. The following table includes the named executive officers and directors who will serve as executive officers and directors of the combined company. For the management of the combined company after the closing of the Transaction, as discussed further above in this section titled “Management Following the Closing of the Transaction” beginning on page 168:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1) (2)	Stock Awards ($)(1) (3)	All Other Compensation ($)(4) (5) (6)	Total ($)
Datuk Dr. Doris Wong Sing Ee, Chief Executive Officer and Executive Director	2025	-			420,249	50,536	470,785
	2024	-	-	-		-	-

Kiu Cu Seng, Chief Financial Officer, Executive Director and Secretary	2025	-			280,000	5,054	285,054
	2024	-	-	-	-	-	-

David Lazar, Former Interim Chief Executive Officer and Principal Financial Officer	2025		50,000			16,250	66,250
	2024	-	-	-		-	-

Spiro Rombotis, Former President and Chief Executive Officer	2025			288,605		558,831	847,436
	2024	560,131	0	0	-	24,869	585,000

Paul McBarron, Former Executive Vice President, Finance, Chief Financial Officer, Chief Operating Officer, Secretary(7)	2025			162,340		337,574	499,914
	2024	312,615	0	0		21,008	333,623

Mark Kirschbaum, MD, Former Senior Vice President and Chief Medical Officer(8)	2025	-	-	-	-	-	-
	2024	30,365	0	0	-	0	30,365

(1) These amounts represent the aggregate grant date fair value for option awards computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. The amounts in the column reflect rounding.

(2) Options were granted during the year ended December 31, 2025 to Spiro Rombotis and Paul McBarron in the amounts of 4,000 shares and 2,250 shares respectively. The options were granted on February 26, 2025 with a grant date fair value of $72.15 per share, and was in connection with short term consultancy agreements entered into following their resignations on January 6, 2025. No options were granted during the year ended December 31, 2024.

(3) Restricted Stock Units were granted during the year ended December 31, 2025 to Datuk Dr. Doris Wong and Kiu Cu Seng in the amounts of 300,178 shares and 200,000 shares respectively. The Restricted Stock Units were granted on November 12, 2025 with a grant date fair value of $1.40 per share and vest immediately upon grant. No Restricted Stock Units were granted during the year ended December 31, 2024.

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(4) Consists of payments made to Datuk Dr Doris Wong, Kiu Cu Seng and David Lazar under the Company’s Director Compensation Program.

(5) Consists of Executive Officer Settlement Agreements made to Spiro Rombotis and Paul McBarron in connection with the termination of their employment contracts following their resignations on January 6, 2025.

(6) Consists of the following for Spiro Rombotis, Paul McBarron and Mark Kirschbaum for the year ended December 31, 2024: Payments for private medical and health insurance, life insurance and permanent health insurance; and matching contributions made under the Company’s U.S. 401(k) Plan and U.K. Group Personal Pension Plan.

(7) Mr. McBarron’s compensation for the year ended December 31, 2024 was translated from British pound sterling to the U.S. dollar using the exchange rates of 1.27795 as of December 31, 2024.

(8) Dr. Kirschbaum was terminated as Chief Medical Officer on January 25, 2024.

Following the consummation of the Transaction, Parent expects to undertake a comprehensive review of all elements of its executive officer and director compensation program, including the function and design of its equity incentive programs.

Compensation Risk Management

Parent has considered the risk associated with its compensation policies and practices for all employees and believes it has designed its compensation policies and practices in a manner that does not create incentives that could lead to excessive risk taking that would have a material adverse effect on Parent.

Board of Directors of Future NRG Following the Transaction

The table below sets forth the anticipated director of Future NRG upon the closing of the Transaction:

Future NRG Sdn. Bhd. Director or Officer Name	Age	Title
Pun Kah Weng	33	Director

Future NRG Sdn. Bhd. Directors

Pun Kah Weng -- Mr. Pun has served as a Director of Perfect Energy Sdn Bhd since 2026. Mr. Pun is a qualified accounting professional and a member of the Malaysian Institute of Accountants (MIA) since 2021, with extensive experience in financial reporting, compliance, group consolidation, and commercial corporate exercises.

From 2022 to 2026, Mr. Pun served as Group Accountant of Computer Forms (Malaysia) Berhad, where he oversaw the group’s overall finance and accounting functions and ensured timely preparation of quarterly and annual financial reports in compliance with Bursa Malaysia and Malaysian Financial Reporting Standards (MFRS) requirements. Concurrently, from 2022 to 2026, Mr. Pun served as Finance Manager of Trive Property Group Berhad, where he was responsible for preparing and presenting quarterly reports to the board, reviewing management accounts, and liaising with auditors, legal counsel, advisors, tax agents, and the company secretary.

Prior to these roles, from 2021 to 2022, Mr. Pun served as Senior Account Executive at Foodict Maker Sdn Bhd, where he handled full-set accounts, prepared budgeting and forecasting analyses, and liaised with auditors, tax agents, and relevant authorities. From 2017 to 2021, Mr. Pun served as Senior Audit Associate at SBY & Partners, where he performed audit engagements for a diverse portfolio of clients across various industries, planned and executed audit fieldwork in accordance with professional standards, and analyzed financial statements and assessed the effectiveness of internal controls.

Mr. Pun holds a Bachelor of Accounting from Universiti Tunku Abdul Rahman (UTAR), Sungai Long, which he obtained in 2017.

____

Future NRG Sdn. Bhd. Executive Officer and Director Compensation

Summary Compensation Table

The following table provides information regarding the executive officers and directors of Future NRG Sdn. Bhd. who will serve as executive officers and directors of Future NRG Sdn. Bhd. after the closing of the Transaction.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All other compensation ($)	Total $
Pun Kah Weng	2026
	2025	—	—	—	—	—	—
	2024	—	—	—	—	—	—

(1)	Compensation arrangements are expressed in USD.

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Employment Benefits Plans

Parent’s Equity Incentive Plan and Inducement Equity Inventive Plan

Parent grants stock options, restricted stock units and restricted stock to officers, employees, directors and consultants under our 2018 Equity Incentive Plan and the 2020 Inducement Equity Incentive Plan. Parent measures compensation cost for all stock-based awards at fair value on date of grant and recognize compensation over the requisite service period. The fair value of restricted stock and restricted stock units is determined based on the number of shares granted and the quoted price of our common stock on the date of grant. The determination of grant-date fair value for stock option awards is estimated using an option-pricing model, which includes variables such as the expected volatility of our share price, the anticipated exercise behavior of our employees, interest rates, and dividend yields. These variables are projected based on our historical data, experience, and other factors. Changes in any of these variables could result in significant adjustments to the costs recognized for share-based payments.

In May 2018, the Company’s stockholders approved the 2018 Equity Incentive Plan (the “2018 Plan”), under which BGMS may make equity incentive grants to its officers, employees, directors and consultants. The 2018 Plan replaced the 2015 Equity Incentive Plan (the “2015 Plan”). The 2018 Plan allows for various types of award grants, including stock options and restricted stock units. Stock option awards granted under the Company’s equity incentive plans have a maximum life of 10 years and generally vest over a one to four-year period from the date of grant.

On June 21, 2024, the Company’s stockholders approved an additional 666 shares of common stock that may be issued under the 2018 Plan. On June 13, 2023, the Company’s stockholders approved an additional 250 shares of common stock that may be issued under the 2018 Plan. As of December 31, 2024, the Company has reserved approximately 820 shares of the Company’s common stock under the 2018 Plan for future issuances. Stock option awards granted under the Company’s equity incentive plans have a maximum life of 10 years and generally vest over a one to four-year period from the date of grant.

On February 6, 2025, the Company’s stockholders approved an amendment to the 2018 Plan to reserve an additional 500,000 shares of Common Stock for issuance thereunder, which number would not be adjusted as a result of the Reverse Stock Split. As of June 30, 2025, the Company has reserved approximately 785,000 shares of the Company’s common stock under the 2018 Plan for future issuances.

2020 Inducement Equity Incentive Plan

In October 2020, the Inducement Equity Incentive Plan (the “Inducement Plan”), became effective. Under the Inducement Plan, BGMS may make equity incentive grants to new senior level Employees (persons to whom the Company may issue securities without stockholder approval). The Inducement Plan allows for the issuance of up to 55 shares of the Company’s common stock (or the equivalent of such number). As of December 31, 2024, the reserve remains at 55 shares.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Audit Committee reviews and approves in advance all related-party transactions. Except as described below, there have been no transactions during our last two fiscal years with our directors and officers and beneficial owners of more than 5% of our voting securities and their affiliates.

On January 2, 2025, we entered into a Securities Purchase Agreement (the “Lazar Purchase Agreement”) with David E. Lazar, our former interim Chief Executive Officer, principal financial officer, principal accounting officer and secretary, pursuant to which he agreed to purchase from the Company 1,000,000 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and 2,100,000 shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock” and, together with the Series C Preferred Stock, the “Preferred Stock”) of the Company at a purchase price of $1.00 per share for aggregate gross proceeds of $3.1 million, subject to the terms and conditions of the Lazar Purchase Agreement. Mr. Lazar agreed to pay $1,000,000 at the initial closing of the transactions under the Lazar Purchase Agreement in exchange for 1,000,000 shares of Series C Preferred Stock which occurred on January 6, 2025. Upon Company February 6, 2025, Mr. Lazar paid an additional $2,100,000 in exchange for 2,100,000 shares of Series D Preferred Stock.

In connection with the signing of the Lazar Purchase Agreement, Mr. Spiro Rombotis and Mr. Paul McBarron resigned as Chief Executive Officer and Chief Financial Officer, respectively, of the Company and Dr. Robert Spiegel, Dr. Christopher Henney, Dr. Brian Schwartz, Dr. Kenneth Ferguson and Ms. Karin Walker (together, the “Resigning Directors”) also resigned as members of our board of directors effective as of the signing of the Lazar Purchase Agreement. On January 2, 2025, the Company entered into settlement agreements with the Resigning Directors effective as of the signing of the Lazar Purchase Agreement. Pursuant to the terms of such settlement agreements, each Resigning Director resigned his or her position as a member of the Board of Directors, and any positions held on committees of the Board of Directors and received his or her accrued Board fees in full consideration of the release of claims against the Company and other promises and covenants set forth in such settlement agreements.

On January 2, 2025, the Company entered into a settlement agreement with Mr. Rombotis whereby Mr. Rombotis agreed to provide transition services to the Company in his capacity as a member of the Board of Directors through the filing of the Company’s Annual Report on Form 10-K for the year ended 2024. On January 2, 2025, the Company also entered into a settlement agreement with Mr. McBarron, whereby Mr. McBarron agreed to provide transition services to the Company in his capacity as a member of the Board of Directors through the filing of the Company’s Annual Report on Form 10-K for the year ended 2024. In consideration for entering into such settlement agreements, the Company agreed to pay Mr. Rombotis and Mr. McBarron payments of $279,415.50 and $165,164.50, respectively, as soon as practicable, and three months later a further one-time payment of $279,415.50 and $165,164.50 either in cash or through the issuance of common stock, respectively, in full consideration of the release of claims against the Company and other promises and covenants set forth in their settlement agreements, respectively, and the Lazar Purchase Agreement.

On February 11, 2025, Mr. Lazar entered into a securities purchase agreement (the “Wong Purchase Agreement”) with an investor, Datuk Dr. Doris Wong pursuant to which Datuk Wong agreed to purchase 1,000,000 shares of Series C Convertible Preferred Stock of the Company, and 1,745,262 of the 2,100,000 shares of Series D Convertible Preferred Stock of the Company, currently held by Mr. Lazar so that Datuk Wong would hold seventy percent (70%) of the fully diluted issued and outstanding shares of the Company. The Wong Purchase Agreement closed on February 26, 2025 (the “Closing Date”). Additionally, Datuk Wong succeeded to all of Mr. Lazar’s rights and interests under Lazar Purchase Agreement.

The Securities were convertible into shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Company at the election of Datuk Wong as follows: (i) the 1,000,000 shares of the Series C wee convertible into 11,041 shares of Common Stock, and (ii) 1,745,262 of the Series D were convertible into 799,911 shares of Common Stock. On the Closing Date, Datuk Wong exercised the conversion rights related to the Series C and Series D shares into Common Stock in full resulting in Datuk Wong owning 810,953 shares of Common Stock.

On February 26, 2025, Mr. Lazar, provided notice of his resignation as Chief Executive Officer and Secretary of the Company and agreed to continue his role as co-principal financial officer and co-principal accounting officer to assist with the transition of the Company’s new Chief Financial Officer, until the filing date of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024.

In addition, on February 26, 2025, Samuel L. Barker resigned from our board of directors and entered into a settlement agreement with the Company whereby the Company paid him all of his accrued board fees.

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DESCRIPTION OF CAPITAL STOCK

General

The authorized capital stock of BGMS consists of 600,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

As of June 2, 2026, there were:

●	5,519,456 shares of common stock outstanding;

●	135,537 shares of preferred stock outstanding;

●	1,081 shares of common stock issuable upon the exercise of options outstanding at a weighted average exercise price of $240.04 per share;

●	2 shares of common stock issuable upon vesting of restricted stock units outstanding at a weighted average exercise price of $3,240 per share;

●	23,746 shares of common stock issuable pursuant to the vesting of Restricted Options at a weighted average exercise price of $79.20 per share;

●	4,282,120 shares of common stock reserved for future issuance under our 2018 Equity Incentive Plan (the “2018 Plan”);

●	55 shares of common stock reserved for future issuance under our inducement equity incentive plan;

●	2,992 shares of common stock issuable upon the exercise of warrants outstanding at a weighted-average exercise price of $507.00 per share;

●	2 shares of common stock issuable upon the conversion of 264 shares of our Series A Convertible Preferred Stock, par value $0.001 per share, outstanding; and

●	0 shares of common stock issuable upon the conversion of 135,273 shares of our 6% Convertible Exchangeable Preferred Stock, par value $0.001 per share.

The following description of the capital stock of BGMS is not complete and may not contain all the information you should consider before investing in BGMS capital stock. This description is summarized from, and qualified in its entirety by reference to, the amended and restated certificate of incorporation of BGMS, which has been filed with the SEC. See “Where You Can Find More Information.”

Common Stock

Stock Split

On May 7, 2025, the Company filed an amendment to its Certificate of Incorporation (“Certificate of Amendment”) to implement a one-for-sixteen reverse stock split. The effective date of the Certificate of Amendment was May 12, 2025 (the “Effective Date”). The Board of Directors of the Company approved the amendment to the Company’s Certificate of Incorporation primarily to meet the minimum bid price requirements of The Nasdaq Capital Market. The Company’s stockholders approved the Certificate of Amendment at a special meeting of its stockholders held on February 6, 2025.

As a result of the reverse stock split, on the Effective Date, every sixteen shares of common stock then issued and outstanding automatically combined into one share of common stock, with no change in par value per share. No fractional shares will be outstanding following the reverse stock split, and any fractional shares that would have resulted from the reverse stock split will be (a) rounded up to the nearest whole number for any shareholder who would otherwise be entitled to receive one-half or more of a fractional split-adjusted share, and (b) rounded down to the nearest whole number for any shareholder who would otherwise be entitled to receive less than one-half of a fractional split-adjusted share.

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On July 2, 2025, the Company filed an amendment to its Certificate of Incorporation (“July Certificate of Amendment”) to implement a one-for-fifteen reverse stock split. The effective date of the July Certificate of Amendment was July 7, 2025 (the “July Effective Date”). The Company’s common stock began trading on a split-adjusted basis when the market opened on the July Effective Date. The Board of Directors of the Company approved the amendment to the Company’s July Certificate of Incorporation primarily to meet the share bid price requirements of The Nasdaq Capital Market. The Company’s stockholders approved the July Certificate of Amendment by majority written consent on May 12, 2025.

As a result of the reverse stock split, on the July Effective Date, every fifteen shares of common stock then issued and outstanding automatically will be combined into one share of common stock, with no change in par value per share. No fractional shares will be outstanding following the reverse stock split, and any fractional shares that would have resulted from the reverse stock split will be (a) rounded up to the nearest whole number for any shareholder who would otherwise be entitled to receive one-half or more of a fractional split-adjusted share, and (b) rounded down to the nearest whole number for any shareholder who would otherwise be entitled to receive less than one-half of a fractional split-adjusted share.

Voting

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any outstanding shares of preferred stock.

Listing

Our common stock is listed for quotation on The Nasdaq Capital Market under the symbol “BGMS.”

Delaware Law and Certain Charter and By-law Provisions

The provisions of (1) Delaware law, (2) our amended and restated certificate of incorporation, as amended, and (3) our amended and restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

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Classified Board of Directors; Removal of Directors for Cause.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is divided into three classes, each serving staggered three-year terms ending at the annual meeting of our stockholders. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.

Our amended and restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 45 days nor more than 75 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered by the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the amended and restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders.

Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

Super-Majority Stockholder Vote Required for Certain Actions.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 66-2/3% of our outstanding voting stock to amend or repeal any of the anti-takeover provisions discussed in this section. This 66-2/3% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, a 66-2/3% vote is also required for any amendment to, or repeal of, our amended and restated bylaws by the stockholders. Our amended and restated bylaws may be amended or repealed by a simple majority vote of the board of directors.

Preferred Stock

Series A Preferred Stock -- A total of 8,872 shares of the Company’s Series A Preferred Stock were issued in a July 2017 Underwritten Public Offering. Each share of Series A Preferred Stock is convertible at any time at the option of the holder thereof, into a number of shares of common stock determined by dividing $1,000 by the initial conversion price of $600.00 per share, subject to a 4.99% blocker provision, or, upon election by a holder prior to the issuance of shares of Series A Preferred Stock, 9.99%, and is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations.

As of June 1, 2026, 264 shares of the Series A Preferred Stock remain issued and outstanding. The 264 shares of Series A Preferred Stock issued and outstanding at December 31, 2025, are convertible into 2 shares of common stock. In the event of a liquidation, the holders of shares of the Series A Preferred Stock may participate on an as-converted-to-common-stock basis in any distribution of assets of the Company. The Company shall not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as dividends on each share of Series A Preferred Stock are paid on an as-converted basis. There is no restriction on the Company’s ability to repurchase shares of Series A Preferred Stock while there is any arrearage in the payment of dividends on such shares, and there are no sinking fund provisions applicable to Series A Preferred Stock.

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Subject to certain conditions, at any time following the issuance of the Series A Preferred Stock, the Company has the right to cause each holder of the Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock in the event that (i) the volume weighted average price of our common stock for 30 consecutive trading days, or Measurement Period exceeds 300% of the initial conversion price of the Series A Preferred Stock (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and similar transactions), (ii) the daily trading volume on each Trading Day during such Measurement Period exceeds $500,000 per trading day and (iii) the holder is not in possession of any information that constitutes or might constitute, material non-public information which was provided by the Company. The right to cause each holder of Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock shall be exercised ratably among the holders of the then outstanding preferred stock.

The Series A Preferred Stock has no maturity date, will carry the same dividend rights as the common stock, and with certain exceptions contains no voting rights. In the event of any liquidation or dissolution of the Company, the Series A Preferred Stock ranks senior to the common stock in the distribution of assets, to the extent legally available for distribution.

6% Convertible Exchangeable Preferred Stock -- As of June 1, 2026, there were 135,273 shares of the Company’s 6% Convertible Exchangeable, or Preferred Stock issued and outstanding at an issue price of $10.00 per share. Dividends on the Preferred Stock are cumulative from the date of original issuance at the annual rate of 6% of the liquidation preference of the Preferred Stock, and if declared, payable quarterly on the first day of February, May, August and November, commencing February 1, 2005. Any dividends must be declared by the Company’s Board of Directors and must come from funds that are legally available for dividend payments. The Preferred Stock has a liquidation preference of $10.00 per share, plus accrued and unpaid dividends.

The Company’s Board of Directors considers numerous factors in determining whether to declare the quarterly dividend pursuant to the Certificate of Designations governing the terms of the Company’s Preferred Stock, including the requisite financial analysis and determination of a surplus. As of June 1, 2026, there were no accrued and unpaid dividends.

The Preferred Stock is convertible at the option of the holder at any time into the Company’s shares of common stock at a conversion rate of approximately 0.000000069 shares of common stock for each share of Preferred Stock based on a price of $142,128,000 per share. The Company has reserved 0 shares of common stock for issuance upon conversion of the remaining shares of Preferred Stock outstanding at June 1, 2026. The shares of previously converted Preferred Stock have been retired, cancelled and restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as shares of Preferred Stock of one or more series.

The Company may automatically convert the Preferred Stock into common stock if the closing price of the Company’s common stock has exceeded $213,192,000, which is 150% of the conversion price of the Preferred Stock, for at least 20 trading days during any 30-day trading period, ending within five trading days prior to notice of automatic conversion.

The Certificate of Designations governing the Preferred Stock provides that if the Company fails to pay dividends on its Preferred Stock for six quarterly periods, holders of Preferred Stock are entitled to nominate and elect two directors to the Company’s Board of Directors. This right accrued to the holders of Preferred Stock as of August 2, 2010 and two directors were nominated and elected at the annual meeting held on May 24, 2011.

We have the authority to issue up to 5 million shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. The board of directors has the right, without the consent of holders of common stock, to designate and issue one or more series of preferred stock, which may be convertible into common stock at a ratio determined by the board of directors. A series of preferred stock may bear rights superior to common stock as to voting, dividends, redemption, distributions in liquidation, dissolution, or winding up, and other relative rights and preferences. The board may set the following terms of any series of preferred stock:

●	the number of shares constituting the series and the distinctive designation of the series;

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●	dividend rates, whether dividends are cumulative, and, if so, from what date; and the relative rights of priority of payment of dividends;

●	voting rights and the terms of the voting rights;

●	conversion privileges and the terms and conditions of conversion, including provision for adjustment of the conversion rate;

●	redemption rights and the terms and conditions of redemption, including the date or dates upon or after which shares may be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

●	sinking fund provisions for the redemption or purchase of shares;

●	rights in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority of payment; and

●	any other relative powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series.

Dividends on outstanding shares of preferred stock will be paid or declared and set apart for payment before any dividends may be paid or declared and set apart for payment on the common stock with respect to the same dividend period. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets available for distribution to holders of preferred stock are insufficient to pay the full preferential amount to which the holders are entitled, then the available assets will be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect to each series.

Holders of preferred stock will not be entitled to preemptive rights to purchase or subscribe for any shares of any class of capital stock of the corporation. The preferred stock will, when issued, be fully paid and non-assessable. The rights of the holders of preferred stock will be subordinate to those of our general creditors.

If the Board of Directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock and vote the stock they acquire to remove management or directors. Our amended and restated certificate of incorporation and amended and restated bylaws also provides staggered terms for the members of our Board of Directors. Under Section 141 of the Delaware General Corporation Law, our directors may be removed by stockholders only for cause and only by vote of the holders of a majority of voting shares then outstanding. These provisions may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control of us without the consent of our Board of Directors. These provisions could also delay the removal of management by the Board of Directors with or without cause. In addition, our directors may only be removed for cause and amended and restated bylaws limit the ability of our stockholders to call special meetings of stockholders.

Outstanding Warrants

April 2024 Warrants

A total of 62,750 warrants were issued pursuant to the April 2024 Securities Purchase Agreement (the “April 2024 Securities Purchase Agreement”), consisting of Series A, Series B, Pre-funded, and Placement Agent warrants. As of December 31, 2025, only Placement Agent warrants to purchase a total of 1,242 shares of common stock remained outstanding. The 1,242 Placement Agent Warrants issued pursuant to the Engagement Letter with the placement agent, are exercisable immediately from the date of issuance for a period of five and one half (5.5) years after the date of issuance, at an exercise price of $124.512 per warrant share. A total of 20,704 Series A warrants and 9,988 Series B warrants were exercised during the year ended December 31, 2025. A total of 20,100 pre-funded warrants and 10,716 Series B warrants were exercised during the year ended December 31, 2024.

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December 2023 Warrants

As of June 1, 2026, warrants to purchase a total of 1,750 shares of common stock issued pursuant to a securities purchase agreement in a December 2023 financing transaction remained outstanding. A total of 1,651 warrants, including 33 warrants issued in a concurrent private placement, are exercisable immediately from the date of issuance for a period of seven years after the date of issuance, at an exercise price of $765.60 per warrant share. A further 99 warrants issued in a concurrent placement agency agreement, are exercisable immediately from the date of issuance for a period of five years after the date of issuance, at an exercise price of $994.50 per warrant share. There were no exercises of these warrants during the years ended December 31, 2025 or December 31, 2024.

December 2020 Warrants

As of Jun 1, 2026, warrants to purchase 186 shares of common stock issued pursuant to a securities purchase agreement in a December 2020 financing transaction remained outstanding. Each warrant shall be exercisable beginning on the 12-month anniversary of the date of issuance for a period of five years after the date of issuance, at an exercise price of $14,868 per warrant share. The exercise price of the warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the warrants. The warrants may be exercised on a “cashless” basis. There were no exercises of these warrants during the years ended December 31, 2025 or December 31, 2024.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 28 Liberty Street 53rd Floor, New York, NY 10005, USA.

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PRINCIPAL STOCKHOLDERS OF BGMS

The following table sets forth the beneficial ownership of BGMS common stock and preferred stock as of June 10, 2026 by:

●	each person, or group of affiliated persons, who we know to beneficially own more than 5% of BGMS common stock;

●	each of our named executive officers;

●	each of our current directors; and

●	all of our current executive officers and directors as a group.

The percentage ownership information shown in the table is based on an aggregate of 5,519,456 shares of our common stock and the percentage of ownership of preferred stock is based on 135,537 shares of preferred stock outstanding as of June 1, 2026.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of Common Stock that may be acquired by an individual or group within 60 days of June 1, 2026 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of an individual or group but do not deem them to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of stock shown to be beneficially owned by them based on information provided to us by these stockholders.

Name of Beneficial Owners(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock	Number of Shares of Preferred Stock Beneficially Owned	Percentage of Preferred Stock Owned
Datuk Dr. Doris Wong Sing Ee(2)	1,111,131	20.13%	-	-
Kiu Cu Seng	200,000	3.62%	-	-
Soon Ping Pappas	-	-	-	-
Dr. Satis Waran Nair Krishnan	-	-	-	-
Inigo Angel Laurduraj	-	-	-	-
All current directors and executive officers as a group (5 people)	1,311,131	23.75%	-	-
5% or more stockholders
Yap Kim Choy(3)	467,535	8.47%	-	-
Fitters Diversified Berhad(4)	279,248	5.06%	-	-

*	Represents beneficial ownership of less than one percent of our outstanding shares of Common Stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Bio Green Med Solution, Inc., Bio Green Med Solution, Inc., Level 10, Tower 11, Avenue 5, No. 8 Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia.
(2)	The Company’s Chief Executive Officer, Datuk Dr. Doris Wong Sing Ee is the Majority Consenting Stockholder referred to herein who controls the management and affairs of the Company, and currently can control matters requiring the approval by the Company’s stockholders, including the election of directors, any merger, consolidation or sale of all or substantially all of its assets, and any other significant corporate transaction.
(3)	Based solely on Form 13/G filed with the SEC on May 12, 2026 by Yap Kim Choy.
(4)	Based solely on Form 13/G filed with the SEC on October 21, 2025 by Fitters Diversified Berhad

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PRINCIPAL SHAREHOLDERS OF FUTURE NRG SDN. BHD.

The following table sets forth the beneficial ownership of the ordinary shares of Future NRG Sdn. Bhd. as of May 31, 2026 by:

●	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

●	each of our named executive officers;

●	each of our current directors; and

●	all of our current executive officers and directors as a group.

The percentage ownership information shown in the table is based on an aggregate of 28,000,000 ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of Common Stock that may be acquired by an individual or group within 60 days of June 11, 2026 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of an individual or group but do not deem them to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. We believe that the shareholder named in this table has sole voting and investment power with respect to all ordinary shares shown to be beneficially owned by it.

	Number of Ordinary Shares of Beneficially Owned	Percentage of Ordinary Shares Beneficially Owned
5% Stockholders:(2)
Perfect Energy Sdn. Bhd (1)(2)	15,400,000	55%
Antbiz Sdn. Bhd(3)	2,520,000	9%
Yap Mun Kie	2,520,000	9%
Kua Lik Jang	1,960,000	7%
Named Executive Officers and Directors:(4)
Pun Kah Weng (Director)	—	—

All current directors and executive officers as a group (1 person)	15,400,000	55%

(1)	All shares are directly held by Perfect Energy Sdn. Bhd., which is located at NO45G 47G, 49G, Jln Aman Tiara 2, Bandar Tropicana Aman, 42500 Telok Panglima Garang, Selangor, Malaysia.
(2)

Pun Kah Weng, a Malaysian, is the sole shareholder of Perfect Energy Sdn Bhd and has the power to vote or direct the vote and power to dispose or to direct the disposition of all securities owned directly by Perfect Energy Sdn Bhd.

(3)

Lee Yong Tian, a Malaysian, is the sole shareholder of Antbiz Sdn Bhd and has the power to vote or direct the vote and power to dispose or to direct the disposition of all securities owned directly by Antbiz Sdn Bhd.

(4)	Unless otherwise indicated, the address of all shareholders, and officers and directors is co Future NRG Sdn. Bhd. located at Lot PT 6127, 3A/1, Jalan Tech Valley, Bandar Sri, Sendayan, Seremban, Negeri Sembilan, Malaysia.

LEGAL MATTERS

Rimon, P.C., Washington, D.C., will pass upon the validity of the Bio Green Med Solution, Inc. common stock offered by this proxy statement/prospectus. The material U.S. federal income tax consequences of the Transaction will be passed upon by Rimon, P.C. Rohamat & Ling is serving as legal counsel to Selling Shareholders and Future NRG Sdn. Bhd.

EXPERTS

The consolidated financial statements of Bio Green Med Solution, Inc. for the years ended December 31, 2025 and December 31, 2024 included in this Prospectus have been audited by SFAI Malaysia PLT, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) and included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Future NRG Sdn. Bhd. as of December 31, 2025 and December 31, 2024, and for the years then ended, included in this proxy statement/prospectus, have been audited by Morison LC, an independent accounting firm, as set forth in their report appearing elsewhere herein. The inclusion of their report is made in reliance upon their authority as experts in accounting and auditing, and Morison LC has consented to such inclusion.

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WHERE YOU CAN FIND MORE INFORMATION

Bio Green Med Solution, Inc. files annual, quarterly and special reports, proxy statements and other information with the SEC. Bio Green Med Solution, Inc.’s SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

As of the date of this proxy statement/prospectus, Bio Green Med Solution, Inc. has filed a registration statement on Form S-4 to register with the SEC the common stock that Bio Green Med Solution, Inc. will issue to Future Diversified Bhd. in the Transaction. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Bio Green Med Solution, Inc., as well as a proxy statement of Bio Green Med Solution, Inc. for the special meeting.

Bio Green Med Solution, Inc. has supplied all information contained in this proxy statement/prospectus relating to Bio Green Med Solution, Inc., and Future NRG Sdn. Bhd. has supplied all information contained in this proxy statement/prospectus relating to Future NRG Sdn. Bhd.

If you would like to request documents from Bio Green Med Solution, Inc. or Future NRG Sdn. Bhd., please send a request in writing or by telephone to either Bio Green Med Solution, Inc. or Future NRG Sdn. Bhd. at the following addresses:

Bio Green Med Solution, Inc. Level 10, Tower 11, Avenue 5, No. 8 Jalan Kerinchi 59200 Kuala Lumpur, Malaysia Attn: Corporate Secretary Tel: (908) 955 0526	Future NRG Sdn. Bhd. Lot PT 6127, 3A/1, Jalan Tech Valley, Bandar Sri Sendayan, Seremban Negeri Sembilan, Malaysia Attn: Pun Kah Weng, Director Tel: +(603) 6276 7155

If you are a stockholder of Bio Green Med Solution, Inc. and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Transaction, including the procedures for voting your shares, you should contact our proxy solicitor:

Laurel Hill Advisory Group, LLC

Telephone: 1-888-742-1305 (toll free); 1-516-933-3100 (collect)

Email: [_____]@laurelhill.com

TRADEMARK NOTICE

Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies. “Bio Green Med Solution, Inc.” and “BGMS” are tradenames of Bio Green Med Solution, Inc. BGMS does not own patents or have pending applications, relying on certifications and supplier agreements for competitive positioning. Except as set forth above and solely for convenience, the trademarks and tradenames in this proxy statement/prospectus are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

184

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires BGMS’ executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish BGMS with copies of all Section 16(a) forms they file.

Mr. Kua Khai Loon had one late Form 4 filing in 2025, Mr. David Lazar had one late Form 4 filing in 2025, Mr. Ho Jien Shiung had one late Form 3 filing in 2025, Mr. Ho Kee Wee had one late Form 3 filing in 2025, Mr. Tan Kok Hui had one late Form 3 filing in 2025, Ms. Inigo Angel Laurduraj had one late Form 3 filing in 2025, Dr. Satis Waran Nair Krishnan had one late Form 3 filing in 2025 and David Natan had one late Form 4 filing in 2025.

Except as set forth above, based solely on our review of the copies of such forms BGMS has received, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2026.

Stockholder Proposals for Inclusion in Proxy Statement

Stockholders may present proper proposals for inclusion in our proxy statement by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our special meeting, our corporate secretary must have received the written proposal at our principal executive offices not later than the close of business (5:30 p.m. Pacific Time) on [  ], 2026. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Bio Green Med Solution, Inc.

Level 10, Tower 11, Avenue 5, No. 8

Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia

Attn: Corporate Secretary

Tel: (908) 955 0526

Stockholder Proposals and Director Nominations Not for Inclusion in Proxy Statement

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement and for stockholders to nominate directors for election at an annual meeting of stockholders. In order to be properly brought before our 2027 annual meeting of stockholders, if such meeting is held, the stockholder must have given timely notice of such proposal or nomination, in proper written form. To be timely for our 2027annual meeting of stockholders, if such meeting is held, a stockholder’s notice of a matter that the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to the corporate secretary of BGMS at its principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. As a result, any written notice given by a stockholder pursuant to these provisions of our bylaws must be received by our corporate secretary at our principal executive offices:

●	not earlier than March 2, 2027, and

●	not later than April 1, 2027.

In the event that we hold our 2027 annual meeting of stockholders more than 30 days before or more than 30 days after the one-year anniversary date of the 2026 annual meeting, then such written notice must be received no later than the close of business on the later of the following two dates:

●	the 90th day prior to such annual meeting, or

●	the 10th day following the day on which public announcement of the date of such meeting is first made.

To be in proper written form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws. Notices should be addressed to:

Bio Green Med Solution, Inc.

Level 10, Tower 11, Avenue 5, No. 8

Jalan Kerinchi

59200 Kuala Lumpur, Malaysia

Attn: Corporate Secretary

Tel: (908) 955 0526

185

Communications with the Board of Directors

In cases where stockholders or other interested parties wish to communicate directly with BGMS’s non-management directors, messages can be sent to BGMS, Inc., Attention: Secretary, Level 10, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia.

BGMS’s secretary monitors these communications and will provide a summary of all received messages to the BGMS board of directors at each regularly scheduled meeting of the board. BGMS’s board of directors generally meets on a quarterly basis. Where the nature of a communication warrants it, BGMS’s secretary may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors or non-management director, of independent advisors or of our management, as BGMS’s secretary considers appropriate.

BGMS’s secretary may decide in the exercise of his or her judgment whether a response to any stockholder or interested party communication is necessary.

This procedure for stockholder and other interested party communications with the non-management directors is administered by our nominating and governance committee. This procedure does not apply to (a) communications to non-management directors from our officers or directors who are stockholders or (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

186

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Stockholders of Bio Green Med Solution, Inc. (Formerly known as Cyclacel Pharmaceuticals, Inc.)

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Bio Green Med Solution, Inc. (Formerly known as Cyclacel Pharmaceuticals, Inc.) and its subsidiary (collectively, the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations (loss) and other comprehensive loss, stockholders’ equity and cash flows for each of the years ended December 31, 2025 and 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years ended December 31, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial doubt about the Company’s ability to continue as a going concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company does not currently have sufficient funds to extend operations and has a limited cash balance as of December 31, 2025 and 2024. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the United States federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ SFAI Malaysia PLT

We have served as the Company’s auditor since 2025.

Malaysia

March 30, 2026

PCAOB ID Number 7167

F-2

BIO GREEN MED SOLUTION, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$3,505	$3,137
Accounts receivable	1,257	—
Inventory	1,384	—
Prepaid expenses and other current assets	110	537
Total current assets	6,256	3,674
Property and equipment, net	137	3
Right-of-use lease asset	12	5
Goodwill	1,570	—
Non-current assets	210	412
Total assets	$8,185	$4,094
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$617	$4,599
Accrued and other current liabilities	715	1,669
Total current liabilities	1,332	6,268
Lease liability	2	—
Other liabilities	9	—
Total liabilities	1,343	6,268

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 5,000,000 shares authorized at December 31, 2025 and December 31, 2024; 6% Convertible Exchangeable preferred stock; 135,273 shares issued and outstanding at December 31, 2025 and December 31, 2024. Aggregate preference in liquidation of $1,717,967 as of December 31, 2025 and $4,006,512 as of December 31, 2024	—	—
Series A convertible preferred stock, $0.001 par value; 264 shares issued and outstanding at December 31, 2025 and December 31, 2024	—	—
Series B convertible preferred stock, $0.001 par value; 0 shares issued and outstanding at December 31, 2025 and 119,000 shares issued and outstanding at December 31, 2024	—	—
Common stock, $0.001 par value; 600,000,000 shares authorized at December 31, 2025 and 100,000,000 shares authorized at December 31, 2024; 5,400,320 shares issued and outstanding at December 31, 2025 and 36,913 shares issued and outstanding at December 31, 2024	5	—
Additional paid-in capital	461,287	438,211
Accumulated other comprehensive loss	(39)	(891)
Accumulated deficit	(454,411)	(439,494)
Total stockholders’ equity (deficit)	6,842	(2,174)
Total liabilities and stockholders’ equity (deficit)	$8,185	$4,094

The accompanying notes are an integral part of these consolidated financial statements.

F-3

BIO GREEN MED SOLUTION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (LOSS)

(In thousands, except share and per share amounts)

	Year Ended
	December 31,
	2025	2024
Revenues:
Product Revenue – Fire Safety	$747	$—
Clinical trial supply	—	43
Revenues	$747	$43

Operating expenses:
Cost of sales	609	—
Research and development	848	6,655
General and administrative	7,717	5,392
Total operating expenses	9,174	12,047
Operating loss	(8,427)	(12,004)
Other income (expense):
Foreign exchange losses	73	(54)
Interest income	62	12
Gain on deconsolidation of former subsidiary	4,947	—
Other income, net	354	52
Total other income, net	5,436	10
Loss before taxes	(2,991)	(11,994)
Income tax benefit / (provision)	(7)	782
Net loss	(2,998)	(11,212)
Dividend on convertible exchangeable preferred shares	(61)	—
Deemed dividend on warrant exchange	(11,033)	—
Net loss applicable to common shareholders	$(14,092)	$(11,212)
Basic and diluted earnings per common share:
Net loss per share – basic and diluted (common shareholders)	$(6.45)	$(502.46)

Weighted average common shares outstanding	2,185,075	22,314

The accompanying notes are an integral part of these consolidated financial statements.

F-4

BIO GREEN MED SOLUTION, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended
	December 31,
	2025	2024
Net loss	$(2,998)	$(11,212)
Translation adjustment	2,346	2,916
Unrealized foreign exchange loss on intercompany loans	(2,380)	(2,899)
Comprehensive loss	$(3,032)	$(11,195)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

BIO GREEN MED SOLUTION, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

						Accumulated
					Additional	Other		Total
	Preferred Stock		Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Equity
Balances at December 31, 2023	454,537	$—	4,412	$—	$429,797	$(908)	$(428,282)	$607

Issue of common stock, preferred stock and associated warrants on underwritten offering, net of expenses	—	—	2,944	0	6,209	—	—	6,209
Conversion of series B Preferred stock	(119,000)	—	165	—	—	—	—	—
Conversion of series 6% Convertible Exchangeable Preferred	(200,000)	—	0	—	—	—	—	—
Warrant Exercises	—	—	29,391	0	1,613	—	—	1,613
Stock-based compensation	—	—	—	—	592	—	—	592
Unrealized foreign exchange on intercompany loans	—	—	—	—	—	(2,899)	—	(2,899)
Translation adjustment	—	—	—	—	—	2,916	—	2,916
Loss for the period	—	—	—	—	—	—	(11,212)	(11,212)
Balances at December 31, 2024	135,537	$—	36,913	$—	$438,211	$(891)	$(439,494)	$(2,174)
Expenses related to Securities Purchase Agreement In Private Placement	—	—	—	—	(344)	—	—	(344)
Issue of common stock on Securities Purchase Agreement	—	—	1,698	0	(125)	—	—	(125)
Issue of common stock on share exchange agreement to purchase Fitters Sdn. Bhd	—	—	699,158	1	4,449	—	—	4,450

Exercise of Pre-Funded & Common Warrants	—	—	113,479	0	—	—	—	0
Payment made under the Warrant Exchange Amendment	—	—	—	—	(1,100)	—	—	(1,100)
Issue of common stock on Warrant Exchange Agreements	—	—	1,962,000	2	11,033	—	(11,033)	2
Stock-based compensation	—	—	500,178	—	2,334	—	—	2,334
Preferred stock dividends	—	—	—	—	(61)	—	—	(61)
Issue of Series C preferred stock	1,000,000	1	—	—	999	—	—	1,000
Series C Preferred stock conversions	(1,000,000)	(1)	11,042	0	1	—	—	—
Issue of Series D preferred stock	2,100,000	2	—	—	1,892	—	—	1,894
Series D Preferred stock conversions	(2,100,000)	(2)	962,500	1	1	—	—	—)
Issue of Series E preferred stock	1,000,000	1	—	—	999	—	—	1,000
Series E Preferred stock conversions	(1,000,000)	(1)	458,333	0	1	—	—	—)
Issue of Series F preferred stock	3,000,000	3	—	—	2,997	—	—	3,000
Series F Preferred stock conversions	(3,000,000)	(3)	654,000	1	2	—	—	—)
Cancellation of fraction shares	—	—	1,019	0	—	—	—	—
Unrealized foreign exchange on intercompany loans	—	—	—	—	—	(2,380)	—	(2,380)
Translation adjustment	—	—	—	—	—	2,346	—	2,346
Reclassification of accumulated translation adjustments upon deconsolidation of subsidiary	—	—	—	—	—	886	(886)	—
Loss for the period	—	—	—	—	—	—	(2,998)	(2,998)
Balances at December 31, 2025	135,537	$—	5,400,320	$5	$461,287	$(39)	$(454,411)	$6,842

The accompanying notes are an integral part of these consolidated financial statements.

F-6

BIO GREEN MED SOLUTION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	December 31,
	2025	2024
Operating activities:
Net loss	$(2,998)	$(11,212)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5	6
Gain on deconsolidation of subsidiary	4,947	—
Stock-based compensation	2,334	592
Changes in lease liability	2	(37)
Changes in operating assets and liabilities:
Accounts receivable, net	(1,257)	—
Inventory	(1,384)	—
Prepaid expenses and other assets	4,087	4,472
Accounts payable, accrued and other current liabilities	(10,506)	(1,811)
Net cash used in operating activities	(4,770)	(7,990)
Investing activities:
Purchase of property, plant and equipment	—	—
Net cash used in investing activities	—	—
Financing activities:
Proceeds, net of issuance costs, from issuing common stock and pre-funded warrants, net	6,425	6,209
Payment made under the Warrant Exchange Amendment	(1,100)	—
Proceeds from the exercise of stock options and warrants, net of issuance costs	—	1,613
Payment of preferred stock dividend	(61)	—
Net cash provided by in financing activities	5,264	7,822

Effect of exchange rate changes on cash and cash equivalents	(126)	(73)
Net increase (decrease) in cash and cash equivalents	368	(241)
Cash and cash equivalents, beginning of period	3,137	3,378
Cash and cash equivalents, end of period	$3,505	$3,137
Supplemental cash flow information:
Non cash financing activities:
Issuance of shares in acquisition of Fitters Sdn. Bhd.	$4,450	$—
Warrant Exchange	$11,033	$—

Cash received during the period for:
Interest	$68	$96
Research & development tax credits	$—	$3,715

Cash paid during the period for:
Interest	$7	$—
Taxes	$18	$2

The accompanying notes are an integral part of these consolidated financial statements.

F-7

BIO GREEN MED SOLUTION, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization of the Company and Basis of Presentation

Bio Green Med Solution, Inc. (“BGMS” or “the Company”) is engaged primarily in the fire safety and protection industry through its wholly owned subsidiary Fitters Sdn. Bhd. (“FITTERS”), a Malaysia-based group specializing in fire protection products and services.

Through December 31, 2025, the Company has funded all of its operations and capital expenditures with proceeds from the issuance of public equity securities, private placements of securities, government grants, research and development tax credits, interest on investments, royalty income, product revenue and licensing revenue. The Company has incurred recurring losses since its inception, including net losses of $3.0 million and $11.2 million for the years ended December 31, 2025 and 2024 respectively. As of December 31, 2025, the Company had an accumulated deficit of $454.4 million. The Company expects to continue to generate operating losses for the near term as it builds and expands its portfolio of businesses and improves operating margins at FITTERS.

The Company is subject to risks and uncertainties common to small market capitalization companies. If the Company is unable to obtain the necessary financing to build and expand its asset portfolio, there will be a material adverse impact on the Company’s financial condition and results of operations.

Going Concern

Pursuant to the requirements of Accounting Standard Codification (ASC) 205-40, Presentation of Financial Statements-Going Concern, management is required at each reporting period to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. This evaluation initially does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented as of the date the financial statements are issued. When substantial doubt exists under this methodology, management evaluates whether the mitigating effects of its plans sufficiently alleviate the substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern for one year after the date that these financial statements are issued. In performing its analysis, management excluded certain elements of its operating plan that cannot be considered probable. Under ASC 205-40, the future receipts of potential funding from future equity or debt issuances or by entering into partnership agreements cannot be considered probable at this time because these plans are not entirely within the Company’s control nor have they been approved by the Board of Directors as of the date of these consolidated financial statements.

Based on the Company’s current operating plan, it is anticipated that cash and cash equivalents of $3.5 million as of December 31, 2025 will allow it to meet liquidity requirements into the third quarter of 2026. The Company continues to work to raise additional capital however as of the date of these financial statements there is no guarantee that the Company will be able to raise additional funds to extend operations beyond the third quarter of 2026. The Company’s history of losses, negative cash flows from operations, liquid resources currently on hand, and dependence on the ability to obtain additional financing to fund its operations, about which there can be no certainty, have resulted in the assessment that there is substantial doubt about the Company’s ability to continue as a going concern for a period of at least twelve months from the issuance date of these financial statements. While the Company has plans in place to mitigate this risk, which primarily consist of raising additional capital through a combination of public or private equity or debt financings or by entering into partnership agreements, there is no guarantee that it will be successful in these mitigation efforts. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business.

F-8

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP and include the financial statements of Bio Green Med Solution, Inc. and all of the Company’s wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Reverse Stock Split

On May 12, 2025, the Company effected a one-for-sixteen reverse stock split of its common stock and subsequently on July 7, 2025, effected a further one-for-fifteen reverse stock split of its common stock. All share and per share data for all periods presented in the consolidated financial statements have been retrospectively adjusted to give effect to these reverse stock splits.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and related disclosures of contingent assets and liabilities at the date of the financial statements and the reported expenses during the reporting period. Critical estimates include inputs used to determine clinical trial accruals and stock-based compensation expense. The Company reviews its estimates on an ongoing basis. The estimates are based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results may differ from these estimates. The Company believes the judgments and estimates required by the following accounting policies to be significant in the preparation of the Company’s consolidated financial statements.

Foreign Currency and Currency Translation

Transactions that are denominated in a foreign currency are remeasured into the functional currency at the current exchange rate on the date of the transaction. Any foreign currency-denominated monetary assets and liabilities are subsequently remeasured at current exchange rates, with gains or losses recognized as foreign exchange (losses) gains in the statement of operations.

The assets and liabilities of the Company’s international subsidiaries are translated from its functional currency into United States dollars at exchange rates prevailing at the balance sheet date. Average rates of exchange during the period are used to translate the statement of operations, while historical rates of exchange are used to translate any equity transactions. Translation adjustments arising on consolidation due to differences between average rates and balance sheet rates, as well as unrealized foreign exchange gains or losses arising from translation of intercompany loans for which settlement is not planned or anticipated in the foreseeable future and that are of a long-term-investment nature, are recorded in other comprehensive loss.

In 2025, the Company deconsolidated a foreign operation based in the United Kingdom. Upon loss of control of the foreign subsidiary, the accumulated translation adjustments recorded in other comprehensive income within equity were recycled as part of the gain on deconsolidation of former subsidiary.

Cash and Cash Equivalents

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company considers all highly liquid investments with an original maturity of three months or less at the time of initial purchase to be cash equivalents. The objectives of the Company’s cash management policy are to safeguard and preserve funds, to maintain sufficient liquidity to meet the Company’s cash flow requirements and to attain a market rate of return. The Company deposits its cash in financial institutions that it believes have high credit quality and has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

F-9

The Company’s cash and cash equivalents balance at December 31, 2025 was $3.5 million and it maintains its cash accounts in several entities both within the United States as well as Malaysia and the United Kingdom. The cash balances for amounts held in the United States are insured by the Federal Deposit Insurance Corporation, or FDIC up to $250,000 per account. The Company has cash balances exceeding the balance insured by the FDIC that totaled approximately $0.1 million at December 31, 2025. The cash balances for amounts held in the United Kingdom are insured by the UK Government Financial Services Compensation Scheme, or FSCS up to £85,000 per account. The Company does not have cash balances exceeding the balance insured by the FSCS at December 31, 2025.

Property and Equipment

The components of property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, which are generally three to five years. Amortization of leasehold improvements is performed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related assets. Upon sale or retirement of assets, the costs and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss on sale is reflected as a component of operating income or loss. Expenditures for maintenance and repairs are charged to operating expenses as incurred.

Impairment of Long-lived Assets

The Company reviews property and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company assesses the recoverability of the potentially affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows.

Impairment, if any, is measured as the amount by which the carrying amount of a long-lived asset or asset group exceeds its fair value.

Goodwill

Goodwill represents the cost of acquired businesses in excess of the fair value of net identifiable assets acquired. Goodwill is not amortized but is tested for impairment on an annual basis on July 1 of each fiscal year, or more frequently if events or changes in circumstances indicate that the carrying amount of a reporting unit exceeds its fair value. The quantitative goodwill impairment test compares the fair value of a reporting unit with its carrying amount. If the fair value of the reporting unit exceeds its carrying amount, goodwill is considered not impaired. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, not to exceed the total amount of goodwill allocated to that reporting unit.

The Company operates in a single operating segment and has just one reporting unit. The Company did not perform a goodwill impairment test in 2025 as the goodwill recognized in the financial statements resulted from the September 2025 acquisition of FITTERS, and there were no events or changes in circumstances indicating that the carrying amount of the goodwill was not recoverable in the few months post-acquisition.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Assets and liabilities measured at fair value are classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1 — Quoted prices in active markets for identical assets or liabilities.
●	Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.
●	Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

F-10

The carrying values of cash and cash equivalents, accounts receivables, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

Segments

The Company is managed and operated as one business which is currently focused on the sale and distribution of fire safety materials, equipment and fire prevention systems. The entire business is managed by a single management team that reports to the Chief Executive Officer. Similarly, the Company’s legacy operations within the biotechnology industry were also managed entirely by a single management team that reported into the Chief Executive Officer. The Company has not operated separate lines of business with respect to any of its operations and the Company did not prepare discrete financial information with respect to separate products or product candidates separate businesses or by location through December 31, 2025. Accordingly, the Company views its current business as one reportable operating segment with operations in one geographic area, namely Malaysia. In 2024, the Company viewed its legacy business also as one reportable operating segment with operations in the United Kingdom and United States of America.

Revenue Recognition

Overview

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers. The Company derives revenue primarily from the sale of various protective and fire safety equipment.

Nature of Goods and Services

The Company’s revenue is generated from the sale of tangible products, including:

●	Fire safety equipment and extinguishers;
●	Foam system;
●	Fire resistant doors; and
●	Personal Protective Equipment (PPE) and Fire Safety Apparel.

All products are sold directly to customers (e.g., municipalities, fire contractors, distributors and individuals).

Disaggregation of Revenue

The Company disaggregates revenue by product category, which the Company believes best depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

The following table summarizes total revenue by product for the years ended December 31, 2025 and 2024 (in thousands):

	Product revenue in $000’s for the year ended:
Product	December 31, 2025	December 31, 2024

Safety apparel	119	-
Fire safety equipment	603	-
Maintenance & Servicing	6	-
Project - supply & installation	20	-
Clinical trial supply	-	43
Total Revenue	$747	$43

F-11

In addition, the Company recognized $43,000 of revenue for the year ended December 31, 2024. This revenue relates to recovery of clinical manufacturing costs associated with an investigator sponsored study managed by Cedars-Sinai Medical Center (“CSMC”). There were $0 revenues recognized for the comparative period in 2025. All revenues from this customer were recognized at the point in time that the related clinical supply were transferred to CSMC and CSMC obtains control over the goods. The arrangements with CSMC comprise a single performance obligation.

The Company invoiced CSMC following the transfer of the clinical supply and provided CSMC with typical payment terms. The Company collected all amounts due from CSMC. As of December 31, 2025 and December 31, 2024, the Company has not recognized any accounts receivable from CSMC, credit loss allowances, contract assets, contract liabilities, or warranty provisions. There were no remaining performance obligations outstanding as of December 31, 2025.

Performance Obligations

The Company’s contracts with customers generally include a single performance obligation, which is the promise to transfer the purchased products to the customer.

The Company satisfies its performance obligations at a point in time when control of the products transfers to the customer. Control typically transfers upon delivery, depending on the contractual delivery terms.

Transaction Price and Variable Consideration

The transaction price is generally the stated contract price for the products sold. The Company’s contracts may include variable consideration in the form of discounts, price concessions, or other incentives.

Variable consideration is estimated using the method that best predicts the amount of consideration to which the Company expects to be entitled and is included in revenue only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur.

Contract Balances

Contract assets represent the Company’s right to consideration in exchange for goods transferred to customers when that right is conditioned on something other than the passage of time. Contract liabilities represent amounts billed or collected from customers in advance of satisfying performance obligations.

Contract assets and contract liabilities are not material to the business. Accounts receivable as of January 1, 2024 and 2025 was $0. Accounts receivable, before allowance for doubtful debt as of December 31, 2025 was $1,588,000.

Significant Payment Terms

The Company’s payment terms vary by customer and contract but generally require payment within 30–60 days from the invoice date. The Company does not have significant financing components in its contracts, as the period between the transfer of goods and customer payment is typically less than one year.

Warranties

The Company provides assurance-type warranties that its products comply with agreed-upon specifications and are free from defects for a specified period. These warranties do not represent separate performance obligations Such warranty reserves are immaterial.

F-12

Returns and Refunds

The Company may allow customers to return products if they are deemed faulty or otherwise not fit for purpose. Expected returns are estimated and recorded as a reduction of revenue, with a corresponding refund liability and right-of-return asset.

The level of returns is of an immaterial value.

Practical Expedients and Policy Elections

The Company applies the practical expedient to expense incremental costs of obtaining a contract, such as commissions, when the amortization period would have been one year or less.

Remaining Performance Obligations

The Company’s performance obligations are generally satisfied within one year. As a result, the Company has elected the practical expedient not to disclose the value of remaining performance obligations.

Other Income

Other income is primarily related to royalty income received under a historical Asset Purchase Agreement for activities which are not part of the Company’s ongoing operations and activities.

Leases

The Company accounts for lease contracts in accordance with ASC 842. As of December 31, 2025 and 2024, all of the Company’s leases are classified as operating leases.

The Company recognizes an asset for the right to use an underlying leased asset for the lease term and records lease liabilities based on the present value of the Company’s obligation to make lease payments under the lease. As the Company’s leases do not indicate an implicit rate, the Company uses a best estimate of its incremental borrowing rate to discount the future lease payments. The Company estimates its incremental borrowing rate based on observable information about risk-free interest rates that are the same tenure as the lease term, adjusted for various factors, including the effects of assumed collateral, the nature of how a loan would be repaid (e.g., amortizing versus bullet), and the Company’s credit risk.

The Company evaluates options included in its lease agreements to extend or terminate the lease. The Company will reflect the effects of exercising those options in the lease term when it is reasonably certain that the Company will exercise that option. In assessing whether it is reasonably certain that the Company will exercise an option, the Company considers factors such as:

●	The lease payments due in any optional period;
●	Penalties for failure to exercise (or not exercise) the option;
●	Market factors, such as the availability of similar assets and current rental rates for such assets;
●	The nature of the underlying leased asset and its importance to the Company’s operations; and
●	The remaining useful lives of any related leasehold improvements.

Lease expense for the Company’s operating leases is recognized on a straight-line basis over the lease term and is reported as a component of general and administrative expense. Variable lease payments, if any, are recognized in the period when the obligation to make those payments is incurred. Lease incentives received prior to lease commencement are recorded as a reduction in the right-of-use asset. Fixed lease incentives received after lease commencement reduce both the lease liability and the right-of-use asset.

The Company has elected an accounting policy to account for the lease and non-lease components as a single lease component.

F-13

Stock-based Compensation

The Company measures all stock options and other stock-based awards granted to employees, consultants, and directors based on the fair value on the date of the grant and recognizes compensation expense of those awards over the requisite service period, which for the Company is the period between the grant date and the date the award vests or becomes exercisable. Many awards granted by the Company vest ratably over three or four years. However, certain awards granted to members of the Company’s Board of Directors vest in their entirety on the one-year anniversary following the date of grant. Generally, the Company issues stock options and restricted stock awards to employees or consultants with only service-based vesting conditions and records the expense for these awards using the straight-line method. However, in certain years, the Company will grant share-based payment awards to employees or consultants that are dependent upon the fulfillment of certain clinical and financial conditions. In such instances where the performance condition must be met for the award to vest, the company only recognizes compensation expense when the award is probable of vesting (See Note 15 — Stock-Based Compensation).

The Company classifies stock-based compensation expenses in its statement of operations in the same manner in which the award recipient’s payroll costs are classified. The Company accounts for forfeitures as they occur.

The fair value of restricted stock and restricted stock units is determined based on the number of shares granted and the quoted price of the Company’s common stock on the date of grant. The determination of grant-date fair value for stock option awards is estimated using the Black-Scholes model, which includes variables such as the expected volatility of the Company’s share price, expected term of the award, interest rates, and dividend yields.

The Company relies on its historical volatility as an input to the option pricing model as management believes that this rate will be representative of future volatility over the expected term of the options.

The expected term assumption is estimated using past history of early exercise behavior and expectations about future behaviors.

The weighted average risk-free interest rate represents the interest rate for treasury constant maturities published by the Federal Reserve Board. If the term of available treasury constant maturity instruments is not equal to the expected term of an employee option, The Company interpolates a discount rate based on the two Federal Reserve securities closest to the expected term of the employee option.

The expected dividend yield is zero, as the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends on common stock in the foreseeable future.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not-to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves for unrecognized tax benefits that are considered appropriate as well as the related net interest and penalties.

The Company records research and development tax credits within income taxes. Credit is taken in the accounting period for research and development tax credits, when claimed from H.M. Revenue & Customs, or HMRC, the United Kingdom’s taxation and customs authority, in respect of qualifying research and development costs incurred in the same accounting period.

F-14

Net Loss Per Common Share

The Company calculates net loss per common share in accordance with ASC 260 “Earnings Per Share”. Basic and diluted net loss per common share was determined by dividing the net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period.

In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2025 and 2024.

Comprehensive Income (Loss)

All components of comprehensive income (loss), including net income (loss), are reported in the financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments, are reported to arrive at comprehensive income (loss). There were no reclassifications out of other comprehensive income (loss) during the year ended December 31, 2024. In 2025, the Company deconsolidated a foreign operation based in the United Kingdom. Upon loss of control of the foreign subsidiary, the accumulated translation adjustments recorded in other comprehensive income within equity were recycled as part of the gain on deconsolidation of former subsidiary.

Recently Issued Accounting Pronouncements

The FASB has issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, as amended by ASU 2025-01, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date”. This standard will require all public entities to disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. The amendments in ASU 2024-03 are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. ASU 2024-03 will not change the way in which expenses are recognized or measured. However, the Company is currently evaluating the effects of ASU 2023-07 on its financial statement presentation and disclosures.

Policies Prior to the Disposition of Pharmaceutical Development Business

Research and Development Costs

Research and development expenses consist primarily of costs associated with the development of the Company’s product candidates, including upfront fees, milestones, compensation and other expenses for research and development personnel, supplies and development materials, costs for consultants and related contract research, facility costs and depreciation. Expenditures relating to research and development are expensed as incurred.

Clinical Trial Accounting

Data management and monitoring of the Company’s clinical trials are performed with the assistance of contract research organizations, or CROs or clinical research associates, or CRAs in accordance with the Company’s standard operating procedures. Typically, CROs and CRAs bill monthly for services performed, and others bill based upon milestones achieved. The Company accrues unbilled clinical trial expenses based on estimates of the level of services performed each period. Clinical trial costs related to patient enrollment are accrued as patients are entered into and progress through the trial.

Patent Costs

Patent prosecution costs are charged to general and administrative expenses as incurred as recoverability of such expenditure is uncertain.

F-15

3. Significant Contracts

The Company does not currently have any significant contracts in relation to the operations of its business.

4. Cash and Cash Equivalents

The following is a summary of cash and cash equivalents at December 31, 2025 and 2024 (in thousands):

	December 31,
	2025	2024
Cash	$3,505	$93
Cash equivalents	—	3,044
Total cash and cash equivalents	$3,505	$3,137

Cash equivalents are made up entirely of money market funds.

5. Fair Value of Financial Assets and Liabilities

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values (in thousands):

Fair Value Measurements
as of December 31, 2025 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents	$—	$—	$—	$—
Total Assets	$—	$—	$—	$—

	Fair Value Measurements
	as of December 31, 2024 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents	$3,044	$—	$—	$3,044
Total Assets	$3,044	$—	$—	$3,044

6. Inventory

The following is a summary of inventory at December 31, 2025 and 2024 (in thousands):

	December 31,	December 31,
	2025	2024
Raw Materials	242	—
Work in progress	134	—
Finished goods	1,008	—
	$1,384	$—

Inventory is recorded at the lower of cost or net realizable value, where cost is measured on a first-in, first-out basis.

7. Accounts receivable

The following is a summary of accounts receivable at December 31, 2025 and 2024 (in thousands):

	December 31,	December 31,
	2025	2024
Accounts receivables	1,257	—
	$1,257	$—

F-16

The above receivables are net of allowance for doubtful debt, which stood at $539,441 as at December 31, 2025, and is determined based on expected credit losses. Losses are provided at the rate of 10% against balances greater than 120-149 days, 25% against balances greater than 150-179 days, 35% against balances greater than 180-364 days, and 50% against balances greater than 365 days.

8. Prepaid Expenses and Other Assets

The following is a summary of prepaid expenses and other current assets at December 31, 2025 and 2024 (in thousands):

	December 31,	December 31,
	2025	2024
Prepayments	6	212
Other current assets	104	325
	$110	$537

9. Acquisition

On September 12, 2025, the Company completed the acquisition of Fitters Sdn. Bhd. (“Fitters Sub”), a Malaysian private limited company and wholly-owned subsidiary of FITTERS Diversified Berhad, a Malaysian publicly listed company (“FITTERS”). Following the closing of the Transaction, Fitters Sub became a wholly-owned subsidiary of the Company.

Goodwill primarily represents the value of assembled workforce and other intangible assets that cannot be individually identified and recognized as a separate intangible asset under U.S. generally accepted accounting principles and is fully deductible for tax purposes. Goodwill consisted of the following (in $000s):

Balance at December 31, 2024	$—
Goodwill on acquisition of Fitters Sdn. Bhd.	1,570
Balance at December 31, 2025	$1,570

Allocation of purchase consideration

Common Stock of BGMS (formerly CYCC) Shares O/S as of September 11, 2025	2,798,379
19.99% of BGMS (formerly CYCC) Shares issued as consideration	699,158
Stock Price as of September 11, 2025	$6.3650
Cash consideration	$-
Total Estimated Purchase Consideration	$4,450,138

Cash and cash equivalents	784,090
Inventories	1,284,447
Accounts receivables	715,173
Prepaid & other current assets	464,129
Property, plant and equipment, net	129,423
Trade payables	(416,470)
Accrued and other current liabilities	(31,571)
Non-current liabilities - deferred tax	(48,739)
Goodwill	1,569,656

Total Net Assets Acquired	$4,450,138

F-17

Inventories, receivables, and other short-term assets and liabilities have been valued at their historical carrying amounts, as the Company believes there are no material differences between those amounts and fair value. The Company similarly determined that fair value of the acquired property, plant, and equipment is materially the same as its historical carrying value as of the acquisition date.

The following unaudited pro forma information for the years ended December 31, 2025 and December 31, 2024 gives effect to the Transaction as if it took place as of January 1, 2024, and combines the historical results of Fitters and the Company for each period. The pro forma results do not include any anticipated cost synergies or other effects of the combined Company. Accordingly, pro forma amounts are not necessarily indicative of the results that actually would have occurred had the acquisitions been completed on the dates indicated, nor are they indicative of the Company’s future operating results.

UNAUDITED SUPPLEMENTAL PRO FORMA INFORMATION FOR REVENUE AND EARNINGS

	Year ended December 31,
	2025	2024

Pro forma revenue	$2,080	$2,053
Pro forma net loss	$(3,191)	$(13,333)
Pro forma net loss per share attributable to common shareholders	$(6.57)	$(602.02)

10. Non-Current Assets

The Company had $0.2 million of non-current assets as of December 31, 2025 and $0.4 million as of December 31, 2024. The balance at December 31, 2025 relates to a 1.7 million Malaysian Ringgit (approximately $0.4M) loan to an unrelated customer. The loan is interest bearing at a rate of 8% per annum, and is recorded as a component of interest income.

The balance at December 31, 2024 primarily comprised of deposits held by a contract research organization in relation to the Company’s clinical trials.

11. Property and Equipment

Property and equipment consisted of the following at December 31, 2025 and 2024 (in thousands):

		December 31,
	Lives in years	2025	2024
Leasehold improvements	1 to 2	$138	$6
Plant & Equipment	3 to 5	1	—
Office equipment and furniture	3 to 5	282	420
		421	427
Less: accumulated depreciation and amortization		(284)	(424)
		$137	$3

F-18

12. Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following items as of December 31, 2025 and 2024 (in thousands):

	December 31,	December 31,
	2025	2024
Accrued research and development	$—	$1,299
Accrued legal and professional fees	500	87
Other current liabilities	215	283
	$715	$1,669

13. Commitments and Contingencies

Leases

Effective March 1, 2025, the Company entered into a two year lease agreement for our corporate headquarters at Level 10, Tower 11, Avenue 5, No. 8, Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia, which we believe is adequate to accommodate our business needs. The Company terminated its lease agreement for its previous headquarters in Berkely Heights, New Jersey, effective January 31, 2025. Following the acquisition of Fitters Sub on September 12, 2025, the Company has three additional facilities in Malaysia, all on short term lease agreements.

For the years ended December 31, 2025 and December 31, 2024, the Company recognized operating lease expenses of $22,335 and $82,830 respectively, including $12,813 and $9,104 respectively relating to short term lease agreements for facilities in Scotland and Malaysia. The remaining lease term as of December 31, 2025 is approximately 1.2 years for the Kuala Lumpur, Malaysia facility. The discount rate used by the Company in determining the lease liability was 12%.

The following is a summary of the Company’s future contractual obligations and commitments relating to its facilities lease as at December 31, 2025 (in thousands):

Operating Lease
Obligation
2026	$18
2027	2
Thereafter	—
Total future minimum lease obligation	$20
Less imputed interest	—
Total	$20

14. Stockholders’ Equity

The Company has completed the following equity issuances during the periods presented in the consolidated financial statements.

Convertible Preferred Stock Equity Offerings

Series F Preferred Stock

On June 20, 2025, Bio Green Med Solution, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which the Investors agreed to purchase an aggregate of 3,000,000 shares of Series F Convertible Preferred Stock (the “Series F Preferred Stock”) of the Company at a purchase price of $1.00 per share for aggregate gross proceeds of $3,000,000, subject to the terms and conditions of the Purchase Agreement. In connection with the transaction, the Company issued a series A common stock purchase warrant, series B common stock purchase warrant and series C common stock purchase warrant to each Investor (collectively, the “Warrants”). The proceeds of the transaction will be used for general corporate and operating purposes.

F-19

In sum, the Investors agreed to invest a total of $3,000,000 at the closing of the transactions under the Purchase Agreement in exchange for an aggregate of 3,000,000 shares of Series F Preferred Stock and 1,962,000 Warrants, which occurred on or about June 20, 2025 (the “Closing”).

Each share of Series F Preferred Stock was convertible into 0.218 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). All 3,000,000 shares of Series F Preferred Stock were converted into 654,000 shares of Common Stock during 2025.

The series A common stock purchase warrants entitle each Investor to purchase 218,000 shares of Common Stock of the Company at an exercise price of $7.65 per share with an expiration date five years from the date of issuance. The series B common stock purchase warrants entitle each Investor to purchase 218,000 shares of Common Stock of the Company at an exercise price of $9.00 per share with an expiration date five years from the date of issuance. The series C common stock purchase warrants entitle each Investor to purchase 218,000 shares of Common Stock of the Company at an exercise price of $10.20 per share with an expiration date five years from the date of issuance.

Series E Preferred Stock

A total of 1,000,000 shares of the Company’s Series E Preferred Stock were issued pursuant to a March 2025 Securities Purchase Agreement with certain accredited investors (the “Investors”). The Company received proceeds of $1.0 million, net of issuance costs. During the year ended December 31, 2025, all of the Series E preferred shares were converted into 458,333 shares of Common Stock. As of December 31, 2025, there were no remaining shares of the Series E Preferred Stock outstanding.

Series C and Series D Preferred Stock

A total of 1,000,000 shares of the Company’s Series C Preferred Stock and 2,100,000 shares of the Company’s Series D Preferred Stock were issued pursuant to a January 2025 Securities Purchase Agreement with David E. Lazar, pursuant to which he agreed to purchase from the Company 1,000,000 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and 2,100,000 shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock” and, together with the Series C Preferred Stock, the “Preferred Stock”) of the Company at a purchase price of $1.00 per share for aggregate gross proceeds of $3.1 million, subject to the terms and conditions of the Purchase Agreement. The proceeds of the transaction were used to repay and settle outstanding liabilities of the Company and for other general corporate and operating purposes.

Each share of Series C Preferred Stock was convertible into 0.011042 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and each share of Series D Preferred Stock was convertible into 0.4583 shares of Common Stock. On February 24, 2025, all of the Series C preferred shares were converted in conjunction with the Purchase Agreement. As of December 31, 2025, there were no remaining shares of the Series C Preferred Stock outstanding.

On February 24, 2025, 1,745,262 of the Series D preferred shares were converted in conjunction with the Purchase Agreement. On April 2, 2025, the remaining 354,738 Series D preferred shares were converted in conjunction with the Purchase Agreement. As of December 31, 2025, there were no remaining shares of the Series D Preferred Stock outstanding.

April 2024 Securities Purchase Agreement

On April 30, 2024, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (the “Purchaser”) for the issuance and sale in a private placement (the “Private Placement”) of (i) 604 shares of the Company’s common stock, (ii) pre-funded warrants to purchase up to 20,099 shares of common stock (the “Pre-Funded Warrants”), (iii) series A warrants to purchase up to 20,703 shares of common stock (the “Series A Warrants”), and (iv) series B warrants to purchase up to 20,703 shares of common stock (the “Series B Warrants” and together with the Series A Warrants, the “Common Warrants”). The purchase price of each share of common stock and associated Common Warrants was $386.40 and the purchase price of each Pre-Funded Warrant and associated Common Warrants was $386.38.

F-20

The Common Warrants are exercisable immediately upon issuance at an exercise price of $326.40 per share. The Series A Warrants will expire five and one-half years from the date of issuance and the Series B Warrants will expire eighteen months from the date of issuance. The Pre-Funded Warrants were exercisable immediately upon issuance at an exercise price of $0.024 per share and were fully exercised in 2024. A holder of Pre-Funded Warrants or Common Warrants (together with its affiliates) may not exercise any portion of such warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder 9.99%) of the Company’s outstanding common stock immediately after exercise.

In connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), dated as of April 30, 2024, with the Purchaser, pursuant to which the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) registering the resale of the securities issued in the Private Placement.

The Private Placement closed on May 2, 2024. The gross proceeds to the Company from the Private Placement were approximately $8.0 million, before deducting placement agent fees and estimated offering expenses payable by the Company.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the Company’s exclusive placement agent in connection with the Private Placement, pursuant to that certain engagement letter, dated as of April 29, 2024, between the Company and Wainwright (as amended, the “Engagement Letter”). Pursuant to the Engagement Letter, the Company paid Wainwright (i) a cash fee equal to 7.0% of the aggregate gross proceeds of the Private Placement and (ii) a management fee of 1.0% of the aggregate gross proceeds of the Private Placement. In addition, the Company agreed to pay Wainwright certain expenses and issued to Wainwright or its designees warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 1,242 shares of common stock at an exercise price equal to $483.00 per share. The Placement Agent Warrants are exercisable immediately upon issuance and have a term of exercise equal to five and a half years from the date of issuance.

In connection with this transaction, the Company was required to compensate Roth Capital Partners, LLC, pursuant to a tail provision contained in an engagement letter entered into on March 14, 2024, in an amount equal to 7.0% of the aggregate proceeds of the Private Placement plus the reimbursement of certain expenses. The Company was also required to compensate Ladenburg Thalmann & Co. Inc, pursuant to a tail provision contained in an engagement letter entered into on October 30, 2023, in an amount equal to 8.0% of the aggregate proceeds of the Private Placement.

Each of the instruments issued in the Private Placement have been classified and recorded as part of shareholders’ equity (deficit). The amounts allocated to each issued security were based on their relative fair values, resulting in initial carrying values of the respective instruments as follows:

Allocated Amount
Common shares	$72,108
Prefunded warrants	2,398,831
Common warrants	3,819,274
Net proceeds	$6,290,213

The aggregate fair value of the Placement Agent Warrants was $609,179. These have been accounted for as a direct cost of the Private Placement, resulting in no net effect to overall shareholders’ equity (deficit).

In determining the fair values of the Pre-Funded Warrants, Common Warrants, and Placement Agent Warrants, the Company used a Black-Scholes Option Pricing model with the following assumptions:

	Pre-Funded Warrants	Common Warrants	Placement Agent Warrants
Expected volatility	100%	103% - 121%	103%
Contractual term	1 year	- 5.5 years	5 ½ years
Risk-free interest rate	5.51%	4.57% - 5.51%	4.57%
Expected dividend yield	0%	0%	0%

F-21

The fair value of the common stock was determined using the closing price of the Company’s common stock as of May 2, 2024, which is the date that the Private Placement closed.

Warrants

June 2025 Warrants

As part of a warrant exchange agreement on September 4, 2025, a total of 559,395 Series C common stock purchase warrants were exchanged for the issuance of 559,395 shares of common stock. The Company recorded a deemed dividend of $1,494,000 representing the difference between the fair value of the common stock received and the fair value of the warrants exchanged as of the exchange date.

As part of a warrant exchange agreement on November 5, 2025, 654,000 Series A common stock purchase warrants, 654,000 Series B common stock purchase warrants, and 94,605 Series C common stock purchase warrants, totaling 1,402,605 in aggregate, were exchanged for the issuance of 1,402,605 shares of common stock. The Company recorded a deemed dividend of $9,540,000 representing the difference between the fair value of the common stock received and the fair value of the warrants exchanged as of the exchange date.

A total of 1,962,000 warrants were exercised during the year ended December 31, 2025. As of December 31, 2025, no warrants to purchase Common Stock issued pursuant to the June 2025 financing transaction remained outstanding.

November 2024 Warrants (As Amended)

On November 13, 2024, we entered into a letter agreement (the “Warrant Exercise and Reload Agreement”) with the holder (the “Holder”) of its issued and outstanding Series B Warrants (the “Prior Warrants”) to purchase an aggregate of 20,703 shares of common stock of the Company offering the Holder the opportunity to exercise all of its Prior Warrants for cash at a reduced exercise price equal to $99.60 per share provided the Prior Warrants were exercised in full for cash on or before 12:30 P.M. Eastern Time on the date of the Warrant Exercise and Reload Agreement. In consideration for the exercise of the Prior Warrants, the Holder received new unregistered Series C Warrants (the “Series C Warrants”) exercisable for up to an aggregate of 41,407 shares of common stock (the “Series C Warrant Shares”) and new unregistered Series D Warrants (the “Series D Warrants” and, together with the Series C Warrants, the “New Warrants”) exercisable for up to an aggregate of 41,407 shares of common stock (the “Series D Warrant Shares” and, together with the Series C Warrant Shares, the “New Warrant Shares”). The Series C Warrants are exercisable beginning on the date upon which the Company receives stockholder approval of the issuance of the New Warrant Shares and the Placement Agent Warrant Shares (as defined below) (the “Stockholder Approval Date”) for a period of five and one-half (5.5) years following the Stockholder Approval Date and the Series D Warrants are exercisable beginning on the Stockholder Approval Date for a period of eighteen (18) months following the Stockholder Approval Date. The New Warrants each have an exercise price of $99.60 per share. The shares of common stock issued upon exercise of the Prior Warrants are registered pursuant to an effective registration statement on Form S-1 (No. 333-279157).

All of the 82,816 warrants issued pursuant to the Warrant Exercise and Reload Agreement were exchanged for cash during the year ended December 31, 2025. Pursuant to the Warrant Exchange Agreement, and as consideration for the exchange of warrants, a cash payment of $1.1 million was made by the Company in May 2025.No warrants related to these transactions remain outstanding as of December 31, 2025.

April 2024 Warrants

A total of 62,750 warrants were issued pursuant to the April 2024 Securities Purchase Agreement (the “April 2024 Securities Purchase Agreement”), consisting of Series A, Series B, Pre-funded, and Placement Agent warrants. As of December 31, 2025, only Placement Agent warrants to purchase a total of 1,242 shares of common stock remained outstanding. The 1,242 Placement Agent Warrants issued pursuant to the Engagement Letter with the placement agent, are exercisable immediately from the date of issuance for a period of five and one half (5.5) years after the date of issuance, at an exercise price of $124.512 per warrant share.

F-22

A total of 20,704 Series A warrants and 9,988 Series B warrants were exercised during the year ended December 31, 2025. A total of 20,100 pre-funded warrants and 10,716 Series B warrants were exercised during the year ended December 31, 2024.

December 2023 Warrants

As of December 31, 2025, warrants to purchase a total of 1,750 shares of common stock issued pursuant to a securities purchase agreement in a December 2023 financing transaction remained outstanding. A total of 1,651 warrants, including 33 warrants issued in a concurrent private placement, are exercisable immediately from the date of issuance for a period of seven years after the date of issuance, at an exercise price of $765.60 per warrant share. A further 99 warrants issued in a concurrent placement agency agreement, are exercisable immediately from the date of issuance for a period of five years after the date of issuance, at an exercise price of $994.50 per warrant share.

There were no exercises of these warrants during the years ended December 31, 2025 or December 31, 2024.

December 2020 Warrants

As of December 31, 2025, warrants to purchase 186 shares of common stock issued pursuant to a securities purchase agreement in a December 2020 financing transaction remained outstanding. Each warrant shall be exercisable beginning on the 12-month anniversary of the date of issuance for a period of five years after the date of issuance, at an exercise price of $14,868 per warrant share. The exercise price of the warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the warrants. The warrants may be exercised on a “cashless” basis.

There were no exercises of these warrants during the years ended December 31, 2025 or December 31, 2024.

April 2020 Warrants

As of December 31, 2025, 0 warrants issued in connection with an April 2020 equity financing remained outstanding, each with an exercise price of $18,000.

No warrants were exercised during the year ended December 31, 2025. 111 warrants were exercised during the year ended December 31, 2024.

Preferred Stock

Series B Preferred Stock

A total of 237,745 shares of the Company’s Series B Preferred Stock were issued pursuant to a December 2020 Securities Purchase Agreement. During the year ended December 31, 2024, the remaining 119,000 shares of Series B Preferred Stock were converted, at the option of the holder, into 165 shares of common stock. As of December 31, 2025, there were no remaining shares of the Series B Preferred Stock outstanding.

Series A Preferred Stock

A total of 8,872 shares of the Company’s Series A Preferred Stock were issued in a July 2017 Underwritten Public Offering. Each share of Series A Preferred Stock is convertible at any time at the option of the holder thereof, into a number of shares of common stock determined by dividing $1,000 by the initial conversion price of $600.00 per share, subject to a 4.99% blocker provision, or, upon election by a holder prior to the issuance of shares of Series A Preferred Stock, 9.99%, and is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations.

As of December 31, 2025 and 2024, 264 shares of the Series A Preferred Stock remain issued and outstanding. The 264 shares of Series A Preferred Stock issued and outstanding at December 31, 2025, are convertible into 2 share of common stock.

F-23

In the event of a liquidation, the holders of shares of the Series A Preferred Stock may participate on an as-converted-to-common-stock basis in any distribution of assets of the Company. The Company shall not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as dividends on each share of Series A Preferred Stock are paid on an as-converted basis. There is no restriction on the Company’s ability to repurchase shares of Series A Preferred Stock while there is any arrearage in the payment of dividends on such shares, and there are no sinking fund provisions applicable to Series A Preferred Stock.

Subject to certain conditions, at any time following the issuance of the Series A Preferred Stock, the Company has the right to cause each holder of the Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock in the event that (i) the volume weighted average price of our common stock for 30 consecutive trading days, or Measurement Period exceeds 300% of the initial conversion price of the Series A Preferred Stock (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and similar transactions), (ii) the daily trading volume on each Trading Day during such Measurement Period exceeds $500,000 per trading day and (iii) the holder is not in possession of any information that constitutes or might constitute, material non-public information which was provided by the Company. The right to cause each holder of Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock shall be exercised ratably among the holders of the then outstanding preferred stock.

The Series A Preferred Stock has no maturity date, will carry the same dividend rights as the common stock, and with certain exceptions contains no voting rights. In the event of any liquidation or dissolution of the Company, the Series A Preferred Stock ranks senior to the common stock in the distribution of assets, to the extent legally available for distribution.

6% Convertible Exchangeable Preferred Stock

As of December 31, 2025, there were 135,273 shares of the Company’s 6% Convertible Exchangeable, or Preferred Stock issued and outstanding at an issue price of $10.00 per share. Dividends on the Preferred Stock are cumulative from the date of original issuance at the annual rate of 6% of the liquidation preference of the Preferred Stock, and if declared, payable quarterly on the first day of February, May, August and November, commencing February 1, 2005. Any dividends must be declared by the Company’s Board of Directors and must come from funds that are legally available for dividend payments. The Preferred Stock has a liquidation preference of $10.00 per share, plus accrued and unpaid dividends.

The Company’s Board of Directors considers numerous factors in determining whether to declare the quarterly dividend pursuant to the Certificate of Designations governing the terms of the Company’s Preferred Stock, including the requisite financial analysis and determination of a surplus. As of December 31, 2025, there were no accrued and unpaid dividends.

The Preferred Stock is convertible at the option of the holder at any time into the Company’s shares of common stock at a conversion rate of approximately 0.000000069 shares of common stock for each share of Preferred Stock based on a price of $142,128,000 per share. The Company has reserved 6 shares of common stock for issuance upon conversion of the remaining shares of Preferred Stock outstanding at December 31, 2025. The shares of previously converted Preferred Stock have been retired, cancelled and restored to the status of authorized but unissued shares of preferred stock, subject to reissuance by the Board of Directors as shares of Preferred Stock of one or more series.

The Company may automatically convert the Preferred Stock into common stock if the closing price of the Company’s common stock has exceeded $213,192,000, which is 150% of the conversion price of the Preferred Stock, for at least 20 trading days during any 30-day trading period, ending within five trading days prior to notice of automatic conversion.

The Certificate of Designations governing the Preferred Stock provides that if the Company fails to pay dividends on its Preferred Stock for six quarterly periods, holders of Preferred Stock are entitled to nominate and elect two directors to the Company’s Board of Directors. This right accrued to the holders of Preferred Stock as of August 2, 2010 and two directors were nominated and elected at the annual meeting held on May 24, 2011.

F-24

The Preferred Stock has no maturity date and no voting rights prior to conversion into common stock, except under limited circumstances.

The Company may, at its option, redeem the Preferred Stock in whole or in part, out of funds legally available at the redemption price of $10.00 per share.

The Preferred Stock is exchangeable, in whole but not in part, at the option of the Company on any dividend payment date beginning on November 1, 2005, or Exchange Date for the Company’s 6% Convertible Subordinated Debentures, or Debentures at the rate of $10.00 principal amount of Debentures for each share of Preferred Stock. The Debentures, if issued, will mature 25 years after the Exchange Date and have terms substantially similar to those of the Preferred Stock. No such exchanges have taken place as of December 31, 2025.

For the year ended December 31, 2024, the company passed a resolution to suspend payment of the quarterly cash dividend on the Company’s 6% Convertible Exchangeable Preferred Stock (the “Preferred Stock”) scheduled for February 1, 2025.

15. Stock-Based Compensation

Stock based compensation has been reported within expense line items on the consolidated statement of operations for the years ended 2025 and 2024 as shown in the following table (in thousands):

	Year Ended
	December 31,
	2025	2024
General and administrative	$2,297	$498
Research and development	37	94
Stock-based compensation costs	$2,334	$592

2018 Plan

In May 2018, the Company’s stockholders approved the 2018 Equity Incentive Plan (the “2018 Plan”), under which the Company may make equity incentive grants to its officers, employees, directors and consultants. The 2018 Plan allows for various types of award grants, including stock options and restricted stock units.

On February 6, 2025, the Company’s stockholders approved an amendment to the 2018 Plan to reserve an additional 500,000 shares of Common Stock for issuance thereunder, which number would not be adjusted as a result of the Reverse Stock Split. On June 30, 2025, the Company’s stockholders approved another amendment to the 2028 Plan to reserve an additional 4,281,987 shares of Common Stock for issuance thereunder. As of December 31, 2025, the Company has reserved approximately 4,282,026 shares of the Company’s common stock under the 2018 Plan for future issuances.

Stock option awards granted under the Company’s equity incentive plans have a maximum life of 10 years and generally vest over a one to four-year period from the date of grant. Certain awards, though, vest immediately upon grant, including those granted in 2025, as discussed in further detail below.

2020 Inducement Equity Incentive Plan

In October 2020, the Inducement Equity Incentive Plan (the “Inducement Plan”), became effective. Under the Inducement Plan, the Company may make equity incentive grants to new senior level Employees (persons to whom the Company may issue securities without stockholder approval). The Inducement Plan allows for the issuance of up to 55 shares of the Company’s common stock (or the equivalent of such number). As of December 31, 2025, all 55 shares under the Inducement Plan are available for issuance.

F-25

Option Awards Granted Outside of the 2018 Plan and Inducement Plan

During February 2025, the Company issued stock option awards to employees and consultants outside of the 2018 Plan and the Inducement Plan. The shares underlying these options are not registered for resale. All of the options granted outside of the 2018 Plan and Inducement Plan vest immediately upon grant and can be exercised beginning three months from the recipient’s Termination Date through the expiry of the option awards, which is ten years from the grant date. The Termination Date is defined as the date on which an award recipient ceases to be an employee, director or consultant of the Company or of an Affiliate for any reason other than the death or disability, or termination of the recipient for cause.

Option Grants and Exercises

There were 24,812 options granted during the year ended December 31, 2025. Of these awards, 1,066 were issued under the 2018 Plan and the rest were issued outside of the 2018 Plan and the Inducement Plan. Options granted during the year ended December 31, 2025 had a grant date fair value ranging between $60.86 and $72.38 per option.

There were 52 options granted under the 2018 Plan during the year ended December 31, 2024. These options had a grant date fair value of $424.80 per option.

The fair value of the stock options granted is calculated using the Black-Scholes option-pricing model as prescribed by ASC 718 using the following assumptions:

	Year ended	Year ended
	December 31, 2025	December 31, 2024
Expected term (years)	5 - 10	6
Risk free interest rate	4.060% – 4.250%	3.995%
Volatility	100% – 107%	93%
Expected dividend yield over expected term	0.00%	0.00%
Resulting weighted average grant date fair value	$70.79	$424.80

There were no stock options exercised during each of the years ended December 31, 2025 and 2024, respectively. The Company does not expect to be able to benefit from the deduction for stock option exercises that may occur because the company has tax loss carryforwards from prior periods that would be expected to offset any potential taxable income.

As of December 31, 2025, the total remaining unrecognized compensation cost related to all outstanding awards with service conditions is less than $1,500 and will be amortized over an approximate remaining requisite service period of 0.50 years.

Outstanding Options

A summary of the share option activity and related information is as follows:

		Weighted Average	Weighted Average Remaining
	Number of	Exercise	Contractual	Aggregate
	Options	Price Per	Term	Intrinsic
	Outstanding	Share	(Years)	Value ($000)

Options outstanding at December 31, 2023	595	$12,048.00	7.96	$—
Granted	52	$547.20	—	$—
Exercised	—	$—	—	$—
Cancelled/forfeited	(153)	$12,327.88	—	$—
Options outstanding at December 31, 2024	494	$10,658.14	7.20	$—

Granted	24,812	$78.92	—	$—
Exercised	—	$—	—	$—
Cancelled/forfeited	(385)	$9,610.52	—	$—
Options outstanding at December 31, 2025	24,921	$103.04	9.13	$—

Unvested at December 31, 2025	4	$2,094.84	7.49	$—
Vested and exercisable at December 31, 2025	24,917	$102.72	9.13	$—

F-26

Restricted Stock Units

The Company issued 500,178 restricted stock units during the year ended December 31, 2025. These restricted stock units vested immediately and were valued at $1.40 at the date of grant, which was equivalent to the market price of a share of the Company’s common stock on that date.

The Company issued 52 restricted stock units during the year ended December 31, 2024. These restricted stock units vested monthly over a six-month service period. These restricted stock units were valued at $547.20 at the date of grant, which was equivalent to the market price of a share of the Company’s common stock on that date.

Seventy-one restricted stock units were issued in January 2023. These units vest on the third anniversary of their date of grant, or earlier if certain defined clinical trial-related performance targets are met. A three-year vesting assumption was applied to these restricted stock units as satisfaction of the performance conditions is not probable at this time. Each restricted stock unit was valued at $3,240.00 at the date of grant, which was equivalent to the market price of a share of the Company’s common stock on that date. As of December 31, 2025, all but 2 of the original awards granted have been forfeited due to the recipient’s termination of service with the Company. In the year ended December 31, 2025, the Company reduced stock compensation cost, a component of selling general, and administrative expense, by approximately $92,000 as a result of forfeitures of these awards during that period.

The July 2025 Reverse Stock Split resulted in the effective cancellation of certain previously issued and outstanding restricted stock units. In the quarter ended June 30, 2025, the Company accelerated the recognition of any remaining unrecognized compensation expense upon the impending cancellation of those awards. This resulted in an approximately $1,000 charge during the year ended December 31, 2025.

Summarized information for restricted stock units as of December 31, 2025 and 2024 is as follows:

		Weighted Average
	Restricted	Grant Date
	Stock Units	Value Per
	Outstanding	Share

RSUs outstanding at Dec 31, 2023	144	$3,902.40
Granted	52	$547.20
Cancelled/forfeited	(32)	$3,675.17
RSUs outstanding at Dec 31, 2024	164	$2,881.62

Granted	500,178	$1.40
Vested and converted to Common Stock	(500,178)	$1.40
Cancelled/forfeited	(162)	$3,284.47
RSUs outstanding at December 31, 2025	2	$3,240.00

16. Employee Benefit Plans

Pension Plan

The Company operates a defined contribution group personal pension plan for all of its UK based employees. Company contributions to the plan totaled approximately $500 and $51,000 for the years ended December 31, 2025 and 2024, respectively.

F-27

401(k) Plan

The 401(k) Plan provides for matching contributions by the Company in an amount equal to the lesser of 100% of the employee’s deferral or 6% of the U.S. employee’s qualifying compensation. The 401(k) Plan is intended to qualify under Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) Plan by employees or by the Company, and the investment earnings thereon, are not taxable to the employees until withdrawn. Company matching contributions are tax deductible by the Company when made. In 2025, Company employees could elect to reduce their current compensation by up to the statutorily prescribed annual limit of $23,500 if under 50 years old and $31,000 if over 50 years old and to have those funds contributed to the 401(k) Plan. The Company made contributions of approximately $333 and $40,000 to the 401(k) Plan for the years ended December 31, 2025 and 2024, respectively.

17. Taxes

(Loss) income from continuing operations before taxes is comprised of the following components for the years ended December 31, 2025 and 2024 (in thousands):

	Year Ended December 31,
	2025	2024
Domestic	$(1,839)	$36
Foreign	(1,152)	(12,030)
Loss from continuing operations before taxes	$(2,991)	$(11,994)

The benefit (provision) for income taxes from continuing operations consists of the following (in thousands):

	Year Ended December 31,
	2025	2024
Current – domestic	$—	$(21)
Current – foreign	(7)	803
Current – total	(7)	782
Deferred – domestic	—	—
Income tax benefit	$(7)	$782

The Company has incurred a taxable loss in each of the operating periods since incorporation. The income tax credits of $0 million and $0.8 million for the years ended December 31, 2025 and 2024, respectively, represent UK research and development (“R&D”) tax credits for expenditures in the United Kingdom.

A reconciliation of the (benefit) provision for income taxes from continuing operations with the amount computed by applying the statutory federal tax rate to loss from continuing operations before income taxes is as follows (in thousands):

Year Ended December 31,
2025
U.S. Federal Statutory Tax Rate	$(609)
State and local income taxes, net of federal income tax effect	(483)
Foreign Tax Effects
UK
Statutory Tax Rate Difference	8,940
Change in Valuation Allowance	(55,877)
Non-deductible expenses	47,251
Malaysia
Statutory Tax Rate Difference	(35)
US
Change in Valuation Allowance	1,921
Non-deductible expenses	(1,039)
Other adjustments	(62)
$7

F-28

Year Ended December 31,
2024
Loss from continuing operations before taxes	$(11,994)
Income tax expense computed at statutory federal tax rate	(2,527)
Disallowed expenses and non-taxable income	35
Loss surrendered to generate R&D credit	—
Additional research and development tax relief	-
Stock Compensation	30
Change in valuation allowance	2,798
Foreign items, including change in tax rates, and other	(1,158)
Change in Tax Rate	-
Section 382 Limitation	—
Other items	40
$(782)

Significant components of the Company’s deferred tax assets are shown below (in thousands):

	Year Ended December 31,
	2025	2024
Net operating loss and tax credit carryforwards	$3,203	$59,417
Depreciation, amortization and impairment of property and equipment	—	39
Stock options	907	250
Research and development credits	—	—
Right of use asset	(3)	(1)
Lease liability	3	1
Other	—	114
Total deferred tax assets	4,110	59,820
Valuation allowance for deferred tax assets	(4,110)	(59,820)
Net deferred tax assets	$—	$—

A valuation allowance has been established, as realization of such assets is uncertain. The Company’s management evaluated the positive and negative evidence bearing upon the realizability of its deferred assets, and has determined that, at present, the Company may not be able to recognize the benefits of the deferred tax assets under the more likely than not criteria. Accordingly, a valuation allowance of approximately $4.1 million has been established at December 31, 2025. The valuation allowance has increased by approximately $55.7 million in 2025.

F-29

As specified in the Tax Reform Act of 1986, due to ownership changes, the Company’s ability to utilize its net operating loss (“NOL”) carryforwards may be limited. Utilization of the NOLs may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company completed a Section 382 study and has concluded that an ownership change occurred on March 4, 2015 and July 21, 2017. As a result of the ownership changes, the NOLs are limited.

As of December 31, 2025 and 2024, the Company has federal NOLs of $8.0 million and $3.5 million, respectively. The federal NOLs have an indefinite life. As of December 31, 2025 and 2024, the Company has state NOLs of $21.4 million and $16.8 million, respectively, which will begin to expire in 2028. As of December 31, 2025 and 2024, the Company had foreign NOLs of $0 million and $230.0 million, respectively. Following the liquidation and subsequent deconsolidation of the Company’s former UK subsidiary, the Company no longer has any foreign NOLs.

Management has evaluated all significant tax positions at December 31, 2025 and 2024 and concluded that there are no material uncertain tax positions. The Company would recognize both interest and penalties related to unrecognized benefits in income tax expense. The Company has not recorded any interest and penalties on any unrecognized tax benefits since its inception.

Tax years 2022 - 2024 remain open to examination by major taxing jurisdictions to which the Company is subject, which are primarily in the United States, as carryforward attributes generated in years past may still be adjusted upon examination by the Internal Revenue Service (“IRS”) or state tax authorities. The Company is currently not under examination by the IRS or any other jurisdictions for any tax years.

We have not provided a deferred tax liability on the cumulative amount of unremitted foreign earnings of international subsidiaries because it is our intent to permanently reinvest such earnings outside of the United States.

The Company has an aggregate deficit in foreign earnings and therefore has not provided any deferred tax liability on its outside book-tax basis difference in its foreign subsidiaries and because it is also our intent to permanently reinvest any earnings outside of the United States. We would recognize this deferred tax liability if we were to experience a change in circumstances producing a change in that intention. As a result of the repeal of Section 902 foreign tax credit under the Tax Act, future distributions would not be offset by a foreign tax credit.

Effective for tax years beginning after December 31, 2021, taxpayers are required to capitalize any expenses incurred that are considered incidental to research and experimentation (R&E) activities under IRC Section 174. While taxpayers historically had the option of deducting these expenses under IRC Section 174, the December 2017 Tax Cuts and Jobs Act mandates capitalization and amortization of R&E expenses for tax years tax years beginning after December 31, 2021. Expenses incurred in connection with R&E activities in the US must be amortized over a 5-year period if incurred, and R&E expenses incurred outside the US must be amortized over a 15-year period. R&E activities are broader in scope than qualified research activities that are considered under IRC Section 41 (relating to the research tax credit). For the year ended December 31, 2025, the Company performed an analysis based on available guidance and determined that the company does not have any R&E expenses in the US. The company will continue to monitor this issue for future developments, but it does not expect R&E capitalization and amortization to require it to pay cash taxes now or in the near future.

18. Net Loss Per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Years ended December 31,
	2025	2024
Numerator:
Net loss	$(2,998)	$(11,212)
Dividend on convertible exchangeable preferred shares	(61)	—
Deemed dividend on warrant exchange	(11,033)	—
Net loss attributable to common shareholders	$(14,092)	$(11,212)

Denominator:
Weighted-average number of common shares used in loss per share – basic and diluted	2,185,075	22,314
Loss per share - basic and diluted	$(6.45)	$(502.46)

F-30

Potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	December 31,	December 31,
	2025	2024
Stock options	24,921	494
Restricted Stock Units	10	164
Series A preferred stock	2	2
Common stock warrants	3,178	117,182
Total shares excluded from calculation	28,111	117,842

19. Geographic and Segment Information

Geographic information for the years ended December 31, 2025 and 2024 is as follows (in thousands):

	Year Ended December 31,
	2025	2024
Revenue
United Kingdom	$—	$43
Malaysia	747	—
Total Revenue	$747	$43

Net (loss) / gain
United States	$(1,857)	$(37)
Malaysia	119	—
United Kingdom	(1,260)	(11,175)
Total Net Loss	$(2,998)	$(11,212)

	December 31,
	2025	2024
Total Assets
United States	$2,031	$3,285
Malaysia	6,154	—
United Kingdom	—	809
Total Assets	$8,185	$4,094
Long Lived Assets, net
United States	$(0)	$1
Malaysia	137
United Kingdom	—	2
Total Long Lived Assets, net	$137	$3

F-31

For the latter part of 2025, following the acquisition of our wholly owned subsidiary, Fitters Sdn. Bhd. (“Fitters”), the Company operated as a single segment engaged in the distribution of fire safety materials, equipment and fire prevention systems. Prior to the acquisition of Fitters, the Company operated as a single segment engaged in the development of innovative cancer medicines based on cell cycle, transcriptional regulation and mitosis control biology. Consistent with our operational structure, our Chief Executive Officer (CEO), as the chief operating decision maker, makes resource allocation and business process decisions globally across our consolidated business.

Managing and allocating resources at the consolidated level enables our CEO to assess the overall level of resources available and how to best deploy these resources across functions such as production, research and development, business development, or administration and research and development projects in line with our overarching long-term corporate-wide strategic goals, rather than on a geographic or some other basis. Consistent with this decision-making process, our CEO considers consolidated net loss, which is our single segment’s principal measure of segment profit and loss, when evaluating performance and allocating company-wide resources.

Significant expenses are amounts that are regularly provided to the CEO and comprise the identical captions that are reported on the consolidated statement of operations.

A summary of our consolidated net loss for the years ended December 31, 2025 and 2024 is as follows, including the significant expenses provided to and regularly reviewed by our CEO:

	December 31,
	2025	2024
Revenues	$747	$43

Operating expenses:
Cost of sales	609	—
Research and development	848	6,655
General and administrative	7,717	5,392
Total operating expenses	9,174	12,047

Operating loss	(8,427)	(12,004)

Total other income (expense), net	5,436	10
Loss before taxes	(2,991)	(11,994)

Income tax benefit / (charge)	(7)	782

Net loss	$(2,998)	$(11,212)

20. Subsequent Events

Preferred Stock

On January 12, 2026, the Board of Directors of Bio Green Med Solution, Inc. (the “Company”) declared a quarterly cash dividend of $0.15 per share on the Company’s 6% Convertible Exchangeable Preferred Stock (the “Preferred Stock”). The dividend was paid on February 1, 2026, to Preferred Stock stockholders of record as of the close of business on January 22, 2026.

Delisting of 6% Convertible Exchangeable Preferred Stock

Further to Nasdaq notices received September 11, 2025 and March 12, 2026 in connection with the Company’s failure to satisfy a continued listing rule in relation to its 6% Convertible Exchangeable Preferred Stock (listed on The Nasdaq Capital Market under the symbol “BGMSP”), trading of the Preferred Stock was suspended at the opening of business on March 23, 2026, and a Form 25-NSE was filed with the Securities and Exchange Commission, which removed the Company’s securities from listing and registration on The Nasdaq Stock Market.

It is expected that the Preferred Stock will be delisted from The Nasdaq Capital Market on or after April 2, 2026. The Company believes that the Preferred Stock may be quoted and traded on the OTC Markets after April 2, 2026. The delisting does not affect the Company’s Common Stock (listed on The Nasdaq Capital Market under the symbol “BGMS”).

F-32

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

Bio Green Med Solution, Inc.

CONSOLIDATED BALANCE SHEETS

(In $000s, except share, per share, and liquidation preference amounts)

(Unaudited)

	June 30,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$3,790	$3,505
Inventory	972	1,384
Accounts receivable (net of allowances of $540,000 and $447,000 respectively)	1,074	1,257
Prepaid expenses and other current assets	133	110
Total current assets	5,969	6,256
Property and equipment, net	136	137
Right-of-use lease asset	7	12
Goodwill	1,570	1,570
Non-current deposits	172	210
Total assets	$7,854	$8,185
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$189	$617
Accrued and other current liabilities	503	715
Total current liabilities	692	1,332
Lease liability	—	2
Other liabilities	2	9
Total liabilities	694	1,343

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value; 5,000,000 shares authorized at June 30, 2026 and December 31, 2025; 6% Convertible Exchangeable preferred stock; 135,273 shares issued and outstanding at June 30, 2026 and December 31, 2025. Aggregate preference in liquidation of $1,717,967 as of June 30, 2026 and December 31, 2025	—	—
Series A convertible preferred stock, $0.001 par value; 264 shares issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Common stock, $0.001 par value; 600,000,000 shares authorized at June 30, 2026 and December 31, 2025; 6,622,794 shares issued and outstanding at June 30, 2026 and 5,400,320 shares issued and outstanding at December 31, 2025	7	5
Additional paid-in capital	462,166	461,287
Accumulated other comprehensive loss	—	(39)
Accumulated deficit	(455,013)	(454,411)
Total stockholders’ equity (deficit)	7,160	6,842
Total liabilities and stockholders’ equity (deficit)	$7,854	$8,185

The accompanying notes are an integral part of these consolidated financial statements.

F-33

Bio Green Med Solution, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In $000s, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues:
Product revenue - fire safety	$336	$—	1,114	—
Revenues	$336	$—	1,114	—

Operating expenses:
Cost of sales	257	—	892	—
General and administrative	497	1,249	886	5,463
Total operating expenses	754	1,249	1,778	5,463
Operating loss	(418)	(1,249)	(664)	(5,463)
Other expense:
Foreign exchange gains (losses)	(18)	(3)	21	(11)
Interest income (expense)	9	2	18	8
Other income, net	31	2	62	12
Total other income, net	22	1	101	9
Loss from continuing operations before taxes	(396)	(1,248)	(563)	(5,454)
Income tax provision	(9)	(2)	(39)	(2)
Net loss from continuing operations	(405)	(1,250)	(602)	(5,456)
Discontinued operations:
Operating losses from discontinued operations	—	(68)	—	(890)
Gain on deconsolidation of subsidiary	—	—	—	4,947
Net income from discontinued operations	$—	$(68)	—	4,057
Net loss	(405)	(1,318)	(602)	(1,399)
Dividend on convertible exchangeable preferred shares	(20)	(20)	(40)	(20)
Net loss applicable to common shareholders	$(425)	$(1,338)	(642)	(1,419)
Basic and diluted earnings per common share:
Net loss per share, continuing operations – basic and diluted (common shareholders)	$(0.08)	$(0.93)	(0.12)	(1.62)
Net loss per share, discontinued operations – basic and diluted (common shareholders)	$—	$(0.05)	—	4.62

Weighted average common shares outstanding	5,598,701	1,360,626	5,568,424	878,095

The accompanying notes are an integral part of these consolidated financial statements.

F-34

Bio Green Med Solution, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In $000s)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net loss	$(405)	$(1,318)	(602)	(1,399)
Translation adjustment	30	—	39	3,271
Unrealized foreign exchange gain (loss) on intercompany loans				(2,380)
Comprehensive loss	$(375)	$(1,318)	(563)	(508)

The accompanying notes are an integral part of these consolidated financial statements.

F-35

Bio Green Med Solution, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In $000s, except share amounts)

(Unaudited)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	(Deficit)
Balances at December 31, 2024	135,537	$—	36,913	$—	$438,211	$(891)	$(439,494)	$(2,174)
Issue costs on issuance of common stock, preferred stock and associated warrants on underwritten offering, net of expenses	—	—	—	—	(248)	—	—	(248)
Exercise of Pre-Funded Warrants	—	—	15,277	—	—	—	—	—
Issue of common stock on Securities Purchase Agreement	—	—	758	—	—	—	—	—
Stock-based compensation	—	—	—	—	1,666	—	—	1,666
Issue of Series C preferred stock in Securities Purchase Agreement	1,000,000	1	—	—	999	—	—	1,000
Series C Preferred stock conversions	(1,000,000)	(1)	11,042	—	1	—	—	—
Issue of Series D preferred stock in Securities Purchase Agreement	2,100,000	2	—	—	1,892	—	—	1,894
Series D Preferred stock conversions	(1,745,262)	(2)	799,912	1	1	—	—	—
Issue of Series E preferred stock in Securities Purchase Agreement	1,000,000	1	—	—	999	—	—	1,000
Unrealized foreign exchange on intercompany loans	—	—	—	—	—	(2,380)	—	(2,380)
Translation adjustment	—	—	—	—	—	2,385	—	2,385
Deconsolidation of wholly-owned foreign operation	—	—	—	—	—	886	(886)	—
Loss for the period	—	—	—	—	—	—	(81)	(81)
Balances at March 31, 2025	1,490,275	$1	863,902	$1	$443,521	$—	$(440,461)	$3,062

Issue of common stock and pre-funded warrants in Securities Purchase Agreement In Private Placement, net of expenses	—	—	940	—	—	—	—	—
Issue costs on issuance of common stock, preferred stock and associated warrants on underwritten offering, net of expenses	—	—	—	—	21	—	—	21
Issue of Series F preferred stock in Securities Purchase Agreement	3,000,000	3	—	—	2,997	—	—	3,000
Series D Preferred stock conversions	(354,738)	—	162,588	—	—	—	—	—
Series E Preferred stock conversions	(1,000,000)	(1)	458,333	1	—	—	—	—
Exercise of Warrants	—	—	98,202	—	(1,100)	—	—	(1,100)
Stock-based compensation	—	—	—	—	7	—	—	7
Preferred stock dividends	—	—	—	—	(41)	—	—	(41)
Loss for the period	—	—	—	—	—	—	(1,318)	(1,318)
Balances at June 30, 2025	3,135,537	$3	1,583,965	$2	$445,405	$—	$(441,779)	$3,631

Balances at December 31, 2025	135,537	$—	5,400,320	$5	$461,287	$(39)	$(454,411)	$6,842

Issue of common stock on warrant exchange agreement	—	—	119,136	—	125	—	—	125
Stock-based compensation	—	—	—	—	1	—	—	1
Preferred stock dividends	—	—	—	—	(20)	—	—	(20)
Translation adjustment	—	—	—	—	—	9	—	9
Loss for the period	—	—	—	—	—	—	(197)	(197)
Balances at March 31, 2026	135,537	$—	5,519,456	$5	$461,393	$(30)	$(454,608)	$6,760

Issue of common stock in Securities Purchase Agreement In Private Placement, net of expenses	—	—	1,103,338	2	792	—	—	794
Stock-based compensation	—	—	—	—	1	—	—	1
Preferred stock dividends	—	—	—	—	(20)	—	—	(20)
Translation adjustment	—	—	—	—	—	30	—	30
Loss for the period	—	—	—	—	—	—	(405)	(405)
Balances at June 30, 2026	135,537	$—	6,622,794	$7	$462,166	$—	$(455,013)	$7,160

The accompanying notes are an integral part of these consolidated financial statements.

F-36

Bio Green Med Solution, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In $000s)

(Unaudited)

	Six Months Ended
	June 30,
	2026	2025
Operating activities:
Net loss	$(602)	$(1,399)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1	1
Stock-based compensation	1	1,673
Deconsolidation of subsidiary	—	4,947
Changes in lease liability	(2)	10
Changes in operating assets and liabilities:
Accounts receivable, net	183	—
Inventory	412	—
Prepaid expenses and other assets	15	1,544
Accounts payable, accrued and other current liabilities	(638)	(11,079)
Net cash used in operating activities	(630)	(4,303)
Investing activities:
Purchase of property, plant and equipment	(1)	—
Net cash used in investing activities	(1)	—
Financing activities:
Proceeds, net of issuance costs, from issuing common stock and pre-funded warrants, net	919	5,567
Costs from issuing common stock and pre-funded warrants
Payment of preferred stock dividend	(41)	(41)
Net cash provided by financing activities	878	5,526

Effect of exchange rate changes on cash and cash equivalents	38	(85)
Net (decrease) increase in cash and cash equivalents	285	1,138
Cash and cash equivalents, beginning of period	3,505	3,137
Cash and cash equivalents, end of period	$3,790	$4,275
Supplemental cash flow information:
Non cash financing activities:

Cash received during the period for:
Interest	$18	$12

Cash paid during the period for:
Interest	—	5

The accompanying notes are an integral part of these consolidated financial statements.

F-37

Bio Green Med Solution, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Company Overview

Nature of Operations

Bio Green Med Solution, Inc. (the “Company”) (formerly Cyclacel Pharmaceuticals, Inc.) is a diversified company that was formerly engaged in the biopharmaceutical industry but as of September 2025 has shifted its operations to focus on provision of fire safety protection and distribution activities. Specifically, on September 12, 2025, the Company completed its acquisition of Fitters Sdn. Bhd., a Malaysia-based company specializing in fire protection products and services. Headquartered in Malaysia, the Company is now focused on advancing opportunities across these distinct sectors whilst maintaining its commitment to driving long-term value creation for stockholders. Since that time, substantially all efforts of the Company have been focused on the supply and trading of protective and fire safety equipment providing a wide range of fire safety products, including fire extinguishers, foam systems, fire-resistant doors, personal protective equipment, and fire safety apparel. Our mission is to deliver high-quality, certified safety solutions that enhance protection across commercial, industrial, healthcare, and residential sectors with a focus on trading and distribution to position us as a key player in Malaysia’s fire safety market, with a reputation for reliability and compliance with stringent regulatory standards.

On January 24, 2025, the Company’s previous wholly owned United Kingdom subsidiary, Cyclacel Limited, entered into a creditors voluntary liquidation. Upon the commencement of the liquidation of Cyclacel Limited, the Company lost operational and strategic control over Cyclacel Limited and the financial results of Cyclacel Limited have been deconsolidated from the Company as of January 24, 2025. The deconsolidation of the subsidiary resulted in a gain on deconsolidation of approximately $5.0 million shown as a component of gain from discontinued operations within the income statement for the period.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated balance sheet as of June 30, 2026, the consolidated statements of operations, comprehensive loss, and stockholders’ equity for the six months ended June 30, 2026, and 2025 and the consolidated statements of cash flows for six months ended June 30, 2026, and 2025, and all related disclosures contained in the accompanying notes, are unaudited. The consolidated balance sheet as of December 31, 2025 is derived from the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2026. The consolidated financial statements are presented on the basis of accounting principles that are generally accepted in the United States (“GAAP”) for interim financial information and in accordance with the rules and regulations of the SEC. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the consolidated balance sheet as of June 30, 2026, and the results of operations, comprehensive loss, and changes in stockholders’ equity for the six months ended June 30, 2026, and cash flows for the six months ended June 30, 2026, have been made. The interim results for six months ended June 30, 2026 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any other reporting period. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes for the year ended December 31, 2025, that are included in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2026.

The consolidated financial statements of operations, comprehensive loss, and stockholders’ equity for the six months ended June 30, 2026 include Fitters Sdn. Bhd.

F-38

Reverse Stock Splits

On May 12, 2025, the Company completed a one-for-sixteen reverse stock split, which reduced the number of shares of the Company’s common stock that were issued and outstanding immediately prior to the effectiveness of the reverse stock split. On July 7, 2025, the Company completed a one-for-fifteen reverse stock split, which reduced the number of shares of the Company’s common stock that were issued and outstanding immediately prior to the effectiveness of the reverse stock split. The number of shares of the Company’s authorized common stock was not affected by the reverse stock splits and the par value of the Company’s common stock remained unchanged at $0.001 per share. In addition, the number of shares or other equity instruments issuable under the Company’s equity incentive plans were not adjusted in connection with the May or July 2025 reverse stock splits. No fractional shares were issued in connection with the reverse stock splits. Stockholders who otherwise held fractional shares of the Company’s common stock as a result of the reverse stock split received a cash payment in lieu of such fractional shares. All amounts related to number of shares and per share amounts have been retroactively restated in these consolidated financial statements.

Going Concern

Pursuant to the requirements of Accounting Standard Codification (ASC) 205-40, Presentation of Financial Statements-Going Concern, management is required at each reporting period to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. This evaluation initially does not take into consideration the potential mitigating effect of management’s plans that have not been fully implemented as of the date the financial statements are issued. When substantial doubt exists under this methodology, management evaluates whether the mitigating effects of its plans sufficiently alleviate the substantial doubt about the Company’s ability to continue as a going concern. The mitigating effect of management’s plans, however, is only considered if both (1) it is probable that the plans will be effectively implemented within one year after the date that the financial statements are issued, and (2) it is probable that the plans, when implemented, will mitigate the relevant conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern for one year after the date that these financial statements are issued.

In performing its analysis, management excluded certain elements of its operating plan that cannot be considered probable. Under ASC 205-40, the future receipts of potential funding from future equity or debt issuances or by entering into partnership agreements cannot be considered probable at this time because these plans are not entirely within the Company’s control nor have they been approved by the Board of Directors as of the date of these consolidated financial statements.

Based on the Company’s current operating plan, it is anticipated that cash and cash equivalents of $3.8 million as of June 30, 2026, will allow it to meet its liquidity requirements into the first quarter of 2027. The Company’s history of losses, negative cash flows from operations, liquidity resources currently on hand, and its dependence on the ability to obtain additional financing to fund its operations after the current resources are exhausted, about which there can be no certainty, have resulted in the assessment that there is substantial doubt about the Company’s ability to continue as a going concern for a period of at least twelve months from the issuance date of these financial statements. While the Company has plans in place to mitigate this risk, which primarily consist of raising additional capital through equity financing or by entering into a strategic transaction, there is no guarantee that it will be successful in these mitigation efforts. In the event that we are not able to secure funding, we may be forced to curtail operations, delay or stop ongoing development activities, cease operations altogether, and/or file for bankruptcy.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business.

Newly Adopted Accounting Pronouncements

On January 1, 2025, the Company adopted Accounting Standards Update (“ASU”) 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”. This standard requires all entities to include specified captions when reconciling the statutory income tax rate to the effective tax rate, on both a percentage and absolute dollar basis, in the annual financial statements. ASU 2023-09 also requires entities to disclose the amount of income taxes paid (net of refunds received) disaggregated by federal (national), state, and foreign for each annual reporting period, with separate disclosure of individual jurisdictions for which tax payments to, or receipts from, exceed a defined threshold. The Company does not anticipate the adoption of ASU 2023-09 will require significant adjustments to the presentation of that information in the Company’s annual financial statements.

F-39

Recently Issued Accounting Pronouncements

The FASB has issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”. This standard will require all public entities to disclose additional information about specific expense categories in the notes to financial statements at interim and annual reporting periods. The amendments in ASU 2024-03 are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. ASU 2024-03 will not change the way in which expenses are recognized or measured. However, the Company is currently evaluating the effects of ASU 2024-03 on its financial statement presentation and disclosures.

Fair Value of Financial Instruments

Financial instruments consist of cash equivalents, accounts payable and accrued liabilities. The carrying amounts of cash equivalents, accounts payable and accrued liabilities approximate their respective fair values due to the nature of the accounts and their short maturities.

Segments

The Company is managed and operated as one business which is currently focused on the sale and distribution of fire safety materials, equipment and fire prevention systems. The entire business is managed by a single management team that reports to the Chief Executive Officer. Similarly, the Company’s legacy operations within the biotechnology industry was also managed entirely by a single management team that reported into the Chief Executive Officer. The Company has not operated separate lines of business with respect to any of its operations and the Company did not prepare discrete financial information with respect to separate products or product candidates or by location through June 30, 2026. Accordingly, the Company views its current business as one reportable operating segment with operations in one geographic area, namely Malaysia.

Comprehensive Income (Loss)

All components of comprehensive income (loss), including net income (loss), are reported in the financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), including foreign currency translation adjustments, are reported, net of any related tax effect, to arrive at comprehensive income (loss). No taxes were recorded on items of other comprehensive income (loss). There were no reclassifications out of other comprehensive income (loss) during the six months ended June 30, 2026, and 2025 except that upon deconsolidation of the Company’s formerly wholly-owned United Kingdom based subsidiary on January 24, 2025, $0.9 million of accumulated comprehensive income (loss) was reclassified into earnings as part of the gain on deconsolidation, which is presented as a component of discontinued operations in the consolidated statements of operations

Foreign Currency and Currency Translation

Transactions that are denominated in a foreign currency are remeasured into the functional currency at the current exchange rate on the date of the transaction. Any foreign currency-denominated monetary assets and liabilities are subsequently remeasured at current exchange rates, with gains or losses recognized as foreign exchange (losses) gains in the statement of operations. This accounting policy is also applied to foreign currency denominated intercompany payables or receivables for which settlement is planned or anticipated in the foreseeable future.

Through January 24, 2025, the assets and liabilities of the Company’s international subsidiary Cyclacel Limited were translated from its functional currency into United States dollars at exchange rates prevailing at the balance sheet date. Average rates of exchange during the period are used to translate the statement of operations, while historical rates of exchange are used to translate any equity transactions. Translation adjustments arising on consolidation due to differences between average rates and balance sheet rates, as well as unrealized foreign exchange gains or losses arising from translation of intercompany loans for which settlement is not planned or anticipated in the foreseeable future and that are of a long-term-investment nature, were recorded in other comprehensive loss.

F-40

Following the acquisition of Fitters Sdn. Bhd, the assets and liabilities this subsidiary have been translated from its functional currency into United States dollars at exchange rates prevailing at the balance sheet date. Average rates of exchange during the period are used to translate the statement of operations, while historical rates of exchange are used to translate any equity transactions. Translation adjustments arising on consolidation due to differences between average rates and balance sheet rates, as well as unrealized foreign exchange gains or losses arising from translation were recorded in other comprehensive loss

Leases

The Company accounts for lease contracts in accordance with ASC 842. As of June 30, 2026, the Company’s outstanding leases are classified as operating leases.

The Company recognizes an asset for the right to use an underlying leased asset for the lease term and records lease liabilities based on the present value of the Company’s obligation to make lease payments under the lease. As the Company’s leases do not indicate an implicit rate, the Company uses a best estimate of its incremental borrowing rate to discount the future lease payments. The Company estimates its incremental borrowing rate based on observable information about risk-free interest rates that are the same tenure as the lease term, adjusted for various factors, including the effects of assumed collateral, the nature of how the loan is repaid (e.g., amortizing versus bullet), and the Company’s credit risk.

The Company evaluates lessee-controlled options included in its lease agreements to extend or terminate the lease. The Company will reflect the effects of exercising those options in the lease term when it is reasonably certain that the Company will exercise that option. In assessing whether it is reasonably certain that the Company will exercise an option, the Company considers factors such as:

●	The lease payments due in any optional period;

●	Penalties for failure to exercise (or not exercise) the option;

●	Market factors, such as the availability of similar assets and current rental rates for such assets;

●	The nature of the underlying leased asset and its importance to the Company’s operations; and

●	The remaining useful lives of any related leasehold improvements.

Lease expense for operating leases is recognized on a straight-line basis over the lease term. Variable lease payments, if any, are recognized in the period when the obligation to make those payments is incurred. Lease incentives received prior to lease commencement are recorded as a reduction in the right-of-use asset. Fixed lease incentives received after lease commencement reduce both the lease liability and the right-of-use asset.

The Company has elected an accounting policy to account for the lease and non-lease components as a single lease component.

Discontinued Operations

Operating losses for the three and six months ended June 30, 2025 from discontinued operations related wholly to research and development expenditures during the period.

Total operating cash flows for the six months ended June 30, 2025 from discontinued operations amounted to $4.1 million.

Revenue Recognition

Overview

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers. The Company derives revenue primarily from the sale of various protective and fire safety equipment.

F-41

Nature of Goods and Services

The Company’s revenue is generated from the sale of tangible products, including:

●	Fire safety equipment and extinguishers;

●	Foam system;

●	Fire resistant doors; and

●	Personal Protective Equipment (PPE) and Fire Safety Apparel.

All products are sold directly to customers (e.g., municipalities, fire contractors, distributors and individuals).

Disaggregation of Revenue

The Company disaggregates revenue by product category, which the Company believes best depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

The following table summarizes total revenue by product for the six months ended June 30, 2026 and 2025 (in thousands):

	Product revenue in $000’s for the six months ended:
Product	June 30, 2026	June 30, 2025

Fire safety equipment	1,044	-
Safety apparel	52	-
Maintenance & Servicing	8	-
Project - supply & installation	10	-
Total Revenue	$1,114	$-

Performance Obligations

The Company’s contracts with customers generally include a single performance obligation, which is the promise to transfer the purchased products to the customer.

The Company satisfies its performance obligations at a point in time when control of the products transfers to the customer. Control typically transfers upon delivery, depending on the contractual delivery terms.

Transaction Price and Variable Consideration

The transaction price is generally the stated contract price for the products sold. The Company’s contracts may include variable consideration in the form of discounts, price concessions, or other incentives.

Variable consideration is estimated using the method that best predicts the amount of consideration to which the Company expects to be entitled and is included in revenue only to the extent that it is probable that a significant reversal of cumulative revenue recognized will not occur.

Contract Balances

Contract assets represent the Company’s right to consideration in exchange for goods transferred to customers when that right is conditioned on something other than the passage of time. Contract liabilities represent amounts billed or collected from customers in advance of satisfying performance obligations.

Contract assets and contract liabilities are not material to the business. Accounts receivable, before allowance for doubtful debt was $1,614,000 and $1,704,000, as of June 30, 2026 and December 31, 2025, respectively.

Significant Payment Terms

The Company’s payment terms vary by customer and contract but generally require payment within 30–60 days from the invoice date. The Company does not have significant financing components in its contracts, as the period between the transfer of goods and customer payment is typically less than one year.

F-42

Warranties

The Company provides assurance-type warranties that its products comply with agreed-upon specifications and are free from defects for a specified period. These warranties do not represent separate performance obligations Such warranty reserves are immaterial.

Returns and Refunds

The Company may allow customers to return products if they are deemed faulty or otherwise not fit for purpose. Expected returns are estimated and recorded as a reduction of revenue, with a corresponding refund liability and right-of-return asset.

The level of returns is of an immaterial value.

Practical Expedients and Policy Elections

The Company applies practical expedient to expense incremental costs of obtaining a contract, such as commissions, when the amortization period would have been one year or less.

Remaining Performance Obligations

The Company’s performance obligations are generally satisfied within one year. As a result, the Company has elected the practical expedient not to disclose the value of remaining performance obligations.

3. Revenue

The Company recognized $1.1 million of revenue for the six months ended June 30, 2026 and $0 of revenue for the six months ended June 30, 2025, respectively. Revenue relates to product revenues from sales of fire safety equipment and services within the newly acquired Malaysian based subsidiary, Fitters Sdn. Bhd.

4. Net Loss per Common Share

The Company calculates net loss per common share in accordance with ASC 260 “Earnings Per Share” (“ASC 260”). Basic and diluted net loss per common share was determined by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period.

The following potentially dilutive securities have not been included in the computation of diluted net loss per share for the six months ended June 30, 2026 and June 30, 2025, as the result would be anti-dilutive:

	June 30,	June 30,
	2026	2025
Stock options	24,827	25,106
Restricted stock units	-	10
Series A preferred stock	2	2
Series F preferred stock	-	654,000
Common stock warrants	2,992	1,965,178
Total shares excluded from calculation	27,821	2,644,296

5. Inventory

Inventory consisted of the following (in $000s):

	June 30,	December 31,
	2026	2025
Raw materials	238	242
Work in progress	-	134
Finished goods	734	1,008
Total inventory	$972	$1,384

Inventory is recorded at the lower of cost or net realizable value, where cost is measured on a first-in, first-out basis.

F-43

6. Accounts receivables

Accounts receivables consisted of the following (in $000s):

	June 30,	December 31,
	2026	2025
Accounts receivables, gross	1,614	1,704
Allowance for doubtful debt	(540)	(447)
Total accounts receivable, net	$1,074	$1,257

Allowance for doubtful debt, which stood at $540,000 as at June 30, 2026 and $447,000 as at December 31, 2025 is determined based on expected credit losses. Losses are provided at the rate of 10% against balances greater than 120-149 days, 25% against balances greater than 150-179 days, 35% against balances greater than 180-364 days, and 50% against balances greater than 365 days.

Movement in provision for doubtful debt
Provision for doubtful debt as of December 31, 2025	(447)
Increase in provision during the six months ended June 30, 2026	(95)
Foreign exchange translation adjustment	2
Provision for doubtful debt as of June 30, 2026	$(540)

7. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in $000s):

	June 30,	December 31,
	2026	2025
Prepayments	38	6
Other current assets	95	104
	$133	$110

8. Non-Current Assets

The Company had $0.2 million non-current assets as of June 30, 2026 and $0.2 million as of December 31, 2025. The movement of the non-current assets is related to a 1.7 million Malaysian Ringgit (approximately $0.4 million) loan to an unrelated customer. The loan is interest bearing at a rate of 8% per annum, and is recorded as a component of interest income.

9. Accrued and Other Liabilities

Accrued and other current liabilities consisted of the following (in $000s):

	June 30,	December 31,
	2026	2025
Accrued legal and professional fees	$467	$500
Other current liabilities	36	215
	$503	$715

10. Leases

Following the acquisition of Fitters Sub on September 12, 2025, the Company utilizes three facilities in Malaysia, all on short term lease agreements. The Company terminated its lease agreement for its previous headquarters in Berkeley Heights, New Jersey, effective January 31, 2025.

For the six months ended June 30, 2026, and 2025, the Company recognized operating lease expenses of $27,821 and $3,790 respectively. Cash payments made during the six months ended June 30, 2026, and 2025 totaled $27,821 and $3,790, respectively, and were presented within cash outflows from operating activities. The remaining lease term of the Company’s longest lease as of June 30, 2026, is approximately 0.7 years. The discount rate used by the Company in determining the lease liability was 12%.

F-44

Remaining lease payments for the facilities are as follows (in $000s):

2026	6
2027	2
Thereafter	-
Total future minimum lease obligation	$8

11. Stock Based Compensation

ASC 718 requires compensation expense associated with share-based awards to be recognized over the requisite service period which, for the Company, is the period between the grant date and the date the award vests or becomes exercisable. The Company recognizes all share-based awards under the straight-line attribution method, assuming that all granted awards will vest. Forfeitures are recognized in the periods when they occur.

Stock based compensation has been reported within expense line items on the consolidated statement of operations for the six months ended June 30, 2026 and 2025 as shown in the following table (in $000s):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
General and administrative	$1	$2	$1	$1,595
Research and development	-	$5	-	78
Stock-based compensation costs	$1	$7	$1	$1,673

There were no stock options or restricted stock units granted during the six months ended June 30, 2026. During the six months ended June 30, 2025, a total of 24,812 stock options and 0 restricted stock units were granted.

12. Stockholders’ Equity

Common Stock Equity Offerings

On June 10, 2026, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain foreign accredited investors (the “Investors”), pursuant to which the Investors agreed to purchase from the Company an aggregate of 1,103,338 shares of Common Stock, par value $0.001 (the “Shares”) of the Company at a purchase price of $0.72 per share for aggregate gross proceeds of $794,403, subject to the terms and conditions of the Purchase Agreement.

Concurrently with the entry into the Purchase Agreement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors for the registration for resale of the Shares pursuant to a registration statement (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”). Following the effectiveness of the resale Registration Statement, the Company is obligated to keep Registration Statement continuously effective from the date on which the SEC declares the Registration Statement effective until such date that all Registrable Securities (as such term is defined in the Registration Rights Agreement) covered by such Registration Statement have been sold pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or under Rule 144 as promulgated by the SEC under the Securities Act, or otherwise shall have ceased to be Registrable Securities. The Company will be responsible for the registration expenses incurred in connection with the registration statement.

Convertible Preferred Stock Equity Offerings

Series E Preferred Stock

A total of 1,000,000 shares of the Company’s Series E Preferred Stock were issued pursuant to a March 2025 Securities Purchase Agreement with certain accredited investors (the “Investors”). The Company received proceeds of $1.0 million, net of issuance costs. All of the Series E preferred shares were converted into 458,333 shares of Common Stock and as of June 30, 2026, there were no remaining shares of the Series E Preferred Stock outstanding.

F-45

Series C and Series D Preferred Stock

A total of 1,000,000 shares of the Company’s Series C Preferred Stock and 2,100,000 shares of the Company’s Series D Preferred Stock were issued pursuant to a January 2025 Securities Purchase Agreement with David E. Lazar, pursuant to which he agreed to purchase from the Company 1,000,000 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and 2,100,000 shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock” and, together with the Series C Preferred Stock, the “Preferred Stock”) of the Company at a purchase price of $1.0 per share for aggregate gross proceeds of $3.1 million, subject to the terms and conditions of the January 2025 Securities Purchase Agreement. The proceeds of the transaction were used to repay and settle outstanding liabilities of the Company and for other general corporate and operating purposes.

Each share of Series C Preferred Stock was convertible into 0.011042 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and each share of Series D Preferred Stock was convertible into 0.4583 shares of Common Stock. On February 24, 2025, all of the Series C preferred shares were converted in conjunction with the March 2025 Securities Purchase Agreement. As of June 30, 2026, there were no remaining shares of the Series C Preferred Stock outstanding.

All Series D preferred shares were converted in conjunction with the Purchase Agreement and as of June 30, 2026, there were no remaining shares of the Series D Preferred Stock outstanding.

Warrants

April 2024 Warrants

As of June 30, 2026, warrants to purchase a total of 1,242 shares of common stock issued pursuant to a securities purchase agreement in an April 2024 financing transaction (the “April 2024 Securities Purchase Agreement”) remained outstanding. A total of 62,750 warrants were issued pursuant to the April 2024 Securities Purchase Agreement. This consisted of i) pre-funded warrants to purchase 20,100 of common stock, exercisable immediately from the date of issuance, and with no expiry date, at an exercise price of $0.24 per warrant share, ii) series A warrants to purchase up to 20,704 shares of common stock, exercisable immediately from the date of issuance for a period of five and a half (5.5) years after the date of issuance, at an exercise price of $326.40 per warrant share, iii) series B warrants to purchase up to 20,704 shares of common stock, exercisable immediately from the date of issuance for a period of eighteen months after the date of issuance, at an exercise price of $326.40 per warrant share. The 1,242 Placement Agent Warrants issued pursuant to the Engagement Letter with the placement agent, are exercisable immediately from the date of issuance for a period of five and a half (5.5) years after the date of issuance, at an exercise price of $124.512 per warrant share.

There were no exercises of these warrants during the six months ended June 30, 2026 or June 30, 2025.

December 2023 Warrants

As of June 30, 2026, warrants to purchase a total of 1,750 shares of common stock issued pursuant to a securities purchase agreement in a December 2023 financing transaction remained outstanding. A total of 1,651 warrants, including 33 warrants issued in a concurrent private placement, are exercisable for a period of seven years after the date of issuance, at an exercise price of $765.60 per warrant share. A further 99 warrants issued in a concurrent placement agency agreement, are exercisable for a period of five years after the date of issuance, at an exercise price of $994.50 per warrant share.

There were no exercises of these warrants during the six months ended June 30, 2026 or June 30, 2025.

Other Outstanding Preferred Stock

Series A Preferred Stock

A total of 8,872 shares of the Company’s Series A Preferred Stock were issued in a July 2017 Underwritten Public Offering. Each share of Series A Preferred Stock is convertible at any time at the option of the holder thereof, into a number of shares of common stock determined by dividing $1,000 by the initial conversion price of $144,000.00 per share, subject to a 4.99% blocker provision, or, upon election by a holder prior to the issuance of shares of Series A Preferred Stock, 9.99%, and is subject to adjustment for stock splits, stock dividends, distributions, subdivisions and combinations.

As of June 30, 2026 and December 31, 2025, 264 shares of the Series A Preferred Stock remain issued and outstanding. The 264 shares of Series A Preferred Stock issued and outstanding at June 30, 2026, are convertible into 2 shares of common stock.

F-46

In the event of a liquidation, the holders of shares of the Series A Preferred Stock may participate on an as-converted-to-common-stock basis in any distribution of assets of the Company. The Company shall not pay any dividends on shares of common stock (other than dividends in the form of common stock) unless and until such time as dividends on each share of Series A Preferred Stock are paid on an as-converted basis. There is no restriction on the Company’s ability to repurchase shares of Series A Preferred Stock while there is an arrearage in the payment of dividends on such shares, and there are no sinking fund provisions applicable to Series A Preferred Stock.

Subject to certain conditions, at any time following the issuance of the Series A Preferred Stock, the Company has the right to cause each holder of the Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock in the event that (i) the volume weighted average price of our common stock for 30 consecutive trading days, or Measurement Period exceeds 300% of the initial conversion price of the Series A Preferred Stock (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and similar transactions), (ii) the daily trading volume on each Trading Day during such Measurement Period exceeds $500,000 per trading day and (iii) the holder is not in possession of any information that constitutes or might constitute, material non-public information which was provided by the Company. The right to cause each holder of Series A Preferred Stock to convert all or part of such holder’s Series A Preferred Stock shall be exercised ratably among the holders of the then outstanding preferred stock.

The Series A Preferred Stock has no maturity date, will carry the same dividend rights as the common stock, and with certain exceptions contains no voting rights. In the event of any liquidation or dissolution of the Company, the Series A Preferred Stock ranks senior to the common stock in the distribution of assets, to the extent legally available for distribution.

6% Convertible Exchangeable Preferred Stock

As of June 30, 2026, there were 135,273 shares of the Company’s 6% Convertible Exchangeable Preferred Stock (the “6% Preferred Stock”) issued and outstanding at an issue price of $10.00 per share. Dividends on the 6% Preferred Stock are cumulative from the date of original issuance at the annual rate of 6% of the liquidation preference of the 6% Preferred Stock, payable quarterly on the first day of February, May, August and November, commencing February 1, 2005. Any dividends must be declared by the Company’s board of directors and must come from funds that are legally available for dividend payments. The 6% Preferred Stock has a liquidation preference of $10.00 per share, plus accrued and unpaid dividends. As of June 30, 2026, there were no accrued and unpaid dividends.

The Company may automatically convert the 6% Preferred Stock into common stock if the per share closing price of the Company’s common stock has exceeded a per share price of $213,192,000, which is 150% of the conversion price of the 6% Preferred Stock, for at least 20 trading days during any 30 day trading period, ending within five trading days prior to notice of automatic conversion.

The 6% Preferred Stock has no maturity date and no voting rights prior to conversion into common stock, except under limited circumstances.

The Company may, at its option, redeem the 6% Preferred Stock in whole or in part, out of funds legally available at the redemption price of $10.00 per share.

The 6% Preferred Stock is exchangeable, in whole but not in part, at the option of the Company on any dividend payment date beginning on November 1, 2005 (the “Exchange Date”) for the Company’s 6% Convertible Subordinated Debentures (the “Debentures”) at the rate of $10.00 principal amount of Debentures for each share of 6% Preferred Stock. The Debentures, if issued, will mature 25 years after the Exchange Date and have substantially similar terms to those of the 6% Preferred Stock. No such exchanges have taken place to date.

13. Subsequent Events

Dividends on 6% Preferred Stock

On July 1, 2026, the board of directors of the Company declared a quarterly cash dividend of $0.15 per share on the Company’s 6% Convertible Exchangeable Preferred Stock scheduled for August 1, 2026. The cash dividend was paid on August 1, 2026, to Preferred Stock stockholders of record as of the close of business on July 23, 2026. The Board of Directors will continue to evaluate the payment of a quarterly cash dividend on a quarterly basis.

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F-48

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MORISON LC PLT (LLP0032572-LCA) Chartered Accountants (AF 002469) Level 11- 01, Uptown No.3, Jalan SS 21/39, Damansara Utama, 47400 Bandar Petaling Jaya, Selangor, Malaysia.
+603 7491 4419
morisonlc.com

Report of Independent Registered Public Accounting Firm To the Stockholders and Board of Directors of Future NRG Sdn. Bhd.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Future NRG Sdn. Bhd. and its subsidiary (collectively, the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2025 and 2024, and the related notes (collectively, the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025 and 2024, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement, examining evidence on a test basis, evaluating accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audits provide a reasonable basis for our opinion.

Emphasis of Matter – Discontinued Operations and Subsequent Disposal

As discussed in Note 4, the Company’s wholly-owned subsidiary, Solid Orient Holdings Sdn. Bhd. (“SOH”), engaged in the operation of a palm oil mill, has been classified as a disposal group held for sale and discontinued operations in accordance with ASC 205-20. The disposal was completed in January 2026. Our opinion is not modified with respect to this matter.

MORISON LC PLT {AF 002469)

202206000028 (LLP0032572-LCA)

Chartered Accountants

Kuala Lumpur, Malaysia

May 28, 2026

We have served as the Company’s auditor since 2025.

Independently owned and managed Member of Morison Global

F-49

FUTURE NRG SDN. BHD. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of December 31, 2025 and 2024

	Note	2025	2024
		(USD)	(USD)
ASSETS
Current assets:
Cash and cash equivalents	5	202,716	268,780
Accounts receivable, net	6	320,516	323,587
Inventories		65,076	82,920
Income taxes receivable		513	3,448
Total current assets – continuing operations		588,821	678,735

Non-current assets:
Property and equipment, net	7	4,518,397	4,267,528
Total non-current assets – continuing operations		4,518,397	4,267,528

Discontinued operations:
Assets of discontinued operations held for sale	4	21,407,221	18,736,092

TOTAL ASSETS		26,514,439	23,682,355

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	8	5,113,187	3,440,900
Total current liabilities – continuing operations		5,113,187	3,440,900

Discontinued operations:
Liabilities of discontinued operations held for sale	4	16,941,462	18,454,470

Total liabilities		22,054,649	21,895,370

	Note	2025	2024
		(USD)	(USD)
Stockholders’ equity:
Common stock, $0.22 par value (RM 1); 28,000,000 shares authorized, issued and outstanding	9	6,100,218	6,100,218
Accumulated deficit		(1,847,502)	(4,337,912)
Accumulated other comprehensive income (“AOCI”)		207,074	24,679
Total stockholders’ equity		4,459,790	1,786,985

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		26,514,439	23,682,355

The accompanying notes are an integral part of these consolidated financial statements.

F-50

FUTURE NRG SDN. BHD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Years Ended December 31, 2025 and 2024

	Note	2025	2024
		(USD)	(USD)
CONTINUING OPERATIONS
Revenue	10	854,337	871,741
Cost of revenues:
Compensation and benefits		(72,663)	(83,223)
Upkeep of plant		(345,172)	(371,934)
Other cost of revenues		(162,522)	(143,150)
Total cost of revenues		(580,357)	(598,307)
Gross profit		273,980	273,434

Operating expenses:
Selling and distribution costs		(5,907)	(8,669)
Depreciation and amortization		(191,982)	(173,709)
Compensation and benefits		(97,826)	(86,105)
Professional fees		(14,480)	(16,595)
General and administrative		(35,708)	(114,979)
Impairment on financial assets		(35,616)	(32,318)
Total operating expenses		(381,519)	(432,375)
Operating loss from continuing operations		(107,539)	(158,941)

Interest income		40,677	35,508
Loss from continuing operations before income taxes		(66,862)	(123,433)
Income tax provision		(278)	—
Net loss from continuing operations		(67,140)	(123,433)

DISCONTINUED OPERATIONS
Net income from discontinued operations, net of tax	4	2,557,550	921,119

NET INCOME (LOSS)		2,490,410	797,686

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments		174,075	22,645
Total comprehensive income		2,664,485	820,331

EARNINGS (LOSS) PER SHARE
Basic and diluted:
Continuing operations (USD per share)	11	(0.0024)	(0.0044)
Discontinued operations (USD per share)	11	0.0913	0.0329
Total (USD per share)	11	0.0889	0.0285
Weighted average shares outstanding		28,000,000	28,000,000

The accompanying notes are an integral part of these consolidated financial statements.

F-51

FUTURE NRG SDN. BHD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2025 and 2024

	Common Stock	Accumulated Deficit	AOCI	Total Stockholders’ Equity
Balance, January 1, 2024	6,100,218	(5,135,598)	—	964,620
Net income — year ended December 31, 2024	—	797,686	—	797,686
Foreign currency translation adjustment	—	—	24,679	24,679
Balance, December 31, 2024	6,100,218	(4,337,912)	24,679	1,786,985
Net income — year ended December 31, 2025	—	2,490,410	—	2,490,410
Foreign currency translation adjustment	—	—	182,395	182,395
Balance, December 31, 2025	6,100,218	(1,847,502)	207,074	4,459,790

The accompanying notes are an integral part of these consolidated financial statements.

F-52

FUTURE NRG SDN. BHD. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2025 and 2024

	Note	2025	2024
		(USD)	(USD)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from continuing operation		(67,140)	(123,433)
Net income from discontinued operation		2,557,550	921,119
Adjustments for non-cash items:
Depreciation and amortization — continuing		191,982	173,709
Depreciation and amortization — discontinued		1,187,900	1,062,817
Impairment on financial assets — continuing		35,616	32,318
Bad debts written off — continuing		104,588	—
Changes in operating assets and liabilities:
Trade accounts receivable — continuing		(104,105)	2,811,351
Inventories — continuing		26,308	17,030
Accounts payable and accrued liabilities — continuing		(276,764)	(2,734,688)
Income taxes (paid) / refunded — continuing		3,287	(938)
Net changes in working capital —discontinued		(1,171,032)	(894,736)
Net cash from operating activities		2,488,190	1,264,549

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment — continuing		(7,270)	(282)
Acquisition of property and equipment — discontinued		(155,543)	(8,336)
Net cash used in investing activities		(162,813)	(8,618)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of banker’s acceptance — discontinued		(1,031,318)	(361,710)
Repayment of hire purchase obligations — discontinued		(152,226)	(389,834)
Net cash used in financing activities		(1,183,544)	(751,544)

Effect of exchange rate changes on cash		225,986	36,558

Net increase in cash and cash equivalents		1,367,819	540,945
Cash at beginning of year		1,969,947	1,429,002
Cash at end of year	5	3,337,766	1,969,947

The accompanying notes are an integral part of these consolidated financial statements.

F-53

Future NRG Sdn. Bhd. and Subsidiary

Notes to Consolidated Financial Statements As of

December 31, 2025 and 2024 and for the Years ended

December 31, 2025 and 2024

1.	NATURE OF OPERATIONS AND BASIS OF CONSOLIDATION

Future NRG Sdn. Bhd. (the “Company” or “FNRG”) is incorporated in Malaysia and is principally engaged in renewable energy development and the provision of medical waste collection and logistics services to clinic operators.

The Company’s wholly-owned subsidiary, Solid Orient Holdings Sdn. Bhd. (“SOH”), is engaged in the operation of a palm oil mill. Together, the Company and SOH are referred to as the “Group”. The Company is wholly owned by Fitters Diversified Berhad (“Fitters”), a company listed on the Main Market of Bursa Malaysia Securities Berhad, which is the ultimate holding company of the Group.

The principal place of business is Lot PT 6127, 3A/1, Jalan Tech Valley, Bandar Sri Sendayan, Seremban, Negeri Sembilan, Malaysia.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Subsidiary is entity over which the Company has a controlling financial interest. All material intercompany transactions and balances have been eliminated in consolidation in accordance with ASC 810, Consolidation.

Discontinued Operations and Held-for-Sale Classification

On December 22, 2025, the Company entered into a Share Sale Agreement (“SSA”) with its ultimate holding company, Fitters Diversified Berhad to dispose of its entire 100% equity interest in SOH for cash consideration of RM 10,500,000 (USD 2,585,620). Upon execution of the SSA, the disposal group met the criteria to be classified as held for sale in accordance with applicable US GAAP.

The assets and liabilities of SOH are presented as single line items on the consolidated balance sheets. Comparative figures as of December 31, 2024 have been retrospectively reclassified in accordance with SEC Financial Reporting Manual Topic 13 § 13210.2. The disposal was completed on January 23, 2026 (see Note 14).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Presentation

These consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as established by the Financial Accounting Standards Board (“FASB”).

The Company’s date of transition to U.S. GAAP is January 1, 2024. U.S. GAAP accounting policies have been applied retrospectively to all periods presented.

F-54

(b)	Functional and Reporting Currency

The functional currency of the Group is the Malaysian Ringgit (“RM”). These consolidated financial statements are presented in U.S. Dollars (“USD”), translated at the following period-end exchange rates:

Balance Sheet Date	RM / USD
December 31, 2023	4.5900
December 31, 2024	4.4755
December 31, 2025	4.0610

Income statement items are translated at the average rate for the period. USD amounts are provided for convenience only and do not represent that RM amounts have been or could be converted into USD at these rates.

(c)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. Material estimates include the allowance for expected credit losses on trade receivables, accruals for contingent liabilities, classification of discontinued operations, and the carrying values of assets held for sale.

(d)	Cash and Cash Equivalents

The Group considers all highly liquid investments with original maturities of three months or less as cash equivalents. Cash and cash equivalents are maintained with regulated financial institutions in Malaysia.

(e)	Trade Accounts Receivable, Net

Trade accounts receivable are carried at amortized cost, net of an allowance for expected credit losses. The allowance is estimated using an aging schedule based on historical loss experience, current conditions, and reasonable and supportable forecasts.

(f)	Inventories

Inventories are stated at the lower of cost (first-in, first-out) and net realizable value.

(g)	Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation, computed using the straight-line method over estimated useful lives of 3 to 50 years. Land is not depreciated. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable.

(h)	Income Taxes

Deferred taxes are accounted for under the liability method. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion will not be realized.

(i)	Revenue Recognition

Continuing operations revenue is derived from medical waste collection and logistics services to clinic operators, and from the sale of related consumables. Revenue is recognized when services are performed or control of goods transfers to the customer. Payment terms are 30–60 days.

F-55

(j)	Discontinued Operations

A component is reported as discontinued operations when it represents a strategic shift that has, or will have, a major effect on operations and financial results, and meets the held-for-sale criteria under ASC 360-10-45. Results of discontinued operations are presented separately, net of tax.

(k)	Loss Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average shares outstanding. No dilutive securities existed in either period presented.

(l)	Concentrations of Risk

For the year ended December 31, 2025, one customer accounted for approximately 70% of total continuing operations revenue (2024: 71%). The loss of this customer could have a material adverse effect on the Group’s business, financial position, results of operations, and cash flows.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

The Company evaluates all recently issued accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”) and adopts those that are applicable and expected to have a material impact on its consolidated financial statements.

The following Accounting Standards Updates (“ASUs”) were issued by the FASB but were not yet effective or adopted by the Company as of December 31, 2025:

In December 2023, the FASB issued ASU 2023-09 to enhance the transparency and decision usefulness of income tax disclosures. The amendments require additional disclosures relating to the effective tax rate reconciliation and income taxes paid by jurisdiction. The amendments are effective for annual periods beginning after December 15, 2025, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this standard will have on its consolidated financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07: Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands disclosure requirements for reportable segments, primarily through enhanced disclosures about significant segment expenses and other segment items. The amendments are effective for annual periods beginning after December 15, 2024, and interim periods beginning after December 15, 2025. The Company is currently assessing the impact of adopting this guidance on its disclosures.

In November 2024, the FASB issued ASU 2024-03: Disaggregation of Income Statement Expenses (DISE) which requires additional disaggregated disclosures relating to certain income statement expense captions, including purchases of inventory, employee compensation, depreciation, and amortization expenses. The amendments are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of adopting this guidance on its consolidated financial statement disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

F-56

4.	DISPOSAL OF SUBSIDIARY

The Company holds a 100% equity interest in its subsidiary, Solid Orient Holdings Sdn. Bhd. (“SOH”) (2024: 100%), a private limited company incorporated and domiciled in Malaysia. The principal activity of SOH is the operation of a palm oil mill.

On December 22, 2025, the Company entered into the SSA with the ultimate holding company to dispose of the wholly-owned subsidiary, Solid Orient Holdings Sdn. Bhd. for RM 10,500,000 (USD 2,585,620). As at the reporting date, the disposal had not been completed. On January 23, 2026, the Company completed the disposal of its entire equity interest in Solid Orient Holdings Sdn. Bhd... The resulting gain or loss on disposal will be recognized in the Company’s financial statements for the year ending December 31, 2026. As of December 31, 2025, the subsidiary meets all the criteria to be classified as Held for Sale.

Assets and Liabilities of the Disposal

	Note	2025	2024
		(USD)	(USD)
Assets:
Cash and cash equivalents		3,135,050	1,701,167
Trade and other receivables, net		795,614	579,260
Inventories		1,039,416	609,332
Income taxes receivable		(442)	13,880
Property and equipment, net		16,437,583	15,832,453
Total assets held for sale		21,407,221	18,736,092

Liabilities:
Trade and other payables		2,819,424	1,941,697
Banker’s acceptance — short term		1,216,780	2,039,890
Hire purchase obligations		111,338	227,849
Amount due to ultimate holding company		12,793,920	14,245,034
Total liabilities held for sale		16,941,462	18,454,470

Net assets of the Disposal		4,465,759	281,622

Results of the Disposal

	Note	2025	2024
		(USD)	(USD)
Revenue		66,623,781	54,777,343
Cost of revenues		(62,151,255)	(52,197,437)
Gross profit		4,472,526	2,579,906
Operating expenses		(1,903,911)	(1,656,639)
Income before income taxes		2,568,615	923,267
Income tax expense		(11,065)	(2,148)
Net income from discontinued operations		2,557,550	921,119

Discontinued operations include administrative charges billed by Fitters Diversified Berhad to SOH of USD 51,220 (FY2024: USD 16,801). These are transactions between Fitters and SOH, outside the Group’s consolidation perimeter, and are not eliminated.

5.	CASH AND CASH EQUIVALENTS

Cash of continuing operations comprises demand deposits placed with regulated financial institutions in Malaysia. Cash of discontinued operations is presented within assets held for sale (see Note 4).

	Note	2025	2024
		(USD)	(USD)
Cash — continuing operations		202,716	268,780
Cash — discontinued operations		3,135,050	1,701,167
Consolidated cash per cash flow statement		3,337,766	1,969,947

F-57

6.	ACCOUNTS RECEIVABLE, NET

	Note	2025	2024
		(USD)	(USD)
Trade receivables, gross		602,579	538,423
Less: Accumulated impairment		(312,455)	(251,199)
Trade receivables, net		290,124	287,224

Other receivables		9,850	17,875
Refundable deposits		20,542	18,488
Total accounts receivable, net		320,516	323,587

Movement in accumulated impairment:
Opening balance		251,199	213,421
Charge for the year		35,616	32,318
Foreign exchange translation		25,640	5,460
Closing balance		312,455	251,199

One customer represented approximately 75.72% and 86.35% of gross trade receivables as of December 31, 2025 and 2024, respectively. A prior customer entered winding-up proceedings and the related receivable was fully impaired since previous years.

7.	PROPERTY AND EQUIPMENT, NET – CONTINUING OPERATIONS

	Note	2025	2024
		(USD)	(USD)
Cost:
Land		402,883	365,570
Building		3,155,999	2,863,705
Machinery		2,455,818	2,228,372
Computer & office equipment		64,280	51,730
Other assets		4,188	3,340
Total cost		6,083,168	5,512,717
Less: Accumulated depreciation:
Building		(517,170)	(411,998)
Machinery		(994,282)	(791,695)
Other assets		(53,319)	(41,496)
Total depreciation		(1,564,771)	(1,245,189)

Property and equipment, net		4,518,397	4,267,528

Depreciation expense from continuing operations: USD 191,982 (FY2025); USD 173,709 (FY2024).

8.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	Note	2025	2024
		(USD)	(USD)
Trade payables		3,768	24,355
Amount due to ultimate holding company		4,655,340	2,154,420
Amount due to related companies		—	838,928
Accrual for material litigation		405,565	368,004
Deposit received		14,774	24,578
Transportation fee payables		33,740	30,615
Total		5,113,187	3,440,900

The Company enters into various transactions with its ultimate holding company, Fitters Diversified Berhad, and other related companies within the same group in the ordinary course of business. These transactions primarily consist of payments made on behalf by the ultimate holding company and related entities for the Company’s operational expenses, statutory obligations, and administrative costs in the normal course of business. The amount due to the ultimate holding company and related companies is unsecured, interest-free, and repayable on demand. These balances represent non-trade financing provided to the Company to support its working capital requirements. No guarantees have been given or received regarding these balances.

The accrual relates to a legal provision associated with the biomass gasification plant is described in Note 13. Refer to Note 14 for details of the post-year-end settlement of the payable to Fitters Diversified Berhad.

F-58

9.	STOCKHOLDERS’ EQUITY

Common stock: 28,000,000 shares authorized, issued, and outstanding at RM 1 (USD 0.22 at December 31, 2025) per share. No shares were issued or repurchased during FY2025 or FY2024. Each share carries one vote.

10. REVENUE FROM CONTINUING OPERATIONS

	Note	2025	2024
		(USD)	(USD)
Clinic waste generator services		640,321	671,032
Clinic waste logistics services		209,915	196,179
Other revenue		4,101	4,530
Total revenue		854,337	871,741

Revenue recognized at point in time		854,337	871,741
Geography: Malaysia		854,337	871,741

11. EARNINGS/(LOSS) PER SHARE

	Note	2025	2024
		(USD)	(USD)
Net loss from continuing operations		(67,140)	(123,433)
Net income from discontinued operations		2,557,550	921,119
Net income (loss)		2,490,410	797,686

Weighted average shares outstanding		28,000,000	28,000,000

Earnings (loss) per share — basic and diluted (USD):
Continuing operations		(0.0024)	(0.0044)
Discontinued operations		0.0913	0.0329
Total		0.0889	0.0285

No potentially dilutive securities existed in either period. Basic and diluted EPS are identical.

12. FAIR VALUE MEASUREMENT

The Group applies the following fair value hierarchy: Level 1 — quoted prices in active markets; Level 2 — observable inputs other than Level 1; Level 3 — unobservable inputs reflecting management’s assumptions.

The Group had no financial assets or liabilities measured at fair value on a recurring basis as of December 31, 2025 or 2024. The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to their short-term nature.

F-59

13. COMMITMENTS AND CONTINGENCIES

(a)	Going Concern

Management evaluates whether conditions and events, considered in aggregate, raise substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period following the date these financial statements are issued.

For the year ended December 31, 2025, the Company reported a loss from continuing operations before income taxes of RM 271,526 (USD 66,862) compared to a loss of RM 552,425 (USD 123,433) in 2024. As at December 31, 2025, the current liabilities of continuing operations exceeded current assets of continuing operations by RM 18,373,451 (USD 4,524,366) (December 31, 2024: RM 12,362,067 (USD 2,762,164)). This working capital deficiency is primarily attributable to amounts payable to the ultimate holding company and related companies within the Fitters Diversified Berhad group, totaling RM 18,905,336 (USD 4,655,340) as of December 31, 2025 (2024: RM 19,885,572 in aggregate). Additionally, for the year ended December 31, 2025, continuing operations generated a negative operating cash flow of RM 350,174 (USD 86,228), whereas the prior year generated a positive operating cash flow of RM 784,774.

As of December 31, 2025 and 2024, the ultimate holding company, Fitters Diversified Berhad, has not made any demand for the repayment of outstanding intercompany balances. Furthermore, the ultimate holding company has formally confirmed its commitment to provide continued financial and operational support to the Company to ensure that the Company is able to meet its financial obligations and settle its liabilities as and when they fall due.

Subsequent to the reporting date, as disclosed in Note 14, the Company executed a significant reorganization and capital restructuring plan. The proceeds from this disposal of RM10,500,000 were applied toward the offset of outstanding amounts due to the ultimate holding company. Subsequent to the completion of the disposal of SOH, Fitters Diversified Berhad has in March 2026 formally and unconditionally waived approximately RM 7,855,337 (USD 1,934,289) of the balance of all outstanding amount due from the Company.

(b)	Leases

The office premises under short-term non-cancellable operating leases qualify for the ASC 842 short-term lease exemption. Lease expense for FY2025 was USD 8,864 (FY2024: USD nil). No right-of-use asset or lease liability has been recognized.

(c)	Legal Proceedings

Case 1 — Shah Alam High Court Civil Suit BA-22NCC-104-08/2021

AHT Syngas Technology NV (“AHT”) claimed EUR 1,783,810 against the Company for allegedly unpaid invoices relating to the construction of a coal gasification system. AHT’s claim was struck out on September 8, 2025 due to non-compliance with a security-for-costs order. AHT has appealed (Appeal No. B-02(IM)(NCC)-1992-10/2025); a strike-out application is fixed for hearing on May 14, 2026. AHT’s appeal is fixed for hearing before the Court of Appeal on April 28, 2027.

The Company’s counterclaim of EUR 200,000 was dismissed on December 1, 2025 and the Company has appealed (Appeal No. B-02(NCC)(W)-9-01/2026). No provision has been recognized as it is not probable that a loss has been incurred.

Case 2 — Shah Alam High Court Civil Suit BA-22NCC-57-04/2022

AHT claimed EUR 342,857 against the Company in respect of an alleged unpaid balance under a biomass gasification plant contract. The Company denies the claim and counterclaims EUR 949,000 for alleged overpayment. Trial dates have been fixed for July 31, August 14, and September 25, 2026.

The Company has recognized a provision of USD 405,566 (RM 1,647,000) as of December 31, 2025 and 2024, as it is considered probable that a loss has been incurred and the amount can be reasonably estimated. The actual loss may differ.

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14.	SUBSEQUENT EVENTS

(a)	Change of shareholder

On 16 March 2026, the holding company, Fitters, entered into Share Sale Agreements with multiple purchasers for the disposal of 28,000,000 ordinary shares in the Company, representing its entire equity interest, for a total cash consideration of RM15,200,000, as follows:

●	5,600,000 shares to nine individual purchasers, representing 20% of the total shareholding, for an aggregate consideration of RM3.04 million;
●	15,400,000 shares to Perfect Energy Sdn. Bhd., representing 55% of the total shareholding, for a consideration of RM8.36 million;
●	7,000,000 shares to Antbiz Sdn. Bhd., representing 25% of the total shareholding, for a consideration of RM3.80 million.

Upon completion of the transaction, the Company will cease to be a wholly-owned subsidiary of Fitters. There have been no additional subsequent events that would require disclosure in, or adjustment to, the parent company financial statements as of and for the year ended December 31, 2025. On March 26, 2026, the conditions precedent in the Agreements have been fulfilled and hence become unconditional. Both the Company and the Purchasers have executed the registrable forms of transfer of securities and mutually agreed that the completion is effective on March 26, 2026.

(b)	Disposal of subsidiary, Solid Orient Holdings Sdn. Bhd.

On December 22, 2025, the Company entered into a Share Sale Agreement (“SSA”) with the ultimate holding company, Fitters to dispose of its 100% equity interest in SOH, which represents the Company’s entire palm oil milling segment. On January 8, 2026, the Company’s wholly-owned subsidiary, SOH, allotted 46,700,000 new ordinary shares at an issue price of RM1.00 per share to the ultimate holding company, Fitters for a total cash consideration of RM46,700,000. As a result of this share allotment, the Company’s equity interest in SOH was diluted from 100% to 18.36%, and the Company ceased to exercise a controlling financial interest, leading to the deconsolidation of SOH as a subsidiary effective from that date. In conjunction with this restructuring, the intercompany payable previously due to the ultimate holding company was settled through a combination of this capital injection and a subsequent waiver of the remaining balance, which is expected to result in a gain on debt settlement in the 2026 fiscal year.

The Company completed the disposal of its remaining 18.36% equity interest (comprising 10,500,000 shares) in SOH to the ultimate holding company on January 23, 2026 pursuant to the Share Sale Agreement (“SSA”) executed on December 22, 2025. The transaction was finalized for a total cash consideration of RM10,500,000 (equivalent to USD 2,585,620). Proceeds from the sale were utilized to settle outstanding obligations and provide additional working capital for the Company’s continuing operations. The disposal proceeds were applied toward the reduction of outstanding payables due to Fitters Diversified Berhad. Any resulting gain or loss arising from the disposal will be recognized in the Group’s consolidated financial statements for the year ending December 31, 2026.

No other subsequent events requiring disclosure or adjustment have occurred.

15.	EMPLOYEE BENEFIT PLANS

Included in the compensation and benefits included in operating cost of USD 97,826 (FY 2024 : USD86,105) are statutory defined contribution of USD 11,706 (FY2024: USD10,619). The statutory defined contribution plans for its employees in Malaysia include contributions to the Employees Provident Fund (“EPF”), Social Security Organization (“SOCSO”), Employment Insurance System (“EIS”), and Human Resource Development Fund (“HRDF”) as follows:.

	Note	2025	2024
		(USD)	(USD)
Employee contributions:
EPF		9,345	5,176
SOCSO		1,013	650
EIS		116	74
HRDF		728	373
Total employee benefit plan expense		11,201	6,272

Director statutory contributions:
EPF		474	3,781
SOCSO		14	244
EIS		2	28
HRDF		15	295
Total director statutory contributions		505	4,347

16.	APPROVAL OF THE FINANCIAL STATEMENTS

These consolidated financial statements were approved and authorized for issuance by the Board of Directors of the Company on May 28, 2026.

F-61

FUTURE NRG SDN. BHD.

BALANCE SHEET

	Note	June 30, 2026	Dec 31, 2025
		(Unaudited) USD	(Audited) USD
ASSETS
Current assets
Cash and cash equivalents	4	27,109	202,716
Accounts receivable, net	5	292,693	320,516
Inventories	6	78,725	65,076
Income taxes receivable		511	513
Other current assets		—	—
Total current assets — continuing operations		399,038	588,821

Non-current assets
Property and equipment, net	7	4,403,609	4,518,397
Total non-current assets — continuing operations		4,403,609	4,518,397

Assets of discontinued operations held for sale	3	—	21,407,221

TOTAL ASSETS		4,802,647	26,514,439

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	8	483,836	5,113,187
Total current liabilities — continuing operations		483,836	5,113,187
Total current liabilities		477,406	5,113,187

Liabilities of discontinued operations held for sale	3	—	16,941,462

Total liabilities		483,836	22,054,649

Stockholders’ equity
Common stock — 28,000,000 shares authorized, issued and outstanding	9	6,100,218	6,100,218
Retained earnings / (Accumulated deficit)		(1,954,843)	(1,847,502)
Accumulated other comprehensive income (loss)		173,436	207,074
Total stockholders’ equity		4,318,811	4,459,790

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		4,802,647	26,514,439

The accompanying notes are an integral part of these financial statements.

F-62

FUTURE NRG SDN. BHD.

STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

		Six Months Ended		Three Months Ended
		June 30, 2026	June 30, 2025	Mar 31, 2026	Mar 31, 2025
	Note	(Unaudited) USD	(Unaudited) USD	(Unaudited) USD	(Unaudited) USD
CONTINUING OPERATIONS
Revenue from services	10	373,123	421,912	183,976	203,630
Total revenues		373,123	421,912	183,976	203,630

Cost of revenues
Compensation and benefits		(39,753)	(32,655)	(20,691)	(15,640)
Upkeep of plant and materials		(169,126)	(159,072)	(86,163)	(81,852)
Other cost of revenues		(51,107)	(65,173)	(30,834)	(29,392)
Total cost of revenues		(259,986)	(256,900)	(137,688)	(126,884)
Gross profit		113,137	165,012	46,288	76,746

Operating expenses
Selling and distribution costs		(24,832)	(803)	(324)	(408)
Depreciation and amortization	7	(96,504)	(92,277)	(48,114)	(44,090)
Compensation and benefits		(55,104)	(50,839)	(28,433)	(23,919)
Professional fees		(45,030)	(345)	(24,157)	(63)
General and administrative expenses		(23,544)	(19,101)	(13,406)	(9,292)
Loss on disposal of equity interest in subsidiary		(1,904,424)	—	(1,919,251)	—
Impairment on financial assets / ECL		2,452	—	—	—
Total operating expenses		(2,146,986)	(163,365)	(2,033,685)	(77,772)

Operating loss from continuing operations		(2,033,849)	1,647	(1,987,397)	(1,026

Other income
Waiver of debts		1,926,508	—	1,941,507	—

Income / (loss) before income taxes		(107,341)	1,647	(45,890)	(1,026
Income tax provision		—	—	—	—
Net income / (loss) from continuing operations		(107,341)	1,647	(45,890)	(1,026

DISCONTINUED OPERATIONS
Net income from discontinued operations, net of tax	3	—	—	—	—

NET INCOME		(107,341)	1,647	(45,890)	(1,026)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustments		(96,372)	(137,614)	(28,493)	(119,311)
Total comprehensive income		(203,713)	(135,967)	(74,383)	(120,337)

EARNINGS PER SHARE — basic and diluted*
Continuing operations (USD per share)		(0.0038)	0.0001	(0.0016)	(0.0000)
Discontinued operations (USD per share)				—	-
Weighted average shares outstanding		28,000,000	28,000,000	28,000,000	28,000,000

*	No potentially dilutive securities existed in any period presented. Basic and diluted EPS are identical.

The accompanying notes are an integral part of these financial statements.

F-63

FUTURE NRG SDN. BHD.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

		Retained
	Common Stock	Earnings / (Deficit)	AOCI / (AOCL)	Total Equity
	(USD)	(USD)	(USD)	(USD)
Balance, December 31, 2025	6,100,218	(1,847,502)	207,074	4,459,790
Net loss for three months ended June 30, 2026	—	(107,341)	—	(107,341)
Disposal of a subsidiary	—	—	62,734	62,734
Foreign currency translation	—	—	(96,372)	(96,372)
Balance, June 30, 2026 (Unaudited)	6,100,218	(1,954,843))	173,436	4,318,811

F-64

FUTURE NRG SDN. BHD.

STATEMENT OF CASH FLOWS

		Six Months Ended
		June 30, 2026	June 30, 2025
	Note	(Unaudited) USD	(Unaudited) USD
CONTINUING OPERATIONS
CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the period / year		(107,341)	1,647
Adjustments for non-cash items:
Depreciation and amortization	7	96,504	92,277
Allowance for expected credit losses	5	(2,452)	—
Loss on disposal of equity interest in subsidiary		1,904,424	—
Waiver of debts		(1,926,508)	—
Changes in operating assets and liabilities:
Trade accounts receivable		27,823	148,910
Inventories		(13,649)	2,490
Accounts payable and accrued liabilities		(8,303)	(382,577)
Net cash from operating activities		(29,502)	(137,253)

Effect of exchange rate changes on cash		(146,105)	4,452

Net (decrease) / increase in cash and cash equivalents		(175,607)	(132,801)
Cash — beginning of period / year (continuing operations)		202,716	268,780
Cash — end of period / year		27,109	135,979

Composition of cash at end of period / year:
Continuing operations		27,109	135,979
Discontinued operations		—
Total cash and cash equivalents		27,109	135,979

The accompanying notes are an integral part of these financial statements.

F-65

FUTURE NRG SDN. BHD.

NOTES TO FINANCIAL STATEMENTS

As of June 30, 2026 and for the six Months Ended June 30, 2026

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The Company

Future NRG Sdn. Bhd. (the “Company” or “FNRG”), Registration No. 200801012859 (814147-M), is incorporated in Malaysia under the Companies Act 2016. The Company is principally engaged in the provision of medical waste collection, packaging, transportation, and treatment services to clinic operators in Malaysia, together with the management of associated logistics infrastructure and renewable energy development activities. Its principal place of business is Lot PT 6127, 3A/1, Jalan Tech Valley, Bandar Sri Sendayan, Seremban, Negeri Sembilan, Malaysia.

Basis of Presentation

These financial statements present the financial position of the Company as at June 30, 2026 and the results of its operations and cash flows for the six-month period then ended. The financial statements are unaudited, are presented in United States Dollars (“USD”), and have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The financial statements are presented on a company-level (standalone entity) basis. As described in Note 3, the Company’s sole subsidiary, Solid Orient Holdings Sdn. Bhd. (“SOH”), was deconsolidated on January 8, 2026 and the Company’s remaining equity interest in SOH was fully disposed of on January 23, 2026. Accordingly, no consolidated financial statements are presented for Q2 2026. Accordingly, for consistency and comparability, the Q2 2025 comparative financial information is also presented on a company-level (standalone entity) basis and excludes the financial results of SOH.

Effective March 26, 2026, the Company ceased to be a wholly-owned subsidiary of Fitters Diversified Berhad (“Fitters”) following completion of share sale agreements. The Company’s share capital is now held by Perfect Energy Sdn. Bhd. (55%), Antbiz Sdn. Bhd. (9%), and nine individual purchasers (20% in aggregate).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Functional and Reporting Currency

The functional currency of the Company is the Malaysian Ringgit (“RM”). Financial statements are presented in USD using the translation rates below:

Period	Closing Rate (RM/USD)
June 30, 2026	4.078
December 31, 2025	4.061

Other Significant Accounting Policies

Revenue recognition : Revenue is recognized upon completion of service delivery or transfer of control of goods. Payment terms are 30–60 days.

Trade accounts receivable and ECL : Receivables are carried at amortized cost, net of an allowance for expected credit losses estimated on aging analysis and forward-looking factors.

F-66

Inventories : Stated at the lower of cost (FIFO method) and net realizable value.

Property and equipment : Recognized under the cost model; depreciated straight-line over useful lives of 5–50 years. Land is not depreciated.

Income taxes : Liability method; deferred tax assets are reduced by a valuation allowance where it is more likely than not that they will not be realized.

Leases : Short-term lease exemption applied for leases with terms of twelve months or less. No right-of-use assets or lease liabilities are recognized.

3. INVESTMENT IN SUBSIDIARY

The Company’s wholly-owned subsidiary, Solid Orient Holdings Sdn. Bhd. (“SOH”), is engaged in the operation of a palm oil mill. On 22 December 2025, the Company entered into a Share Sale Agreement (“SSA”) with Fitters Diversified Berhad to dispose of its entire 100% equity interest in Solid Orient Holdings Sdn. Bhd. (“SOH”) for a cash consideration of RM10,500,000 (approximately USD 2.59 million). Consequently, SOH was classified as a discontinued operation in FY2025, with its related assets and liabilities presented as held for sale. The disposal was subsequently completed in January 2026, at which point the Group derecognised its investment in SOH and recognised a loss on disposal of USD 1,904,424 (translated historically recorded as USD 1,919,251 in Q1 2026)

4. CASH AND CASH EQUIVALENTS

	June 30, 2026 (USD)	Dec 31, 2025 (USD)
Cash at bank — continuing operations	27,109	202,716

5. ACCOUNTS RECEIVABLE, NET

	June 30, 2026 (USD)	Dec 31, 2025 (USD)
Trade receivables, gross	258,005	602,579
Less: Allowance for expected credit losses	-	(312,455)
Trade receivables, net	258,005	290,124
Other receivables	9,810	9,850
Refundable deposits	20,460	20,542
Prepayments	4,418	-
Total accounts receivable, net	292,693	320,516

One customer accounted for approximately 75.70% of gross trade receivables at June 30, 2026 (December 31, 2025: 75.72%).

6. INVENTORIES

	June 30, 2026 (USD)	Dec 31, 2025 (USD)
Spare parts	76,932	63,056
Consumables	1,793	2,020
Inventories — at lower of cost and NRV	78,725	65,076

F-67

7. PROPERTY AND EQUIPMENT, NET

	June 30, 2026 (USD)	Dec 31, 2025 (USD)
Freehold land	401,253	402,883
Building — net	2,596,718	2,638,829
Plant and machinery — net	1,394,978	1,461,536
Computer and office equipment — net	10,269	14,665
Air conditioners, furniture and fittings — net	391	484
Property and equipment, net — continuing operations	4,403,609	4,518,397

Depreciation expense from continuing operations: Q2 2026: USD 96,504 (June 30, 2025: USD 92,277) (included within cost of revenues and operating expenses).

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	June 30, 2026 (USD)	Dec 31, 2025 (USD)
Trade payables	24,002	3,768
Non-trade payables and other creditors	43,648	33,740
Amount due to related companies	-	4,655,340
Accrual for legal proceedings — AHT litigation (Note 12)	403,924	405,565
Deposit received from customer	12,262	14,774
Total accounts payable and accrued liabilities	483,836	5,113,187

9. STOCKHOLDERS’ EQUITY

28,000,000 ordinary shares are authorized, issued, and outstanding throughout all periods presented, each at RM 1.00 par value. No shares were issued, repurchased, or cancelled as of June 30, 2026.

10. REVENUE FROM SERVICES

Revenue comprises clinical waste generator services and transportation and logistics services. Revenue is recognized at a point in time when control of the services is transferred to the customer, which generally occurs upon completion of the contracted service

All revenue is denominated in Malaysian Ringgit (“RM”) and is generated from customers located in Malaysia.

For the six months period ended June 30, 2026, one customer accounted for approximately 71% of the Company’s total revenue (30.6.2025: approximately 76%), resulting in a significant concentration of credit and business risk.

11. DISPOSAL OF EQUITY INTEREST IN SUBSIDIARY

On December 22, 2025, the Company entered into a Share Sale Agreement (“SSA”) with Fitters Diversified Berhad to dispose of its entire 100% equity interest in SOH for a cash consideration of RM10,500,000 (approximately USD2.59 million). The disposal was completed in January 2026, upon which the Company recognized its investment in SOH and recognized a loss on disposal of USD 1,904,424 (translated historically recorded as USD 1,919,251 inQ1 2026).

F-68

On January 8, 2026, SOH allotted 46,700,000 new ordinary shares at RM 1.00 per share to Fitters Diversified Berhad for total consideration of RM 46,700,000, injected directly into SOH. As a result, the Company’s equity interest in SOH was diluted from 100% to 18.36%. The Company ceased to hold a controlling financial interest effective that date and derecognized SOH’s net assets from its balance sheet. The resultant loss on disposal of equity interest of USD 1,904,424 (translated historically recorded as USD 1,919,251 inQ1 2026) is included within operating expenses in the Statement of Operations.

On January 23, 2026, the Company completed the disposal of its remaining 18.36% equity interest (comprising 10,500,000 shares) in SOH to Fitters for RM 10,500,000 (approximately USD 2.59 million), applied as an offset against the outstanding intercompany payable. Following this disposal, the Company held no equity interest in SOH.

On March 16, 2026, Fitters Diversified Berhad issued Credit Note to unconditionally waiving all the remaining intercompany payable balance of RM 7,855,337 (USD 1,926,508, translated historically recorded as USD 1,941,507). This constitutes a forgiveness of debt recognized as a gain on waiver of debt in 2026. This is a non-cash transaction.

Assets and Liabilities of the Disposal

(USD)
Cash and cash equivalents	3,135,050
Trade and other receivables, net	795,614
Inventories	1,039,416
Income taxes receivable	(442)
Property and equipment, net	16,437,583
Total assets held for sale	21,407,221
Trade and other payables	2,819,424
Banker’s acceptance — short term	1,216,780
Hire purchase obligations	111,338
Amount due to ultimate holding company	12,793,920
Total liabilities held for sale	16,941,462
Net assets of the disposal	4,465,759

12. COMMITMENTS AND CONTINGENCIES

Legal Proceedings — AHT Syngas Technology NV

Case 1 (BA-22NCC-104-08/2021): AHT claimed EUR 1,783,810 for allegedly unpaid invoices relating to a coal gasification system. AHT’s claim was struck out on September 8, 2025 (non-compliance with security-for-costs order). AHT has appealed against the decision (B-02(IM)(NCC)-1992-10/2025); and the Court of Appeal allowed AHT’s application to appeal on 14 May 2026. The Company’s counterclaim of EUR 200,000 was dismissed December 1, 2025; the Company has appealed (B-02(NCC)(W)-9-01/2026). The appeals remain pending, with the hearing of AHT’s appeal scheduled for 28 April 2027 and FNRG’s appeal scheduled for 3 December 2026. The ultimate outcome of the proceedings cannot presently be determined. No provision has been recognized as loss is not probable.

Case 2 (BA-22NCC-57-04/2022): AHT claimed EUR 342,857 relating to a biomass gasification plant contract, representing the balance payment allegedly due upon testing and commissioning of the plant. The trial is ongoing. One of FNRG’s witnesses completed his testimony on 31 July 2026, while another witness remains under cross-examination. Further proceedings, including the testimony of an expert witness, are scheduled for 18 September 2026, 25 September 2026 and 28 September 2026. A provision of RM 1,647,000 (USD 403,924, translated historically recorded as USD 406,945 in Q1 2026) has been recognized since the previous financial years, representing management’s best estimate of the probable loss.

Operating Leases

Short-term operating leases with terms under twelve months qualify for the ASC 842 short-term lease exemption. Lease expense from January 1, to June 30, 2026 is USD 2,943 (June 30, 2025: USD 2,849). No right-of-use assets or lease liabilities are recognized.

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13. RELATED PARTY TRANSACTIONS

Administrative charges and rental billed by Fitters Diversified Berhad entities to the Company for six months period ended June 30, 2026 amounted to USD 8,929 (June 30, 20205: USD 10,469). These charges ceased upon Fitters’ effective disposal of its shareholding on March 26, 2026. The intercompany payable to Fitters was fully extinguished on March 16, 2026.

14. SIGNIFICANT EVENT

On 16 March 2026, the holding company, Fitters, entered into Share Sale Agreements with multiple purchasers for the disposal of 28,000,000 ordinary shares in the Company, representing its entire equity interest, for a total cash consideration of RM15,200,000, as follows:

●	5,600,000 shares to nine individual purchasers, representing 20% of the total shareholding, for an aggregate consideration of RM3.04 million;
●	15,400,000 shares to Perfect Energy Sdn. Bhd., representing 55% of the total shareholding, for a consideration of RM8.36 million;
●	7,000,000 shares to Antbiz Sdn. Bhd., representing 25% of the total shareholding, for a consideration of RM3.80 million.

Upon completion of the transaction, the Company will cease to be a wholly-owned subsidiary of Fitters. There have been no additional subsequent events that would require disclosure in, or adjustment to, the parent company financial statements as of and for the year ended December 31, 2025. On March 26, 2026, the conditions precedent in the Agreements have been fulfilled and hence become unconditional. Both the Company and the Purchasers have executed the registrable forms of transfer of securities and mutually agreed that the completion is effective on March 26, 2026.

Effective March 26, 2026, Perfect Energy Sdn. Bhd. Became the majority shareholder (55%) of the Company following completion of share sale agreements executed on March 16, 2026, pursuant to which Fitters Diversified Berhad disposed of its entire shareholding of 28,000,000 shares in the Company for aggregate consideration of RM 15,200,000. Subsequently, on 8 May 2026, Antbiz Sdn. Bhd. Disposed of 2,520,000 ordinary shares, representing 9% of the Company’s total issued shares, and 1,960,000 ordinary shares, representing 7% of the Company’s total issued shares, to two individual purchasers.

No other material subsequent events requiring disclosure or adjustment have been identified.

15. EMPLOYEE BENEFIT PLANS

Statutory defined contribution plans in Malaysia per the Employees Provident Fund Act 1991 (EPF), Social Security Organization Act 1969 (SOCSO), Employment Insurance System Act 2017 (EIS), and Human Resource Development Corporation Act 2001 (HRDC):

	June 30, 2026 (USD)	June 30, 2025 (USD)
EPF contributions	8,189	7,190
SOCSO contributions	910	871
EIS contributions	104	100
HRDC contributions	579	539
Total statutory contribution expense	9,782	8,700

F-70

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

Bio Green Med Solution, Inc.,

Future NRG Sdn. Bhd.,

and

Selling Shareholders

dated as of June 4, 2026

A-1

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2.24	No Other Representations or Warranties	13
2.25	Full Disclosure	13

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT		13
3.1	Organization, Standing and Corporate Power	13
3.2	Subsidiaries	13
3.3	Capital Structure of Parent	13
3.4	Corporate Authority; Noncontravention	14
3.5	Government Authorization	14
3.6	SEC Documents; Undisclosed Liabilities; Financial Statements	14
3.7	Absence of Certain Changes	15
3.8	Certain Fees	16
3.9	Litigation; Labor Matters; Compliance with Laws	16
3.10	Benefit Plans	16
3.11	Tax Returns and Tax Payments	17
3.12	Environmental Matters	17
3.13	Material Contract Defaults	17
3.14	Accounts Receivable	17
3.15	Properties	18
3.16	Intellectual Property	18
3.17	Board Determination and Vote Required	18
3.18	Required Parent Share Issuance Approval	18
3.19	Undisclosed Liabilities	18
3.20	Independent Investigation	18
3.21	No Other Representations or Warranties	19
3.22	Full Disclosure	19

ARTICLE 4 COVENANTS OF THE COMPANY		19
4.1	Conduct of the Company Business	19
4.2	Reserved	20
4.3	Satisfaction of Conditions Precedent	20
4.4	No Other Negotiations	21
4.5	Access	21
4.6	Notification of Certain Matters	21

ARTICLE 5 COVENANTS OF PARENT		21
5.1	Obligations of Parent	21
5.2	Conduct of the Parent Business	22
5.3	Access	22

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5.4	Notification of Certain Matters	22
5.5	Listing	22
5.6	Satisfaction of Conditions Precedent	22
5.7	Section 16 Matters	23
5.8	No Other Negotiations	23

ARTICLE 6 COVENANTS OF PARENT AND THE COMPANY		23
6.1	Notices of Certain Events	23
6.2	Public Announcements; Confidentiality	24
6.3	Transfer Taxes	24
6.4	Reasonable Efforts	24
6.5	Fees and Expenses	25
6.6	Legends	25
6.7	Registration Statement; Proxy Statement	25
6.8	Company Shareholder Written Consent	27
6.9	Parent Stockholder Meeting	28

ARTICLE 7 CONDITIONS TO EXCHANGE		28
7.1	Condition to Obligation of Each Party to Effect the Exchange	28
7.2	Additional Conditions to Obligations of Parent	29
7.3	Additional Conditions to Obligations of the Company	30

ARTICLE 8 TERMINATION		31
8.1	Termination	31
8.2	Notice of Termination	32
8.3	Effect of Termination	32

ARTICLE 9 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		32

ARTICLE 10 GENERAL PROVISIONS		32
10.1	Notices	32
10.2	Amendment	33
10.3	Waiver	33
10.4	Failure or Indulgence Not Waiver; Remedies Cumulative	34
10.5	Headings	34
10.6	Severability	34
10.7	Entire Agreement	34
10.8	Assignment	34
10.9	Parties In Interest	34
10.10	Governing Law	35

iii

10.11	Waiver of Jury Trial.	35
10.12	Counterparts	35
10.13	Attorneys’ Fees	35
10.14	Representation	35
10.15	Drafting	35
10.16	Interpretation	35
Signatures		S-1

Exhibit A –	Certain Definitions	A-1
Exhibit B –	Selling Shareholders Share Allocation	B-1
Exhibit C –	Malaysia Form of Transfer	C-1
Exhibit D -	Post-Closing Directors	D-1
Exhibit E –	Form of Shareholder Representation Letter	E-1
Exhibit F –	Form of Lock-Up Agreement	F-1

iv

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this or the “Agreement” is made and entered into as of June 4, 2026, by and among Bio Green Med Solution, Inc., a Delaware corporation (“Parent”), Future NRG Sdn. Bhd., a Malaysian private limited company (the “Company”) and the shareholders of the Company as set forth on Exhibit B attached hereto (collectively, the “Selling Shareholders” and together with Parent, and the Company, the “Parties” and each, a “Party”). Certain other capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

WHEREAS, Parent is a Delaware corporation listed on the Nasdaq under the symbol “BGMS;”

WHEREAS, the Parties hereto intend to effect a share exchange between Parent and the Selling Shareholder (the “Exchange”), in which the Company will become a wholly-owned subsidiary of Parent, in accordance with this Agreement and the DGCL and Malaysian Companies Act;

WHEREAS, the Board of Directors of Parent has (a) determined that this Agreement, the Exchange and the transactions contemplated under this Agreement are in the best interest of Parent and its stockholders, (b) approved the Exchange, (c) adopted this Agreement, and (d) determined to recommend that its stockholders adopt, authorize and approve this Agreement, the Exchange and the transactions contemplated under this Agreement;

WHEREAS, the Board of Directors of the Company and the Selling Shareholders have (a) determined that this Agreement, the Exchange and the transactions contemplated under this Agreement are in the best interest of the Company, (b) approved the Exchange, and (c) adopted this Agreement;

WHEREAS, each of Parent, the Company and the Selling Shareholders desires to make certain representations, warranties, covenants and agreements in connection with the Exchange and the other transactions contemplated by this Agreement and also to prescribe various conditions to the consummation thereof; and

WHEREAS, for U.S. federal income Tax purposes, the Parties intend, and each Party acknowledges, that the Exchange will qualify as a tax-free exchange of property under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

Article 1

THE EXCHANGE

1.1 Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Closing (as hereinafter defined), the Parties shall do the following:

(a) The Selling Shareholders shall convey, assign, and transfer all of their right, title and interest to the Company Ordinary Shares (individually, a “Share”; and collectively, the “Shares”) to Parent by delivering to Parent executed and transferrable Share certificates (if certificated) endorsed in blank (or accompanied by duly executed stock powers endorsed in blank) in proper form for transfer, or if uncertificated, other applicable transfer instrument in accordance with the Malaysian Companies Act. The Shares transferred to Parent at the Closing shall constitute one hundred (100%) percent of the issued and outstanding shares of capital stock of the Company.

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(b) As consideration for its acquisition of the Shares and without any action on the part of any Party or the holders of securities of Parent or the Company, each Share issued and outstanding immediately prior to the Effective Time shall be converted into, and the holder thereof shall be entitled to receive a number of shares of Parent Common Stock equal to the quotient of (i) the Transaction Consideration Shares divided by (ii) the total number of Shares issued and outstanding immediately prior to the Effective Time. The aggregate amount of shares of Parent Common Stock (the “Exchange Shares”) shall be issued to the Selling Shareholders by issuance of book-entry shares representing the Exchange Shares in accordance with the applicable provisions of the DGCL, and the Transfer Agent shall be instructed to update the register of stockholders of Parent.

(c) For federal income tax purposes, the Exchange is intended to constitute a tax-free exchange of property within the meaning of Section 351 of the Code, and the Parties shall report the transactions contemplated by this Agreement consistent with such intent and shall take no position in any tax filing or legal proceeding inconsistent therewith. None of Parent, the Company or the Selling Shareholders has taken or failed to take, and after the Effective Time, Parent shall not take or fail to take, any action which reasonably could be expected to cause the Exchange to fail to qualify as a tax-free exchange of property within the meaning of Section 351 of the Code.

1.2 Effects of the Exchange. The Exchange shall have the effects set forth in the applicable provisions of the DGCL and Malaysian Companies Act.

1.3 Closing. Upon the terms and subject to the conditions set forth herein and unless this Agreement has been terminated pursuant to its terms, the closing of the Exchange (the “Closing”) shall take place remotely, at the date and time to be specified by the Parties hereto, which date shall be no later than three (3) Business days after the date on which the conditions to Closing set forth in Article 7 of this Agreement shall have been satisfied or, to the extent permitted hereunder, waived by the appropriate Party (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions) or at such other time, date or location as the parties hereto agree. The date on which the Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the “Closing Date.” At the time of the Closing, Parent, the Company and the Selling Shareholders shall deliver the certificates and other documents and instruments required to be delivered hereunder.

1.4 Effective Time of the Exchange. Subject to the provisions of this Agreement, at the Closing, the Parties hereto shall (a) cause a Form Section 105 (Form of Transfer of Securities) in substantially the form of Exhibit C (the “Malaysia Form of Transfer”) to be executed, acknowledged and filed with the Companies Commission of Malaysia, as provided in sections 105 and 106 of the Malaysian Companies Act and (b) take all such other and further actions as may be required by the Malaysian Companies Act or other applicable Law to make the Exchange effective. The Exchange shall become effective as of the date and time of the filing of the Malaysia Form of Transfer or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Malaysia Form of Transfer in accordance with relevant provisions of the Malaysian Companies Act. The date and time of such effectiveness are referred to herein as the “Effective Time.”

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1.5 Directors and Officers. The directors of Parent, the Company and its Subsidiaries shall, from and after the Effective Time, be as set forth on Exhibit D attached hereto, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Malaysian Companies Act and the Company Governing Documents. The officers of Parent and the Company and its Subsidiaries shall, from and after the Effective Time remain the same.

Article 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLING SHAREHOLDERS

The Company and each of the Selling Shareholders jointly and severally represent and warrant to Parent that, except as set forth in the disclosure schedules delivered by the Company to Parent (the “Company Disclosure Schedule”) prior to the execution of this Agreement:

2.1 Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the Malaysian Companies Act and has the requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted. The Company holds, to the extent legally required to operate its business as such business is being operated as of the date hereof, all Permits, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a Material Adverse Effect.

2.2 Subsidiaries. The Company has no subsidiaries.

2.3 Capital Structure of the Company. As of the date of this Agreement, the number of shares and type of all authorized, issued and outstanding capital shares of the Company, and all capital shares reserved for issuance under the Company’s various option and incentive plans is specified on Schedule 2.3. All outstanding capital shares of the Company are duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule 2.3, not subject to preemptive rights. Except for the Company Ordinary Shares and as set forth on Schedule 2.3, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters. As of immediately prior to the Effective Time, there will be no outstanding indebtedness of the Company convertible into capital shares of the Company. Except as set forth in Schedule 2.3, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital shares or other equity or voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any capital shares of the Company. Except as set forth on Schedule 2.3, there are no agreements or arrangements pursuant to which the Company is or could be required to register Company Ordinary Shares or other securities under the Securities Act or other agreements or arrangements with or among any security holders of the Company with respect to securities of the Company.

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2.4 Corporate Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the approval of its shareholders and the filing of the Malaysia Form of Transfer with the Companies Commission of Malaysia, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and when delivered by the Company shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of the Company under, (i) the Governing Documents of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to the Company, its properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to the Company, its properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to the Company or would not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

2.5 Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except any filings required under the Malaysian Companies Act, the DGCL, the Securities Act, the Exchange Act, or any applicable United States state securities or “blue sky” laws.

2.6 Financial Statements.

(a) At or prior to Closing, Parent will have received a copy of the audited financial statements of the Company for the fiscal years ended December 31, 2024, and 2025 (collectively, the “Company Financial Statements”). The Company Financial Statements fairly present in all material respects the financial position of the Company at the dates indicated and its results of operations and cash flows for the periods then ended and, to the Knowledge of the Company, except as indicated therein, reflect, as of the dates indicated, all debts and liabilities of the Company, fixed or contingent, and of a nature required to be disclosed on a balance sheet, that are, individually or in the aggregate, material to the business, results of operation, or financial condition of the Company.

(b) Since January 1, 2026 (the “Company Balance Sheet Date”), there has been no Material Adverse Effect with respect to the Company.

(c) Except as set forth on Schedule 2.6 or as contemplated by this Agreement, since the Company Balance Sheet Date, the Company has not (i) issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital shares or any other security of the Company or (ii) granted, or agreed to grant, any option, warrant or other right to subscribe for or to purchase any capital shares or any other security of the Company.

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2.7 Absence of Certain Changes or Events. Except as set forth on Schedule 2.7 or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and there is not and has not been any:

(a) event, which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.1 without prior consent of Parent;

(b) condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement;

(c) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

(d) creation or other incurrence by the Company of any Lien on any asset other than in the ordinary course consistent with past practices;

(e) labor dispute, other than routine, individual grievances, or, to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats by or with respect to such employees to do any of the foregoing;

(f) payment, prepayment or discharge of any material liability other than in the ordinary course of business or any failure to pay any material liability when due;

(g) material write-offs or write-downs of any Assets of the Company;

(h) damage, destruction or loss of any Assets of the Company having, or reasonably expected to have, a Material Adverse Effect on the Company;

(i) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect with respect to the Company; or

(j) agreement or commitment to do any of the foregoing.

2.8 Certain Fees. Except as set forth on Schedule 2.8, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

2.9 Litigation; Labor Matters; Compliance with Laws.

(a) Except as set forth on Schedule 2.9, as of the date of this Agreement, there is no suit, action or proceeding or, to the Knowledge of the Company, investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company, or, to the Knowledge of the Company, any basis for any such suit, action, proceeding or investigation, in each case that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, or Order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company in the future could have, any such effect.

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(b) The Company is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it, as of the date of this Agreement, the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor, as of the date of this Agreement, is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened, in each case that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Company.

(c) The Company is in compliance with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable to the Company or by which the Company or any of its businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) The Company is, and during the past three (3) years have been, in compliance with all applicable regulatory requirements relating to the licensing, permitting, manufacturing, storage, distribution, and sale of their products and services, including all applicable requirements of the Department of Environment of Malaysia, the Energy Commission of Malaysia, and any other applicable Governmental Entity with jurisdiction over the Company’s renewable energy and waste management operations. All licenses, permits, approvals, and authorizations required under applicable Malaysian Law for the operation of the Company’s business have been duly obtained and are in full force and effect, and no material violations have been recorded against any such licenses, permits, approvals, or authorizations.

2.10 Benefit Plans. Except as set forth on Schedule 2.10, the Company is not a party to any Benefit Plan under which the Company currently has an obligation to provide benefits to any current or former employee, officer or director of the Company. As used herein, “Benefit Plans” shall mean any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, share ownership plan, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, employee share option or share purchase plan, severance pay, termination, salary continuation, or employee assistance plan.

2.11 Tax Returns and Tax Payments.

(a) The Company has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by the Company have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). Except as set forth on Schedule 2.11, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. No claim has ever been made in writing or, to the Knowledge of the Company, otherwise addressed to the Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of the Company did not, as of the Company Balance Sheet Date, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in the Company Financial Statements (rather than in any notes thereto). Since the Company Balance Sheet Date, the Company has not incurred any material liability for Taxes outside the ordinary course of business consistent with past practice. As of the Closing Date, the unpaid Taxes of the Company will not materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Company.

6

(b) No material claim for unpaid Taxes has been made or asserted in writing against the Company or become a Lien against the property of the Company, no audit of any Tax Return of the Company is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect. The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

2.12 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) The Company is, and during the past three (3) years have been, in compliance in all material respects with all applicable Environmental Laws, including all permits, approvals, licenses, registrations, and authorizations issued by any Governmental Entity, including the Department of Environment of Malaysia (DOE). The Company has not received any unresolved written notice of material violation of Environmental Laws, nor is the Company subject to any pending or, to the Knowledge of the Company, threatened investigation, enforcement action, or proceeding by a Governmental Entity relating to Environmental Laws.

(b) Without limiting the generality of Section 2.12(a), the Company is, and during the past three (3) years have been, in compliance in all material respects with all applicable Malaysian Laws governing the generation, segregation, handling, storage, labeling, transportation, treatment, and disposal of scheduled waste, clinical waste, infectious waste, pathological waste, pharmaceutical waste, sharps, and other regulated healthcare waste (collectively, “Medical Waste”), including without limitation: the Environmental Quality Act 1974, the Environmental Quality (Scheduled Wastes) Regulations 2005, and applicable requirements of the DOE and relevant local authorities. The Company holds all material licenses, approvals, registrations, and permits required under Malaysian Law to conduct its Medical Waste operations (the “Medical Waste Permits”), all of which are valid, in full force and effect, and not subject to suspension or revocation.

(c) The Company maintains commercially reasonable procedures designed to ensure that only Medical Waste permitted under applicable Law and the Medical Waste Permits is accepted and processed, and prohibited waste streams are not knowingly accepted or treated. To the Knowledge of the Company, the Company has not materially handled, treated, or disposed of waste outside the scope of its Medical Waste Permits.

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(d) The transportation of Medical Waste by or on behalf of the Company is conducted in all material respects in compliance with applicable Malaysian Law. There have been no unauthorized releases, spills, or disposals of Medical Waste at or from any Company facility that have resulted in unresolved material environmental liability, nor is the Company subject to any pending remediation or corrective action obligation arising from its Medical Waste operations.

(e) No releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by the Company or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property.

(f) The Company has no liability, absolute or contingent, under any Environmental Law, and there are no past, pending or, to the Knowledge of the Company, threatened claims under Environmental Laws against the Company and Company is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against the Company pursuant to Environmental Laws.

2.13 Material Contract Defaults. Except as set forth on Schedule 2.13, the Company is not, and has not received any written notice or has any Knowledge that any other Party is, in Material Contract Default under any Company Material Contract; and, to the Knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a Material Contract Default under any Company Material Contract. For purposes of this Agreement, a “Company Material Contract” means any Contract that is in effect as of the Closing Date to which the Company is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring the Company to indemnify any person, other than any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business, (iii) granting exclusive rights to any party, or (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000, including guarantees of such indebtedness. Schedule 2.13 contains a true, correct and complete list of all Company Material Contracts. The Company has made available to Parent true, correct and complete copies of each Company Material Contract. Each Company Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally. Neither the Company nor any other party thereto is in material breach or default under any Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a material breach or default thereunder or permit termination, modification, or acceleration thereunder. The Company has not received any written notice that any party to any Company Material Contract intends to cancel, terminate, or materially modify such Company Material Contract.

2.14 Accounts Receivable. All of the accounts receivable of the Company that are reflected on the most recent balance sheet included in the Company Financial Statements or the accounting records of the Company as of the Closing (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established. The Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown or on the accounting records of the Company.

2.15 Properties. Except as set forth on Schedule 2.15, the Company has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet included in the Company Financial Statements as being owned by the Company or acquired after the date thereof which are, individually or in the aggregate, material to the Company’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens. Any real property and facilities held under lease by the Company is held by it under valid, subsisting and enforceable leases of which the Company is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

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2.16 Intellectual Property.

(a) As used in this Agreement, “Intellectual Property” means all right, title and interest in or relating to all intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including, but not limited to the following: (a) service marks, trademarks, trade names, trade dress, logos and corporate names (and any derivations, modifications or adaptations thereof), Internet domain names and Internet websites (and content thereof), together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (b) patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (c) copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); (d) confidential and proprietary information, trade secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions (whether or not patentable and whether or not reduced to practice), compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (e) Technology. For purposes of this Agreement, “Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether or not patentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media whether or not specifically listed herein. Further, for purposes of this Agreement, “Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation, including user manuals and other training documentation, related to any of the foregoing.

(b) Schedule 2.16 sets forth a list, as of the date of this Agreement, of all: (a) Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered Marks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; (b) material unregistered Company-Owned IP, including, but not limited to all Software developed by or for the Company; and (c) any Software not exclusively owned by the Company and incorporated, embedded or bundled with any Software listed in clause (b) above (except for commercially available software and so-called “shrink wrap” software licensed to the Company on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $20,000).

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(c) The Company is the exclusive owner of or, to the Knowledge of the Company, has a valid and enforceable right to use all Intellectual Property listed for the Company in Schedule 2.16 (and any other Intellectual Property required to be listed in Schedule 2.16) as the same are used, sold, licensed and otherwise commercially exploited by the Company, free and clear of all Material Liens, and no such Intellectual Property has been abandoned, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, the Company-Owned IP and the material Intellectual Property licensed to it pursuant to, to the Knowledge of the Company, valid and enforceable written license agreements include all of the material Intellectual Property necessary and sufficient to enable the Company to conduct its business in substantially the manner in which such business is currently being conducted. To the Knowledge of the Company, its rights in and to the Company-Owned IP are valid and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) The Company has not received, and is not aware of, any written or oral notice of any reasonable basis for an allegation against the Company of any infringement, misappropriation, or violation by the Company of any rights of any third party with respect to any Intellectual Property, and the Company is not aware of any reasonable basis for any claim challenging the ownership, use, validity or enforceability of any Intellectual Property owned, used or held for use by the Company, in each case except for such allegations or claims that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, no third party is infringing, misappropriating, or otherwise violating (or has infringed, misappropriated or violated) any Company-Owned IP or Intellectual Property exclusively licensed to the Company, except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e) Except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) the conduct of the business of the Company is not infringing, misappropriating or otherwise violating any Intellectual Property rights of any third parties, and (b) the Company is not aware of any infringement, misappropriation or violation of any third-party rights which will occur as a result of the continued operation of the Company as presently operated and/or the consummation of the transaction contemplated by this Agreement.

(f) The Company has taken reasonable measures to protect the confidentiality and value of its Trade Secrets (and any confidential information owned by a third party to whom the Company has a confidentiality obligation), except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(g) To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not adversely affect the right of the Company to own or use any Intellectual Property owned, used or held for use by it), except for any such effect as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

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(h) To the Knowledge of the Company, all necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Company-Owned IP listed (or required to be listed) on Schedule 2.16 have been timely paid and all necessary registrations, documents, certificates and other relevant filings in connection with such Company-Owned IP have been timely filed with the relevant governmental authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company-Owned IP and all issuances, registrations and applications therefor, except in each case where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, there are no material annuities, payments, fees, responses to office actions or other filings necessary to be made and having a due date with respect to any such Company-Owned IP within ninety (90) days after the date of this Agreement.

2.17 Board Recommendation and Affirmative Vote. The Board of Directors of the Company have determined that the terms of the Exchange are fair to and in the best interests of the Selling Shareholders and the Company and recommended that the Selling Shareholders approve the Exchange. The unanimous vote (or written consent) of the Selling Shareholders is required to approve the Exchange and this Agreement (the “Required Company Shareholder Vote”).

2.18 Undisclosed Liabilities. The Company has no liabilities, indebtedness or monetary obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for such liabilities, indebtedness or obligations (i) reflected or reserved against in the Company Financial Statements, (ii) incurred in the ordinary course of business after the Company Balance Sheet Date, (iii) incurred in connection with the transactions contemplated by this Agreement, (iv) disclosed in Schedule 2.18, or (v) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.19 Cybersecurity. The Company maintain and comply with commercially reasonable cybersecurity, data protection, and information security programs, policies, and procedures designed to protect the confidentiality, integrity, and availability of their information technology systems, networks, and data (including all Personal Data) against unauthorized access, use, modification, disclosure, or other misuse. To the Knowledge of the Company, there has been no (i) material security breach, cyberattack, or other material security incident affecting any such systems, networks, or data, (ii) material unauthorized access to or disclosure of any trade secrets, confidential information, or Personal Data in the Company’s possession or control, or (iii) material violation of any applicable Data Protection Laws by the Company. The Company have implemented commercially reasonable backup and disaster recovery procedures.

2.20 Parent Information. The Company and Selling Shareholders acknowledge that they have had access to the documents filed by Parent under the Exchange Act, since the end of its most recently completed fiscal year to the date hereof, and has carefully reviewed the same (“Exchange Act Documents”). The Company and Selling Shareholders have carefully considered the potential risks relating to Parent and investing in the Parent Common Stock, and fully understand that such securities are speculative investments, which involve a high degree of risk of loss of the Selling Shareholders’ entire investment. Among others, the Company and Selling Shareholders have carefully considered each of the risks identified under the caption “Risk Factors” in the Exchange Act Documents, which “Risk Factors” are incorporated herein by reference.

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2.21 Transactions with Affiliates. Schedule 2.21 describes any material transactions or relationships between, on the one hand, the Company and, on the other hand, any (i) executive officer or director of the Company or any such executive officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding capital shares of the Company, or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of clauses (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act. Schedule 2.21 lists each shareholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Company Material Contract between the Company and any holders of capital share of the Company, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights.

2.22 Certain Business Practices.

(a) The Company, nor any of its respective representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the Malaysian Anti-Corruption Commission Act 2009 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. The Company, nor to the Knowledge of the Company, any of their respective representatives acting on their behalf, has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, and no action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) Neither the Company nor any of its respective directors or officers, or, to the Knowledge of the Company, any other representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or on the sanctions lists adopted by the United Nations and/or European Union, as such lists may be extended from time to time (“Sanctions List”) and the Company has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or on the Sanctions List or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the Sanctions List.

2.23 Independent Investigation. The Company and Selling Shareholders have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Parent, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Parent for such purpose. The Company and Selling Shareholders acknowledge and agree that in making their decision to enter into this Agreement and to consummate the transactions contemplated under this Agreement, they have relied solely upon their own investigation and the express representations and warranties of Parent set forth in this Agreement (including the related portions of Parent Disclosure Schedules) and in any certificate delivered to the Company and/or the Selling Shareholders pursuant hereto.

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2.24 No Other Representations or Warranties. The Company and Selling Shareholders hereby acknowledge and agree that, except for the representations and warranties contained in this Agreement, neither Parent nor any other Person on behalf of Parent makes any express or implied representation or warranty with respect to Parent, or with respect to any other information provided to the Company, any of the Selling Shareholders or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, and (subject to the express representations and warranties of Parent set forth in Article 3 (in each case as qualified and limited by the Parent Disclosure Schedule)) none of the Company, or any of its representatives or the Selling Shareholders, has relied on any such information (including the accuracy or completeness thereof).

2.25 Full Disclosure. The representations and warranties made by the Company and Selling Shareholders in this Agreement, including the Company Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by the Company and Selling Shareholders at the Closing pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

Article 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company and Selling Shareholders that, except as set forth in the Parent SEC Documents and the Parent Disclosure Schedule:

3.1 Organization, Standing and Corporate Power. Parent is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted. Parent holds, to the extent legally required to operate its business as such business is being operated as of the date hereof, all Permits, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing (individually or in the aggregate) would not have a Material Adverse Effect with respect to Parent. Shares of common stock of Parent, par value $0.001 (“Parent Common Stock”), are listed on the Nasdaq under the symbol “BGMS.”

3.2 Subsidiaries. Except as set forth on Schedule 3.2, Parent has no Subsidiaries.

3.3 Capital Structure of Parent. The authorized capital stock of Parent as of the date hereof consists of (i) 600,000,000 shares of Parent Common Stock, of which 5,519,456 shares are issued and outstanding, and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 (“Parent Preferred Stock”), of which 135,537 shares are issued and outstanding, and 27,823 shares of Parent Common Stock or Parent Preferred Stock issuable upon the exercise of outstanding warrants, convertible notes, options or otherwise. All outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal Laws concerning the issuance of securities. Except for the Parent Common Stock and Parent Preferred Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote). Except as set forth in the SEC Parent Documents, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in the SEC Parent Documents, there are no outstanding contractual obligations, commitments, understandings or arrangements of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Parent or any of its subsidiaries. Except as set forth in the SEC Parent Documents, there are no agreements or arrangements pursuant to which Parent is or could be required to register shares of Parent Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any security holders of Parent with respect to securities of Parent.

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3.4 Corporate Authority; Noncontravention. Parent has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the approval of its stockholders, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and when delivered by Parent, shall constitute a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or Default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or Assets of Parent under, (i) the certificate of incorporation, bylaws, or other charter documents of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, Permit, concession, franchise or license applicable to Parent, its properties or Assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, Order, decree, statute, Law, ordinance, rule, regulation or arbitration award applicable to Parent, its properties or Assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, Defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to Parent or would not prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

3.5 Government Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement by Parent, or the consummation by Parent of the transactions contemplated hereby, except any filings under the DGCL, Malaysian Companies Act, Nasdaq, the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

3.6 SEC Documents; Undisclosed Liabilities; Financial Statements.

(a) Parent has timely filed all reports, schedules, forms, statements and other documents as required by the Securities and Exchange Commission (the “SEC”) and Parent has delivered or made available to the Company all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. Except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to the Company prior to the date of this Agreement), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in such Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Parent’s independent accountants). Except as set forth in the Parent SEC Documents, at the date of the most recent financial statements of Parent included in the Parent SEC Documents, Parent has not incurred any liabilities or monetary obligations of any nature (whether accrued, absolute, contingent or otherwise), which, individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

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(b) Since January 1, 2026 (the “Parent Balance Sheet Date”), there has been no Material Adverse Effect with respect to Parent.

(c) Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as provided in this Agreement, since the Parent Balance Sheet Date, Parent has not (i) issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of Parent or (ii) granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of Parent.

3.7 Absence of Certain Changes. Except as disclosed in the Parent SEC Documents filed prior to the date hereof or as set forth on Schedule 3.7, since the Parent Balance Sheet Date, Parent has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been any:

(a) event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.2 without prior consent of the Company;

(b) condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement;

(c) incurrence, assumption or guarantee by Parent of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices;

(d) creation or other incurrence by Parent of any Lien on any asset other than in the ordinary course consistent with past practices;

(e) labor dispute, other than routine, individual grievances, or, to the Knowledge of Parent, any activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any lockouts, strikes, slowdowns, work stoppages, or to the Knowledge of Parent, or threats by or with respect to such employees to do any of the foregoing;

(f) payment, prepayment or discharge of any material liability other than in the ordinary course of business or any failure to pay any material liability when due;

(g) material write-offs or write-downs of any Assets of Parent;

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(h) damage, destruction or loss of any Assets of Parent having, or reasonably expected to have, a Material Adverse Effect on Parent;

(i) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect with respect to Parent; or

(j) agreement or commitment to do any of the foregoing.

3.8 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Parent to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

3.9 Litigation; Labor Matters; Compliance with Laws.

(a) As of the date of this Agreement except as set forth on Schedule 3.9, there is no suit, action or proceeding or, to the Knowledge of Parent, investigation pending or, to the Knowledge of Parent, threatened against or affecting Parent or to the Knowledge of Parent, any basis for any such suit, action, proceeding or investigation in each case that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent or prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, or Order of any Governmental Entity or arbitrator outstanding against Parent having, or which, insofar as reasonably could be foreseen by Parent, in the future could have, any such effect.

(b) Parent is not a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is it, as of the date of this Agreement, the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor, as of the date of this Agreement, is there any strike, work stoppage or other labor dispute involving it pending or, to its Knowledge, threatened, in each case that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent.

(c) Parent is in compliance with all statutes, Laws, regulations, ordinances, rules, judgments, Orders, decrees or arbitration awards applicable to Parent or by which Parent or any of its businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

3.10 Benefit Plans. Except as set forth in the SEC Parent Documents, Parent is not a party to any Benefit Plan under which Parent currently has an obligation to provide benefits to any current or former employee, officer or director of Parent.

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3.11 Tax Returns and Tax Payments.

(a) Parent has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by Parent has been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). Parent is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. No claim has ever been made in writing or, to the Knowledge of Parent, otherwise addressed to Parent by a taxing authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of Parent did not, as of the Parent Balance Sheet Date, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in the Parent SEC Documents (rather than in any notes thereto). Since the Parent Balance Sheet Date, Parent has not incurred any material liability for Taxes outside the ordinary course of business consistent with past practice. As of the Closing Date, the unpaid Taxes of Parent will not materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of Parent.

(b) No material claim for unpaid Taxes has been made or asserted in writing against Parent or become a Lien against the property of Parent, no audit of any Tax Return of Parent is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by Parent and is currently in effect. Parent has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

3.12 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) Parent is in compliance with all Environmental Laws; (ii) Parent has not received any written notice regarding any violation of any Environmental Laws, including any investigatory, remedial or corrective obligations, which, if determined adversely to Parent, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (iii) Parent holds all Permits and authorizations required under applicable Environmental Laws and is compliance with all terms, conditions and provisions of all such Permits and authorizations; (iv) no releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by Parent or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property; (v) Parent has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location; (vi) Parent has no liability, absolute or contingent, under any Environmental Law; and (vii) there are no past, pending or, to the Knowledge of Parent, threatened claims under Environmental Laws against Parent and Parent is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against Parent pursuant to Environmental Laws.

3.13 Material Contract Defaults. Parent is not and has not received any written notice or has any Knowledge that any other Party is, in Material Contract Default under any Parent Material Contract; and to the Knowledge of Parent, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a Material Contract Default and any Parent Material Contract. For purposes of this Agreement, a “Parent Material Contract” means any Contract that is in effect as of the Closing Date to which Parent is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring Parent to indemnify any person, other than any Contract providing for indemnification of customers or other Persons pursuant to Contract entered into in the ordinary course of business, (iii) granting exclusive rights to any party, or (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000, including guarantees of such indebtedness.

3.14 Accounts Receivable. All of the accounts receivable of Parent that are reflected on the most recent balance sheet included in the Parent SEC Documents or the accounting records of Parent as of the Closing (collectively, the “Parent Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established. The Parent Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown or on the accounting records of Parent.

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3.15 Properties. Parent has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest balance sheet included in the Parent SEC Documents as being owned by Parent or acquired after the date thereof which are, individually or in the aggregate, material to Parent’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Material Liens. Any real property and facilities held under lease by Parent are held by it under valid, subsisting and enforceable leases of which Parent is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

3.16 Intellectual Property. Parent owns or has valid rights to use the Trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its business as now being conducted. All of Parent’s licenses to use Software programs are current and have been paid for the appropriate number of users. To the Knowledge of Parent, none of Parent’s Intellectual Property or Parent’s License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against Parent or its successors.

3.17 Board Determination and Vote Required. The Board of Directors of Parent has unanimously determined that the terms of the Exchange and transactions contemplated under this Agreement are fair to and in the best interests of Parent and its stockholders. The affirmative vote of a majority of (a) the shares of Parent Common Stock properly cast is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve this Agreement and thereby approve the transactions contemplated under this Agreement, including the Exchange (the “Parent Stockholder Exchange Vote”) and (b) if deemed necessary by Parent, the shares of Parent Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve an amendment to Parent’s certificate of incorporation to effect the Nasdaq Reverse Split, one new director nominated by the Selling Shareholders and/or the terms of the Future Financing (together with the Parent Stockholder Exchange Vote, the “Parent Stockholder Vote”).

3.18 Required Parent Share Issuance Approval. Parent represents that the issuance of the Parent Common Stock will be in compliance with the DGCL, Nasdaq, and the Certificate of Incorporation and Bylaws of Parent.

3.19 Undisclosed Liabilities. Parent has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations (i) reflected or reserved against in the financial statements included in the Parent SEC Documents filed prior to the date hereof, (ii) incurred in the ordinary course of business since the Parent Balance Sheet Date, (iii) incurred in connection with the transactions contemplated by this Agreement, (iv) disclosed in Schedule 3.19, or (v) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

3.20 Independent Investigation. Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Parent acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated under this Agreement, it has relied solely upon its own investigation and the express representations and warranties of the Company and Selling Shareholders set forth in this Agreement (including the related portions of Company Disclosure Schedules) and in any certificate delivered to Parent pursuant hereto.

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3.21 No Other Representations or Warranties. Parent hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company, nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or any of its stockholders or any of its Affiliates in connection with the transactions contemplated by this Agreement, and (subject to the express representations and warranties of the Company set forth in Article 2 (in each case as qualified and limited by the Company Disclosure Schedule) none of Parent, or its representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

3.22 Full Disclosure. The representations and warranties made by Parent in this Agreement, including the Parent Disclosure Schedules attached hereto, and all statements set forth in the certificates delivered by Parent at the Closing pursuant to this Agreement, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

Article 4

COVENANTS OF THE COMPANY

4.1 Conduct of the Company Business. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, unless consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), expressly contemplated by this Agreement, required by applicable Law, or as set forth on Schedule 4.1:

(a) engage in any transaction except in the ordinary course of business, or create or suffer to exist any material lien or other encumbrance upon any of its assets which will not be discharged in full prior to the Effective Time;

(b) sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than in each case in the ordinary course of business and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact its present business organization, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having business relationships with it, to the end that its goodwill and ongoing business will not be materially impaired prior to the Effective Time;

(d) intentionally permit any Material Adverse Effect to occur with respect to the Company;

(e) make any material change in its accounting or bookkeeping methods, principles or practices, except as required by GAAP;

(f) except as required to give effect to anything in contemplation of the Closing, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated under this Agreement;

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(g) declare, set aside, or pay any dividend or distribution with respect to its capital shares;

(h) issue, sell, grant, dispose of, pledge, or otherwise encumber any shares of its capital stock, or any options, warrants, or other securities convertible into or exchangeable for capital shares, except for the issuance of shares upon the exercise of outstanding options or warrants;

(i) amend its Governing Documents;

(j) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt securities, except in the ordinary course of business and not exceeding $100,000 in the aggregate;

(k) make any capital expenditure in excess of $250,000 individually or $500,000 in the aggregate;

(l) acquire (by merger, consolidation, acquisition of stock or assets, or otherwise) any other Person or any material assets, licenses, rights, or properties;

(m) make any loans, advances, or capital contributions to, or investments in, any other Person, except in the ordinary course of business;

(n) enter into any material Contract or amend, modify, or terminate any Company Material Contract;

(o) hire or terminate any officer, director, or employee with annual compensation in excess of $100,000, or materially increase the compensation or benefits of any such Person;

(p) settle or compromise any material claim, action, or proceeding; or

(q) authorize any of, or commit or agree to take any of, the foregoing actions.

4.2 Reserved.

4.3 Satisfaction of Conditions Precedent. Upon the terms and subject to the conditions set forth in this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company will use its commercially reasonable efforts to (i) satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 7 and (ii) cause the Exchange and the other transactions contemplated by this Agreement to be consummated.

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4.4 No Other Negotiations. As of the date of this Agreement, the Company or the Selling Shareholders have not entered into any agreement or understanding with, and is/are not engaging in any discussions with, any third party concerning an Alternative Acquisition (as defined below), including, without limitation, any agreement or understanding that would require the Company to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company and the Selling Shareholders shall not, directly or indirectly, (a) initiate, solicit, knowingly encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than Parent and its Affiliates, involving any recapitalization, restructuring, financing, merger, consolidation, sale, license or encumbrance or other business combination transaction or extraordinary corporate transaction of the Company which would reasonably be expected to impede, interfere with, prevent or materially delay the Exchange (any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an “Alternative Acquisition”), (b) provide information with respect to the Company to any Person, other than Parent and its Affiliates, relating to a possible Alternative Acquisition by any Person, other than Parent and its Affiliates, (c) enter into an agreement with any Person, other than Parent and its Affiliates, providing for a possible Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent and its Affiliates.

If the Company or the Selling Shareholders receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to an Alternative Acquisition, or that could reasonably be expected to lead to an Alternative Acquisition, or any request for nonpublic information relating to the Company, the Company and the Selling Shareholders shall promptly notify Parent thereof, including the identity of the party making any such offer, inquiry or proposal and the material terms of such offer, inquiry or proposal, as the case may be, and shall keep Parent reasonably informed of any developments with respect to same.

4.5 Access. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall afford to Parent, and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access, upon advance notice during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company, to all of the Company’s properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish reasonably promptly to Parent, (a) a copy of each report, schedule, and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Parent or its representatives may reasonably request. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

4.6 Notification of Certain Matters. The Company shall give prompt notice to Parent of any event, change or effect between the date of this Agreement and the Effective Time that causes or is reasonably likely to cause the failure of the any of the conditions set forth in Sections 7.2(a), 7.2(b) or 7.2(e) to be satisfied.

Article 5

COVENANTS OF PARENT

5.1 Obligations of Parent. Parent shall take all action necessary to perform its obligations under this Agreement and to consummate the Exchange on the terms and conditions set forth in this Agreement.

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5.2 Conduct of the Parent Business. From the date of this Agreement until earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent shall not, (w) unless consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed, denied, or conditioned), (x) expressly contemplated by this Agreement, including in connection with the Nasdaq Reverse Split, (y) required by applicable Law, or (z) as set forth on Schedule 5.2:

(a) engage in any transaction except in the ordinary course of business, or create or suffer to exist any material lien or other encumbrance upon any of its assets which will not be discharged in full prior to the Effective Time;

(b) sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to its assets, other than in each case in the ordinary course of business and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having business relationships with it, to the end that its good will and ongoing business will not be materially impaired prior to the Effective Time;

(d) intentionally permit any Material Adverse Effect to occur with respect to Parent;

(e) make any material change with respect in its accounting or bookkeeping methods, principles or practices, except as required by GAAP; or

(f) authorize any of, or commit or agree to take any of, the foregoing actions.

5.3 Access. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, Parent shall afford to the Company, and to the officers, employees, accountants, counsel, financial advisors and other representatives of the Company, reasonable access, upon advance notice, during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of Parent, to all of Parent’s properties, books, contracts, commitments, personnel and records and, during such period, Parent shall reasonably furnish promptly to the Company, (a) a copy of each report, schedule, registration statements and other documents filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as the Company or its representatives may reasonably request. Parent shall not be required to provide access to or disclose information where such access or disclosure would not jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

5.4 Notification of Certain Matters. Parent shall give prompt notice to the Company of any event, change or effect between the date of this Agreement and the Effective Time that causes or is reasonably likely to cause the failure of any of the conditions set forth in Sections 7.3(a), 7.3(b) or 7.3(e) to be satisfied.

5.5 Listing. At or prior to the Effective Time, Parent shall use its commercially reasonable efforts to (a) maintain its listing on Nasdaq until the Effective Time, including submitting any applicable extension requests or attending any hearings with requested by Nasdaq; (b) prepare and submit to Nasdaq, to the extent required by the rules and regulations of Nasdaq, a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the transactions contemplated under this Agreement; and (c) prepare and timely submit to Nasdaq a notification form for the Nasdaq Reverse Split (if required) and submit a copy of the amendment to Parent’s certificate of incorporation effecting the Nasdaq Reverse Split, certified by the Secretary of State of the State of Delaware, to Nasdaq.

5.6 Satisfaction of Conditions Precedent. Upon the terms and subject to the conditions set forth in this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent will use its commercially reasonable efforts to (i) satisfy or cause to be satisfied all the conditions precedent that are set forth in Article 7 and (ii) cause the Exchange and the other transactions contemplated by this Agreement to be consummated.

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5.7 Section 16 Matters. Prior to the Effective Time, Parent shall take all such steps as may be required to cause any acquisitions of Parent Common Stock and any options to purchase Parent Common Stock in connection with the transactions contemplated under this Agreement, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.8 No Other Negotiations. As of the date of this Agreement, Parent has not entered into any agreement or understanding with, and is not engaging in any discussions with, any third party concerning a Parent Alternative Acquisition (as defined below), including, without limitation, any agreement or understanding that would require Parent to notify any third party of the terms of this Agreement. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Parent shall not, directly or indirectly, (a) initiate, solicit, knowingly encourage, negotiate, accept or discuss any transaction or series of transactions with any Person, other than the Company and its Affiliates, involving any recapitalization, restructuring, financing, merger, consolidation, sale, license or encumbrance or other business combination transaction or extraordinary corporate transaction of Parent which would reasonably be expected to impede, interfere with, prevent or materially delay the Exchange (any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as a “Parent Alternative Acquisition”), (b) provide information with respect to Parent to any Person, other than the Company and its Affiliates, relating to a possible Parent Alternative Acquisition by any Person, other than the Company and its Affiliates, (c) enter into an agreement with any Person, other than the Company and its Affiliates, providing for a possible Parent Alternative Acquisition, or (d) make or authorize any statement, recommendation or solicitation in support of any possible Parent Alternative Acquisition by any Person, other than by the Company and its Affiliates.

If Parent receives any unsolicited offer, inquiry or proposal to enter into discussions or negotiations relating to a Parent Alternative Acquisition, or that could reasonably be expected to lead to a Parent Alternative Acquisition, or any request for nonpublic information relating to Parent, Parent shall promptly notify the Company thereof, including the identity of the party making any such offer, inquiry or proposal and the material terms of such offer, inquiry or proposal, as the case may be, and shall keep the Company reasonably informed of any developments with respect to same.

Article 6

COVENANTS OF PARENT AND THE COMPANY

6.1 Notices of Certain Events. The Company and Parent shall promptly notify the other Party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Article 2 or Article 3 or that relate to the consummation of the transactions contemplated by this Agreement or any other development causing a breach of any representation or warranty made by a Party hereunder.

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6.2 Public Announcements; Confidentiality. No Party shall have the right to issue any press release or other public statement with respect to this Agreement or the transactions contemplated herein without the prior written consent of each other Party (not to be unreasonably withheld, delayed, denied, or conditioned), except as required by Law. Parent, on the one hand, and the Company, on the other hand, shall, and shall cause their respective Affiliates to, hold in confidence and not use, and shall use their respective reasonable best efforts to cause their respective representatives to hold in confidence and not use, any and all non-public, confidential, or proprietary information, whether written or oral, concerning the other Party, including, without limitation, any such information obtained pursuant to Sections 4.5 or 5.3, as applicable, except to the extent that Parent, on the one hand, or the Company, on the other hand, as the case may be, can show that such information: (a) is generally available to and known by the public through no fault of such Party or any of its Affiliates or their respective representatives; (b) is lawfully acquired by such Party, any of its Affiliates or their respective representatives from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is required to be disclosed by the requirements of the SEC or Nasdaq. If Parent, on the one hand, or the Company, on the other hand, as the case may be, or any of its Affiliates or their respective representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such compelled Party shall promptly notify the other Party in writing and shall disclose only that portion of such information that such compelled Party is advised by its counsel in writing is legally required to be disclosed, provided that such compelled Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.3 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed before the Effective Time. Parent and the Company agree that the Company (prior to the Exchange) and the Parent (following the Exchange) will pay any real property, transfer or gains tax, stamp tax, stock transfer tax, or other similar tax imposed on the Exchange or the surrender of the Shares pursuant to the Exchange (collectively, “Transfer Taxes”), excluding any Transfer Taxes as may result from the transfer of beneficial interests in the Shares other than as a result of the Exchange, and any penalties or interest with respect to the Transfer Taxes. The Company agrees to cooperate with Parent in the filing of any returns with respect to the Transfer Taxes.

6.4 Reasonable Efforts. The parties further agree to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Exchange and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, Permits, authorizations, Orders and approvals from Governmental Entities and the making of all other necessary registrations and filings (including any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable), (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Exchange that are necessary to consummate the Exchange and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on the Company or Parent from occurring prior to or after the Effective Time, (iii) any notification or other document required to be filed in connection with the Exchange under any applicable foreign Law (including any filings required under Malaysian Companies Act and with the Companies Commission of Malaysia), (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (v) the defense of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Exchange, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

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6.5 Fees and Expenses. All fees and expenses incurred by any Party in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses. Fees and expenses incurred by any Party in connection with the transactions contemplated by this Agreement shall include, without limitation, out-of-pocket fees and expenses incurred for legal, financial, accounting and other advisors.

6.6 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Exchange by equityholders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the Transfer Agent for Parent Common Stock.

6.7 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, (i) Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholder Meeting to be held in connection with the Exchange and if applicable, the Nasdaq Reverse Split (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Parent, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued by virtue of the transactions contemplated under this Agreement, including, without limitation, the Exchange Shares. Parent shall use commercially reasonable efforts to (x) cause the Registration Statement to comply with applicable rules and regulations promulgated by the SEC, (y) cause the Registration Statement to become effective as promptly as practicable, and (z) respond promptly to any comments or requests of the SEC or its staff related to the Registration Statement. Parent shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of Exchange Shares pursuant to the transactions contemplated under this Agreement. Each of the Parties shall reasonably cooperate with the other Party and furnish all information concerning itself and their Affiliates, as applicable, to the other Parties that is required by Law to be included in the Registration Statement as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.

(b) Parent covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company and the Selling Shareholders covenant and agree that the information supplied by or on behalf of the Company to Parent for inclusion in the Registration Statement (including the Company Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other Party or any of its representatives regarding such other Party or its Affiliates for inclusion therein.

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(c) Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If at any time before the Effective Time, (i) Parent, the Company or the Selling Shareholders (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Parent filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders) or otherwise addressing such SEC request or comments and each Party and shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Parent shall promptly notify the Company if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Parent Common Stock issuable in connection with the transactions contemplated under this Agreement for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

(d) Each of the Company and the Selling Shareholders shall reasonably cooperate with Parent and provide, and cause its representatives to provide, Parent and its representatives, with all true, correct and complete information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement (collectively, the “Company Required S-4 Information”). Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of the Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement is filed with the SEC (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. Parent may file the Registration Statement, or any amendment or supplement thereto, without the prior consent of the Company, provided that Parent has included the Company Required S-4 Information in the Registration Statement in substantially the same form as it was provided to Parent by the Company pursuant to this Section 6.7; provided, further, that if the prior consent of the Company is not obtained then, notwithstanding anything else herein, the Company makes no covenant or representation regarding the portion of such information supplied by or on behalf of the Company to Parent for inclusion in such Registration Statement that the Company reasonably identifies prior to such filing of the Registration Statement.

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(e) As promptly as reasonably practicable following the date of this Agreement, the Company shall furnish to Parent (i) prior to May 31, 2026, audited financial statements for each of its fiscal years required to be included in the Registration Statement, together with the auditor’s report thereon (the “Company Audited Financial Statements”), (ii) prior to May 31, 2026, unaudited interim financial statements for the interim period completed June 30, 2026 (the “Company Q2 2026 Interim Financial Statements”), and (iii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Additional Company Interim Financial Statements” and together with the Company Q1 2026 Interim Financial Statements, the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in shareholders’ equity and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be. The Company Audited Financial Statements and the Company Interim Financial Statements shall be prepared under GAAP in accordance with the requirements of the PCAOB for public companies. The Company Audited Financial Statements shall have been audited by a PCAOB qualified auditor that is independent under Rule 2-01 of Regulation S-X under the Securities Act and, with respect to the Company Interim Financial Statements, shall have been reviewed by the Company’s auditors, as provided in AU-C-930 under the standards of the American Institute of Certified Public Accountants.

6.8 Company Shareholder Written Consent.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, the Company shall obtain the approval by unanimous written consent from the Selling Shareholders sufficient for the Required Company Shareholder Vote in lieu of a meeting pursuant to the Malaysian Companies Act, for purposes of adopting and approving this Agreement and the transactions contemplated under this Agreement (the “Company Shareholder Written Consents”). Under no circumstances shall the Company assert that any other approval or consent is necessary by the Selling Shareholders to approve this Agreement and the transactions contemplated under this Agreement.

(b) The Company agrees that: (i) the Company Board shall recommend that the Selling Shareholders vote to adopt and approve this Agreement and the transactions contemplated under this Agreement and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 6.8(a) (the recommendation of the Company Board that the Selling Shareholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Alternative Acquisition shall be adopted or proposed.

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6.9 Parent Stockholder Meeting.

(a) Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote on proposals to (i) approve this Agreement and thereby to approve the transactions contemplated under this Agreement, including without limitation, the Exchange (the “Parent Stockholder Exchange Approval Matter”), (ii) amend Parent’s certificate of incorporation to, if deemed appropriate by the Parties, effect a Nasdaq Reverse Split, and (iii) approve the Future Financing and one new director nominated by the Company, (clauses (i), (ii) and (iii) collectively, the “Parent Stockholder Matters” and such meeting, the “Parent Stockholder Meeting”). The Parent Stockholder Meeting shall be held as promptly as practicable after the date that the Registration Statement is declared effective under the Securities Act, and in any event, no later than forty-five (45) days after the effective date of the Registration Statement. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Laws. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting, as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) days in connection with any postponements or adjournments.

(b) Parent agrees that (i) the Board of Directors of Parent shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.9(a) above, and (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Parent recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”).

Article 7

CONDITIONS TO EXCHANGE

7.1 Condition to Obligation of Each Party to Effect the Exchange. The respective obligations of Parent, the Company and the Selling Shareholders to consummate the transactions contemplated herein are subject to the satisfaction or waiver in writing prior to the Effective Time of the following conditions:

(a) No Injunctions. No temporary restraining Order, preliminary or permanent injunction issued by any court of competent jurisdiction preventing or prohibiting the consummation of the Exchange or the other transactions contemplated herein shall be in effect; provided, however, that each Party shall have used its commercially reasonable efforts to prevent the entry of any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions and to appeal as promptly as possible any such Orders or injunctions that may be entered.

(b) Stockholder Approval. Parent shall have obtained the Parent Stockholder Exchange Vote and the Company shall have obtained the Required Company Shareholder Vote.

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(c) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn. Any material state securities laws applicable to the issuance of the shares of Parent Common Stock in connection with the transactions contemplated under this Agreement shall have been complied with and no stop order (or similar order) shall have been issued or threatened in writing in respect of thereof by any applicable state securities commissioner or court of competent jurisdiction.

(d) Listing. The shares of Parent Common Stock to be issued in the Exchange pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

(e) Value of Exchange Shares. Parent and the Selling Shareholders shall agree in writing that the Exchange Shares represent mutually acceptable consideration for the acquisition of the Shares. In the event the amount, timing or value of the Exchange Shares is not mutually acceptable to both Parties, the Parties agree to negotiate in good faith an adjustment to the Exchange Shares, including a potential earnout.

7.2 Additional Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of each of the Company and the Selling Shareholders contained in this Agreement and in any certificate delivered to Parent pursuant hereto shall be true and correct as of immediately prior to the Effective Time with the same force and effect as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and Parent shall have received a certificate to such effect signed by the President and the Chief Executive Officer of the Company.

(b) Agreements and Covenants. Each of the Company and the Selling Shareholders shall have performed in all material respects, or complied with in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them prior to the Effective Time, and Parent shall have received a certificate to such effect signed by the President and Chief Executive Officer of the Company.

(c) Certificate of Secretary. The Company shall have delivered to Parent a certificate executed by the Secretary of the Company, certifying: (i) resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement and the Exchange; (ii) the Governing Documents of the Company as in effect immediately prior to the Effective Time, including all amendments thereto; and (iii) the incumbency of the officers of the Company, executing this Agreement and all agreements and documents contemplated hereby.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on the Company or the Parent.

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(e) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect with respect to the Company.

(f) Company Shareholder Written Consent. The Company Shareholder Written Consent executed by the Selling Shareholders shall be in full force and effect.

(g) Due Diligence. Parent shall have completed its legal, financial, tax, commercial, and operational due diligence review of the Company to Parent’s reasonable satisfaction, except to the extent any issues arising from such due diligence review are specifically disclosed in the Company Disclosure Schedule.

(h) Selling Shareholder Representation Letter. Each of the Selling Shareholders shall have completed and executed the selling shareholder representation letter attached hereto as Exhibit E.

(i) Lock-Up Agreement. Certain of the Selling Shareholders, as agreed upon by Parent, shall have executed the Lock-Up Agreement in the form attached hereto as Exhibit F.

7.3 Additional Conditions to Obligations of the Company. The obligations of the Company and the Selling Shareholders to consummate the transactions contemplated herein are also subject to the satisfaction or waiver in writing prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement and in any certificate delivered to the Company pursuant hereto shall be true and correct as of immediately prior to the Effective Time with the same force and effect as if made at and as such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer of Parent.

(b) Agreements and Covenants. Parent shall have performed in all material respects, or complied with in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer of Parent.

(c) Certificate of Secretary. Parent shall have delivered to the Company a certificate executed by the Secretary of Parent certifying: (i) resolutions duly adopted by the Board of Directors and stockholders of Parent authorizing this Agreement and the Exchange; (ii) the Certificate of Incorporation and Bylaws of Parent as in effect immediately prior to the Effective Time, including all amendments thereto; and (iii) the incumbency of the officers of Parent executing this Agreement and all agreements and documents contemplated hereby.

(d) Consents Obtained. All consents, waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by Parent for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Parent, except for such consents, waivers, approvals, authorizations and Orders, and such filings, which would not be reasonably likely to have a Material Adverse Effect on Parent.

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(e) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on Parent.

Article 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Exchange by the shareholders of the Company and Parent, unless specified below:

(a) by mutual written agreement of the Company and Parent duly authorized by the Boards of Directors of the Company and Parent;

(b) by either the Company or Parent, if the other Party has breached any representation, warranty, covenant or agreement of such other Party set forth in this Agreement and such breach (i) has resulted in or is reasonably expected to result in a Material Adverse Effect on such other Party or would prevent or materially delay the consummation of the Exchange, (ii) has not been cured by such breaching Party within thirty (30) days following written notice of such breach from the non-breaching Party, and (iii) has not been waived by the non-breaching Party; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, such other Party’s breach;

(c) by either the Company or Parent, if all the conditions to the obligations of such Party for Closing the Exchange shall not have been satisfied or waived on or before the Final Date (as defined below); provided that in the event the SEC has declared effective under the Securities Act the Registration Statement by the Final Date, then either the Company or Parent shall be entitled to extend the Final Date for an additional sixty (60) days in order to hold the Parent Stockholder Meeting and obtain the Parent Stockholder Exchange Vote; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, such failure;

(d) by either the Company or Parent, if any Law, permanent injunction or other Order by any Governmental Entity which would make illegal or otherwise restrain or prohibit the consummation of the Exchange shall have been issued, entered, or enacted and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, entry, or enactment of any such Law or Order;

(e) by either the Company or Parent if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Matters, and (ii) the Parent Stockholder Exchange Approval Matter shall not have been approved at the Parent Stockholder Meeting (or at any adjournment or postponement thereof) by the Parent Stockholder Exchange Vote; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Parent where the failure to obtain the Parent Stockholder Exchange Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement; or

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(f) by Parent if the Required Company Shareholder Vote shall not have been obtained within two (2) Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Company Shareholder Vote has been obtained, Parent may not terminate this Agreement pursuant to this Section 8.1(f).

As used herein, the “Final Date” shall be December 31, 2026.

8.2 Notice of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Party hereto specifying with reasonable particularity the reason for such termination.

8.3 Effect of Termination. In the case of any termination of this Agreement as provided in this Article 8, this Agreement shall be of no further force and effect, with no liability on the part of any Party to this Agreement (or any stockholder, director, officer, employee, agent or representative of such Party) to any other Party hereto, except (i) with respect to Section 6.2, Section 6.5, this Section 8.3, Article 9 and Article 10 (and any related definitions contained in any such Sections or Articles), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a Party, to the extent such liabilities or damages were the result of fraud or the material breach by another Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Article 9

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Article 9 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

Article 10

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

(a) If to Parent:

Bio Green Med Solution, Inc.

Level 10, Tower 11, Avenue 5, No. 8

Jalan Kerinchi, Kuala Lumpur, Malaysia 59200

Attn: Datuk Dr. Doris Wong Sing Ee, Chief Executive Officer

Ph:

Email:

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with a copy to (which shall not constitute notice):

Rimon, P.C.

423 Washington Street, Suite 600

San Francisco, California 94111 U.S.A.

Attn: Mark Lee; Debbie Klis

Ph: (418) 683-5472 or (202) 935-3390

Email: mark.c.lee@rimonlaw.com; debbie.klis@rimonlaw.com

(b) If to the Company or the Selling Shareholders:

Future NRG Sdn. Bhd.

Lot PT 6127, 3A/1,

Jalan Tech Valley, Bandar Sri

Sendayan, Seremban

Negeri Sembilan, Malaysia

Attn: Pun Kah Weng, Director

Ph:

Email:

with a copy to (which shall not constitute notice):

Messrs Rohamat & Ling

1009, Level 10, Menara PJ,

Pusat Perdagangan Amcorp,

No. 18, Jalan Persiaran Barat,

46050, Petaling Jaya, Selangor, Malaysia

Attn: Mark Wong & Bernard Tee

Ph: +603-79325115/ +603- 7932 5050

Email: corporate@r-ling.com

10.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent, and all of the Selling Shareholders at any time (whether before or after the adoption and approval of this Agreement by the Selling Shareholders or before or after obtaining the Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, the Selling Shareholders and Parent.

10.3 Waiver. Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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10.4 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other rights. Except as otherwise provided hereunder, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.7 Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule together with the other Transaction Documents and the exhibits and schedules attached hereto and thereto and the certificates referenced herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both oral and written, among the Parties, or any of them, with respect to the subject matter hereof.

10.8 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

10.9 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their permitted assigns and respective successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

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10.10 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the Laws of the State of Delaware as applied to Contracts that are executed and performed in Delaware, without regard to the principles of conflicts of Law thereof. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE) IN RESPECT OF ANY CLAIM, DISPUTE, OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

10.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12 Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement will become effective when each Party to this Agreement will have received counterparts signed by all of the other parties. This Agreement, to the extent a signed version hereof or signature hereto is delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall re-execute original forms hereof and deliver them in person to all other parties. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

10.13 Attorneys’ Fees. If any action or proceeding relating to this Agreement, or the enforcement of any provision of this Agreement is brought by a Party hereto against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

10.14 Representation. The Parties to this Agreement, and each of them, acknowledge, agree, and represent that it: (a) has been represented in connection with the negotiation and preparation of this Agreement by counsel of that Party’s choosing; (b) has read this Agreement and has had it fully explained by its counsel; (c) is fully aware of the contents and legal effect of this Agreement; and (d) enters into and signs the same by its own free will.

10.15 Drafting. The Parties to this Agreement acknowledge that each of them have participated in the drafting and negotiation of this Agreement. For purposes of interpreting this Agreement, each provision, paragraph, sentence and word herein shall be deemed to have been jointly drafted by both parties. The parties intend for this Agreement to be construed and interpreted neutrally in accordance with the plain meaning of the language contained herein, and not presumptively construed against any actual or purported drafter of any specific language contained herein.

10.16 Interpretation. For purposes of this Agreement, references to the masculine gender shall include feminine and neuter genders and entities. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and the Parent Disclosure Schedule.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have caused this Exchange Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BIO GREEN MED SOLUTION, INC., a Delaware corporation

By:
Name:	Datuk Dr. Doris Wong Sing Ee
Title:	Chief Executive Officer

FUTURE NRG SDN. BHD., a Malaysia private limited company

By:
Name:	Pun Kah Weng
Title:	Director

S-1

COUNTERPART SIGNATURE PAGE

TO

BUSINESS COMBINATION AGREEMENT

The undersigned does hereby agree to be bound by all of the terms and provisions of the Business Combination Agreement, including all exhibits and schedules attached thereto, dated June 4, 2026, by and among Bio Green Med Solution, Inc., a Delaware corporation, Future NRG Sdn. Bhd., a Malaysian private limited company (the “Company”) and each of the shareholders of the Company.

Selling Shareholder:

Name (Please Type or Print)

(Signature)

Ordinary Shares held by Selling Shareholder: ________________

S-2

EXHIBIT A

CERTAIN DEFINITIONS

The following terms, as used in the Agreement, have the following meanings:

“Accounts Receivable” shall have the meaning as set forth in Section 2.14 of the Agreement.

“Additional Company Interim Financial Statements” means an unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act.

“Affiliate(s)” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Aggregate Transaction Consideration Value” means $2,000,000,000.

“Agreement” shall have the meaning as set forth in the Preamble.

“Alternative Acquisition” shall have the meaning as set forth in Section 4.4 of the Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Benefit Plans” shall have the meaning as set forth in Section 2.10 of the Agreement.

“BGMS” means the Nasdaq symbol where Shares of common stock of Parent, par value $0.001, are shown.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to close.

“Closing” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Closing Date” shall have the meaning as set forth in Section 1.3 of the Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning as set forth in the Preamble.

“Company Audited Financial Statements” means audited financial statements for each of its fiscal years required to be included in the Registration Statement, together with the auditor’s report thereon.

“Company Balance Sheet Date” shall have the meaning as set forth in Section 2.6(b) of the Agreement.

“Company Board Recommendation” shall have the meaning as set forth in Section 6.8(b).

“Company Disclosure Schedule” shall have the meaning as set forth in the opening paragraph of Article 2 of the Agreement.

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“Company Financial Statements” shall have the meaning as set forth in Section 2.6(a) of the Agreement.

“Company Interim Financial Statements” means the Company Q1 2026 Interim Financial Statements.

“Company Material Contract” shall have the meaning as set forth in Section 2.13 of the Agreement.

“Company Ordinary Shares” means the ordinary shares of the Company.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company.

“Company Q1 2026 Interim Financial Statements” unaudited interim financial statements for the interim period completed March 31, 2026.

“Company Required S-4 Information” shall have the meaning as set forth in Section 6.7(d).

“Company Shareholder Written Consents” shall have the meaning as set forth in Section 6.8(a).

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound or affecting such Person’s capital stock, Assets or business.

“Copyrights” shall have the meaning as set forth in Section 2.16(a) of the Agreement.

“Data Protection Laws” means all applicable Laws relating to data privacy, data protection, cybersecurity, and the collection, storage, use, disclosure, and transfer of Personal Data.

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” shall have the meaning as set forth in Section 1.4 of the Agreement.

“Electronic Delivery” shall have the meaning as set forth in Section 10.11 of the Agreement.

“Environmental Laws” mean any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, Permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other Hazardous Material or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other Hazardous Material or wastes or the clean-up or other remediation thereof.

“Exchange” shall have the meaning as set forth in the Recitals.

“Exchange Act Documents” shall have the meaning as set forth in Section 2.20 of the Agreement.

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“Exchange Shares” shall have the meaning as set forth in Section 1.1(b) of the Agreement.

“Final Date” shall have the meaning as set forth in Section 8.1 of the Agreement.

“Future Financing” means a potential equity financing between the Closing Date and twenty four months thereafter, undertaken by Parent for up to $50,000,000, at a price range and for use of proceeds to be determined prior to filing the Form S-4.

“Form S-4” shall have the meaning as set forth in Section 6.7(a) of the Agreement.

“GAAP” means U.S. generally accepted accounting principles in effect as of the date hereof.

“Governing Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, constitution, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Governmental Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

“Intellectual Property” shall have the meaning as set forth in Section 2.16(a) of the Agreement.

“Knowledge” means the actual knowledge of the officers of a party, and knowledge that a reasonable person in such capacity should have after due inquiry.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

“Malaysia Form of Transfer” means a form for the transfer of securities pursuant to Form Section 105 of the Malaysian Companies Act, in substantially the form of Exhibit C.

“Malaysian Companies Act” means the Laws of Malaysia, Act 125, Companies Act 2016.

“Marks” shall have the meaning as set forth in Section 2.16(a) of the Agreement.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

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“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, Assets, liabilities or the results of operations of such Person and its Subsidiaries taken as a whole; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by the United States or Malaysia in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or Malaysia, respectively, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Malaysia, respectively, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in GAAP, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or (f) the taking of any action required by this Agreement and the other agreements contemplated hereby.

“Material Contract Default” means a default under any Contract which would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages in excess of $100,000 (either individually or in the aggregate with all other such claims under that contract) or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such Contract.

“Medical Waste” shall have the meaning as set forth in Section 2.12(b) of the Agreement.

“Medical Waste Permits” shall have the meaning as set forth in Section 2.12(b) of the Agreement.

“Nasdaq” means The Nasdaq Capital Market.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards.

“OFAC” also known as the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Parent” shall have the meaning as set forth in the Preamble of the Agreement.

“Parent Accounts Receivable” shall have the meaning as set forth in Section 3.14 of the Agreement.

“Parent Alternative Acquisition” shall have the meaning as set forth in Section 5.8 of the Agreement.

“Parent Balance Sheet Date” shall have the meaning as set forth in Section 3.6(b) of the Agreement.

“Parent Board Recommendation” shall have the meaning as set forth in Section 6.9(b) of the Agreement.

“Parent Common Stock” shall have the meaning as set forth in Section 3.1 of the Agreement.

“Parent Disclosure Schedule” shall mean the written disclosure schedule delivered prior to the execution of the Agreement by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs corresponding to the numbered and lettered paragraphs contained in the Agreement.

“Parent Material Contract” shall have the meaning as set forth in Section 3.13 of the Agreement.

“Parent Preferred Stock” shall have the meaning as set forth in Section 3.3 of the Agreement.

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“Parent SEC Documents” shall have the meaning as set forth in Section 3.6(a) of the Agreement.

“Parent Stockholder Exchange Approval Matter” shall have the meaning as set forth in Section 6.9(a) of the Agreement.

“Parent Stockholder Exchange Vote” means the affirmative vote of a majority of (a) the shares of Parent Common Stock properly cast is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve this Agreement and thereby approve the transactions contemplated under this Agreement, including the issuance of the Exchange Shares to the Selling Shareholders pursuant to the terms of this Agreement.

“Parent Stockholder Matters” shall have the meaning as set forth in Section 6.9(a) of the Agreement.

“Parent Stockholder Meeting” shall have the meaning as set forth in Section 6.9(a) of the Agreement.

“Parent Stockholder Vote” shall have the meaning as set forth in Section 3.17 of the Agreement.

“Party” or “Parties” means the Company, the Selling Shareholders and Parent.

“Patents” shall have the meaning as set forth in Section 2.16(a) of the Agreement.

“Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, consent, easement, filing, franchise, letter of good standing, license, notice, permit, qualification, registration or right of or from any Governmental Entity (or any extension, modification, amendment or waiver of any of these) to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, or any notice, statement, filing or other communication to be filed with or delivered to any Governmental Entity.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Personal Data” means any data relating to an identified or identifiable natural person that is protected under applicable Data Protection Laws.

“Proxy Statement” means a statement relating to the Parent Stockholder Meeting to be held in connection with the Exchange (together with any amendments thereof or supplements thereto).

“Registration Statement” means the Proxy Statement and the Form S-4, collectively.

“Required Company Shareholder Vote” means the affirmative unanimous vote (or written consent) of the Selling Shareholders.

“Sanctions List” shall have the meaning as set forth in Section 2.22(c) of the Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” or “Shares” shall have the meaning as set forth in Section 1.1(a) of the Agreement.

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“Software” shall have the meaning as set forth in Section 2.16(a) of the Agreement.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, association or other business entity of which more than fifty percent (50%) of the total voting power of the capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Tax” or “Taxes” means all United States federal, state, provincial, local or foreign taxes and any other applicable duties, levies, fees, charges and assessments that are in the nature of a tax, including income, gross receipts, property, sales, use, license, excise, franchise, ad valorem, value-added, transfer, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, capital stock, real property, personal property, alternative or add-on minimum, estimated, social security payments, and health taxes and any deductibles relating to wages, salaries and benefits and payments to subcontractors, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” shall have the meaning as set forth in Section 2.11(c) of the Agreement.

“Technology” shall have the meaning as set forth in Section 2.16(a) of the Agreement.

“Trade Secrets” shall have the meaning as set forth in Section 2.16(a) of the Agreement.

“Trading Day” means any day on which the Nasdaq is open for trading.

“Transaction Consideration Shares” means that number of shares of Parent Common Stock equal to the quotient of Aggregate Transaction Consideration Value divided by (y) thirty (30) day VWAP immediately prior to the Closing Date.

“Transaction Documents” means the Agreement and any other document executed and delivered pursuant hereto, together with any exhibits or schedules to such documents.

“Transfer Agent” shall mean Equiniti Trust Company, LLC.

“Transfer Taxes” shall have the meaning as set forth in Section 6.3 of this Agreement.

“VWAP” means, for any Trading Day, the daily volume weighted average price of the Parent Common Stock for such Trading Day on Nasdaq (or, if the Parent Common Stock are not then listed on Nasdaq, on the principal national securities exchange on which the Parent Common Stock are then listed) as reported by Bloomberg L.P. (or, if Bloomberg L.P. is not then available, by such other reliable source as reasonably determined by Parent).

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Annex B

Strategic Capital Advisory Sdn. Bhd.

(Registration No. 199901003253 (478153-U))

Investment Advisers – Corporate Finance (CMSL/A0124/2007)

(Licensed by Securities Commission)

Unit T05, Tower Block, Plaza Dwitasik,

Jalan Tasik Permaisuri 1, Bandar Sri Permaisuri,

56000 Kuala Lumpur

Our Tel : 603 9171 9600 Our Fax : 603 9173 7600

www.strategiccapital.my

25 May 2026

The Board of Directors,

BIO GREEN MED SOLUTION INC

Level 10, Tower 11, Avenue 5

No 8, Jalan Kerinchi

59200, Kuala Lumpur

Malaysia

Strictly Private & Confidential

Dear Sirs

FAIRNESS OPINION IN RELATION TO THE PROPOSED ACQUISITION OF THE ENTIRE EQUITY INTEREST IN FUTURE NRG SDN BHD FOR A PURCHASE CONSIDERATION OF USD2.00 BILLION (“PROPOSED EVALUATION”)

This letter (“Letter”) is prepared and to be included in the Form S-4 of the Securities and Exchange Commission in connection with the proposed acquisition of the entire equity interest in Future NRG Sdn Bhd (“Target Co”) for the purchase consideration of USD2.00 billion (“Purchase Consideration”) (“Proposed Acquisition”) for Bio Green Med Solution Inc’s (“Company”) evaluation purposes.

1.	INTRODUCTION

Strategic Capital Advisory Sdn Bhd (“SCA”) has been appointed by the Board of Directors (“Board”) of the Company as an Expert to undertake the Proposed Evaluation. SCA confirms that SCA and its employees do not have any direct or indirect financial interests in the Company or its subsidiaries and is not in a position that may affect our objectivity in performing this engagement, therefore confirming our independence in relation to the Proposed Evaluation.

The purpose of this Letter is to set out the evaluation in relation to the Proposed Evaluation and is subject to the limitations of our role and evaluation as explained herein. Other than for this intended purpose, this Letter should not be used for any other purpose and/or by any other persons and/or reproduced, wholly or partially, without our express written consent. Should any information and/or section of our Letter is to be extracted, quoted and/or referenced in any document, the relevant paragraphs and/or sections of the said document shall be reviewed and consented in writing by us prior to the release of the said document to any party for any purposes.

2.	BACKGROUD INFORMATION OF THE TARGET CO

Target Co was incorporated in Malaysia on 17 April 2008 as a private limited liability company. The Target Co is principally engaged in renewable energy development. The Target Co offers green solution of scheduled waste (SW 404 – pathogenic wastes, clinical wastes or quarantined material) treatment to private medical practitioners throughout Peninsular Malaysia. The Target Co currently owns and operates a medical waste plant named Sendayan Ozone Medical Waste Treatment Plant with the plant capacity of 10 metric tonnes per day, located at Sendayan Tech Valley, Negeri Sembilan, Malaysia (“Plant”).

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The Plant is a specialized facility designed to disinfect and treat biomedical waste using ozone gas (O₃) before final disposal. Medical waste such as used syringes, gloves, bandages, laboratory materials, and other infectious items is first collected and often shredded to increase surface area. The shredded waste is then placed inside a sealed treatment chamber where ozone gas is introduced. Ozone, being a powerful oxidizing agent, destroys harmful microorganisms including bacteria, viruses, fungi, and spores by breaking down their cell walls and genetic material. After treatment, the waste becomes non-infectious and safer for disposal, recycling, or energy recovery. Unlike incineration, ozone treatment operates at lower temperatures, produces minimal emissions, and leaves no toxic residues because ozone naturally decomposes into oxygen. This makes it an environmentally friendly and efficient method for managing medical waste in hospitals, laboratories, clinics, and healthcare facilities.

The Target Co had recently undertaken a corporate restructuring exercise, not limited to the disposal of its subsidiary, namely Solid Orient Holdings Sdn Bhd, with the aim to streamline its business and focus on the renewable energy development business. After the completion of the restructuring exercises, the Target Co intends to replicate the currently business model regionally and has identify Thailand, Vietnam and Philippines as these countries are known to have larger population and higher potential when it comes to medical waste management. Other than diversifying its business geographically, the Target Co is of the view that having such facilities in the region can effectively disinfects infectious medical waste by destroying bacteria, viruses, fungi, and spores, thereby reducing the risk of disease transmission and protecting public health. Unlike incineration, ozone treatment operates at lower temperatures and produces minimal air pollutants, making it a more environmentally friendly option. Because ozone naturally breaks down into oxygen after use, it leaves no toxic residues behind.

Additionally, installing an on-site ozone treatment plant helps hospitals and clinics reduce waste transportation costs and minimize the risks associated with moving hazardous materials. It improves operational efficiency by allowing immediate treatment of waste and can lower long-term disposal expenses. The system also helps healthcare facilities comply with environmental and waste management regulations while promoting sustainable practices. Overall, such a plant enhances safety, reduces environmental impact, and supports responsible medical waste management.

3.	TERMS OF REFERENCE

The basis of our opinion is the fair market value which is defined as the arms’ length price at which such asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell, in an open and unrestricted market and both having reasonable knowledge of relevant facts. The concept of market value means the cash equivalent price of an asset being valued assuming the transaction took place under conditions existing at the date of valuation of the assets. The amount would not be considered market value if it was influenced by special motivations or characteristic of a typical buyer or seller.

Sources of Information

The sources of information which we have used in our evaluation are as follows:

(i)	The Target Co’s draft audited financial statements for the financial year ended 31 December (“FYE”) 2024 and 2025 ;
(ii)	The Target Co’s management accounts for the 1st Quarter financial period ended 31 March 2026 (“3M-FPE 2026”);
(iii)	The financial forecast and projection of the Target Co from the FYEs 31 December 2026 to 31 December 2029 (“Future Financials”) prepared by the management of the Target Co (“Management”);
(iv)	Metro Manila Solid Waste Management Report dated September 2003 (“Manila Report”);
(v)	Medical Waste Management in Thailand and Vietnam dated 2024, prepared from Lappeenrantha- Lahti University of Technology (“LUT Report”);
(vi)	Representation and explanation by the Management; and
(vii)	Other publicly available information in respect of the industry that the Target Co is involved in.

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We have assumed and relied upon, without independent verification, the validity, accuracy and completeness of information that was publicly available or supplied or otherwise made available to us by the Management, which such information formed a substantial basis of our opinion and we express no opinion on such documents, financials and/or other information.

We have also relied on the Management to exercise due care to ensure that all information and documents as mentioned above and that all relevant facts, information and representations necessary for our evaluation have been disclosed to us, that such information is accurate, valid and there is no omission of material facts, which would make any information provided to us incomplete, misleading or inaccurate and undertake to inform us of any material changes in the subject matters which may have an impact on our opinion.

The preparation of this Letter is based upon, amongst others, the economic, industry and other conditions prevailing as at the Date of Opinion, as well as publicly available information and information provided to us by the Management. Such conditions may change significantly over a relatively short period of time. It should also be highlighted that the valuation may be materially or adversely affected should the actual results or events differ from any of the bases and assumptions upon which the relevant reports were based.

Date of Opinion

The date of our opinion is 15 May 2026 (herein also referred to as the “Date of Opinion”).

Scope and Limitation of Review

SCA was not involved in the formulation or any deliberation and negotiation on the terms and conditions of any corporate exercise intended to be undertaken by the Company. Our role as the Expert does not extend to us expressing an opinion on the commercial merits of any corporate exercise intended to be undertaken by the Company.

The assessment of the commercial merits is solely the responsibility of the Board, although we may draw upon their views in arriving at our opinion. As such, where comments or points of consideration are included on matters, which may be commercially oriented, these are incidental to our overall valuation and concern matters, which we may deem material for disclosure. Further, our terms of reference do not include us rendering an expert opinion on legal, accounting and taxation issues relating to the Proposed Evaluation.

Our work includes holding discussions with and making enquiries from the Management regarding representations made on the Proposed Evaluation. We rely on the Management’s oral and written representations as well as third party sources as explained in the relevant sections of this Letter.

With regards to the Future Financials furnished to us by the Management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgement by the Management on the future financial performance of the Target Co and of which the Management are solely responsible for the bases and assumptions and the preparation and presentation of the same.

Accordingly, we make no representations as to the accuracy or completeness of the information provided and in no event shall we, our partners, principals, directors, shareholders, agents or employees are liable for any misrepresentations by the Management.

We have not undertaken an independent investigation into the business of the Target Co. Our procedures and inquiries do not include any verification work that constitutes an audit on the information that we have relied upon in preparing this Letter. Furthermore, the Future Financials have not been audited or reviewed by a firm of accountants.

Further, we have not undertaken a review on the reasonableness of the Future Financials and we do not express any opinion on the achievability of the Future Financials. Our work involves the determination of the discount rate to be used and undertaking a sensitivity analysis based on the information provided by the Management.

No representation or warranty, whether expressed or implied, is given by SCA that the information and documents provided will remain unaltered after the issuance of this Letter. As such, we assume no responsibility to update and revise our Letter in light of any subsequent development after the date of this Letter that may affect our evaluation contained herein.

The Management has, individually and collectively, accepted full responsibility for all material facts, financial and other information essential to our evaluation have been disclosed to us and are as set out in this Letter, and for the accuracy of the information in respect of the Proposed Evaluation (save for those in relation to our evaluation and opinion pertaining to the same) as prepared herein and confirmed that after making all reasonable enquires and to the best of their knowledge and belief, there are no other facts omitted which would make any statement herein incomplete, false and/or misleading.

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4.	INDUSTRY AND PROSPECTS OF THE MALAYSIAN ECONOMY

Malaysia’s economy is expected to grow between 4% and 4.5% in 2026, supported by strong domestic demand, a healthy job market and government reforms.

While global trade tensions and United States of America (“US”) tariffs may impact exports, especially in the electrical and electronics (“E&E”) sector, the domestic economy remains resilient. Key policies and events like Visit Malaysia 2026 and the 2025 Asean chairmanship are also expected to boost growth.

Nonetheless, the full impact of US tariffs could be felt in 2026, especially if semiconductor tariff exemptions are removed. However, proactive measures, including new industrial strategies and market diversification, will help soften the blow and maintain Malaysia’s competitiveness.

(Source: Ministry of Finance’s (MOF) Economic Outlook 2026 report)

Key developments in the Malaysian economy as extracted from quarterly bulletin for the first quarter of 2026 (“1Q2026”) published by Bank Negara Malaysia (“BNM”) are as follows:

(i)	The Malaysia economy expanded by 5.4% in the 1Q2026, driven by domestic demand. The factors supporting the growth in the 1Q2026 includes:

a.	Sustained household spending;
b.	Steady investment activities; and
c.	Continued export growth (supported by Electrical & Electronic, travel and Information Communication and Technology.

(ii)	Investment growth was underpinned by continued implementation of multi-year projects by both the private and public sectors, a high realisation rate of approved investments, and the ongoing rollout of national master plans. Meanwhile, gross import growth moderated amid slower growth in capital, intermediate and consumer goods imports.

(iii)	Headline inflation increased to 1.6% (4Q 2025: 1.3%) while core inflation moderated to 2.1% (4Q 2025: 2.3%). The higher headline inflation reflected some initial cost pass-through of higher global cost pressures, partly due to the conflict in the Middle East. Electricity charges and fuel prices, mainly RON97 and diesel, increased during the quarter, which led to slower declines in electricity and fuel inflation. These increases were partly offset by lower core inflation, mainly reflecting softer inflation in food away from home and rental inflation. Inflation pervasiveness, measured by the share of Consumer Price Index items registering monthly price increases, continued to decline to 38.3% in 1Q 2026 (4Q 2025: 39.6%), trending well below the historical first-quarter average of 52.2%.

(iv)	In the first quarter of 2026, the ringgit strengthened against currencies of Malaysia’s major trading partners, as reflected in the 1.4% nominal effective exchange rate appreciation. Looking ahead, while external factors will continue to drive exchange rate movements, Malaysia’s firm economic prospects and sustained reform momentum are expected to provide enduring support to the ringgit.

(v)	Headline inflation is projected to average 1.5%–2.5% in 2026. Following the Middle East conflict, inflation is expected to edge higher due to elevated global energy and other key commodity prices, broadly in line with expectations. In the absence of excessive demand pressures, existing policy measures, including targeted fuel subsidies and other mitigation measures, are expected to help limit near-term spillovers to broader inflation. However, the extent and pace of pass-through to domestic prices from the ongoing conflict will also depend on firms’ pricing behaviour and demand conditions.

(Source: BNM Quarterly Bulletin 1Q2026)

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Malaysia Waste Management Market Overview

Malaysia waste management market size is expected to increase during the forecast period due to rapid industrialization with the expansion of industries. Rapid population growth has increased the amount of waste generated due to landfills in Malaysia. As per the National Solid Waste Department, the country report 165 landfills and 8 sanitary landfills. Malaysia government is adopting various strategies to implement zero waste and to reduce dependency on landfills by using advanced technology and to avoid food wastage.

Malaysia accounted for 31% recycling rate which is lower than other Southeast Asia countries such as Korea, Thailand, Singapore and Taiwan. Malaysia management produces 30,000 tonnes of municipal solid waste, which is a significant problem for the country. The Government planned to achieve recycling rate to 40% by 2025 due to increased focus on environmental management. Malaysia is also providing incentives to waste management companies in Malaysia in order to reduce commercial waste generation from manufacturing activities such as toxic waste, non-toxic waste and chemical waste.

The key factors driving the growth of Malaysia waste management industry includes increasing industrialization and urbanization, rapid population growth. Increasing environmental degradation with the rapid expansion in economic development is predicted to boost the waste management industry in Malaysia. In addition, increasing awareness regarding the benefits of waste management and investment on advanced technologies for waste management will further drive the market growth. Rising focus on reduction of food wastage by adopting adequate storage strategies. Malaysia government is investing and taking initiative to create more opportunities for the companies in waste management market in Malaysia.

Growing demand for ecofriendly and cost-effective waste management solutions is boosting the market demand. Rising government effort for efficient waste disposal systems and to improve the waste management infrastructure. Moreover, increasing environmental concerns about the waste generation along with the high demand for sustainable waste management practices is likely to propel the market growth. However, high cost for implementing waste management solutions will hinder the waste management industry in Malaysia.

(Source: https://www.gmiresearch.com/report/malaysia-waste-management-market/)

Thailand Waste Management Market Overview

Thailand Waste Management Market size was valued at USD 18.28 billion in 2023, and is predicted to reach USD 34.83 billion by 2030, at a compounded annual growth rate (“CAGR”) of 8.60% from 2024 to 2030.

Thailand waste management market involves a wide range of services and activities aimed at managing and mitigating the impact of waste generated by various sectors including residential, commercial, industrial, and healthcare. It includes the collection, transportation, processing, recycling, and disposal of waste materials in a manner that is environmentally responsible and sustainable. The market also involves the development and implementation of technologies and practices that promote waste reduction, resource recovery, and the safe handling of hazardous materials.

Key components of the waste recycling market include waste collection services, recycling facilities, waste-to-energy plants, landfill operations, and environmental consulting services. As awareness of environmental issues grows, the waste recycling market continues to expand, driven by growing population, technological advancements, and increasing public demand for sustainable waste solutions.

(Source: https://www.nextmsc.com/report/thailand-waste-management-market)

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Vietnam Waste Management Market Overview

Vietnam Waste Management Market size in 2026 is estimated at USD2.36 billion, growing from 2025 value of USD2.21 billion with 2031 projections showing USD3.26 billion, growing at 6.71% CAGR over 2026-2031. Accelerating urbanization, tighter environmental laws, and a national circular-economy roadmap continue to reshape demand, while extended-producer-responsibility rules nudge manufacturers toward formal recycling channels.

Public-health campaigns and digital route-optimization tools are raising source-separation rates in Ho Chi Minh City and Hanoi, creating new volumes for advanced treatment. Rising foreign direct investment is bringing waste-to-energy, polyester-to-polyester recycling, and high-purity composting technologies to provincial markets. At the same time, project developers must work around land-acquisition hurdles, rural collection gaps, and constrained provincial budgets, all of which slow down infrastructure roll-outs.

Under the 2030 circular-economy action plan, Vietnam aims for 95% urban and 80% rural waste collection, while cutting landfill use below 50%. The strategy also links biomass and municipal waste to renewable-energy targets, giving waste-to-energy developers a government-endorsed revenue story. Agriculture generates 93.61 million tons of waste annually, yet just 52% is reused; regulations now call for a 25% jump in organic-fertilizer output by 2025 and a 30% organic share of all registered fertilizers by 2030. These targets integrate rural income growth with emissions goals, opening farmland markets for biochar and compost initiatives. As collection targets rise, the Vietnam waste management market gains visibility on feedstock volumes, improving bankability for regional treatment hubs.

Industrial, medical, and construction waste together account for 44.88% of Vietnam waste management share in 2025, yet each niche opens specialized revenue streams. Hazardous-waste contractors earn certification premiums to handle solvents and sludge, while hospitals in Bac Giang must conform to Decision 33/2025/QD-UBND’s strict segregation rules. Rubber producers have begun converting wastewater sludge into organic fertilizer, signaling agricultural up-cycling potential. With policy pressure mounting, these sub-segments will scale, but residential tonnage will continue to anchor fleet utilization across the Vietnam waste management market

(Source: https://www.marketresearch.com/Mordor-Intelligence-LLP-v4018/Vietnam-Waste-Management-Share-Trends-43839000/)

Philippine Waste Management Market Overview

Healthcare waste generation in the Philippines is on the rise, the United Nations Industrial Development Organization (“UNIDO”) has reported.

Recent analyses have revealed alarming trends in healthcare waste (“HCW”) generation, with hazardous healthcare waste increasing by 20.19% in the last five (5) years, with a generation rate ranging between 1.13 kg per bed per day and 1.31 kg per bed per day.

Data from 2023 collected from partner hospitals further underscores the scale of this issue. The Eastern Visayas Medical Center reported 217.775 tonnes of pathologic or infectious waste and 191.345 tonnoes of general waste. At the Quirino Memorial Medical Center, hazardous waste totaled 496,505 kg, while general waste amounted to 324,994.79 kg. The Cagayan Valley Medical Center reported 292,807 kg of general waste, along with hazardous materials, including 26,118 kg of sharps waste, 54 kg of pharmaceutical waste, and 2,603 kg of pathological waste.

The HCW Project will focus on several interventions, including conducting a policy gap analysis with corresponding recommendations, hiring technical experts to identify environmentally sound technologies and strategies on management, and raising awareness while building stakeholder capacity.

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A critical aspect of the HCW project is reducing unintentional persistent organic pollutants (uPOPs), such as dioxins and furans, commonly released while burning chlorinated waste materials. Sources of chlorine include chlorine-based disinfectants and PVC (polyvinyl chloride) plastics.

The HCW project will also address the stockpiles of toxic mercury waste in hospitals by ensuring its proper storage and disposal. Mercury-containing products such as thermometers, sphygmomanometers, dental amalgam capsules, liquid mercury for dental restorative purposes, and fluorescent lamps have been banned in healthcare facilities since 2022 following the issuance of FDA Circular No. 2022-003. While healthcare facilities have generally shifted to mercury-free products, stockpiles of mercury waste have yet to be properly disposed of.

The initiatives will also focus on improving waste inventory systems and assessing the technologies and capacities of the treatment, storage and disposal facilities to identify opportunities for technology transfer and green financing.

The successful implementation of this plan over the next five years is crucial for achieving sustainable healthcare waste management interventions, and will have long-term benefits for the health of our communities and the environment.

(Source: https://businessmirror.com.ph/2025/02/16/phl-healthcare-waste-generation-on-the-rise/)

5.	VALUATION METHODOLOGY

In establishing our opinion on the fairness of the Purchase Consideration, SCA has considered various methodologies, which are commonly used for valuation, taking into consideration the Target Co’s business sustainability, subsequent income generating capabilities as well as associated risks affecting its business. Amongst the vast variety of valuation methodologies, SCA has considered and selected the Discounted Free Cash Flow to Firm (“FCFF”) to form an opinion on the fairness of the Purchase Consideration as the underlying value of Target Co is likely to be derived from its future business operation.

Further to the above, SCA has also considered other valuation methodologies and found that the following methodologies are not suitable in forming an opinion on the fairness of the Purchase Consideration based on the following factors:

1.	Relative Valuation Analysis (“RVA”)

RVA method seeks to compare a company’s implied trading multiple to that of comparable companies to determine the firm’s financial worth. Based on the Target Co’s draft audited financial statements for the FYE 2025, the Target Co registered net loss from continuing operations of USD67,140. Hence, we opine that the RVA method is not appropriate to be used in this Proposed Evaluation.

2.	Revalued Net Asset Valuation (“RNAV”)

RNAV method seeks to adjust the net asset value of a company to take into consideration the valuation of assets of a company to determine the adjusted value of the firm’s financial value. Based on the Target Co’s draft audited financial statements as at 31 December 2025, the Target Co’s property, plant and equipment attributed to approximately 88.5% of its total assets, excluding the assets of discontinued operation held for sale. Further, majority of the property, plant and equipment comprise the Plant. Hence, RNAV may not accurately reflect the potential and market value of the Target Co.

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Discounted FCFF Methodology

The Discounted FCFF Methodology is a commonly used investment appraisal technique to evaluate the attractiveness of an investment opportunity which takes into consideration, amongst others, the time value of money as well as future cash flows to be derived from the business over a specific period of time.

Discounted FCFF Methodology is a valuation method which considers both the time value of money and the projected net cash flow generated discounted at a specified discount rate to derive at the valuation of the subject matter. It is based on discounted cash flows, involving the application of an appropriately selected discount rate applied on the projected future cash flows to be earned by the capital contributors of a company, i.e. equity shareholders and debt capital providers.

As the Discounted FCFF methodology entails the discounting of future cash flows to be generated from the business at a specified discount rate to arrive at the fair value of the investment, the risk involved in generating such cash flows will also be taken into consideration.

FCFF is the free cash flows available to be paid to the capital contributors of the company after all expenses and reinvestment cost. The formula used to derive the enterprise value is as follows:

Enterprise value =	Present value of Projected FCFF based on the Future Financials				+	Terminal value

	Vo =	FCFF 1	+	FCFF n	+	FCFF TV
		(1+DR)[1]		(1+DR)[n]		(DR-g)

Where:

Vo = Value today

FCFF1 = Expected FCFF in year 1

FCFFTV = Terminal year FCFF

DR = Discount rate derived using the weighted average cost of capital (“WACC”)

n = represent time, in years into the future

g = terminal year growth rate

The projected FCFF as determined annually based on the Future Financials shall be discounted using the WACC. The WACC formula is as follows:

WACC = [Cost of Equity X Equity / Capital] + [Cost of Debt X Debt / Capital X (1 – Corporate Tax Rate)]

The cost of equity takes into account a combination of risk factors associated with the industry in which the Target Co are involved in, namely, the systematic risk, i.e. the inherent market risk such as the interest rate fluctuation, and the capital structure, i.e. the financing risk. These risks are translated into the cost of equity which is built upon the Capital Asset Pricing Model (“CAPM”). The cost of equity formula is as follows:

Cost of equity = Risk-Free Rate + [Re-geared Beta X (Market Return – Risk-Free Rate)]

For the purposes of the Discounted FCFF methodology, reference was made to valuation of public listed companies on the stock exchanges in Asia which are principally engaged in the general waste management and related services and with the market capitalisation of more than RM1.00 billion. Based on the above criteria, three (3) comparable companies listed on the Shenzhen Stock Exchange (“SZSE”), two (2) comparable companies listed on the Shanghai Stock Exchange (“SHSE”) and one (1) each of the comparable company listed on the Australia Stock Exchange (“ASX”) and the Tokyo Stock Exchange (“TSE”) were selected on the basis that the risks and structure of the industry of which Target Co is operating in are similar (“Comparable Companies”).

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In arriving at the appropriate discount rate for the Target Co, we have applied the prevailing risk-free rate and market risk premium, as well as adopted the betas of available Comparable Companies with relevant adjustments made taking into consideration the gearing and the risk profile as well as other risk factors that may affect the Target Co.

All information obtained was sourced from S&P Capital IQ as at the Date of Opinion unless stated otherwise.

For the purpose of determining the fairness of the Purchase Consideration, the Comparable Companies’ beta is adjusted (de-geared) for its gearing ratio, and then re-geared based on the median net gearing level of the Comparable Companies.

It is important to note that the Comparable Companies tabulated herein are by no means exhaustive and may differ from the Target Co in terms of, inter alia, composition of business activities, scale of operations, geographical location of operations, profit track record, financial profile, risk profile, future prospects, capital structure, marketability of their securities and other criteria. One should also note that any comparisons made with respect to the Comparable Companies are merely to provide an indication to the implied valuation of the Target Co and the selection of Comparable Companies and adjustments made are highly subjective and judgmental and the selected companies may not be entirely comparable due to various factors.

The details of the Comparable Companies and the input parameters for CAPM at the Date of Opinion are set out as follows:

Comparable Companies	Exchange	Principal activities
China Sciences Ecorizon Tech Co, Ltd. (“Ecorizon”)	SZSE	Provides waste treatment and disposal services. The company is involved in the investment, construction, and operation of domestic waste incineration power generation projects; generation of electricity, heat, and biogas; and provision of heating services to industrial enterprises. It also offers treatment and disposal of various types of urban waste, such as household waste, kitchen waste, urban sludge, and medical waste. In addition, the company provides operation management consulting and on-site supervision services related to waste treatment and disposal projects. Further, it offers hazardous waste treatment and disposal services; and designs, produces, and sells environmental protection equipment required for waste treatment and disposal projects, including grate furnaces and biogas purification equipment.

CEVIA Enviro Inc (“Cevia”)	SZSE	Engages in solid waste treatment business in China. The company engages in investment, construction and operation of domestic waste incineration power generation; disposal of hazardous waste, medical waste, and organic waste; and professional operation services. It also provides cleaning and sanitation, domestic waste collection and transportation, construction and operation of waste transfer stations, waste classification, landscaping and other urban transfer stations, and garbage classification services.

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Comparable Companies	Exchange	Principal activities
Cleanaway Waste Management Limited (“CWY”)	ASX	Provides waste management, industrial, and environmental services in Australia. It engages in the collection, recovery, and disposal of solid waste, including putrescible waste, inert waste, household waste and recovered waste processed through the resource recovery and recycling facilities, transfer stations, and landfills; and provision of safe treatment and disposal of health-related waste services, including sharps management, medical and pharmaceutical waste, and healthcare hazardous waste and quarantine waste to the health sector.

Hunan Junxin Environmental Protection Co., Ltd. (“HJEP”)	SZSE	Engages in solid waste treatment and green energy businesses in China. The company invests in, operates, and manages domestic and food waste, municipal sludge, leachate and ash treatment, and disposal facilities. It is also involved in waste incineration power generation; domestic waste transfer and restaurant kitchen waste transfer and supporting sewage treatment; harmless treatment and resource utilization of food waste; sludge disposal; landfill and ash treatment and disposal, etc.

Midac Holdings Co., Ltd (“Midac”)	TSX	Engages in the collection, transportation, cleaning, treatment, and disposal of industrial waste in Japan. It operates through waste disposal business, collection and transportation business. The company also collects and transports general business waste. In addition, it offers mediation and management services for waste disposal projects for waste disposal companies.

Shanghai Environment Group Co., Ltd (“SEG”)	SHSE

Engages in domestic waste, hazardous waste, medical waste, and sewage treatment services in China. The company operates through solid waste treatment; investment, construction and management of projects, waste collection and transfer; environmental services; sewage treatment; and engineering contracting and design planning segments. It engages in the investment, construction, and management of waste incineration and power generation projects and waste landfill projects; urban appearance and environmental sanitation related technology development and consulting, sanitation project management and equipment trading; investment, operation, management and related business consulting of urban sewage treatment and environmental protection projects.

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Comparable Company	Market Cap (RM million)	Levered Beta	Net Debt/ Equity	Unlevered Beta
Ecorizon	5,153.19	0.92	20.87%	0.79
Cevia	5,137.17	0.66	160.40%	0.30
CWY	14,243.55	1.02	43.86%	0.78
ATEE	4,996.70	1.28	0.00%	1.28
HJEP	7,055.40	0.77	14.52%	0.70
Midac	1,481.97	2.89	11.34%	2.68
SEG	6.182.76	0.87	76.12%	0.55
Median			20.87	0.78

Bases and Assumptions for Future Financials

The Future Financials have been prepared based on a set of assumptions made by the Management, which includes assumptions about future events and outlook that may or may not necessarily occur. In particular, the Future Financials are dependent on the achievability of the specific assumptions as set out below. We have not undertaken a review on the reasonableness of the Future Financials, and we do not express any opinion on the achievability of the Future Financials.

The FCFF for each financial year in the Future Financials used to derive at the Discounted FCFF valuation are extracted from the estimate, forecast and projections based on the Management’s best estimate, and includes the existing contracts as well as quotations provided to its customers.

Notwithstanding the above, we wish to highlight that the Discounted FCFF valuation is based on prevailing economic, market and other conditions as at Date of Opinion for valuation parameters, in addition to publicly available information and information provided by the Target Co. Such conditions may change significantly over a short period of time. The resultant effect of such changes may materially and/or adversely affect the valuation.

In particular, the Future Financials are dependent on the achievability of the specific assumptions as set out below. The results of the Future Financials can be materially affected by economic and other circumstances. The actual results may vary considerably from the Future Financials. The Future Financials have been prepared on the bases consistent with the historical information provided by the Management, of which the specific key assumptions are as follows:-

(i)	The Target Co’s revenue can be further discussed in the following geographical manner:-

(a)	The key assumptions used in arriving at the revenue to be generated from each of the country are as follows:-

Country	Malaysia		Thailand		Philippines		Vietnam
Average Tonnage per year	27,783	[1]	53,035	[2]	17,238	[3]	292,000	[4]
Number of incinerator(s)	1		20	[5]	20	[5]	20	[5]
Selling price per tonnage (USD)	1.11	[6]	0.88	[7]	0.88	[8]	0.88	[8]

Notes:

[1]	Extracted from the Department of Environment Malaysia, 2019, being the best available information. An average growth rate of 12.3% was adopted to arrive at the tonnages per year from 2026 to 2029.
[2]	Based on the information extracted from the LUT Report, being the best available information.
[3]	Based on the information extracted from the Manila Report, being the best available information.
[4]	Based on information extracted from the LUT Report, being the best available information.
[5]	Based on Management’s best estimates.
[6]	Based on information extracted from Kualiti Alam (2016), being the best available information.
[7]	Based on information extracted from the Manila Report.
[8]	As there were no information from the LUT Report, reference was made to the Manila Report.

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(b)	It is estimated that the Target Co is to acquire the market share of 10% each for Malaysia and Vietnam whilst to acquire the market share of 30% each for Thailand and Philippine;

(ii)	The labour cost and general administration cost is estimated at approximately USD2.32 million per annum/ per plant. Such information was extracted from the Manila Report, being the best publicly available information. The inflation rate of the respective countries was adopted based on the ten (10) year average inflation rate extracted from World Bank.

(iii)	Tax expense is estimated based on the Malaysia’s corporate tax rate of 24.0%, the Thailand corporate tax rate of 20%, Philippine corporate tax rate of 25% and Vietnam corporate tax rate of 20%.

(iv)	Management represented that the overall cost for the Plant is approximately USD4.8 million and such value is adopted in assumption used for the construction and commercialisation of each of the plant in the respective countries.

General Assumptions

(i)	There will be no significant changes in the principal activities, key management personal, operating policies, accounting and business policies presently adopted by the Target Co;

(ii)	The Future Financials have been prepared based on prevailing economic conditions and information available as at the date of its preparation and does not encompass any assessment of the potential for future changes in the economic conditions in Malaysia, Southeast Asia and globally;

(iii)	There will be no significant changes to the prevailing economic, political and market conditions in Malaysia, Southeast Asia and elsewhere that will have direct and indirect effects on the activities and performance of the Target Co and the business of the Target Co’s customers and suppliers;

(iv)	There will be no material changes to the present legislation and government’s regulations and other operation regulations or restrictions affecting the Target Co’s activities or the market in which it operates;

(v)	There will be no significant changes in the credit period granted or received by the Target Co;

(vi)	The statutory income tax rate and other relevant duty and tax rate for the Target Co will remain at their respective existing rates with no significant changes in the bases of taxation and there will be no significant changes in the structure which would adversely affect the cash flows of the Target Co;

(vii)	There will be no material adverse effect from service disruptions, equipment or network breakdown or other similar occurrences, wars, epidemic, terrorist attacks and other natural risks, both domestic and foreign, which will adversely affect the operations, income and expenditure of the Target Co;

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(viii)	The rate of inflation will not fluctuate significantly from their projected levels;

(ix)	The exchange rate between USD, RM and the various currencies in which the Target Co derives its income/expenses in will not fluctuate significantly from their projected levels;

(x)	Other than the estimation made by the Management, there will be no substantial impairment to the carrying value of the Target Co’s investment, property, plant and equipment and other assets;

(xi)	There will be no significant changes in wages, supplies, administration, overhead expenses and other costs other than those forecasted and projected;

(xii)	There will be no termination of any significant agreements or contracts from which the legal rights accruing to the Target Co, in respect of the principal activities are derived; Such agreements or contracts are assumed to be renewed based on current terms upon expiry;

(xiii)	There will be adequate supply of manpower and other relevant resources to the Target Co for its business activities; and

(xiv)	There will be no major legal proceedings against the Target Co which will adversely affect the activities or performance of the Target Co or give rise to any contingent liability which will materially affect the financial position or business of the Target Co.

Evaluation of the Fairness of the Purchase Considerations

In determining the fairness of the Purchase Consideration, and based on the Discounted FCFF Methodology using the Future Financials as provided by the Management and the inputs from the Comparable Companies, the following were noted:

WACC Inputs	Malaysia		Thailand		Philippine		Vietnam
Median Net Debt/Equity Ratio of Comparable Companies	20.87%
Risk-Free Rate	3.57	% [1]	2.29	% [2]	7.37	% [3]	4.38	% [4]
Market return	9.65	% [5]	8.59	% [6]	14.06	% [6]	12.51	% [6]
Re-geared Beta [7]	1.17		1.18		1.17		1.18
Country risk premium	-		2.07	% [8]	2.46	% [8]	3.90	% [8]
Illiquidity Premium [9]	4.00%		4.00%		4.00%		4.00%
Cost of equity derived using CAPM	14.69%		15.79%		21.65%		21.87%
Post tax cost of debt	4.94	% [10]	6.01	% [11]	5.34	% [11]	3.60	% [11]
WACC	13.01%		15.79%		18.83%		18.72%

Notes:

[1]	Based on the risk-free rate for Malaysia as extracted from http://www.bnm.gov.my. This risk-free rate is based on the yield of ten (10) years Malaysian Government Securities as at Date of Opinion.
[2]	Based on the risk-free rate for Thailand as extracted from http://www.tradingeconomics.com. The risk-free rate is based on the yield of Thailand’s 10-Year Bond Yield as at the Date of Opinion.
[3]	Based on the risk-free rate for Philippine as extracted from http://www.worldgovernmentbonds.com. The risk-free rate is based on the yield of Philippine’s 10-Year Bond Yield as at the Date of Opinion.
[4]	Based on the risk-free rate for Vietnam as extracted from http://www.tradingeconomics.com. The risk-free rate is based on the yield of Vietnam’s 10-Year Bond Yield as at the Date of Opinion.
[5]	Based on the historical average market return for Malaysia as extracted from Bloomberg. The historical average market return is based on the average return of FTSE Bursa Malaysia Top 100 Index for the past ten (10) years extracted on the Date of Opinion
[6]	Based on the equity risk premium for United States of America (“USA”) as extracted from http://pages.stern.nyu.edu/~adamodar/ as at the Date of Opinion. The equity risk premium for USA is applied on the basis that the Comparable Companies selected are international, hence they are benchmarked against the equity risk premium of a mature market. Subsequently, a country risk premium is applied as disclosed under Thailand, Philippine and Vietnam’s country risk premium.

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[7]	Re-geared beta is arrived at based on the net debt/equity ratio of Comparable Companies.
[8]	Based on the country risk premium for Thailand, Philippine and Vietnam as extracted from http://pages.stern.nyu.edu/~adamodar/ as at the Date of Opinion.
[9]	An illiquidity premium of 4.0% had been applied to derive the discount rate using CAPM to account for the lack of marketability and unsystematic risk as extracted from http://people.stern.nyu.edu/adamodar/pdfiles/country/illiquidity.pdf.
[10]	Based on the lending rate as extracted from Bank Negara Malaysia.
[11]	Based on Thailand Bank Lending Rate, Philippine Bank Lending Rate and Vietnam Bank Lending Rate as extracted from www.ceidata.com

Terminal value is mainly computed via one of the three (3) approaches, which is (a) liquidation value (b) multiple approach or (c) stable growth approach. For the purpose of this valuation, we have used the stable growth model to compute the terminal value as this usually applies to companies that are growing but on a moderate pace.

The terminal value is computed based on the FCFF for the FYE 2029 at a terminal growth rate of nil, taking into consideration the risk of external factors that may directly or indirectly affect the business of the Target Co.

The terminal value of the Target Co adopted in the Discounted FCFF Methodology is computed based on the parameters as stated below:-

Terminal Value	=	FCFFn X (1+g)
WACC-g

Where;

n = represent time, last year of the Future Financials

WACC =Discount rate derived using WACC

g = terminal growth rate

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Based on the underlying assumptions of the Future Financials, we have performed a sensitivity analysis on three key parameters, namely the discount rate, terminal value and FCFF as these assumptions have significant impact on the implied valuation of the Target Co. We have stress tested the Future Financials by varying the values adopted in the discount rate, terminal value and FCFF on a 0.5% and 3.0% upward and downward variance respectively on the midpoint of the valuation to arrive at a reasonable range of equity valuation of the Target Co.

The variance parameters for the discount rate, terminal value and FCFF are selected after considering the followings:-

(i)	World Bank had projected that Malaysia’s GDP to grow by 4.4% in 2026, Thailand’s GDP to grow by 1.6% in 2026, Philippines’ GDP to grow by 4.6% in 2026 and Vietnam’s GDP to grow by 6.8% in 2026;
(ii)	The average annual inflation rate for Malaysia from year 2015 to 2024 is 1.9% as extracted from World Bank. Malaysia’s headline inflation rate for 2025 averaged at 1.4%;
(iii)	The average annual inflation rate for Thailand from year 2016 to 2025 is 1.1% as extracted from World Bank. Thailand’s average inflation rate to be between \(0.3\%\) and \(0.8\%\) for 2025;
(iv)	The average annual inflation rate for Philippine from year 2016 to 2025 is 3.5% as extracted from World Bank. The Philippines’ annual headline inflation rate for 2025 averaged 1.7%, falling to 1.8% by December 2025; and
(v)	The average annual inflation rate for Vietnam from year 2016 to 2025 is 3.1% as extracted from World Bank. Vietnam’s headline inflation averaged 3.3% for the full year 2025.

Based on the above, we are of the opinion that the 1.0% and 3.0% upward and downward variance adopted for the discount rate, terminal value and FCFF is reasonable to take into consideration the range of possible fluctuations in the business to not only take into consideration the potential upsides but also the downturn due to unforeseen circumstances.

Results of the sensitivity test is as shown below:-

	Intrinsic value
	Low range of value	High range of value
Sensitivity test Parameters	USD million	USD million
Movement in discount rate used (±0.5%)	3,575	4,087
Movement in terminal value (±3.0%) and discount rate (±0.5%)	3,512	4,164
Movement in FCFF (±3.0%) and discount rate (±0.5%)	3,568	4,094

We note that the Target Co currently has operation in Malaysia. However, based on Management’s representation and the Future Financials, the Target Co intends to diversify geographically to Thailand, Philippine and Vietnam, of which the Target Co currently has no presence or any business dealings in the respective countries. As such, certain discount for early-stage companies has to be considered.

Academic research and empirical evidence from polls on expected rates of return by venture capitalists investing in early-stage companies are a valuable resource for assessing relevant discount rates. Depending on the development stage, rates range from 70% or higher in the seed stage, falling to 20% in the late stage. While these discount rates appear high, it is important to bear in mind the high failure rates of early-stage companies.

For the purpose of the Proposed Evaluation, we have applied the Start-up Discount of 50% to the fairness of the Purchase Consideration to account for the uncertainty and unsystematic risk faced by the Target Co as a start-up business, especially in another region i.e., Thailand, Philippine and Vietnam, as published by the following authors, which of the details are summarised as follows:-

Author	Expected rates of return in seed stage	Reference
Plummer / QED median	50%-70%	James L. Plummer, QED Report on Venture Capital Financial Analysis (Palo Alto: QED Research, Inc., 1987)
Scherlis and Sahlman	50%-70%

Daniel R. Scherlis and William A. Sahlman, - A Method for Valuing High-Risk, Long Term, Investments: The Venture Capital Method, Harvard Business School Teaching Note 9-288-006 (Boston: Harvard Business School Publishing, 1989)

Sahlman, Stevenson and Bhide	50%-100%	William A. Sahlman, Howard H. Stevenson, Amar V. Bhide, et al., – Financing Entrepreneurial Ventures, Business Fundamental Series (Boston: Harvard Business School Publishing, 1998)
Aswath Damodaran	50%-70%	Damodaran, A., 2009 - Valuing Young, Start-up and Growth Companies: Estimation Issues and Valuation Challenges (Stern School of Business, New York University)

Start-up-specific risks should be considered in any early-stage company valuation. Failing to appreciate a start-up’s specific risk profile can lead to inaccurate assessment of its full value potential in an exit scenario unless there is sufficient transparency of existing risks and opportunities to promote robust price negotiations.

Early-stage companies typically have in common an extremely high speed of development. As the company evolves, the business model becomes more robust and operational milestones are reached, reducing the risk of the venture.

Premise on the above, the fair value of entire equity interest of the Target Co ranges from USD1.76 billion to USD2.08 billion. The Purchase Consideration falls within the ranges of values derived using the Discounted FCFF methodology, hence it is FAIR from a financial point of view to the holders of the shares.

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6.	RISK FACTOR

All projects start with a need for greenfield development. If the unknown risks for such projects can be systematically identified, quantified and successfully managed, the result will most likely be a successful investment, with no greater real level of investment risk than that of already operational projects. We note that the Target Co currently has operation in Malaysia. However, based on Management’s representation and the Future Financials, the Target Co intends to diversify geographically to Thailand, Philippine and Vietnam, of which the Target Co currently has no presence or any business dealings in the respective countries. We set out below are the potential risks (not exhaustive) for consideration:-

Proposed Acquisition Risk

Although the Proposed Acquisition is expected to contribute positively to the future earnings of the Company, there can be no assurance that the anticipated benefits from the Proposed Acquisition will be realised or that the Company will be able to generate sufficient returns from the earnings of the Target Co to offset the associated cost of acquisition incurred. In addition, any decline in economic conditions and/or change in government policies may affect the potential benefits to be derived from the Proposed Acquisition and the duration required for the Company to recoup its investment.

Nevertheless, the management of the Company and the Board have exercised due care in considering the potential risks and benefits associated with the Proposed Acquisition and believes that the Proposed Acquisition will be earnings accretive to the Company.

Achievability of the Future Financials

As set out in Section 5 of this Letter, the Future Financials are prepared based on various bases and assumptions which are deemed reasonable and realistic by the Management, but nevertheless subject to certain uncertainties and contingencies which are often outside the Target Co’s control.

There can be no assurance that the Target Co will be able to secure the market shares as predicted or transact at the predetermined market price which will result in the Future Financials not being met.

Government Compliance

As medical waste handling is governed by strict environmental and workplace safety rules enforced by agencies such as the Environmental Protection Agency and the Occupational Safety and Health Administration, along with state and local authorities. Obtaining permits can take many months, inspections are frequent, and violations can result in substantial fines or operational shutdowns.

Capital Investment

The capital investment required also creates significant exposure, particularly the Target Co is developing a treatment facility with autoclaves or incinerators, specialized vehicles, storage systems, and high environmental liability insurance. Even a smaller hauling operation can require substantial upfront funding, and fixed costs remain high if projected client volumes do not materialize.

Operationally, the business carries elevated risk due to biohazard handling, transportation safety, equipment reliability, and the need for precise tracking systems; a single mishandling incident can trigger lawsuits and reputational damage.

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Market Entry Risk

Market demand itself is relatively stable and recession-resistant because healthcare providers consistently generate regulated waste. Overall, while the sector offers recurring revenue potential once established, the initial greenfield risk profile is high due to regulatory complexity, environmental liability, capital intensity, and competitive pressures.

Political, economic and regulatory risks

Adverse changes in political, economic and regulatory conditions in the United States of America, Malaysia, Thailand, Philippine and Vietnam could materially affect the financials and prospects of the Target Co. Political, economic and regulatory uncertainties include, amongst others, risks of war, changes in political state, changes in economic conditions, changes in governmental policies such as changes to labour laws, introduction of new rules or regulations, interest rates, tariff rates, fiscal and monetary policies and method of taxation.

Geopolitical Risk

The escalation of geopolitical tensions and military conflict between the United States and Iran may give rise to increased uncertainty and volatility in the global economic and financial environment.

Although the Company does not have direct operations or material assets located in the affected region, the conflict may indirectly affect the Company’s business, operations and financial performance. In particular, disruptions to global energy markets and international trade routes, including those associated with the strategic importance of the Strait of Hormuz, may lead to increased volatility in crude oil prices and shipping costs. Any sustained increase in energy prices or disruptions to global supply chains may result in higher operating costs and potential delays in procurement and logistics activities.

In addition, the conflict may contribute to broader macroeconomic uncertainties, including fluctuations in global financial markets, foreign exchange volatility and inflationary pressures, which may adversely affect business sentiment, investment flows and economic conditions in the markets in which the Company operates.

The extent, duration and outcome of the conflict remain uncertain and are beyond the control of the Company. As such, there can be no assurance that the ongoing geopolitical developments will not have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.

7.	LIMITATION

It should be noted that the valuation in itself is highly dependent on, amongst others, the composition of business activities, scale of business operations, risk profile, assets base, accounting and tax policies, track record, future prospects, competitive environment, financial positions and that such business may have fundamentally different profitability objectives.

Further, the Discounted FCFF Methodology to a certain extent places reliance on the Future Financials, which is the net result of forecasting a range of variables for significant periods of time, most of which cannot be forecast and projected with a high degree of precision. We have not undertaken a review on the reasonableness of the Future Financials and we do not express any opinion on the achievability of the Future Financials.

B-17

The valuation In itself is highly dependent on, amongst others, the achievability of the Future Financials as well as the materialization of the bases and assumptions used therein. Key variables such as economic growth, demand, competition and regulatory policies are beyond the control of the Target Co. The Future Financials are also typically very sensitive to small changes in key variables and changes in environmental and economic conditions.

As such, relatively small changes in key variables can have a significant impact on the output of the abovementioned valuation model. It should also be noted that the valuation may be materially or adversely affected should the actual results or events differ from any of the bases and assumptions upon.

8.	CONCLUSION

It should be recognised that the valuation of any entity is always subject to a great deal of uncertainty and involves a high degree of subjectivity and element of judgement. Because of the susceptibility of valuations to inputs of the model applied, valuations can change quite quickly in response to market changes or changes in the surrounding circumstances, including the market outlook (whether in general or relating to the industry itself).

In establishing our opinion on the fairness of the Purchase Consideration, SCA has considered various valuation methodologies, which are commonly used for valuation, taking into consideration the Target Co’s future earnings generating capabilities, projected future cash flows and its sustainability as well as various business considerations and risk factors affecting its business.

The sole valuation methodology considered and selected by SCA to evaluate the fairness of the Purchase Consideration is based on the Discounted FCFF Methodology.

Further, the Discounted FCFF Methodology to a certain extend places reliance on the Future Financials, which is the net result of forecasting a range of variables for significant periods of time, most of which cannot be forecast and projected with a high degree of precision. We have not undertaken a review on the reasonableness of the Future Financials and we do not express any opinion on the achievability of the Future Financials.

Key variables such as economic growth, demand, competition and regulatory policies are beyond the control of the Target Co. The Future Financials are also typically very sensitive to small changes in key variables and changes in environmental and economic conditions.

As such, relatively small changes in key variables can have a significant impact on the output of the abovementioned valuation model. As a result, the range of values that can be produced by a particular valuation model can be quite wide using combinations of assumptions which individually may appear reasonable. A degree of professional judgement is required to establish the range of values in any valuation exercise.

Premise on the above, the fair value of entire equity interest of the Target Co ranges from USD1.76 billion to USD2.08 billion. The Purchase Consideration falls within the ranges of values derived using the Discounted FCFF methodology, hence it is FAIR from a financial point of view to the holders of the shares.

6.	RESTRICTIONS

Save for the purpose stated herein, this Letter cannot be relied upon by any party other than the Company for its intended purposes only. Accordingly, we are not responsible or liable for any form of losses however occasioned to any third party as a result of the circulation, publication, reproduction or use of, or reliance on this Letter, in whole or in part. We are not required to give testimony or to be in attendance in court with reference to the opinion herein provided.

Neither SCA nor any of its members or employees undertakes responsibilities arising in any way whatsoever to any person in respect of this Letter, including any error or omission therein, however caused, as a result of the unauthorised circulation, publication, reproduction or use of this Letter, or any part hereof.

Yours faithfully

for and on behalf of

STRATEGIC CAPITAL ADVISORY SDN BHD

NG WOON LIT	TAN DAI LIANG
Director	Director

B-18

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Registrant’s amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and amended and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein by reference.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To respond to requests for information that is incorporated by reference into this proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit		Incorporated by Reference
Number	Exhibit Title	Form	SEC File No.	Exhibit	Filing Date

2.1	Business Combination Agreement dated June 4, 2026 by and among Bio Green Med Solution, Inc., Future NRG Sdn. Bhd. and the shareholders of Future NRG Sdn. Bhd.	8-K	000-50626	2.1	June 4, 2026

2.2	Share Exchange Agreement dated May 6, 2025 by and among Bio Green Med Solution, Inc., Fitters Sdn Bhd and Fitters Diversified Berhad.	8-K	000-50626	2.1	May 6, 2025

2.3	Agreement for the Sale and Purchase of Certain Assets dated March 10, 2025 by and between Bio Green Med Solution, Inc., Cyclacel Limited, and with its liquidators	8-K	000-50626	2.1	March 14 2025

2.4	Amendment No. 1 to Share Exchange Agreement dated July 7, 2025 by and among Bio Green Med Solution, Inc., Fitters Sdn Bhd and Fitters Diversified Berhad	8-K	000-50626	2.1	July 7, 2025

3.1	Amended and Restated Certificate of Incorporation of Bio Green Med Solution, Inc.	10-K	000-50626	3.2	April 1, 2013

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Bio Green Med Solution, Inc.	8-K	000-50626	3.1	May 27, 2016

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Bio Green Med Solution, Inc.	8-K	000-50626	3.1	April 14, 2020

3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Bio Green Med Solution, Inc.	S-1	333-282555	3.4	January 19, 2024

3.5	Certificate of Correction to the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Bio Green Med Solution, Inc.	S-1	333-282555	3.5	January 19, 2024

3.6	Certificate of Amendment to Certificate of Incorporation, effective May 12, 2025	8-K	000-50626	3.1	May 7, 2025

3.7	Second Amended and Restated Bylaws of Bio Green Med Solution, Inc.	8-K	000-50626	3.1	May 7, 2020

3.8	Amendment No. 1 to the Second Amended and Restated Bylaws of Bio Green Med Solution, Inc.	8-K	000-50626	3.1	November 7, 2023

3.9	Certificate of Designation of 6% Convertible Exchangeable Preferred Stock	8-K	000-50626	3.2	November 5, 2004

3.10	Certificate of Designation of Series A Preferred Stock (previously filed as Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1	S-1	333-218305	3.5	November 7, 2023

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3.11	Certificate of Designation of Preferences, Rights and Limitations of the Series B Convertible Preferred Stock	8-K	000-50626	3.1	December 22, 2020

3.12	Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock	8-K	000-50626	3.1	January 6, 2025

3.13	Certificate of Designation of Preferences, Rights and Limitations of Series D Preferred Stock	8-K	000-50626	3.2	January 6, 2025

3.14	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock filed with the Secretary of State of the State of Delaware on February 10, 2025	8-K	000-50626	3.2	February 12, 2025

3.15	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on February 6, 2025	8-K	000-50626	3.4	February 12, 2025

3.16	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Bio Green Med Solution, Inc. filed with the Secretary of State of the State of Delaware on February 10, 2025	8-K	000-50626	3.5	February 12, 2025

3.17	Certificate of Amendment to Certificate of Incorporation, effective May 12, 2025	8-K	000-50626	3.1	May 7, 2025

3.18	Certificate of Amendment to Certificate of Incorporation, effective July 2, 2025	8-K	000-50626	3.1	July 2, 2025

3.19	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on July 28, 2025	8-K	000-50626	3.1	July 28, 2025

3.20	Certificate of Amendment to Certificate of Incorporation, effective September 12, 2025	8-K	000-50626	3.1	September 12, 2025

4.1	Specimen of common stock Certificate (previously filed as Exhibit 4.1 to Registrant’s Registration Statement on Form S-1	S-1	333-109653	4.1	February 17, 2004

4.2	Specimen of Preferred Stock Certificate of Designation	S-1	333-119585	3.2	October 21, 2004

4.3	Form of Warrant to purchase shares of Bio Green Med Solution, Inc. common stock	8-K	000-50626	4.1	July 1, 2011

4.4	Registration Rights Agreement, dated as of December 14, 2012, by and between the Company and Aspire Capital Fund, LLC	8-K	000-50626	4.1	December 17, 2012

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4.5	Registration Rights Agreement, dated November 14, 2013, by and between the Company and Aspire Capital Fund, LLC	10-Q	000-50626	4.1	November 14, 2013

4.6	Form of Warrant to purchase shares of Bio Green Med Solution, Inc.’s common stock	S-1	333-218305	4.3	July 17, 2017

4.7	Form of Pre-Funded Warrant	8-K	000-50626	4.1	April 24, 2020

4.8	Form of Common Warrant	8-K	000-50626	4.2	April 24, 2020

4.9	Form of Warrant	8-K	000-50626	4.1	December 22, 2020

4.10	Form of Pre-Funded Common Stock Purchase Warrant	8-K	000-50626	4.1	December 26, 2023

4.11	Form of Common Stock Purchase Warrant	8-K	000-50626	4.2	December 26, 2023

4.12	Description of Securities	10-K	000-50626	4.12	April 2, 2025

4.13	Form of Pre-Funded Warrant	8-K	000-50626	4.1	May 2, 2024

4.14	Form of Series A Warrant	8-K	000-50626	4.2	May 2, 2024

4.15	Form of Series B Warrant	8-K	000-50626	4.3	May 2, 2024

4.16	Form of Placement Agent Warrant	8-K	000-50626	4.4	May 2, 2024

4.17	Form of Series C Warrant	8-K	000-50626	4.1	November 15, 2024

4.18	Form of Series D Warrant	8-K	000-50626	4.2	November 15, 2024

4.19	Form of Placement Agent Warrant	8-K	000-50626	4.3	November 15, 2024

4.20	Form of Pre-Funded Warrant	8-K	000-50626	4.1	January 6, 2025

5.1***	Legal Opinion of Rimon P.C.

8.1***	Tax Opinion of Rimon P.C.

10.1†	Amended and Restated 2006 Equity Incentive Plan	8-K	000-50626	10.1	May 24, 2012

10.2†	2015 Equity Incentive Plan	8-K	000-50626	10.1	May 22, 2015

10.3†	Amended and Restated 2018 Equity Incentive Plan	8-K	000-50626	10.1	June 14, 2023

10.4+	Clinical Collaboration Agreement by and between Bio Green Med Solution, Inc. and the University of Texas M.D. Anderson Cancer Center dated as of August 21, 2018	10-Q	000-50626	10.1	November 13, 2018

10.5†	Bio Green Med Solution, Inc. 2020 Inducement Equity Incentive Plan	8-K	000-50626	10.1	November 12, 2020

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10.6†	Form of Stock Option Grant Notice and Stock Option Agreement under the Bio Green Med Solution, Inc. 2020 Inducement Equity Incentive Plan	8-K	000-50626	10.2	November 12, 2020

10.7	Form of Indemnification Agreement for directors	10-K/A	000-50626	10.16	November 29, 2023

10.8	Placement Agency Agreement by and between Bio Green Med Solution, Inc. and Ladenburg Thalmann & Co. Inc., dated December 21, 2023	8-K	000-50626	10.1	December 26, 2023

10.9	Securities Purchase Agreement by and between Bio Green Med Solution, Inc. and the Purchasers, dated December 21, 2023	8-K	000-50626	10.2	December 26, 2023

10.10	Securities Purchase Agreement by and between Bio Green Med Solution, Inc. and Spiro Rombotis and Paul McBarron, dated December 21, 2023	8-K	000-50626	10.3	December 26, 2023

10.11	Securities Purchase Agreement, dated as of April 30, 2024, between the Company and the purchaser named therein	8-K	000-50626	10.1	May 2, 2024

10.12	Form of Registration Rights Agreement, dated as of April 30, 2024, between the Company and the purchaser named therein	8-K	000-50626	10.2	May 2, 2024

10.13	Warrant Exercise and Reload Agreement, dated November 13, 2024	8-K	000-50626	10.1	November 15, 2024

10.14	Securities Purchase Agreement, dated as of January 2, 2025, by and between the Company and David Lazar	8-K	000-50626	10.1	January 6, 2025

10.15	Form of Director Settlement Agreement and Release	8-K	000-50626	10.2	January 6, 2025

10.16	Settlement and Release Agreement, dated as of January 2, 2025, by and between the Company and Spiro Rombotis	8-K	000-50626	10.3	January 6, 2025

10.17	Settlement and Release Agreement, dated as of January 2, 2025, by and between the Company and Paul McBarron	8-K	000-50626	10.4	January 6, 2025

10.18	Warrant Business Combination Agreement, dated as of January 2, 2025, by and between the holder and the Company	8-K	000-50626	10.5	January 6, 2025

10.19	Addendum to Securities Purchase Agreement, dated as of January 9, 2025, by and between the Company and David Lazar	8-K	000-50626	10.1	January 9, 2025

10.20	Securities Purchase Agreement, dated as of February 4, 2025, between the Company and David Lazar	8-K	000-50626	10.1	February 6, 2025

II-5

10.21	Amendment Agreement, dated as of February 4, 2025, between the Company and Armistice Capital Master Fund Ltd.	8-K	000-50626	10.2	February 6, 2025

10.22	Securities Purchase Agreement, dated as of February 5, 2025, between the Company and Helena Special Opportunities 1 Ltd.	8-K	000-50626	10.3	February 6, 2025

10.23	Lock-Up Addendum, dated February 20, 2025, by and between the Company and David Lazar	8-K	000-50626	10.1	February 24, 2025

10.24	Securities Purchase Agreement dated February 11, 2025 by and between David Elliot Lazar and Doris Wong Sing Ee	8-K	000-50626	10.1	February 24, 2025

10.25	Assignment and Assumption Agreement dated February 26, 2025 by and between David Elliot Lazar and Doris Wong Sing Ee	8-K	000-50626	10.2	February 24, 2025

10.26	Settlement and Release Agreement dated February 26, 2025 by and between Dr. Samuel Barker and the Company	8-K	000-50626	10.3	February 24, 2025

10.27	Assignment of Patent Rights Agreement dated March 10, 2025 by and between Bio Green Med Solution, Inc., Cyclacel Limited, and with the liquidators of BGMS Limited	8-K	000-50626	10.1	March 14, 2025

10.28†	Executive Officer and Director Services Agreement dated April 22, 2025 between Bio Green Med Solution, Inc. and Datuk Dr. Doris Wong	S-4	333-288912	10.28	July 24, 2025

10.29†	Executive Officer and Director Services Agreement dated April 22, 2025 between Bio Green Med Solution, Inc. and Kiu Cu Seng	S-4	333-288912	10.29	July 24, 2025

10.30†	Director Services Agreement dated April 22, 2025 between Bio Green Med Solution, Inc. and Inigo Angel Laurduraj	S-4	333-288912	10.30	July 24, 2025

10.31†	Director Services Agreement dated April 22, 2025 between Bio Green Med Solution, Inc. and Soon Ping Pappas	S-4	333-288912	10.31	July 24, 2025

10.32†	Director Services Agreement dated April 22, 2025 between Bio Green Med Solution, Inc. and Dr. Satis Waran Nair Krishnan	S-4	333-288912	10.32	July 24, 2025

10.33	Form of Warrant Exchange Agreement	8-K	000-50626	10.1	September 4, 2025

10.34	Form of Securities Purchase Agreement	8-K	000-50626	10.1	June 10, 2026

10.35	Form of Registration Rights Agreement	8-K	000-50626	10.2	June 10, 2026

10.36***	Amended and Restated Executive Officer Services Agreement dated July 13, 2026 between Bio Green Med Solution, Inc. and Datuk Dr. Doris Wong

10.37***	Amended and Restated Executive Officer Services Agreement dated July 13, 2026 between Bio Green Med Solution, Inc. and Kiu Cu Seng

10.38***	Form of Scheduled Wastes Transporter Agreement

10.39***	Form of Scheduled Wasters Management Services Agreement

21.1***	Subsidiaries of Bio Green Med Solution, Inc.

23.1***	Consent of Rimon, P.C. (included in Exhibit 5.1)

23.2*	Consent of Morison LC PLT

23.3*	Consent of SFAI Malaysia PLT

23.4***	Consent of Strategic Capital Advisory Sdn. Bhd.

24.1***	Power of Attorney

99.1*	Form of Bio Green Med Solution, Inc. Proxy Card.

107***	Filing Fee Table

†	Indicates a management contract or compensatory plan or arrangement.
*	Filed herewith.
**	To be filed by amendment
***	Previously filed

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Kuala Lumpur, Malaysia, on the 21st day of August 2026.

Bio Green Med Solution, Inc.

By:	Datuk Dr. Doris Wong
Name:	Datuk Dr. Doris Wong
Title:	Chief Executive Officer and Executive Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Datuk Dr. Doris Wong	Chief Executive Officer and Executive Director
Datuk Dr. Doris Wong	(Principal Executive Officer)	August 21, 2026

/s/ Kiu Cu Seng	Chief Financial Officer, Executive Director and Secretary
Kiu Cu Seng	(Principal Financial Officer and Principal Accounting Officer)	August 21, 2026

/s/ *
Inigo Angel Laurduraj	Director	August 21, 2026

/s/ *
Soon Ping Pappas	Director	August 21, 2026

/s/ *
Dr. Satis Waran Nair Krishnan	Director	August 21, 2026

*	The undersigned, pursuant to a power of attorney executed by each of the officers and directors above and filed with the SEC on June 16, 2026 in the signature page to Form S-4 and incorporated by reference, by signing his name hereto, does hereby sign and deliver this amendment to the registration statement on behalf of each of the persons noted above in the capacities indicated.

By:	/s/ Datuk Dr. Doris Wong
Name:	Datuk Dr. Doris Wong
Title:	Attorney-in-Fact

II-7